 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1997

                                                REGISTRATION NO. 333-19097
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 1 TO

                                 FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                       VITALINK PHARMACY SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                                             37-0903482
        DELAWARE                     8099                   (IRS EMPLOYER
     (STATE OR OTHER           (PRIMARY STANDARD         IDENTIFICATION NO.)
     JURISDICTION OF              INDUSTRIAL
    INCORPORATION OR       CLASSIFICATION CODE NO.)
      ORGANIZATION)

                             1250 EAST DIEHL ROAD
                          NAPERVILLE, ILLINOIS 60563
                                (630) 245-4800
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                             JAMES H. REMPE, ESQ.
                       VITALINK PHARMACY SERVICES, INC.
                             11555 DARNESTOWN ROAD
                       GAITHERSBURG, MARYLAND 20878-3200
                                (301) 681-9400
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
         W. LESLIE DUFFY, ESQ.                 RICHARD H. MILLER, ESQ.
        CAHILL GORDON & REINDEL
            80 PINE STREET             POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

          NEW YORK, NY 10005                         16TH FLOOR
            (212) 701-3000                   191 PEACHTREE STREET, N.E.
                                                  ATLANTA, GA 30303
                                                   (404) 572-6600

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of GranCare, Inc. ("GranCare") with and into the Registrant pursuant to the Merger Agreement described herein have been satisfied or are waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]











                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                            January 8, 1997

[LOGO OF GRAN CARE APPEARS HERE]

Dear Shareholder:

  A Special Meeting of Shareholders (the "Special Meeting") of GranCare, Inc., ("GranCare") will be held on Saturday, February 8, 1997 at 11:00 a.m., local time, at the offices of GranCare located at One Ravinia Drive, Suite 1500, Atlanta, Georgia.

  At the Special Meeting, holders of GranCare common stock, without par value ("GranCare Common Stock") as of December 10, 1996 (the "Special Meeting Record Date") will be asked to consider and vote upon the following matters:

    (1) The approval and adoption of an Amended and Restated Agreement and Plan of Distribution (the "Distribution Agreement") by and between GranCare and New GranCare, Inc., a Delaware corporation and a wholly-owned subsidiary of GranCare ("New GranCare"), dated as of September 3, 1996, pursuant to which, among other things: (i) GranCare's skilled nursing, home healthcare, assisted living and contract management businesses and related assets (collectively, the "Skilled Nursing Business") shall be transferred to New GranCare or one or more direct or indirect subsidiaries of New GranCare and (ii) all of the issued and outstanding capital stock of New GranCare, par value $0.001 per share ("New GranCare Common Stock") shall be distributed to the shareholders of GranCare (the "Distribution") such that each GranCare shareholder will receive one share of New GranCare Common Stock for each share of GranCare Common Stock held by such shareholder as of the record date set by the GranCare Board of Directors for the determination of GranCare shareholders entitled to receive the Distribution (the "Distribution Record Date").

    (2) The approval and adoption of an Agreement and Plan of Merger, dated as of September 3, 1996 (as amended through the date hereof, the "Merger Agreement"), by and between GranCare and Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink") pursuant to which, among other things:
  (i) following the Distribution, GranCare (whose sole remaining business following the completion of the Distribution will consist of the institutional pharmacy business (the "Institutional Pharmacy Business") conducted through its wholly-owned subsidiary TeamCare, Inc., a Delaware corporation ("TeamCare")) shall merge with and into Vitalink with Vitalink as the surviving corporation; and (ii) each share of GranCare Common Stock, shall be converted into the right to receive, and become exchangeable for,
  0.478 (the "Exchange Ratio") of a share of the common stock of Vitalink, $0.01 par value per share ("Vitalink Common Stock").

    (3) The approval and adoption of the New GranCare 1996 Stock Incentive Plan (the "1996 New GranCare Plan").

    (4) The approval and adoption of the New GranCare Annual Incentive Plan and Stockholder Value Program (the "Annual Incentive Plan and Stockholder Value Program") to be administered under the 1996 New GranCare Plan.

    (5) The approval of the possible adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of proposals (1) through (4) above, if appropriate.

    (6) Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Shareholder approval of the Distribution is being sought in accordance with the terms of the Merger Agreement and to ensure that the objectives of GranCare's shareholders are consistent with the objectives sought to be accomplished by the GranCare Board of Directors pursuant to the Distribution and the Merger. The Distribution is being undertaken by GranCare in contemplation of the Merger. Accordingly, the Distribution will not occur unless both the Distribution and Merger are approved by GranCare's shareholders and all of the conditions precedent to the Merger (other than the completion of the Distribution) have been satisfied, including, without limitation the approval of the Distribution and the Merger by GranCare's shareholders, the receipt of all necessary consents and approvals required from any governmental authorities and third parties including the expiration of the required waiting period under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, the receipt of certain tax opinions, the redemption, repurchase or modification of the terms of certain outstanding GranCare indebtedness, the issuance of an irrevocable letter of credit in favor of Vitalink by New GranCare (to support Vitalink's limited guaranty of certain obligations of New GranCare) and the determination that holders of less than 5% of the GranCare Common Stock issued and outstanding as of the record date for the Special Meeting shall have asserted their rights as dissenting shareholders pursuant to applicable California law. The Merger and Distribution are structured to be tax-free reorganizations in which neither GranCare, Vitalink nor their shareholders will recognize taxable gain except to the extent cash is paid in lieu of fractional shares.

  All options to purchase GranCare Common Stock outstanding as of the Effective Time of the Merger ("GranCare Options") will become, following the Merger, options to purchase such number of shares of Vitalink Common Stock as is obtained by multiplying the number of shares of GranCare Common Stock subject to such options by the Exchange Ratio. In addition, in connection with the Distribution, all holders of options to purchase GranCare Common Stock will receive an option to purchase such number of shares of New GranCare Common Stock as is equal to the number of shares of GranCare Common Stock subject to options (the "New GranCare Options") held by such option holders as of the Distribution Record Date. Approximately 38.4% of the exercise price of each GranCare Option will be allocated to and shall become the exercise price of the New GranCare Option issued in respect thereof and the remaining approximately 61.6% of such exercise price shall continue to be the exercise price of the existing GranCare Options which, in connection with the Merger will become options to purchase Vitalink Common Stock (the "Adjusted GranCare Options"). Upon completion of the Merger, the exercise price of the Adjusted GranCare Options will be further adjusted by dividing such exercise price by the Exchange Ratio.

  The GranCare Board of Directors has unanimously approved the Merger Agreement, the Distribution Agreement, the 1996 New GranCare Plan and the Annual Incentive Plan and the Stockholder Value Program described in the attached material and the transactions contemplated thereby and has determined that the Merger and Distribution are fair to and in the best interests of GranCare and its shareholders. The Board of Directors of GranCare recommends that the shareholders of GranCare vote in favor of the Merger Agreement, the Distribution Agreement, the 1996 New GranCare Plan and the Annual Incentive Plan and the Stockholder Value Program. You are urged to consider carefully all aspects of the proposed Merger and Distribution discussed in the attached Proxy Statement/Prospectus and the Prospectus of New GranCare (the "New GranCare Prospectus") attached to the Proxy Statement/Prospectus as Annex A.

  In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus relating to, among other things, the actions to be taken by GranCare shareholders at the Special Meeting, a proxy card and a Prospectus relating to the New GranCare Common Stock to be issued in the Distribution. The Proxy Statement/Prospectus more fully describes the proposed Merger and Distribution as well as the 1996 New GranCare Plan and the Annual Incentive Plan and Stockholder Value Program and includes information about TeamCare and Vitalink and also serves as a Prospectus for Vitalink with respect to the shares of Vitalink Common Stock to be issued upon the consummation of the Merger. The New Grancare Prospectus more fully describes the Distribution and includes information about New GranCare and the New GranCare Common Stock to be issued in the Distribution.

  All GranCare shareholders as of the Special Meeting Record Date are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed postage paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

                                          Sincerely,
                                          /s/ Gene E. Burleson
                                          Gene E. Burleson
                                          Chairman of the Board,
                                          President and Chief Executive
                                           Officer

                                GRANCARE, INC.
                         ONE RAVINIA DRIVE, SUITE 1500
                            ATLANTA, GEORGIA 30346

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON FEBRUARY 8, 1997

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of GranCare, Inc., a California corporation ("GranCare"), will be held on February 8, 1997, at 11:00 a.m., local time, at the offices of GranCare located at One Ravinia Drive, Suite 1500, Atlanta, Georgia to consider and vote upon the following matters more fully described in the accompanying Proxy Statement/Prospectus and Prospectus of New GranCare:

  1. The approval and adoption of an Amended and Restated Agreement and Plan of Distribution (the "Distribution Agreement") by and between GranCare and New GranCare, Inc., a Delaware corporation and wholly-owned subsidiary of GranCare ("New GranCare"), dated as of September 3, 1996, pursuant to which, among other things: (i) all of GranCare's skilled nursing, home healthcare, assisted living and contract management businesses and related assets (collectively, the "Skilled Nursing Business") shall be transferred to New GranCare or one or more direct or indirect subsidiaries of New GranCare and (ii) all of the issued and outstanding capital stock of New GranCare, par value $0.001 per share ("New GranCare Common Stock") shall be distributed to the shareholders of GranCare (the "Distribution") such that each GranCare shareholder will receive one share of New GranCare Common Stock for each share of GranCare common stock without par value ("GranCare Common Stock") held by such shareholder as of the record date set by the GranCare Board of Directors for the determination of GranCare shareholders entitled to receive the Distribution (the "Distribution Record Date").

  2. The approval and adoption of an Agreement and Plan of Merger, dated as of September 3, 1996 (as amended through the date hereof, the "Merger Agreement"), by and between GranCare and Vitalink Pharmacy Services, Inc. ("Vitalink") pursuant to which, among other things: (i) following the Distribution, GranCare (whose sole remaining business following the completion of the Distribution will consist of the institutional pharmacy business (the "Institutional Pharmacy Business") conducted through its wholly-owned subsidiary TeamCare, Inc., a Delaware corporation ("TeamCare")) shall merge with and into Vitalink with Vitalink as the surviving corporation; and (ii) each share of GranCare Common Stock, shall be converted into the right to receive, and become exchangeable for, 0.478 (the "Exchange Ratio") of a share of the common stock of Vitalink, $0.01 par value per share ("Vitalink Common Stock").

  3. The approval and adoption of the New GranCare 1996 Stock Incentive Plan (the "1996 New GranCare Plan").

  4. The approval and adoption of the New GranCare Annual Incentive Plan and Stockholder Value Program (the "Annual Incentive Plan and Stockholder Value Program") to be administered under the 1996 New GranCare Plan.

  5. The approval of the possible adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of proposals (1) through
     (4) above.

  6. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  The Distribution is being undertaken by GranCare in contemplation of the Merger and will not occur unless both the Distribution and Merger (collectively, the "Transactions") are approved by GranCare's shareholders and until all of the conditions precedent to the Merger have been satisfied. Only GranCare shareholders of record at the close of business on December 10, 1996 are entitled to notice of, and to vote at, the Special Meeting, or at any adjournment or postponement thereof.

  Shareholders of GranCare who object to the Transactions and follow the procedures set forth in Chapter 13 of the California General Corporation Law (the "CGCL") will have the right to dissent from the Transactions and to have paid to them the "fair market value" of their shares in accordance with Chapter 13 of the CGCL; provided however, that the Merger Agreement provides that it is a condition to the Merger that shareholders holding less than 5% of the GranCare Common Stock shall have demanded such payment. The Proxy Statement/Prospectus contains a discussion of the rights of dissenting shareholders and the complete text of Chapter 13 of the CGCL.

                                          By order of the Board of Directors,
                                          /s/ Evrett W. Benton
                                          Evrett W. Benton
                                          Executive Vice President, General
                                           Counsel and Secretary

  THE DISTRIBUTION AND THE MERGER REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF GRANCARE COMMON STOCK. THE 1996 NEW GRANCARE PLAN AND THE ANNUAL INCENTIVE PLAN AND STOCKHOLDER VALUE PROGRAM REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE AT A MEETING WHERE A QUORUM IS PRESENT. THE DISTRIBUTION WILL NOT OCCUR AND THE 1996 NEW GRANCARE PLAN AND THE ANNUAL INCENTIVE PLAN AND STOCKHOLDER VALUE PROGRAM WILL NOT BE ADOPTED UNLESS BOTH THE MERGER AND THE DISTRIBUTION ARE APPROVED.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

[LOGO OF VITALINK APPEARS HERE]

                                                           JANUARY 8, 1997

Dear Stockholder:

  I enclose an Information Statement concerning the proposed merger (the "Merger") of GranCare, Inc., a California corporation ("GranCare") with and into Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"). Subject to the approval of GranCare's shareholders and the satisfaction or waiver of certain other conditions, GranCare's skilled nursing, home healthcare, assisted living and contract management businesses and related assets will be transferred to a wholly-owned subsidiary of GranCare and all of the outstanding capital stock of that subsidiary will be distributed to the GranCare shareholders. Following this distribution GranCare's only remaining business will be its institutional pharmacy business which will be merged with and into Vitalink.

  In the Merger, each outstanding share of common stock of GranCare ("GranCare Common Stock") will be exchanged for 0.478 of a share (the "Exchange Ratio") of Vitalink common stock, par value $.01 (the "Vitalink Common Stock"). Vitalink will incur or assume approximately $118.0 million of indebtedness (including an approximately $10 million consent fee) in connection with the Merger (before giving effect to an offsetting cash payment from GranCare), and will also assume options to purchase GranCare Common Stock which will become options to purchase Vitalink Common Stock at an exercise price determined as set forth in the Information Statement. The Merger is structured to be a tax-free reorganization in which neither GranCare, Vitalink nor their shareholders will recognize taxable gain except to the extent cash is paid in lieu of any fractional shares. Manor Care, Inc., a Delaware corporation owns approximately 82.3% of the voting power of the Vitalink Common Stock and will approve (i) the Merger and (ii) an increase in the number of authorized shares of Vitalink Common Stock from 30,000,000 to 80,000,000, by written consent on February 8, 1997. The General Corporation Law of the State of Delaware requires no further action by the stockholders of Vitalink to approve or consummate the Merger and no such approval will be sought. Vitalink will not hold a meeting of its stockholders in connection with the merger.

  The Board of Directors of Vitalink has carefully reviewed and considered the terms and conditions of the Merger. In addition, it has received the opinion of Chase Securities Inc. to the effect that the Exchange Ratio is fair, from a financial point of view, to Vitalink. After considering the merits of the Merger and the opinion of Chase Securities, your Board of Directors has determined that the Merger is in the best interests of, and is fair to, Vitalink's public stockholders.

  Details of the Merger and other information concerning it and certain related transactions are set forth in the accompanying Information Statement. I urge you to read it carefully.

                                          Sincerely,

                                          /s/ Donald C. Tomasso
                                          Donald C. Tomasso
                                          Chairman and Chief Executive Officer

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 8, 1997
                           PROXY STATEMENT/PROSPECTUS

                                  ----------

                                 GRANCARE, INC.

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON FEBRUARY 8, 1997.

                                  ----------

                        VITALINK PHARMACY SERVICES, INC.

                        PROSPECTUS/INFORMATION STATEMENT

UP TO 12,443,920 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF VITALINK
                            PHARMACY SERVICES, INC.

  This Proxy Statement/Prospectus/Information Statement ("Proxy Statement/Prospectus") is being furnished to shareholders of GranCare, Inc., a California corporation ("GranCare"), in connection with the solicitation of proxies by the Board of Directors of GranCare for use at the Special Meeting of Shareholders (including any adjournment or postponement thereof) to be held on February 8, 1997 (the "Special Meeting"). The Special Meeting has been called to consider the proposal to merge GranCare's institutional pharmacy business into Vitalink Pharmacy Services, Inc. ("Vitalink") in exchange for Vitalink common stock, par value $0.01 per share ("Vitalink Common Stock").

  At a Special Meeting, shareholders of GranCare will be asked to consider and vote upon, and this Proxy Statement/Prospectus relates to, the following proposals: (1) the approval and adoption of an Amended and Restated Agreement and Plan of Distribution (the "Distribution Agreement") by and between GranCare and New GranCare, Inc., a Delaware corporation and wholly-owned subsidiary of GranCare ("New GranCare"), dated as of September 3, 1996, pursuant to which, among other things: (i) GranCare's skilled nursing, home healthcare, assisted living and contract management businesses and related assets (collectively, the "Skilled Nursing Business") will be transferred to New GranCare or one or more direct or indirect subsidiaries of New GranCare and (ii) all of the issued and outstanding common stock of New GranCare, par value $0.001 per share ("New GranCare Common Stock") shall be distributed to the shareholders of GranCare (the "Distribution"; and, together with the Merger, the "Transactions") such that each GranCare shareholder will receive one share of New GranCare Common Stock for each share of GranCare common stock, without par value ("GranCare Common Stock") held by such shareholder as of the date set by the GranCare Board of Directors for the determination of shareholders entitled to receive the Distribution (the "Distribution Record Date"); (2) the approval and adoption of an Agreement and Plan of Merger, dated as of September 3, 1996, (as amended through the date hereof, the "Merger Agreement"), by and between GranCare and Vitalink pursuant to which, among other things: (i) following the Distribution, GranCare (whose sole remaining business following the completion of the Distribution will consist of the institutional pharmacy business (the "Institutional Pharmacy Business") conducted through its wholly-owned subsidiary TeamCare, Inc., a Delaware corporation ("TeamCare")) shall merge with and into Vitalink with Vitalink as the surviving corporation (the "Merger"); and (ii) each share of GranCare Common Stock, shall be converted into the right to receive, and become exchangeable for, 0.478 (the "Exchange Ratio") of a share of Vitalink Common Stock; (3)

                                                        (Continued on next page)

  SEE "RISK FACTORS" ON PAGE 24 OF THIS PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT GRANCARE SHAREHOLDERS SHOULD CONSIDER WITH RESPECT TO THE DISTRIBUTION AND THE MERGER AND THE SECURITIES BEING OFFERED HEREBY.

                                  ----------

  This Proxy Statement/Prospectus is accompanied by a copy of Vitalink's Annual Report on Form 10-K for the year ended May 31, 1996 and Quarterly Report on Form 10-Q for the three month period ended August 31, 1996.

                                  ----------

THE SECURITIES ISSUABLE IN THE MERGER  HAVE NOT BEEN APPROVED OR DISAPPROVED BY
 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS   THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES
  COMMISSION PASSED  UPON THE  ACCURACY OR ADEQUACY  OF THIS  PROSPECTUS. ANY
   REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE  NEW  GRANCARE  COMMON  STOCK  IS  BEING  ISSUED  PURSUANT  TO  A  SEPARATE
 PROSPECTUS AND  NOT PURSUANT  TO THIS PROXY  STATEMENT/PROSPECTUS. A  COPY OF
  THE PROSPECTUS RELATING  TO THE SHARES  OF NEW GRANCARE COMMON  STOCK TO BE
   ISSUED IN THE DISTRIBUTION IS ATTACHED TO THIS PROXY
                       STATEMENT/ PROSPECTUS AS ANNEX A.

                                  ----------

      THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY , 1997 the approval and adoption of the New GranCare 1996 Stock Incentive Plan (the "1996 New GranCare Plan"); (4) the approval and adoption of the New GranCare Annual Incentive Plan and Stockholder Value Program to be administered under the 1996 New GranCare Plan (the "Annual Incentive Plan and Stockholder Value Program"); (5) the approval of the possible adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of proposals (1) through (4) above; and (6) such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. In connection with the Merger, Vitalink will issue up to 11.6 million shares of Vitalink Common Stock which together with the debt incurred or assumed in connection with the Merger and the allocated costs and expenses represent an estimated transaction value of approximately $355 million. As of January 7, 1997, the last reported bid price for the Vitalink Common Stock on the Nasdaq National Market System ("Nasdaq") was $23 and the last reported sales price for the GranCare Common Stock on the New York Stock Exchange Composite Tape ("NYSE") was $17 7/8. The Merger Agreement and Distribution Agreement are attached as Annex B and Annex C, respectively to this Proxy Statement/Prospectus.

  The purpose of the Transactions is to merge the Institutional Pharmacy Business of GranCare with Vitalink while leaving the Skilled Nursing Business of GranCare in a separate publicly held company owned by existing GranCare shareholders. Immediately following the Distribution the name of New GranCare will be changed to "GranCare, Inc." The Merger is expected to be consummated immediately following the Distribution.

  The Board of Directors of GranCare unanimously recommends that shareholders of GranCare vote FOR all of the foregoing proposals.

VOTE REQUIRED FOR APPROVAL

  The approval of proposals 1 and 2 above requires the affirmative vote of a majority of the issued and outstanding shares of GranCare Common Stock. The approval of proposals 3 and 4 above requires the affirmative vote of a majority of shares of GranCare Common Stock represented and entitled to vote at the Special Meeting. Each share of GranCare Common Stock will entitle the holder thereof to one vote on each matter that may properly come before the Special Meeting. Approval of the Distribution and the Merger will be considered and voted upon separately by GranCare shareholders, but neither the Merger nor the Distribution will be effected unless both transactions are first approved by the GranCare shareholders. Only GranCare shareholders of record at the close of business on December 10, 1996 (the "Special Meeting Record Date") are entitled to notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof. If the Merger and Distribution are not effected, proposals 3 and 4 will not be implemented.

VITALINK INFORMATION STATEMENT

  This Proxy Statement/Prospectus is also being mailed on or about January 10, 1997 as an Information Statement (the "Vitalink Information Statement") to stockholders of Vitalink on the Vitalink Record Date, (as hereinafter defined) and constitutes the notice of corporate action without meeting required by
Section 228(d) of the DGCL. The record date for stockholders entitled to notice of the Merger was November 15, 1996 (the "Vitalink Record Date"). As of the Vitalink Record Date there were 13,979,700 shares of issued and outstanding Vitalink Common Stock. On the Vitalink Record Date, Manor Care, Inc., a Delaware corporation ("Manor Care"), owned approximately 82.3% of the voting power of the Vitalink Common Stock. Manor Care, as the owner of more than 50% of the voting power of Vitalink Common Stock, will approve the Merger and approve an increase in the number of authorized shares of Vitalink Common Stock from 30,000,000 to 80,000,000 by written consent on February 8, 1997. Pursuant to the General Corporation Law of the State of Delaware ("DGCL"), other than such written consent, no further action by the stockholders of Vitalink is necessary to approve or consummate the Merger and no such approval will be sought. Vitalink will not hold a meeting of its stockholders in connection with the Merger.


  WE ARE NOT ASKING THE STOCKHOLDERS OF VITALINK FOR A PROXY AND SUCH STOCKHOLDERS ARE REQUESTED NOT TO SEND US A PROXY.

  This Proxy Statement/Prospectus also constitutes the prospectus of Vitalink filed with the Securities and Exchange Commission (the "Commission") as a part of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Vitalink Common Stock to be issued to shareholders of GranCare upon the consummation of the Merger.

  All information concerning GranCare contained or incorporated by reference in this Proxy Statement/Prospectus has been furnished by GranCare, and all information concerning Vitalink prior to the consummation of the Merger contained or incorporated by reference in this Proxy Statement/Prospectus has been furnished by Vitalink.

  Shareholders are urged to read and carefully consider the information contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus, the letter to GranCare shareholders, the notice to GranCare shareholders and the related form of proxy are first being mailed or delivered to GranCare shareholders on or about January 10, 1997. Any GranCare shareholder who has given his, her or its proxy may revoke it at any time prior to its use. See "The Special Meeting--Voting of Proxies."

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................   1
INCORPORATION OF DOCUMENTS BY REFERENCE..................................   2
SUMMARY..................................................................   3
RISK FACTORS.............................................................  24
THE COMPANIES............................................................  29
  Vitalink's Business....................................................  29
  GranCare's Institutional Pharmacy Business.............................  34
SELECTED HISTORICAL COMBINED FINANCIAL DATA OF TEAMCARE, INC.............  41
TEAMCARE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  42
  General................................................................  42
  Results of Operations..................................................  42
  Liquidity and Capital Resources........................................  45
  Impact of Inflation....................................................  46
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS..............  47
THE SPECIAL MEETING......................................................  53
  Date, Time and Place...................................................  53
  Purpose of Special Meeting.............................................  53
  Special Meeting Record Date; Voting Rights; Proxies....................  54
  Voting of Proxies......................................................  54
  Required Vote..........................................................  54
  Proxy Solicitation.....................................................  55
DESCRIPTION OF THE TRANSACTIONS..........................................  56
  Background of the Transactions.........................................  56
  The Distribution and the Merger........................................  58
  GranCare's Reasons for the Merger; Recommendation of the Board of
   Directors of GranCare.................................................  58
  Opinion of GranCare's Financial Advisor................................  61
  Vitalink's Reasons for the Merger......................................  66
  Opinion of Vitalink's Financial Advisor................................  67
  Directors and Officers of Vitalink Following the Merger................  72
  Interests of Certain Persons in the Transactions.......................  74
  Accounting Treatment...................................................  76
  Expenses...............................................................  76
  Dissenters' Rights.....................................................  76
THE MERGER AGREEMENT.....................................................  79
  General................................................................  79
  No Fractional Vitalink Common Stock....................................  79
  Effect of Merger on GranCare Adjusted Options..........................  80
  Representations and Warranties.........................................  80
  Covenants..............................................................  81
  No Solicitation........................................................  81
  Outstanding GranCare Debt..............................................  82
  Conditions.............................................................  82
  Termination............................................................  83
  Termination Fees and Expenses..........................................  85

                                                                          PAGE
                                                                          ----
  Indemnification; Insurance.............................................  86
  Amendment..............................................................  87
  Waivers; Consents......................................................  87
THE DISTRIBUTION AGREEMENT...............................................  88
  Contribution of Skilled Nursing Business to New GranCare...............  88
  Consummation of the Distribution; Treatment of GranCare Stock Options..  89
  Manner of Effecting the Distribution...................................  90
  Listing of New GranCare Common Stock; Restrictions on Resale...........  91
  Treatment of Certain Indebtedness......................................  91
  Expenses...............................................................  95
  Conditions.............................................................  95
  Terms of the Distribution Agreement....................................  95
  Terms of the Employee Benefits Agreement...............................  97
  Terms of the Non-competition Agreement.................................  98
  Terms of the Shareholders Agreement....................................  98
  Terms of the Interim Services Agreement................................  99
  Terms of the Voting Agreement..........................................  99
  Terms of the Tax Allocation Agreement..................................  99
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................. 102
  Tax Opinions........................................................... 102
  The Distribution....................................................... 103
  The Merger............................................................. 103
  Possible Future Legislation............................................ 104
  Back-up Withholding Requirements....................................... 104
RELATIONSHIP BETWEEN VITALINK AND MANOR CARE............................. 105
  General................................................................ 105
  Administrative Services Agreement...................................... 105
  Tax Agreements......................................................... 106
  Intercompany Debt and Credit Agreement................................. 106
  Manor Care Pharmacy, Infusion Therapy and Consulting Services
   Agreements............................................................ 106
  Master Agreement for Pharmacy Services................................. 106
  Master Agreement for Infusion Therapy Services......................... 107
  Master Pharmacy Consulting Agreement................................... 107
  Pharmacy Services Consultant Agreement................................. 107
  Anticipated Changes in the Relationship Between Vitalink and Manor
   Care.................................................................. 108
EXISTING CONTRACTUAL ARRANGEMENTS BETWEEN TEAMCARE AND NEW GRANCARE...... 108
  Terms of the Pharmaceutical Supply Agreements.......................... 108
DESCRIPTION OF THE VITALINK CREDIT FACILITY.............................. 109
CONFLICTS OF INTEREST.................................................... 110
RESTRICTIONS ON RESALE OF VITALINK COMMON STOCK.......................... 110
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
 VITALINK................................................................ 111
DESCRIPTION OF VITALINK CAPITAL STOCK.................................... 112
COMPARATIVE RIGHTS OF STOCKHOLDERS....................................... 113
  General................................................................ 113
  Size of the Board of Directors......................................... 113

                                                                           PAGE
                                                                           ----
  Cumulative Voting......................................................  113
  Change in Number of Directors..........................................  114
  Removal of Directors...................................................  114
  Filling Vacancies on the Board of Directors............................  114
  Amendment of Certificate...............................................  115
  Amendment of the Bylaws................................................  115
  Action by Written Consent..............................................  116
  Indemnification and Elimination of Directors' Monetary Liability for
   Breach of Duty of Care................................................  116
  Shareholder Vote for Mergers and Other Reorganizations.................  117
  Stockholder Approval of Certain Business Combinations..................  118
  Interested Director Transactions.......................................  119
  Shareholder Derivative Suits...........................................  120
  Appraisal Rights.......................................................  120
  Dissolution............................................................  120
  Inspection of Shareholder Lists........................................  121
  Anti-Takeover Measures.................................................  121
  Classified Board of Directors..........................................  121
  Special Meetings of Stockholders.......................................  121
  Application of General Corporation Law of California to Delaware
   Corporations..........................................................  122
  Dividends and Repurchases of Shares; Par Value; Capital and Surplus....  122
ADOPTION AND APPROVAL OF NEW GRANCARE 1996 STOCK INCENTIVE PLAN..........  122
  General................................................................  122
  Federal Income Tax Consequences of the 1996 New GranCare Plan..........  124
ADOPTION AND APPROVAL OF THE NEW GRANCARE ANNUAL INCENTIVE PLAN AND
 STOCKHOLDER VALUE PROGRAM...............................................  125
  Annual Incentive Plan..................................................  125
  Federal Income Tax Consequences of the Annual Incentive Plan...........  125
  Stockholder Value Program..............................................  126
  Federal Income Tax Consequences of the Stockholder Value Program.......  127
SHAREHOLDER PROPOSALS....................................................  127
LEGAL MATTERS............................................................  128
EXPERTS..................................................................  128
INDEX TO FINANCIAL STATEMENTS............................................  F-1
Annex A--Prospectus Relating to New GranCare Common Stock to be Issued in
 the Distribution........................................................  A-1
Annex B--Merger Agreement (As Amended)...................................  B-1
Annex C--Amended and Restated Distribution Agreement.....................  C-1
Annex D--Form of Fairness Opinion of PaineWebber Incorporated............  D-1
Annex E--Form of Fairness Opinion of Chase Securities Inc................  E-1
Annex F--Chapter 13 of the General Corporation Law of the State of
 California..............................................................  F-1

                             AVAILABLE INFORMATION

  Vitalink and GranCare are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission") relating to their business, financial position, results of operations and other matters. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Vitalink Common Stock is quoted on the Nasdaq. The GranCare Common Stock is listed on the NYSE. Such reports, proxy statements and other materials can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 (with respect to GranCare) and the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006 (with respect to Vitalink). Such reports, proxy statements and other information can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov).

  Vitalink has filed with the Commission the Registration Statement under the Securities Act with respect to the Vitalink Common Stock offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to Vitalink, GranCare and the Vitalink Common Stock offered hereby.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VITALINK, GRANCARE OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GRANCARE OR VITALINK SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by Vitalink (File No. 1-0-19820) and GranCare (File No. 1-1-19571) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

    1. Vitalink's Annual Report on Form 10-K for the year ended May 31, 1996 and Forms 10-K/A filed with the Commission on December 23, 1996;

    2. Vitalink's Quarterly Report on Form 10-Q for the quarter ended August 31, 1996;

    3. GranCare's Annual Report on Form 10-K for the year ended December 31, 1995 and Forms 10-K/A filed with the Commission on December 23, 1996 and December 31, 1996;

    4. GranCare's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 each as amended on Forms 10-Q/A filed with the Commission on December 23, 1996 and December 31, 1996; and

    5. GranCare's Current Report on Form 8-K dated September 5, 1996.

  All documents and reports filed by GranCare pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO VITALINK, TO VITALINK PHARMACY SERVICES, INC., 11555 DARNESTOWN ROAD, GAITHERSBURG, MD 20878-3200 (TELEPHONE NUMBER (301) 979-3000), ATTN: SECRETARY, OR, IN THE CASE OF DOCUMENTS RELATING TO GRANCARE, TO GRANCARE, INC., ONE RAVINIA DRIVE, SUITE 1500, ATLANTA, GA 30346 (TELEPHONE NUMBER (770) 393-0199), ATTN: ASSISTANT SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE INCORPORATED DOCUMENTS, REQUESTS SHOULD BE RECEIVED PRIOR TO JANUARY 24, 1997.

                                    SUMMARY

  The following is a summary of certain information contained in this Proxy Statement/Prospectus. This summary does not contain a complete statement of all material information relating to Vitalink, GranCare, New GranCare, TeamCare, the Distribution, the Distribution Agreement, the Merger or the Merger Agreement and is qualified in all respects by reference to the more detailed information and financial statements contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. For information regarding New GranCare, GranCare shareholders should review the prospectus of New GranCare attached hereto as Annex A.

                                    GENERAL

                                 THE COMPANIES


Vitalink Pharmacy Services,
 Inc. 1250 East Diehl Road
 Naperville, Illinois 60563
 (630) 245-4800.............  Vitalink provides institutional pharmacy services to nursing facilities and other institutions. Vitalink presently operates 23 institutional pharmacies and four regional infusion pharmacies, which specialize in pharmaceutical dispensing of individual medications, pharmacy consulting (drug regimen review of potential medication interaction as well as regulatory compliance with medication and administration guidelines) and infusion therapy products. Vitalink, through its subsidiary, Vitalink Infusion Services, Inc., provides parenteral and enteral nutrition products to patients who qualify under Medicare Part B and bills Medicare directly for these products. Manor Care presently owns approximately 82.3% of the outstanding Vitalink Common Stock. Subsequent to the consummation of the Merger, Manor Care will own on a fully-diluted basis, approximately 45% of the outstanding Vitalink Common Stock.


GranCare, Inc. One Ravinia
 Drive Suite 1500 Atlanta,
 GA 30346 (770) 393-0199....  GranCare is a leading provider of comprehensive post-acute health care services, primarily skilled nursing and subacute care, pharmacy services, contract management, assisted living and home health care. GranCare provides these services through 140 long-term care facilities (136 skilled nursing facilities and four assisted living facilities), and 12 programs operated by GranCare's home health division (home health, hospice and private duty, each in the States of California, Indiana, Michigan and Wisconsin) and, through its contract management business, GranCare manages approximately 145 medical programs in acute care hospitals. GranCare provides institutional pharmacy services primarily through its TeamCare subsidiary, which operates 25 institutional pharmacies with eight satellite locations and six related pharmacy businesses all of which will be acquired by Vitalink in connection with the Merger.

Operations of Combined
 Companies..................  Following the Merger, Vitalink will provide institutional pharmacy services and operate 48 institutional pharmacies with eight satellite locations, six related pharmacy businesses and four regional infusion pharmacies.

                              THE SPECIAL MEETING


Date, Place and Time........  The Special Meeting will be held on February 8,
                              1997 at 11:00 a.m., local time, at the offices of GranCare located at One Ravinia Drive, Suite 1500, Atlanta, Georgia.

Purpose of the Special
 Meeting....................  At the Special Meeting, the holders of shares of
                              GranCare Common Stock will consider and vote upon
                              (i) the approval and adoption of the Distribution Agreement and the other transactions as are contemplated thereby as a result of which the GranCare shareholders will retain their equity ownership interest in the Skilled Nursing Business of GranCare (the "Distribution Proposal"); (ii) the approval and adoption of the Merger Agreement and the other transactions contemplated thereby as a result of which the Institutional Pharmacy Business of GranCare will be merged with and into Vitalink (the "Merger Proposal"); (iii) the approval and adoption of the 1996 New GranCare Plan (the "Plan Proposal");
                              (iv) the approval and adoption of the Annual
                              Incentive Plan and Stockholder Value Program (the "Incentive Plan Proposal"); (v) the approval of the possible adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of proposals (i) through (iv) above, if deemed appropriate (the "Adjournment Proposal"); and (vi) such other business as may properly come before the Special Meeting. See "The Transactions."

Required Vote...............  Under the California General Corporation Law
                              ("CGCL"), the affirmative vote of a majority of the issued and outstanding shares of GranCare Common Stock will be required to approve the Merger Proposal. Although the Distribution Proposal and the Merger Proposal will be voted on separately, the Merger Agreement provides that the Merger will not be consummated unless the Distribution Proposal is approved by GranCare shareholders. The Distribution Proposal will be adopted if approved by the affirmative vote of a majority of the issued and outstanding shares of GranCare Common Stock. The affirmative vote of a majority of the shares of GranCare Common Stock represented and entitled to vote at the Special Meeting will be required to separately approve the 1996 New GranCare Plan and the Annual Incentive Plan and Stockholder Value Program (collectively, the "Incentive Plan Proposal"). Each director and executive officer of GranCare has advised GranCare that he or she intends to vote or direct the vote of all shares of GranCare Common Stock over which he or she has voting control (a total of 2,118,460 or approximately 9%, of the outstanding shares of GranCare Common Stock as of December 10, 1996) in favor of approval of each of the various proposals to be considered and voted on at the Special Meeting. The directors and executive officers of Vitalink do not beneficially own any shares of GranCare Common Stock. See "The Special Meeting--Required Vote."

Recommendation of the Board
 of Directors of GranCare...  On September 3, 1996, the Board of Directors of
                              GranCare determined that the Transactions consti-tute a significant strategic opportunity for GranCare's Institutional Pharmacy Business as well as the Skilled Nursing Business and that the terms of the Transactions are fair to and in the best interests of GranCare and its shareholders. As a result, the GranCare Board of Directors unanimously approved the Transactions (including the Distribution Agreement and the Merger Agree-
                              ment) and unanimously adopted a resolution recom-mending that GranCare shareholders vote in favor of approval of the Transactions. See "Description of the Transactions--GranCare's Reasons for the Merger; Recommendation of the Board of Directors of GranCare."

Revocability of Proxies.....  Any proxy given pursuant to this solicitation may be revoked with respect to any proposal at any time prior to the vote on such proposal. Proxies may be revoked by attending the Special Meeting and giving notice of revocation in open meeting or voting in person. Alternatively, proxies may be revoked by executing a written notice of revocation bearing a later date than the date of the proxy or executing a later dated proxy relating to the same shares of GranCare Common Stock and, in either case, delivering such notice or proxy to the Secretary of GranCare before the taking of any vote at the Special Meeting. See "The Special Meeting--Voting of Proxies."

Record Date.................  Only holders of GranCare Common Stock on December
                              10, 1996 (the "Special Meeting Record Date") will be entitled to notice of and to vote at the Special Meeting. On the Special Meeting Record Date, there were 23,677,925 shares of GranCare Common Stock held by approximately 1,035 holders of record.

Action Taken by the Board
 of Directors of Vitalink...  At a meeting held on September 3, 1996 the Board of Directors of Vitalink unanimously approved the Merger Agreement, an increase in the number of authorized shares of Vitalink Common Stock from 30,000,000 to 80,000,000 and the other transactions contemplated by the Merger Agreement as they believe that the terms of the Merger Agreement are consistent with and in furtherance of the long-term business strategy of Vitalink and are fair to and in the best interests of Vitalink and its stockholders. See "Description of the Transactions--Vitalink's Reasons for the Merger."

Action Taken by Manor
 Care.......................  Manor Care, a holder of approximately 82.3% of the outstanding Vitalink Common Stock, will approve (i) the Merger Agreement and

                              (ii) an increase in the number of authorized shares of Vitalink Common Stock from 30,000,000 to 80,000,000 by written consent on February 8, 1997.

                                THE TRANSACTIONS

The Transactions............  Subject to the approval of GranCare's shareholders and the satisfaction or waiver of certain other conditions, (i) GranCare's Skilled Nursing Business shall be transferred to New GranCare, a wholly-owned subsidiary of GranCare, and all of the New GranCare Common Stock shall be distributed to the shareholders of GranCare and
                              (ii) GranCare's only remaining business will be the Institutional Pharmacy Business, which shall be acquired by Vitalink upon the Merger of GranCare into Vitalink. Vitalink shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware and the separate existence of GranCare shall cease. As a result of the Distribution, New GranCare shall become an independent company owned by the shareholders of GranCare as of the Distribution Record Date. Immediately following the Distribution the name of New GranCare shall be changed to "GranCare, Inc."

Vitalink Board and CEO......  The Vitalink Board of Directors will consist of eight members immediately following the
                              consummation of the Merger, four designated by GranCare (the "GranCare Nominees") and four designated by Manor Care. See "Description of the Transactions--Directors and Officers of Vitalink Following the Merger." Immediately following the consummation of the Merger, GranCare's Chief Executive Officer, Gene E. Burleson, will become Vitalink's Chief Executive Officer and a member of Vitalink's Board of Directors. In addition, pursuant to a Shareholders Agreement to be entered into by Manor Care and Vitalink as of the Effective Time of the Merger (the "Shareholders Agreement"), Manor Care has agreed, for a period of three years from the Effective Time of the Merger, to vote all shares of Vitalink Common Stock beneficially owned by Manor Care in favor of the election of the GranCare Nominees (or any successor to any such nominee designated by a majority of the then remaining GranCare Nominees) as Vitalink directors.

Result of the Distribution
 and the Merger.............  Each shareholder of GranCare shall receive, as a consequence of the Distribution, one share of New GranCare Common Stock for each share of GranCare Common Stock owned as of the Distribution Record Date. As a consequence of the Merger, each GranCare shareholder will receive 0.478 of a share of Vitalink Common Stock for each share of GranCare Common Stock owned as of the Effective Time of the Merger (subject to adjustment for stock splits, reclassifications, recapitalizations or otherwise). Holders of GranCare Common Stock shall not be entitled to receive fractional shares of Vitalink Common Stock and shall not be entitled to receive dividends on or vote such fractional shares of Vitalink Common Stock and shall receive, in lieu of such fractional shares, cash in an amount equal to such fraction multiplied by the Average Market Value (as hereinafter defined). No GranCare shareholder will receive cash in an amount equal to or greater than the value of one full share of Vitalink Common Stock. See "The Merger Agreement--General."

                              As a consequence of the Merger, Vitalink will also assume certain items of GranCare's consolidated indebtedness including existing long-term indebtedness of GranCare associated with the operation of the Institutional Pharmacy Business (approximately $11.4 million at August 31, 1996 which will be reduced by the retirement of $3.4 million of TeamCare debt by GranCare prior to the Merger) and will become liable for a $10.0 million consent fee (the "Consent Fee") to be paid to Health and Retirement Properties Trust ("HRPT") which will be promptly reimbursed to Vitalink by New GranCare following the completion of Merger. In addition, Vitalink will incur indebtedness under a $200 million revolving credit facility to be executed prior to the Effective Time of the Merger between Vitalink, certain of its subsidiaries and The Chase Manhattan Bank, as agent, and the lenders party thereto (the "Vitalink Credit Facility") to refinance GranCare's $100.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2005 (the "Senior Subordinated Notes"), which are expected to be tendered pursuant to a tender offer which was commenced December 18, 1996 (the "Tender Offer") for all such Senior Subordinated Notes and Vitalink will assume any Senior Subordinated Notes not so tendered. It is estimated that Vitalink will incur or assume approximately $118.0 million of indebtedness (including the Consent Fee) prior to an offsetting payment by New GranCare pursuant to a formula set forth in the Distribution Agreement currently estimated to be approximately $20.9 million. See "The Distribution Agreement-- Treatment of Certain Indebtedness."

                              As a consequence of the Distribution, each holder of options (the "GranCare Options") to purchase shares of GranCare Common Stock will receive options (the "New GranCare Options") to purchase such number of shares of New GranCare Common Stock as is equal to the number of shares of GranCare Common Stock subject to GranCare Options held by such holder as of the Distribution Record Date. The exercise prices of all GranCare Options will be allocated between the New GranCare Options issued in respect of such GranCare Options and the existing GranCare Options pursuant to a formula. As a result of the application of such formula, approximately 38.4% of the exercise price of each GranCare Option will be allocated to and shall become the exercise price of the New GranCare Option and approximately 61.6% of such exercise price shall be allocated to and shall become the exercise price of the existing GranCare Options (the "Adjusted GranCare Options"). The terms and conditions of the New GranCare Options will be the same as the terms of the GranCare Options prior to the Distribution. As a result of the Merger, Vitalink will assume all of the Adjusted GranCare Options. Each Adjusted GranCare Option will be exercisable upon the same terms and conditions as under the applicable GranCare plan and the applicable option agreement issued thereunder, except that
                              (i) each such option shall be exercisable for that number of shares of Vitalink Common Stock as is equal to the number of shares of GranCare Common Stock that would have been acquired upon exercise of such option as of the Effective Time of the Merger multiplied by the Exchange Ratio. As a result of the Merger, the exercise price of each Adjusted GranCare Option will be further adjusted to give effect to the Exchange Ratio. See "The Distribution Agreement--Consummation of the Distribution; Treatment of GranCare Stock Options."

GranCare's Reasons for the
 Transactions...............  After considering the benefits and possible detriments of each of the factors described below, the GranCare Board of Directors determined that the terms of the Transactions are fair to and in the best interests of GranCare and its shareholders. The conclusion of the Board of Directors of GranCare with respect the Transactions is based upon a number of factors. In reaching its decision, the GranCare Board of Directors considered the economic terms of the Transactions and the advantages it affords GranCare's shareholders, including the fact that GranCare shareholders will have a continuing interest in the Institutional Pharmacy Business through ownership of Vitalink Common Stock. In addition, the Distribution will allow GranCare shareholders to retain a continuing interest in the Skilled Nursing Business. GranCare shareholders will receive, on what is intended to be a tax-free basis, the shares of New GranCare Common Stock and Vitalink Common Stock. The GranCare Board of Directors also considered the opinion of PaineWebber Incorporated ("PaineWebber"), GranCare's financial advisor, that the consideration to be received by GranCare shareholders pursuant to the Distribution and the Merger, taken together, is fair to such shareholders from a financial point of view. The GranCare Board of Directors also considered a number of potentially negative factors, including the dilutive impact on Vitalink's earnings per share of goodwill created by the Merger, control by Manor Care, the potential interests of certain persons in the Merger, and risks associated with operating the Skilled Nursing Business as a separate company.

                              THE BOARD OF DIRECTORS OF GRANCARE UNANIMOUSLY RECOMMENDS TO THE HOLDERS OF GRANCARE COMMON STOCK THAT THE DISTRIBUTION AND MERGER AND THE TRANSACTIONS CON-

                              TEMPLATED THEREBY BE APPROVED. See "Description of the Transactions--GranCare's Reasons for the Merger; Recommendation of the Board of Directors of GranCare" and "--Opinion of GranCare's Finan-cial Advisor."

Opinion of GranCare's
 Financial Advisor..........  PaineWebber delivered its written opinion on
                              September 3, 1996 to the GranCare Board of
                              Directors to the effect that, as of the date of such opinion, the consideration to be received by the shareholders of GranCare pursuant to the Distribution and the Merger, taken together, is fair to such holders from a financial point of view. The full text of PaineWebber's written opinion, which sets forth the assumptions made, matters considered, limitations on and scope of its review, is attached hereto as Annex D. GRANCARE'S SHAREHOLDERS SHOULD READ SUCH OPINION IN ITS ENTIRETY. See "Description of the Transactions--Opinion of GranCare's Financial Advisor."

Vitalink's Reasons for the
 Merger.....................  In recommending the Merger to the Vitalink shareholders, the Vitalink Board of Directors evaluated the following factors: (i) the business, operating results, financial condition, share price, strategic objectives and prospects of Vitalink and GranCare and of GranCare's Institutional Pharmacy Business; (ii) the Vitalink Board of Directors' belief that the institutional pharmacy business is consolidating and that the Merger will increase Vitalink's market share and geographic reach in addition to creating operational synergies; (iii) that each of GranCare and Vitalink could be required to pay or entitled to receive a termination fee under certain circumstances; (iv) the Vitalink Board of Directors' belief that the Merger will give Vitalink greater resources and distribution capacity to more effectively service its customers; (v) the proposed structure of the Transactions as a Merger of equals; and (vi) the Vitalink Board of Directors' belief that the Merger will give Vitalink greater appeal in the capital markets and that the liquidity of Vitalink Common Stock will be enhanced. The Vitalink Board of Directors also considered the importance of (a) being able to complete the Transactions on a tax-free basis; (b) achieving overhead savings on a timely basis subsequent to the Merger to avoid earnings dilution; and (c) the importance of GranCare's contract to service approximately 8,000 beds for the State of New Jersey. In addition, the Board of Directors also considered the possible adverse effect on Vitalink due to the Merger, including the failure to integrate TeamCare, increased leverage, loss of arrangements with Manor Care, failure to realize certain anticipated benefits and possible adverse tax consequences. After considering the benefits and possible detriments of each of the above-mentioned factors, the Board of Directors determined the Merger was in the best interest of its stockholders. See "Description of the Transactions--Vitalink's Reasons for the Merger."

Opinion of Vitalink's
 Financial Advisor..........  Chase Securities Inc. ("Chase") delivered its written opinion on October 2, 1996 to the
                              Vitalink Board of Directors to the effect that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to Vitalink (the "Chase Opinion"). The full text of the Chase Opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Chase, is attached hereto as Annex E, HOLDERS OF VITALINK COMMON STOCK ARE URGED TO READ THE CHASE OPINION CAREFULLY AND IN ITS ENTIRETY. See "Description of the Transactions-- Opinion of Vitalink's Financial Advisor."
Interests of Certain
 Persons in the
 Transactions...............  In considering the recommendation of the Board of
                              Directors of GranCare with respect to the Transactions, GranCare's shareholders should be aware of, and should carefully consider that, the GranCare Board of Directors and certain members of GranCare's management may be deemed to have interests in the Transactions that are in addition to their interests as shareholders of GranCare generally and which may create potential conflicts of interest.

                              These interests also include the assumption by GranCare and New GranCare of employment and severance obligations of GranCare and the acceleration of the vesting of certain stock options. Gene E. Burleson will become Vitalink's Chief Executive Officer and his present employment agreement will be assumed by Vitalink. It is expected that substantially all of the officers who are parties to employment agreements will execute new agreements with New GranCare or Vitalink, as appropriate, and release any rights to change of control payments under their existing agreements.

                              The Merger Agreement also includes certain provisions relating to the indemnification of officers and directors of GranCare and New GranCare and provides for the continuation of current directors' and officers' liability insurance for such officers and directors, in each case with respect to events or circumstances occurring prior to the Effective Time of the Merger. See "The Merger Agreement-- Indemnification; Insurance."

                              As of November 30, 1996, 29 executive officers and directors of GranCare (as a group) owned an aggregate of 2,118,460 shares of GranCare Common Stock (excluding shares subject to outstanding stock options) representing approximately 9% of the outstanding GranCare Common Stock. All such shares will be treated in the Merger and the Distribution in the same manner as shares of GranCare Common Stock held by other shareholders of GranCare.

                              As of November 30, 1996, the executive officers of GranCare (as a group) also held options to purchase an aggregate of 1,622,871 shares of GranCare Common Stock pursuant to GranCare's stock option plans, 759,990 of which are not currently exercisable. In addition, as of November 30, 1996, the non-employee directors of GranCare (as a group) held options to purchase an aggregate of 251,740 shares of GranCare Common Stock. Upon the consummation of the Merger, all of the options held by such executive officers and non-employee directors will immediately become fully vested and exercisable. The treatment of such options is described under "The Merger Agreement--Effect on GranCare Adjusted Options" and "The Distribution Agreement--Consummation of the Distribution; Treatment of GranCare Stock Options."

                              In addition, GranCare officers will receive cash payments pursuant to certain incentive plans sponsored by GranCare as a result of the early termination thereof upon the occurrence of a change of control (as defined in such plans). The Merger will constitute a change of control for purposes of such plans as well as GranCare's existing employment agreements. GranCare's executive officers will receive an aggregate amount of $4.5 million upon the acceleration of its Senior Executive Shareholder Value Program (for the Company's senior level executive officers) and Shareholder Value Program (for all other executive officers and employees), collectively with the Senior Executive Shareholder Value Program (the "Shareholder Value Program"). The maximum amount of payments that GranCare may be required to make pursuant to such incentive plans and employment agreements is approximately $14.0 million assuming GranCare's long-term incentive plans are paid out at the maximum level and assuming every executive officer of GranCare exercises the change in control provision in his or her employment agreement. GranCare believes that the maximum amount of change in control payments to its executive officers that could be triggered by the Merger will approximate $7.0 million, however, any officer who accepts employment with New GranCare or Vitalink following the consummation of the Transactions will be required to waive his or her rights to any such payments. For a more detailed description of the change in control payments see "Description of the Transactions-- Interests of Certain Persons in the Transactions."

                              The GranCare Board of Directors was aware of these interests and considered them, among other matters, in approving the Transactions. See "Description of the Transactions--Interests of Certain Persons in the Transactions."

                              As of August 5, 1996 the executive officers and directors of Vitalink (as a group) beneficially owned an aggregate of 74,733 shares of Vitalink Common Stock representing approximately .5% of the outstanding Vitalink Common Stock. Because Manor Care will approve the Merger and the increase in authorized shares of Vitalink Common Stock by written consent, no action on the part of such executive officers and directors is necessary to approve or consummate the Merger.

                              THE MERGER AGREEMENT

Effective Time of the
 Merger.....................  If the Transactions are approved and adopted by
                              GranCare's shareholders, GranCare will distribute as a dividend all of the issued and outstanding shares of New GranCare Common Stock to GranCare shareholders as of the Distribution Record Date, which is intended to be immediately prior to the Effective Time of the Merger. The Distribution shall take place as soon as practicable following approval by the GranCare shareholders of the Distribution Proposal and the Merger Proposal and the fulfillment of all other conditions to the Merger (other than the completion of the Distribution). Assuming all other conditions of the Merger are satisfied or waived, the Merger is expected to become effective immediately following the Distribution.




Conditions to the Merger....  The obligations of Vitalink and GranCare to effect the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including, among other things,
                              (i) the approval of the Distribution Agreement by GranCare's shareholders at the Special Meeting;
                              (ii) the completion of the Distribution; (iii) holders of less than 5% of the shares of GranCare Common Stock issued and outstanding as of the Special Meeting Record Date demanding payment pursuant to Chapter 13 of the CGCL; (iv) receipt by Vitalink and GranCare of opinions of counsel to the effect that the Restructuring (as defined in the Merger Agreement), the Distribution and the Merger will all be treated as tax-free transactions for federal income tax purposes (except for cash received in lieu of any fractional share interests); (v) the Vitalink Common Stock to be issued in the Merger shall have been authorized for quotation on the Nasdaq;
                              (vi) GranCare's 6 1/2% Convertible Subordinated Debentures due 2003 (the "Convertible Debentures") shall have been called for redemption; (vii) the consummation of a Tender Offer for, and the consent to certain amendments to the indenture governing the Senior Subordinated Notes by the holders of, not less than a majority of GranCare's Senior Subordinated Notes; (viii) the issuance of an irrevocable letter of credit in favor of Vitalink by New GranCare (to support a limited guaranty of certain obligations of New GranCare to HRPT to be issued by Vitalink); and (ix) no writ, order or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Vitalink or GranCare that would prohibit or restrict the consummation of the Transactions. See "The Merger Agreement--Conditions."

Termination.................  The Merger Agreement may be terminated either (i)
                              by mutual consent of Vitalink and GranCare; (ii) by either party if the Merger is not consummated on or before December 31, 1996 (provided, however, that this date may be automatically extended upon the occurrence of certain circumstances for a period of two months, but in no event later than three months from December 31, 1996); (iii) by either party if any court of competent jurisdiction in the United

                              States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger; (iv) by either party if the approval of the Distribution Proposal and the Merger Proposal by GranCare shareholders has not been obtained at the Special Meeting; or (v) in certain other situations.

                              Vitalink may terminate the Merger Agreement if any of the following occurs: (i) GranCare fails to comply in any material respects with certain covenants set forth in the Merger Agreement; (ii) GranCare breaches any representation or warranty contained in the Merger Agreement or the Distribution Agreement (and such breaches have not been cured within the applicable time period); (iii) GranCare furnishes or discloses non-public information to, or commences negotiations with, a third party with respect to a GranCare Acquisition Transaction (as hereinafter defined) or resolves to do so and publicly discloses such resolution; (iv) the GranCare Board of Directors withdraws, changes or modifies its recommendation of the Transactions or resolves to do any of the foregoing and publicly discloses such resolution; or (v) to the extent permitted by the Merger Agreement, the Board of Directors of Vitalink negotiates a definitive agreement with respect to a Vitalink Business Combination (as hereinafter defined) and, prior to terminating the Merger Agreement, Vitalink shall have made all of the Vitalink Payments (as hereinafter defined). In addition, GranCare may terminate the Merger Agreement if Vitalink engages in conduct equivalent to GranCare in clauses (i)-(iv) above or in the event the GranCare Board of Directors negotiates a definitive agreement regarding a GranCare Business Combination (as hereinafter defined) and, prior to terminating the Merger Agreement, GranCare shall have made all of the GranCare Payments (as hereinafter defined). See "The Merger Agreement--Termination."

Effect of Termination.......  If the Merger Agreement is terminated by either party as a result of certain actions by the non-terminating party, the terminating party will be entitled to receive from the non-terminating party a cash payment of up to $2.5 million for documented fees and expenses relating to the Transactions. In addition, in the event one party provides information or negotiates with a third party for a business combination or enters into such a business combination, the other party may be entitled to receive a termination fee of up to $17.5 million. See "The Merger Agreement-- Termination Fees and Expenses."

Certain Voting                Manor Care and GranCare have entered into a
 Arrangements...............  Voting Agreement (as hereinafter defined)
                              pursuant to which Manor Care has agreed to vote all of its Vitalink Common Stock in favor of the Merger. Manor Care currently owns beneficially approximately 82.3% of the issued and outstanding
                              Vitalink Common Stock. Pursuant to the DGCL, a majority of the outstanding shares of Vitalink
                              Common Stock must vote in favor of the Merger.
                              The Voting Agreement will therefore ensure that the requisite amount of Vitalink Common Stock has voted to approve the Merger.

                              At the Effective Time of the Merger, Manor Care will enter into the Shareholders Agreement (as hereinafter defined) pursuant to which Manor Care will agree, for a period of three years after the Effective Time, to vote its shares of Vitalink Common Stock in favor of the election of the GranCare Nominees as directors of Vitalink (and to fill any vacancies created by the departure of a GranCare Nominee with a nominee selected by a majority of the then remaining GranCare Nominees). The Shareholders Agreement will also limit Manor Care's ability to sell its Vitalink Common Stock during the three-year term of the Shareholders Agreement to (i) sales complying with the volume limitations set forth in Rule 144 promulgated under the Securities Act, (ii) sales pursuant to a secondary offering registered pursuant to the Securities Act and (iii) private sales. See "The Distribution Agreement--Terms of the Shareholders Agreement."

                           THE DISTRIBUTION AGREEMENT

Distribution................  The Distribution Agreement provides a general framework for allocating GranCare's assets and liabilities pursuant to the Internal Restructuring Plan (as defined in the Distribution Agreement) which will segregate the Skilled Nursing Business from the Institutional Pharmacy Business prior to the Distribution Date in preparation for the Distribution and Merger. See Annex C, Exhibit A for the terms of such Internal Restructuring Plan. The Distribution Agreement also sets forth the general terms on which GranCare will conduct its business prior to the Distribution Date, as well as the terms regarding certain relationships between Vitalink and New GranCare following the Distribution. The Distribution Agreement provides that the Distribution will be effected by distributing to each holder of GranCare Common Stock as of the close of business on the Distribution Record Date one share of New GranCare Common Stock for each share of GranCare Common Stock held by such holder as of such time.

Treatment of Certain
 Indebtedness...............  The Distribution Agreement provides for the assumption by Vitalink (as part of the Merger) of GranCare's issued and outstanding Senior Subordinated Notes to the extent such Senior Subordinated Notes are not tendered in the Tender Offer. Indebtedness represented by the Senior Subordinated Notes tendered in the Tender Offer will be refinanced through borrowings by Vitalink under the Vitalink Credit Facility. Tender offer materials were mailed to holders of the Senior Subordinated Notes on December 18, 1996. GranCare will comply with the requirements of the Federal securities laws in connection with the Tender Offer, including Rule 14e-1 promulgated under the Exchange Act. See "The Distribution Agreement--Treatment of Certain Indebtedness." The Distribution Agreement and the Merger Agreement also require that GranCare take commercially reasonably efforts to call for redemption, prior to the Distribution Date, all of the outstanding Convertible Debentures. The Convertible Debentures are redeemable after January 15, 1997 at a redemption price of 103.90% of the principal amount thereof plus accrued and unpaid interest to the date of redemption. There are currently $60.0 million in aggregate principal amount of Convertible Debentures outstanding, which will result in an aggregate redemption premium of approximately $2.3 million which will be a Shared Transaction Expense (as hereinafter defined). In addition, the Distribution Agreement provides that Vitalink will assume (as part of the Merger) certain items of GranCare's consolidated indebtedness aggregating approximately $11.4 million associated with GranCare's Institutional Pharmacy Business at August 31, 1996 (such amount will be reduced by the retirement of $3.4 million of TeamCare debt by GranCare prior to the Merger pursuant to the terms of the Distribution Agreement) before giving effect to an offsetting payment (currently estimated to be approximately $20.9 million). In order to obtain the consent of HRPT to the consummation of the Transactions, Vitalink will pay the Consent Fee of $10.0 million and will be reimbursed by New GranCare immediately following the consummation of the Transactions (such reimbursement is included as part of the $20.9 million offsetting payment). Vitalink will also enter into a limited guaranty (not to exceed $15.0 million) which will guaranty payment of certain obligations of New GranCare to HRPT. New GranCare will support the aforementioned guaranty by issuing an irrevocable letter of credit in favor of Vitalink. See "The Distribution Agreement--Treatment of Certain Indebtedness--HRPT Obligations."

Expenses....................  New GranCare (on behalf of itself and GranCare)
                              and Vitalink will each be responsible for one-half of the total documented fees, expenses and all other costs (other than legal fees and certain expenses related to the acceleration of benefits under various GranCare incentive plans and programs) incurred by New GranCare, GranCare and Vitalink in connection with the consummation of the Transactions ("Shared Transaction Expenses"). GranCare and Vitalink estimate that the fees and expenses constituting Shared Transaction Expenses will approximate $22.0 million.

Certain Arrangements
 between GranCare and New     Pursuant to the Distribution Agreement, GranCare
 GranCare...................  and New GranCare will enter into the Ancillary
                              Agreements (as defined in the Distribution
                              Agreement) designed to effectuate the separation of GranCare's Skilled Nursing Business from its
                              Institutional Pharmacy Business, and to establish certain intercompany relationships subsequent to the completion of the Distribution and

                              Merger. The Ancillary Agreements address matters related to employee benefits, tax allocation, non-competition and interim services. See "The Distribution Agreement--Terms of the Employee Benefits Agreement," "--Terms of the Non-competition Agreement," "--Terms of the Interim Services Agreement" and "--Terms of the Tax Allocation Agreement." Substantially all of the New GranCare facilities existing prior to the consummation of the Merger have entered into various pharmaceutical supply agreements (the "Pharmaceutical Supply Agreements") with TeamCare. Pursuant to the Merger, Vitalink will succeed to all of GranCare's rights and obligations under such Ancillary Agreements and Pharmaceutical Supply Agreements. New GranCare has agreed that for so long as Vitalink's limited guaranty of certain obligations owed to HRPT is in effect, New GranCare will not terminate any of the Pharmaceutical Supply Agreements. As a result, New GranCare anticipates that the Pharmaceutical Supply Agreements may extend through December 31, 2010, depending on certain circumstances. See "Existing Contractual Arrangements between TeamCare and New GranCare-- Terms of the Pharmaceutical Supply Agreements" and "The Distribution Agreement--Treatment of Certain Indebtedness--HRPT Obligations."

                                 OTHER MATTERS

Governmental and Regulatory
 Matters....................  The Merger is subject to the Hart-Scott-Rodino
                              Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice (the "Justice Department") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. Vitalink and GranCare filings of the required information and material with the Justice Department and the FTC were completed on October 24, 1996 and the waiting period terminated on November 23, 1996. See "The Companies--Vitalink's Business."

Accounting Treatment of
 Merger.....................  Vitalink intends to account for the Merger using the purchase method of accounting under generally accepted accounting principles. Under the purchase method of accounting Vitalink will be treated as the acquiror of GranCare and, as a result, the assets and liabilities of GranCare will be recorded on Vitalink's books at their estimated fair values.

Dissenter's Rights..........  Holders of shares of GranCare Common Stock who comply with the specific legal requirements of Chapter 13 of the CGCL are entitled to rights of appraisal with respect to the Transactions; provided, however, that the Merger Agreement provides that it is a condition to the Merger that shareholders holding less than 5% of GranCare Common Stock shall have demanded such payment. See "Description of The Transactions-- Dissenters' Rights."

Litigation..................  On September 9, 1996, a shareholder of GranCare filed a civil complaint in the Superior Court of California, County of Los Angeles, alleging generally that the members of the Board of Directors of GranCare breached their fiduciary duties in connection with the Transactions. The plaintiffs are seeking an injunction prohibiting consummation of the Transactions or, if the Transactions are consummated, rescission of the Transactions. On December 19, 1996, a Conditional Agreement and Stipulation of Settlement (the "Settlement Agreement") was reached in the above referenced litigation. Completion of the settlement is subject to notice to the proposed class, a hearing and final consideration by the court, among other conditions and considerations. The settlement was reached in consideration of the following, among other things: (i) enhanced disclosure included in this Proxy Statement/Prospectus made in response to comments provided by plaintiff's counsel and the Commission and (ii) the agreement by GranCare to pay up to $350,000 in court awarded attorney's fees. The defendants have vigorously denied all liability or allegations of wrongdoing and the settlement should not be construed as an inference or admission of liability or wrong doing by them. See "The Companies--GranCare's Institutional Pharmacy Business Insurance; Legal Proceedings."

Certain Federal Income Tax
 Consequences...............
                              In the opinion of Powell, Goldstein, Frazer & Murphy LLP and Cahill Gordon & Reindel, (i) the Restructuring (as defined in the Merger Agreement) will be a tax-free transaction to GranCare such that no gain or loss will be recognized by GranCare as a result of the Restructuring; (ii) the Distribution will qualify as a tax-free distribution such that GranCare shareholders will not recognize any income, gain or loss as a result of the Distribution except that the receipt of cash in lieu of a fractional interest in Vitalink Common Stock will be taxable; and (iii) the Merger will qualify as a tax-free reorganization and no income, gain or loss should be recognized by holders of GranCare Common Stock upon receipt of shares of Vitalink Common Stock in the Merger in exchange for such GranCare Common Stock except that the receipt of cash in lieu of a fractional interest in Vitalink Common Stock will be taxable. See "Certain Federal Income Tax Consequences." GranCare shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Distribution and the Merger.

Comparative Rights of         Delaware and California law, and/or the
 Stockholders...............  respective certificates of incorporation and by-
                              laws of each of Vitalink and GranCare, differ materially with respect to: (i) the size and classification of the board of directors; (ii) cumulative voting; (iii) changes in the number of directors; (iv) the removal of directors; (v) filling vacancies on the board of directors; (vi) amendments to the certificate of incorporation and by-laws; (vii) indemnification of officers and directors; (viii) stockholder votes with respect to mergers, reorganizations and business combinations; (ix) interested director transactions; (x) appraisal rights and rights to inspect shareholder lists; (xi) anti-takeover measures; (xii) special meetings of shareholders;
                              (xiii) the right to dividends and repurchases of shares; and (xiv) the concepts of par value, capital and surplus. For a comparison of (i)
                              Delaware and California law and (ii) the respective certificates of incorporation and by-laws of each of Vitalink and GranCare, see
                              "Comparative Rights of Stockholders."

Listing of Vitalink Common
 Stock......................  The Vitalink Common Stock is authorized for quotation on Nasdaq under the symbol VTLK.

Risk Factors................  GranCare shareholders should carefully evaluate certain considerations in determining whether to vote for approval of the Transactions, including Vitalink's dependence on key customers, the significant continued ownership of Vitalink Common Stock by Manor Care, the interests of certain persons in the Transactions, the fixed exchange ratio, the number of shares of Vitalink Common Stock eligible for future sale by Manor Care, the uncertainty associated with government regulation, reimbursement and health care reform, competition in the institutional pharmacy business, the lack of assurance of successful integration of acquisitions (including the acquisition of TeamCare), Vitalink's dependence on acquisitions for growth, Vitalink's dependence on reimbursement by third-party payors, risks associated with the increasing role of managed care, the assumption of indebtedness by Vitalink and the restrictions imposed by terms of indebtedness, and risks relating to the Distribution. See "Risk Factors."

                        SUMMARY HISTORICAL CONSOLIDATED
                           FINANCIAL DATA OF VITALINK

  The following summary financial information of Vitalink for each of the fiscal years ended May 31, 1996, 1995, 1994, 1993 and 1992 has been derived from Vitalink's audited financial statements contained in its Annual Reports on Form 10-K for the years then ended and is qualified in its entirety by such documents. The summary financial information of Vitalink for the three months ended August 31, 1996 and 1995 has been derived from unaudited consolidated financial statements contained in the Quarterly Reports on Form 10-Q for the period ending August 31, 1996 and is qualified in its entirety by such document which, in the opinion of Vitalink's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the three months ended August 31, 1996 are not necessarily indicative of results for the full fiscal year. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations of Vitalink and the Consolidated Financial Statements and the Notes thereto of Vitalink incorporated by reference into this Proxy Statement/Prospectus.

                            THREE MONTH     THREE MONTH              YEAR ENDED MAY 31,
                           PERIOD ENDED    PERIOD ENDED   -----------------------------------------
                          AUGUST 31, 1996 AUGUST 31, 1995   1996     1995    1994    1993    1992
                          --------------- --------------- -------- -------- ------- ------- -------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues............     $ 39,373         $31,822     $141,115 $112,257 $98,569 $65,714 $40,164
Income from operations..        5,965           5,070       22,301   18,726  14,995  11,305   8,643
Net income..............        3,712           3,191       13,870   11,680   9,204   7,341   5,497
Earnings per share......         0.27            0.23         0.99     0.84    0.66    0.53    0.46
Total assets............      102,720          84,358       95,923   80,713  69,587  57,425  47,027
Working capital.........       24,211          17,615       22,830   15,202  14,103   9,938   3,803
Due from parent.........       14,761          15,546       16,910   16,888   8,167  10,276  37,196
Stockholders' equity....       90,011          75,570       86,299   72,379  60,699  51,495  44,154
Average shares
 outstanding............       13,980          13,975       13,976   13,975  13,975  13,975  12,056

  On December 23, 1996, Vitalink announced its second quarter operating results. For the three months ended November 30, 1996, net income increased 15% to $3.9 million from $3.4 million reported for the second quarter a year ago. Earnings per share were $0.28 versus $0.24 last year. Income from operations increased 16% to $6.3 million from $5.4 million. Net revenues for the second quarter were $43.3 million representing a 27% increase over the same period last year.

  For the six month period, net income increased over 16% to $7.6 million from $6.6 million reported for the same period last year. Earnings per share were $0.54 versus $0.47 for the year ago period. Income from operations for the six months increased 17% from the same period last year. Net revenues for the six months were $82.7 million representing a 26% increase over the comparable period last year.

                   SUMMARY HISTORICAL COMBINED FINANCIAL DATA
                                  OF TEAMCARE

  The following summary financial information of TeamCare (the wholly-owned subsidiary of GranCare through which GranCare conducts the Institutional Pharmacy Business) for the fiscal years ended December 31, 1995, 1994 and 1993 have been derived from the audited financial statements of TeamCare included elsewhere herein. The summary financial information of TeamCare for the nine months ended September 30, 1996 and 1995 has been derived from the unaudited combined financial statements, which, in the opinion of TeamCare's management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results for the full year. This information should be read in conjunction with "TeamCare Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements of TeamCare and the Notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                   ----------------- --------------------------
                                     1996     1995     1995     1994     1993
                                   -------- -------- -------- -------- --------
                                                  (IN THOUSANDS)
Net revenues...................... $194,624 $142,768 $194,898 $171,195 $122,238
Income from operations............   21,115   12,855   17,905   19,897   14,159
Net income........................   12,400    7,499   10,408   11,533    3,873
Total assets......................  164,333      --   139,773  115,191   56,001
Working capital...................   43,414      --    40,319   34,269   26,729
Due to parent.....................   39,015      --    41,873   31,827   27,909
Shareholder's equity..............   84,725      --    72,325   61,917   12,923

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

  The following summary unaudited pro forma consolidated statements of income for the year ended May 31, 1996 and the three month period ended August 31, 1996 are based on the respective historical financial statements of Vitalink and TeamCare adjusted to give effect to (i) the Merger and (ii) all of the acquisitions made by Vitalink since June 1, 1995 (the "Acquisitions") as though they occurred on June 1, 1995. The summary unaudited pro forma consolidated balance sheet at August 31, 1996 gives effect to the Merger as if it occurred at that date. Anticipated synergies and efficiencies from the combined businesses are not fully determinable and therefore have been excluded in the pro forma financial data. The summary unaudited pro forma financial data are not necessarily indicative of the operating results that would have been achieved had the Merger and the Acquisitions been consummated as of June 1, 1995, nor are they necessarily indicative of future operating results. The summary unaudited pro forma financial data should be read in conjunction with the historical financial statements of the companies and the related notes thereto.

                                    THREE MONTHS ENDED       YEAR ENDED
                                      AUGUST 31, 1996       MAY 31, 1996
                                   ---------------------   ------------------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues......................      $          108,924   $          373,477
Income from operations............                  10,908               37,363
Net income........................                   5,030               16,322
Earnings per share................                    0.20                 0.64
Total assets......................                 504,398                  --
Shareholders' equity..............                 337,961                  --
Average shares outstanding........                  25,580                  --

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical and pro forma combined per share data giving effect to the Distribution and Merger on a purchase accounting basis as described more fully in the notes to the "Unaudited Combined Condensed Pro Forma Financial Statements." The data should be read in conjunction with the selected historical consolidated financial statements of Vitalink, GranCare and TeamCare and notes thereto included or incorporated by reference in this Proxy Statement/Prospectus, as well as the information set forth under "Selected Unaudited Pro Forma Financial Data." The unaudited combined condensed pro forma financial data is not necessarily indicative of the operating results that would have been achieved had the Transactions been in effect at the beginning of the periods presented and should not be considered indicative of future operations.

                                    HISTORICAL               PRO FORMA(A)
                             ------------------------- ------------------------
                             FISCAL YEAR  THREE MONTHS FISCAL YEAR THREE MONTHS
                                ENDED        ENDED        ENDED       ENDED
                               MAY 31,     AUGUST 31,    MAY 31,    AUGUST 31,
                                 1996         1996        1996         1996
                             ------------ ------------ ----------- ------------
VITALINK PER SHARE DATA
Net Income from continuing
 operations................     $ 0.99       $ 0.27      $ 0.64       $ 0.20
Book value at period end...     $ 6.17       $ 6.44      $12.91       $13.21
                                    HISTORICAL                PRO FORMA
                             ------------------------- ------------------------
                             FISCAL YEAR  NINE MONTHS  FISCAL YEAR NINE MONTHS
                                ENDED        ENDED        ENDED       ENDED
                             DECEMBER 31,  SEPTEMBER    DECEMBER    SEPTEMBER
                                 1995       30, 1996    31, 1995     30, 1996
                             ------------ ------------ ----------- ------------
GRANCARE PER SHARE DATA (B)
Net Income from continuing
 operations................     $ 0.86       $ 0.98      $ 0.85       $ 0.92
Book value at period end...     $ 7.49       $ 8.69      $11.17       $12.30
TEAMCARE PER SHARE DATA (C)
Net Income from continuing
 operations................     $ 0.44       $ 0.46         --           --
Book value at period end...        --           --          --           --

Neither Vitalink nor GranCare declared any cash dividends on the Vitalink Common Stock or the GranCare Common Stock, respectively, for the periods presented.
-------
(a) The unaudited pro forma per share data of Vitalink for the fiscal year ended May 31, 1996 and the three month period ended August 31, 1996 gives effect to the Merger and the Acquisitions. The unaudited Vitalink per share net income from continuing operations is presented as if the Merger and Acquisitions occurred on June 1, 1995 and as if they occurred on May 31, 1996 and August 31, 1996 for purposes of calculating the book value per share of Vitalink Common Stock.
(b) The unaudited pro forma per share data of GranCare represents the pro forma per share data of New GranCare plus the pro forma equivalent per share data of Vitalink. The pro forma equivalent per share data of Vitalink is calculated by multiplying the pro forma per share data of Vitalink by the Exchange Ratio of .478. The Vitalink pro forma per share data used to calculate the pro forma equivalent per share data of Vitalink differs from the pro forma per share data of Vitalink presented herein due to the differing pro forma periods for GranCare and Vitalink. The pro forma per share data used is based on the results of TeamCare for the respective period and Vitalink for the equivalent period ending one month earlier (twelve months ended November 30, 1995 and nine months ended August 31, 1996, respectively) and after the Vitalink pro forma adjustments which give effect to the Transactions. The calculation of GranCare pro forma per share data follows.

                                           FISCAL YEAR ENDED NINE MONTHS ENDED
                                           DECEMBER 31, 1995 SEPTEMBER 30, 1996
                                           ----------------- ------------------
      New GranCare pro forma earnings per
       share..............................      $ 0.61             $ 0.63
      Vitalink pro forma equivalent
       earnings per share
       (.478 times $0.50 and $0.61,
       respectively)......................        0.24               0.29
                                                ------             ------
        GranCare pro forma earnings per
         share............................      $ 0.85             $ 0.92
                                                ======             ======
      New GranCare pro forma book value
       per share..........................      $ 5.26             $ 5.95
      Vitalink pro forma equivalent book
       value per share
       (.478 times $12.36 and $13.28,
       respectively)......................        5.91               6.35
                                                ------             ------
        GranCare pro forma book value per
         share............................      $11.17             $12.30
                                                ======             ======

(c) TeamCare is a wholly-owned subsidiary of GranCare and, accordingly, comparative per share data for TeamCare would not be indicative of the results that would have been obtained from an independent corporation. However, the historical per share data has been calculated utilizing the weighted average shares outstanding of GranCare Common Stock on those dates. TeamCare pro forma earnings per share form a part of Vitalink's pro forma earnings per share.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

VITALINK AND GRANCARE COMMON STOCK PRICE RANGE AND DIVIDENDS

  The Vitalink Common Stock is listed for trading on the Nasdaq under the symbol "VTLK". The GranCare Common Stock is quoted on the NYSE under the symbol "GC". The following table sets forth the high and low bid prices of the Vitalink Common Stock as reported on the Nasdaq and the high and low sale prices of the GranCare Common Stock as reported on NYSE Composite Tape for the periods indicated.

                                                           PRO FORMA(1)
                         VITALINK          GRANCARE          GRANCARE
                         ------------      ------------    -----------------
                         HIGH    LOW       HIGH    LOW      HIGH       LOW
                         ----    ----      ----    ----    ------     ------
THREE MONTHS ENDED:
1995
March 31................ $14 1/2 $11 3/4   $18 5/8 $14 7/8    $8 7/8     $7 1/8
June 30.................  16 3/4  13 3/4    17 3/8  15 1/4     8 3/8      7 1/4
September 30............  18 1/8  14 3/4    19 1/8  15 1/2     9 1/8      7 3/8
December 31.............  22 1/2  15 1/2    17 3/8  12 3/4     8 3/8       6
1996
March 31................ $23 3/8  $16      $19 1/4  $13       $9 1/4     $6 1/4
June 30.................  22 3/4  21 1/2    19 7/8  16 5/8     9 1/2       8
September 30............  23 3/4  20 1/2    21 5/8   16       10 3/8      7 5/8
December 31.............  24 5/8  21 1/2    19 1/4  17 1/8     9 1/4      8 1/4
1997
January 1 through
 January 7..............  23 1/2  22 63/64  18 1/8  17 3/4     8 5/8      8 1/2

--------
(1) Based on the exchange ratio of .478 per share. However, GranCare is not the acquired company. TeamCare is the company being acquired.

  On September 3, 1996, the last full day of trading prior to the announcement of the Merger and the Distribution, the last reported bid price for the Vitalink Common Stock on Nasdaq was $22 1/4 and the last reported sale price for the GranCare Common Stock on the NYSE Composite Tape was $18 3/4.

  On January 7, 1997, the last reported bid price for the Vitalink Common Stock on Nasdaq was $23 and the last reported sale price for the GranCare Common Stock on the NYSE Composite Tape was $17 7/8.

  Since Vitalink's initial public offering in March 1992, Vitalink has not paid cash dividends on the shares of Vitalink Common Stock. Although Vitalink has no present intention of paying dividends in the foreseeable future, the timing and amount of any future dividends will be (i) dependent upon results of operations, financial condition, cash requirements and other relevant factors,
(ii) subject to the discretion of Board of Directors of Vitalink and (iii) payable only out of Vitalink's surplus or current net profits in accordance with the DGCL. GranCare has not paid cash dividends on the GranCare Common Stock in the past and New GranCare does not anticipate paying any dividends in the foreseeable future. New GranCare intends to utilize its cash from operations to fund working capital requirements, expand its existing businesses and fund acquisitions.

                                 RISK FACTORS

  Shareholders of GranCare should carefully consider the following matters, together with the other information contained in this Proxy
Statement/Prospectus, in evaluating the Transactions before making an investment decision with respect to the shares of Vitalink Common Stock offered hereby.

DEPENDENCE ON KEY CUSTOMERS

  Net revenues from Manor Care and its patients (including revenues pursuant to government reimbursement programs) accounted for approximately 48%, 49% and 47% of total net revenues of Vitalink in fiscal 1996, 1995 and 1994, respectively. On a pro forma basis, after giving effect to the Transactions, net revenues from Manor Care and from New GranCare would have accounted for approximately 31% of total combined revenues of Vitalink and TeamCare for the year ended May 31, 1996. Under various master agreements with Manor Care, Vitalink may at its option provide pharmaceutical, consulting and infusion therapy products and services to any and all nursing facilities owned or licensed by Manor Care through May 2001 in accordance with the terms of the agreements and subject to each individual patient's right to designate his own pharmacy or infusion therapy provider (the "Master Agreements"). Each individual pharmacy service agreement entered into pursuant to the Master Agreements, however, may be limited or terminated under certain circumstances, including the disposition of any nursing facilities by Manor Care. See "Relationship Between Vitalink and Manor Care--Master Agreement for Pharmacy Services."

  Under the Pharmaceutical Supply Agreements, GranCare has agreed to purchase for use at substantially all of its facilities all of its pharmaceutical supplies and related goods from TeamCare. The terms of the Pharmaceutical Supply Agreements are for five years. Such agreements are terminable only upon a material breach by TeamCare and a failure to cure such breach within 30 days of receipt of notice. However, New GranCare has agreed that for so long as Vitalink's limited guaranty of certain obligations of New GranCare to HRPT is in effect, New GranCare will not terminate any of the Pharmaceutical Supply Agreements. Accordingly, it is anticipated that the Pharmaceutical Supply Agreements may extend through December 31, 2010, the date when all present New GranCare obligations to HRPT will be satisfied. However, there can be no assurance that the Pharmaceutical Supply Agreement will not be earlier terminated following an early termination of Vitalink's limited guaranty or otherwise. See "Existing Contractual Arrangements Between TeamCare and New GranCare--Terms of the Pharmaceutical Supply Agreements" and "The Distribution Agreement--Treatment of Certain Indebtedness--HRPT Obligations." New GranCare will succeed to GranCare's rights and obligations under the Pharmaceutical Supply Agreements. Any material loss of business from Manor Care or New GranCare would have a material adverse effect on Vitalink.

ASSUMPTION OF INDEBTEDNESS BY VITALINK AND RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  Prior to the Merger, Vitalink's cash requirements have been provided by operating activities and proceeds from the initial public offering in March 1992 and as a result, Vitalink has effectively had no third party indebtedness. Upon the consummation of the Merger, Vitalink will assume approximately $8.0 million of GranCare's debt (consisting of approximately $11.4 million of long-term debt plus current maturities at August 31, 1996 less approximately $3.4 million of TeamCare debt to be retired by GranCare prior to the Merger pursuant to the terms of the Distribution Agreement) and will refinance or assume $100 million of the indebtedness represented by the Senior Subordinated Notes with proceeds from the new $200 million Vitalink Credit Facility. At August 31, 1996, on a pro forma basis after giving effect to the Merger, the assumption of GranCare debt and borrowings under the Vitalink Credit Facility, Vitalink would have approximately $108 million of total indebtedness outstanding. The Vitalink Credit Facility will contain certain covenants that restrict, among other things, Vitalink's ability to incur additional indebtedness, incur liens, make investments, pay dividends or make certain other restricted payments, and consummate mergers, acquisitions and asset sales. In addition, the Vitalink Credit Facility also requires Vitalink to comply with certain financial ratios and tests, under which Vitalink is required to achieve certain financial and operating results. Vitalink's ability to meet these financial ratios and tests may be affected by events beyond its control, and there can be no assurance that they will be met. In addition, Vitalink's increased leverage could have important consequences to holders of Vitalink Common Stock including (i) the cost of obtaining future financing may be increased and the ability to obtain such financing may be impaired, (ii) a significant portion of Vitalink's earnings may be dedicated to paying interest on its indebtedness thereby decreasing Vitalink's operational flexibility, (iii) Vitalink will be exposed to interest rate fluctuations and
(iv) the covenants may limit Vitalink's financial flexibility, including its ability to consummate acquisitions. Also, in order to obtain a third party consent of HRPT a creditor and landlord of GranCare required in connection with the Distribution and the Merger, Vitalink will pay the Consent Fee of $10.0 million, which will be reimbursed by New GranCare immediately following the consummation of the Distribution and the Merger. Vitalink will also enter into a limited guaranty of obligations of New GranCare to HRPT. To support Vitalink's guaranty of New GranCare's obligations, New GranCare will provide an irrevocable letter of credit payable to Vitalink in the event Vitalink makes any payments under the limited guaranty. See "Unaudited Pro Forma Combined Condensed Financial Statements," "The Distribution Agreement-- Treatment of Certain Indebtedness--HRPT Obligations" and "Description of The Vitalink Credit Facility."

SIGNIFICANT MANOR CARE OWNERSHIP

  Following the completion of the Transactions, it is anticipated that Manor Care will beneficially own approximately 45% of the outstanding Vitalink Common Stock and will be able to exert substantial control over Vitalink. The Board of Directors of Vitalink is currently composed of nine directors, six of whom are affiliated with Manor Care. Upon the consummation of the Merger, the Merger Agreement requires that Manor Care enter into the Shareholders Agreement with Vitalink pursuant to which Manor Care will agree, among other things, that (i) for a period of three years from the date of consummation of the Merger the Board will consist of eight directors and (ii) Manor Care for a three year period will vote its shares of Vitalink Common Stock in favor of the election of the four GranCare Nominees. Prior to the Effective Time, GranCare has nominated Gene E. Burleson, Joel S. Kanter, Robert L. Parker and Gary U. Rolle. See "Description of the Transactions--Directors and Officers of Vitalink Following the Merger." All of the directors nominated by Manor Care will be affiliated with Manor Care.

  In addition, Vitalink has entered into certain agreements with Manor Care including an Administrative Services Agreement (as defined below) pursuant to which Manor Care provides Vitalink with certain administrative services and the Master Agreements referred to above pursuant to which Vitalink provides institutional pharmacy services to Manor Care. Under the terms of the Administrative Services Agreement, Manor Care charges Vitalink on a favorable marginal cost basis for the services it provides. It is anticipated that the Administrative Services Agreement will be terminated within one year following the Effective Time of the Merger and there can be no assurance that Vitalink will be able to replace such services, either internally or from third parties, on an equally favorable basis. The Master Agreements are of a significantly longer term and have higher consulting fees than comparable agreements Vitalink has with non-affiliated third parties. Although Vitalink intends to continue to operate under the Master Agreements, future agreements for the provision of pharmacy services to Manor Care may contain terms comparable to those that Vitalink could obtain from third parties in an arms-length transaction. There can be no assurance that termination of the existing Master Agreements or the terms of such future agreements would not have an adverse effect on Vitalink's results of operations. For a description of the terms of significant agreements between Vitalink and Manor Care, see "Relationship Between Vitalink and Manor Care."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

  Certain members of GranCare's management and the GranCare Board of Directors may be deemed to have interests in the Transactions in addition to their interests as GranCare shareholders generally, which may cause potential conflicts of interest. The GranCare Board of Directors was aware of these factors and considered them, among other factors, in approving the Transactions. Among these factors are (i) the acceleration of the vesting of currently unvested GranCare Options as a result of the consummation of the Merger, (ii) the treatment of GranCare Options in the Distribution and the Merger, (iii) the indemnification provisions of the Distribution Agreement,
(iv) the payment by Vitalink of a portion of the premiums for directors' and officers' liability insurance for current GranCare directors and officers, (v) the designation of certain directors and executive officers of GranCare as directors or executive officers of New GranCare and/or Vitalink, and (vi) cash payments as a result of the early termination of certain incentive compensation plans of GranCare. See "Description of the Transactions-- Interests of Certain Persons in the Transactions."

FIXED EXCHANGE RATIO

  The Merger Agreement provides that upon consummation of the Merger, each share of GranCare Common Stock will be exchanged for 0.478 of a share of Vitalink Common Stock. Since the price of GranCare Common Stock or Vitalink Common Stock at the Effective Time may vary from the price as of the date on which the Merger Agreement was executed due to changes in the business, operations and prospects of GranCare, general market and economic conditions, and other factors, the market value of the shares of Vitalink Common Stock which holders of the GranCare Common Stock will receive in the Merger may be greater or less than the market value of such GranCare or Vitalink Common Stock as of the date of the Special Meeting.

SHARES OF VITALINK COMMON STOCK ELIGIBLE FOR SALE BY MANOR CARE

  Although Manor Care has no present intent to dispose of any of its shares of Vitalink Common Stock, Manor Care in the future may, subject to the Shareholders Agreement, seek to effect such a disposition through a public offering or a private sale to a third party or otherwise. If Manor Care should dispose of all or a substantial amount of its Vitalink Common Stock, the prevailing market price of the Vitalink Common Stock could be adversely affected. Under the Shareholders Agreement, Manor Care and Vitalink will agree that for a period of three years from the Effective Time of the Merger, Manor Care will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Vitalink Common Stock in a public offering, without the prior written consent of a majority of the GranCare Nominees. The Shareholders Agreement also provides that Manor Care will not for a period of three years, transfer an amount of shares of Vitalink Common Stock that equals more than 10% of the outstanding Vitalink Common Stock, to any "person or group" (as such terms are defined in Section 13(d) and the relevant rules promulgated under the Exchange Act or any successor provision) (a "Transferee") unless immediately prior to such transfer such Transferee shall have agreed to be bound by the terms of the Shareholders Agreement. Private sales by Manor Care to a Transferee of a number of shares of Vitalink Common Stock that is less than 10% of the then total amount of outstanding shares of Vitalink Common Stock will not result in the Transferee being required to be bound by the terms of the Shareholders Agreement. Additionally, during such three-year period, Manor Care may sell Vitalink Common Stock in the public market to the extent permitted by the volume and manner of sale provisions of Rule 144. See "The Distribution Agreement--Terms of the Shareholders Agreement" and "Relationship Between Vitalink and Manor Care."

UNCERTAINTY ASSOCIATED WITH GOVERNMENT REGULATION AND REIMBURSEMENT

  Vitalink is subject to extensive federal, state and local regulations and its pharmacies are required to be licensed by the states in which they are located. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued expansion of Vitalink's business and could prevent it from offering its existing services to patients. Vitalink cannot predict the extent to which it may be affected by legislative and other regulatory developments concerning its pharmacies and the health care field generally. In addition, the long-term care facilities that contract for services with Vitalink and TeamCare are also subject to Federal, state and local regulations and are required to be licensed by the states in which they are located. The failure of these institutions to comply with such regulations or to obtain or renew any required licenses could result in the loss of Vitalink's ability to provide pharmacy services to their residents.

  In addition, the products and services provided by Vitalink are reimbursed in part by third parties such as Medicare and Medicaid. For the year ended May 31, 1996, approximately 35% of Vitalink's pharmacy service billings were paid by Medicare Part B and Medicaid and 65% were paid by private individuals, long-term care facilities which were in part reimbursed by Medicare, and other third-party payors. Reimbursements for Vitalink's products and services from Medicare and Medicaid are regulated and in some cases limited, including with respect to reimbursements for services and products provided to affiliates of Vitalink, such as Manor Care. See "The Companies--Vitalink's Business-- Reimbursement and Billing." Changes in the Medicare and Medicaid programs, regulations, reimbursement procedures or interpretations of existing programs, regulations or reimbursement procedures, including changes intended to limit or decrease the growth of Medicare and Medicaid expenditures, or a failure by Vitalink and/or its employees to comply with applicable reimbursement regulations, could adversely affect Vitalink's business.

  Various federal and state laws provide nursing facility patients with the freedom to choose their own pharmacy provider. Vitalink markets its services primarily to nursing facilities and acts as the pharmacy provider to the patients in such facilities that do not otherwise choose their own provider, currently an aggregate of over 90% of the patients in the facilities with which Vitalink contracts. There can be no assurance that increases in the percentage of patients choosing their own provider or changes in laws permitting patients to choose their own pharmacy provider will not adversely affect Vitalink's business.

UNCERTAINTY ASSOCIATED WITH HEALTH CARE REFORM

  Health care system reform and concerns over rising Medicare and Medicaid costs continue to be high priorities for the federal and certain state governments. Although no comprehensive health care reform legislation (including legislation that would impact Medicare or Medicaid) has not yet been implemented, pressures to contain costs and initiatives by the Clinton Administration, Congress and various other groups have impacted the health care delivery system and may continue to do so for the foreseeable future. In November 1995, Congress passed the 1995 Balanced Budget Act providing for, among other things, the reshaping of the Medicare and Medicaid programs. In December 1995, President Clinton vetoed the 1995 Balanced Budget Act and proposed alternative Medicare and Medicaid legislation. Each of the legislative proposals offered by President Clinton and Congress provide for significant reductions in the overall growth rate of Medicare and Medicaid spending. There is active debate concerning this proposed legislation and the form of any final legislation signed into law could differ significantly from current proposals. The impact of currently proposed legislation on Vitalink is not readily determinable. However, in their currently proposed form, such legislation could have a material adverse effect on Vitalink's future financial position, results of operations and cash flows.

  In addition, several states are considering various health care reforms, including reforms through Medicaid managed care demonstration projects. Several states in which Vitalink or TeamCare operates have applied for, or received, approval from the U.S. Department of Health and Human Services for waivers from certain Medicaid requirements which are generally required for such managed care projects. Although these demonstration projects generally exempt institutional care, including long-term care facilities and institutional pharmacy services, no assurance can be given that these waiver projects ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. It is not possible to predict which reforms of the health care system will be adopted and the effect, if any, the reforms will have on Vitalink's business.

COMPETITION

  The long-term care industry is highly competitive. Vitalink's competitive position varies from facility to facility, from community to community and from state to state. Vitalink's operations compete with services provided by numerous local, regional and national institutional pharmacies, as well as the pharmacy operations owned by long-term care providers other than Manor Care. A number of these competitors are larger or have greater financial resources than Vitalink. Vitalink also competes with other institutional pharmacies in the acquisition and development of additional pharmacies. There can be no assurance that Vitalink will not encounter increased competition which could adversely affect its business, results of operations or financial condition.

NO ASSURANCE OF SUCCESSFUL INTEGRATION OF ACQUISITIONS

  In the past five years, Vitalink has made eight acquisitions of institutional pharmacy businesses. The successful integration of all of such acquisitions into Vitalink's operations is critical to Vitalink's future performance. Potential obstacles to successful integration include, but are not limited to: (i) cost containment measures; (ii) elimination of redundancies at the corporate and field level; (iii) consolidation of financial and managerial reporting functions; (iv) coordination of field managerial activities with corporate management; (v) achievement of purchasing efficiencies; (vi) retention and expansion of the customer base so acquired;
(vii) roll-out-of new products and services to new customers; and (viii) the addition and integration of key personnel. There can be no assurance that TeamCare or any other past or future acquisitions will be integrated successfully into Vitalink's operations or will not have a material adverse effect upon Vitalink's results of operations, financial condition or prospects. Although Vitalink conducts due diligence in connection with potential acquisitions and attempts to identify and reject those acquisitions that do not meet Vitalink's operational objectives, there can be no assurance that the Merger or any other acquisition will result in net sales or earnings levels that would justify Vitalink's investment therein or the expenses related thereto or that operational synergies will develop as projected.

DEPENDENCE ON ACQUISITIONS FOR GROWTH

  A significant component of Vitalink's historical growth has come through acquisitions of institutional pharmacy companies, and the success of Vitalink's growth strategy is dependent on its ability to consummate additional acquisitions. Vitalink will compete for acquisition candidates with buyers who may have greater financial and other resources than Vitalink and may be able to pay higher acquisition prices than Vitalink. No assurance can be given that Vitalink will be able to identify suitable acquisition candidates or to consummate desired acquisitions on terms acceptable to Vitalink. To the extent that Vitalink is unable to acquire institutional pharmacy companies, or to integrate such acquisitions successfully, its ability to expand its business may be impaired.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

  Vitalink derives, directly or indirectly, a majority of its net sales from government-sponsored reimbursement programs. Vitalink's net sales and profitability are, and will continue to be, affected by the efforts of all payors to contain or reduce the cost of health care by lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of service, and negotiating reduced contract pricing. Any changes in reimbursement levels under Medicare, Medicaid, or private pay programs, including managed care contracts, could have a material adverse affect on Vitalink's results of operations, financial condition and prospects. Changes in the mix of patients among Medicare, Medicaid and various private pay sources may also adversely affect Vitalink's results of operations.

RISKS ASSOCIATED WITH INCREASING ROLE OF MANAGED CARE

  Although managed care has not been a significant source of revenue for Vitalink in the past, as managed care assumes an increasingly significant role in the health care industry, Vitalink's future success will, in part, be dependent on obtaining and retaining managed care contracts. Competition for such contracts is intense and, in most cases, will require Vitalink to compete based on, among other factors, breadth of services offered, pricing, ability to track and report patient outcomes, cost data and its ability to provide value-added pharmacy consulting services. In addition, reimbursement rates under managed care contracts typically are significantly lower than those paid by other private third-party payors. Although Vitalink has been successful in the past in obtaining terms that are favorable to Vitalink, there can be no assurance that Vitalink will retain or obtain such managed care contracts in the future.

RISKS RELATING TO THE DISTRIBUTION

  GranCare shareholders should also consider certain risks relating to New GranCare and the Distribution, including the significant debt and lease obligations of New GranCare, risks relating to growth strategy, absence of prior trading market, and New GranCare's relationship with Vitalink following the Distribution and the Merger. See "Risk Factors" in the prospectus of New GranCare attached hereto as Annex A.

                                 THE COMPANIES

VITALINK'S BUSINESS

 General

  Vitalink provides institutional pharmacy services to nursing facilities and other institutions. Vitalink presently operates 23 institutional pharmacies and four regional infusion pharmacies. Institutional pharmacies specialize in pharmaceutical dispensing of individual medications and pharmacy consulting (drug regimen review of potential medication interaction, as well as regulatory compliance with medication and administration guidelines) to nursing facilities and other institutions around the country. Regional infusion pharmacies specialize in infusion therapy products and services within their regions. Vitalink, through its subsidiary Vitalink Infusion Services, Inc., provides parenteral and enteral nutrition products to patients who qualify under Medicare Part B and bills Medicare directly for these products.

  In 1981, Vitalink was acquired by a subsidiary of Manor Care as part of the acquisition of Americana Healthcare Corporation, which had incorporated the predecessor of Vitalink in 1967. Vitalink changed its name to "Vitalink" from "TotalCare Pharmacy Services, Inc." in January 1992. Vitalink became a public company in 1992 as a result of an initial public offering.

 Institutional Pharmacy Industry

  Institutional pharmacies purchase and distribute prescription and non-prescription medications for residents in institutional settings, including nursing facilities, correctional facilities and retirement centers. Institutional pharmacies also provide consulting services, including evaluation of individual patient drug therapy and monitoring of nursing facility drug administration, storage and control practices to help ensure a sound pharmaceutical delivery system and compliance with state and federal regulations.

  A number of factors are expected to contribute to the continuing expansion of the nursing facility segment, including the growth in, and the greater affluence of, the U.S. elderly population, the trend toward delivery of cost-efficient health care in non-hospital settings and the increasing practice of early patient discharge from hospitals due to cost-containment measures.

 Pharmacy Operations

  Vitalink provided institutional pharmacy services to approximately 52,900 beds from 23 institutional pharmacies as of August 31, 1996. Vitalink services each market in which it operates through a hub pharmacy or, in cases where markets are geographically close, a satellite pharmacy. A market generally consists of nursing facilities within a radius of up to 150 miles, depending on demographics and travel times.

  Vitalink has expanded from three pharmacies in 1981 to 23 institutional pharmacies and four regional infusion pharmacies as of September 1996. The pharmacies are located in 14 states: California, Colorado, Florida, Illinois, Indiana, Iowa, Maryland, New Jersey, Pennsylvania, Ohio, Oklahoma, Oregon, Texas and Wisconsin.

  Management has developed a focused growth strategy that includes (i) continued penetration of existing markets through selling more products to existing customers and marketing directed to non-Manor Care nursing facilities; (ii) expansion into additional markets in which there is a sufficient base of Manor Care or New GranCare beds to support a Vitalink pharmacy; (iii) infusion therapy revenue generation created by targeting specific nursing facilities and home health care agencies; and (iv) acquisitions of pharmacies that can be consolidated with existing Vitalink pharmacies or serve as a more rapid entry into new markets. Subsequent to September 3, 1996 (the date the Merger Agreement was executed), Vitalink has not entered into any agreements with respect to future acquisitions.

  The table below sets forth the number of beds serviced by Vitalink during the past three fiscal years and at August 31, 1996:

                                                  YEAR ENDED MAY 31,
                                                 -------------------- AUGUST 31,
                                                  1994   1995   1996     1996
                                                 ------ ------ ------ ----------
Manor Care Affiliated Beds...................... 14,300 16,000 19,300   19,800
Non-Manor Care Affiliated Beds.................. 25,100 26,400 30,600   33,100
                                                 ------ ------ ------   ------
  Total beds serviced........................... 39,400 42,400 49,900   52,900
                                                 ====== ====== ======   ======

  Since June 1, 1991, Vitalink has acquired eight institutional pharmacies and one regional infusion pharmacy with contracts to service approximately 25,000 non-Manor Care facility beds.

 Services Offered by Vitalink

  Pharmacy Services--The basic service provided by Vitalink is the customized filling of prescription and non-prescription medications for individual patients pursuant to physician orders delivered to nursing facilities. Vitalink maintains a 24-hour on-call availability for clinical consultation and emergency delivery of medications as well as maintaining a provision of emergency and contingency doses of medications at each nursing facility. Vitalink uses a computerized medical records system that generates monthly nursing facility medical records including preprinted physician order forms, medication administration records and treatment records. As an additional service to its nursing facility customers, Vitalink maintains and documents ancillary orders such as diet orders, therapy orders and activity orders. Vitalink has nurse consultants on staff to observe medication administration procedures, consult on medical records and conduct in-service training programs as well as intravenous certification programs.

  Consultant Pharmacist Services--Vitalink provides to its nursing facility customers trained consultant pharmacists whose primary responsibility is to monitor and report on prescription drug therapy to help ensure quality patient care. For a nursing facility to participate in the Medicare and Medicaid reimbursement programs, it is required to have the services of a consultant pharmacist.

  Vitalink, in response to regulatory demands on nursing facilities, has defined the primary responsibilities of its consultant pharmacists to include:
(i) monthly drug regimen reviews of each patient; (ii) participation on key nursing facility committees; (iii) monthly inspection of medication carts and storage rooms; (iv) monthly written review of facility medication administration systems and practices; (v) development and maintenance of a pharmaceutical policy and procedures manual; (vi) on-site educational seminars; and (vii) assistance to the nursing facility in complying with state and federal regulations on patient care. Vitalink bills nursing facilities for consultant pharmacist services.

  Infusion Therapy Products and Services--Infusion therapy basically consists of a product (nutrient, antibiotic, chemotherapy or other drugs or fluids) and the administration of the product (tube, catheter or intravenous). Patients can receive these therapies at home or in a nursing facility at a cost that is substantially less than hospital-based care. The trend toward delivery of health care in the lowest cost setting and the increasing ability to treat certain illnesses outside of hospitals represents an opportunity for nursing facilities to attract infusion therapy patients.

  Vitalink prepares the product to be administered, delivers the product and trains others in administering infusion therapy. Vitalink does not itself administer the therapy.

 Purchasing

  Vitalink purchases the drugs and supplies used in its pharmacies directly from national wholesale distributors, through membership in purchasing groups and from pharmaceutical manufacturers. Direct purchases from drug manufacturers allow greater price discounts than purchases through wholesale distributors but require a significant lead time between order and actual delivery. Vitalink has negotiated pricing directly with pharmaceutical manufacturers on specific drugs and such prices are reflected in the amounts billed from the wholesale distributor. The advantage of buying through wholesale distributors is daily delivery and the ability to more efficiently manage Vitalink's inventory of drugs and supplies. Vitalink has not experienced material delays or shortages in obtaining pharmaceutical products.

 Reimbursement and Billing

  Vitalink's computerized billing system enables it to bill for products and services in a variety of ways. The pharmacy generally bills the responsible party directly.

  Charges for pharmacy services provided to patients who are eligible for Medicare Part A are billed by the nursing facility directly to Medicare. Under Part A, Medicare categorizes most of the expenses related to pharmacy products as ancillary services, which are not subject to the cost reimbursement ceilings under Medicare regulations. However, Vitalink and Manor Care are subject to related party regulations that could result in reimbursements for pharmacy services provided to Medicare Part A patients in Manor Care nursing facilities equal to Vitalink's permitted fully allocated costs of the services. When ancillary services such as pharmacy services are provided to Medicare patients in nursing facilities owned by a company deemed to be "related" to the ancillary service provider, the Health Care Financing Administration ("HCFA") reimbursement regulations provide that the "related-party" provider may only charge those patients the provider's costs or the normal market-based charges, whichever is lower. In other words, the "related-party" ancillary service provider's profit margin on the transaction is eliminated so that HCFA is only reimbursing the facility owner the actual cost of the product and service. Historically, Vitalink and Manor Care have been considered related parties and Vitalink has reduced its charges for sales to Medicare Part A patients in Manor Care facilities to Vitalink's fully allocated costs. Fully allocated costs include the costs of the product or service together with allocated overhead but do not include Vitalink's usual profit margin. Since it is not clear to Vitalink at what point an exception to the related party regulations can be obtained, the resulting reduced reimbursement to Vitalink may continue indefinitely. An exception would have a positive impact on Vitalink's revenue.

  For patients who are eligible for Blue Cross/Blue Shield or other insurance, the insurer is billed directly by the nursing facility or by Vitalink. Patients not covered by insurance, Medicare or Medicaid are generally billed directly by Vitalink.

  For patients qualifying for Medicaid reimbursement in all states in which Vitalink provides services, Vitalink bills Medicaid directly, as the nursing facility cannot obtain reimbursement from Medicaid for pharmacy services. Medicaid is a cooperative state-federal program for medical assistance to the medically and categorically needy.

  For patients who qualify under Medicare Part B and receive PEN (parenteral and enteral) therapies, Vitalink's specialized PEN billing subsidiary bills Medicare Part B directly.

  The federal Medicare program provides for reimbursement under two separate programs, Part A and Part B. Part A provides benefits covering inpatient hospital, nursing facility and home health services. Reimbursement for nursing facility services under Part A is restricted to those eligible for Part A coverage who have been discharged within thirty days from an acute care hospital after a stay of at least three days and are in need of daily skilled nursing or rehabilitation services.

  Part B provides coverage for physician services and general outpatient services, including therapies, as well as durable medical equipment. Certain Vitalink infusion therapy products are eligible for Part B reimbursement based on Medicare-approved payment amounts. Part B coverage is generally subject to an annual deductible of $100 and a statutorily mandated co-payment thereafter.

  For its 1996 fiscal year, Vitalink received approximately 65% of its net revenues from private pay sources, including commercial insurance, managed care and Medicare Part A patients; 6% of net revenues from Medicare Part B direct bill; and 29% of net revenues from Medicaid direct bill.

 Dependence on Key Customer

  Net revenue from Manor Care and its patients (including revenues pursuant to government reimbursement programs) accounted for approximately 48%, 49% and 47% of total net revenues in fiscal 1996, 1995 and 1994, respectively. Under various master agreements with Manor Care discussed below, Vitalink may at its option provide pharmaceutical, consulting and infusion therapy products and services to any and all nursing facilities owned or operated by Manor Care through May 2001 according to the terms of the agreements and subject to each patient's right to designate his or her own pharmacy or infusion therapy provider. In the event that Vitalink elects to provide such products and services, subject to the patient's rights referred to in the preceding sentence, Manor Care may not enter into agreements with alternative providers of such products and services. Each master agreement, however, may be limited or terminated under certain circumstances including with respect to any nursing facilities disposed of by Manor Care. However, Vitalink hopes to extend the duration of the master agreements. See "Risk Factors--Dependence on Key Customer."

  Pursuant to four agreements with Manor Care entered into on June 1, 1991, Vitalink provides pharmaceutical products and services, enteral and parenteral therapy supplies and services, urological and ostomy products, intravenous products and services and pharmacy consulting services to nursing facilities operated by Manor Care. Net revenues from the Master Agreement for Pharmacy Services, Master Agreement for Infusion Therapy, Master Pharmacy Consulting Agreement and the Pharmacy Services Consulting Agreement were $43.1 million, $21.2 million, $2.5 million and $.3 million respectively, in fiscal 1996, representing approximately 30%, 15%, 2% and .2% respectively, of Vitalink's total revenues for fiscal 1996. Vitalink is not restricted from providing similar services to non-Manor Care facilities. The agreements have an initial term of ten years. See "Relationship between Vitalink and Manor Care."

  Pursuant to the Master Agreement for Pharmacy Services and the Master Agreement for Infusion Therapy Services, Vitalink has the option to provide pharmaceutical and infusion therapy products and services to nursing facilities owned or licensed by Manor Care. Through the end of fiscal year 1995, Vitalink paid each Manor Care nursing facility an administrative fee equal to 3% of the private pay revenues derived from that facility for the facility's agreement to bill and collect for services and for assuming the risk of uncollectable accounts. Effective June 1, 1995, Vitalink no longer pays Manor Care the 3% administrative fee as Vitalink assumed the billing and collecting of private pay revenues derived from Manor Care facilities. The change did not have a material effect on Vitalink's results of operations.

  Pursuant to the Master Pharmacy Consulting Agreement, Vitalink provides consultant pharmacy services to nursing facilities owned or licensed by Manor Care that Vitalink is able to service. Each nursing facility is billed monthly by Vitalink based on the number of licensed beds in each facility serviced.

  Pursuant to the Pharmacy Services Consultant Agreement, Vitalink assists Manor Care at the corporate level in establishing uniform pharmacy delivery standards for all of Manor Care's nursing facilities, including those not serviced by Vitalink. Manor Care pays Vitalink an annual fee based on the number of nursing facility beds operated by Manor Care.

  Vitalink does not believe that its present contractual arrangements with Manor Care with respect to the length of term are comparable to those obtainable from third parties. Contracts with nursing facilities not affiliated with Manor Care are generally for a period of one to two years and are terminable by either party for any reason upon thirty days notice. In contrast, the Master Agreements have a ten year term and are generally, only terminable upon sale of a facility to a third party.

 Competition

  Vitalink competes with numerous local and regional institutional pharmacies, as well as the pharmacy operations owned by long-term care providers other than Manor Care. These competitors provide product and service offerings similar to those provided by Vitalink. A number of competitors are larger or have greater financial resources than Vitalink.

 Quality Assurance

  Vitalink maintains high standards of pharmaceutical dispensing and record keeping. Vitalink conducts monthly quality assurance audits at each nursing facility it services to assess the quality and accuracy of pharmacy services to nursing facilities.

  The consultant pharmacist visits the nursing facility routinely and makes recommendations to the nursing staff concerning various phases of the pharmaceutical services and patient care programs. The consultant pharmacist reviews each patient's drug regimen monthly on-site to ensure the patient drug therapy is appropriate and the facility is complying with state and federal regulations. The consultant pharmacist reports irregularities to the patient's attending physician and the nursing facility's director of nursing and administrator.

 Government Regulation

  Institutional pharmacies and nursing facilities are subject to various federal and state regulations covering qualifications and day-to-day operations, including documentation of activities. Among other regulations, Vitalink's pharmacies are regulated under the Food, Drug and Cosmetics Act and the Prescription Drug Marketing Act, each of which are administered by the United States Food and Drug Administration ("FDA"). Vitalink's pharmacies are each licensed by the states in which they operate and, pursuant to the Comprehensive Drug Abuse Prevention and Control Act of 1970 administered by the United States Drug Enforcement Administration ("DEA"), are registered with the Federal government. The nursing facilities served by Vitalink are separately required to be licensed by the states in which they operate, and if they serve Medicare or Medicaid patients, are required to be certified by the Federal government.

  Given that a substantial number of nursing facility patients are covered by the Medicare and Medicaid programs, Vitalink is subject to extensive regulation under the programs, including regulation relating to persons covered, amount of coverage, reimbursement and pricing. As a result of Manor Care's ownership of a substantial portion of Vitalink's outstanding common stock, Vitalink and Manor Care are subject to related party regulations that could result in reimbursement for pharmacy services provided to Medicare Part A patients in Manor Care nursing facilities equal to Vitalink's permitted fully-allocated costs of the services. See "--Reimbursement and Billing."

  Changes in Medicare and Medicaid programs, regulations, reimbursements or interpretations of existing programs, regulations or reimbursements, including changes intended to limit or decrease the growth of Medicare and Medicaid expenditures, or changes in the state and federal laws regulating institutional pharmacies could adversely affect Vitalink's business.

  Various federal and state laws provide nursing facility patients with the freedom to choose their own pharmacy provider. Vitalink markets its services primarily to nursing facilities and acts as the pharmacy provider to the patients in such facilities that do not otherwise choose their own provider. Increases in the percentage of patients choosing their own provider or changes in freedom-of-choice laws may adversely affect Vitalink's business.

  Vitalink believes that it and each of its pharmacies is in substantial compliance with all applicable Federal and state regulations.

 Employees

  At May 31, 1996, Vitalink had approximately 945 employees. Vitalink believes it enjoys a good relationship with its employees. None of Vitalink's employees are covered by a collective bargaining agreement.

 Insurance

  Insurance coverage is principally maintained through Manor Care. The cost of the coverage is allocated entirely to Vitalink when the coverage is specific to Vitalink and otherwise allocated between Manor Care and Vitalink. In the opinion of Vitalink, based on its historical loss experience, its current insurance coverage is adequate given the risks associated with the operation of an institutional pharmacy business of Vitalink's size. Vitalink also believes that the limits and coverage of the insurance maintained are consistent with that of other companies in the industry.

 Properties

  Vitalink leases its corporate offices which are located in Naperville, Illinois. As of August 31, 1996, Vitalink had 24 leased pharmacies (including the four regional infusion pharmacies) located in Appleton, Wisconsin; Monticello, Elgin and Hickory Hills, Illinois; Indianapolis, Indiana; Bettendorf, Iowa; Baltimore, Maryland; Allentown, Bridgeville, York and Williamsport, Pennsylvania; Copley, Ohio; Deerfield Beach and St. Petersburg, Florida; Ocean, New Jersey; Portland and Eugene, Oregon; Santa Rosa, San Bernardino and Los Angeles, California; Northglenn and Loveland, Colorado; Oklahoma City, Oklahoma; and San Antonio, Texas. The Company also leases administrative office space in Calumet City, Illinois and Allentown, Pennsylvania. All of Vitalink's leases are immaterial in amount. Vitalink considers all of its physical properties to be in good operating condition and suitable for the purposes for which they are being used.

 Legal Proceedings

  Vitalink is subject to regulatory and legal investigations, actions or claims for damages that arise from time to time in the ordinary course of business. Vitalink is defending any such investigations, actions and claims against it and believes that these proceedings will not have a material adverse effect on its financial condition.

GRANCARE'S INSTITUTIONAL PHARMACY BUSINESS

 General

  GranCare currently owns and operates, through its wholly-owned subsidiary TeamCare, 25 institutional pharmacies serving customers in 24 states and the District of Columbia. In addition, TeamCare operates eight satellite pharmacies, which are smaller pharmacies used to service outlying regions and which do not carry the full complement of drugs available from the institutional pharmacies, and six related businesses involving x-ray, vascular testing and durable medical equipment and computerized record keeping. TeamCare was formed through the acquisition strategy of its parent, GranCare. The first pharmacy was acquired by GranCare in December 1990 in connection with GranCare's acquisition of American Medical Services, Inc. ("AMS") and served approximately 1,800 beds. As of September 30, 1996, TeamCare services approximately 113,800 beds (i.e., the aggregate number of beds at various facilities as to which TeamCare provides pharmaceutical goods and services).

  This growth was achieved through the acquisition of various institutional pharmacies by GranCare from 1991 through the present as well as through same store growth. Significant acquisitions include the acquisition of Long Term Care Pharmaceutical Services I and III in July 1994, the acquisition of Winyah Dispensary LTC of North Carolina and Winyah Dispensary--Midlands, Inc. in June 1993, and the merger with CompuPharm, Inc. ("CompuPharm") in December 1993. Smaller pharmacy acquisitions during the previous 12-month period have included Innovative Pharmacy Services, Inc. in October 1995, PharmCare, Inc. and American Pharmaceutical, Inc. in December 1995 and Emery Pharmacy, Inc. in July 1996. Prior to April 1996, "TeamCare" operated under the "CompuPharm" name.

 Institutional Pharmacy Industry

  Institutional pharmacies purchase and distribute prescription and non-prescription medications for residents in institutional settings, including nursing facilities, correctional facilities and retirement centers. Institutional pharmacies also provide consultant services, including evaluation of individual patient drug therapy and monitoring of nursing facility drug administration, storage and control practices to help ensure a sound pharmaceutical delivery system and compliance with state and federal regulations.

  A number of factors are expected to contribute to the continuing expansion of the nursing facility segment, including the growth in, and the greater affluence of, the U.S. elderly population, the trend toward delivery of cost-efficient health care in non-hospital settings and the increasing practice of early patient discharge from hospitals due to cost containment measures.

 Pharmacy Operations

  TeamCare currently owns and operates 25 institutional pharmacies with eight satellite locations and six related businesses serving customers in the states of Arizona, Colorado, California, Delaware, Georgia, Iowa, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Michigan, North Carolina, New Jersey, New York, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, Wisconsin, West Virginia and the District of Columbia. The pharmacies provide long-term care facilities, acute care hospitals and other institutions a variety of products and services including: (i) prescription drugs; (ii) pharmacy consulting; (iii) computerized medical record administration; (iv) enteral, urological and IV therapies; and (v) wound care management. TeamCare currently services substantially all of GranCare's facilities. Revenues from GranCare's facilities accounted for only 18.1% of TeamCare's revenues for the year ended December 31, 1995 and 22.1% for the six-month period ended June 30, 1996.

  TeamCare has expanded its pharmacy capabilities to include IV therapy. The types of IV therapy provided by TeamCare include total parenteral nutrition, antibiotics, hydration, pain management and chemotherapy. TeamCare's ongoing expansion of its pharmacy operations enables it to provide a broad range of services and products, including wound care management, diabetes care, durable medical equipment and orthotics and prosthetics.

  TeamCare's management has developed a growth strategy that includes: (i) continued penetration of existing markets through selling more products to existing customers, increasing same store growth and marketing directed to non-GranCare nursing facilities; (ii) expansion into additional markets in which there is a sufficient base of GranCare beds to support a TeamCare pharmacy; (iii) infusion therapy revenue generation created by targeting specific nursing facilities and home health care agencies; and (iv) acquisitions of pharmacies that can be consolidated with existing TeamCare pharmacies or serve as a more rapid entry into new markets.

  The table below sets forth the approximate number of beds serviced by TeamCare during the past three fiscal years and the period ended August 31:

                                           YEAR ENDED DECEMBER 31,  PERIOD ENDED
                                           ------------------------  AUGUST 31,
                                            1993    1994     1995       1996
                                           ------- ------- -------- ------------
GranCare Affiliated Beds..................   7,400   7,000   17,000    17,000
Non-GranCare Affiliated Beds..............  49,600  80,300   86,000    96,800
                                           ------- ------- --------   -------
  Total beds serviced.....................  57,000  87,300  103,000   113,800
                                           ======= ======= ========   =======

 Services Offered by TeamCare

  The basic service provided by TeamCare is the customized filling of prescription and non-prescription medications for individual patients pursuant to physician orders from nursing facilities. TeamCare maintains a 24-hour on-call availability for clinical consultation and emergency delivery of medications, as well as maintaining a provision of emergency and contingency doses of medications at each nursing facility. TeamCare uses a computerized medical records system that generates monthly nursing facility medical records, including preprinted physician order forms, medication administration records and treatment records. As an additional service to its nursing facility customers, TeamCare maintains and documents ancillary orders such as diet orders, therapy orders and activity orders.

  TeamCare provides to its nursing facility customers trained consultant pharmacists whose primary responsibility is to monitor and report on prescription drug therapy to help ensure quality patient care. For a nursing facility to participate in the Medicare and Medicaid reimbursement programs, it is required to have the services of a consultant pharmacist.

  TeamCare, in response to regulatory demands on nursing facilities, has defined the primary responsibilities of its consultant pharmacists to include:
(i) monthly drug regimen reviews of each patient; (ii) participation on key nursing facility committees; (iii) monthly inspection of medication carts and storage rooms; (iv) monthly written review of facility medication administration systems and practices; (v) development and maintenance of a pharmaceutical policy and procedures manual; (vi) on-site educational seminars; and (vii) assistance to the nursing facility in complying with state and federal regulations on patient care. TeamCare bills nursing facilities for consultant pharmacist services.

  Infusion therapy basically consists of a product (nutrient, antibiotic, chemotherapy or other drugs or fluids) and the administration of the product (tube, catheter or intravenous). Patients can receive these therapies at home or in a nursing facility at a cost that is substantially less than hospital-based care. The trend toward delivery of health care in the lowest cost setting and the increasing ability to treat certain illnesses outside of hospitals represents an opportunity for nursing facilities to attract infusion therapy patients.

  TeamCare prepares the product to be administered, delivers the product and trains others in administering infusion therapy. TeamCare does not itself administer the therapy.

 Purchasing

  TeamCare purchases the drugs and supplies used in its pharmacies directly from national wholesale distributors, through membership in purchasing groups and from pharmaceutical manufacturers. Direct purchases from drug manufacturers allow greater price discounts than purchase through wholesale distributors, but require a significant lead time between order and actual delivery. The advantage of buying through wholesale distributors is daily delivery and the ability to more efficiently manage TeamCare's inventory of drugs and supplies. TeamCare has not experienced material delays or shortages in obtaining pharmaceutical products.

 Reimbursement and Billing

  TeamCare's computerized billing system enables it to bill for products and services in a variety of ways. The pharmacy generally bills the responsible party directly.

  Charges for pharmacy services provided to patients who are eligible for Medicare Part A are billed by the nursing facility directly to Medicare. Under Part A, Medicare categorizes most of the expenses related to pharmacy products as ancillary services, which are not subject to the cost reimbursement ceilings under Medicare regulations.

  For patients who are eligible for Blue Cross/Blue Shield or other insurance, the insurer is billed directly by the nursing facility or by TeamCare. Patients not covered by insurance, Medicare or Medicaid are generally billed directly by TeamCare.

  For patients qualifying for Medicaid reimbursement, the pharmacy bills Medicaid directly, as the nursing facility cannot obtain reimbursement from Medicaid for pharmacy services. Medicaid is a cooperative state-federal program for medical assistance to the medically and categorically needy.

  The federal Medicare program provides for reimbursement under two separate programs, Part A and Part B. Part A provides benefits covering inpatient hospital, nursing facility and home health services. Reimbursement for nursing facility services under Part A is restricted to those eligible for Part A coverage who have been discharged within 30 days from an acute care hospital after a stay of at least three days and are in need of daily skilled nursing or rehabilitation services.

  Part B provides coverage for physician services and general outpatient services, including therapies, as well as durable medical equipment. Certain TeamCare infusion therapy products are eligible for Part B reimbursement based on Medicare-approved payment amounts. Part B coverage is generally subject to an annual deductible of $100 and a statutorily mandated co-payment thereafter.

  For patients who qualify under Medicare Part B and receive PEN (parenteral and enteral) therapies, TeamCare bills Medicare Part B directly.

  For its fiscal year 1995, TeamCare received approximately 29.9% of its net revenues from private pay sources, including commercial insurance and managed care; 25.7% from Medicare sources including Part A paid to the facilities and Part B; and 44.4% from Medicaid sources.

  Net revenue from GranCare and its patients (including revenues pursuant to government reimbursement programs) accounted for approximately 18.1%, 11.6% and 15.1% of total net revenues at December 31, 1995, 1994 and 1993, respectively and 22.1% for the six month period ended June 30, 1996.

 Dependence on Key Customer

  Substantially all of the GranCare facilities owned and operated by GranCare prior to the Effective Time of the Merger have a Supply Agreement with TeamCare.

  TeamCare believes that the Supply Agreements with GranCare are comparable to pharmaceutical supply agreements that GranCare would be able to obtain from an independent third party, except with respect to the term of the Supply Agreements which is longer than the terms generally contained in contracts with independent third parties. The Supply Agreements provide for a five year term that is automatically extended each year for an additional year unless a termination notice is timely received. See "Existing Contractual Arrangements between TeamCare and New GranCare--Terms of the Pharmaceutical Supply Agreements." Most of TeamCare's other pharmacy supply agreements are terminable at will or generally range from one to two years. The loss of substantially all of the Supply Agreements with GranCare would have a material adverse effect on TeamCare's results of operations. For a discussion of the principal terms of the Supply Agreements, see "Existing Contractual Arrangements between Team Care and New GranCare--Terms of the Pharmaceutical Supply Agreements."

  In February 1996, TeamCare reacquired a contract to provide pharmaceutical services to 17 New Jersey state facilities (the "New Jersey Contract"), which TeamCare previously lost in January 1995. The New Jersey Contract expires on January 31, 2000. The New Jersey Contract accounted for 19%, 14% and 1% (the year in which the New Jersey Contract was lost) of TeamCare's revenues in 1993, 1994 and 1995, respectively.

 Competition

  TeamCare's pharmacies currently operate in 24 states and the District of Columbia. Based on the total number of beds served, TeamCare believes that it is the third largest provider of comprehensive pharmacy services to long-term care facilities and competes with other pharmacies, some of which have a stronger local market position in certain markets than TeamCare. The competition among pharmacies for long-term care customers and other patients has intensified in recent years. Institutional pharmacies compete on the basis of price, quality of service, breadth of service offerings and payment terms. TeamCare currently has the size, purchasing power, technical capabilities and financial resources to compete in each of these areas, although there can be no assurance that technological or market changes, consolidation in the long-term care institutional pharmacy business or intensified competition will not affect TeamCare's ability to maintain its current competitive position.

 Quality Assurance

  TeamCare maintains high standards of pharmaceutical dispensing and record keeping. TeamCare conducts monthly quality assurance audits at each nursing facility it services to assess the quality and accuracy of pharmacy services to nursing facilities.

  The consultant pharmacist visits the nursing facility routinely and makes recommendations to the nursing staff concerning various phases of the pharmaceutical services and patient care programs. The consultant pharmacists review each patient's drug regimen monthly on-site to ensure that patient drug therapy is appropriate and that the facility is complying with state and federal regulations. The consultant pharmacist reports irregularities to the patient's attending physician and the nursing facility's director of nursing and administrator.

 Pharmacy Regulation

  Pharmacy operations are subject to regulation by the various states in which TeamCare conducts its business as well as by the federal government. TeamCare's pharmacies are regulated under the Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act, which are administered by the FDA. Under the Comprehensive Drug Abuse Prevention and Control Act of 1970, which is administered by the DEA, the pharmacies, as dispensers of controlled substances, must register with the DEA, file reports of inventories and transactions and provide adequate security measures. Failure to comply with such requirements could result in civil or criminal penalties. TeamCare believes that its pharmacy operations are in substantial compliance with such regulations.

  Given that a substantial number of nursing facility patients are covered by the Medicare and Medicaid programs, TeamCare is subject to extensive regulation under these programs, including regulation relating to persons covered, amount of coverage, reimbursement and pricing.

  Changes in Medicare and Medicaid programs, regulations, reimbursements or interpretations of existing programs, regulations or reimbursements, including changes intended to limit or decrease the growth of Medicare and Medicaid expenditures, or changes in the state and federal laws regulating institutional pharmacies could adversely affect TeamCare's business.

  Various federal and state laws provide nursing facility patients with the freedom to choose their own pharmacy provider. TeamCare markets its services primarily to nursing facilities and acts as the pharmacy provider to the patients in such facilities that do not otherwise choose their own provider. Increases in the percentage of patients choosing their own provider or changes in freedom-of-choice laws may adversely affect TeamCare's business.

 Employees

  At August 31, 1996, TeamCare had approximately 2,300 employees. TeamCare's Automated Pharmaceutical Services ("APS") subsidiary is party to a collective bargaining agreement dated August 29, 1994 with the AFL-CIO covering approximately 50 employees. In addition, in March of 1996, an election was held at APS in Whippany, New Jersey among APS's delivery drivers seeking representation by the International Brotherhood of Teamsters union. The drivers voted in favor of such representation and TeamCare has challenged the validity and results of such election. TeamCare's challenge to the election results is currently before the National Labor Relations Board. TeamCare cannot predict the effect continued union representation or organizational activities will have on TeamCare's future activities. However, TeamCare has never experienced any work stoppages and believes that its relations with its employees is good.

 Insurance; Legal Proceedings

  GranCare maintains, on behalf of itself and its subsidiaries, including TeamCare, annual Blanket Property Damage/Business Interruption insurance in the amount of $750.0 million and annual General/Professional Liability insurance in the amount of $100.0 million, both of which policies are on an occurrence form. GranCare, through its wholly-owned subsidiary, GCI Indemnity, Inc. ("GCI Indemnity"), maintains a captive insurance company for the purposes of paying worker's compensation claims and maintains reinsurance contracts to minimize its insurance exposure. From time to time, TeamCare is a party to various legal proceedings in the ordinary course of its business. In the opinion of TeamCare, there are currently no proceedings which, individually or in the aggregate, after taking into account the insurance coverage maintained by GranCare, would have a material adverse effect on TeamCare's financial position or results of operations.

  On September 9, 1996, a shareholder of GranCare filed a civil complaint in the Superior Court of the State of California, County of Los Angeles: Howard Gunty Profit Sharing v. Gene E. Burleson, Charles M. Blalack, Antoinette Hubenette, Joel S. Kanter, Ronald G. Kenney, Robert L. Parker, William G. Petty, Jr., Edward V. Regan, Gary U. Rolle and GranCare, Inc., Case No. DC156996. This complaint alleges generally that the defendants have breached their fiduciary duties owed to GranCare's shareholders by failing to take all reasonable steps necessary to ensure that GranCare shareholders receive maximum value for their shares of GranCare Common Stock in connection with the proposed Distribution and Merger. The complaint further alleges that the directors of GranCare acted in concert as part of a scheme to deprive the plaintiffs unfairly of their investment in GranCare and to unjustly enrich themselves. The plaintiffs are seeking (i) an injunction prohibiting the consummation of the proposed Distribution and Merger or (ii) alternatively, if the proposed Distribution and Merger are consummated, to have such transactions rescinded and set aside and an order requiring the defendants to account to the plaintiffs for all profits realized as a result of the proposed Distribution and Merger. In addition, the plaintiffs are seeking unspecified compensatory damages, costs and to have the complaint certified as a class action.

  On December 19, 1996, a Conditional Agreement and Stipulation of Settlement (the "Settlement Agreement") was reached in the above referenced litigation. The settlement is subject to notice to the proposed class, a hearing (as outlined below), final consideration by the court and satisfaction of certain other conditions and considerations.

  Class counsel and counsel for the defendants intend to seek Final Approval (as defined in the Settlement Agreement) of the proposed settlement and dismissal of the claims that have been or could have been asserted in the litigation by plaintiff and the Settlement Class (as defined below).

  Plaintiff's counsel investigated the facts and circumstances underlying the issues raised in the complaint and researched the law applicable thereto. The investigation by plaintiff's counsel included a review and analysis of GranCare's public disclosures, an analysis of its financial statements, a review of other non-public information and a review of drafts of this Proxy Statement/Prospectus. Plaintiff's counsel submitted suggestions regarding the disclosure pertaining to the proposed Transactions which have been considered in the context of the overall disclosure contained in this Proxy Statement/Prospectus. As a result of comments received from plaintiff's counsel and the Commission, a number of disclosure enhancements have been made regarding the proposed Transactions. GranCare and the plaintiff believe that these disclosure enhancements will aid the shareholders in their understanding and consideration of the proposed Transactions.

  The defendants have vigorously denied all liability and allegations of wrongdoing, and the settlement is not to be construed for any purpose as an inference or admission of liability or wrongdoing by them. The plaintiffs and defendants have concluded that it is desirable to settle the action to avoid the further expense, burden and uncertainty of this litigation, and to put to rest all controversies which were or could have been asserted in connection with any of the matters set forth in the complaint.

  In connection with the settlement the class shall be defined as set forth below (the "Settlement Class"):

    All persons and entities who owned at any time one or more shares of GranCare Common Stock, from and including September 2, 1996 through and including December 19, 1996, excluding the following: the defendants; members of the families of the defendants; any entity in which any defendant owns or holds a controlling interest; and the legal representatives, heirs, successors or assigns of any such excluded parties.

  The settlement also provides, in summary, that the plaintiff's or plaintiff's counsel may submit an application, subject to Court review and approval, seeking an award of attorney's fees and expenses in an aggregate amount of not more than $350,000. The defendants will not oppose such application to the extent the application does not seek more than $350,000 and GranCare will pay the amount the court awards up to $350,000, which is the maximum possible payment exposure of GranCare under the Settlement Agreement.

  The effect of the proposed settlement will be to extinguish the claims contained in the action, along with granting of a general release from other claims, whether asserted or not, as allowed by law.

  Current shareholders of record will receive notice of a hearing to determine whether the proposed settlement of this action is fair, reasonable and adequate and should be approved by the court. As of this time, the hearing date has not been set.

  Under the proposed Settlement Agreement, class members will be given the opportunity to be excluded from the Settlement Class, subject to certain conditions. If the proposed Settlement is approved in final form by the court, it will be binding on all class members who have not previously been excluded from the Settlement Class.

 Properties

  As of August 31, 1996, TeamCare operated 25 institutional pharmacies with eight satellite locations serving 24 states and the District of Columbia. All of TeamCare's physical properties are leased and TeamCare considers its physical properties to be in good operating condition and suitable for the purposes for which they are being used.

  TeamCare's corporate headquarters are located in Atlanta, Georgia. In addition, TeamCare maintains Eastern, Midwestern and Western management offices. TeamCare's space for its corporate headquarters and regional offices is leased; all such leases are immaterial in amount.

         SELECTED HISTORICAL COMBINED FINANCIAL DATA OF TEAMCARE, INC.
                                (IN THOUSANDS)

  The following selected historical combined financial data of TeamCare have been derived from the historical financial statements and should be read in conjunction with the financial statements and notes included herein.

                                                                                      NINE MONTHS
                                      YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                         ------------------------------------------------------ -----------------------
                           1991(1)     1992(1)    1993(1)     1994(1)  1995(1)    1995(1)     1996(1)
                         ----------- -----------  --------    -------- -------- ----------- -----------
                         (UNAUDITED) (UNAUDITED)                                (UNAUDITED) (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Net revenues...........   $68,282     $91,425    $122,238    $171,195 $194,898  $142,768    $194,624
 Expenses:
  Operating expenses
   (excluding items
   shown below).........    58,587      76,824     101,138     147,774  172,288   126,548     168,529
  Interest expense and
   financing charges....     1,906       1,842       2,373         664      497       356         449
  Depreciation and
   amortization.........     1,870       1,988       2,368       3,524    4,705     3,365       4,980
  Nonrecurring costs--
   merger, other........       --        1,114(2)    4,573(1)      --       --        --          --
                           -------     -------    --------    -------- --------  --------    --------
 Income before income
  taxes and
  extraordinary charge..     5,919       9,657      11,786      19,233   17,408    12,499      20,666
 Income taxes...........     1,465       3,700       6,628       7,700    7,000     5,000       8,266
                           -------     -------    --------    -------- --------  --------    --------
 Income before
  extraordinary charge..     4,454       5,957       5,158      11,533   10,408     7,499      12,400
 Extraordinary charge--
  loss on early
  extinguishment of
  debt, net of income
  tax benefit of $856...       --          --      1,285(2)        --       --        --          --
                           -------     -------    --------    -------- --------  --------    --------
 Net income.............   $ 4,454     $ 5,957    $  3,873    $ 11,533 $ 10,408  $  7,499    $ 12,400
                           =======     =======    ========    ======== ========  ========    ========
BALANCE SHEET DATA:
 Cash ..................   $   --      $ 8,575    $  7,671    $  2,884 $  2,840       --     $    868
 Working capital........    10,823      19,538      26,729      34,269   40,319       --       43,414
 Total assets...........    26,303      36,614      56,001     115,191  139,773       --      164,333
 Long-term debt,
  including current
  portions..............    17,420      16,835       5,733       6,454    8,400       --       12,348
 Shareholder's equity...      (983)      5,174      12,923      61,917   72,325       --       84,725

--------
(1) All acquisitions, except for CompuPharm, Inc. ("CompuPharm"), are reflected from the date of acquisition in the historical operating results of TeamCare and the assets and liabilities relating to these acquisitions are included in the balance sheet of TeamCare since that time. The merger with CompuPharm was accounted for as a pooling of interests and, accordingly, the combined financial statements of TeamCare include the historical balances as if TeamCare and CompuPharm had always been combined. The $4.6 million Merger costs in 1993 relate to the CompuPharm Merger. See note 4 to the combined financial statements of TeamCare.
(2) The $1.1 million non-recurring charge in 1992 consisted of expenses related to a retirement agreement with an employee of CompuPharm and expenses relating to terminated negotiations regarding the possible sale of CompuPharm. Such expenses were incurred prior to the merger of GranCare and CompuPharm in December 1993 after which CompuPharm became a wholly-owned subsidiary of GranCare. The extraordinary debt extinguishment charge of $1.3 million in 1993 resulted from debt repayments associated with the merger with CompuPharm.

          TEAMCARE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  TeamCare was formed through the acquisition of various pharmacies by TeamCare's parent, GranCare. GranCare purchased its first institutional pharmacy in December 1990 in connection with the acquisition of AMS. Initially, GranCare's pharmacy operations serviced approximately 1,800 beds. As of September 30, 1996, TeamCare serviced approximately 113,800 beds.

  In December 1993, in connection with the acquisition of CompuPharm, GranCare consolidated its pharmacy operations under the "CompuPharm" name. In April 1996, as part of a new marketing strategy, GranCare began marketing its Institutional Pharmacy Business under the TeamCare name.

  TeamCare currently owns and operates 25 institutional pharmacies serving 24 states and the District of Columbia. In addition, TeamCare operates eight satellite pharmacies, which are smaller pharmacies used to service outlying regions and which do not carry the full complement of drugs available from the institutional pharmacies, and six related businesses involving x-ray, vascular testing, durable medical equipment and computerized record keeping. TeamCare has achieved this growth through a strategy that focuses on (i) continued penetration of existing markets through selling more products to existing customers, increasing same store growth and marketing directed to non-GranCare nursing facilities; (ii) expansion into additional markets in which there is a sufficient base of GranCare beds to support a TeamCare pharmacy; (iii) infusion therapy revenue generation created by targeting specific nursing facilities and home health care agencies; and (iv) acquisitions of pharmacies that can be consolidated with existing TeamCare pharmacies or serve as a more rapid entry into new markets.

RESULTS OF OPERATIONS

 Nine Months ended September 30, 1996 Compared to Nine Months ended September 30, 1995

  TeamCare's net revenues for the nine month period ended September 30, 1996 amounted to $194.6 million compared to $142.8 million for the same nine month period in 1995, an increase of $51.8 million, or 36.3%. This increase is attributable to acquisitions completed in the fourth quarter of 1995 (accounting for $27.1 million of net revenue, or 19.0%), the restoration of the New Jersey Contract in February 1996 and an increase in same-store growth. Same store growth includes only those business units that have been included in results of operations for consistent time periods for purposes of comparison. On a same-store basis, net revenues increased $8.9 million, or 6.2%, for the nine month period ended September 30, 1996 versus the same period in 1995. Same-store revenue growth is primarily attributable to a rise in revenue per bed due to an increase in net revenues from TeamCare's ancillary product lines -- enteral, urological, wound care, IV therapy and the addition of orthotics in January 1996 -- which result in higher patient billings due to the higher acuity patients utilizing these products. For the nine-month period ended September 30, 1996, TeamCare's net revenues from the New Jersey Contract amounted to $15.8 million. In 1996, TeamCare derived 22.2% of its revenues from GranCare facilities and their patients as compared to 18.1% in 1995. The increase in revenues from affiliates is attributable to the addition of facilities acquired in connection with GranCare's merger with Evergreen Healthcare, Inc. ("Evergreen") in July 1995, which TeamCare commenced servicing in the latter part of 1995 upon the integration of Evergreen into GranCare's operations.

  Total beds served at September 30, 1996 amounted to approximately 113,800 compared to approximately 89,300 at September 30, 1995, an increase of 24,500 beds, or 27.4%. This increase is attributable to approximately 8,000 beds associated with the New Jersey Contract and the acquisitions of Emery Pharmacy, Inc., Innovative Pharmacy Services Inc., PharmaCare Inc. and American Pharmaceutical, Inc.

  Gross profit for the nine month period ended September 30, 1996 was $101.8 million compared to $70.9 million for the same period in 1995, an increase of $30.9 million, or 43.6%. The gross profit margin for the nine month period ended September 30, 1996 amounted to 52.3% compared to 49.7% for the same period in 1995. The increase in gross profit margin for the nine month period ended September 30, 1996 is attributed to the continued shift in revenues to higher profit margin product lines and enhanced pricing obtained from major vendors due to strategic alliances that were created.

  Total operating expenses for the nine months ended September 30, 1996 were $75.7 million compared to $54.7 million for the same period in 1995, an increase of $21.0 million, or 38.4%. This increase is attributable to salary and related expenses increasing to $53.0 million through September 30, 1996 from $35.4 million in 1995, an increase of $17.6 million, or 49.7%, while selling, general and administrative expenses increased to $22.7 million for the nine months ended September 30, 1996 from $19.3 million in 1995, an increase of $3.4 million, or 17.6%. The increases from these items are attributable to the continued acquisition strategy of TeamCare and the support required to maintain premium service levels to TeamCare's customers.

  Depreciation and amortization expenses for the nine month period ended September 30, 1996 were $5.0 million compared to $3.4 million for the same period in 1995, an increase of $1.6 million, or 47.1%. This increase is the result of depreciation and amortization expenses attributable to businesses acquired and additions to property and equipment.

  Interest expense and financing charges were $0.4 million for the nine month periods ended September 30, 1996 and 1995.

  Income taxes in 1996 were $8.3 million for the nine month period ended September 30, 1996 compared to $5.0 million for the same period in 1995.

  As a result of the foregoing, net income for the nine month period ended September 30, 1996 was $12.4 million compared to $7.5 million for the same period in 1995, an increase of $4.9 million, or 65.3%.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  TeamCare's net revenues for 1995 amounted to $194.9 million compared to $171.2 million in 1994, an increase of $23.7 million, or 13.8%. The increase is primarily attributable to the July 1, 1994 Long Term Care Pharmaceutical Services Corporation I and Long Term Care Pharmaceutical Services Corporation III (collectively, "LTC") and other acquisitions (which added $38.2 million to net revenues) and to a lesser extent same-store growth. On a same-store basis, net revenues increased $3.3 million, or 13.9% primarily due to a rise in revenue per bed due to an increase in revenues from TeamCare's ancillary product lines: enteral; urological; wound care; and IV therapy. These gains were offset by the loss of the New Jersey Contract, which reduced 1995 revenues by $21.1 million. At December 31, 1995, TeamCare derived 18.1% of its revenue from GranCare facilities and their patients as compared to 11.6% at December 31, 1994. The increase in net revenues from affiliates is attributable to the addition of facilities acquired in connection with the acquisition of Evergreen in July 1995, which TeamCare commenced servicing in the latter part of 1995 upon the integration of Evergreen into GranCare's operations.

  Total beds served at December 31, 1995 amounted to approximately 103,000 compared to approximately 87,300 at December 31, 1994, an increase of 15,700 beds, or 18%. TeamCare attained this increase in spite of the loss of approximately 8,000 beds in 1995 associated with the New Jersey Contract. The loss from the New Jersey Contract was offset by additional beds acquired in three acquisitions; Innovative Pharmacy Services, Inc., PharmaCare, Inc. and American Pharmaceutical, Inc. which serve, in total, almost 20,000 beds, and the growth in other ancillary product lines (enteral, urological, wound care and IV therapy).

  Gross profit for 1995 was $97.4 million compared to $86.5 million in 1994, an increase of $10.9 million, or 12.6%. The gross profit margin in 1995 amounted to 50.0% compared to 50.5% in 1994. The decline in gross profit percentage in 1995 is primarily attributable to the loss of certain other revenues of $0.7 million related to the New Jersey Contract, which affected gross profit by 0.4%, coupled with declines in the reimbursement rates in the states of New Jersey and Wisconsin. This decline was offset by the continued focus of TeamCare on its more highly profitable product lines coupled with completing key strategic alliances with major vendors.

  Total operating expenses for 1995 were $74.8 million compared to $63.1 million in 1994, an increase of $11.7 million, or 18.5%. This increase is attributable to salary and related expenses rising from $40.2 million in 1994 to $48.4 million in 1995, an increase of $8.2 million, or 20.4%, while selling, general and administrative expenses increased to $26.5 million in 1995 from $22.9 million in 1994, an increase of $3.6 million, or 15.7%. The increase in these items is attributable to the continued acquisition strategy of TeamCare and the support necessary to maintain services.

  Depreciation and amortization expenses for 1995 were $4.7 million compared to $3.5 million in 1994, an increase of $1.2 million, or 34.3%. This increase is the result of depreciation and amortization expenses attributable to businesses acquired and normal additions to property and equipment.

  Interest expense and financing charges for 1995 were $0.5 million, compared to $0.7 million in 1994, a decrease of $0.2 million, or 28.6%.

  Income taxes for 1995 were $7.0 million compared to $7.7 million in 1994.

  As a result of the foregoing, net income for 1995 was $10.4 million compared to $11.5 million in 1994, a decrease of $1.1 million, or 9.6%.

 Year End December 31, 1994 Compared to Year Ended December 31, 1993

  TeamCare's net revenues for 1994 amounted to $171.2 million compared to $122.2 million in 1993, an increase of $49.0 million, or 40.1%. This increase is attributable to acquisitions completed (which added $37.8 million to net revenue), and a rise in same-store growth. On a same-store basis, net revenues increased $6.1 million, or 5.3% for fiscal 1994 as compared to fiscal 1993. Same-store revenue increased due to a rise in revenue per bed primarily due to an increase in revenue from TeamCare's ancillary product lines and, to a lesser extent, an improvement in payor mix. At December 31, 1994, TeamCare derived 11.6% of its revenue from GranCare facilities and their patients as compared to 15.1% at December 31, 1993.

  Total beds served at December 31, 1994 amounted to approximately 87,300 as compared to approximately 57,000 at December 31, 1993, an increase of 30,300 beds, or 53.2%. This increase is attributable to the 1994 acquisition of PPCP, Inc. LTC, Merit Pharmacy, Inc. and Ricketts Drug, Inc.

  Gross profit for 1994 was $86.5 million compared to $63.0 million in 1993, an increase of $23.5 million, or 37.3%. The gross profit margin in 1994 amounted to 50.5% compared to 51.5% in 1993. The decline of gross profit percentage in 1994 as compared to 1993 is attributable to a decline in reimbursement rates in various states. In the latter part of 1994, TeamCare started focusing on more highly profitable product lines, as well as creating strategic alliances with major vendors to offset the decline in the gross profit percentage.

  Total operating expenses for 1994 were $63.1 million compared to $41.9 million in 1993, an increase of $21.2 million, or 50.6%. This increase is attributable to salary and related expenses increasing from $28.7 million in 1993 to $40.2 million in 1994, an increase of $11.5 million, or 40.1%, while selling, general and administrative expenses increased to $22.9 million in 1994 from $13.2 million in 1993, an increase of $9.7 million, or 73.5%. These increases are attributable to the continued acquisition strategy of TeamCare and the support necessary to maintain services.

  Depreciation and amortization expenses for 1994 were $3.5 million compared to $2.4 million in 1993, an increase of $1.1 million, or 45.8%. This increase is the result of depreciation and amortization expenses attributable to those businesses acquired and normal additions to property and equipment.

  Interest expense and financing charges for 1994 were $0.7 million compared to $2.4 million in 1993, a decline of $1.7 million, or 70.8%. The decline is attributable to interest and finance charges on debt from the merger with CompuPharm, Inc. in 1993, which was accounted for as a pooling of interest business combination. In connection with the merger, the CompuPharm debt was paid off by TeamCare.

  Income taxes for 1994 were $7.7 million compared to $6.6 million in 1993.

  In 1993, TeamCare recorded $4.6 million of costs related to the CompuPharm, Inc. merger, as well as $1.3 million of charges related to the early extinguishment of CompuPharm, Inc. debt. Similar amounts were not recorded in 1994.

  As a result of the foregoing, net income for 1994 was $11.5 million compared to $3.9 million in 1993, an increase of $7.6 million.

LIQUIDITY AND CAPITAL RESOURCES

  TeamCare's primary source of liquidity at September 30, 1996 was $0.9 million of cash compared to $2.8 million at December 31, 1995, a decrease of $1.9 million. The decrease of cash was primarily due to purchases of property and equipment, acquisitions of businesses which were funded by GranCare and the repayment of certain acquisition debt offset by cash flow generated from operations. From time to time, TeamCare borrows funds from a line of credit established by GranCare. After GranCare is merged with Vitalink, it is not anticipated that this practice will continue. Such amounts are not subject to repayment terms and are repaid from excess operating cash. Payments received by TeamCare from the Medicaid and Medicare programs are TeamCare's largest source of cash flow from operations.

  Net accounts receivable at September 30, 1996 were $47.1 million compared to $37.7 million at December 31, 1995, an increase of $9.4 million or 24.9%. TeamCare's net accounts receivable include receivables from private pay sources as well as third party reimbursement programs such as Medicaid and Medicare. The increase in net accounts receivable at September 30, 1996 as compared to December 31, 1995 is attributable to increases from all payor sources including Medicaid, Medicare, insurance, and private pay, largely the result of acquisitions.

  In addition to principal payments on certain of its non-affiliated acquisition indebtedness, TeamCare has rent obligations related to its leased facilities, as well as property expenses consisting principally of property taxes and insurance. TeamCare's principal payments, cash interest payments, and rent and property expense obligations were $1.4, $0.5 and $4.4 million in 1995, respectively. Principal payments, cash interest payments, and rent and property expense obligations for 1996 are estimated to be $1.2, $0.6 and $5.2 million, respectively. As of September 30, 1996, total acquisition indebtedness to GranCare was $24.7 million, compared to $20.2 million at December 31, 1995. To date no amounts have been paid to GranCare in respect of acquisition indebtedness funded by GranCare. The amounts owed to GranCare for its long-term acquisition indebtedness will not be assumed by Vitalink as part of the Merger.

  TeamCare's operations require capital expenditures to continue to meet the needs of its customers. The Institutional Pharmacy Business is not capital intensive and therefore the principal capital expenditures relate to medical carts, cassettes and vehicles used in daily delivery of TeamCare's products to its customers. Total capital expenditures were $3.9 million and $2.2 million for the nine month period ended September 30, 1996 and the year ended December 31, 1995, respectively.

  Subsequent to the Merger, TeamCare's fixed obligations and capital expenditures will be funded by Vitalink's net working capital and net cash provided from operations in addition to available borrowings under the Vitalink Credit Facility. Vitalink believes such sources of capital will be sufficient to meet TeamCare's (i.e., Vitalink's upon consummation of the Merger) anticipated short-term and long-term working capital requirements which consist primarily of principal and interest payments on its indebtedness, acquisitions, if any, rent obligations and capital expenditures. Although the Vitalink Credit Facility can provide financing for certain acquisitions, to the extent Vitalink pursues future acquisitions there can be no assurance that Vitalink's current sources of capital will be sufficient. Vitalink may be required to obtain additional financing in the event of an acquisition and although management believes such additional financing will be available, there can be no assurance that such financing will be available or, if available, available on terms management believes to be reasonable.

IMPACT OF INFLATION

  The pharmacy industry is labor intensive. Salaries and related costs are especially sensitive to inflation. In addition, TeamCare operates many of its facilities under operating leases which contain provisions for increased rent based upon inflation. Increases in salaries and related expenses and rent expenses, as a result of inflation, without a corresponding increase in Medicaid and Medicare reimbursement rates, could adversely impact TeamCare.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following unaudited pro forma combined condensed financial statements give pro forma effect to the Transactions and all other acquisitions made by Vitalink since June 1, 1995 as though they occurred on June 1, 1995. The unaudited pro forma combined balance sheet at August 31, 1996 gives effect to the Transactions as if they occurred at that date. This pro forma information has been prepared utilizing the unaudited (audited in the case of the statement of income for the twelve month period ended May 31, 1996) historical consolidated financial statements of Vitalink and the unaudited historical combined financial statements of TeamCare for the twelve month period ended May 31, 1996 and the unaudited historical consolidated financial statements of TeamCare for the period ended August 31, 1996. This information should be read in conjunction with the historical financial statements and notes thereto of Vitalink, which are incorporated by reference in this Proxy Statement/Prospectus and of TeamCare, which appear elsewhere herein. Reference is also made to the pro forma financial statements appearing in Annex A reflecting the spin-off of TeamCare from GranCare. The pro forma financial data are provided for comparative purposes only and do not purport to be indicative of the results which would have been obtained if the Merger had been effected during the periods presented.

  The pro forma financial information is based on the purchase method of accounting for the Merger. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

                    PRO FORMA COMBINED STATEMENT OF INCOME

                                            TWELVE MONTHS ENDED MAY 31, 1996
                          ------------------------------------------------------------------------
                                   HISTORICAL                      PRO FORMA (UNAUDITED)
                          ------------------------------  ----------------------------------------
                                                              MERGER       ACQUISITION
                          VITALINK   TEAMCARE    TOTAL    ADJUSTMENTS(A)  ADJUSTMENTS(B) PRO FORMA
                          --------  ----------- --------  --------------  -------------- ---------
                                    (UNAUDITED)
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues............  $141,115   $219,824   $360,939     $    --         $12,538     $373,477
Cost of goods sold......    71,122    106,629    177,751          --           6,642      184,393
                          --------   --------   --------     --------        -------     --------
Gross profit............    69,993    113,195    183,188          --           5,896      189,084
                          --------   --------   --------     --------        -------     --------
Payroll and benefits....    29,255     57,250     86,505          --           3,845       90,350
Selling, general &
 administrative.........    11,662     24,317     35,979          --           1,834       37,813
Provision for doubtful
 accounts...............     2,412      4,271      6,683          --             118        6,801
Depreciation &
 amortization...........     4,363      5,560      9,923        6,567 (c)        267       16,757
                          --------   --------   --------     --------        -------     --------
                            47,692     91,398    139,090        6,567          6,064      151,721
                          --------   --------   --------     --------        -------     --------
Income from operations..    22,301     21,797     44,098       (6,567)          (168)      37,363
Interest income.........     1,003        --       1,003          --             --         1,003
Interest expense........       (51)      (583)      (634)      (6,000)(d)        --        (6,634)
                          --------   --------   --------     --------        -------     --------
Pretax income...........    23,253     21,214     44,467      (12,567)          (168)      31,732
Provision for income
 taxes..................     9,383      8,486     17,869       (2,392)(e)        (67)      15,410
                          --------   --------   --------     --------        -------     --------
Net income..............  $ 13,870   $ 12,728   $ 26,598     $(10,175)       $  (101)    $ 16,322
                          ========   ========   ========     ========        =======     ========
Earnings per share......  $   0.99                                                       $   0.64
                          ========                                                       ========
Weighted average common
 shares outstanding.....    13,976                             11,600 (f)                  25,576
                          ========                           ========                    ========


                            See accompanying notes

                     PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                                          THREE MONTHS ENDED AUGUST 31, 1996
                          ----------------------------------------------------------------------
                            HISTORICAL (UNAUDITED)               PRO FORMA (UNAUDITED)
                          ----------------------------  ----------------------------------------
                                                            MERGER       ACQUISITION
                          VITALINK  TEAMCARE   TOTAL    ADJUSTMENTS(A)  ADJUSTMENTS(B) PRO FORMA
                          --------  --------  --------  --------------  -------------- ---------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues............  $39,373   $67,606   $106,979     $   --           $1,945     $108,924
Cost of goods sold......   20,005    32,352     52,357         --            1,182       53,539
                          -------   -------   --------     -------          ------     --------
Gross profit............   19,368    35,254     54,622         --              763       55,385
                          -------   -------   --------     -------          ------     --------
Payroll and benefits....    8,198    18,236     26,434         --              636       27,070
Selling, general &
 administrative.........    3,342     7,176     10,518         --              303       10,821
Provision for doubtful
 accounts...............      616     1,338      1,954         --               20        1,974
Depreciation &
 amortization...........    1,247     1,693      2,940       1,642 (c)          30        4,612
                          -------   -------   --------     -------          ------     --------
                           13,403    28,443     41,846       1,642             989       44,477
                          -------   -------   --------     -------          ------     --------
Income from operations..    5,965     6,811     12,776      (1,642)           (226)      10,908
Interest income.........      264       --         264         --              --           264
Interest expense........      (11)     (146)      (157)     (1,500)(d)         --        (1,657)
                          -------   -------   --------     -------          ------     --------
Pretax income...........    6,218     6,665     12,883      (3,142)           (226)       9,515
Provision for income
 taxes..................    2,506     2,666      5,172        (598)(e)         (89)       4,485
                          -------   -------   --------     -------          ------     --------
Net income..............  $ 3,712   $ 3,999   $  7,711     $(2,544)           (137)    $  5,030
                          =======   =======   ========     =======          ======     ========
Earnings per share......  $  0.27                                                      $   0.20
                          =======                                                      ========
Weighted average common
 shares outstanding.....   13,980                           11,600 (f)                   25,580
                          =======                          =======                     ========


                             See accompanying notes

                                   PRO FORMA COMBINED BALANCE SHEET
                                          AT AUGUST 31, 1996
                           ---------------------------------------------------
                             HISTORICAL (UNAUDITED)   PRO FORMA (UNAUDITED)
                           -------------------------- ------------------------
                           VITALINK TEAMCARE  TOTAL   ADJUSTMENTS    PRO FORMA
                           -------- -------- -------- -----------    ---------
                                            (IN THOUSANDS)
          ASSETS
Cash...................... $    471 $    456 $    927  $  20,879 (g) $ 11,806
                                                         (10,000)(m)
                                                        (100,000)(k)
                                                         100,000 (k)
Receivables...............   22,096   46,628   68,724        --        68,724
Inventories...............    8,795   15,389   24,184        --        24,184
Deferred income taxes.....    1,430    2,821    4,251        --         4,251
Other.....................      343    3,338    3,681        --         3,681
                           -------- -------- --------  ---------     --------
    Total current assets..   33,135   68,632  101,767     10,879      112,646
Due from Parent...........   14,761      --    14,761        --        14,761
Property and equipment....    8,717   13,373   22,090        --        22,090
Pharmacy contracts and
 other intangibles........    6,351    1,970    8,321     34,262 (n)   42,583
Goodwill..................   35,558   74,784  110,342    247,833 (j)  304,495
                                                         100,000 (k)
                                                             116 (j)
                                                         (40,296)(h)
                                                         (46,378)(h)
                                                         (36,581)(h)
                                                         (20,879)(g)
                                                          18,000 (i)
                                                          (3,400)(l)
                                                          10,000 (m)
                                                         (34,262)(n)
Other assets..............    4,198    3,625    7,823        --         7,823
                           -------- -------- --------  ---------     --------
    Total Assets.......... $102,720 $162,384 $265,104  $ 239,294     $504,398
                           ======== ======== ========  =========     ========
     LIABILITIES AND
   STOCKHOLDERS' EQUITY
Accounts payable..........    5,160   19,323   24,483        --        24,483
Accrued expenses..........    2,784    4,388    7,172     18,000 (i)   25,172
Interest payable..........      --       271      271        --           271
State income taxes
 payable..................      980      --       980        --           980
Notes payable and current
 maturities of long-term
 debt.....................      --     1,669    1,669        --         1,669
                           -------- -------- --------  ---------     --------
    Total current
     liabilities..........    8,924   25,651   34,575     18,000       52,575
                           -------- -------- --------  ---------     --------
Deferred income taxes &
 other long-term
 liabilities..............    3,785    3,703    7,488        --         7,488
                           -------- -------- --------  ---------     --------
Due to Parent.............      --    40,296   40,296    (40,296)(h)        0
                           -------- -------- --------  ---------     --------
Long-term debt............      --     9,774    9,774    100,000 (k)  106,374
                                                          (3,400)(1)
                           -------- -------- --------  ---------     --------
Stockholders' Equity
  Common stock............      140        1      141        116 (j)      257
  Contributed capital.....   38,155   46,378   84,533    247,833 (j)  285,988
                                                         (46,378)(h)
  Retained earnings.......   51,716   36,581   88,297    (36,581)(h)   51,716
                           -------- -------- --------  ---------     --------
    Total stockholders'
     equity...............   90,011   82,960  172,971    164,990      337,961
                           -------- -------- --------  ---------     --------
    Total Liabilities and
     Stockholders'
     Equity............... $102,720 $162,384 $265,104  $ 239,294     $504,398
                           ======== ======== ========  =========     ========

                             See accompanying notes

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

 Introduction

  On September 3, 1996, Vitalink and GranCare entered into a definitive agreement to merge GranCare's Institutional Pharmacy Business, conducted through its TeamCare subsidiary, with and into Vitalink. Subsequent to GranCare's spin-off of its skilled nursing business, Vitalink will issue (i) approximately 11.6 million shares of Vitalink Common Stock in exchange for all of the outstanding shares and stock options of GranCare, (ii) will refinance GranCare's $100.0 million outstanding Senior Subordinated Notes and (iii) will assume existing long-term debt of TeamCare of approximately $8.0 million (consisting of approximately $11.4 million of TeamCare long-term debt at August 31, 1996 plus current maturities, less approximately $3.4 million of debt to be retired by GranCare prior to the Merger). The merger will be accounted for using the purchase method of accounting and, accordingly, the purchase price will be allocated to the net assets acquired based on their estimated fair value at the date of acquisition. The fair market value per share of Vitalink Common Stock used in calculating the preliminary purchase price was $21.375, the published closing price on September 4, 1996, the date the merger was announced. The components of the purchase price are presented below:

      Vitalink Common Stock (11.6 million shares at $21.375 per
       share)...................................................... $247,950
      Face amount of 9 3/8% Senior Subordinated Notes refinanced...  100,000
      Vitalink portion of Shared Transaction Costs.................   11,000
      Non-shared merger related costs..............................    7,000
      Consent Fee paid to HRPT.....................................   10,000
      Closing payment from New GranCare to Vitalink................  (20,879)
                                                                    --------
        Purchase Price............................................. $355,071
                                                                    ========

  The excess of the purchase price over the estimated fair value of net assets acquired is expected to approximate $194 million and will be recorded as goodwill and amortized over 40 years. A summary of the preliminary purchase price allocation is as follows:

      Working capital................................................. $ 42,981
      Property and equipment..........................................   13,373
      Pharmaceutical Supply Agreement.................................   34,262
      Other assets....................................................   80,379
      Goodwill........................................................  194,153
      Other liabilities...............................................  (10,077)
                                                                       --------
        Purchase Price................................................ $355,071
                                                                       ========

 Pro Forma Adjustments

  A description of the pro forma adjustments in the Pro Forma Combined Statements of Income (a) through (f) and the Pro Forma Combined Balance Sheet
(g) through (n) follow:

(a) Represents the pro forma effects of the Merger as though it occurred on June 1, 1995.

(b) Represents the pro forma effects of all acquisitions made by Vitalink since June 1, 1995 as though they occurred on June 1, 1995.

(c) Represents the amortization of approximately $194 million of the excess of the purchase price over the estimated fair value of net assets acquired at August 31, 1996 and the amortization of approximately $34 million representing the estimated fair value of the Pharmaceutical Supply Agreements based on the straight line method over 40 and 20 years, respectively.

(d) Estimated interest expense that would have been incurred on $100 million of borrowings from Vitalink's Credit Facility used to refinance GranCare's $100 million 9 3/8% Senior Subordinated Notes tendered in connection with the merger. Interest expense is based on a rate of 6% (current six-month LIBOR plus 40 basis points).

(e) Represents income tax effects on tax deductible pro forma adjustments using Vitalink's statutory tax rate of 39.875%, which reflects the rates in effect for the periods presented.

(f) Represents the 11.6 million shares of Vitalink Common Stock issued pursuant to the Merger Agreement in exchange for all of the issued and outstanding shares of GranCare Common Stock.

(g) Estimated payment to Vitalink from New GranCare pursuant to a formula in the Distribution Agreement. See the "Distribution Agreement--Treatment of Certain Indebtedness," "--Expenses" and "--Terms of the Distribution Agreement." The estimated payment, which is accounted for as consideration received in calculating the acquisition purchase price, is calculated as follows:

      Agreed value of initial debt to be assumed....................... $88,383
      TeamCare acquisitions subsequent to June 1, 1996.................   7,925
      Shared Transaction Expense settlement amount.....................     400
      TeamCare cash and cash equivalents at August 31, 1996............     456
                                                                        -------
                                                                         97,164
                                                                        -------
      Less actual debt assumed or refinanced by Vitalink:
        Senior Subordinated Notes...................................... 100,000
        TeamCare long-term debt plus current maturities at
         August 31, 1996...............................................  11,443
        Consent Fee paid to HRPT.......................................  10,000
        Retirement of Winyah debt by GranCare prior to merger..........  (3,400)
                                                                        -------
                                                                        118,043
                                                                        -------
      Estimated closing payment to Vitalink............................ $20,879
                                                                        -------
                                                                        -------

(h) Elimination of the capital accounts of TeamCare and the intercompany account between TeamCare and GranCare.

(i) Represents the accrual of estimated merger costs as follows:

      Tender premium on $100 million Senior Subordinated Notes........ $ 9,000
      Redemption premium on $60 million Convertible Debentures(a).....   2,730
      Investment banker fees..........................................   4,000
      Other professional fees and merger related costs................   6,270
                                                                       -------
        Total Shared Transaction Expenses.............................  22,000
        Less costs to be paid by GranCare............................. (11,000)
                                                                       -------
        Net Shared Transaction Expenses...............................  11,000
      Other non-shared merger related costs:
        Legal fees and other..........................................   2,000
        Employee severance and contract terminations..................   5,000
                                                                       -------
      Total estimated merger costs.................................... $18,000
                                                                       =======

     --------
     (a) The amount of the redemption premium will be reduced by $.39 million if the Convertible Debentures are redeemed after January 15, 1997.

(j) Represents the increase in stockholders' equity in connection with the issuance of 11.6 million shares of Vitalink Common Stock as discussed in note (f).

(k) The pro forma financial statements assume tender of 100% of the 9 3/8% Senior Subordinated Notes. The $100 million represents the refinancing of the Notes with funds provided by the Vitalink Credit Facility, a five-year revolving facility. See "Description of the Vitalink Credit Facility". The Senior Subordinated Notes and related interest expense are not reflected in TeamCare's historical financial statements because they are obligations of GranCare. A tender offer for the notes at 109% is being made concurrently with the

   Merger. See "the Distribution Agreement--Treatment of Certain Indebtedness". Vitalink will make the payment for the tendered Senior Subordinated Notes, including the $9 million premium which is a Shared Transaction Expense as presented in note (i). The pro forma interest expense is based on a $100 million borrowing under the Vitalink Credit Facility at a 6.0% interest rate (current six-month LIBOR plus 40 basis points) as shown below:

      Vitalink Credit Facility borrowings to refinance the $100 mil-
       lion
       Senior Subordinated Notes...................................... 100,000
      Interest rate...................................................       6%
                                                                       -------
      Annual pro forma interest expense...............................   6,000
                                                                       =======

    In the event that less than all the Senior Subordinated Notes are tendered, New GranCare will pay Vitalink an "interest rate differential" representing the present value of the payment difference between the 9 3/8% coupon rate and the borrowing rate under Vitalink's Credit Facility. The payment will be amortized as a reduction to interest expense over the term of the notes.

(l) Represents the retirement of Winyah debt by GranCare prior to the Merger.

(m) Represents the payment of the Consent Fee to HRPT.

(n) Represents the estimated fair value of the Pharmaceutical Supply Agreements between TeamCare and New GranCare. See "Existing Contractual Arrangements between TeamCare and New GranCare". The value of the Pharmaceutical Supply Agreements will be amortized over 20 years using the straight line method.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

  The Special Meeting will be held on February 8, 1997 at 11:00 a.m., local time, at the offices of GranCare located at One Ravinia Drive, Suite 1500, Atlanta, Georgia.

PURPOSE OF SPECIAL MEETING

  This Proxy Statement/Prospectus is being furnished to the shareholders of GranCare in connection with the solicitation of proxies on behalf of the Board of Directors of GranCare for use at the Special Meeting to be held on February 8, 1997 at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, or any adjournments or postponements thereof. At the Special Meeting the shareholders of GranCare will be asked to vote upon:

    (i) approval and adoption of the Distribution Agreement and the transactions contemplated by the Distribution Agreement, including (a) the Restructuring, pursuant to which all of GranCare's Skilled Nursing Business will be transferred to New GranCare and (b) the Distribution, pursuant to which all of the New GranCare Common Stock will be distributed to the shareholders of GranCare (the "Distribution Proposal");

    (ii) approval and adoption of the Merger Agreement pursuant to which GranCare (whose sole remaining business after the Distribution will consist of the Institutional Pharmacy Business) will merge with and into Vitalink with Vitalink as the surviving corporation (the "Merger Proposal");

    (iii) the approval and adoption of the 1996 New GranCare Plan (the "1996 New GranCare Plan Proposal");

    (iv) the approval and adoption of the New GranCare Annual Incentive Plan and Stockholder Value Program to be administered under the 1996 New GranCare Plan (together with the 1996 New GranCare Plan Proposal, the "Incentive Plan Proposals");

    (v) the approval of the possible adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of proposals (i) through (iv) above, if deemed appropriate (the "Adjournment Proposal"); and

    (vi) such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Immediately prior to the Effective Time of the Merger, GranCare will distribute all of the New GranCare Common Stock to holders of GranCare Common Stock, whereby each shareholder of GranCare will receive a dividend of one share of New GranCare Common Stock for each share of GranCare Common Stock held by such shareholder as of the Distribution Record Date. See "The Distribution Agreement--Consummation of the Distribution; Treatment of GranCare Stock Options." Pursuant to the Merger Agreement, at the Effective Time, GranCare will merge with and into Vitalink, with Vitalink as the surviving corporation, and each share of GranCare Common Stock outstanding prior to the Merger will be canceled and converted into the right to receive
0.478 of a share of Vitalink Common Stock. See "The Merger Agreement--
General."

  The Distribution Proposal and the Merger Proposal will be considered and voted on separately by GranCare shareholders, but neither the Merger nor the Distribution will be effected unless both Transactions are approved by GranCare shareholders. The Distribution will not take place unless and until all other conditions to the Merger (other than the occurrence of the Distribution itself and the filing of a Certificate of Merger with the Delaware Secretary of State, the California Secretary of State and the Franchise Tax Board) have been satisfied, including shareholder approval of both the Distribution Proposal and the Merger Proposal. It is anticipated that the Distribution will not be effected until immediately prior to the Effective Time of the Merger. Additionally, the Incentive Plan Proposals will not be implemented if the Merger and Distribution are not effected.

  THE BOARD OF DIRECTORS OF GRANCARE HAS UNANIMOUSLY APPROVED THE DISTRIBUTION PROPOSAL AND THE MERGER PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT ALL SHAREHOLDERS VOTE FOR THE APPROVAL OF SUCH PROPOSALS.

SPECIAL MEETING RECORD DATE; VOTING RIGHTS; PROXIES

  GranCare shareholders of record at the close of business on December 10, 1996 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Each shareholder is entitled to one vote per share of GranCare Common Stock held of record on the Special Meeting Record Date with respect to each of the Distribution Proposal, the Merger Proposal, the Incentive Plan Proposals and each other matter properly submitted for consideration at the Special Meeting. As of the Special Meeting Record Date, there were 23,677,925 shares of GranCare Common Stock outstanding and entitled to vote which were held by approximately 1,035 holders of record. GranCare shareholders are entitled to cast their votes at the Special Meeting in person or by properly executed proxies.

VOTING OF PROXIES

  All properly executed proxies received prior to or at the Special Meeting from holders of GranCare Common Stock who are entitled to vote and are represented at the Special Meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Distribution Proposal, the Merger Proposal and the Incentive Plan Proposals.

  There is a possibility that a motion may be considered at the Special Meeting which would adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the Distribution Proposal, the Merger Proposal and the Incentive Plan Proposals. Accordingly, shareholders of GranCare are being asked to vote in favor of any such proposal that may be brought before the Special Meeting.

  If any other matters are properly presented at the Special Meeting for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). GranCare is not aware of any matters expected to be presented at the Special Meeting other than as described in its Notice of Special Meeting of Shareholders.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of GranCare (including by telegram or facsimile), before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or by giving notice of revocation in open meeting, (ii) duly executing a later-dated proxy relating to the same shares of GranCare Common Stock and delivering it to the Secretary of GranCare (including by telegram or facsimile) before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person. In order to vote in person at the Special Meeting, GranCare shareholders must attend the meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent to: GranCare, Inc., One Ravinia Drive, Suite 1500, Atlanta, GA 30346, Attention: Secretary. GranCare shareholders who require assistance in changing or revoking a proxy should contact M. Henry Day by telephone at (770) 673-2515.

REQUIRED VOTE

  Under the CGCL, the affirmative vote of a majority of the issued and outstanding shares of GranCare Common Stock is required to approve the Merger Proposal. The GranCare Board of Directors is also soliciting the affirmative vote of a majority of the issued and outstanding shares of GranCare Common Stock for approval of the Distribution Proposal in accordance with the terms of the Merger Agreement. The affirmative vote of a majority of the shares of GranCare Common Stock present and entitled to vote at the Special Meeting is required to approve the Incentive Plan Proposals and the Adjournment Proposal. The presence, either in person or by properly executed proxy, of a majority of the outstanding shares of GranCare Common Stock as of the Special Meeting Record Date is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted for purposes of determining whether a quorum is present at the Special Meeting.

  Abstentions and broker non-votes (i.e., shares of GranCare Common Stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power, or (iii) the record holder has indicated on the proxy card or otherwise notified GranCare that such record holder does not have authority to vote on that matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In accordance with the CGCL and the GranCare Articles of Incorporation and the Bylaws of GranCare, abstentions and broker non-votes will have the effect of a vote against a proposal.

  Under the CGCL, holders of the GranCare Common Stock are entitled to appraisal rights in connection with the Transactions. See "Comparative Rights of Stockholders--Appraisal Rights."

PROXY SOLICITATION

  GranCare will pay for the cost of solicitation of proxies on behalf of the Board of Directors of GranCare, except that expenses incurred in printing, mailing and filing this Proxy Statement/Prospectus will be a Shared Transaction Expense. In addition to soliciting proxies by mail, directors, officers and employees of GranCare may solicit proxies in person or by telephone, telecopy, telegram or other means of communication. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to beneficial owners of shares of GranCare Common Stock held of record by such persons as of the Record Date, and GranCare may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. GranCare has retained Morrow & Co. as a proxy solicitor at an estimated cost not to exceed $6,500, plus reimbursement of expenses, to assist in its solicitation of proxies from shareholders.

                        DESCRIPTION OF THE TRANSACTIONS

BACKGROUND OF THE TRANSACTIONS

  The terms of the Merger Agreement resulted from arm's length negotiations between representatives of GranCare, Manor Care and Vitalink.

  During 1995 and continuing into 1996, management of GranCare did not believe that the trading prices for GranCare Common Stock fully reflected the intrinsic value of the Institutional Pharmacy Business operated through GranCare's wholly-owned subsidiary, TeamCare. GranCare management believed that investors in equity securities issued by companies that are primarily in the skilled nursing and related lines of business focused on increasing regulation and regulatory and reimbursement uncertainty, which resulted in lower trading multiples being applied to the publicly traded equity securities of such companies than the trading multiples that were applied to the publicly traded equity securities of companies that were engaged primarily in the institutional pharmacy business. GranCare management, after repeated attempts at communicating to equity analysts the comparative value embedded in its Institutional Pharmacy Business, concluded that shareholder value could be enhanced if steps were taken to permit the market to focus on the intrinsic value imbedded in the TeamCare Institutional Pharmacy Business in a manner separate and distinct from the Skilled Nursing Business.

  GranCare management believed that in connection with any separation of TeamCare as a free-standing publicly traded company, it was important that there exist a reasonably liquid trading market for the equity securities of TeamCare. Furthermore, GranCare management believed that shareholder interests would be best served if the total market capitalization of the equity resulting from any such separation was of a sufficient size to make it likely that independent research regarding the business and prospects of TeamCare would be available. In late 1995, GranCare management began exploring alternative means of realizing the value of its Institutional Pharmacy Business, including a spinoff to shareholders, an initial public offering of TeamCare capital stock or a merger with another institutional pharmacy company. In connection therewith, GranCare senior management began to discuss with representatives of PaineWebber a possible spinoff of the Institutional Pharmacy Business.

  In January 1996, as a result of preliminary contacts made by PaineWebber, Gene E. Burleson and Everett W. Benton, the Chairman and Chief Executive Officer and Executive Vice President and General Counsel, respectively, of GranCare, met with Stewart Bainum, Jr. and James A. MacCutcheon, the Chairman and Chief Executive Officer and Chief Financial Officer, respectively, of Manor Care, in Washington, D.C. to discuss generally the possibility of combining TeamCare with Manor Care's approximately 82.3% owned, publicly traded institutional pharmacy subsidiary--Vitalink.

  Additional meetings were held (i) on February 26, 1996 in Atlanta, Georgia between Mr. MacCutcheon; Scott Macomber, the Chief Financial Officer of Vitalink; Messrs. Burleson, Benton and Jerry A. Schneider, GranCare's Chief Financial Officer; and representatives of PaineWebber and (ii) on March 21, 1996 in Silver Spring, Maryland between Mr. MacCutcheon and Joseph R. Buckley (Executive Vice President--Manor Care) for Manor Care; Mr. Macomber for Vitalink; Messrs. Burleson, Benton and Schneider for GranCare; and representatives of PaineWebber. During each of these meetings, preliminary consideration was given to the feasibility of a combination of Vitalink and GranCare and various possible transaction structures. During such meetings, Manor Care made it clear that it was unwilling to pursue a transaction unless GranCare's other businesses were first separated from the Institutional Pharmacy Business. In April 1996, the parties executed reciprocal confidentiality agreements and commenced detailed due diligence investigations regarding each other's business and financial matters. At the same time, representatives of PaineWebber continued their financial due diligence and their review of possible transaction structures and, in meetings in May in Washington, D.C. and Atlanta, Georgia, Messrs. Burleson, Benton and Schneider for GranCare; Messrs. Bainum, Buckley, MacCutcheon and Mr. Macomber for Manor Care and Vitalink, representatives of PaineWebber, and counsel for each of GranCare and Vitalink discussed the possibility of effecting the separation of TeamCare pursuant to a combination of GranCare (following the spinoff of the Skilled Nursing Business) and Vitalink in which Vitalink would be the surviving corporation.

  Negotiations ensued during May and June 1996 principally between Messrs. Bainum, Buckley and MacCutcheon for Manor Care; Mr. Macomber and Donna L. DeNardo (President and Chief Operating Officer--Vitalink) for Vitalink; Messrs. Burleson, Benton and Schneider for GranCare; and representatives of PaineWebber; and representatives of each of Manor Care's, Vitalink's and Grancare's respective outside legal counsel. During such negotiations the respective values of TeamCare and Vitalink, the extent of the dilution of Manor Care's ownership position in Vitalink that Manor Care would accept, the allocation of certain items of GranCare indebtedness, transaction expenses and the method of accomplishing the TeamCare separation in a manner that would be tax-free to GranCare shareholders were discussed.

  By late June 1996, GranCare's management decided to pursue the possibility of distributing GranCare's various non-institutional pharmacy businesses in a tax-free distribution. GranCare's management believed that the resulting skilled nursing company would have a total market capitalization that would provide the basis for a reasonably liquid trading market for such company's publicly traded securities. Management of GranCare and management of Vitalink also determined that numerous synergies would potentially result from the combination of Vitalink and TeamCare and that the revenue base and resulting market capitalization of the combined companies would be such that the resulting company would be one of the leading institutional pharmacy operations in the United States. In late June, GranCare also held preliminary discussions with First Union National Bank and Chase Manhattan Bank regarding the likely terms of a new credit facility for New GranCare.

  In an extended meeting on July 1-2, 1996, the GranCare Board of Directors discussed with management various possible transaction structures that would have the effect of enabling GranCare shareholders to realize the intrinsic value of the Institutional Pharmacy Business, including (i) a business combination with Vitalink and (ii) an initial public offering of TeamCare capital stock. At this meeting, PaineWebber discussed the strategic rationale and possible structure and terms for a spinoff of GranCare's Skilled Nursing Business and a business combination of GranCare's Institutional Pharmacy Business with Vitalink, and another investment banking firm discussed a proposal to manage an underwritten public offering of TeamCare's capital stock. The latter possibility was rejected in light of a perceived weakening in the market for initial public offerings and the resulting uncertainty with respect to the valuation of TeamCare's capital stock. In addition, the GranCare Board of Directors was concerned about a limited trading market for the TeamCare capital stock and that the TeamCare capital stock would therefore not trade at an acceptable level.

  Following extended deliberation during the course of the July 1-2 meeting, the GranCare Board of Directors authorized management to pursue negotiations with Vitalink regarding a transaction pursuant to which GranCare, after the spinoff of its Skilled Nursing Business, would merge with and into Vitalink and GranCare shareholders would receive Vitalink Common Stock and common stock of the entity that would conduct the Skilled Nursing Business in a tax-free transaction. GranCare management was authorized to negotiate the definitive terms of such transaction subject to certain requirements articulated by the GranCare directors regarding the management structure of the resulting combined company which the GranCare directors believed were necessary in the context of a "merger of equals" transaction. Tentative approval of the proposed terms of a credit facility in the aggregate amount of $300.0 million with First Union National Bank of North Carolina acting as Administrative Agent and The Chase Manhattan Bank acting as Syndication Agent (the "New Credit Facility") for New GranCare was also given and GranCare management was authorized to negotiate the definitive terms of such facility.

  Following the July 1-2, 1996 meeting of GranCare's Board of Directors, Messrs. Benton and Schneider for GranCare; Messrs. Buckley, and Wallace E. Boston, Jr. (Senior Vice President--Mergers and Acquisitions--Manor Care) for Manor Care; and Mr. Macomber as the principal representative of Vitalink, along with their respective counsel and representatives of PaineWebber, began to negotiate the definitive terms of the proposed transaction in a series of meetings held in New York on July 10-11, July 22-24 and August 26-28, 1996 and in Atlanta on August 20, 1996. While PaineWebber made no recommendation during such negotiations regarding the amount of consideration to be paid in the Merger, PaineWebber subsequently delivered its opinion to the GranCare Board of Directors as referred to below. On September 3, 1996, the GranCare Board of Directors received a detailed presentation of the legal and financial terms of the proposed transaction from Messrs. Benton and Schneider and Powell, Goldstein, Frazer & Murphy, outside counsel to GranCare. As part of these presentations, representatives of PaineWebber reviewed their financial analysis of the proposed transaction and delivered PaineWebber's opinion that the consideration to be received by the shareholders of GranCare pursuant to the Distribution and the Merger taken together, was fair, from a financial point of view, to the shareholders of GranCare, each as described under the caption "Opinion of GranCare's Financial Advisor" below.

  After reviewing the drafts of the principal agreements that had been prepared and receiving such presentations, the outside directors of GranCare (Charles M. Blalack, Antoinette Hubenette, M.D., Joel S. Kanter, Ronald G. Kenny, Robert L. Parker, William G. Petty, Jr., Edward V. Regan and Gary U. Rolle) dismissed the GranCare management representatives participating in the meeting, as well as Mr. Burleson, and met in executive session with representatives of Powell Goldstein, and PaineWebber to discuss the proposed Transactions, management considerations regarding New GranCare and Vitalink and the interests of members' of GranCare management in the proposed Transactions, other than their interests as GranCare shareholders generally, which may cause potential conflicts of interest. See "--Interests of Certain Persons in the Transactions." In connection therewith, the GranCare Board of Directors confirmed that GranCare management did not intend to recommend any material changes to management compensation arrangements for New GranCare management following completion of the Distribution. In addition, the GranCare Board of Directors confirmed that the maximum amount that could become payable pursuant to management incentive plans and employment agreements upon the occurrence of a change of control which would occur upon consummation of the proposed Transactions was approximately $14.0 million, of which approximately $7.0 million was the maximum amount payable pursuant to change in control provisions in executive officer employment agreements. However, the outside directors of GranCare also confirmed that any person who was a party to an employment agreement would waive his or her rights to any payments thereunder as a condition to obtaining employment with New GranCare or Vitalink following the completion of the Transactions and it was expected that this would significantly reduce the amounts payable by GranCare pursuant to such agreements. Following completion of this discussion, Mr. Burleson and various GranCare management representatives rejoined the meeting and additional discussion ensued regarding management and related issues.

  Upon completion of this discussion, the GranCare directors, having concluded that their previously articulated requirements regarding the management structure of Vitalink following the Merger had been fulfilled, unanimously approved the Merger and the Distribution and the forms of the various principal agreements that had been presented to the directors for consideration in connection therewith. The GranCare Board of Directors also authorized GranCare's appropriate officers to execute and deliver the Merger Agreement and the Distribution Agreement.

THE DISTRIBUTION AND THE MERGER

  Following the approval and adoption of the Distribution Proposal and Merger Proposal by the requisite vote of the shareholders of GranCare and the satisfaction or waiver of the other conditions to the Merger, (i) on the Distribution Date, GranCare shall effect the Distribution and (ii) GranCare will be merged with and into Vitalink, with Vitalink continuing as the surviving corporation. The Merger will become effective upon (i) the filing of the certificate of satisfaction with the Franchise Tax Board in accordance with the provisions of Section 1103 of the CGCL and the Bank and Corporation Tax Law; (ii) the filing of a certified copy of the Merger Agreement with the Secretary of State of the State of California in accordance with Section 1108 of the CGCL; and (iii) the filing with the Secretary of State of the State of Delaware a duly executed certificate of merger (the "Certificate of Merger"), in the form required by and in accordance with the DGCL.

GRANCARE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF GRANCARE

  The Board of Directors of GranCare believes the Transactions constitute a significant strategic opportunity for both GranCare's Institutional Pharmacy Business and Skilled Nursing Business. The Board of Directors of GranCare believes that the terms of the Transactions are fair to and in the best interests of GranCare and its shareholders. In reaching this determination, the GranCare Board of Directors consulted with GranCare management as well as financial and legal advisors, and considered the following factors which were viewed as material:

    (i) The combined pharmacy company resulting from the Merger is expected to benefit from several operational efficiencies including, but not limited to (a) greater purchasing power with distributors and manufacturers, (b) elimination of duplicate administrative and accounting functions, (c) consolidation of local pharmacy operations where service areas overlap and
  (d) the integration of information systems and related personnel.

    (ii) The Surviving Corporation (as defined in the Merger Agreement) will possess greater managerial, operational and financial resources than TeamCare. As a result of its greater financial resources, the Surviving Corporation may be expected to have enhanced access to capital on more favorable terms than were previously available to TeamCare.

    (iii) The size and market capitalization of the Surviving Corporation is expected to increase shareholder liquidity as well as the market visibility of the combined pharmacy operations.

    (iv) Separating GranCare's Institutional Pharmacy Business from GranCare's Skilled Nursing Business will enhance the ability of GranCare shareholders to participate in the pharmacy industry's rapid consolidation through an accelerated acquisition program. The institutional pharmacy business currently is highly fragmented, but the few large industry participants are acquiring and merging with smaller, independent pharmacy operators. GranCare has historically found that some sellers of independent pharmacies prefer, for various reasons, to combine with a pure pharmacy company rather than a full-spectrum post-acute care company, and GranCare management believes that sellers of small, independent pharmacy operations may be more willing to accept as consideration for the purchase of their businesses equity in a publicly traded pure pharmacy company than equity in a predominantly long-term care company with a pharmacy component.

    (v) The Surviving Corporation will have broader geographic coverage than TeamCare, which is expected to enhance the ability of the Surviving Corporation to serve customers with geographically diverse operations and compete in an increasingly managed care-oriented marketplace.

    (vi) The expanded customer base of the Surviving Corporation is expected to increase the potential return from investments GranCare has made in the development of clinical information systems, pharmacy formularies and its group purchasing organization. A substantial amount of the investment in these development projects, which expand TeamCare's (and, following the Merger, Vitalink's) product and service offerings, has already been made. As a result, future returns are expected to exhibit the benefits of economies of scale.

    (vii) Vitalink has invested in such programs as disease state management protocols and patient outcome monitoring designed to help customers deliver the most appropriate medical treatment to their patients and optimize costs within contracted arrangements with managed care providers. The Merger will allow the combined pharmacy to offer these benefits to TeamCare's customers while deriving financial benefit from any related cost or marketing advantages.

    (viii) The Merger structure facilitates both a tax-free realization of the value of GranCare's Institutional Pharmacy Business and an approximate $86.3 million reduction in the outstanding debt remaining with New GranCare.

    (ix) The Transactions allow GranCare shareholders to receive fair value for GranCare's Institutional Pharmacy Business and to retain their investment in both the Institutional Pharmacy Business (through Vitalink) and the Skilled Nursing Business to be conducted by New GranCare.

  In approving the Merger Agreement, the Distribution Agreement and the transactions contemplated thereby, and in recommending that GranCare's shareholders approve the Merger and the Distribution, the GranCare Board of Directors also considered, the proposed structure of the Merger and provisions relating to corporate governance and ownership control of Vitalink following the Merger and determined that the provisions in the Shareholders Agreement regarding the obligation of Manor Care to vote its shares of Vitalink Common Stock in favor of the election of the GranCare Nominees was sufficient, when coupled with the restrictions on Manor Care's ability to dispose of its Vitalink Common Stock, to ensure that the interests of GranCare's shareholders following the Merger and the Distribution will be protected. The allocation of the consideration received from Vitalink was primarily a function of the amount of dilution Manor Care was willing to incur with respect to its equity interest in Vitalink. Once the general value of TeamCare was agreed upon by the parties, the difference in the agreed upon value of TeamCare and the value of the maximum number of shares of Vitalink Common Stock that Manor Care was willing to permit Vitalink to issue in the Merger was compensated for by the assumption of GranCare indebtedness by Vitalink as a consequence of the Merger. As a result, the Board of Directors concluded that the amount of Vitalink Common Stock to be received in the Merger was fair given the then prevailing market price of Vitalink Common Stock when taken together with the amount of GranCare indebtedness to be assumed by Vitalink as a consequence of the Merger. The GranCare Board of Directors also determined that the consideration to be paid in the Merger, as a multiple of EBITDA of the Institutional Pharmacy Business, was comparable to multiples of EBITDA associated with certain comparable transactions deemed to be relevant. The GranCare directors also determined that the conditions under which the Merger Agreement may be terminated and fees payable upon such termination would not preclude a third party acquiror from submitting a competing offer that might provide more value to GranCare's shareholders and that the amount of fees payable upon termination were, on a per share basis, not inconsistent with the termination fees that were applicable in comparable transactions. Furthermore, the GranCare directors also believed that the reciprocal nature of the termination provisions was appropriate, given the structure of the Merger as a merger of equals. In the view of the GranCare Board of Directors, the PaineWebber fairness opinion, to the effect that the consideration to be received by the GranCare shareholders pursuant to the Distribution and the Merger, taken as a whole, is fair to such holders from a financial point of view, further supports the determination by the GranCare Board of Directors that the consideration to be received by GranCare shareholders is fair. The GranCare Board of Directors may elect, but is not required, to seek an updated fairness opinion from PaineWebber. It is not presently contemplated that GranCare will seek an updated fairness opinion in the absence of unanticipated material developments relating to the Skilled Nursing Business, the Institutional Pharmacy Business, or Vitalink's business or material revisions to the financial terms of the Merger Agreement. In this regard, GranCare believes that the fact that no potential acquiror has contacted GranCare subsequent to the public announcement of the Transactions and made an offer to acquire the Institutional Pharmacy Business indicates that an updated fairness opinion is unnecessary.

  The GranCare Board of Directors considered a number of potentially negative factors in its deliberations concerning the Transactions. It was noted that a substantial amount of goodwill would be created by the Merger which would have a dilutive effect on Vitalink's earnings per share. The GranCare directors concluded, however, that the effect of the additional goodwill created as a consequence of the Merger was offset by the operating synergies and other benefits that would be generated by the Transactions noted in subparagraphs
(i), (ii), (v), (vi) and (vii) above. Furthermore, the GranCare directors were cognizant that goodwill was purely an accounting concept and, as a result, would not have a tangible negative effect on operations. The GranCare Board of Directors also viewed Manor Care's substantial control of Vitalink to be a negative factor but concluded that the provisions in the Shareholders Agreement pertaining to the obligation of Manor Care to vote its shares of Vitalink Common Stock in favor of the election of the GranCare Nominees and the limitations on Manor Care's ability to dispose of its Vitalink Common Stock, together with the appointment of Gene E. Burleson as Vitalink's Chief Executive Officer, appropriately mitigated any risks with respect to Manor Care's control of Vitalink. The GranCare Board of directors also considered the matters discussed under "--Interests of Certain Persons in the Transactions" and determined such interests did not significantly affect the Board's recommendation since such interests largely related to the vesting of outstanding options or rights under existing incentive plans and employment agreements which were not expected to be material in amount, rather than interests or affiliations with Vitalink. Similarly, the GranCare directors confirmed that substantially all of the members of GranCare's management team (other than Messrs. Burleson, Reynolds and Finney) presently intended to continue employment with New GranCare. As a condition to such employment, each GranCare officer who was a party to an employment agreement would waive his or her rights to any benefits under such agreement thereby reducing significantly the amount of payments that GranCare would be required to make upon a change of control such as would occur upon completion of the Transactions. In addition, the GranCare Board of Directors determined that Mr. Burleson's employment agreement with Vitalink did not create any significant conflicts of interest since the terms of such agreement were substantially similar to the terms of his existing employment agreement with Grancare and since Mr. Burleson had agreed to waive severance benefits pursuant to his existing employment agreement with GranCare in connection with negotiating his agreement with Vitalink. Finally, the GranCare directors considered the risks associated with operating the Skilled Nursing Business as a separate company, primarily the impact of reduced size and market capitalization on New GranCare's access to funding. The GranCare directors concluded that New GranCare would still be of a sufficient size to have adequate access to capital on competitive terms, which conclusion is supported by New GranCare's ability to obtain the New Credit Facility. The GranCare Board of Directors also concluded that the spin-off would permit New GranCare management to focus on the Skilled Nursing Business and would eliminate the operational conflict of managing two different businesses.

  The foregoing discussion of the information and factors considered and given weight by the GranCare Board of Directors is not intended to be exhaustive but includes the material factors considered by the GranCare Board of Directors. In addition, in reaching the determination to approve and recommend the Transactions, in view of the wide variety of factors considered in connection with its evaluation of the proposed Transactions, the GranCare Board of Directors did not find it practical to and did not quantify or otherwise attempt to assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

  THE BOARD OF DIRECTORS OF GRANCARE UNANIMOUSLY RECOMMENDS TO THE HOLDERS OF GRANCARE COMMON STOCK THAT THE DISTRIBUTION AND MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY BE APPROVED.

OPINION OF GRANCARE'S FINANCIAL ADVISOR

  PaineWebber has delivered its written opinion to the Board of Directors of GranCare (the "Opinion"), to the effect that, as of September 3, 1996, and based on its review and assumptions and subject to the limitations summarized and set forth therein, the consideration to be received by the holders of GranCare Common Stock pursuant to the Distribution and the Merger, taken together, is fair to such holders from a financial point of view.

  THE FULL TEXT OF THE OPINION OF PAINEWEBBER, DATED SEPTEMBER 3, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS. GRANCARE'S SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE PAINEWEBBER OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  GranCare retained PaineWebber as its exclusive financial advisor in connection with the Distribution and the Merger. In connection with such engagement, GranCare requested PaineWebber to render an opinion as to whether the consideration to be received by the holders of GranCare Common Stock pursuant to the Distribution and the Merger, taken together, is fair to such holders from a financial point of view.

  The Opinion was directed to the Board of Directors of GranCare and does not constitute a recommendation to any holder of GranCare Common Stock as to how any such shareholder should vote with respect to the Merger and Distribution.

  In arriving at its Opinion, PaineWebber, among other things: (i) reviewed, among other public information, GranCare's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and GranCare's Form 10-Q and the related unaudited financial information for the quarters ended March 31, 1996 and June 30, 1996; (ii) reviewed, among other public information, Vitalink's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended May 31, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of each of GranCare and Vitalink, furnished to PaineWebber by GranCare and Vitalink, respectively; (iv) conducted discussions with members of senior management of GranCare and Vitalink concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity of the GranCare Common Stock and the Vitalink Common Stock and compared such prices and trading histories with those of certain publicly traded companies which PaineWebber deemed to be relevant; (vi) compared the financial position and operating results of GranCare and Vitalink with that of certain publicly traded companies which PaineWebber deemed to be relevant;
(vii) compared the financial terms of the Merger with the financial terms of certain other business combinations which PaineWebber deemed to be relevant;
(viii) considered the potential pro forma effects of the Merger and the Distribution on Vitalink's and New GranCare's respective projected earnings per share and capitalization; (ix) reviewed drafts of the Distribution Agreement and Merger Agreement, and other ancillary agreements as PaineWebber deemed relevant, dated August 28, 1996; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary including its assessment of regulatory, general economic, market and monetary conditions.

  In preparing the Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by GranCare and Vitalink and PaineWebber did not assume any responsibility to independently verify such information. PaineWebber assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of GranCare, New GranCare and Vitalink as to the future performance of New GranCare and Vitalink, respectively. PaineWebber also relied upon assurances of the management of GranCare and Vitalink that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber also assumed, with the consent of the Board of Directors of GranCare, that (i) the Merger will be accounted for under the purchase method of accounting; and (ii) any material liabilities (contingent or otherwise, known or unknown) of GranCare and Vitalink were as set forth in the consolidated financial statements of GranCare and Vitalink, respectively. PaineWebber also assumed that the transaction described in the Merger Agreement and the Distribution Agreement would be consummated on the terms set forth therein without any waiver and that there would not be any material taxes payable by GranCare as a result of any such transactions. PaineWebber did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of GranCare or Vitalink, nor was PaineWebber furnished with any such evaluations or appraisals. The Opinion is based upon regulatory, economic, monetary and market conditions existing on the date thereof.

  The Opinion does not address the relative merits of the Merger, the Distribution and any other transactions or business strategies considered by the Board of Directors of GranCare as alternatives to the Merger and Distribution or the decision of the Board of Directors of GranCare to proceed with the Merger and Distribution. PaineWebber expressed no opinion as to the price or trading range at which shares of Vitalink Common Stock or New GranCare Common Stock will trade after consummation of the Merger and Distribution. PaineWebber was not requested to solicit, and did not solicit, potential proposals from any third parties for the acquisition of GranCare's Institutional Pharmacy Business.

  The following paragraphs summarize the material analyses performed by PaineWebber in arriving at the Opinion and was provided by PaineWebber for inclusion herein.

 Skilled Nursing Facility Business--New GranCare

  Stock Trading History--PaineWebber reviewed the history of the trading prices and volume for GranCare Common Stock during the one-year period ending on August 29, 1996, separately and in relation to the market prices of (i) the Standard & Poor's 500 Index (the "S&P 500"), and (ii) an index of skilled nursing facility companies (the "Skilled Nursing Facility Index") consisting of the following companies: Arbor Health Care Company; Beverly Enterprises, Inc.; Genesis Health Ventures, Inc.; Health Care and Retirement Corp.; Horizon/CMS HealthCare Corp.; Horizon Mental Health Management, Inc.; Integrated Health Services, Inc.; Living Centers of America, Inc.; Manor Care, Inc.; Mariner Health Group, Inc.; The Multicare Companies, Inc.;

Regency Health Services, Inc.; Retirement Care Associates, Inc.; Sun Healthcare Group, Inc.; Theratx, Inc. and Vencor, Inc. Such review indicated that during such period, the GranCare Common Stock performed comparably to the Skilled Nursing Facility Index but underperformed the S&P 500.

  Selected Comparable Public Company Analysis--Using publicly available information, PaineWebber compared selected projected financial and operating data of New GranCare to the corresponding data of a group of publicly traded companies that PaineWebber deemed to be similar. These companies included:
Beverly Enterprises, Inc.; Living Centers of America, Inc.; Regency Health Services, Inc.; Retirement Care Associates, Inc. and Vencor, Inc. (collectively the "Comparable Skilled Nursing Facility Companies"). PaineWebber calculated multiples of total enterprise value (market value plus total debt less cash and cash equivalents) to latest twelve months ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA"). PaineWebber also calculated multiples of estimated December 31, 1996 and December 31, 1997 earnings per share ("EPS") (adjusted to reflect a December year end) based on information provided by the Institutional Brokers Estimate System ("I/B/E/S"). The low, high and median multiples of LTM EBITDA were 4.7x, 9.7x (excluding Retirement Care Associate's 11.6x EBITDA) and 7.8x, respectively. The low, high and median multiples of estimated December 31, 1996 EPS were 10.0x, 17.1x and 13.8x, respectively. The low, high and median multiples of estimated December 1997 EPS were 8.0x, 14.0x and 12.1x, respectively.

  PaineWebber applied the low, high and median multiples of the Comparable Skilled Nursing Facility Companies to New GranCare's estimated December 31, 1996 EBITDA and estimated December 31, 1996 and December 31, 1997 EPS (based on GranCare's management estimates) and estimated a range of implied fully diluted equity values per share. PaineWebber noted that on an EBITDA basis, the low and high multiples of 4.7x and 9.7x (excluding Retirement Care Associates' 11.6x EBITDA multiple) of the Comparable Skilled Nursing Facility Companies produced a range of implied fully diluted equity values per share of $4.58 to $18.92, with the median multiple of 7.8x implying a value of $13.43 per share. On an estimated 1996 EPS basis, the low and high multiples of 10.0x and 17.1x produced a range of implied fully diluted equity values per share of $7.70 to $13.17, with a median multiple of 13.8x implying a value of $10.63 per share. On an estimated 1997 EPS basis, the low and high multiples of 8.0x and 14.0x produced a range of implied fully diluted equity values per share of $7.52 to $13.16, with a median multiple of 12.1x implying a value of $11.37 per share.

  Discounted Cash Flow Analysis--PaineWebber performed a discounted cash flow analysis of the projected financial performance of New GranCare based upon a five-year forecast for New GranCare provided by GranCare's management. The discounted cash flow analysis estimated the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based upon two methodologies: (i) a range of EBITDA multiples from 7.4x to 8.0x and (ii) a range of perpetual growth rates from 1.0% to 4.0%. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 9.50% to 10.25%. Based on this analysis, the derived hypothetical fully diluted equity values on an EBITDA exit multiple methodology basis was estimated ranging from $15.50 to $16.50 per share of GranCare Common Stock, and the hypothetical fully diluted equity values on a perpetual growth methodology basis was estimated ranging from $8.25 to $11.25 per share of GranCare Common Stock.

 The Pharmacy Business--TeamCare

  Stock Trading History--PaineWebber reviewed the history of the trading prices and volume for GranCare Common Stock and Vitalink Common Stock, both separately and in relation to the prices of (i) the S&P 500 during the one-year period ending August 29, 1996 and (ii) an index for GranCare consisting of NCS Healthcare, Inc. ("NCS"), Omnicare, Inc. ("Omnicare") and Vitalink during the period commencing February 14, 1996 and ending August 29, 1996, and
(iii) an index for Vitalink consisting of NCS and Omnicare during the period commencing February 14, 1996 and ending August 29, 1996. Such reviews indicated that during the respective periods referred to in the immediately preceding sentence, (i) the GranCare Common Stock underperformed the S&P 500 and the performance of NCS but outperformed Omnicare and Vitalink, (ii) the Vitalink Common Stock outperformed the S&P 500 and the performance of Omnicare but underperformed NCS.

  Comparable Public Company Analysis--PaineWebber noted that GranCare's stock price was $19.25 and $17.88 based on its August 29, 1996 closing price and on a 120 day average as of August 29, 1996, respectively. PaineWebber subtracted the value range implied for New GranCare under the "Selected Comparable Public Company Analysis" referred to above from the GranCare stock price to calculate the implied TeamCare market valuation ("Implied TeamCare Market Valuation"). The Implied TeamCare Market Valuation produces a range of values from $8.25 to $11.25 per GranCare share based on GranCare's August 29, 1996 closing price of $19.25 per share, and values of $6.88 to $9.88 per share of GranCare Common Stock based on its 120 day average closing price of $17.88 per share. Using the Exchange Ratio of 0.478 and Vitalink's closing stock price per share on August 29, 1996 of $22.88 and its stock price based on a 120 day average as of August 29, 1996 of $23.03, then the implied value of TeamCare stock would range from $10.93 to $11.01 per share. Comparing these results to the Implied TeamCare Market Valuation yields a (discount) or premium range of (2.8)% to 32.5%, based on stock prices as of August 29, 1996, and a premium range of 11.4% to 60.0%, based on the 120 average as of August 29, 1996.

  PaineWebber noted that based on TeamCare's LTM results as of May 31, 1996 the Transactions, if consummated on this date, would imply multiples of total enterprise value to revenue, EBITDA and EBIT of 1.65x, 13.3x and 16.6x, respectively. Further, it would imply multiples of equity value to LTM net income, estimated December 31, 1996 net income and estimated December 31, 1997 net income of 21.9x, 21.2x and 16.7x, respectively.

  Discounted Cash Flow Analysis--PaineWebber performed a discounted cash flow analysis of the projected financial performance of TeamCare and compared it to the discounted cash flow analysis of the projected financial performance of the combined Vitalink/TeamCare, based upon the Exchange Ratio of 0.478. Such projected financial performances were based upon five-year forecasts for TeamCare and Vitalink provided by GranCare's and Vitalink's management's, respectively. For TeamCare, on a stand-alone basis, the discounted cash flow analysis estimated the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based upon two methodologies: (i) a range of EBITDA multiples from 11.0x to 12.5x and (ii) a range of perpetual growth rates from 1.0% to 4.0%. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 11.25% to 12.00%. Based on this analysis, the derived hypothetical fully diluted equity values on an EBITDA exit multiple methodology basis was estimated from $18.50 to $19.50 per share of GranCare Common Stock and the hypothetical fully diluted equity values on a perpetual growth methodology basis was estimated from $7.50 to $8.75 per share of GranCare Common Stock. For the combined Vitalink/TeamCare similar methodologies were used: (i) a range of EBITDA multiples from 11.0x to 12.5x and (ii) a range of perpetual growth rates from 1.0% to 4.0%. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 12.25% to 13.00%. Based on this analysis, the derived hypothetical fully diluted equity values on an EBITDA exit multiple methodology basis was estimated ranging from $74.90 to $75.10 per share of Vitalink Common Stock and the hypothetical fully diluted equity values on a perpetual growth methodology basis of $29.00 to $32.50 per share of Vitalink Common Stock. Using the Exchange Ratio of 0.478 resulted in a range of hypothetical fully diluted equity values on an EBITDA exit multiple methodology basis of approximately $35.80 to $35.90 per share of GranCare Common Stock and on a perpetual growth basis methodology of approximately $13.80 to $15.50 per share of GranCare Common Stock.

  Contribution Analysis--PaineWebber analyzed TeamCare's and Vitalink's relative contribution to the combined entity with respect to historical net income and EBITDA. On a historical basis for December 31, 1993, 1994, 1995 and the LTM period ended May 31, 1996 TeamCare would have contributed 51.9%, 49.1%, 41.8% and 43.8%, respectively, of the pro forma combined entity's net income. On an EBITDA basis the relative contribution for December 31, 1993, 1994, 1995 and the LTM period ended May 31, 1996 was 55.1%, 50.6%, 45.2%,
48.3%, respectively.

  Pro Forma Dilution Analysis--PaineWebber performed an analysis of the potential pro forma effect of the Merger on Vitalink's projected EPS for the fiscal year ending May 31, 1997. In performing this analysis, PaineWebber assumed (i) the Merger will provide 0.478 of a share of Vitalink Common Stock in exchange for each share of GranCare Common Stock; (ii) the Merger would be accounted for under the purchase method of accounting, (iii) GranCare and Vitalink management's estimate of $10.0 million in cost savings would be achieved and
(iv) that the Merger was consummated pro forma May 31, 1996. PaineWebber combined the projected operating results of Vitalink (provided by Vitalink management) with the corresponding projected operating results of TeamCare (provided by GranCare management) to arrive at the combined company projected net income. The projected net income was then divided by the pro forma shares outstanding to arrive at a combined company estimated EPS. PaineWebber then compared the combined company EPS to Vitalink's projected stand-alone EPS (provided by Vitalink management) to determine the pro forma impact on Vitalink's EPS.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of GranCare and Vitalink. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and none of GranCare, Vitalink, PaineWebber assume responsibility for the accuracy of such analyses and estimates.

  PaineWebber's analysis of New GranCare and TeamCare and implied per share values for the businesses using various analytic techniques do not constitute an opinion or estimate as to the value of the shares of New GranCare and Vitalink Common Stock, or the market value of the shares of New GranCare and Vitalink as of the date of the Merger and Distribution or any other date. PaineWebber noted that the actual market value of the Vitalink and New GranCare Common Stock as of any date will likely depend on, and fluctuate based on the financial condition, results and prospects for Vitalink, New GranCare, general industry, market and economic conditions, and other factors that generally influence the market prices of securities. PaineWebber also noted that trading in shares of Vitalink and New GranCare for a period following the completion of the Merger and Distribution is likely to be characterized by a redistribution of the shares of Vitalink and New GranCare from former GranCare shareholders (including those who invested in whole or in part in GranCare Common Stock based on the Institutional Pharmacy Business or Skilled Nursing Business) to other investors and that, accordingly, during such period the shares of Vitalink Common Stock and New GranCare Common Stock are likely to trade at prices below those at which they would trade on a fully-distributed basis. PaineWebber also noted that any estimate of the market value of the securities is subject to uncertainties and contingencies, all of which are difficult to predict and are beyond its control.

  GranCare selected PaineWebber to be its financial advisor in connection with the Merger and Distribution because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

  Pursuant to an engagement letter between GranCare and PaineWebber dated August 28, 1996 PaineWebber was paid a retention fee of $500,000 and a fee of $200,000 for the delivery of its written Opinion on September 3, 1996. In addition, PaineWebber will receive a transaction fee, payable upon completion of the Merger and Distribution, equal to $4,000,000 and will be reimbursed for certain of its related expenses. Any fee that has been paid prior to the consummation of the Merger and Distribution, including the $700,000 of fees noted above, will be credited against the transaction fee. PaineWebber will not be entitled to any additional fees or compensation in the event the Merger and Distribution are not approved or otherwise consummated. GranCare also agreed to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

  In the past, PaineWebber and its affiliates have provided financial advisory services and financing services for GranCare, and have received fees for the rendering of these services. PaineWebber is also serving as dealer manager in connection with the Tender Offer. PaineWebber may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company or New GranCare in the future. In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of GranCare and Vitalink for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

VITALINK'S REASONS FOR THE MERGER

 The Board of Directors of Vitalink believes that the terms of the Merger are consistent with, and in furtherance of, the long-term business strategies of Vitalink, and are fair to and in the best interests of Vitalink and its stockholders. In reaching this decision Vitalink's Board of Directors heard reports from management regarding the Merger and its decision was based in large part upon balancing the risks and benefits of the Merger. The Vitalink Board of Directors has unanimously approved the Merger. Additionally, Manor Care, as owner of approximately 82.3% of the voting power of Vitalink Common Stock, will vote to approve the Merger on February 8, 1997 and pursuant to the DGCL no other approval of Vitalink's stockholders is necessary to effect the Merger.

  In it deliberations and in making its determination, the Vitalink Board of Directors considered a number of factors, the following of which were material:

    (i) The Vitalink Board of Directors' knowledge of the business, operations, properties, assets, competitive positions, financial condition, operating results, share prices, strategic objectives and prospects of Vitalink and GranCare;

    (ii) The Vitalink Board of Directors' evaluation of GranCare's Institutional Pharmacy Business, including the properties and future prospects of such businesses;

    (iii) The Vitalink Board of Directors' belief that competition in the institutional pharmacy business is leading increasingly to consolidation of such businesses and that institutional pharmacies must be able to compete in broader geographic regions and have the resources to support such geographic expansion. The Merger will result in geographic expansion of Vitalink by increasing the number of markets serviced by Vitalink;

    (iv) The Vitalink Board of Directors' belief that the combination of Vitalink and GranCare's Institutional Pharmacy Business would result in a major institutional pharmacy business and that the combined companies would create operational synergies in addition to increasing Vitalink's market share;

    (v) The proposed structure of the transaction as a "merger of equals" and the other terms and conditions of Merger Agreement and the related agreements;

    (vi) The fact that under certain circumstances Vitalink could be required to pay termination fees to GranCare or entitled to receive such termination fees from GranCare pursuant to the terms of the Merger Agreement. See "The Merger Agreement--Termination";

    (vii) The Vitalink Board of Directors' belief that the combination of Vitalink and the Institutional Pharmacy Business of GranCare will give Vitalink greater resources and distribution capacity to more effectively service its customers and that such customers will benefit by receiving more services due, in part, to the increased financial, human and clinical information resources which will be available to develop new and innovative programs to help its customers deliver cost effective care to their patients. This increased distribution capacity will make Vitalink more accessible to its customers and, therefore, more responsive to their needs; and

    (viii) The Board of Directors' belief that Vitalink will gain greater appeal in the capital markets and that the liquidity of the Vitalink Common Stock will be enhanced. The approximately 11.6 million new shares of Vitalink Common Stock which will be issued to the GranCare shareholders will significantly increase the liquidity of Vitalink's stock and will decrease Manor Care's 82.3% ownership to approximately 45%.

  The Vitalink Board of Directors also evaluated the importance of (i) completing the Transactions on a tax-free basis; (ii) the importance of eliminating the related party discount that Vitalink is required to take with respect to the profits on Medicare business transacted with Manor Care; (iii) achieving overhead savings on a timely basis subsequent to the Merger in order to avoid earnings dilution; and (iv) the importance of GranCare's contract to service approximately 8,000 beds for the State of New Jersey.

  In the deliberations, Vitalink's Board of Directors and management noted a combination could have certain possible adverse effects on Vitalink's stockholders in the event that (i) the two companies fail to integrate well or achieve synergies sufficient to avoid earnings dilution; (ii) Vitalink, as a more leveraged company, operates with reduced flexibility and allocates a significant portion of its cash flow to debt service; (iii) the loss of the relationship and certain contracts Vitalink had with Manor Care results in increased operating expenses for Vitalink; (iv) Vitalink fails to eliminate the related party discount that Vitalink is required to take with respect to profits on the Medicare business transacted with Manor Care and (v) the Transactions are not consummated on a tax-free basis. After considering the possibility of such adverse effects and the possible benefits of the Merger, the Vitalink Board of Director's determined the Merger was in the best interest of Vitalink's stockholders.

  The foregoing discussion of the information and factors considered and given weight by Vitalink's Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Vitalink Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Vitalink Directors may have given different weights to different factors.

OPINION OF VITALINK'S FINANCIAL ADVISOR

  Vitalink engaged Chase as financial advisor in connection with the proposed merger of Vitalink with the Institutional Pharmacy Business of GranCare. On October 2, 1996, Chase delivered its written opinion to the Vitalink Board that, as of such date and subject to the assumptions made, general procedures followed, factors considered and limitations on the review undertaken set forth therein, the Exchange Ratio is fair, from a financial point of view, to Vitalink.

  THE FULL TEXT OF THE CHASE OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CHASE IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX E AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE CHASE OPINION. HOLDERS OF VITALINK COMMON STOCK ARE URGED TO READ THE CHASE OPINION CAREFULLY AND IN ITS ENTIRETY. TERMS DEFINED HEREIN SHALL HAVE SUCH MEANING SOLELY FOR PURPOSES OF THIS SUMMARY OF THE CHASE OPINION.

  No limitations were imposed by Vitalink on the scope of Chase's investigation or the procedures to be followed by Chase in rendering its opinion. Chase was not requested to and did not make any recommendation to the Vitalink Board as to the form or amount of the consideration to be paid in the Merger, which was determined through arm's-length negotiations between Vitalink and GranCare. In arriving at its opinion, Chase did not render an opinion as to a specific range of values for TeamCare, but made its determination as to the fairness, from a financial point of view, of the Exchange Ratio on the basis of the financial and comparative analyses described below. The Chase Opinion was rendered for the use and benefit of the Vitalink Board in its evaluation of the Merger and does not constitute a recommendation to any stockholder of Vitalink as to how such stockholder should vote with respect to the Merger or the transactions related thereto. Chase was not requested to opine as to, and its opinion does not in any manner address, Vitalink's underlying business decision to proceed with or effect the Merger.

  In connection with its opinion, Chase reviewed and analyzed, among other things: (i) the Merger Agreement and the Distribution Agreement, (ii) publicly available business and financial information concerning Vitalink and TeamCare and the respective industries in which they operate and (iii) certain internal non-public financial and operating data provided to Chase by the managements of Vitalink and GranCare relating to the businesses of Vitalink and TeamCare, including projections of future financial results of such businesses prepared by Vitalink and GranCare. Chase also had discussions with members of the senior managements of Vitalink and GranCare concerning the operations, historical financial statements and future prospects of Vitalink and TeamCare, before and after giving effect to the Distribution and the Merger, as well as their views of the business, operational and strategic benefits and other implications of the Distribution and the Merger, including the level of synergies reasonably obtainable upon consummation of the Merger. Chase also compared the financial and operating performance of Vitalink and TeamCare with publicly available information concerning certain other companies Chase deemed comparable, reviewed the relevant historical stock prices and trading volumes of the Vitalink Common Stock, to the extent Chase deemed relevant, the GranCare Common Stock and certain publicly traded securities of such other companies, reviewed the financial terms of certain recent business combinations and acquisition transactions it deemed reasonably comparable to the Merger and otherwise relevant to its inquiry and made such other analyses and examinations as it deemed necessary or appropriate.

  Chase assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for it, or publicly available for purposes of its opinion and further relied upon the assurances of management of Vitalink and GranCare that they are not aware of any facts that will make such information inaccurate or misleading. Chase did not make or obtain any independent evaluations or appraisals of the assets or liabilities of Vitalink or TeamCare and did not conduct a physical inspection of the properties and facilities of Vitalink or TeamCare. Chase assumed that the financial projections and estimates of reasonably obtainable synergies provided to Chase by Vitalink and GranCare were reasonably determined on bases reflecting the best then currently available estimates and judgments of the managements of Vitalink and GranCare as to the future financial performance of Vitalink or TeamCare, as the case may be (including after taking account of the impact of the Distribution and the Merger), and Chase expressed no view as to such projections and estimates of reasonably obtainable synergies or the assumptions on which they were based.

  In arriving at its opinion, Chase assumed, with Vitalink's consent, that the synergies described by Vitalink as being reasonably obtainable will be obtained and that the representations and warranties of each party to the Merger Agreement contained therein are true and correct, that each party to the Merger Agreement and to the Distribution Agreement will perform all of the covenants and agreements required to be performed by such party under such agreements and that all conditions to the consummation of the Merger (including, without limitation, the completion of the Distribution) will be satisfied without waiver thereof. Chase also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Distribution and the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Vitalink or GranCare is a party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Vitalink of the Merger. Chase based its opinion on market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

  The following is a summary of the financial analyses utilized by Chase and does not purport to be a complete description of the analyses performed by Chase. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analysis as a whole, could create an incomplete view of the processes underlying Chase's opinion. In arriving at its fairness determination, Chase considered the results of all such analyses. The analyses were prepared solely for the purposes of enabling Chase to render its opinion to the Vitalink Board as to the fairness, from a financial point of view, to Vitalink of the Exchange Ratio. Analyses based upon forecasts of future results are not necessarily indicative of actual future values, which may be significantly more or less favorable than suggested by such analyses.

  Comparable Public Company Analysis--Chase reviewed certain publicly available financial and operating data of selected publicly traded institutional pharmacy companies to determine a range of multiples for such companies. To determine a reference range of values for TeamCare, Chase compared those multiples with the implied multiples for TeamCare based on the consideration to be paid by Vitalink for TeamCare in the Merger (the "Merger Consideration"), which was calculated based on the Exchange Ratio, a Vitalink Common Stock price of $23.00 (the closing share price on the day prior to the transaction announcement) and Vitalink's assumption in the Merger of $107,000,000 aggregate indebtedness for borrowed money. The selected institutional pharmacy companies (collectively, the "Institutional Pharmacy Comparable Group") were Capstone Pharmacy Services, Inc. ("Capstone Pharmacy"), NCS HealthCare, Inc. ("NCS HealthCare"), Omnicare, Inc. ("Omnicare") and Vitalink. For each company in the Institutional Pharmacy Comparable Group, Chase calculated a range of multiples of Market Value of Common Equity (market price of common stock multiplied by the number of outstanding shares) to net income from continuing operations for the latest twelve months and for 1996 (except in the case of Vitalink for the year ending May 31, 1997, in each case based on mean analyst earnings estimates ("Estimated 1996")). Chase also calculated a range of multiples of Adjusted Market Value (Market Value of Common Equity plus the book value of indebtedness for borrowed money and preferred stock less cash and equivalents) for revenues, EBITDA (earnings before interest, taxes, depreciation, amortization and non-recurring items) and EBIT (earnings before interest, taxes and non-recurring items) for each company in the Institutional Pharmacy Comparable Group, in each case for the latest twelve months.

  For the Institutional Pharmacy Comparable Group, the following range of multiples (excluding extreme outliers) of Market Value of Common Equity were calculated: low of 22.7x to high of 56.9x with a mean of 39.8x and median of 39.8x as a multiple of net income from continuing operations for the latest twelve months and low of 20.6x to high of 68.8x with a mean of 49.2x and median of 53.8x net income from continuing operations for Estimated 1996. For the Institutional Pharmacy Comparable Group, the following range of multiples (excluding extreme outliers) of Adjusted Market Value were calculated: low of 2.0x to high of 3.8x with a mean of 2.9x and a median of 2.9x as a multiple of latest twelve months revenues; low of 11.1x to high of 36.6x with a mean of 27.4x and a median of 31.0x as a multiple of latest twelve months EBITDA; and low of 13.3x to high of 49.5x with a mean of 31.3x and a median of 31.1x as a multiple of latest twelve months EBIT.

  Based on the Merger Consideration and financial information prepared by GranCare, the following implied multiples of Market Value of Common Equity were calculated for TeamCare: 16.3x as a multiple of net income from continuing operations for the twelve months ended May 31, 1996 and 14.4x as a multiple of net income from continuing operations as estimated by GranCare for the twelve months ending December 31, 1996. The following implied multiples of Adjusted Market Value were calculated for TeamCare: for the twelve months ended May 31, 1996 (based on financial information prepared by GranCare), 1.7x as a multiple of revenues, 13.7x as a multiple of EBITDA and 17.2x as a multiple of EBIT; and for the twelve months ending December 31, 1996 (based on estimates prepared by GranCare), 1.5x as a multiple of estimated revenues, 10.0x as a multiple of estimated EBITDA and 12.1x as a multiple of estimated EBIT.

  Because of the lack of truly comparable companies due to the inherent differences between the businesses, operations and prospects of TeamCare and the businesses, operations and prospects of the companies included in the Institutional Pharmacy Comparable Group, Chase believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of TeamCare and the companies in the Institutional Pharmacy Comparable Group that would affect the public trading values of such other companies.

  Comparable Transaction Analysis--Chase reviewed certain publicly available information regarding 14 selected institutional pharmacy industry transactions (the "Transaction Comparables") announced since October 1992. Because a majority of these transactions involved the sale of private companies, however, limited financial data was publicly available. Chase analyzed the transaction prices realized in these transactions, expressed as a multiple of selected operating and financial data of the acquired companies, for the purpose of determining a reference range of values for TeamCare. The Transaction Comparables reviewed were Capstone Pharmacy's acquisition of Symphony Pharmacy Services, Inc., Genesis Health Ventures, Inc.'s acquisition of NeighborCare Pharmacies, Inc., Capstone Pharmacy's acquisition of IMD Corporation, Capstone Pharmacy's acquisition of Geri-Care Systems, Inc., NCS HealthCare's acquisition of The Apothecary, Inc., NCS HealthCare's acquisition of Corinthian Healthcare Systems, Inc., NCS HealthCare's acquisition of Quality HealthCare of Indiana, NCS HealthCare's acquisition of Hunsicker's Pharmacy Long Term Care Division, Inc. and Hunsicker's HealthCare, Inc., Living Centers of America, Inc.'s acquisition of the 51% interest in Abbey Pharmaceutical Services, Inc. which it did not previously own, GranCare's acquisition of Long Term Care Pharmaceutical Services Corporation I and Long Term Care Pharmaceutical Services Corporation III, Omnicare's acquisition of Evergreen Pharmaceutical, Inc. and Evergreen Pharmaceutical East, Inc., GranCare's acquisition of CompuPharm, Inc., Vitalink's acquisition of West End Family Pharmacy, Inc. and Omnicare's acquisition of Westhaven Services Co. To the extent such information was publicly available, Chase calculated multiples of the consideration paid ("Purchase Price") to the most recent pre-acquisition twelve-month net income from continuing operations of the acquired company and the Transaction Value (Purchase Price plus the book value of indebtedness for borrowed money and preferred stock less cash and equivalents) to the most recent pre-acquisition twelve-month revenues, EBITDA and EBIT of the acquired company.

  The following range of multiples (excluding extreme outliers) of Purchase Price were calculated: low of 10.2x to high of 60.1x with a mean of 25.3x and a median of 15.5x as a multiple of latest twelve months pre-acquisition net income from continuing operations. The following range of multiples (excluding extreme outliers) of Transaction Value were calculated: low of 0.7x to high of 1.8x with a mean of 1.1x and a median of 1.0x as a multiple of latest twelve months pre-acquisition revenues; low of 5.2x to high of 16.2x with a mean of 10.6x and a median of 10.1x as a multiple of latest twelve months pre-acquisition EBITDA; and low of 5.7x to high of 22.8x with a mean of 13.3x and a median of 11.9x as a multiple of latest twelve months pre-acquisition EBIT.

  Based upon the Merger Consideration and financial information prepared by GranCare, the following implied multiples of Purchase Price were calculated for TeamCare: 16.3x as a multiple of net income from continuing operations for the twelve months ended May 31, 1996 and 14.4x as a multiple of net income from continuing operations as estimated by GranCare for the twelve months ending December 31, 1996. The following implied multiples of Transaction Value were calculated for TeamCare: for the twelve months ended May 31, 1996 (based on financial information prepared by GranCare), 1.7x as a multiple of revenues, 13.7x as a multiple of EBITDA and 17.2x as a multiple of EBIT; and for the twelve months ending December 31, 1996 (based on estimates prepared by GranCare), 1.5x as a multiple of estimated revenues, 10.0x as a multiple of estimated EBITDA and 12.1x as a multiple of estimated EBIT.

  Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of TeamCare and the acquired businesses analyzed, Chase believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Merger. Chase believed that an appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of TeamCare and such acquired companies.

  Discounted Cash Flow Analysis--Chase performed a discounted cash flow analysis of TeamCare based upon certain financial projections provided to Chase by GranCare for the years 1997 through 2000. Utilizing such projections, Chase calculated a range of values for TeamCare based upon the discounted net present value of the sum of (i) the projected stream of unlevered free cash flows (calculated as EBITDA less taxes less changes in working capital less capital expenditures) to TeamCare through the year 2000 and (ii) the projected terminal value of TeamCare at the year 2000 based upon a range of multiples of projected EBITDA. Chase applied discount rates ranging from 12.0% to 13.0% and multiples of EBITDA ranging from 10.0x to 12.0x. Based on the foregoing, Chase calculated the implied firm value of TeamCare to be in a range between $397.2 million and $480.9 million.

  Contribution Analysis--Chase reviewed the estimated revenues, EBITDA and EBIT for Vitalink and TeamCare based on historical information and projections as to future financial results provided to Chase by Vitalink and GranCare for each respective company. Based on such review, Chase analyzed the relative financial contributions of each of Vitalink and TeamCare to the pro forma consolidated entity for the twelve month periods ending May 31, 1996, 1997, 1998 and 1999. Based on such analysis, Chase determined that Vitalink's contributions to the pro forma consolidated revenues for the twelve month periods ending May 31, 1996, 1997, 1998 and 1999 were 37.6%, 40.4%, 42.2% and
43.7%; Vitalink's contributions to the pro forma consolidated EBITDA for the twelve month periods ending May 31, 1996, 1997, 1998 and 1999 were 46.8%, 41.9%, 41.6% and 43.6%; and Vitalink's contributions to the pro forma consolidated EBIT for the twelve month periods ending May 31, 1996, 1997, 1998 and 1999 were 47.4%, 45.7%, 44.7% and 46.1%. Chase noted, after giving effect to the issuance of Vitalink shares in the Merger and based on the outstanding shares of Vitalink as of May 31, 1996, that the Vitalink shareholders would own 54.8% and that the GranCare shareholders would own 45.2% of Vitalink on a pro forma basis after giving effect to the Merger.

  Pro Forma Merger Analysis--Chase reviewed certain financial information provided to Chase by Vitalink and GranCare, including projections as to future financial results of Vitalink and TeamCare, on a stand-alone basis. Chase combined the projected operating results of Vitalink with the corresponding projected operating results of TeamCare to arrive at the consolidated company projected net income. In performing this analysis, Chase assumed that the Merger was consummated on May 31, 1996 for the Merger Consideration, and that the estimates by Vitalink and GranCare of revenue enhancement and purchasing and operating synergy contributions would be achieved. Such analysis indicated that, based on the foregoing, the Merger would be dilutive to Vitalink's projected net income for the fiscal year ended May 31, 1997 and accretive to Vitalink's projected net income in the fiscal years thereafter.

  Other Analyses--Chase reviewed the performance of historical trading prices and volume of GranCare Common Stock and Vitalink Common Stock for certain periods, and compared such per share market price movements to the Standard & Poor's 500 Index and, with respect to Vitalink, an index of selected publicly traded institutional pharmacy companies.

  Pursuant to the terms of an engagement letter between Chase and Vitalink, a fee of $250,000 was payable to Chase upon delivery of the Chase Opinion. In addition, Vitalink has agreed to reimburse Chase for its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, and to indemnify Chase against certain liabilities relating to or arising out of its engagement.

  Chase, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Vitalink selected Chase as its financial advisor based on Chase's experience and expertise.

  The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to Vitalink and GranCare, including serving as sole agent bank under a senior credit facility of Manor Care, Inc., the controlling shareholder of Vitalink, and acting as co-arranger and syndication agent under a senior credit facility of GranCare for which a commitment has been delivered. In the ordinary course of business, Chase or its affiliates may trade in the debt and equity securities of Vitalink and GranCare for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

DIRECTORS AND OFFICERS OF VITALINK FOLLOWING THE MERGER

  At the Effective Time of the Merger the directors and executive officers of Vitalink will be as set forth below. Directors and executive officers of Vitalink are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. At the Effective Time four of the directors will be appointed by Vitalink and four of the directors will be appointed by GranCare pursuant to the terms of the Shareholders Agreement. See "Description of the Transactions--Terms of the Shareholders Agreement."

       NAME              AGE POSITION WITH VITALINK
       ----              --- ----------------------
Stewart Bainum, Jr......  50 Chairman of the Board of Directorsa
Gene E. Burleson........  55 Chief Executive Officer and Directorb
Donna L. DeNardo........  44 President and Chief Operating Officer
Arlen B. Reynolds.......  55 Executive Vice President
Vincent C. DiTrapano....  50 Senior Vice President, Operations
Scott T. Macomber.......  41 Vice President, Finance and Chief Financial Officer
Stephen A. Thompson.....  41 Vice President, Human Resources and Administration
Joseph R. Buckley.......  48 Directora
Joel S. Kanter..........  39 Directorb
James A. MacCutcheon....  44 Directora
Robert L. Parker........  62 Directorb
James H. Rempe..........  66 Directora
Gary U. Rolle...........  53 Directorb

--------
(a) Member of Vitalink Board of Directors designated by Vitalink.
(b) Member of Vitalink Board of Directors designated by GranCare, pursuant to the terms of the Shareholders Agreement. See "The Distribution Agreement-- Terms of the Shareholders Agreement."

  Stewart Bainum, Jr. will serve as Chairman of the Board of Directors of Vitalink. He has served as Vice Chairman of the Board of Directors of Vitalink since December 1994. He was Chairman of Vitalink from September 1991 to December 1994, Chief Executive Officer from March 1989 to December 1994 and President from March 1987 to September 1991. Mr. Bainum has been Chairman of the Board and Chief Executive Officer of Manor Care, Inc. since March 1987 and President of Manor Care, Inc. since June 1989. He has served as a Director of Vitalink since 1991, of Manor Care since 1981 and of Manor Healthcare Corp. ("Healthcare") since 1976.

  Gene E. Burleson will serve as Chief Executive Officer and a Director of Vitalink. He has served as Chairman of the Board, President and Chief Executive Officer of GranCare since January 1994 and will continue as Chairman after the Merger. Additionally, Mr. Burleson has served as Chief Executive Officer of GranCare since December 1990. Mr. Burleson has served as President and a Director of GranCare since October 1989. From 1974 to September 1989, Mr. Burleson was employed by American Medical International, Inc. ("AMI"), a provider of health care services, where from early 1988 to March 1989 he served as President while continuing his role as Chief Operating Officer, a position he assumed in 1986. Prior to serving as President of the parent company, Mr. Burleson was President and Chief Executive Officer of American Medical International--European Operations for nine years. Mr. Burleson will cease acting as President and Chief Executive Officer of New GranCare upon completion of the Distribution and the Merger but will continue to serve as Chairman of the Board and as a director of New GranCare.

  Donna L. DeNardo will continue to serve as President and Chief Operating Officer of Vitalink, a position she has held since September 1991. She has also served as a Director of Vitalink since September 1991 but will cease to serve as a Director of Vitalink upon completion of the Merger. She was Vice President and General Manager of Vitalink from December 1989 to September 1991; Vice President of Manor Healthcare Corp. (a wholly owned subsidiary of Manor Care, Inc.) from December 1989 to September 1991; various management positions with Manor Healthcare Corp. from 1977 through December 1989, including Senior Regional Director of Nursing Facility Operations and Nursing Facility Administrator.

  Arlen B. Reynolds will serve as Executive Vice President of Vitalink following the completion of the Distribution and the Merger. Mr. Reynolds joined GranCare in September 1995 as Senior Vice President of GranCare and President of TeamCare. From 1993 to September 1995, Mr. Reynolds was the administrator and Chief Operating Officer of Brookwood Medical Center in Alabama. From 1988 to 1993, he served in several capacities with AMI, including Chief Executive Officer and President of an acute care hospital.

  Vincent C. DiTrapano will continue to serve as Senior Vice President, Operations of Vitalink, a position he has held since January 1994. He served as Regional Vice President, Operations-Eastern Region from June 1993 to January 1994. He previously was employed by Geriatric Pharmacy Services, Inc. for seven years, including as President and Chief Executive Officer.

  Scott T. Macomber will continue to serve as Vice President, Finance and Chief Financial Officer of Vitalink, a position he has held since September 1991. He was Vice President, Corporate Finance for Manor Care from June 1990 to March 1992 and previously held various acquisition and development positions within Manor Care for more than 10 years.

  Stephen A. Thompson will continue to serve as Vice President, Human Resources and Administration of Vitalink, a position he has held since August 1995. He was Senior Director, Professional Relations, of Vitalink from March 1992 to August 1995, and held human resources positions with Manor Care and Healthcare from 1986 to 1992.

  Joseph R. Buckley will serve as a Director of Vitalink. He has served as Executive Vice President, Manor Care, Inc. since March 1996; President, Assisting Living Division of Manor Healthcare Corp. from June 1995 to March 1996; Senior Vice President, Manor Care, Inc. from June 1990 to March 1996 and Director of In Home Health, Inc. since October 1995.

  Joel S. Kanter will serve as a Director of Vitalink. He became a Director of GranCare in December 1990 and will continue as a Director of GranCare following the completion of the Merger. From 1986 to the present, Mr. Kanter has been the President of Windy City, Inc., a private investment company, and from 1988 to February 27, 1995 he served as a consultant to Walnut Capital Corporation ("WCC"), a closely held investment management and advisory firm. From February 27, 1995 to the present, Mr. Kanter has served as the President of WCC and Walnut Financial Services, a provider of financial and consulting services. Prior to 1986, Mr. Kanter was Managing Director of the Investors' Washington Service, an investment advisory company specializing in providing advice to institutional clients about the impact of federal legislative and regulatory decisions on debt and equity markets. Mr. Kanter serves on the board of directors of five other publicly held companies: I-Flow Corporation (a home infusion pump manufacturer), TransGlobal Services, Inc. (an engineering personnel temporary firm), Walnut Financial Services, Inc. (a provider of small business financial and consulting services), Healthcare Acquisition Corp. (a corporation involved in acquiring healthcare related companies) and Osteoimplant Technology, Inc. (a manufacturer of shoulder and hip implant devices), and several privately held companies, and will continue to serve as a Director of New GranCare following the completion of the Distribution and Merger.

  James A. MacCutcheon will serve as a Director of Vitalink. He has served as Executive Vice President, Chief Financial Officer and Treasurer of Choice Hotels International, Inc. since October, 1996. He has served as Treasurer of Vitalink since 1992 and Senior Vice President--Finance, Chief Financial Officer and Treasurer of Manor Care, Inc. since October 1987.

  Robert L. Parker will be a Director of Vitalink. He has served as a Director of GranCare since July 1995 and will continue as a Director of GranCare following the completion of the Merger. Mr. Parker served as Chairman of the Board of Directors of Omega Healthcare Investors, Inc. ("Omega") from March 1992 to July 1995 and was a Managing Director of Omega Capital, Ltd., a private health care investment fund ("Omega Capital"), from 1986 to 1992. From 1972 through 1983, Mr. Parker was a senior officer of Beverly Enterprises. At the time of his retirement in 1983, Mr. Parker was Executive Vice President of Beverly Enterprises.

Mr. Parker is a registered architect, licensed in California and Oklahoma. Mr. Parker continues to serve as a Director of Omega and also serves as a Director of National Bank of Bethany, Oklahoma, a private commercial bank, and will continue to serve as a Director of New GranCare following the completion of the Distribution and the Merger.

  James H. Rempe will serve as a Director of Vitalink. He has served as Secretary of Vitalink since 1991; Senior Vice President, General Counsel and Secretary of Manor Care, Inc. since December 1980 and Director of In Home Health, Inc. since October 1995.

  Gary U. Rolle will serve as a Director of Vitalink. He has served as a director of GranCare since February 1994 and will continue to serve as a Director of GranCare following the completion of the Merger. From 1983 to the present, Mr. Rolle has been the Executive Vice President and Chief Investment Officer of Transamerica Investment Services, a subsidiary of Transamerica Corp., a financial services company. Mr. Rolle is currently the Chairman and President of Transamerica Income Shares, Director of Transamerica Investors, Transamerica Occidental Life Insurance Company, Transamerica Life Insurance & Annuity, Transamerica Assurance Company, Transamerica Realty Services and Arbor Life Insurance Company and Chairman of Separate Account Funds B & L and will continue to serve as a Director of New GranCare following the completion of the Distribution and the Merger. Mr. Rolle is also a member of the Board of Trustees of Harvey Mudd College.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

  Certain members of GranCare's management and the GranCare Board of Directors may be deemed to have interests in the Transactions in addition to their interests as GranCare shareholders generally, which may cause potential conflicts of interest. The GranCare Board of Directors was aware of these factors and considered them, among other factors, in approving the Transactions. Among these factors are (i) the acceleration of the vesting of currently unvested GranCare Options as a result of the consummation of the Merger as described under "The Merger Agreement--Effect of Merger on GranCare Adjusted Options," (ii) the treatment of GranCare Options in the Distribution and the Merger as described under "The Merger Agreement--Effect of Merger on GranCare Adjusted Options," and "The Distribution Agreement--Consummation of the Distribution; Treatment of GranCare Stock Options," (iii) the indemnification provisions of the Merger Agreement and the Distribution Agreement as described under "The Merger Agreement--Indemnification; Insurance" and "The Distribution Agreement--Terms of the Distribution Agreement", respectively, (iv) the payment by Vitalink of a portion of the premiums for directors' and officers' liability insurance for current GranCare directors and officers as described under "The Merger Agreement-- Indemnification; Insurance" and (v) cash payments as a result of the early termination of certain GranCare incentive compensation plans and employment agreements. Substantially all of the directors and executive officers of GranCare will be directors and executive officers of New GranCare following the Distribution except for Arlen Reynolds, who will be Executive Vice President of Vitalink, Gene E. Burleson, who will be Chief Executive Officer and a director of Vitalink as well as Chairman of the Board and a director of New GranCare. Four individuals who are presently serving as directors of GranCare will be appointed as directors of Vitalink as of the Effective Time of the Merger. See "Description of the Transaction--Directors and Officers of Vitalink Following the Merger" and "Management--Certain Relationships and Related Party Transactions" in the Prospectus.

  In addition, pursuant to the Shareholders Agreement to be entered into by Manor Care and Vitalink, Manor Care has agreed, for a period of three years from the Effective Time of the Merger, to vote all of the shares of Vitalink Common Stock beneficially owned by Manor Care in favor of the election of the four GranCare Nominees (or any successor to any such nominee designated by a majority of the remaining GranCare Nominees) as directors of Vitalink. Each of the individuals that have been so designated is presently a GranCare director.

  As of November 30, 1996, the 29 executive officers and directors of GranCare (as a group) beneficially owned an aggregate of 2,118,460 shares of GranCare Common Stock (excluding shares subject to outstanding stock options). All such shares will be treated in the Merger and the Distribution in the same manner as shares of GranCare Common Stock held by other shareholders of GranCare.

  As of November 30, 1996, the executive officers of GranCare (as a group) also held options to purchase an aggregate of 1,622,871 shares of GranCare Common Stock pursuant to GranCare's stock option plans, 759,990 of which were not currently exercisable. In addition, as of September 30, 1996, the non-employee directors of GranCare (as a group) held options to purchase an aggregate of 251,740 shares of GranCare Common Stock. Upon the consummation of the Merger, all of the options held by such executive officers and non-employee directors will immediately become exercisable in full. The treatment of such options is described under "The Merger Agreement--Effect of Merger on GranCare Adjusted Options" and "The Distribution Agreement--Consummation of the Distribution; Treatment of GranCare Stock Options."

  GranCare's executive officers participate in certain cash incentive plans initiated by GranCare that provide for annual cash bonuses (the "Annual Incentive Plan") and long term cash bonuses (the "Shareholder Value Program") based upon the performance of GranCare. Both the Annual Incentive Plan and Shareholder Value Program provide that the benefits under such plans vest upon a change in control. In addition, each of GranCare's executive officer's employment agreement provides for the payment of benefits upon the occurrence of a change in control. The Merger constitutes a change in control under GranCare's incentive plans as well as its employment agreements. The maximum amount of payments that GranCare may be required to make pursuant to such incentive plans and employment agreements is approximately $11.5 million (assuming every executive officer elects to exercise the change in control provisions of his or her employment agreement). The GranCare Board of Directors has determined that upon consummation of the Transactions the Shareholder Value Program will be paid out at the "Superior" level. In addition, shares of restricted GranCare Common Stock held by non-officers of GranCare which are unvested will vest as a consequence of the change of control event that will occur upon completion of the Merger. Such restricted stock has a value of approximately $2.5 million.

  GranCare has determined that no benefits will be payable under the Annual Incentive Plan because costs associated with the Transactions will not allow the participants to attain the required performance goals. Under the Shareholder Value Program, however, as a result of the Merger, Messrs. Burleson, Athans, Benton, Schneider and Finney (GranCare's chief executive officer and four most highly compensated executive officers) will receive cash payments of $852,000, $420,000, $420,000, $330,000 and $234,000, respectively, upon the vesting of benefits under this program. Other executive officers will receive in the aggregate $2.25 million under this program, for an aggregate payout under the Shareholder Value Program of $4.5 million which is included in the $11.5 million referenced above.

  To the extent an executive officer of GranCare is not employed by New GranCare or Vitalink following the consummation of the Transactions, such individual will be entitled to the change of control payments specified in such individual's employment agreement, which will be triggered by the Merger (six months base salary for Vice Presidents, one year's base salary for Senior Vice Presidents and three year's base salary for Executive Vice Presidents). Any executive officer who is a party to an employment agreement will be required to waive his or her rights under such agreement as a condition to obtaining a replacement employment agreement with New GranCare or Vitalink following the consummation of the Transactions.

  Messrs. Burleson and Athans have agreed to waive their change of control payments under their employment agreements in exchange for entering into new employment agreements with Vitalink and New GranCare, respectively. Mr. Finney has resigned from GranCare effective January 1, 1997. Under the terms of Mr. Finney's resignation, he will receive a payment of $240,000 (one year's base salary) regardless of whether the Merger occurs. Assuming Messrs. Benton and Schneider were to elect not to be employed by New GranCare, they would receive $1,050,000 (three times base salary) and $825,000 (three times bases salary), respectively, under the change in control provisions of their employment agreements.

  Immediately following the consummation of the Merger, GranCare's Chief Executive Officer, Gene E. Burleson, will become Vitalink's Chief Executive Officer and a member of Vitalink's Board of Directors. Mr. Burleson has an employment agreement with GranCare which became effective January 1, 1994 which will be assumed by Vitalink. The employment agreement will be extended for a five year term commencing at the Effective Time and provide for annual adjustments in base salary as determined by a management compensation committee. Mr. Burleson's base salary has been established at $430,000 for 1996. The agreement also provides for severance compensation upon termination of employment by Vitalink for any reason other than for "Cause," as defined in the agreement, consisting of a minimum of three years' base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of five years' base salary and accelerated vesting of all options held by Mr. Burleson. In addition, Mr. Burleson will be named Chairman of the Board of New GranCare and, in connection therewith, it is anticipated that New GranCare will enter into a consulting agreement with Mr. Burleson in the amount of $100,000 per year.

ACCOUNTING TREATMENT

  Vitalink will account for the Merger using the purchase method of accounting under generally accepted accounting principles and the rules and regulations of the Commission. Under the purchase method of accounting Vitalink will be treated as the acquiror of GranCare and, as a result, the assets of GranCare will be recorded on Vitalink's books at their estimated fair value. See "Unaudited Pro Forma Combined Condensed Financial Statements."

EXPENSES

  New GranCare (on behalf of itself and GranCare) and Vitalink will each be responsible for one-half of the total documented fees, expenses and other items of cost (other than legal fees) which are incurred by New GranCare, GranCare and Vitalink in connection with the consummation of the various transactions contemplated by the Merger Agreement and the Distribution Agreement and the various other agreements contemplated thereby (the "Shared Transaction Expenses"). The Shared Transaction Expenses include various commitment and related fees incurred in connection with New GranCare obtaining the New Credit Facility, the redemption of the Convertible Debentures, the premium and costs relating to the Tender Offer, financial advisory and investment banking fees, accounting fees, the cost of maintaining GranCare's directors' and officers' liability insurance coverage for a three year period following the Effective Time of the Merger and miscellaneous fees and expenses such as printing fees and filing fees with various federal and state regulatory authorities. Vitalink and GranCare estimate that the fees and expenses constituting Shared Transaction Expenses will be approximately $22.0 million.

DISSENTERS' RIGHTS

  Under the CGCL, with respect to certain reorganizations, appraisal rights are only available if, among other things: (i) the shares of the corporation are not either (A) listed on any national securities exchange or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and proper notice is given to shareholders; provided that this provision (i) does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided further that this provision does not apply to any class of shares described above in (A) or (B) if demands for payment are filed with respect to 5% or more of the outstanding shares of that class; and (ii) the shares were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (x) were not voted in favor of the reorganization or, (y) if described in subpart (A) or (B) of provision (i) above (without regard to the provisos therein), were voted against the reorganization, or were held of record on the effective date of a short form merger, provided however, that subpart (x) rather than subpart (y) of this subsection (ii) applies in any case in which approval was sought by written consent rather than at a meeting. Accordingly, under the CGCL, the GranCare shareholders are entitled to dissenters' rights with respect to the Transactions, if such shareholder is a holder of restricted shares or if demands for payment are filed with respect to 5% or more of the outstanding shares.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE CGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF CHAPTER 13 OF THE CGCL ATTACHED AS APPENDIX F AND INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO CONSULT LEGAL COUNSEL WITH RESPECT TO DISSENTERS' RIGHTS.

  Under Chapter 13 of the CGCL, if a corporation calls a shareholder meeting at which a plan of reorganization to which such corporation is a party is to be voted upon, the notice of the meeting must inform each shareholder of the right to dissent and must include a copy of Chapter 13 of the CGCL and a brief description of the procedure to be followed under such sections. This Proxy Statement/Prospectus constitutes such notice. ANY SHAREHOLDER WHO WISHES TO EXERCISE SUCH DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THE CGCL CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS UNDER THE CGCL.

  The Merger Proposal must be approved by the holders of a majority of the outstanding shares of GranCare Common Stock. In addition, the GranCare Board of Directors is soliciting the approval of the Distribution Proposal by the affirmative vote of the holders of a majority of the outstanding shares of GranCare Common Stock in accordance with the requirements of the Merger Agreement. Shareholders who elect to exercise dissenters' rights must satisfy each of the following conditions: (i) such holders must file with GranCare, before the taking of the vote with respect to the Transactions, notice of their intention to demand payment of the fair value of their shares (this written notice must be in addition to and separate from any vote against the Transactions, neither voting against nor a failure to vote for the Transactions will constitute such a notice); and (ii) such holders must vote against the Transactions. Shareholders who fail to comply with either of these conditions will have no dissenters' rights with respect to their shares. Moreover, dissenters' rights will be available only if demands for payment are filed by 5% or more of the outstanding shares of GranCare Common Stock.

  All written notices should be addressed to: GranCare, Inc., One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346, Attention: M. Henry Day, Jr., Assistant General Counsel, and should be executed by, or with the consent of, the holder of record. The notice must identify the shareholder, state the number of shares held of record by the shareholder that the shareholder demands that GranCare purchase the shares held by such holder and indicate the intention of such shareholder to demand payment of the fair value of such shares. The notice should state the shareholder's name as it appears on his or her certificates.

  After a vote approving the Transactions, and assuming the Transactions are to be consummated, if demands for payment have been filed by 5% or more of the outstanding shares of GranCare Common Stock, GranCare must give written notice that the Transactions have been approved within 10 days to each shareholder who filed a written notice of intent to demand payment for such shareholder's shares of GranCare Common Stock and who did not vote in favor of the Transactions. Such notice will specify the procedure to be followed if the shareholder desires to exercise such shareholder's dissenters' rights, a statement of the price determined by the corporation to represent the fair market value of dissenting shares and a copy of Chapter 13 of the CGCL. In order to receive the fair value of his or her shares, a dissenting shareholder must, within 30 days after the date of such notice from GranCare, submit such shareholder's certificates to GranCare at its principal office or at the office of any transfer agent. After a valid demand for payment and the related certificates are received, GranCare must remit within 30 days to each dissenting shareholder who has complied with the above-referenced requirements the amount agreed to by GranCare and the shareholder to be the fair value of that shareholder's shares.

  If GranCare and the shareholder fail to agree upon whether the shares are dissenting shares or the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares, but not thereafter, may file a complaint in the superior court of the proper county requesting that the court determine whether such shares are dissenting shares or the fair market value of the dissenting shares or both. The court shall thereafter determine the issues or appoint one or more impartial appraisers to determine the fair market value of the shares.

  The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers appointed by the court, will be assessed as the court considers equitable, unless the court determines that the appraisal price exceeds the price offered by the corporation, in which case the corporation shall pay the costs.

  Dissenting shares will lose their status as dissenting shares and holders thereof will cease to be entitled to require GranCare to purchase their shares if (a) the Transactions are abandoned, (b) the shares are transferred prior to their submission for endorsement, (c) the dissenting shareholder and GranCare do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes within six months after notice of the approval of the Transactions was mailed to the shareholders, or (d) the dissenting shareholder, with GranCare's consent, withdraws the shareholder's demand for purchase of the dissenting shares.

                             THE MERGER AGREEMENT

GENERAL

  The following is a brief summary of certain provisions, including all material terms, of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference in its entirety.

  The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of GranCare and the satisfaction or waiver of the other conditions to the Merger, GranCare will be merged with and into Vitalink, with Vitalink continuing as the Surviving Corporation. Following the filing of the certificate of satisfaction with the Franchise Tax Board in accordance with the provisions of Section 1103 of the CGCL and the Bank and Corporation Tax Law, and the filing of a certified copy of the Merger Agreement with the Secretary of State of California in accordance with the provisions of Section 1108 of the CGCL, the Merger will become effective upon filing with the Secretary of State of the State of Delaware a duly executed Certificate of Merger, in the form required by and in accordance with Section 252 of the DGCL, or at such time thereafter as is provided in the Certificate of Merger.

  The Certificate of Incorporation and By-laws of Vitalink as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended as provided by law; provided, however, that if, prior to the Effective Time, the stockholders of Vitalink shall have approved an increase in the number of authorized shares of Vitalink Common Stock from 30,000,000 to 80,000,000, then the Certificate of Incorporation of Vitalink shall be amended to reflect such change. Manor Care, in its capacity as the beneficial owner of approximately 82.3% of the outstanding Vitalink Common Stock, will approve an increase in the number of authorized shares of Vitalink Common Stock from 30,000,000 to 80,000,000 by written consent on February 8, 1997.

  Exchange of Common Stock--Promptly after the Effective Time, Vitalink shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of GranCare Common Stock (the "Certificates"), a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange. GRANCARE SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM. Upon surrender to Vitalink of a Certificate, together with such letter of transmittal duly executed together with any other required documents, the holder of such Certificate shall be entitled to receive from Vitalink in exchange therefor that number of shares of Vitalink Common Stock which such holder has the right to receive under the Merger Agreement, and such Certificate shall forthwith be cancelled. If any shares of Vitalink Common Stock are to be issued to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange of the Certificate surrendered to a person other than the registered holder or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of the Merger Agreement, each Certificate shall represent, for all purposes, the right to receive .478 shares if Vitalink Common Stock for each share of GranCare Common Stock evidenced by such Certificate, without any interest thereon (the "Closing Consideration"). Under Delaware law, failure of a GranCare shareholder to surrender his or her Certificates shall not result in the forfeiture of the right to receive dividends or to vote the Vitalink Common Stock issuable to such shareholder pursuant to the terms of the Merger Agreement.

NO FRACTIONAL VITALINK COMMON STOCK

  Each holder of shares of GranCare Common Stock who upon surrender of Certificates would be entitled to receive a fraction of a share of Vitalink Common Stock shall not be entitled to receive dividends on or vote such fractional share and shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the Average Market Value. "Average Market Value" shall mean the arithmetic average of the last reported sale price per share of Vitalink Common Stock as reported on Nasdaq for the fifteen (15) consecutive trading days ending with the last trading day prior to the scheduled date of the Special Meeting specified in this Proxy Statement/Prospectus. The fractional share interests of each GranCare shareholder will be aggregated, and no GranCare shareholder will receive cash in an amount equal to or greater than the value of one full share of Vitalink Common Stock. Except for the discussions under "Summary--The Distribution Agreement--Certain Federal Income Tax Consequences," all references in this Proxy Statement/Prospectus to shares of Vitalink Common Stock to be issued as Closing Consideration shall be deemed to include any cash in lieu of fractional shares payable pursuant to the Merger Agreement.

EFFECT OF MERGER ON GRANCARE ADJUSTED OPTIONS

  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Adjusted GranCare Option that is outstanding under the applicable GranCare employee benefit plan immediately prior to the Effective Time, whether or not exercisable, shall be assumed by Vitalink in such manner that each such option shall be exercisable upon the same terms and conditions as under the applicable GranCare employee benefit plan and the applicable option agreement issued thereunder, except that (i) each such option shall be exercisable for that number of shares of Vitalink Common Stock into which the number of shares of GranCare Common Stock subject to such option immediately prior to the Effective Time would be converted as described above if such option were exercised prior to the Effective Time, and
(ii) the option price per share of Vitalink Common Stock determined after giving effect to the adjustments set forth in the Employee Benefit Agreement shall be an amount equal to such adjusted option price per share of GranCare Common Stock subject to such option in effect immediately prior to the Effective Time divided by the Exchange Ratio. The exercise price of each outstanding GranCare Option shall be adjusted pursuant to the Employee Benefit Agreement to reflect the Distribution. In addition, each holder of a GranCare Option shall receive, in connection with the Distribution, an option to purchase two shares of New GranCare Common Stock for every option to purchase three shares of GranCare Common Stock held by such option holder immediately prior to the Distribution. See "The Distribution Agreement--Consummation of the Distribution; Treatment of GranCare Stock Options."

  All outstanding GranCare Options that have not vested contain change of control provisions that provide that such options will become fully vested and exercisable upon the occurrence of a change of control transaction such as the Merger. See "The Distribution Agreement--Consummation of the Distribution; Treatment of GranCare Stock Options" and "Description of the Transactions-- Interests of Certain Persons in the Transactions."

  Prior to the Effective Time, GranCare shall (i) obtain any consents from holders of outstanding options to purchase GranCare Common Stock granted under the applicable GranCare employee benefit plans and (ii) make any amendments to the terms of the applicable GranCare employee benefit plans or any award granted thereunder that, in the case of either (i) or (ii), are necessary to give effect to the transactions contemplated by the first paragraph of "-- Effect of Merger on GranCare Adjusted Options" above.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains certain customary representations and warranties by each of Vitalink and GranCare (as to such party) concerning: the organization and qualification of Vitalink and GranCare and their respective subsidiaries; the capitalization of each of Vitalink and GranCare; the authority of each of Vitalink and GranCare relative to the execution and delivery of, and performance of its respective obligations under the Merger Agreement; the authority of GranCare relative to the execution and delivery and performance of their obligations under the Distribution Agreement; and approval by the Board of Directors of each of Vitalink and GranCare regarding certain related matters; obtaining necessary approvals to consummate the transactions contemplated by the Merger Agreement and, in the case of GranCare, the Distribution Agreement, and the absence of any conflict with, or violations of, the corporate documents and certain binding instruments of each of Vitalink and GranCare or their respective subsidiaries or with or of any statute, rule, regulation, order or decree of courts or governmental entities, subject to certain exceptions; the accuracy of reports and documents filed by each of Vitalink and GranCare with the Commission since May 31, 1992 and December 31, 1992, respectively, and certain financial statements of each company; the absence of undisclosed liabilities or obligations of Vitalink, GranCare and each of their respective subsidiaries; the absence of material changes in the business of Vitalink and its subsidiaries since May 31, 1996 and the absence of material changes in the business of GranCare and its subsidiaries since December 31, 1995; the absence of litigation involving either Vitalink or GranCare or their respective subsidiaries that would have a material adverse effect on the business of either party; compliance by each of Vitalink and GranCare and their respective subsidiaries with applicable laws and agreements.

  In addition, the Merger Agreement contains representations and warranties of GranCare concerning: (i) GranCare's title, leasehold interest or other right to use, subsequent to the Restructuring, all of the assets, properties, intellectual property and licenses which are material to the conduct of the Institutional Pharmacy Business as previously conducted by GranCare; (ii) the receipt of the Opinion of PaineWebber; and (iii) delivery to Vitalink of a letter identifying all persons who may be deemed "affiliates" of GranCare for the purpose of Rule 145 under the Securities Act and the written agreement of each such person.

COVENANTS

  The Merger Agreement provides that, except as contemplated by the Merger Agreement, the Distribution Agreement or as otherwise previously disclosed to Vitalink, GranCare and each of its subsidiaries will be obligated to conduct its business in the ordinary course of business consistent with past practice including specific covenants as to certain permissible activities. The Merger Agreement also requires that, except as provided in the Merger Agreement, the Voting Agreement, the Shareholders Agreement or as otherwise previously disclosed to GranCare, Vitalink and each of its subsidiaries will be obligated to conduct its business in the ordinary course of business consistent with past practice including specific covenants as to certain permissible activities.

NO SOLICITATION

  Each of Vitalink and GranCare has agreed that, prior to the Effective Time, it and its subsidiaries shall not, and shall not give authorization or permission to any of its or its subsidiaries' directors, officers, employees, agents or representatives to, and shall use all commercially reasonable efforts to see that such persons do not, directly or indirectly solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information): (i) any merger, consolidation, other business combination involving either Vitalink or its subsidiaries or GranCare or its subsidiaries (except to the extent such merger, consolidation or other business combination relates exclusively to GranCare's Skilled Nursing Business), (ii) any acquisition of all or any substantial portion of the assets or capital stock of either Vitalink and its subsidiaries taken as a whole or GranCare and its subsidiaries (except to the extent such acquisition relates exclusively to GranCare's Skilled Nursing Business), or (iii) inquiries or proposals concerning or which may reasonably be expected to lead to, any of the foregoing (each an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than GranCare or its affiliates in the case of Vitalink and Vitalink and its affiliates in the case of GranCare) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions expressly contemplated by the Merger Agreement, or contemplated to be a material part thereof; provided that in the event that there is an unsolicited written proposal for an Acquisition Transaction from a bona fide financially capable third party, the party receiving such proposal, in its discretion, shall be permitted to furnish non-public information to and negotiate with any such third party only if (i) three business days' written notice shall have been given to the other party; and (ii)(A) the Board of Directors of the party receiving such proposal shall have been advised in writing by its investment banker that such third party is financially capable of consummating an Acquisition Transaction that would yield a higher value to such party's stockholders than will the Merger, (B) the Board of Directors of the party receiving such proposal shall have been advised, by the written opinion of outside counsel to such party, that any failure to provide such non-public information to such third party would be inconsistent with the Board of Directors' fiduciary duties to the stockholders and (C) the Board of Directors of the party receiving such proposal, in good faith, after weighing such advice, determines that taking such action is more likely than not to lead to an Acquisition Transaction with such third party that would yield a higher value to the stockholders of the party receiving such proposal than will the Merger and that failing to furnish such information would be inconsistent with the Board's fiduciary duties.

  Each of Vitalink and GranCare has agreed immediately to advise the other party in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to the preceding paragraph.

OUTSTANDING GRANCARE DEBT

  Prior to the Effective Time, GranCare has agreed to (i) call for redemption all of the outstanding Convertible Debentures, (ii) consummate the Tender Offer for the Senior Subordinated Notes and obtain the consent (the "Consent") of holders thereof to certain amendments to the indenture pertaining to the Senior Subordinated Notes, and (iii) obtain all necessary consents, approvals, waivers or other agreements by the holders of other indebtedness of GranCare to the assignment and the assumption by New GranCare of such indebtedness at the time of the Distribution. Vitalink will incur indebtedness under the Vitalink Credit Facility to refinance GranCare's Senior Subordinated Notes which are tendered pursuant to the Tender Offer which commenced on December 18, 1996 and Vitalink will assume any Senior Subordinated Notes not so tendered. It is estimated that Vitalink will incur or assume approximately $118.0 million of indebtedness (including the Consent Fee) prior to an offsetting payment by New GranCare pursuant to a formula set forth in the Distribution Agreement currently estimated to be approximately $20.9 million. Substantially all of GranCare's remaining indebtedness, consisting of $60.0 million aggregate principal amount of the Convertible Debentures and $88.9 million outstanding under GranCare's Existing Credit Facility (as defined below) will be repaid from borrowings under GranCare's New Credit Facility (as defined below). The remaining GranCare indebtedness of approximately $302.8 million associated with the Skilled Nursing Business will be assumed by New GranCare. See "The Distribution Agreement--Treatment of Certain Indebtedness." The consummation of the Transaction is conditioned upon consummation of the Tender Offer, obtaining the Consent and redeeming the Convertible Debentures. See "--Conditions."

CONDITIONS

 Mutual Conditions

  The obligations of each party to effect the Merger are subject to, among other things, the fulfillment or waiver of the following conditions: the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part and the New GranCare Registration Statement in accordance with the provisions of the Securities Act; the requisite vote of the shareholders of GranCare at the Special Meeting necessary to consummate the Merger, the Distribution and the transactions contemplated thereby; holders of not more than 5% of the GranCare Common Stock issued and outstanding as of the record date for the Special Meeting demanding payment pursuant to the provisions of Chapter 13 of the CGCL; the execution of the Distribution Agreement and the completion of the Distribution; the Vitalink Common Stock issuable in the Merger shall have been authorized for quotation on Nasdaq or listed on the NYSE subject to official notice of issuance; no writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Vitalink or GranCare, and no proceedings shall have been threatened or commenced by any governmental entity which seek to prohibit or restrict the consummation of the Merger or Distribution; the obtaining of all necessary consents and approvals and the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act; the redemption of all of the outstanding Convertible Debentures; consummation of the Tender Offer and obtaining the Consent; and the receipt of opinions of Powell, Goldstein, Frazer & Murphy LLP and Cahill Gordon & Reindel that for federal income tax purposes, the distribution of the New GranCare Common Stock is tax-free to GranCare and the shareholders of GranCare, the Restructuring is tax-free and the Merger constitutes a tax-free reorganization.

 Conditions to Vitalink's Obligations

  The obligation of Vitalink to consummate the Merger is further subject to the fulfillment or waiver of, among other things, the following conditions: the representations and warranties of GranCare contained in the Merger Agreement and the Distribution Agreement shall be true and correct in all material respects; GranCare shall have performed and complied in all material respects with all of its agreements, obligations and conditions required by the Merger Agreement and the Distribution Agreement; and there shall not have occurred since December 31, 1995 any event, condition, change, occurrence or circumstance which has had or is reasonably likely to have a material adverse effect on GranCare; GranCare shall furnish various certificates of its officers to Vitalink; Vitalink shall have received an auditors' letter from GranCare's independent auditors; and Vitalink shall have received an irrevocable letter of credit supporting its guaranty of New GranCare's obligations with respect to HRPT.

 Conditions to GranCare's Obligations

  The obligation of GranCare to consummate the Merger is further subject to the fulfillment or waiver of, among other things, the following conditions: the representations and warranties of Vitalink contained in the Merger Agreement shall be true and correct in all material respects; Vitalink shall have performed and complied in all material respects with all of its agreements, obligations and conditions required by the Merger Agreement; there shall not have occurred since May 31, 1996 any event, condition, change, occurrence or circumstance which has had or is reasonably likely to have a material adverse effect on Vitalink; Vitalink shall furnish various certificates of its officers to GranCare; GranCare shall have received an auditors' letter from Vitalink's independent auditors; and Manor Care and Vitalink shall have executed the Shareholders Agreement and each such party shall have performed and complied with its obligations under such Shareholders Agreement.

TERMINATION

 Mutual Consent or by Either Party

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of GranCare: (a) by mutual consent of the Boards of Directors of Vitalink and GranCare; (b) by either Vitalink or GranCare if, without fault of such terminating party, the Merger shall not have been consummated on or before December 31, 1996, which date may be extended by mutual consent of the parties; (c) by either Vitalink or GranCare, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or (d) by either Vitalink or GranCare, if the requisite shareholder approval of the shareholders of GranCare at the Special Meeting of shareholders is not obtained with respect to each of the Merger and the Distribution.

  Notwithstanding anything contained in clause (b) of the preceding paragraph, in the event this Proxy Statement/Prospectus or the New GranCare Registration Document has not been declared effective by the Commission by November 1, 1996, then the date referred to in clause (b) of the preceding paragraph shall be automatically extended for a period of two months from the later of the declaration of effectiveness by the Commission of the Proxy Statement/Prospectus or New GranCare Registration Document but in no event shall such date be extended to a date later than three months from such date referenced in clause (b) of the preceding paragraph.

 Termination by Vitalink Only

  The Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Vitalink, at any time prior to the Effective Time, before or after the approval by the stockholders of Vitalink, if (a) GranCare shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and IV of the Merger Agreement to be complied with or performed by GranCare at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of GranCare contained in the Merger Agreement or Distribution Agreement such that the closing conditions set forth in Section 7.01 of the Merger Agreement would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breach or breaches shall not have been cured within 15 calendar days of delivery to GranCare of written notice of such breach or breaches, (c) GranCare shall furnish or disclose non-public information to or commence negotiations with a third party with respect to any Acquisition Transaction, or shall have resolved to do the foregoing and publicly disclosed such resolution, (d) the Board of Directors of GranCare shall have withdrawn, changed, modified in any manner or taken action inconsistent with its recommendation of the Distribution Agreement, the Distribution, the Merger Agreement, the Merger or the other transactions contemplated thereby or shall have resolved to do any of the foregoing and publicly disclosed such resolution, or (e) a definitive agreement with respect to a Vitalink Business Combination Transaction (as hereinafter defined) shall have been negotiated and Vitalink's Board of Directors (i) shall have been advised (A) in writing by its investor banker that such Vitalink Business Combination Transaction would yield a higher value to Vitalink's stockholders than would the Merger and the other party to such agreement is financially capable of consummating such Vitalink Business Combination Transaction and
(B) by the written opinion of outside counsel to Vitalink that failure to terminate the Merger Agreement would be inconsistent with such Board's fiduciary duties to the stockholders of Vitalink, and (ii) after weighing such advice, shall determine in good faith that failure to terminate the Merger Agreement would be inconsistent with such Board's fiduciary duties; provided, however, that five business days' prior written notice shall have been given to GranCare (which notice shall include the material terms and conditions and financing arrangements of, and the identity of the third party proposing, the Vitalink Business Combination Transaction) and that prior to terminating the Merger Agreement Vitalink shall have made all the Vitalink Payments. See "-- Termination Fees and Expenses."

  The term "Vitalink Business Combination Transaction" is defined as any of the following involving Vitalink or any subsidiary that is material to the business, results of operation, prospects or financial condition of Vitalink and its subsidiaries taken as a whole: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (2) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Vitalink and its subsidiaries, taken as a whole, in a single transaction or series of transactions; or (3) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 33 1/3% or more of Vitalink Common Stock, whether by tender offer, exchange offer or otherwise.

 Termination by GranCare Only

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of GranCare, by action of the Board of Directors of GranCare, if
(a) Vitalink shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and IV of the Merger Agreement to be complied with or performed by Vitalink at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Vitalink contained in the Merger Agreement such that the closing conditions in favor of GranCare would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breach or breaches shall not have been cured within 15 days of delivery to Vitalink of written notice of such breach or breaches, (c) Vitalink shall have furnished or disclosed non-public information to, or commenced negotiations with, a third party with respect to a Vitalink Acquisition Transaction or shall have resolved to do either of the foregoing and publicly disclosed such resolution, (d) the Board of Directors of Vitalink shall have withdrawn, changed, modified in any manner or taken action inconsistent with its recommendation of this Agreement, the Merger or the other transactions contemplated hereby or thereby or shall have resolved to do any of the foregoing and publicly disclosed such resolution, (e) a definitive agreement with respect to a GranCare Business Combination Transaction (as hereinafter defined) shall have been negotiated and GranCare's Board of Directors (i) shall have been advised (A) in writing by its investment banker that such GranCare Business Combination Transaction could yield a higher value to GranCare's shareholders than will the Merger and the other party to such agreement is financially capable of consummating such GranCare Business Combination Transaction and (B) by the written opinion of outside counsel to GranCare that failure to terminate the Merger Agreement would be inconsistent with the Board's fiduciary duties to the shareholders of GranCare, and (ii) after weighing such advice, shall determine in good faith that failure to terminate the Merger Agreement would be inconsistent with the Board's fiduciary duties; provided, however, that five business days prior written notice shall have been given to Vitalink (which notice shall include the material terms and conditions, and financing arrangements of, and the identity of the third party proposing, the GranCare Business Combination Transaction) and that prior to terminating the Merger Agreement GranCare shall have made all the GranCare Payments, or (f) Manor Care shall have breached its obligations pursuant to Section 1.2 of the Voting Agreement. See "The Distribution Agreement--Terms of the Voting Agreement."

  The term "GranCare Business Combination Transaction" is defined as any of the following involving GranCare or any Pharmacy Subsidiary (as defined in the Merger Agreement) that is material to the business, results of operation, prospects or financial condition of the Institutional Pharmacy Business taken as a whole: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger) including the Skilled Nursing Business; (2) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of GranCare (other than assets related to the Skilled Nursing Business) and its Pharmacy Subsidiaries (as defined in the Merger Agreement), taken as a whole, in a single transaction or series of transactions; or (3) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 33 1/3% or more of GranCare Common Stock, whether by tender offer, exchange offer or otherwise.

TERMINATION FEES AND EXPENSES

  Except as set forth below, each of Vitalink and GranCare shall bear their respective expenses incurred in connection with the Merger except that expenses incurred in printing, mailing and filing this Proxy
Statement/Prospectus shall be shared equally by Vitalink and GranCare.

  If the Merger Agreement is terminated (i) by mutual consent or by either party pursuant to the first paragraph of "--Termination" above (except clause
(a)) and prior to such termination any person shall have made a bona fide proposal concerning a GranCare Business Combination Transaction, or (ii) by Vitalink pursuant to the third paragraph of "--Termination" above (except clause (e)) or (iii) by GranCare pursuant to clause (e) of the fifth paragraph of "--Termination" above, then, GranCare shall promptly pay Vitalink by wire transfer of immediately available funds to an account specified by Vitalink up to $2.5 million to reimburse Vitalink for all documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) in connection with the Merger Agreement and the transactions contemplated thereby and if terminated pursuant to clause (e) of the third paragraph of "--Termination" above, an additional fee of $17.5 million (the "GranCare Termination Payment") payable prior to and as a condition of such termination as follows: (i) $7.5 million promptly by wire transfer of immediately available funds to an account specified by Vitalink and (ii) $10.0 million by either, at GranCare's discretion, (x) delivery to Vitalink of an irrevocable letter of credit for $10.0 million or (y) deposit of $10.0 million in immediately available funds to an escrow, in the case of each of clause (x) and (y) on terms satisfactory to Vitalink with payment of such $10.0 million to be made to Vitalink in immediately available funds immediately prior to and as a condition of effecting the GranCare Business Combination Transaction contemplated by such definitive agreement (the amount of such payments, the "GranCare Payments"). To the extent a GranCare Termination Payment has not already become payable and been paid and if, prior to any termination by mutual consent or by either party pursuant to the first paragraph of "-- Termination" above (except clause (a)) or by Vitalink only pursuant to the third paragraph of "--Termination" above (except clause (e)), any person shall have submitted a bona fide proposal concerning a GranCare Business Combination Transaction and within eighteen months after the termination of the Merger Agreement, GranCare or any of its subsidiaries proposes to enter into a definitive agreement with a third party with respect to a GranCare Business Combination Transaction or a GranCare Business Combination Transaction is proposed to be effected, then GranCare, prior to entering into any such definitive agreement or any such GranCare Business Combination Transaction being effected, shall be obligated to pay Vitalink an additional fee of $17.5 million payable as follows: (i) in the case of the proposed execution of a definitive agreement for a

GranCare Business Combination Transaction, prior to and as a condition of entering into such definitive agreement, GranCare shall have made all the GranCare Payments and (ii) in the case of a GranCare Business Combination Transaction proposed to be effected without any agreement, prior to and as a condition of effecting such GranCare Business Combination Transaction, GranCare shall promptly pay Vitalink $17.5 million by wire transfer of immediately available funds to an account specified by Vitalink.

  If the Merger Agreement is terminated (i) by mutual consent of either party pursuant to the first paragraph of "--Termination" above (except clause (a)) and prior to such termination any person shall have made a bona fide proposal concerning a Vitalink Business Combination Transaction (as defined below), or
(ii) by GranCare pursuant to the fifth paragraph of "--Termination" above (except clause (e)) or (iii) by Vitalink pursuant to clause (e) of the third paragraph of "--Termination" above, then Vitalink shall pay GranCare by wire transfer of immediately available funds to an account specified by GranCare up to $2.5 million to reimburse GranCare for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) in connection with the Merger Agreement, the Distribution Agreement and the transactions contemplated thereby. If the Merger Agreement is terminated by Vitalink pursuant to clause (e) of the third paragraph of "-- Termination" above, an additional fee of $17.5 million (the "Vitalink Termination Payment") payable prior to and as a condition of such termination as follows: (i) $7.5 million promptly by wire transfer of immediately available funds to an account specified by GranCare, (ii) $10.0 million by either, at Vitalink's discretion, (x) delivery to GranCare of an irrevocable letter of credit for $10.0 million or (y) deposit of $10.0 million in immediately available funds to an escrow, in the case of each of clause (x) and (y) on terms satisfactory to GranCare with payment of such $10.0 million to be made to GranCare in immediately available funds immediately prior to and as a condition of effecting the Vitalink Business Combination Transaction contemplated by such definitive agreement (the amount of such payments and the manner specified herein for making such payments, the "Vitalink Payments"). To the extent a Vitalink Termination Payment has not already become payable and been paid and if, prior to any termination pursuant to the first paragraph of "--Termination" above (except clause (a)) or the fifth paragraph of "-- Termination" above (except clause (e)), any person shall have submitted a bona fide proposal concerning a Vitalink Business Combination Transaction and within eighteen months after the termination of the Merger Agreement, Vitalink or any of its Subsidiaries proposes to enter into a definitive agreement with a third party with respect to a Vitalink Business Combination Transaction or a Vitalink Business Combination Transaction is proposed to be effected, then Vitalink, prior to entering into any such definitive agreement or any such Vitalink Business Combination Transaction being effected, shall be obligated to pay GranCare an additional fee of $17.5 million payable as follows: (i) in the case of proposed execution of a definitive agreement for a Vitalink Business Combination Transaction, prior to and as a condition of entering into such definitive agreement, Vitalink shall have made all the Vitalink Payments and (ii) in the case of a Vitalink Business Combination Transaction proposed to be effected without any agreement, prior to and as a condition of effecting such Vitalink Business Combination Transaction, Vitalink shall promptly pay GranCare $17.5 million by wire transfer of immediately available funds to an account specified by GranCare.

INDEMNIFICATION; INSURANCE

  Vitalink shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers and directors of GranCare against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent and on the same terms and conditions (including with respect to advancement of expenses) permitted or required under applicable law and GranCare's Restated Articles of Incorporation and By-Laws in effect at the date of the Merger Agreement.

  For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by GranCare (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that if the premiums with respect to such insurance exceed 150% of the annual premiums paid as of the date of the Merger Agreement by GranCare for such insurance, the Surviving Corporation shall be obligated to purchase directors' and officers' liability insurance with a maximum coverage as can be obtained at an annual premium equal to 150% of the annual premiums paid by GranCare as of the date of the Merger Agreement.

AMENDMENT

  Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Vitalink and GranCare at any time prior to the Effective Time with respect to any of the terms contained therein; provided, however, that, after the Merger Agreement is adopted by the shareholders of GranCare, no such amendment or modification shall change the amount or form of the consideration to be delivered in respect of shares of GranCare Common Stock.

WAIVERS; CONSENTS

  Any failure of Vitalink, on the one hand, or GranCare, on the other hand, to comply with any obligation, covenant, agreement or condition contained in the Merger Agreement may be waived by Vitalink or GranCare, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever the Merger Agreement requires or permits consent by or on behalf of any party to the Merger Agreement, such consent shall be given in writing pursuant to the terms thereof.

                          THE DISTRIBUTION AGREEMENT

  This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Distribution as well as certain contractual arrangements that will exist between New GranCare and Vitalink following the completion of the Distribution and the Merger. For information describing certain aspects of the Merger, see "Description of the Transactions" and "The Merger Agreement" herein. The descriptions of the various agreements contained herein, including, without limitation, the Distribution Agreement, the Employee Benefits Agreement, the Non-competition Agreement, the Shareholders Agreement, the Interim Services Agreement, the Supply Agreements and the Tax Allocation Agreement (each as defined below), do not purport to be complete and are qualified in their entirety by reference to forms of such agreements which are attached either as annexes hereto or filed as an exhibit to the registration statement of which this Proxy Statement/Prospectus is a part, which annexes and exhibits, as the case may be, are incorporated herein by reference. All GranCare shareholders are urged to read such agreements in their entirety.

CONTRIBUTION OF SKILLED NURSING BUSINESS TO NEW GRANCARE

  Prior to the Distribution Record Date, GranCare will engage in an internal reorganization pursuant to which all the assets and liabilities relating to the Skilled Nursing Business will be reorganized in various tax-free transactions such that upon completion of such reorganization, the Skilled Nursing Business will be conducted by New GranCare, a direct subsidiary of GranCare, and various direct and indirect subsidiaries of New GranCare. At the same time, the assets and liabilities of GranCare relating primarily to the Institutional Pharmacy Business will be reorganized so that upon completion of the internal reorganization the Institutional Pharmacy Business will be conducted by TeamCare, a direct subsidiary of GranCare, and various direct and indirect subsidiaries of TeamCare. In connection with the consummation of the transactions contemplated by the Distribution Agreement and the Merger Agreement, GranCare, New GranCare and Vitalink will enter into additional agreements and arrangements designed to further effect the separation of the GranCare's Skilled Nursing Business from its Institutional Pharmacy Business and to establish the parameters of certain intercompany relationships subsequent to the completion of the Merger. Among these agreements are (i) the Employee Benefits Agreement (the "Employee Benefits Agreement") between GranCare and New GranCare, (ii) the Tax Allocation Agreement (the "Tax Allocation Agreement") between GranCare and New GranCare, (iii) the Non-competition Agreement (the "Non-competition Agreement") between Manor Care, Vitalink and New GranCare, (iv) the Shareholders Agreement (the "Shareholders Agreement") between Vitalink and Manor Care, (v) the Interim Services Agreement (the "Interim Services Agreement") between New GranCare and Vitalink, (vi) the Pharmaceutical Supply Agreements by and between TeamCare and substantially all of GranCare's facilities (the "Supply Agreements") and
(vii) the Voting Agreement (the "Voting Agreement") between Manor Care and the Company.

  As provided in the Distribution Agreement, prior to the consummation of the Distribution, GranCare will take certain actions as the sole shareholder of New GranCare or will ratify action taken by officers and directors of New GranCare in connection with establishing New GranCare as an independent company. These actions include (i) merging GCI Properties, Inc., a California corporation ("GCI") and wholly-owned subsidiary of the Company, with and into New GranCare, with New GranCare being the surviving entity (all of the assets pertaining to the Company's Skilled Nursing Business will then be contributed to New GranCare following such merger), (ii) adopting the Certificate of Incorporation and Bylaws of New GranCare to be in effect at the Time of Distribution (as defined in the Distribution Agreement), (iii) electing as directors of New GranCare the individuals named in the Prospectus and causing the appointment of officers of New GranCare to serve in such capacities following the Distribution and (iv) adopting various incentive compensation plans for the benefit of directors, officers and employees of New GranCare to be in effect following the Distribution. For information concerning a comparison of California and Delaware law and the Charter and Bylaws of New GranCare, see "Description of New GranCare Capital Stock--The Charter and Bylaws of the Company and New GranCare" and "Significant Differences Between the Corporation Laws of California and Delaware" in the Prospectus. For information concerning the individuals who may serve as directors and executive officers of New GranCare following the Distribution and certain compensatory arrangements for their benefit, including stock incentive plans, see "Management--Executive Officers and Directors--Compensation of Directors" and "--Compensation of Executive Officers" in the Prospectus.

  Pursuant to the Distribution Agreement, New GranCare will acquire the right to use the name "GranCare" in connection with continuing the conduct of the Skilled Nursing Business. It is anticipated that immediately following the Merger, New GranCare will change its name to "GranCare, Inc."

CONSUMMATION OF THE DISTRIBUTION; TREATMENT OF GRANCARE STOCK OPTIONS

  The Distribution will be effected immediately prior to the Merger. However, the Distribution will not be effected unless the Merger Proposal is approved by GranCare's shareholders and is about to occur. Shareholder approval of the Distribution Proposal is being sought pursuant to the requirements of the Merger Agreement and to ensure that the objectives of GranCare's shareholders are consistent with the objectives sought to be accomplished by GranCare's Board of Directors pursuant to the Distribution and the Merger. The Board of Directors of GranCare has not yet established the Distribution Record Date, although it is anticipated that the Distribution Record Date will be the date on which the Distribution occurs and will be immediately prior to the Effective Time of the Merger.

  On the Distribution Date (as such term is defined in the Distribution Agreement) GranCare's Board of Directors will cause GranCare to pay a dividend to GranCare's shareholders as of the Distribution Record Date, which dividend will be payable in shares of New GranCare Common Stock. Each shareholder of GranCare as of the Distribution Record Date will receive one share of New GranCare Common Stock for each share of GranCare Common Stock held as of the Distribution Record Date. Immediately following the completion of the Distribution, New GranCare will be a publicly-owned corporation and it is contemplated that the shares of New GranCare Common Stock will be listed on the NYSE. See "--Listing of New GranCare Common Stock; Restrictions on Resale" in the Prospectus.

  Following the completion of the Distribution, GranCare will merge with and into Vitalink with Vitalink being the surviving corporation in the Merger. Each shareholder of GranCare will receive 0.478 of a share of Vitalink Common Stock in exchange for each share of GranCare Common Stock held by a shareholder of GranCare as of the Effective Time of the Merger. As a result of the Merger, the Institutional Pharmacy Business will be conducted through various direct and indirect subsidiaries of Vitalink.

  As a consequence of the Distribution, each holder of GranCare Options will receive options to purchase such number of shares of New GranCare Common Stock as is equal to the number of shares of GranCare Common Stock subject to GranCare Options held by such holder as of the Distribution Record Date. The exercise price of a New GranCare Option will be equal to a percentage of the exercise price of the existing GranCare Option, while the current exercise price of existing GranCare Options will be correspondingly adjusted downward by the amount allocated as the exercise price of the New GranCare Option. The allocation of the exercise price between the existing GranCare Options and the New GranCare Options will be determined pursuant to the following formula which is intended to apportion such exercise price in a manner that reflects the value received by GranCare's shareholders in respect of the Institutional Pharmacy Business (in the case of the portion of the exercise price allocated to the existing GranCare Options) and the remaining portion of the exercise price is intended to reflect the implied value of GranCare's Skilled Nursing Business (in the case of the portion of the exercise price allocated to the New GranCare Options). The option exercise price allocation formula is as follows: (i) multiply the Average Vitalink Stock Price (as defined below) by the Exchange Ratio and (ii) divide the product so obtained by the Average GranCare Stock Price (defined below) to obtain the "GranCare Option Allocation Percentage". The percentage of the exercise price of each existing GranCare Option that will be allocated to the New GranCare Option issued with respect to such GranCare Option (the "New GranCare Option Allocation Percentage") is equal to 1.00 minus the GranCare Option Allocation Percentage. For purposes of the foregoing exercise price allocation calculation, the Average Vitalink Stock Price and the Average Company Stock Price were determined to be $23.03 and $17.88, respectively, constituting the average closing price per share for Vitalink Common Stock and GranCare Common Stock for the 120 consecutive trading day period ending on August 29, 1996. As a result of the foregoing process, the GranCare Option Allocation Percentage will be approximately 61.568% of the exercise price of each existing GranCare Option and the New GranCare Option Allocation Percentage will be approximately 38.432% of the exercise price of each existing GranCare Option. As a result of the Merger, the exercise price of the Adjusted GranCare Options (as defined below) will be further adjusted to give effect to the 0.478 Exchange Ratio.

  As a result of the foregoing, the exercise price of each existing GranCare Option will be adjusted by multiplying the exercise price by the GranCare Option Allocation Percentage (the "Adjusted GranCare Option"). As a consequence of the Merger, each holder of an Adjusted GranCare Option as of the Effective Time of the Merger will receive an option to purchase such number of shares of Vitalink Common Stock as is equal to the number of shares of GranCare Common Stock issuable upon exercise of the Adjusted GranCare Option multiplied by the 0.478 Exchange Ratio. The exercise price of each Adjusted GranCare Option will be further adjusted by dividing such exercise price by the 0.478 Exchange Ratio.

  The terms and conditions of the New GranCare Options and the Adjusted GranCare Options will be substantially the same as the terms of the GranCare Options prior to the Distribution. Options to purchase 2,355,250 shares of GranCare Common Stock were outstanding as of October 1, 1996 of which options to purchase 988,934 shares of GranCare Common Stock were unvested and not exercisable. However, all of such unvested GranCare Options contain change of control provisions that provide that such options will become fully vested and exercisable upon the occurrence of a change of control transaction such as the Merger. The option agreements also provide that such GranCare Options do not expire upon a termination of employment following a change of control. Thus, even if the holder of a GranCare Option does not become an employee of the Institutional Pharmacy Business following the Merger, such employee will continue to have the right to exercise Adjusted GranCare Options following the Merger until the expiration date of such option. Conversely, an employee of the Institutional Pharmacy Business who does not become an employee of the Skilled Nursing Business following the Merger will continue to have the right to exercise New GranCare Options following the Merger until the expiration date of such options. The existing GranCare Options, which were granted at fair market value at the time of grant, have exercise prices ranging from $1.61 to $21.00 per share.

MANNER OF EFFECTING THE DISTRIBUTION

  It is expected that upon the formal declaration by GranCare's Board of Directors of the Distribution that the Distribution will be made on the Distribution Date to shareholders of record of GranCare Common Stock as of the Distribution Record Date. The Merger is expected to take place promptly following the satisfaction of certain conditions set forth in the Merger Agreement and is expected to occur prior to February 10, 1997. The Distribution will not take place unless all of the conditions to effecting the Merger (other than the completion of the Distribution) have been fulfilled, and there can be no assurance as to the timing or consummation of the Distribution. GranCare's transfer agent, American Stock Transfer & Trust Company, will act as the Distribution Agent for the Distribution and will deliver certificates for New GranCare Common Stock as soon as practicable to holders of record of GranCare Common Stock as of the close of business on the Distribution Record Date on the basis of two shares of New GranCare Common Stock for every three shares of GranCare Common Stock held on the Distribution Record Date. Fractional shares will not be distributed in the Distribution. Fractional shares will be aggregated and sold in the public market by the Distribution Agent and the aggregate net cash proceeds will be distributed ratably to shareholders entitled to fractional interests. All shares of New GranCare Common Stock will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock" in the Prospectus. Following the completion of the Distribution New GranCare will operate as an independent public company.

  YOU WILL NOT BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF NEW GRANCARE COMMON STOCK RECEIVED IN THE DISTRIBUTION NOR WILL YOU NEED TO SURRENDER YOUR GRANCARE COMMON STOCK CERTIFICATES IN ORDER TO RECEIVE SHARES OF NEW GRANCARE COMMON STOCK IN THE DISTRIBUTION. THE

DISTRIBUTION AGENT WILL SEND YOU YOUR NEW GRANCARE STOCK CERTIFICATES FOLLOWING THE CONSUMMATION OF THE DISTRIBUTION.

LISTING OF NEW GRANCARE COMMON STOCK; RESTRICTIONS ON RESALE

  New GranCare will apply for listing the New GranCare Common Stock on the NYSE. The New GranCare Common Stock received pursuant to the Distribution will be freely transferable under the Securities Act, except for shares of New GranCare Common Stock received by any persons who may be deemed to be an "affiliate" of New GranCare within the meaning of Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates of New GranCare after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with New GranCare, and may include the directors and executive officers of New GranCare as well as any principal stockholders of New GranCare. Persons who are affiliates of New GranCare will be permitted to sell their New GranCare Common Stock received pursuant to the Distribution only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of such act. The registration statement associated with the Prospectus will not cover resales of New GranCare Common Stock by affiliates of New GranCare. See "Shares Eligible for Future Sales" in the Prospectus.

TREATMENT OF CERTAIN INDEBTEDNESS

  Senior Subordinated Notes--As of November 30, 1996, there was $100 million aggregate principal amount of Senior Subordinated Notes outstanding. The Senior Subordinated Notes bear interest at the rate of 9 3/8% per annum, mature on September 15, 2005 and are not redeemable prior to September 15, 2000. The Senior Subordinated Notes are senior subordinated obligations of GranCare ranking subordinate in right of payment to all senior indebtedness of GranCare (including indebtedness outstanding under the Existing Credit Facility) and senior in right of payment to all subordinated indebtedness (including the Convertible Debentures). GranCare must make an offer to repurchase the Senior Subordinated Notes upon certain change of control events at a purchase price of 101% of the principal amount thereof. The Note Indenture contains certain restrictive covenants including: (i) a limitation on additional indebtedness; (ii) a limitation on other senior subordinated debt; (iii) a limitation on liens; (iv) a limitation on the issuance of preferred stock by GranCare's subsidiaries; (v) a limitation on transactions with affiliates; (vi) a limitation on restricted payments; (vii) a restriction on the application of proceeds from certain asset sales; (viii) a limitation on restrictions on subsidiary dividends; (ix) a restriction on mergers, consolidations and the transfer of all or substantially all of the assets of GranCare to another person; (x) a limitation on investments and loans and (xi) a limitation on lines of business. As certain of these covenants may be breached by the Distribution, and in order to ensure greater operating flexibility for Vitalink following the Merger, it is a condition to the Merger that the Tender Offer be consummated and the Consent be obtained.

  Tender offer materials describing GranCare's tender offer for all of the outstanding Senior Subordinated Notes at a price of $1,090 per $1,000 principal amount of the Senior Subordinated Notes were mailed to holders thereof on December 18, 1996. The materials include a description of the Consent, which holders of the Senior Subordinated Notes are required to sign as a condition to tendering their Senior Subordinated Notes, which provides for an amendment (the "Proposed Amendment") to the Note Indenture which would delete the covenants described in the preceding paragraph (other than those described in clauses (iii) and (vii)). The Proposed Amendment requires the consent of holders of a majority in aggregate principal amount of the Senior Subordinated Notes then outstanding. GranCare believes that the holders of a majority in aggregated principal amount of Senior Subordinated Notes will tender their Senior Subordinated Notes and execute the consent. The Proposed Amendment will become effective immediately prior to the consummation of the Transactions. There can be no assurance that the holders of the Senior Subordinated Notes will tender all of the outstanding Senior Subordinated Notes or Consent to the Proposed Amendment. The consummation of the Transactions is conditioned upon consummation of the Tender Offer and obtaining the Consent.

  Vitalink will refinance the indebtedness represented by the Senior Subordinated Notes tendered in the Tender Offer through borrowings under the Vitalink Credit Facility. In connection with the assumption by

Vitalink of any untendered Senior Subordinated Notes, New GranCare has agreed to pay Vitalink a fee with respect to such Senior Subordinated Notes (which amount is a Shared Transaction Expense (as defined below), see "--Expenses") representing the present value (discounted back to the Effective Time of the Merger from the date the Senior Subordinated Notes first become redeemable) of the estimated interest rate differential between the Senior Subordinated Notes and the borrowing cost that would be incurred by Vitalink in connection with the issuance of similar securities. In addition, any premium paid in connection with the Tender Offer of the Senior Subordinated Notes (and all related expenses) will be a Shared Transaction Expense.

  Convertible Debentures--The Distribution Agreement and the Merger Agreement also require that the Company take commercially reasonable efforts to call for redemption prior to the Distribution Date all of the Company's outstanding Convertible Debentures. The Convertible Debentures are issued pursuant to the terms of an Indenture dated January 29, 1993 between the Company and First Union National Bank (the "Debenture Indenture") and are redeemable after January 15, 1997 at a redemption price of 103.90% of the principal amount of the Convertible Debentures plus accrued and unpaid interest to the date of redemption. There are currently $60.0 million in aggregate principal amount of Convertible Debentures outstanding resulting in an aggregate redemption premium of approximately $2.3 million which will also be a Shared Transaction Expense. See "--Expenses."

  Existing Credit Facility--GranCare currently has in place a revolving credit facility which permits borrowings of up to $150.0 million (the "Existing Credit Facility"). The Existing Credit Facility was established pursuant to a Credit Agreement dated as of March 31, 1995 (as heretofore amended, the "Existing Credit Agreement"), by and among GranCare, as borrower, First Union National Bank of North Carolina, as Agent (in such capacity, the "Existing Agent") and letter of credit bank, and the financial institutions signatory thereto as lenders. The Existing Credit Facility includes a $45.0 million subfacility for working capital loans. Incorporated as part of the working capital line is a $10.0 million subline for standby letters of credit and a $5.0 million swingline from the Existing Agent. As of September 30, 1996, $88.9 million was outstanding under the Existing Credit Facility.

  The Existing Credit Agreement provides that all outstanding principal under the Existing Credit Facility on June 30, 1998 (the "Term Conversion Date") will be converted to term loans which mature four years after the Term Conversion Date. Such term loans are to be amortized in sixteen equal quarterly installments prior to maturity.

  The obligations of GranCare under the Existing Credit Facility are guaranteed by GranCare's direct and indirect subsidiaries other than GCI Indemnity, Inc. (the "Existing Subsidiary Guaranty Obligations") and are secured by a pledge of all of the capital stock of GranCare's direct subsidiaries and a security interest in all or substantially all of the otherwise unencumbered assets of GranCare. The Existing Subsidiary Guaranty Obligations are secured by a pledge of all of the capital stock of GranCare's indirect subsidiaries (other than GCI Indemnity, Inc.) and a security interest in all or substantially all of the otherwise unencumbered assets of such indirect subsidiaries.

  Loans outstanding from time to time under the Existing Credit Facility bear interest at either the Base Rate (defined below) or at the Eurodollar Rate (defined below) (at the Company's option), in each case plus the applicable margin. The "Base Rate" is defined as the higher of (i) the prime rate announced from time to time by First Union National Bank of North Carolina or
(ii) the effective Federal Funds Rate, plus 0.50% per annum. The Existing Credit Agreement defines the "Eurodollar Rate" as the average London Interbank Offered Rate ("Libor") of one, two, three or six-month Eurodollar deposits. Interest is payable in arrears.

  The Existing Credit Facility contains representations and warranties, affirmative covenants, reporting covenants, negative covenants and events of default customary for similar financing transactions. Covenants include (but are not limited to) certain restrictions on acquisitions, capital expenditures, debt incurrence, contingent obligations, liens, investments, consolidations, mergers and asset sales, payment of dividends, the purchase or redemption of capital stock, and the purchase, payment or other retirement of subordinated debt. In addition, GranCare is required to comply with certain financial covenants governing, among other things, the ratio of debt to equity and earnings to interest expense that must be maintained by GranCare.

  New Credit Facility--In order to effect the Distribution, GranCare will be required to replace its Existing Credit Facility and currently has a commitment letter from First Union National Bank of North Carolina, as Administrative Agent ("First Union"), and The Chase Manhattan Bank, as Syndication Agent ("Chase"), and First Union Capital Markets Corp. and Chase Securities Inc., as Arrangers, whereby each of such banks has agreed to provide GranCare for the benefit of New GranCare a replacement credit facility (the "New Credit Facility") in the aggregate amount of $300.0 million (with First Union and Chase each committing $150.0 million). The New Credit Facility will consist of two components: a $200.0 million five-year revolving credit facility (which includes a $25.0 million sub-limit for the issuance of standby letters of credit) and a $100.0 million five-year term loan. Borrowings for working capital and general corporate purposes may not exceed $75.0 million. It is anticipated that the initial use of the New Credit Facility will be to redeem the Convertible Debentures, to repay outstanding balances under the Existing Credit Facility and to pay for expenses in connection with the Distribution and Merger.

  The obligations of New GranCare under the New Credit Facility will be guaranteed by New GranCare's present and future direct and indirect subsidiaries other than GCI Indemnity, Inc. (the "New Subsidiary Guaranty Obligations") and will be secured by a pledge of all of the capital stock of New GranCare's present and future direct subsidiaries, a security interest in all or substantially all of the otherwise unencumbered assets of New GranCare and a pledge of all intercompany notes held by New GranCare. The New Subsidiary Guaranty Obligations are to be secured by a pledge of all of the capital stock of the indirect subsidiaries of New GranCare (other than GCI Indemnity, Inc.), a security interest in all or substantially all of the otherwise unencumbered assets of such indirect subsidiaries and a pledge of all intercompany notes held by such subsidiaries.

  The revolving credit portion of the New Credit Facility will mature in five years. The term loan portion of the New Credit Facility will be amortized in ten quarterly installments of $7.0 million each commencing two years after the New Credit Facility closes, thereafter increasing to $10.0 million per quarter. All remaining principal and accrued and unpaid interest shall be due and payable in full on the fifth anniversary of the closing date of the New Credit Facility.

  Interest on outstanding borrowings shall accrue, at the option of New GranCare, at the Base Rate (defined below) or at the Eurodollar Rate (defined below) plus, in each case, an applicable margin. The "Base Rate" is defined as the higher of (i) First Union's prime rate or (ii) the effective Federal Funds Rate, plus 0.50% per annum. The Eurodollar Rate is defined as the published rate or the arithmetic mean of rates at which Eurodollar deposits are offered for periods of one, two, three or six-months. Interest is payable in arrears. The applicable margin (as defined in the New Credit Facility) varies in accordance with a pricing matrix based upon New GranCare's ratio of Consolidated Senior Debt (as defined in the New Credit Facility) to EBITDA and varies depending on the type of interest rate selected by New GranCare. For Base Rate loans, the applicable margin ranges from 0.000% (for a Consolidated Senior Debt to EBITDA ratio of less than 2.5) to 0.500% (for a Consolidated Senior Debt to EBITDA ratio of greater than 4.0. The applicable margin for Eurodollar Rate loans ranges from 0.75% to 1.75% for the same Consolidated Senior Debt to EBITDA ratios set forth above. In order to qualify for the lowest applicable margin for Base Rate loans or Eurodollar Rate loans, New GranCare's Total Debt to EBITDA must also be less than 3.0). Initially, the applicable margins will be 0.25% for Base Rate loans and 1.25% for Eurodollar Rate loans until New GranCare delivers its financial statements for the quarter ended September 30, 1996. Thereafter, the applicable margins will be adjusted in accordance with the pricing matrix referred to above, except that the applicable margin for Eurodollar Rate loans cannot be adjusted to less than 1.25% until New GranCare delivers its financial statements for the quarter ended March 31, 1997.

  All of the net proceeds of asset sales (subject to certain customary exceptions) and the issuance of subordinated debt must be applied to permanently reduce outstanding borrowings and commitments under the New Credit Facility. However, if at least $100.0 million of subordinated debt is issued, New GranCare will be permitted (though it will not be obligated) to apply up to $35.0 million of the proceeds of such issuance to the repurchase of New GranCare capital stock. The remaining balance of such proceeds are to be applied pro rata to reduce the outstanding balance on the term loan portion of the New Credit Facility, and thereafter to the outstanding balance on the revolving loan portion of the New Credit Facility. To the extent amounts prepaid on the revolving loan portion of the New Credit Facility are not re-employed to fund permitted acquisitions within six months, the revolving loan commitment will be permanently reduced.

  The New Credit Facility will contain representations and warranties, affirmative covenants, reporting covenants, negative covenants and events of default customary for similar financing transactions. Covenants will include (but not be limited to) certain restrictions on acquisitions, capital expenditures, debt incurrence, contingent obligations, liens, investments, consolidations, mergers and asset sales, payment of dividends, the purchase or redemption of capital stock, and the purchase, payment or other retirement of subordinated debt. In addition, New GranCare will be required to comply with certain financial covenants governing, among other things, the ratio of debt to equity and earnings to interest expense which must be maintained by New GranCare.

  The funding of the New Credit Facility is subject, among other things, to the satisfactory completion of due diligence, obtaining all necessary consents and the execution of satisfactory loan documentation.

  HRPT Obligations--HRPT is the holder of a mortgage loan to AMS Properties, Inc., a wholly-owned Subsidiary of GranCare, dated October 1, 1994, in the original principal amount of $11.5 million (the "HRPT Loan"). The HRPT Loan is secured, in part by mortgage and security agreements dated as of March 31, 1995 (collectively, the "Mortgages") in favor of HRPT and encumbering two nursing facilities in Wisconsin owned by AMS Properties, Inc. The HRPT Loan was incurred in connection with the acquisition and lease by AMS Properties, Inc. of several nursing facilities in Wisconsin, California, Colorado and Illinois pursuant to an Acquisition Agreement, Agreement to Lease and Mortgage Loan Agreement dated as of December 28, 1990 (as amended, the "HRPT Acquisition Agreement"). The remaining balance under the HRPT Loan is due December 31, 2010 and may be prepaid upon the payment of certain prepayment penalties, which penalties essentially provide that HRPT will receive the future value of the amounts owed. HRPT has also leased 7 nursing facilities located in Arizona, California and South Dakota to GCI Health Care Centers, Inc. ("GCIHCC") under a master lease agreement dated as of June 30, 1992 (the "GCIHCC Lease"). Pursuant to Section 9.15A of the Acquisition Agreement, the consent of HRPT is required in order to permit the Transactions. As a condition to granting the HRPT Consent and in consideration of HRPT releasing GranCare and its subsidiaries (other than New GranCare and its subsidiaries), which will become subsidiaries of Vitalink following the Merger, from all obligations to HRPT, Vitalink will (a) pay the Consent Fee to HRPT in the amount of $10.0 million which will be promptly reimbursed by New GranCare immediately following the consummation of the Transactions and enter into a limited guaranty (not to exceed $15.0 million in the aggregate) which will guaranty payment by New GranCare, AMS Properties and GCIHCC under the Mortgages, the GCIHCC Lease, and the HRPT Loan (collectively, the "HRPT Obligations") for so long as such obligations remain outstanding or until the New GranCare Letter of Credit (as defined below) is drawn upon by Vitalink. New GranCare, AMS Properties, Inc. and GCIHCC will retain primary liability for the HRPT Obligations and will retain sole liability under the HRPT Acquisition Agreement. To support Vitalink's limited guaranty of the foregoing obligations, New GranCare will provide an irrevocable letter of credit in the amount of $15.0 million payable to Vitalink in the event Vitalink makes any payments under the limited guaranty (the "New GranCare Letter of Credit"). New GranCare has also agreed that for so long as Vitalink's limited guaranty is in effect, New GranCare will not terminate any of the Pharmaceutical Supply Agreements. As a result, it is anticipated that the Pharmaceutical Supply Agreements may extend through December 31, 2010, the date when all present HRPT Obligations will be satisfied, unless the New GranCare Letter of Credit is drawn upon earlier by Vitalink or certain other conditions are satisfied. See "Existing Contractual Arrangements Between TeamCare and New GranCare-- Terms of the Pharmaceutical Supply Agreements."

EXPENSES

  New GranCare (on behalf of itself and GranCare) and Vitalink will each be responsible for one-half of the total documented fees, expenses and other items of cost (other than legal fees) which are incurred by New GranCare, GranCare and Vitalink in connection with the consummation of the various transactions contemplated by the Distribution Agreement, the Merger Agreement and the various other agreements contemplated thereby (the "Shared Transaction Expenses"). The Shared Transaction Expenses include various commitment and related fees incurred in connection with the New Credit Facility, the redemption premium that will be incurred in connection with the redemption of the Convertible Debentures and, any premium that may be paid in connection with a tender offer and consent solicitation pertaining to, the Senior Subordinated Notes, various consent fees incurred by New GranCare and GranCare, financial advisory and investment banking fees, accounting fees, the cost of maintaining the Company's directors' and officers' liability insurance coverage for a three year period following the Effective Time of the Merger and miscellaneous fees and expenses such as printing fees and filing fees that will be payable to various federal and state regulatory authorities. GranCare estimates that the fees and expenses constituting Shared Transaction Expenses will approximate $22.0 million. In addition to the Shared Transaction Expenses, GranCare estimates that the Distribution and Merger will result in an additional $19.0 million of expenses which will be incurred by GranCare.

CONDITIONS

  The Merger Agreement requires, as a condition to the consummation of the Merger, shareholder approval of the Distribution. The completion of the Distribution is also a condition to the consummation of the Merger and GranCare does not presently intend to consummate the Distribution unless and until all of the conditions to the consummation of the Merger (other than the completion of the Distribution) have been satisfied. The consummation of the Merger is subject to a number of conditions set forth in the Merger Agreement. See "The Merger Agreement--Conditions."

TERMS OF THE DISTRIBUTION AGREEMENT

  Simultaneously with the execution of the Merger Agreement between Vitalink and GranCare, New GranCare and GranCare executed the Distribution Agreement. Following the Merger, Vitalink will succeed to GranCare's obligations arising pursuant to the Distribution Agreement by operation of law following the Merger of the Company into Vitalink. The Distribution Agreement provides a general framework for allocating GranCare's assets and liabilities pursuant to the Internal Restructuring Plan (attached as Exhibit A to the Distribution Agreement) to segregate the Skilled Nursing Business from the Institutional Pharmacy Business prior to the Distribution Date in preparation for the Distribution and Merger. The Distribution Agreement also sets forth the general terms on which GranCare will conduct its business prior to the Distribution Date as well as the terms regarding certain relationships between Vitalink and New GranCare following the Distribution.

  The Distribution Agreement provides that the Distribution will be effected by distributing to each holder of GranCare Common Stock as of the close of business on the Distribution Date certificates representing one share of New GranCare Common Stock for each share of GranCare Common Stock held by such holder as of such time. See "--Manner of Effecting the Distribution."

  The Distribution Agreement provides that prior to the Distribution Date all intercompany accounts existing between GranCare and any of its subsidiaries (other than the Pharmacy Subsidiaries) (as such term is defined in the Distribution Agreement), on the one hand, and the Pharmacy Subsidiaries, on the other hand, will be netted out, in each case in such manner and amount as may be agreed to in writing by duly authorized representatives of GranCare, Vitalink and New GranCare. It is expected that a resulting net balance will be due from the Pharmacy Subsidiaries to GranCare and certain of GranCare's other subsidiaries. The amount of such net balance due shall be contributed by GranCare or the appropriate subsidiaries of GranCare to which such amount is owing to the appropriate Pharmacy Subsidiaries as additional capital.

  The Distribution Agreement also provides for the payment by Vitalink of Senior Subordinated Notes tendered in the Tender Offer, for the assumption by Vitalink (as part of the Merger) of the Company's outstanding indebtedness associated with the Institutional Pharmacy Business, and assumption of the Senior Subordinated Notes not tendered in the Tender Offer. See "--Treatment of Certain Indebtedness." In connection therewith, GranCare will make an offsetting payment to Vitalink. The offsetting payments will be determined pursuant to a formula under which GranCare will make a payment to Vitalink in an amount based on the excess of (i) the amount of indebtedness assumed or incurred by Vitalink in the Merger (currently estimated to be $118.0 million including the $10.0 million Consent Fee) over (ii) the sum of $88.4 million plus the acquisition price of any institutional pharmacy businesses acquired by GranCare subsequent to June 1, 1996 (currently estimated to be $7.9 million) plus certain cash and cash equivalents held by TeamCare. This payment will be further adjusted to ensure that each party shares equally the Shared Transaction Expenses. This formula is designed to ensure that Vitalink emerges from the Transactions with a predetermined amount of net debt (assumed or incurred indebtedness offset by cash, cash equivalents and new assets).

  The Distribution Agreement provides that from and after the Distribution Date, Vitalink will indemnify, defend and hold harmless New GranCare and its subsidiaries as well as the directors and officers of New GranCare and the various New GranCare subsidiaries (collectively, the "New GranCare Indemnitees") from and against all losses arising out of or relating to (i) the Institutional Pharmacy Liabilities (as defined in the Distribution Agreement), (ii) any breach, whether before or after the Distribution Date, by the Company or the Pharmacy Subsidiaries of any provision of the Distribution Agreement or any Ancillary Agreement (as defined in the Distribution Agreement) and (iii) this Proxy Statement/Prospectus to the extent that any such loss relates to or arises out of information contained in this Proxy Statement/Prospectus that specifically relates to Vitalink.

  Following the Distribution Date, New GranCare has agreed pursuant to the Distribution Agreement to indemnify, defend and hold harmless, GranCare, each Pharmacy Subsidiary, and the directors and officers of GranCare and the Pharmacy Subsidiaries from and against losses arising out of or resulting from
(i) the Skilled Nursing Liabilities (as defined in the Distribution Agreement), (ii) the breach, whether before or after the Distribution Date, by New GranCare or any New GranCare subsidiary, of any provision of the Distribution Agreement or any Ancillary Agreement, (iii) any claims arising out of the Prospectus or the registration statement pertaining thereto, and
(iv) this Proxy Statement/Prospectus to the extent that such loss relates to or arises out of information contained in this Proxy Statement/Prospectus that specifically relates to New GranCare or GranCare. See "The Merger Agreement-- Indemnification; Insurance" for information regarding Vitalink's indemnification obligations arising pursuant to the Merger Agreement.

  For a period of three years following the Effective Time of the Merger, Vitalink will maintain in effect GranCare's policies of directors' and officers' liability insurance with respect to claims arising from facts or events occurring prior to the Effective Time of the Merger. The cost of maintaining such coverage in effect is a Shared Transaction Expense. See "-- Expenses." Notwithstanding the foregoing, if during such three year "tail" period, premiums for such coverage increase by more than 150% of the annual premiums paid as of the date of the Merger Agreement, Vitalink is only required to obtain the maximum amount of directors' and officers' liability insurance coverage as can then be purchased for an annual premium equal to 150% of the annual premium being paid by GranCare as of the date of the Merger Agreement.

  GranCare will maintain in effect through the Distribution Date all insurance that was in force as of the date of execution of the Distribution Agreement. Following the Distribution Date, Vitalink shall be responsible for providing such insurance coverage as it may deem appropriate with respect to the assets and business of the Institutional Pharmacy Business. Similarly, New GranCare shall be responsible for maintaining such insurance coverage as it deems appropriate with respect to the assets and business of the Skilled Nursing Business. Following the Distribution Date, New GranCare shall retain the responsibility for administering any and all claims asserted prior to the Distribution Date with respect to the Institutional Pharmacy Business or the Skilled Nursing Business. In such capacity, New GranCare shall also be responsible for any premiums, deductibles and retentions in respect of such insurance policies and the cost of any such claims shall be the sole responsibility and obligation of New GranCare. Any resulting actuarial gains or losses relating to pre-Distribution Date claims shall inure solely to New GranCare.

  Following the Distribution Date, Vitalink shall file with New GranCare all claims asserted subsequent to the Distribution Date that relate to occurrences prior to the Distribution Date arising out of or in connection with the Institutional Pharmacy Business and New GranCare shall be responsible for notifying the appropriate insurance carrier and providing Vitalink with copies of all correspondence relating to such notification. Thereafter, Vitalink shall be responsible for administering all such claims wherein New GranCare is not named as a co-defendant. To the extent that both New GranCare and Vitalink are co-defendants in any such claim, each party will be entitled to direct its own defense at its own cost. New GranCare shall be responsible for administering all insurance proceeds received pursuant to insurance coverage in effect prior to the Distribution Date and shall pay such proceeds, as appropriate, to Vitalink with respect to Institutional Pharmacy Liabilities and retain such proceeds that relate to Skilled Nursing Liabilities except with respect to proceeds received in respect of claims asserted prior to the Distribution Date, which shall be retained by New GranCare.

  Prior to the consummation of the Merger, the Distribution Agreement may only be amended with the consent of GranCare, New GranCare and Vitalink.

TERMS OF THE EMPLOYEE BENEFITS AGREEMENT

  On the Distribution Date, GranCare and New GranCare will execute and deliver the Employee Benefits Agreement pursuant to which the responsibility for the rights and claims of employees of the Skilled Nursing Business and the Institutional Pharmacy Business will be allocated. The Employee Benefits Agreement provides that New GranCare will assume all of GranCare's tax qualified plans which include a 401(k) plan as well as the AMS Pension Plan (the termination of which was approved by the Board of Directors of the Company at the September 17, 1996 meeting of the Board of Directors). Following the Merger, the employees of the Institutional Pharmacy Business will be able to participate in a separate 401(k) plan sponsored by Vitalink into which New GranCare will transfer the assets relating to the accounts of such employees. New GranCare will also assume GranCare's self-funded health and dental plans including all "run-out liability" attributable to GranCare's participants who are employees of the Institutional Pharmacy Business. GranCare will retain certain insured welfare plans relating specifically to employees of the Institutional Pharmacy Business.

  GranCare will retain all existing non-qualified benefit plans and New GranCare will adopt new non-qualified plans and assume the liability for all employees of the Skilled Nursing Business who release GranCare from liability under existing plans. GranCare will cause the existing rabbi trust funding benefit entitlements under such plans to transfer to a new rabbi trust established by New GranCare a proportionate part of the assets in the existing trust to fund benefit entitlements of New GranCare employees. Rabbi trusts are irrevocable with respect to assets contributed to the trust, except in the case of bankruptcy, in which case assets contributed to the trust are subject to and become a part of the bankruptcy estate of the settlor. New GranCare will also adopt new flexible spending accounts as well as a replacement executive life insurance plan.

  GranCare will amend its existing incentive equity plans to provide that the Distribution will not cause a termination of employment with respect to outstanding stock grants. New GranCare will adopt certain new incentive equity plans and will grant to each holder of GranCare Options as of the Distribution Date an option to purchase an equivalent number of shares of New GranCare Common Stock for every option to purchase three shares of GranCare Common Stock held by such holder. The exercise price of each GranCare Option will be allocated between the New GranCare Options and the Adjusted GranCare Options pursuant to the formula described above. The exercise price of the New GranCare Options will be further adjusted to reflect the manner of Distribution discussed above. As a consequence of the Merger, all outstanding Adjusted GranCare Options and the relevant exercise prices thereof will be converted at the Exchange Ratio such that following the Merger such options will be exercisable for shares of Vitalink Common Stock. See "--Consummation of the Distribution; Treatment of GranCare Stock Options."

  The annual performance goals under GranCare's annual incentive bonus plan will be adjusted to reflect the Distribution and the annual incentive bonus plan will be amended to provide that the Distribution will not cause a termination of employment for purposes of such plan. Similarly, GranCare's Shareholder Value Program will be amended to provide that the Distribution will not be deemed to cause a termination of employment. However, the effect of the Distribution and the Merger will constitute a change of control which will cause an acceleration of the payouts under such plans. See "Management-- Long Term Incentive Plans; Awards in Last Fiscal Year" in the Prospectus.

  The Employee Benefits Agreement provides that New GranCare will offer employment agreements to each employee of GranCare who is a party to an employment agreement as of the Distribution Date other than those specified employees who will become employees of Vitalink following the Merger. Any New GranCare employee executing a new employment agreement will simultaneously release GranCare from any liability under such employee's prior agreement. Any employee that does not execute an appropriate release and asserts a claim for payment under his or her existing employment agreement will be paid such amounts as are required to be paid under such agreement and such agreement will not be replaced or superseded. It is anticipated that any employee of the Skilled Nursing Business who asserts a claim for payment under his or her existing employment agreement will not be offered employment with New GranCare following the completion of the Distribution and the Merger. See "Management-- Employment Agreements" in the Prospectus.

  New GranCare employees will be given full credit for service with GranCare and its affiliates for purposes of determining benefit entitlements under benefit plans sponsored by New GranCare. Any benefit plans not specifically addressed in the Employee Benefits Agreement will be assumed by New GranCare.

TERMS OF THE NON-COMPETITION AGREEMENT

  In connection with the Distribution and the Merger, Manor Care, Vitalink and New GranCare will enter into a Non-competition Agreement whereby Manor Care and New GranCare will agree not to engage in the institutional pharmacy business within the United States during the three year term of such agreement except temporarily in connection with future acquisitions of skilled nursing businesses that have an established pharmacy operation imbedded in the acquired skilled nursing business. Similarly, Vitalink will agree not to engage in the skilled nursing business during the three year term of such agreement.

  In the event that Manor Care or New GranCare shall, during the term of the Non-competition Agreement, acquire a skilled nursing business that has as a component, a pharmacy operation, the acquiror must offer to sell such pharmacy operation to Vitalink at a purchase price not to exceed 120% of the product of
(i) EBITDA for such pharmacy component of the acquisition basis and (ii) a fraction, the numerator of which is the aggregate purchase price for the proposed acquisition and the denominator of which is the EBITDA for the proposed acquisition taken as a whole. If the parties do not agree on a purchase price for such pharmacy operations, then the acquiror (Manor Care or New GranCare, as appropriate) may complete the proposed acquisition but must use its commercially reasonable efforts to divest the pharmacy operations so acquired within one year. Any sale of such pharmacy operations to a third party must be at a purchase price that is equal to or greater than the formula purchase price referenced above. If the proposed sale to a third party is at a price less than the price derived pursuant to the formula purchase price discussed above then Vitalink shall have a right of first refusal at such lesser price.

  In the event Vitalink acquires a skilled nursing business in conjunction with the acquisition of a pharmacy business, Vitalink must use its commercially reasonable efforts to divest itself of such skilled nursing business within one year.

TERMS OF THE SHAREHOLDERS AGREEMENT

  As of the Effective Time of the Merger, Vitalink and Manor Care will execute the Shareholders Agreement which provides for continuity in the composition of the Vitalink Board of Directors during the three year term of such agreement. Manor Care is currently the beneficial owner of approximately 82.3% of the issued and outstanding Vitalink Common Stock. Following completion of the Merger, Manor Care will be the beneficial owner of approximately 45% of the issued and outstanding Vitalink Common Stock.

  During the term of the Shareholders Agreement, Manor Care will vote all shares of Vitalink Common Stock beneficially owned by Manor Care in favor of four nominees designated by GranCare prior to the Merger (the "GranCare Nominees"). GranCare has nominated Gene E. Burleson, Joel S. Kanter, Gary U. Rolle^ and Robert L. Parker as GranCare's Nominees. Following the Effective Time of the Merger, Manor Care will vote its Vitalink Common Stock in favor of any successor to any GranCare Nominee designated by a majority of the then remaining GranCare Nominees. Any vacancy on the Vitalink Board of Directors created by the departure of a GranCare Nominee will be filled by the nominee selected by a majority of the then remaining GranCare Nominees.

  Pursuant to the Shareholders Agreement, Manor Care has also agreed that it will not vote its shares of Vitalink Common Stock in favor of the removal of a GranCare Nominee unless requested to do so by a majority of the GranCare Nominees. Furthermore, during the term of such agreement, Manor Care will vote its shares of Vitalink Common Stock in favor of the removal of any director if such removal is for cause and is recommended by a majority of Vitalink's directors.

  The Shareholders Agreement also requires Manor Care to limit sales of its Vitalink Common Stock to (i) sales complying with the volume limitations set forth in Rule 144 promulgated under the Securities Act, (ii) sales pursuant to a registered secondary offering, (iii) private sales in an amount not in excess of 10% of the total number of shares of issued and outstanding Vitalink Common Stock and (iv) private sales in an amount in excess of 10% of the total number of shares of issued and outstanding Vitalink Common Stock if the purchaser thereof becomes a party to the Shareholders Agreement.

TERMS OF THE INTERIM SERVICES AGREEMENT

  Prior to the Distribution Date, New GranCare and GranCare will execute the Interim Services Agreement which establishes a framework for New GranCare to provide to Vitalink, as the successor to GranCare following the Effective Time of the Merger, certain services as may be requested by Vitalink to ensure an orderly transition. The contemplated services are generally expected to be those that were historically provided by GranCare on a centralized basis to the Institutional Pharmacy Business such as cash management, compensation and benefits, management information systems and legal. The term of the agreement is for one year unless earlier terminated by mutual agreement. New GranCare shall be reimbursed for all direct and indirect costs and expenses incurred in connection with providing any services as well as the allocated portion of the base salaries of the New GranCare employees actually providing services.

TERMS OF THE VOTING AGREEMENT

  GranCare and Manor Care have entered into a Voting Agreement dated as of September 3, 1996. The Voting Agreement requires Manor Care to vote its approximate 82.3% of the issued and outstanding Vitalink Common Stock in favor of the Merger.

TERMS OF THE TAX ALLOCATION AGREEMENT

  In connection with the Distribution, GranCare, New GranCare and their respective subsidiaries will enter into the Tax Allocation Agreement, which sets forth each party's rights and obligations with respect to the allocation and payment of tax liabilities and entitlements to refunds, if any, for any federal, state, local or foreign taxes for periods before and after the Effective Time of the Merger. The Tax Allocation Agreement also provides for related matters such as the allocation of responsibility and the provision for cooperation in connection with the preparation and filing of any tax returns and the conduct of proceedings related to taxes and certain other matters.

  In general, the Tax Allocation Agreement provides for the allocation and payment (or reimbursement) with respect to the following: (a) any and all taxes resulting from the failure of the Distribution to qualify as a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code, as well as any claims resulting therefrom, ("Restructuring Taxes"); (b) the loss resulting from the disallowance of a tax deduction for payments made to certain employees which are classified as "excess parachute payments" under the provisions of Section 280G of the Code ("Lost Parachute Payment Tax Benefits"); (c) the tax benefit resulting from the exercise of an Adjusted Company Option or a New GranCare Option, or the disqualifying disposition of the stock received upon such exercise by an employee ("Stock Option Tax Benefits"); and (d) all other taxes ("Other Taxes"). The Tax Allocation Agreement also assigns to the parties to the agreement responsibility for preparing tax returns (generally, with limited exceptions, New GranCare will be responsible for preparing all consolidated or combined tax returns which include GranCare and/or any of its subsidiaries for any period which ends on or before the Distribution Date), and defines the parties' rights and responsibilities with respect to the carryback of losses after the Distribution Date to taxable periods ending on or before the Distribution Date (generally, New GranCare may carryback only those losses which it is required to carryback by law and may carryback certain capital losses to periods during which it was a member of a group of corporations that filed a consolidated or combined return that included GranCare or any of its subsidiaries after the Distribution Date). The Tax Allocation Agreement also provides that to the extent one of the parties to the Tax Allocation Agreement is responsible (as set forth below) for any liability covered under such agreement, that party shall indemnify and hold the other parties to the Tax Allocation Agreement harmless from such liability.

  Under the Tax Allocation Agreement, Vitalink, as the successor to GranCare following the Merger is responsible for (i) any and all liability which might arise for Restructuring Taxes if Vitalink or any of the GranCare's subsidiaries after the Distribution Date (the "Post Distribution Vitalink Group") undertakes or fails to undertake one or more specified acts (a "Vitalink Tainting Act"), provided that New GranCare or any of its subsidiaries after the Distribution (the "New GranCare Group") has not previously undertaken or failed to undertake one or more specified acts (a "New GranCare Tainting Act"), (ii) any and all liability which might arise for Restructuring Taxes if the Post Distribution Vitalink Group undertakes or fails to undertake an act (other than a Vitalink Tainting Act) which gives rise to such liability for Restructuring Taxes, provided that the New GranCare Group has neither committed a New GranCare Tainting Act nor taken an act or failed to take an act (other than a New GranCare Tainting Act) which gives rise to such liability for Restructuring Taxes, (iii) one-half ( 1/2) of any and all liability for Restructuring Taxes that arise due to a retroactive change in the law, provided that there is a complete absence of Vitalink Tainting Acts and New GranCare Tainting Acts, and a complete absence of any other acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Post Distribution Vitalink Group and the New GranCare Group which give rise to such liability for Restructuring Taxes,
(iv) one-half ( 1/2) of any and all liability for Restructuring Taxes, but not in excess of $10.0 million, if the liability for Restructuring Taxes is the result of either multiple acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Post Distribution Vitalink Group and the New GranCare Group which give rise to such liability for Restructuring Taxes or there is a complete absence of any acts or failures to act (including Vitalink Tainting Acts and New GranCare Tainting Acts) and the liability for Restructuring Taxes is not the result of a retroactive change in the law, (v) paying to New GranCare the Lost Parachute Tax Benefits to the extent that such Lost Parachute Tax Benefits relate to payments made to Gene E. Burleson or Arlen Reynolds if such payments would have been deductible, but for the provisions of Code Section 280G, on or before the closing, (vi) paying to New GranCare the Stock Option Tax Benefits to the extent that such Stock Option Tax Benefits arise as a result of the exercise of a stock option with respect to New GranCare Stock by an employee of the Post Distribution Vitalink Group, or the disqualifying disposition by such employee of such stock, and (vii) any and all liability for Other Taxes of the Post Distribution Vitalink Group to the extent those Other Taxes are allocable to any period or portion thereof beginning after the Distribution Date.

  Under the Tax Allocation Agreement, New GranCare is responsible for (i) any and all liability which might arise for Restructuring Taxes if any member of the New GranCare Group commits a New GranCare Tainting Act, provided that the Post Distribution Vitalink Group has not previously committed a Vitalink Tainting Act,

(ii) any and all liability which might arise for Restructuring Taxes if the New GranCare Group undertakes or fails to undertake an act (other than a New GranCare Tainting Act) which gives rise to such liability for Restructuring Taxes, provided that the Post Distribution Vitalink Group has neither committed a Vitalink Tainting Act nor taken an act or failed to take an act (other than a Vitalink Tainting Act) which gives rise to such liability for Restructuring Taxes, (iii) one-half ( 1/2) of any and all liability for Restructuring Taxes that arise due to a retroactive change in the law, provided that there is a complete absence of Vitalink Tainting Acts and New GranCare Tainting Acts, and a complete absence of any other acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Post Distribution Vitalink Group and the New GranCare Group which give rise to such liability for Restructuring Taxes, (iv) one-half ( 1/2) of the first $20.0 million of any and all liability for Restructuring Taxes, plus all liability for such Restructuring Taxes that are in excess of $20.0 million, if the liability for Restructuring Taxes is the result of either multiple acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Vitalink Post Distribution Group and the New GranCare Group which give rise to such liability for Restructuring Taxes or there is a complete absence of any acts or failures to act (including Vitalink Tainting Acts and New GranCare Tainting Acts) and the liability for Restructuring Taxes is not the result of a retroactive change in the law, (v) paying to Vitalink the Lost Parachute Tax Benefits to the extent that such Lost Parachute Tax Benefits relate to payments made to employees of the Post GranCare Distribution Vitalink Group, other than Gene E. Burleson or
Arlen Reynolds, if such payments would have been deductible, but for the provisions of Code Section 280G, after the closing, (vi) paying to Vitalink the Stock Option Tax Benefits to the extent that such Stock Option Tax Benefits arise as a result of the exercise of a stock option with respect to the Vitalink Common Stock by an employee of the New GranCare Group, or the disqualifying disposition by such employee of such stock, (vii) any and all liability for Other Taxes of GranCare or any of its subsidiaries (prior to the Distribution) to the extent those Other Taxes are allocable to any period or portion thereof ending on or before the Distribution Date, and (viii) any and all liability for Other Taxes of the New GranCare Group to the extent those Other Taxes are allocable to any period or portion thereof beginning after the Distribution Date.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary description of the material federal income tax consequences of the Transactions. This summary is for general informational purposes only and is not intended as a complete description of all of the tax consequences of the Transactions and does not discuss tax consequences under the laws of state or local governments or of any other jurisdiction. Moreover, the tax treatment of a stockholder may vary depending upon his, her or its particular situation. In this regard, certain stockholders (including
(i) insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign trusts or estates as defined for United States federal income tax purposes, and (ii) stockholders that hold shares as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes and stockholders with a "functional currency" other than the United States dollar) may be subject to special rules not discussed below. In addition, this summary applies only to shares which are held as capital assets. The following discussion may not be applicable to a stockholder who acquired his or her shares pursuant to the exercise of stock options or otherwise as compensation.

  THE FOLLOWING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE WHICH MAY OR MAY NOT BE RETROACTIVE, AND ANY SUCH CHANGES COULD AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN. SEE "POSSIBLE FUTURE LEGISLATION" BELOW.

  NO RULINGS HAVE BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ("IRS") WITH RESPECT TO THE MATTERS DISCUSSED HEREIN.

  EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTION DESCRIBED HEREIN, INCLUDING, THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES OF APPLICABLE TAX LAWS.

TAX OPINIONS

  In the opinion of Powell, Goldstein, Frazer & Murphy LLP and Cahill Gordon & Reindel, counsel to GranCare and Vitalink, respectively:

    (i) the distribution of the New GranCare Common Stock will be tax-free for federal income tax purposes to GranCare under Section 355(c)(1) of the Code and to the shareholders of GranCare under Section 355(a) of the Code;

    (ii) the Restructuring will be tax-free for federal income tax purposes under Sections 361(a)(1) and 368(a)(1)(D) of the Code;

    (iii) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

    (iv) Vitalink and GranCare will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger.

  An opinion of counsel is not binding on the IRS or the courts. Moreover, the tax opinions are based upon, among other things, certain representations as to factual matters made by GranCare and Vitalink, which representations if incorrect or incomplete in certain material respects, would jeopardize the conclusions reached in the opinions. Representations as to factual matters include a representation that there is no plan or intention on the part of any shareholder of GranCare who beneficially owns five percent or more of GranCare capital stock, and to the best knowledge of GranCare management, there is no plan or intention on the part of the remaining GranCare shareholders, to sell, exchange or otherwise dispose of a number of shares of Vitalink Common Stock received in the Merger that would reduce the GranCare shareholders' ownership of Vitalink Common Stock to a number of shares having a value, as of the Merger Effective Time, of less than 50 percent of the value of all of the shares of GranCare Common Stock formerly outstanding as of the Merger Effective Time. For purposes of the foregoing representation, shares of GranCare Common Stock surrendered by holders who demand appraisal rights or exchanged for cash in lieu of fractional shares of Vitalink Common Stock have been treated as outstanding GranCare Common Stock as of the Merger Effective Time. Moreover, shares of GranCare Common Stock and Vitalink Common Stock held by GranCare shareholders and otherwise sold, redeemed or disposed of prior to or subsequent to the Merger Effective Time have been considered in making the foregoing representation.

THE DISTRIBUTION

  It is expected that the Distribution will qualify as a tax-free distribution under Section 355 of the Code. Assuming that the Distribution so qualifies,
(i) the holders of GranCare Common Stock will not recognize gain or loss upon receipt of shares of New GranCare Common Stock, (ii) each holder of GranCare Common Stock will allocate his, her or its aggregate tax basis in the GranCare Common Stock immediately before the Distribution among the GranCare Common Stock and New GranCare Common Stock in proportion to their respective fair market values, (iii) the holding period of each holder of GranCare Common Stock for the New GranCare Common Stock will include the holding period for his, her or its GranCare Common Stock, provided that the GranCare Common Stock is held as a capital asset at the time of the Distribution, and (iv) GranCare will not recognize any gain or loss on its distribution of the New GranCare Common Stock to its shareholders.

  No fractional shares of New GranCare Common Stock will be distributed in the Distribution. A holder of GranCare Common Stock who, pursuant to the Distribution, receives cash in lieu of fractional shares of New GranCare Common Stock will be treated as having received such fractional shares of New GranCare Common Stock pursuant to the Distribution and then as having received such cash in a sale of such fractional shares of New GranCare Common Stock. Such holders will generally recognize capital gain or loss pursuant to such demand sale equal to the difference between the amount of cash received and such holders' adjusted tax basis in the fractional share of New GranCare Common Stock received. Such gain or loss will be capital (provided the GranCare Common Stock is held as a capital asset at the time of the Distribution) and will be treated as a long-term capital gain or loss if the holding period for the fractional shares of New GranCare Common Stock deemed to be received and then sold is more than one year.

  If the Distribution does not qualify as a tax-free distribution under
Section 355 of the Code, then each holder of GranCare Common Stock who received shares of New GranCare Common Stock in the Distribution will be treated as if such shareholder received a taxable distribution in an amount equal to the fair market value of the New GranCare Common Stock received. Such distribution will be treated as (i) a dividend to the extent paid out of GranCare current and accumulated earnings and profits, then (ii) a reduction in such shareholder's basis in GranCare Common Stock to the extent the amount received exceeds the amount referenced in clause (i), and then (iii) gain from the sale or exchange of GranCare Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). Each shareholder's basis in his, her or its New GranCare Common Stock would be equal to the fair market value of such stock at the time of the Distribution. In addition, if the Distribution were not to qualify as a tax-free distribution under Section 355 of the Code, then, in general, a corporate level federal income tax would be payable by the consolidated group of which GranCare is the common parent, which tax would be based upon the gain (computed as the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis on such stock) realized by GranCare upon its distribution of the stock of New GranCare to its shareholders in the Transaction.

THE MERGER

  It is expected that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. If the Merger so qualifies, (i) GranCare shareholders will not recognize gain or loss upon the receipt of Vitalink Common Stock in exchange for their shares of GranCare Common Stock,
(ii) each holder of GranCare Common Stock will carry over his, her or its tax basis in the GranCare Common Stock (as determined immediately following the Distribution) to the Vitalink Common Stock, (iii) each GranCare shareholder's holding period for GranCare Common Stock will carry over to the Vitalink Common Stock, provided that the GranCare Common Stock is held as a capital asset immediately prior to the Effective Time of the Merger, and (iv) any GranCare shareholder receiving cash in lieu of fractional shares will recognize capital gain or loss (provided the shares of GranCare Common Stock surrendered are held as capital assets immediately prior to the Effective Time of the Merger) equal to the difference between the amount of cash received and the portion of such shareholder's basis in the shares of GranCare Common Stock allocable to such fractional share interests and such capital gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

  If the Merger does not qualify as a reorganization within the meaning of
Section 368(a) of the Code, the GranCare shareholders will recognize gain or loss upon the receipt of the Vitalink Common Stock in exchange for their GranCare Common Stock equal to the difference between the fair market value of the Vitalink Common Stock received and their basis in their GranCare Common Stock. In this regard, the failure of the Merger to qualify as a reorganization within the meaning of Code Section 368(a) of the Code may also cause the Distribution to not qualify as a tax-free distribution under Section 355 of the Code, in which case (as described in the third paragraph under "-- The Distribution" above) each holder of GranCare Common Stock who receives shares of New GranCare Common Stock in the Distribution, will be treated as if such shareholder received a taxable distribution in an amount equal to the fair market value of the New GranCare Common Stock received. Such distribution would be treated as (i) a dividend to the extent paid out of GranCare's current and accumulated earnings and profits, then (ii) a reduction in such shareholder's basis in GranCare Common Stock to the extent the amount received exceeds the amount referenced in clause (i), and then (iii) gain from the sale or exchange of GranCare Common Stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (i) and (ii). Each shareholder's basis in the New GranCare Common Stock would be equal to the fair market value of such stock at the time of the Distribution.

POSSIBLE FUTURE LEGISLATION

  The Clinton Administration's Budget Proposal issued March 19, 1996 contains several revenue proposals, including a proposal (the "Anti-Morris Trust Proposal") which would require a distributing corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code to recognize gain on the distribution of the stock of the controlled corporation unless the direct and indirect stockholders of the distributing corporation own more than 50 percent of the distributing corporation and controlled corporation at all times during the four year period commencing two years prior to the distribution. The Anti-Morris Trust Proposal would apply to any distributions occurring after March 19, 1996, unless such distribution was
(i) pursuant to a binding contract on such date, (ii) described in a ruling request submitted to the IRS on or before such date, or (iii) described in a public announcement or Commission on or before such date.

  On March 29, 1996, Senator William V. Roth, Chairman of the Senate Finance Committee, and Congressman Bill Archer, Chairman of the House Ways & Means Committee, issued a joint statement (the "Roth-Archer Statement") to the effect that should certain of the revenue proposals included in the Clinton Administration's Budget, including the Anti-Morris Trust Proposals, be enacted, that its effective date will be no earlier than the date of "appropriate Congressional action." As of the date of this Merger Proxy, no legislation has been introduced relating to the Anti-Morris Trust Proposal. There can be no assurances that Congress will not adopt Anti-Morris Trust legislation which would apply to the Distribution.

BACK-UP WITHHOLDING REQUIREMENTS

  United States information reporting requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of GranCare Common Stock, unless the shareholder (i) is a corporation or comes with certain other exempt categories, and, when required, demonstrates these facts, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not supply GranCare with his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be refunded or credited against the shareholder's federal income tax liability. Shareholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a shareholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such shareholder.

  These backup withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules could be changed.

                 RELATIONSHIP BETWEEN VITALINK AND MANOR CARE

GENERAL

  Vitalink is currently an 82.3% owned subsidiary of Manor Care. Vitalink maintains a variety of corporate relationships with Manor Care. Manor Care is expected to own approximately 45% of the outstanding shares of Common Stock of Vitalink after the consummation of the Merger. In connection with Vitalink's initial public offering in February 1992, Vitalink and Manor Care entered into a number of agreements described below for the purpose of defining their ongoing relationship. Since Manor Care controls Vitalink, these agreements were not the result of arm's length negotiations. Certain of the agreements will be terminated following the completion of the Merger. See "--Anticipated Changes in the Relationship Between Vitalinks and Manor Care."

ADMINISTRATIVE SERVICES AGREEMENT

  Vitalink and Manor Care entered into an administrative services agreement (the "Administrative Services Agreement"), pursuant to which Manor Care provides Vitalink with various services such as maintenance of employee benefit plans, payroll, legal, insurance, financial, accounting, tax and information systems. It is anticipated that this agreement will be terminated following the Merger. See "--Anticipated Changes in the Relationship Between Vitalink and Manor Care." Pursuant to the Administrative Services Agreement Vitalink agrees to reimburse Manor Care for the direct costs of rendering services to Vitalink. Where such direct costs cannot be separately measured, Vitalink will pay a portion of the total cost based on Manor Care's current practices for allocating those costs among its subsidiaries. Manor Care charges Vitalink for services rendered at the end of each month based on budgeted expenditures determined from prior fiscal year actual experience. The respective Audit Committees of Vitalink and Manor Care meet at the end of each fiscal year to review the time allocations and services provided during the previous fiscal year and agree on the charges for those services in accordance with the second preceding sentence, as well as the budget for the next fiscal year. A year-end adjustment is made to the financial statements of Vitalink to reflect allocated reimbursed expenses.

  Allocations of costs to Vitalink that are not separately measured are based on professional employees in each administrative department making quarterly estimates of time spent during the prior quarter on various Manor Care subsidiaries (including Vitalink), and each department's costs (including overhead) being allocated in accordance with such estimated time and allocations of certain common costs based on appropriate relative factors, such as numbers of employees. Such common costs include an allocable portion of the base compensation of the officers of Manor Care who serve as officers of Vitalink. Manor Care and Vitalink believe that the allocation system is reasonable in view of the costs of implementing a more precise system, although it may reflect higher or lower charges for services provided to Vitalink than Vitalink might obtain from third parties.

  The Administrative Services Agreement is terminable by Vitalink or by Manor Care as of the end of any month on 180 days' written notice. There can be no assurances that Vitalink could obtain such services from third parties at the same or lower cost as provided by Manor Care.

  Manor Care makes available to employees of Vitalink the benefit and health plans in effect for employees of Manor Care. Vitalink reimburses Manor Care based on the per participant rates associated with providing such plans to employees of Vitalink. The Administrative Services Agreement also provides that Manor Care furnish additional services as may be reasonably requested by Vitalink on similar terms.

TAX AGREEMENTS

  Vitalink and Manor Care have entered into a tax agreement (the "Tax Agreement") providing for (i) the payment of federal income taxes and remittance of funds for periods during which Vitalink and Manor Care are included in the same consolidated group for federal income tax purposes; (ii) the allocation of responsibility for the filing of such tax returns; (iii) the conduct of tax audits and the handling of tax controversies; and (iv) various related matters. It is anticipated that this agreement will be terminated following the Merger. See "--Anticipated Changes in the Relationship Between Vitalink and Manor Care." For the periods during which Vitalink is included in Manor Care's consolidated federal income tax returns, Vitalink is required to pay Manor Care its federal income tax liability (determined without taking into account any surtax exemption, alternative minimum tax exemption amount or exemption of an amount from the tax imposed under Section 59A of the Code), and is entitled to receive refunds, determined as if Vitalink and its subsidiaries had filed a separate federal income tax return. Under the Tax Agreement, Manor Care has the power and authority to make the ultimate decisions as to reporting on tax returns and calculations of taxes.

  The Tax Agreement applies to Vitalink for all years in which Vitalink is included in Manor Care's consolidated return. The same principles shall apply in the event Manor Care and Vitalink or any of its subsidiaries join in filing any combined or consolidated state or local income or franchise tax returns.

INTERCOMPANY DEBT AND CREDIT AGREEMENT

  Vitalink and Manor Care are subject to an intercompany debt and credit agreement (the "Intercompany Debt and Credit Agreement") pursuant to which Manor Care provides Vitalink with a line of credit (the "Line of Credit") of $10,000,000. It is anticipated that this agreement will be terminated following the Merger. See "--Anticipated Changes in the Relationship Between Vitalink and Manor Care." The Intercompany Debt and Credit Agreement, dated June 1, 1991, was initially for a five-year term with an evergreen provision. Manor Care will pass through the charges under its own credit facility for the Line of Credit, which charges include a 1/4 percentage point fee on the unused funds and a 1/8 percentage point fee on the entire amount under the Line of Credit. The interest rate charged on borrowed funds is LIBOR plus 5/8 percentage points.

  Pursuant to the Intercompany Debt and Credit Agreement Vitalink will lend all its excess cash to Manor Care, which cash will earn interest at the three-month Treasury bill rate plus 100 basis points, as determined monthly by averaging the secondary market rate per the Federal Reserve statistical release for the first and last day so published. There can be no assurances that Vitalink could not obtain more favorable terms from third parties.

  If any significant deterioration occurred in Manor Care's financial condition, Vitalink would be exposed to additional risk because of its agreement to loan all its excess cash to Manor Care on an unsecured basis.

MANOR CARE PHARMACY, INFUSION THERAPY AND CONSULTING SERVICES AGREEMENTS

  Pursuant to four agreements with Manor Care, Vitalink provides pharmaceutical products and services, enteral and parenteral therapy supplies and services, urological and ostomy products, intravenous products and services and pharmacy consulting services to nursing facilities operated by Manor Care. Vitalink is not restricted from providing similar services to non-Manor Care facilities.

MASTER AGREEMENT FOR PHARMACY SERVICES

  On June 1, 1991 Vitalink and Manor Care entered into a Master Agreement for Pharmacy Services (the "Master Agreement for Pharmacy Services") pursuant to which Vitalink has the option to provide pharmaceutical services to any and all nursing facilities owned or licensed by Manor Care. The option is exercisable from time to time as Vitalink establishes the capability to serve additional facilities operated by

Manor Care. The Master Agreement for Pharmacy Services calls for each individual nursing facility to enter into a separate agreement with Vitalink which defines the scope of services, duties and obligations of Vitalink and compensation. Pricing for services and products is determined on a market-by-market basis and is subject to reimbursement limitations depending on the payor source. The initial term of the Master Agreement and the individual facility agreements is ten years, with automatic renewals for successive five-year periods unless either party gives notice at least 180 days prior to the end of the initial term or any renewal term that it desires to terminate the agreement. The individual facility agreements can be terminated early by the facility under various circumstances, including if Vitalink fails to provide services which conform to generally accepted pharmacy practices or upon 30 days' notice in the event Manor Care will no longer own or hold the license to the facility upon its sale to a third party.

MASTER AGREEMENT FOR INFUSION THERAPY SERVICES

  On June 1, 1991, Vitalink and Manor Care entered into a Master Agreement for Infusion Therapy Services (the "Master Agreement for Infusion Therapy Services") pursuant to which Vitalink has the option to provide infusion therapy products and services to any and all nursing facilities owned or licensed by Manor Care. The option is exercisable from time to time as Vitalink establishes the capability to serve additional facilities operated by Manor Care. The Master Agreement for Infusion Therapy Services calls for each individual nursing facility to enter into a separate agreement with Vitalink which defines the scope of services, duties and obligations of Vitalink and compensation. Pricing for services and products is determined by on a market-by-market basis. The initial term of the Master Agreement and the individual facility agreements is ten years, with automatic renewals for successive five-year periods unless either party gives notice at least 180 days prior to the end of the initial term or any renewal term that it desires to terminate the agreement. The individual facility agreements can be terminated early by the facility under various circumstances, including if Vitalink fails to provide services which conform to generally accepted pharmacy practices or upon 30 days' notice in the event Manor Care will no longer own or hold the license to the facility upon its sale to a third party.

MASTER PHARMACY CONSULTING AGREEMENT

  On June 1, 1991 Vitalink and Manor Care entered into a Master Pharmacy Consulting Agreement (the "Master Pharmacy Consulting Agreement") whereby Vitalink has agreed to develop and implement a program to provide for all needed consultant pharmacy services to any and all nursing facilities owned or licensed by Manor Care that Vitalink has the capability of servicing. The Master Pharmacy Consulting Agreement calls for each individual nursing facility to enter into a separate Consultant Pharmacy Services Agreement (the "Consultant Pharmacy Services Agreement") with Vitalink which defines the duties and obligations of Vitalink and the compensation for services. Each nursing facility is billed monthly by Vitalink based on its number of licensed beds. The initial term of the Master Pharmacy Consulting Agreement and the individual Consultant Pharmacy Services Agreement is ten years with automatic renewal for successive five-year periods, unless either party gives notice at least 180 days prior to the end of the initial term or any renewal term that it desires to terminate the agreement. The individual facility agreements can be terminated early by the facility under various circumstances, including if Vitalink fails to provide services which conform to generally accepted pharmacy practices or upon 30 days' notice in the event Manor Care will no longer own or hold the license to the facility upon its sale to a third party.

PHARMACY SERVICES CONSULTANT AGREEMENT

  On June 1, 1991, Vitalink and Manor Care entered into a Pharmacy Services Consultant Agreement (the "Pharmacy Services Consultant Agreement") whereby Vitalink agreed to assist Manor Care at the corporate level in establishing uniform pharmacy delivery standards for all of its nursing facilities including those not serviced by Vitalink. Such assistance takes the form of advising Manor Care on compliance with applicable laws, rules and regulations, providing in-services to Manor Care corporate staff on all phases of pharmacy services, and consulting with Manor Care at the corporate level on all operating policies and procedures concerning administration and record keeping of pharmaceuticals at its nursing facilities. No pharmacy consulting services are provided to individual nursing facilities under this agreement. For the services provided under the Pharmacy

Services Consultant Agreement, Manor Care pays Vitalink an annual fee, initially $10.00 per nursing facility bed operated by Manor Care. The initial term of the agreement is ten years, with automatic renewal for successive five-year periods; however, either party may notify the other of its intent not to so renew upon 90 days' written notice. At August 31, 1996, Manor Care operated approximately 24,000 nursing facility beds.

ANTICIPATED CHANGES IN THE RELATIONSHIP BETWEEN VITALINK AND MANOR CARE

  Following the Merger it is anticipated that Vitalink will terminate the Administrative Services Agreement with Manor Care and will develop the internal capability to perform the services currently provided by Manor Care. Additionally, as a result of the Merger Vitalink will no longer be considered an affiliated company of Manor Care for tax purposes and, therefore, will not be part of Manor Care's consolidated group. Vitalink expects to terminate the Tax Agreement and will file a separate consolidated tax return following the Merger. Vitalink also plans to obtain its own credit facility from an independent commercial bank following the Merger and expects to terminate the existing Intercompany Debt and Credit Agreement with Manor Care. All other existing agreements between Vitalink and Manor Care will remain in place following the Merger.

      EXISTING CONTRACTUAL ARRANGEMENTS BETWEEN TEAMCARE AND NEW GRANCARE

TERMS OF THE PHARMACEUTICAL SUPPLY AGREEMENTS

  Substantially all of the New GranCare facilities existing prior to the Effective Time of the Merger have entered into a Pharmaceutical Supply Agreement (the "Supply Agreement") with TeamCare. The terms of such agreements are for five years and are automatically extended for an additional year on each anniversary of the commencement date thereof unless written notice to the contrary is given not more than 120 days and not less than 90 days prior to any such anniversary. The supplies and services to be provided pursuant to such agreements include all pharmaceutical and related goods required by each New GranCare facility and the residents thereof. Pharmaceutical supplies include prescription and non-prescription medications. Related goods include all nutritional supplements, intravenous solutions and supplies, parenteral and enteral supplies and equipment, orthotic and prosthetic devices, ostomy supplies, urological supplies, wound care supplies and equipment, and personal care items. All goods and services are to be provided in accordance with all applicable requirements of federal, state and local laws and regulations.

  Depending upon the payor source, either TeamCare will bill the payor source directly or the skilled nursing facility will bill the payor source and then pay TeamCare. In the event that TeamCare does not service at least 90% of the residents of a skilled nursing facility during a given month, the skilled nursing facility will pay to TeamCare an additional $10 per month for each resident not serviced by TeamCare; provided, however, that if TeamCare has elected not to furnish pharmaceutical goods or related goods for any resident, such resident will be disregarded for purposes of this calculation.

  New GranCare cannot transfer ownership or control of a skilled nursing facility during the term of the Supply Agreement relating to such facility unless and until the proposed transferee (i) agrees to accept and comply with the Supply Agreement or (ii) an agreement is reached between TeamCare and New GranCare for the payment of damages by New GranCare to TeamCare to compensate TeamCare for losses over the remaining term of the subject Supply Agreement.

  In the event of a material breach by TeamCare of its obligations under the terms of the Supply Agreement, New GranCare must give TeamCare written notice detailing such breach and TeamCare will have 30 days in which to cure any such alleged breach. If TeamCare fails to cure the alleged breach within such time, New GranCare may obtain services from another pharmacy provider; provided, however, that TeamCare may, in its discretion, contest the allegation of breach via arbitration as specified within the Supply Agreement. In the event that it is determined that TeamCare has not committed a material breach of its duties under the Supply Agreement, New GranCare shall be liable to TeamCare for the net revenue lost by TeamCare as a result of New GranCare and/or New GranCare's residents having obtained goods and/or services from another pharmacy provider.

  Upon any subsequent acquisition by New GranCare of a skilled nursing business, New GranCare shall have no obligation to contract with Vitalink or TeamCare to provide pharmaceutical supplies and services at such facility and New GranCare will not be required to terminate any then existing agreements providing for the provision of pharmaceutical supplies and services to such facility by an alternative supplier. See "The Distribution Agreement--Non-competition Agreement" for a description of New GranCare's obligations upon acquiring a skilled nursing business that includes a pharmacy operation. Notwithstanding the foregoing, it is New GranCare's intent to consolidate its requirements for pharmaceutical supplies and services with Vitalink or TeamCare for so long as Vitalink and TeamCare are viewed as superior providers based on prevailing industry standards including, without limitation, pricing, service and quality. In addition, New GranCare has agreed that for so long as Vitalink's limited guaranty of the HRPT Obligations is in effect, New GranCare will not terminate any of the Pharmaceutical Supply Agreements. As a result, it is anticipated that the Pharmaceutical Supply Agreements may extend through December 31, 2010, the date when all present HRPT Obligations will be satisfied, unless the New GranCare Letter of Credit is drawn upon earlier by Vitalink or certain other conditions are satisfied. See "The Distribution Agreement--Treatment of Certain Indebtedness--HRPT Obligations."

                  DESCRIPTION OF THE VITALINK CREDIT FACILITY

  Simultaneously with the consummation of the Transactions, Vitalink expects to enter into a Senior Revolving Credit Facility (the "Vitalink Credit Facility") with The Chase Manhattan Bank, as agent, and the lenders party thereto, pursuant to which the lenders will provide a $200 million revolving credit facility to Vitalink, subject to the conditions set forth therein. Vitalink and The Chase Manhattan Bank have entered into a commitment letter with respect to the Vitalink Credit Facility and are in the process of negotiating the definitive agreement. The following summary of the definitive terms of the Vitalink Credit Facility is based upon the commitment letter. The material terms of the definitive agreement are not expected to vary in any material respects from the terms described in the following summary which is subject to, and qualified in its entirety by, the Vitalink Credit Facility.

  The Vitalink Credit Facility will consist of a $200 million senior revolving credit facility, including sub limit of an amount to be determined which will be available for letters of credit. The aggregate of the revolving credit facility will be available at any time prior to the final maturity and amounts repaid under the facility may be reborrowed. The final maturity date for the Vitalink Credit Facility will be five years from the Effective Time of the Merger.

  Borrowings under the Vitalink Credit Facility are expected to initially bear interest at Adjusted LIBOR (as defined in the Vitalink Credit Facility) plus 0.25% or at Vitalink's option, ABR (as defined in the Vitalink Credit Facility).

  The Vitalink Credit Facility is expected to provide for (i) a facility fee of 0.15% per annum (the "Facility Fee") initially on the aggregate amount of the senior revolving credit facility, payable quarterly in arrears. Subsequent to the Effective Time of the Merger the spread over adjusted LIBOR is expected to be adjusted between 0.40% and 0.20% and the Facility Fee is expected to be adjusted between 0.225% and 0.100%. Both the spread over LIBOR and Facility Fee are expected to adjust, based on Vitalink's Ratio of Total Debt to EBITDA.

  The Vitalink Credit Facility will contain customary covenants with respect to, among other things, (i) maintenance of certain minimum interest coverage ratios, maximum ratios of Total Debt to EBITDA, and minimum Net Worth Tests, and (ii) restrictions on the incurrence of additional liens or indebtedness, in addition to limitations on payments of dividends, capital expenditures, mergers, acquisitions and asset sales. See "TeamCare Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Vitalink Credit Facility is expected to contain representations and warranties of Vitalink and its subsidiaries, and contain conditions to funding, customary in credit facilities of this type.

                             CONFLICTS OF INTEREST

  The nature of the respective businesses of and the relationship between Vitalink and Manor Care and its affiliates could give rise to conflicts of interest between the two companies. Vitalink and Manor Care and its affiliates have had significant intercompany transactions and agreements in the past, and expect to continue to have such arrangements in the future. Vitalink does not believe that its present contractual arrangements with Manor Care are comparable to those obtainable from third parties but Vitalink intends that the terms of any future transactions and agreements between Vitalink and Manor Care and its affiliates, taken as a whole, will be comparable to those that could be obtained from third parties. No assurances can be given that this will result.

                RESTRICTIONS ON RESALE OF VITALINK COMMON STOCK

  The shares of Vitalink Common Stock to be issued to shareholders of GranCare pursuant to the Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be freely traded without restrictions by persons who will not be "affiliates" (as defined in the Securities Act) of Vitalink or who were not "affiliates" of GranCare prior to the Merger. Directors and executive officers of GranCare may be deemed to have been "affiliates" of GranCare within the meaning of the Securities Act. Any such person will not be able to resell the Vitalink Common Stock received by him or her in the Merger unless such stock is registered for resale or an exemption from registration under the Securities Act is available, such as Rule 145. All such persons should carefully consider the limitations imposed by Rule 145 under the Securities Act prior to effecting any resales of Vitalink Common Stock. In general, under Rule 145 as currently in effect, persons who may be deemed affiliates (as that terms is described in the Securities Act) of GranCare as of the Special Meeting would be entitled to sell within any three-month period a number of shares of Vitalink Common Stock that does not exceed the greater of 1% of the then outstanding shares of Vitalink Common Stock or the average weekly trading volume during the four calendar weeks preceding a sale by such person. Sales under Rule 145 are also subject to certain provisions relating to the manner of sale and availability of current information about Vitalink. Such limitations would generally cease to apply to non-affiliates of Vitalink following the second anniversary of the Effective Time provided that Vitalink meets certain public information requirements or the third anniversary of the Effective Time otherwise. This Proxy Statement/Prospectus does not cover any resales of Vitalink Common Stock received by affiliates of GranCare or by certain of their family members or related interests.

  Pursuant to the Merger Agreement, prior to the Effective Time, GranCare shall cause to be prepared and delivered to Vitalink a list (reasonably satisfactory to counsel for Vitalink) identifying all persons who, at the time of the Special Meeting, may be deemed to be "affiliates" of GranCare as that term is defined in Rule 145 under the Securities Act. GranCare shall use its reasonable best efforts to cause each person identified as an affiliate in such list to deliver to Vitalink on or prior to the Effective Time a written agreement (in a form previously approved by GranCare and Vitalink) that such affiliate will not sell, transfer, or otherwise dispose of any shares of Vitalink Common Stock issued to such possible affiliate pursuant to the Merger except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act and it is a condition to the obligation of Vitalink to close the Merger that it received such written agreements.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF VITALINK

  The following table sets forth certain information with respect to the beneficial ownership (or deemed beneficial ownership determined pursuant to the rules and regulations of the Commission) of Vitalink's Common Stock as of November 15, 1996 on a pro forma basis taking into account the Transactions by
(i) each person known to Vitalink to own beneficially more than 5% of the outstanding shares of Vitalink Common Stock, (ii) each of Vitalink's directors, (iii) each of Vitalink's executive officers and (iv) all directors and executive officers of Vitalink as a group. Except as otherwise stated, each of the persons named in the table below has sole voting and investment power with respect to all shares of Vitalink Common Stock beneficially owned by him or her as set forth opposite his or her name. Unless otherwise indicated, the address of each stockholder and officer is c/o Vitalink, 1250 East Diehl Road, Naperville, Illinois 60563.

                                                              POST MERGER
                          BENEFICIAL OWNERSHIP OF       BENEFICIAL OWNERSHIP OF
                           VITALINK COMMON STOCK         VITALINK COMMON STOCK
                          -------------------------------------------------------------
                           NUMBER OF                     NUMBER OF
                            SHARES          PERCENTAGE    SHARES           PERCENTAGE
BENEFICIAL OWNER             OWNED             OWNED       OWNED            OWNED(1)
----------------          --------------    --------------------------     ------------
Manor Care, Inc. .......      11,500,000           82.3     11,500,000            45.0
 11555 Darnestown Road
 Gaithersburg, MD 20878-
 3200
Stewart Bainum, Jr......               0              0              0               0
Gene E. Burleson........               0              0        416,845(7)          1.5
Donna L. DeNardo........          58,166(2)           *         58,166(2)            *
Arlen B. Reynolds.......               0              0         18,941(8)            *
Vincent C. DiTrapano....           8,283(3)           *          8,283(3)            *
Scott T. Macomber.......          33,950(4)           *         33,950(4)            *
Stephen A. Thompson.....           2,100(5)           *          2,100(5)            *
Joseph R. Buckley.......               0              0              0               0
Joel S. Kanter..........               0              0        150,575(9)            *
James A. MacCutcheon....               0              0              0               0
Robert L. Parker........               0              0        110,233(10)           *
James H. Rempe..........               0              0              0               0
Gary U. Rolle...........               0              0         82,598(11)           *
All directors and
 executive officers as a
 group
 (13 persons)...........         102,499(6)           *        881,691(12)         3.4

--------
* Indicates beneficial ownership of less than 1% of the issued and outstanding Vitalink Common Stock.
(1) Determined on a pro forma basis for the anticipated shares of Vitalink Common Stock that would have been outstanding on November 15, 1996 giving effect to the conversion of the GranCare Common Stock outstanding at such date using the Exchange Ratio.
(2) Represents 58,166 shares which Ms. DeNardo has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after November 15, 1996.
(3) Includes 8,183 shares which Mr. DiTrapano has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after November 15, 1996.
(4) Includes 1,200 shares owned by minor children of Mr. Macomber, for which he is custodian. Beneficial ownership of such shares is disclaimed. Also includes 32,750 shares which Mr Macomber has the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after November 15, 1996.
(5) Represents 2,100 shares which Mr. Thompson has the right to exercise pursuant to stock options which are presently exercisable or which become exercisable within 60 days after November 15, 1996.
(6) Includes a total of 101,999 shares which the officers, nominees and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after November 15, 1996.
(7) Includes a total of 140,895 shares which Mr. Burleson will have the right to acquire pursuant to stock options at the Effective Time of the Merger.
(8) Includes a total of 18,941 shares which Mr. Reynolds will have the right to acquire pursuant to stock options at the Effective Time of the Merger.

 (9) Includes a total of 11,472 shares which Mr. Kanter will have the right to acquire pursuant to stock options at the Effective Time of the Merger.
(10) Includes a total of 7,648 shares which Mr. Parker will have the right to acquire pursuant to stock options at the Effective Time of the Merger.
(11) Includes a total of 10,516 shares which Mr. Rolle will have the right to acquire pursuant to stock options at the Effective Time of the Merger.
(12) Includes a total of 291,471 shares which the officers, nominees and directors included in the group have the right to acquire pursuant to stock options which are presently exercisable or which become exercisable within 60 days after November 15, 1996

                     DESCRIPTION OF VITALINK CAPITAL STOCK

  The authorized capital stock of Vitalink consists of 30,000,000 shares of Common Stock, par value $.01 per share (such amount shall be increased to 80,000,000 shares of Common Stock, par value $.01 per share immediately prior to the Effective Time of the Merger), and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of August 26, 1996, there were 13,979,700 shares of Vitalink Common Stock issued and outstanding. No shares of Preferred Stock are currently issued or outstanding.

  COMMON STOCK. Subject to any limitations prescribed in connection with the issuance of any outstanding shares of Preferred Stock, dividends, as determined by the Board of Directors of Vitalink, may be declared and paid on Vitalink Common Stock from time to time out of any funds legally available therefor. The holders of Vitalink Common Stock are entitled to one vote per share and do not have cumulative voting rights or preemptive rights. The Vitalink Common Stock is not subject to further calls and all of the outstanding shares of Vitalink Common Stock are fully paid and non-assessable.

  PREFERRED STOCK. The Board of Directors of Vitalink is empowered to cause shares of Preferred Stock to be issued in one or more series, with the number of shares in each series and the rights, preferences and limitations of each series determined by it. The ability of the Board of Directors of Vitalink to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the voting stock of Vitalink. Vitalink has no present plans to issue any of the Preferred Stock.

  The Transfer Agent and Registrar for Vitalink Common Stock is ChaseMellon Shareholder Services, L.L.C.

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

  Vitalink is a Delaware corporation and, accordingly, is governed by the DGCL and its Delaware Restated Certificate of Incorporation (the "Vitalink Certificate") and Bylaws (the "Vitalink Bylaws"). GranCare is a California corporation and, accordingly, has been and will be, through the Effective Date of the Merger, governed by the CGCL and by its California Articles of Incorporation (the "GranCare Articles") and Bylaws (the "GranCare Bylaws"). Upon consummation of the Merger and the Distribution, except for those persons who dissent and perfect dissenters' rights under the CGCL, the shareholders of GranCare will become stockholders of Vitalink and New GranCare, both of which will be Delaware corporations.

  The following is a general comparison of material differences between the rights of Vitalink stockholders (currently, the holders of Vitalink Common Stock) under the DGCL, the Vitalink Certificate, and Vitalink Bylaws, on the one hand, and the rights of GranCare shareholders (currently, the holders of GranCare Common Stock) under the CGCL, the GranCare Articles and GranCare Bylaws, on the other. This discussion is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the DGCL, the CGCL, the California Financial Code, the common law thereunder, and the full text of the Vitalink Certificate, Vitalink Bylaws, GranCare Articles, and GranCare Bylaws.

  The provisions in the Vitalink Certificate and the Vitalink Bylaws discussed below could make it more difficult and time-consuming to change control of the Vitalink Board of Directors, and it is also conceivable that certain provisions may deter efforts to seek control of Vitalink on a basis which some shareholders might deem favorable. Such provisions are designed to encourage any person attempting a change in control to enter into negotiations with the Board of Directors of Vitalink.

SIZE OF THE BOARD OF DIRECTORS

  Under California law, although changes in the number of directors must in general, be approved by a majority of the outstanding shares, the Board of Directors may fix the exact number of directors within a stated minimum and maximum number (the "range") set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. Delaware law permits the Board of Directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the certificate of incorporation otherwise provides or unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation approved by the stockholders). The Certificate of Incorporation of Vitalink provides that the number of directors shall be as specified in the Bylaws and authorizes the Board of Directors to make, alter, amend or repeal the Vitalink Bylaws. The Board of Directors of Vitalink may therefore change the authorized range, as well as the exact number, of directors.

CUMULATIVE VOTING

  Both the CGCL and the GranCare Bylaws provide for the cumulative voting of shares by any shareholder in any election of directors provided that (i) the name of the candidate for whom the shareholder wishes to cumulate votes has been placed in nomination prior to the relevant meeting and (ii) the shareholder has given notice at the meeting of his, her or its intent to cumulate votes. If any shareholder has given the notice set forth in clause
(ii) above, all shareholders are entitled to cumulate votes. Under cumulative voting, each share is entitled to a number of votes equal to the number of directors to be elected. Votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder may determine. The candidates receiving the highest number of votes, up to the number of directors to be elected, are elected. Under cumulative voting, shareholders who own far less than a majority of a corporation's outstanding stock can obtain representation on the Board of Directors. If voting is not conducted by cumulative voting, each share is entitled to one vote and the holders of a majority of shares voting at the meeting can elect all of the directors if they choose to do so, and the other shareholders cannot elect any director. On all other matters, each share of GranCare Common Stock has one vote.

  Under the DGCL, the stockholders of Vitalink are not entitled to cumulate their votes in the election of directors unless Vitalink's Certificate of Incorporation so provides. The Vitalink Certificate does not provide for cumulative voting, thus the election of directors is determined by a plurality vote. Accordingly, following the Merger, the former shareholders of GranCare will no longer be entitled to cumulative voting.

CHANGE IN NUMBER OF DIRECTORS

  Under the CGCL, a change in the range of Directors as provided in GranCare's Bylaws must be approved by the GranCare shareholders. Under the GranCare Bylaws, although the GranCare Board of Directors may fix the exact number within the range, any change in the range must be approved by the vote of 85% of the outstanding shares of all classes of stock.

  Under the DGCL, the number of directors are fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation otherwise provides or fixes the number of directors, in which case a change in the number or permissible range of directors may be made only by amendment to the certificate. Under the Vitalink Bylaws, the number of members of the Board of Directors will be fixed and changed by a majority of the total number of directors Vitalink would have if there were no vacancies. The Vitalink Bylaws currently provide that the Board of Directors shall consist of not less than 3 or more than 9 directors. Following the Merger, and subject to the Shareholders Agreement which fixes the size of the Vitalink Board of Directors at eight for a three year period following the Merger, the Vitalink Board of Directors will be able to increase or decrease the size of the Vitalink Board of Directors without stockholder approval.

REMOVAL OF DIRECTORS

  Under Sections 303 and 304 of the CGCL, any director or the entire board of directors may be removed without cause by a majority of the outstanding shares entitled to vote, provided, however, that the shares voted against such removal would not be sufficient to elect the director under California's cumulative voting rules, and a director may be removed for cause by the Superior Court in a suit by shareholders holding at least ten percent (10%) of the outstanding shares of any class. In addition, Section 302 of the CGCL permits a corporation's board to remove directors declared of unsound mind by a court or convicted of a felony. The GranCare Bylaws are governed by the provisions of the CGCL.

  Under the DGCL, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise. The Vitalink Certificate of Incorporation does not provide for a classified board of directors or for cumulative voting. As a result, Vitalink directors may be removed with or without cause with the approval of a majority of the shares entitled to vote at an election of directors. Although the definition of "cause" has not been clearly established under Delaware law, courts in various states have found "cause" to include malfeasance while in office, gross misconduct or false or fraudulent misrepresentations inducing the directors' appointment, willful conversion of corporate funds, a breach of the obligation to make full disclosure, incompetency, gross inefficiency and moral turpitude.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Except for a vacancy created by the removal of a director which may only be filled by approval of the shareholders, the GranCare Bylaws provide that vacancies on the Board of Directors may be filled by approval of the board of directors or, if the number of directors then in office is less than quorum, by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director. Each director so elected shall hold office until his successor is elected at an annual or special shareholders' meeting. The GranCare shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent requires the consent of a majority of the outstanding shares entitled to vote. In addition, CGCL provides that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders shall constitute less than a majority of the directors then in office, then (a) any holder or holders of an aggregate of five percent (5%) or more of the total of number of shares at the time outstanding having the right to vote for such directors may call a special meeting of shareholders, or (b) the California Superior Court of the proper county shall, upon application of such shareholder or shareholders, summarily order a special meeting of shareholders to be held to elect the entire Board of Directors.

  The Vitalink Bylaws provide that a vacancy on the Board of Directors occurring during the course of the year, including a vacancy created by an increase in the number of directors, may be filled by the remaining directors then in office, although less than a quorum, or by a sole remaining director. These provisions further provide that any directors so appointed will serve until the next annual stockholders meeting and until his successor is duly elected and qualified. Under the DGCL, however, if at the time of filling any vacancy or newly created directorship the directors then in office constitute less than a majority of the entire board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10 percent of the total number of shares at the time outstanding having the right to vote for such directors, summarily under certain circumstances, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office. Additionally, when a director has been removed from office with or without cause by the stockholders, the stockholders have the right under the Shareholders Agreement to fill such vacancy by the affirmative vote of at least a majority of the voting power of the then outstanding stock. See "The Distribution Agreement--Terms of the Shareholders Agreement." The Shareholders Agreement provides that in the event of a vacancy on the Vitalink Board of Directors created by the death, removal or resignation of a GranCare Nominee, Manor Care will cause its shares of Vitalink Common Stock to be voted in favor of the election of the nominee appointed by a majority of the then remaining GranCare Nominees. See "The Distribution Agreement--Terms of the Shareholders Agreement."

AMENDMENT OF CERTIFICATE

  Neither the GranCare Articles nor the GranCare Bylaws contain any provisions relating to amendments to the GranCare Articles. The CGCL provides that the GranCare Articles may be amended if such amendment is approved by the Board of Directors and by the holders of a majority (or, in certain instances, a super majority) of the outstanding shares of GranCare.

  Under the DGCL, the Vitalink Certificate may be amended if such amendment is approved by the Board of Directors and by the holders of a majority of the shares of stock outstanding entitled to vote thereon. In addition, if Vitalink were to have more than one class of stock outstanding, amendments that would adversely affect the rights of any class would require the vote of a majority of the shares of that class.

AMENDMENT OF THE BYLAWS

  The GranCare Bylaws may be amended or repealed or new bylaws may be adopted by either the GranCare Board of Directors or by the holders of GranCare Common Stock entitled to exercise a majority of the voting power, provided that (i) any change to the bylaws relating to the authorized number of directors must be approved by the holders of at least 85% of the outstanding shares of all classes of GranCare capital stock and (ii) the authority of the GranCare Board of Directors to amend or repeal bylaws or adopt new bylaws is subject to the authority of the GranCare shareholders.

  The Vitalink Certificate of Incorporation provides that the directors of Vitalink are expressly authorized to make, alter, amend, change or repeal the Vitalink Bylaws. Section 109 of the DGCL also provides that the shareholders entitled to vote shall have the right to adopt, amend or repeal bylaws.

  The Vitalink Bylaws provide that special meetings of stockholders may be called by the Chairman of the Board, the Vice Chairman or the President, and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors.

ACTION BY WRITTEN CONSENT

  Both the Delaware and California law permit stockholders, unless specifically prohibited by the certificate or articles of incorporation, to take action without a meeting by the written consent of the holders of at least the number of shares necessary to authorize or take such action at a meeting at which all shares entitled to vote therein were present and voted. Action by written consent may, in some circumstances, permit the taking of stockholder action opposed by the board of directors more rapidly than would be possible if a meeting of stockholders were required.

INDEMNIFICATION AND ELIMINATION OF DIRECTORS' MONETARY LIABILITY FOR BREACH OF DUTY OF CARE

  California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states permit, with certain exceptions, a corporation to adopt charter provisions eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

  The GranCare Articles eliminate the liability of directors to the corporation to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (f) transactions between the corporation and a director who has a material financial interest in such transaction; and (g) liability for improper distributions, loans or guarantees.

  The Vitalink Certificate also eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Delaware law does not permit the elimination or limitation of a director's monetary liability where such liability is based on: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve Vitalink or its directors from the necessity of complying with federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

  California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (a) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine and (b) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a pending action or amounts incurred in defending a pending action that is settled or otherwise disposed of without court approval.

  California law requires indemnification when the individual has defended successfully the action on the merits while Delaware law requires indemnification relating to a successful defense on the merits or otherwise. Delaware law generally permits indemnification of expenses, including attorney's fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in (or in contrast to California law not opposed to) the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue, or matter therein, on the merits or otherwise.

  Expenses incurred by an officer or director in defending an action may be paid in advance, under Delaware law and California law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

  California law permits a California corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation's articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions which make mandatory the permissive indemnification provided by California law. Under California law, there are two limitations on such additional rights to indemnification: (i) such indemnification is not permitted for acts, omissions or transactions from which a director of a California corporation may not be relieved of personal liability, as described above and (ii) such indemnification is not permitted in circumstances where California law expressly prohibits indemnification, as described above. GranCare's Articles of Incorporation permit indemnification beyond that expressly mandated by the California Corporations Code and limit director monetary liability to the extent permitted by California law.

  Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. By contrast to California law, Delaware law does not require authorizing provisions in the certificate of incorporation and does not contain express prohibitions on indemnification in certain circumstances; however, based on principles of public policy limitations on indemnification may be imposed by a court.

  A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The indemnification and limitation of liability provisions of California law, and not Delaware law, will apply to actions of the directors and officers of GranCare taken prior to the Distribution and the Merger.

SHAREHOLDER VOTE FOR MERGERS AND OTHER REORGANIZATIONS

  Both California and Delaware law generally require that the holders of a majority in voting power of the outstanding shares of stock of both constituent corporations entitled to vote approve mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation; (b) each share of the stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding or treasury share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed twenty percent (20%) of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

  Both California law and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

  With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, Delaware law generally does not require class voting (unless otherwise required in a corporation's certificate of incorporation), except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares. As a result, stockolder approval of such transactions may be easier to obtain under Delaware law for companies which have more than one class of shares outstanding.

  California law also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than fifty percent (50%) but less than ninety percent (90%) of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances, Section 203 does provide similar protection against coercive two-tiered bids for a corporation in which the stockholders are not treated equally, provided the corporation has not opted out of this provision in its original certificate of incorporation or in an amendment thereto or to the bylaws which amendment may be approved by a majority of the shares entitled to vote.

  California law provides that, except in certain circumstances, when a tender offer or a proposal for reorganization or for a sale of assets is made by an interested party (generally a controlling or managing person of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation that does not have shares held of record by at least 100 persons, or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. Delaware law has no comparable provision.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

  In the last several years, a number of states (but not California) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers or other transactions involving a corporation and one or more of its significant shareholders more difficult. Under Section 203 of the Delaware General Corporation Law ("Section 203"), certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

  Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the time that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliated associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

  For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or any receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

  The three-year moratorium imposed on business combinations by Section 203 does not apply if (i) prior to the time when such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the time when such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent (66 2/3%) of the voting stock not owned by the interested stockholder.

  Section 203 applies only to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, quoted on an interdealer quotation system such as Nasdaq or held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote and, in the case of a bylaw amendment, may not be further amended by the board of directors. New GranCare does not intend to elect not to be governed by Section 203; therefore
Section 203 will apply to New GranCare.

  Vitalink believes that Section 203 will have the effect of encouraging any potential acquiror to negotiate with Vitalink's Board of Directors. Section 203 should also discourage certain potential acquirors unwilling to comply with its provisions.

INTERESTED DIRECTOR TRANSACTIONS

  Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, either (a) the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation or (b) the contract or transactions must have been just and reasonable or fair as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even if the disinterested directors are less than a quorum). Therefore, certain transactions that the Board of Directors of GranCare might not be able to approve because of the number of interested directors, could be approved by a majority of the disinterested directors of Vitalink, although less than a majority of a quorum. Vitalink is not aware of any plans to propose any transaction involving directors of the Company that could not be so approved under California law but could be so approved under Delaware law.

SHAREHOLDER DERIVATIVE SUITS

  California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time the transaction in question occurred or if his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

APPRAISAL RIGHTS

  Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation. In addition, such appraisal rights under Delaware law are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation; (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporation; or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under certain provisions of Delaware law.

  The limitations on the availability of appraisal rights under California law are different from those under Delaware law. Under California law, a shareholder of a corporation participating in certain transactions may, under certain circumstances, receive the fair value of his shares in cash, in lieu of the consideration he would otherwise have received in the transaction. California law recognizes dissenters' rights in connection with certain reorganizations, including without limitation merger reorganizations, exchange reorganizations (for the acquiring corporation), sale-of-assets reorganizations, and share exchange tender offers (for the acquiring corporation) for which those shareholders of the corporation immediately prior to the reorganization subsequently hold five-sixths or less of the voting power of the surviving or acquiring corporation or parent party after the reorganization. Dissenters' rights are only available, among other things: (i) if the shares of the corporation are not either (A) listed on any national securities exchange or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and proper notice is given to shareholders; provided that this provision (i) does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided further that this provision does not apply to any class of shares described above in (A) or (B) if demands for payment are filed with respect to 5% or more of the outstanding shares of that class; and (ii) if the shares were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and
(x) were not voted in favor of the reorganization or, (y) if described in subpart (A) or (B) of provision (i) above (without regard to the provisos therein), were voted against the reorganization, or were held of record on the effective date of a short form merger; provided however, that subpart (x) rather than subpart (y) of this subsection (ii) applies in any case in which approval was sought by written consent rather than at a meeting.

DISSOLUTION

  Under California law, shareholders holding fifty percent (50%) or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a super majority (greater than a simple majority) voting requirement in connection with dissolutions. However, Vitalink's Certificate of Incorporation contains no such super majority voting requirement, thus a majority of the outstanding shares entitled to vote, voting at a meeting at which a quorum is present, would be sufficient to approve a dissolution of Vitalink that had previously been approved by its Board of Directors.

INSPECTION OF SHAREHOLDER LISTS

  Both California and Delaware law allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of five percent (5%) or more of the corporation's voting shares, or shareholders holding an aggregate of one percent (1%) or more of such shares who have filed a Schedule 14B with the Commission. Under California law, such absolute inspection rights also apply to a corporation formed under the laws of any other state if its principal executive offices are in California or if it customarily holds meetings of its board in California. Delaware law also provides for the right to inspect a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting. However, Delaware law contains no provisions comparable to the absolute right of inspection provided by California law to certain shareholders.

ANTI-TAKEOVER MEASURES

  Delaware law has been widely viewed as permitting a corporation greater flexibility in governing its internal affairs and its relationships with stockholders and other parties than do the laws of many other states. In particular, Delaware law permits a corporation to adopt a number of measures, not currently permitted under California law, which are designed to reduce a corporation's vulnerability to takeover attempts. Among these measures, discussed below, are the establishment of a classified board of directors, elimination of cumulative voting, elimination of the right of stockholders to call special meetings of stockholders, and acquisition proposals by interested parties.

CLASSIFIED BOARD OF DIRECTORS

  Delaware law permits, but does not require, that the certificate of incorporation, the initial bylaws or a bylaw adopted by vote of the Stockholders may provide for a classified board of directors pursuant to which the directors may be divided into as many as three classes with staggered terms of office. Because the terms of office of each class expire in successive years, only one class of directors would be elected each year. Classification of the board of directors could make it more difficult for any person desiring to acquire Vitalink to obtain immediate control of the board. Under California law, unless the corporation is a listed corporation and the corporation's articles and bylaws provide for a classified board, directors must be elected annually.

SPECIAL MEETINGS OF STOCKHOLDERS

  Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at the special meeting or such additional person as may be provided in the articles of incorporation or bylaws. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by such other person authorized to do so in the certificate of incorporation or bylaws. The Vitalink Bylaws do not currently provide that such meetings may be called by the stockholders. Thus, under Delaware law, it may be more difficult for stockholders to initiate action that may be opposed by the board of directors.

APPLICATION OF GENERAL CORPORATION LAW OF CALIFORNIA TO DELAWARE CORPORATIONS

  Under Section 2115 of the CGCL, certain foreign corporations (i.e. corporations not organized under California law) are placed in a special category if they have characteristics of ownership and operation which indicate that they have significant contacts with California. So long as Delaware or other foreign corporation is in this special category, and it does not qualify for one of the statutory exemptions, it is subject to a number of key provisions of the CGCL applicable to corporations incorporated in California. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directions, distributions, dividends and repurchases of shares, shareholder meetings, approval of certain corporate transactions, dissenters' and appraisal right and inspection of corporate records.

  Exemptions from Section 2115 of the CGCL are provided for corporations whose shares are listed on a major national securities exchange or are traded on the Nasdaq and which have 800 or more shareholders of record. Following the Merger, the Vitalink Common Stock will be traded on the Nasdaq and held beneficially by more than 800 stockholders as of the Effective Time and, accordingly, Vitalink will be exempt from Section 2115.

DIVIDENDS AND REPURCHASES OF SHARES; PAR VALUE, CAPITAL AND SURPLUS

  California law dispenses with the concepts of par value of shares, as well as statutory definitions of capital, surplus and the like. Under California law, with certain exceptions related to employee benefit plans, distributions to shareholders of a California corporation (including redemptions and dividends, other than stock dividends) are limited, in general, either to retained earnings or to an amount that would leave the corporation with tangible assets one-and-one quarter times its tangible liabilities and current assets at least equal to its current liabilities. In addition, California law provides that a corporation may not make any distribution that would render the corporation unable to meet its liabilities, and such a distribution may not be made if, as a result, the excess of the corporation's assets over its liabilities would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made. Such tests are applied to California corporations on a consolidated basis.

  The concepts of par value, capital and surplus are retained under Delaware law. A Delaware corporation may make repurchases or redemptions that do not impair capital and may pay dividends out of any surplus account or out of net profits of the current and preceding fiscal years (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by all outstanding stock having a preference upon the distribution of assets). The ability of a Delaware corporation to pay dividends or to make repurchases of redemptions of its shares is dependent on the financial status of the corporation solely, not on a consolidated basis. Under Delaware law, surplus may be created by a reduction of capital and may be distributed by board action, as long as capital is maintained in an amount not less than the aggregate par value of the remaining outstanding shares plus the stated value of any shares not having par value.

        ADOPTION AND APPROVAL OF NEW GRANCARE 1996 STOCK INCENTIVE PLAN

GENERAL

  The initial New GranCare Board of Directors has adopted the New GranCare 1996 Plan and GranCare, as the sole shareholder of New GranCare prior to the Distribution, has approved the 1996 New GranCare Plan. The Board of Directors of GranCare has determined that it is in the best interest of GranCare and its shareholders to seek shareholder approval of the 1996 New GranCare Plan in view of the federal tax provisions contained in Section 162(m) of the Code. Under Code Section 162(m), New GranCare may be prohibited from deducting the expense of compensation accrued or paid to any officer, key employee or consultant to the extent such compensation exceeds $1 million for any taxable year of New GranCare. An exception to this deduction limit exists for performance-based compensation such as an award granted under the 1996 New GranCare Plan if the specific terms of the performance-based compensation to the officer, key employee or consultant are disclosed to and approved by the shareholders. Your approval of the 1996 New GranCare Plan is sought in order that awards granted under the 1996 New GranCare Plan will not count toward the $1 million deductible compensation limit under Code
Section 162(m).

  The purpose of the 1996 New GranCare Plan is to allow New GranCare to attract and retain qualified officers, key employees and consultants and to provide these individuals with an additional incentive to devote themselves to the future success of New GranCare. Additionally, New GranCare believes that awards under the 1996 New GranCare Plan will more closely align the interests of its personnel with those of its stockholders.

  The following is a description of the 1996 New GranCare Plan. The 1996 New GranCare Plan replaces the incentive plans that were available for the grant of incentive awards to officers, key employees and consultants of GranCare, pursuant to which awards were granted in the form of qualified and non-qualified stock options, stock appreciation rights ("SARs") and shares of restricted stock, all of which types of awards will continue to be available under the 1996 New GranCare Plan. In addition, the 1996 New GranCare Plan provides for several types of equity-based incentive compensation awards not currently available under GranCare's existing incentive plans, namely performance units, performance shares, phantom stock, unrestricted bonus stock and dividend equivalent rights.

  The 1996 New GranCare Plan thus increases New GranCare's flexibility in structuring equity-based incentive compensation by broadening the types of incentive awards that may be made under such plan. The Board of Directors of New GranCare believes that a flexible plan is needed to fashion equity-based incentives consistent with New GranCare's philosophy of linking executive compensation to total shareholder returns and the long-term financial performance of New GranCare.

  The 1996 New GranCare Plan will be administered by the Management Compensation Committee of the Board of Directors of New GranCare (the "Committee"). The Committee will determine the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to the limitations described below and as set forth in the 1996 New GranCare Plan. The terms and conditions of each award will be set forth in a written agreement with a participant or a written program established by the Committee. All officers and key employees of New GranCare and its affiliates are eligible to participate in the 1996 New GranCare Plan. It is currently estimated that approximately 33 individuals are eligible to participate.

  A total of 1,500,000 shares of New GranCare Common Stock are reserved for issuance pursuant to the 1996 New GranCare Plan, of which no more than 500,000 shares may be used for restricted stock and stock bonus grants. The number of shares of New GranCare Common Stock reserved under the 1996 GranCare Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalization and similar events.

  The per share exercise price of any option may not be less than the fair market value of a share of New GranCare Common Stock at the time of grant. Once an option is granted, the exercise price may not be reduced by amendment and an option may not be exchanged for a new option with a lower exercise price. No incentive stock option may be granted on or after the tenth anniversary of the date the 1996 New GranCare Plan was approved by the Board of Directors of New GranCare.

  The Committee shall determine whether stock appreciation rights, performance unit awards, dividend equivalent rights, performance share awards and phantom stock awards shall be settled in cash or in shares of New GranCare Common Stock valued at fair market value on the date of payment. The Committee also shall be authorized to accelerate the vesting, exercisability and settlement of awards and to permit the exercise price of an option to be paid in cash or by the delivery or withholding of shares.

  The Board of Directors of New GranCare may amend or terminate the 1996 New GranCare Plan without the approval of shareholders, but may condition any amendment on shareholder approval if the Board believes it is necessary or advisable to comply with any applicable tax or regulatory requirement. No termination or amendment of the 1996 New GranCare Plan without the consent of the holder of an award shall adversely affect the rights of that participant.

  The Committee may provide with respect to any award that, in the event of a Change in Control (as defined in the 1996 New GranCare Plan) of New GranCare, the award shall be cashed out in an amount based on the fair market value of the New GranCare Common Stock without regard to the exercisability of the award or any other conditions or restrictions.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1996 NEW GRANCARE PLAN

  A participant will not recognize income upon the grant of an option or at any time prior to the exercise of an option. At the time the participant exercises a non-qualified option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the New GranCare Common Stock on the date the option is exercised over the price paid for the New GranCare Common Stock, and New GranCare will then be entitled to a corresponding deduction.

  A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the New GranCare Common Stock purchased pursuant to the option. The participant will be taxed on the excess of the amount for which he or she sells the stock over the price he or she had paid for the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the gain will be capital gain and New GranCare will not get a corresponding deduction. If the participant sells the stock prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and New GranCare will be entitled to a corresponding deduction. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive option may subject a participant to, or increase a participant's liability for, the federal alternative minimum income tax.

  A participant generally will not recognize income upon the grant of any stock appreciation right, dividend equivalent right, performance unit award, performance share award or phantom share. At the time a participant receives payment under any such award, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the New GranCare Common Stock received, and New GranCare will then be entitled to a corresponding deduction.

  A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Code. However, when the shares of New GranCare Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and New GranCare will then be entitled to a corresponding deduction.

  The Plan is not qualified under Section 401(a) of the Code.

  THE BOARD OF DIRECTORS OF GRANCARE UNANIMOUSLY RECOMMENDS TO THE HOLDERS OF GRANCARE COMMON STOCK THE ADOPTION AND APPROVAL OF THE NEW GRANCARE 1996 STOCK INCENTIVE PLAN.

          ADOPTION AND APPROVAL OF THE NEW GRANCARE ANNUAL INCENTIVE
                      PLAN AND STOCKHOLDER VALUE PROGRAM

ANNUAL INCENTIVE PLAN

  The Board of Directors of New GranCare has adopted, and GranCare as its sole shareholder prior to the Distribution has approved, the Annual Incentive Plan (the "Annual Incentive Plan"). The Board of Directors of New GranCare has determined that it is in the best interest of New GranCare and its shareholders to seek shareholder approval of the Annual Incentive Plan in view of the federal tax provisions contained in Section 162(m) of the Code. Under Code Section 162(m), New GranCare may be prohibited from deducting the expense of compensation accrued or paid to any officer or key employee to the extent such compensation exceeds $1 million for any taxable year of New GranCare. An exception to this deduction limit exists for performance-based compensation, such as an award under the Annual Incentive Plan, if the specific terms of the performance-based compensation awarded to the officer or key employee are disclosed to and approved by the shareholders of New GranCare. Your approval of the Annual Incentive Plan is sought in order that awards granted under the Annual Incentive Plan will not count toward that $1 million deductible compensation limit under Section 162(m) of the Code.

  The Annual Incentive Plan is a bonus plan intended to link the amount of annual cash bonuses paid to New GranCare's officers and key employees to corporate performance based on the relative responsibility of the individual for whom the bonus is to be awarded. Awards are based on predetermined performance goals established by the Committee within the first ninety days of each fiscal year of New GranCare. The Annual Incentive Plan replaces the annual incentive plan that is in effect for officers and key employees of GranCare prior to the Merger and Distribution and the terms of the Annual Incentive Plan are similar in all material respects to the terms of GranCare's annual incentive plan.

  The primary performance goal for most participants in the Annual Incentive Plan will be based on New GranCare's earnings per share. Corporate earnings per share targets are the sole performance standard by which bonuses will be measured for the Chief Executive Officer, President and Executive Vice Presidents. The annual bonus for Divisional Presidents will be based 50% on the corporate earnings per share targets and 50% on the targeted improvements for the applicable division in earnings before interest, taxes, depreciation, amortization and rents ("EBITDAR").

  Bonus awards will be payable based upon the attainment of one of three different levels of performance: threshold, target and superior. No bonus award will be payable with respect to a performance goal unless the threshold level of performance is achieved. At the threshold, target and superior performance levels, 50%, 100% and 150% of the targeted bonus amount allocated to that performance goal is payable, respectively. The maximum yearly bonus payable to any individual under the Annual Incentive Plan will be $600,000 per year.

  Payment of annual incentive awards will be made in cash unless the employee elects, within the first ninety days of the fiscal year, to have payment of the award made in shares of New GranCare Common Stock. In the event that an employee makes such an election, he or she will receive New GranCare Common Stock under the Annual Incentive Plan having a fair market value equal to 125% of the cash award. These shares will be subject to forfeiture in the event the employee terminates employment with New GranCare prior to the third anniversary of the end of the fiscal year for which the shares were awarded for any reason other than death or disability. All restricted shares shall vest and become nonforfeitable upon a change of control of New GranCare. During the period in which the New GranCare Common Stock is subject to forfeiture, an employee may not sell or otherwise transfer the New Grancare Common Stock.

FEDERAL INCOME TAX CONSEQUENCES OF THE ANNUAL INCENTIVE PLAN

  An employee will recognize ordinary income on the amount he or she receives under the Annual Incentive Plan and New GranCare will be entitled to a corresponding deduction. If an employee makes an election to receive his or her Annual Incentive Plan payment in New GranCare Common Stock, the employee will generally recognize ordinary income when the New GranCare Common Stock is no longer subject to a substantial risk of forfeiture. At this time the employee will then recognize ordinary income in an amount equal to the then fair market value of the New GranCare Common Stock and New GranCare will be entitled to a corresponding deduction. Alternatively, the employee may elect to include the fair market value of the New GranCare Common Stock in income at the time that the employee receives the New GranCare Common Stock and New GranCare will then be entitled to a corresponding deduction.

STOCKHOLDER VALUE PROGRAM

  The Board of Directors of New GranCare has adopted, and GranCare as its sole shareholder prior to the Distribution has approved, the Stockholder Value Program (the "Stockholder Value Program"). The Board of Directors of New GranCare has determined that it is in the best interest of New GranCare and its shareholders to seek shareholder approval of the Stockholder Value Program in view of the federal tax provisions contained in Section 162(m) of the Code. Under Code Section 162(m), New GranCare may be prohibited from deducting the expense of compensation accrued or paid to any officer to the extent such compensation exceeds $1 million for any taxable year of New GranCare. An exception to this deduction limit exists for performance-based compensation such as an award granted under the Stockholder Value Program if the specific terms of the performance-based compensation awarded to the officer are disclosed to and approved by the shareholders. Your approval of the Stockholder Value Program is sought in order that awards granted under the Stockholder Value Program will not count toward the $1 million deductible compensation limit under Section 162(m) of the Code.

  The Stockholder Value Program is designed to tie long-term bonus awards to New GranCare's performance. Participants in the Stockholder Value Program will be the officers of New GranCare nominated by the Committee. The Stockholder Value Program is intended to reward participants based upon New GranCare's return to shareholders over time relative to that of a defined comparison peer group. The Stockholder Value Program replaces the shareholder value program that is in effect for the officers of GranCare prior to the Merger and the Distribution and the terms of the Stockholder Value Program are similar in all material respects to the terms of GranCare's shareholder value program.

  Under the Stockholder Value Program, as of the beginning of a performance period, a participant will be granted that number of performance units as the Committee determines, up to a maximum of 4,000 units. The value of each performance unit at the end of a three-year performance period will be based upon the relative rank of New GranCare's Total Stockholder Return ("TSR") as compared with a peer group of other companies at the end of the performance period. The value of each performance unit as of the end of a performance period will be determined based on the following schedule:

            TSR PERCENTILE                              PERFORMANCE UNIT VALUE
            --------------                              ----------------------
             Less than 50                                            0
                  50                                            $  500
                  55                                            $  750
                  60                                            $1,000
                  65                                            $1,300
                  70                                            $1,600
                  75                                            $1,950
                  80                                            $2,300
                  85                                            $2,650
              90 or more                                        $3,000

  In the event that New GranCare's TSR percentile for a particular performance period falls between the percentile ranks listed above, the value attributed to a performance unit for the performance period will be determined by the Committee based on an interpolation of the values contained in the chart above.

  As soon as practicable after the end of a performance period, a participant who is employed with New GranCare as of the last day of the performance period for which performance units were granted or who died, became disabled or was terminated without cause during this period, will receive the value of the performance units awarded to the participant. In the event of a change of control (as defined in the Stockholder Value Program) of New GranCare, all performance units will vest. Awards will be payable in cash on a pro rated basis based on New GranCare's relative performance as of the date of the change of control and the number of months elapsed in the performance period.

  The payment of the value of the performance units will be made in cash unless a participant makes an election, within the first ninety days of a performance period, to have payment of the value of any performance unit awards made in shares of New GranCare Common Stock. In the event that a participant makes such an election, the electing participant will receive restricted New GranCare Common Stock having a fair market value equal to 125% of the value of the performance units for which payment was made for any reason other than death or disability. All restricted stock awards paid to a participant under the Stockholder Value Program may contain any other terms and conditions, not inconsistent with the terms of such plan, as the Committee determines.

FEDERAL INCOME TAX CONSEQUENCES OF THE STOCKHOLDER VALUE PROGRAM

  A participant generally will not recognize income upon the grant of a performance unit under the New GranCare Stockholder Value Program. Generally, at the time a participant receives payment for any participation units awarded under the Stockholder Value Program, the participant will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the property received and will then be entitled to a corresponding deduction. A participant will not, however, be taxed on the receipt of a New GranCare Common Stock award, in lieu of a cash payment for a performance unit, if the New GranCare Common Stock award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Code. However, when the shares of New GranCare Common Stock received under the Stockholder Value Program are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the New GranCare Common Stock received, and New GranCare will then be entitled to a corresponding deduction. If a participant so elects, at the time of receipt of an award of New GranCare Common Stock, the participant may include the fair market value of the New GranCare Common Stock in income at that time, and New GranCare also will be entitled to a corresponding deduction.

  THE BOARD OF DIRECTORS OF GRANCARE UNANIMOUSLY RECOMMENDS TO THE HOLDERS OF GRANCARE COMMON STOCK THE ADOPTION AND APPROVAL OF THE NEW GRANCARE ANNUAL INCENTIVE PLAN AND STOCKHOLDER VALUE PROGRAM.

                             SHAREHOLDER PROPOSALS

  Shareholders of GranCare are entitled to submit proposals which they believe should be voted upon at a shareholders meeting. The Commission has adopted regulations which govern the inclusion of such proposals in annual proxy materials. All such proposals were required to have been submitted to the Secretary of GranCare no later than November 21, 1996 in order to be considered for inclusion in GranCare's 1997 proxy materials (if any). GranCare will hold an annual meeting of shareholders in 1997 only if the Transactions are not approved at the Special Meeting.

  Stockholders of Vitalink are entitled to submit proposals which they believe should be voted upon at a stockholders' meeting. The Commission has adopted regulations which govern the inclusion of such proposals in annual proxy material. Vitalink's 1997 Annual Meeting is presently proposed to be held on October 9, 1997. Stockholder proposals must be submitted to the Secretary of Vitalink no later than May 9, 1997, in order to be eligible for inclusion in Vitalink's proxy materials for such meeting.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Vitalink Common Stock being offered hereby will be passed upon for Vitalink by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedules of Vitalink at May 31, 1996 and 1995 and for each of the three years in the period ended May 31, 1996 included or incorporated by reference in Vitalink's Annual Report on Form 10-K for the year ended May 31, 1996 have been audited by Arthur Andersen LLP, independent auditors, as set forth in their reports with respect thereto included or incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and schedule of GranCare, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is also incorporated herein, and which, as to the years 1994 and 1993, is based in part on the report of KPMG Peat Marwick LLP, independent auditors. The financial statements and schedules referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

  The combined financial statements of TeamCare, Inc. (a wholly-owned subsidiary of GranCare, Inc.) at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in the Proxy Statement of GranCare, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                 TEAMCARE, INC.

Report of Independent Auditors...........................................  F-2
Audited Combined Financial Statements
Combined Balance Sheets as of December 31, 1995 and 1994.................  F-3
Combined Statements of Income for the Years ended December 31, 1995, 1994 and 1993................................................................  F-4
Combined Statements of Shareholder's Equity for the Years ended December
 31, 1995, 1994 and 1993.................................................  F-5
Combined Statements of Cash Flows for the Years ended December 31, 1995,
 1994 and 1993...........................................................  F-6
Notes to Combined Financial Statements...................................  F-7
Unaudited Combined Financial Statements
Condensed Combined Balance Sheet as of September 30, 1996................  F-16
Condensed Combined Statements of Income for the nine month periods ended
 September 30, 1996 and 1995.............................................  F-17
Condensed Combined Statements of Cash Flows for the nine month periods ended September 30, 1996 and 1995.......................................  F-18
Notes to Condensed Combined Financial Statements.........................  F-19

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
 GranCare, Inc.

  We have audited the combined balance sheets of TeamCare, Inc. (representing the institutional pharmacy and related businesses of GranCare, Inc.), a wholly owned subsidiary of GranCare, Inc., as of December 31, 1995 and 1994, and the related combined statements of income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of TeamCare, Inc. at December 31, 1995 and 1994, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Atlanta, Georgia
September 25, 1996

                                 TEAMCARE, INC.

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1995        1994
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash.................................................  $     2,840 $     2,884
  Accounts receivable, less allowance for doubtful
   accounts (1995--$8,844 and 1994--$6,168)............       37,741      30,680
  Inventories..........................................       11,401      10,563
  Prepaid expenses and other current assets............        1,259         525
  Deferred income taxes (Note 8).......................        3,339       2,722
                                                         ----------- -----------
    Total current assets...............................       56,580      47,374
Property and equipment, net of accumulated depreciation
 (Note 2)..............................................       11,524      10,973
Goodwill (accumulated amortization: 1995--$3,268;
 1994--$1,219) (Note 4)................................       66,573      52,621
Other intangibles (accumulated amortization: 1995--
 $1,047; 1994--$1,154).................................        2,093       2,498
Other assets (Note 2)..................................        3,003       1,725
                                                         ----------- -----------
Total assets...........................................  $   139,773 $   115,191
                                                         =========== ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Acquisition payable..................................  $     1,913 $       --
  Accounts payable and accrued expenses................        6,033       7,599
  Accrued wages and related liabilities................        4,516       3,158
  Other current liabilities............................        1,569       1,094
  Interest payable.....................................           64          62
  Notes payable and current maturities of long-term
   debt (Notes 4 and 5)................................        2,166       1,192
                                                         ----------- -----------
Total current liabilities..............................       16,261      13,105
Long-term debt (Notes 4 and 5).........................        6,234       5,262
Deferred income taxes (Note 8).........................        2,326       1,333
Due to parent (Note 3).................................       41,873      31,827
Other..................................................          754       1,747
Commitments and contingencies (Notes 6 and 7)
Shareholder's equity:
  Common stock; $0.01 par value; 10,000 shares
   authorized, 100 shares issued and outstanding.......          --          --
  Contributed capital..................................       46,379      46,379
  Retained earnings....................................       25,946      15,538
                                                         ----------- -----------
                                                              72,325      61,917
                                                         ----------- -----------
Total liabilities and shareholder's equity.............  $   139,773 $   115,191
                                                         =========== ===========

                            See accompanying notes.

                                 TEAMCARE, INC.

                         COMBINED STATEMENTS OF INCOME

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                      1995     1994     1993
                                                    -------- -------- --------
                                                      (DOLLARS IN THOUSANDS)
Net revenues (Note 3):
  Non-affiliates and their patients................ $159,682 $151,268 $103,821
  Affiliates and their patients....................   35,216   19,927   18,417
                                                    -------- -------- --------
                                                     194,898  171,195  122,238
Cost of goods sold.................................   97,480   84,667   59,237
                                                    -------- -------- --------
Gross profit.......................................   97,418   86,528   63,001
Operating expenses
  Salary and related...............................   48,357   40,213   28,686
  Selling, general and administrative expenses.....   26,451   22,894   13,215
                                                    -------- -------- --------
    Total operating expenses.......................   74,808   63,107   41,901
Depreciation and amortization......................    4,705    3,524    2,368
Interest expense and financing charges.............      497      664    2,373
Nonrecurring costs--merger (Note 4)................      --       --     4,573
                                                    -------- -------- --------
Income before income taxes and extraordinary
 charge............................................   17,408   19,233   11,786
Income taxes.......................................    7,000    7,700    6,628
                                                    -------- -------- --------
Income before extraordinary charge.................   10,408   11,533    5,158
Extraordinary charge--loss on early extinguishment
 of debt, net of income tax benefit of $856........      --       --     1,285
                                                    -------- -------- --------
Net income......................................... $ 10,408 $ 11,533 $  3,873
                                                    ======== ======== ========


                            See accompanying notes.

                                 TEAMCARE, INC.

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY

                                            COMMON CONTRIBUTED RETAINED
                                            STOCK    CAPITAL   EARNINGS  TOTAL
                                            ------ ----------- -------- -------
                                                  (DOLLARS IN THOUSANDS)
Balances at January 1, 1993................  $--     $ 5,042   $   132  $ 5,174
Parent company capital contribution........   --       3,876       --     3,876
Net income.................................   --         --      3,873    3,873
                                             ----    -------   -------  -------
Balances at December 31, 1993..............   --       8,918     4,005   12,923
Parent company capital contribution........   --      37,461       --    37,461
Net income.................................   --         --     11,533   11,533
                                             ----    -------   -------  -------
Balances at December 31, 1994..............   --      46,379    15,538   61,917
Net income.................................   --         --     10,408   10,408
                                             ----    -------   -------  -------
Balances at December 31, 1995..............  $--     $46,379   $25,946  $72,325
                                             ====    =======   =======  =======




                            See accompanying notes.

                                TEAMCARE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                   YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                   1995      1994      1993
                                                  -------  --------  --------
                                                   (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income....................................... $10,408   $11,533  $  3,873
Adjustments to reconcile net income to net cash
 (used in) provided by operating activities:
  Provision for doubtful accounts................   4,688     5,050     1,562
  Depreciation and amortization..................   4,705     3,524     2,368
  (Gain) loss on sale of assets..................      54      (136)      --
  Deferred income taxes..........................     380       132       197
  Operating increase (decrease) in due to parent,
   net........................................... (17,822)  (13,404)   19,546
  Changes in operating assets and liabilities net
   of effects of acquisitions (Note 4):
    Accounts receivable..........................  (9,342)  (12,709)   (7,019)
    Other current assets.........................    (369)    1,004    (1,240)
    Accounts payable, accrued wages and other
     accrued expenses............................    (922)    2,741      (748)
    Interest payable.............................       2       (83)     (398)
    Other........................................  (1,575)   (2,576)    1,033
                                                  -------  --------  --------
Net cash (used in) provided by operating activi-
 ties............................................  (9,793)   (4,924)   19,174
INVESTING ACTIVITIES
Increases in due to parent-acquisition of busi-
 ness............................................  13,584     5,894       754
Acquisition of businesses........................     --        --     (1,823)
Purchases of property and equipment..............  (2,246)   (3,845)   (2,215)
Other............................................    (630)      --       (186)
                                                  -------  --------  --------
Net cash provided by (used in) investing
 activities......................................  10,708     2,049    (3,470)
FINANCING ACTIVITIES
Payments of debt.................................  (1,372)   (2,487)  (18,529)
Proceeds from long-term debt borrowings..........     413       575     1,921
                                                  -------  --------  --------
Net cash used in financing activities............    (959)   (1,912)  (16,608)
                                                  -------  --------  --------
Net decrease in cash.............................     (44)   (4,787)     (904)
Cash at beginning of year........................   2,884     7,671     8,575
                                                  -------  --------  --------
Cash at end of year.............................. $ 2,840  $  2,884  $  7,671
                                                  =======  ========  ========

SUPPLEMENTAL CASH FLOW INFORMATION
 Acquisitions
  GranCare has funded the acquisitions of TeamCare (Note 4). TeamCare has reflected the net assets of these acquired entities as a contribution to capital or an increase in due to parent, as shown in the table below:

                                                   YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                   1995      1994      1993
                                                  -------  --------  --------
                                                   (DOLLARS IN THOUSANDS)
Fair values of assets acquired (net of cash re-
 ceived)......................................... $19,591  $ 48,122  $ 12,698
Fair values of liabilities assumed...............  (6,007)   (4,767)   (8,068)
                                                  -------  --------  --------
                                                   13,584    43,355     4,630
Contribution of capital..........................     --    (37,461)   (3,876)
                                                  -------  --------  --------
Additions in due to parent....................... $13,584  $  5,894  $    754
                                                  =======  ========  ========

                            See accompanying notes.

                                TEAMCARE, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  TeamCare, Inc. ("TeamCare") is a wholly-owned subsidiary of GranCare, Inc. ("GranCare"), a California Corporation, which changed its name from CompuPharm, Inc. in April 1996. These combined financial statements include the institutional pharmacy business of GranCare which is engaged primarily in the distribution of pharmaceuticals, related pharmacy management services and medical supplies to long-term care facilities in the United States. In addition, TeamCare includes a business primarily engaged in the development of computerized Clinical Management Information as prescribed by statutory requirements. Hereinafter, "TeamCare" refers to the GranCare institutional pharmacy and related businesses which are proposed to be merged with Vitalink Pharmacy Services, Inc. in accordance with an Agreement and Plan of Merger dated September 3, 1996. The combined financial statements reflect the elimination of all significant intercompany balances and transactions among the TeamCare entities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Inventories

  Inventories consist primarily of purchased phamaceuticals and medical supplies and are stated at the lower of cost or market, using the first-in first-out method.

 Property and Equipment

  The components of property and equipment at December 31, are as follows (in thousands):

                                                                1995     1994
                                                              --------  -------
      Land................................................... $     74  $   --
      Leasehold improvements.................................    2,224    1,814
      Furniture, fixtures and equipment......................   13,611   12,168
      Computer equipment.....................................    5,996    5,167
      Vehicles...............................................    1,675    1,319
                                                              --------  -------
                                                                23,580   20,468
      Less accumulated depreciation..........................  (12,056)  (9,495)
                                                              --------  -------
                                                              $ 11,524  $10,973
                                                              ========  =======

 Property and equipment is stated at cost. Expenditures for maintenance, repairs or renewals, and betterment that do not materially prolong the useful lives of assets are charged to expense. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the accounts and a gain or loss is recorded. Depreciation is computed by the straight-line method over the estimated useful lives of the assets as stated below. Leases and leasehold improvements that have been capitalized are amortized over the lives of the leases. Amortization of these assets is included in depreciation expense.

      Leasehold improvements......................................... 5-35 years
      Furniture, fixtures and equipment.............................. 5-15 years
      Computer equipment............................................. 5- 7 years
      Vehicles....................................................... 3- 5 years

                                TEAMCARE, INC.

 Goodwill and Other Intangibles

  In connection with TeamCare's acquisitions, all tangible and intangible assets and liabilities are identified by management. Costs in excess of the amounts assigned, based on management's estimates of fair value, to specifically identifiable assets acquired less liabilities assumed are recorded as goodwill. Goodwill is amortized on a straight-line basis principally over a period of 35 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest it may be impaired. If this review indicates goodwill will not be recoverable, as determined based on undiscounted cash flows of the acquired entity over the remaining amortization period, TeamCare's carrying value of the goodwill is reduced by the estimated shortfall of cash flows.

  Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which must be adopted by TeamCare on January 1, 1996, requires an undiscounted approach in determining if goodwill is impaired, but requires measurement of impairment based on fair value. In management's opinion, no impairment of long-lived assets exists at December 31, 1995, 1994 or 1993.

  Other intangibles, which primarily were obtained in connection with TeamCare's acquisitions, mainly represent covenants not to compete and lease contract rights that are amortized over the terms of the noncompetition agreements and leases, respectively.

  TeamCare also capitalizes internally and externally developed software costs in accordance with SFAS No. 86, "Accounting for the Costs of Software to Be Sold, Leased or Otherwise Marketed." Unamortized computer software development costs of $2,278,000 and $1,536,000 at December 31, 1995 and 1994,
respectively, are included in other assets at the lower of unamortized cost or the net realizable value. Amortization expense is not significant for any periods presented.

 Revenue Recognition

  Revenues are reported in the period in which services are provided. A significant portion of TeamCare's revenues from the sales of pharmaceutical products and medical supplies is reimbursable from Medicaid and Medicare programs. TeamCare monitors its receivables from these reimbursement sources under policies established by management and reports such revenue at the estimated net realizable value expected to be received from these third-party payors.

  A summary of net revenues by payor source for the years ended December 31 follows (in thousands):

                                                       1995     1994     1993
                                                     -------- -------- --------
      Medicaid...................................... $ 86,535 $ 86,029 $ 65,814
      Medicare......................................   50,028   36,318   27,293
      Private pay, nursing facilities and other.....   58,335   48,848   29,131
                                                     -------- -------- --------
                                                     $194,898 $171,195 $122,238
                                                     ======== ======== ========

  Accounts receivable outstanding on the combined balance sheets from the Medicaid and Medicare programs were 22% and 13%, respectively, of net accounts receivable at December 31, 1995 and 22% and 14%, respectively, of net accounts receivable at December 31, 1994.

  For fiscal years ended December 31, 1995, 1994 and 1993, 1%, 14% and 19%, respectively, of TeamCare's combined net revenues were derived from a pharmacy contract between TeamCare and the State of New Jersey (the "New Jersey Contract") pursuant to which TeamCare supplied the pharmaceutical needs of all extended care facilities operated by the State of New Jersey. The New Jersey Contract expired on January 1, 1995. (See Note 9).

                                TEAMCARE, INC.

 Income Taxes

  TeamCare is included in GranCare's consolidated Federal income tax return. The income tax provisions reported in the financial statements are an allocation of the parent company's total income tax provision. TeamCare's allocation was determined based on a calculation of income taxes as if TeamCare were a separate taxpayer, in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes."

3. RELATED PARTY TRANSACTIONS

  TeamCare provides pharmacy products and services including pharmaceutical dispensing, infusion therapy, wound care management, clinical information systems and durable medical equipment to long-term health care facilities owned and operated by GranCare and patients of these facilities. Sales of pharmaceutical and infusion therapy products and services to GranCare's facilities are made at prices which approximate amounts charged to other customers. Revenues from sales to GranCare nursing facilities and patients, which are included in net revenues in the combined statements of income, were $35,216,000, $19,927,000 and $18,417,000 for the years ended December 31,
1995, 1994 and 1993, respectively.

  GranCare provides various services to TeamCare including, among others, financial, legal, merger and acquisition, insurance, information systems, employee benefit plans and certain administrative services, as required. The combined financial statements reflect charges for certain corporate general and administrative expenses from the GranCare corporate office to TeamCare. Such corporate charges represent allocations based on determinations management believes to be reasonable. Administrative costs charged by GranCare were $800,000, $750,000 and $700,000 for the years ended December 31, 1995,
1994 and 1993, respectively.

  GranCare obtains and provides insurance coverage for health, life and disability, auto, general liability and workers' compensation through its self-insurance and outside insurance programs and allocates costs to TeamCare based on the relative percentage of insurance costs incurred by GranCare on behalf of TeamCare. Total insurance costs allocated were $1,229,000, $833,000 and $257,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

  TeamCare participates in the various benefit plans of GranCare, primarily the profit sharing and 401(k) plans. These plans include matching provisions for employee contributions to the 401(k) plan. The TeamCare financials reflect charges for benefits attributable to TeamCare employees. Such amounts were not significant for the periods presented.

  Under a cash management facility provided by GranCare, certain operating expenses, capital expenditures, benefit contributions, direct costs associated with acquisitions (see Note 4) and other cash requirements of TeamCare are paid by GranCare and are charged to TeamCare.

  Concurrent with the December 1993 CompuPharm merger discussed in Note 4, GranCare repaid certain indebtedness, related interest and prepayment fees on behalf of CompuPharm. Such amounts totalled $16,602,000 and are reflected as an increase in the due to parent amount.

  The net result of these intercompany transactions along with tax allocations from GranCare (see Note 8) are included in the due to parent classification in the accompanying combined balance sheets. There are no set repayment terms nor do such amounts bear interest. Amounts due to GranCare at December 31, 1995 and 1994 were $41,873,000 and $31,827,000, respectively; the weighted average amounts due during 1995, 1994 and 1993 were $32,193,000, $24,504,000 and
$13,018,000, respectively. Such amounts are classified as noncurrent liabilities because there have been no settlements and these amounts will be contributed to TeamCare in connection with the Agreement and Plan of Merger.

                                TEAMCARE, INC.

4. MERGERS AND ACQUISITIONS

 1993 Mergers and Acquisitions

  On April 19, 1993, TeamCare acquired the operations of Patient Therapy Systems, Inc., which provides therapy beds and therapy services to patients directly and under agreements and arrangements with nursing facilities in California, for $400,000 in cash. The purchase price, net of $150,000 representing noncompetition agreements with certain key executives, was allocated to the fair values of the assets and liabilities acquired. In connection with this acquisition, $125,000 was recorded as goodwill.

  On June 23, 1993, TeamCare acquired all of the capital stock of Brim Medical Equipment and Supplies, Inc., an enteral and urological supply company in California, for $1,400,000, payable in various amounts. At December 31, 1995, substantially all of this obligation has been settled. In connection with this acquisition, TeamCare incurred $214,000 in transaction costs and recorded $1,315,000 as goodwill.

  On June 30, 1993, TeamCare acquired all of the capital stock of Winyah Dispensary LTC of North Carolina, Inc. and Winyah Dispensary Midlands, Inc., for $2,500,000 in convertible promissory notes (see Note 5), and the operations of Winyah Dispensary, Inc. for $3,650,000 in cash and adjustable promissory notes in the aggregate sum of $2,600,000 (collectively, "Winyah"). Winyah provides institutional pharmacy services in North and South Carolina. Under the terms of the Winyah Dispensary, Inc. Asset Purchase Agreement (the "Winyah Agreement"), TeamCare may be obligated to make deferred conditional purchase price adjustments, not to exceed $5,000,000, based on certain profitability goals as outlined in the Winyah Agreement.

  In connection with these acquisitions, TeamCare incurred $351,000 in transaction costs and recorded $8,218,000 as goodwill.

  On September 30, 1993, TeamCare acquired the operations of Medication Delivery Systems, Inc. ("MDS"), a provider of institutional pharmacy services in New Jersey, for $1,750,000 in cash. Goodwill and other intangibles of $1,411,000 was originally recorded in connection with this transaction. Under the terms of the Asset Purchase Agreement, TeamCare is required to make additional purchase price payments to the former owner of MDS based on the number of beds serviced during the three year period ended September 30, 1996 up to a maximum of $400,000 per year not to exceed $1,200,000 in aggregate. Through December 31, 1995, TeamCare has made $766,000 of contingent payments under the terms of this agreement which has been recorded as additional goodwill.

  The 1993 acquisitions described above were all accounted for as purchases and, accordingly, the combined financial statements of TeamCare include the operations of such acquired entities since the respective dates of their acquisition.

  On December 28, 1993, GranCare acquired, through merger, all of the outstanding common stock of CompuPharm, Inc. ("CompuPharm"), an institutional pharmacy services company in New Jersey, in exchange for 2,462,795 shares of GranCare's common stock. GranCare's merger with CompuPharm was accounted for as a pooling-of-interests business combination and accordingly, the combined TeamCare financial statements include the historical balances as if the two companies had always been combined. In connection with the merger, GranCare and CompuPharm incurred non-recurring merger costs of $2,149,000 and $2,424,000, respectively.

                                TEAMCARE, INC.

  A reconciliation of combined total revenues, extraordinary charge, net income, and shareholder's equity to amounts applicable to the separate companies prior to the date of combination (effectively, December 31, 1993) is as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1993
                                                                    ------------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
Total revenues:
  TeamCare.........................................................   $48, 385
  CompuPharm.......................................................     73,853
                                                                      --------
                                                                      $122,238
                                                                      ========
Extraordinary charge:
  TeamCare.........................................................   $     --
  CompuPharm.......................................................      1,285
                                                                      --------
                                                                      $  1,285
                                                                      ========
Net income:
  TeamCare.........................................................   $  3,686
  CompuPharm.......................................................        187
                                                                      --------
                                                                      $  3,873
                                                                      ========
Shareholder's equity:
  TeamCare.........................................................   $  8,947
  CompuPharm(1)....................................................      3,976
                                                                      --------
                                                                      $ 12,923
                                                                      ========

--------
(1) Consists of $2,132,000 retained earnings and $1,844,000 contributed capital. Note: There were no intercompany transactions between TeamCare and CompuPharm prior to the date of combination.

 1994 Acquisitions

  On March 1, 1994, TeamCare acquired the operations of PPCP, Inc. ("PPCP"), a provider of institutional pharmacy services in Ohio, for $3,800,000 in cash and adjustable subordinated promissory notes in the aggregate sum of $1,449,000. In December 1995, the notes were adjusted upward by $125,000 as a result of the terms outlined in the purchase agreement. TeamCare also assumed and concurrently paid PPCP's indebtedness to National City Bank in the amount of $471,000. In connection with this acquisition, $4,518,000 was recorded as goodwill.

  On April 1, 1994, TeamCare acquired the operations of Merit Pharmacy Services, Inc. ("Merit"), a provider of institutional pharmacy services in California, for $600,000 in cash and a subordinated promissory note for $1,184,000. The principal balance of the promissory note was adjusted downward in the amount of $22,500 due to net operating revenues for the twelve-month period following the closing date being less than the required amount set forth in the purchase agreement. In connection with this acquisition, TeamCare incurred $98,000 in transaction costs and recorded $1,817,000 as goodwill.

  Effective July 1, 1994, TeamCare acquired substantially all of the assets and assumed certain liabilities of Long Term Care Pharmaceutical Services Corporation I and Long Term Care Pharmaceutical Services Corporation III (collectively, "LTC"), a provider of institutional pharmacy services in Indiana, for $16,000,000

                                TEAMCARE, INC.

cash and 1,000,000 shares of GranCare common stock valued at a guaranteed price of $20 per share, or $20,000,000. The purchase agreement also contains a contingent earn-out provision, in the form of a subordinated promissory note, under which an additional $5,500,000 is required to be paid provided certain future operating results are attained for the two year period ended June 30, 1996; any amounts which may be due have not yet been determined. In connection with this acquisition, TeamCare incurred $432,000 in transaction costs and recorded $27,402,000 as goodwill.

  Also effective July 1, 1994, TeamCare acquired the operations of Ricketts Drug, Inc., a provider of institutional pharmacy services in Virginia, for $4,111,000 in cash. In connection with this acquisition, TeamCare incurred $64,000 in transaction costs and recorded $2,355,000 as goodwill.

  The above-described 1994 acquisitions were all accounted for as purchases and, accordingly, the combined financial statements of TeamCare include the operations of such acquired entities since the respective dates of their acquisition.

 1995 Acquisitions

  On October 1, 1995, TeamCare acquired the operations of Innovative Pharmacy Services, Inc. ("Innovative"), a provider of institutional pharmacy services in Wisconsin, for $3,000,000 cash, GranCare common stock valued at $4,000,000, a three-year adjustable subordinated promissory note for $2,000,000 and a three-year unsecured subordinated promissory note for $1,000,000. The principal balance of the adjustable promissory note will be adjusted downward in the event certain profitability goals are not achieved during the first 12 months following the acquisition. In connection with this acquisition, TeamCare recorded $9,555,000 as goodwill.

  Effective December 1, 1995, TeamCare acquired the operations of both Pharmacare, Inc. and American Pharmaceutical, Inc., which provide institutional pharmacy services in Northern California, for $6,200,000 in cash. In connection with these acquisitions, TeamCare incurred $67,000 in transaction costs and recorded $5,408,000 as goodwill.

  Summarized below are the unaudited pro forma consolidated results of operations for TeamCare had the 1993 Winyah and 1994 LTC acquisitions occurred as of January 1, 1993:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1994        1993
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
      Total revenues................................... $   191,518 $   166,316
      Income before extraordinary charge...............      12,886       8,250
      Net income.......................................      12,886       6,965

  Pro forma information for 1995 and other 1994 and 1993 acquisitions is not presented because their operating results, either individually or in the aggregate, do not have a material effect on the pro forma operating results presented above.

  The above results are based upon certain assumptions and estimates which TeamCare believes are reasonable, and do not reflect any benefit which might be achieved from combined operations. The unaudited pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the basis assumed above, nor are they necessarily indicative of the results of future combined operations.

                                TEAMCARE, INC.

5. DEBT

  Debt consists of the following at December 31:

                                                            1995        1994
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
   9% convertible note issued in connection with the
    Winyah acquisition, final maturity in 1998.........  $     2,400 $     2,400
   8% promissory notes issued in connection with the
    Winyah acquisition, final maturity in 1999.........          981         995
   8% promissory note issued in connection with the
    Innovative acquisition, payable in annual
    installments through 1998..........................        2,904
   6% promissory note issued in connection with the
    Merit acquisition, payable in annual installments
    through 2001.......................................        1,060       1,154
   8% promissory note issued in connection with the
    PPCP acquisition, due in 1996......................          550       1,574
   Other notes payable.................................          417         172
   Capitalized lease obligations, less imputed
    interest...........................................           88         159
                                                         ----------- -----------
   Total debt..........................................        8,400       6,454
   Less short-term notes payable and current maturities
    of long-term debt..................................        2,166       1,192
                                                         ----------- -----------
                                                         $     6,234 $     5,262
                                                         =========== ===========

  In connection with the 1993 Winyah acquisition, as described in Note 4, GranCare issued $2,500,000 in convertible promissory notes to the former owners of Winyah. The notes are convertible into fully paid and nonassessable shares of common stock of GranCare based on a predetermined conversion price. In 1993, $100,000 of the notes were converted into GranCare common stock.

  Total interest payments made in 1995, 1994 and 1993 amounted to $495,000, $747,000 and $2,771,000, respectively. The carrying amounts of TeamCare's various notes payable approximate fair value.

  Maturities of debt at December 31, 1995 are summarized as follows (in thousands):

           YEAR ENDING DECEMBER 31,
           ------------------------
             1996..................................... $2,166
             1997.....................................  1,194
             1998.....................................  3,573
             1999.....................................  1,117
             2000.....................................    177
             Thereafter...............................    173
                                                       ------
           Total obligations.......................... $8,400
                                                       ======

6. COMMITMENTS--OPERATING LEASES

  TeamCare's future minimum lease payments under noncancellable operating leases at December 31, 1995, are summarized as follows (in thousands):

           YEAR ENDING DECEMBER 31,
           ------------------------
             1996.................................... $ 3,021
             1997....................................   3,159
             1998....................................   2,844
             1999....................................   1,811
             2000....................................   1,310
             Thereafter..............................   1,088
                                                      -------
           Total minimum lease payments.............. $13,233
                                                      =======

                                TEAMCARE, INC.

  Rent expense for all operating leases aggregated $3,077,000, $2,052,000 and $1,607,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

7. CONTINGENCIES

  TeamCare is involved in legal proceedings arising in the normal course of business. Management believes, based in part upon discussions with legal counsel, that the ultimate resolution of these matters will not have a material adverse effect on TeamCare's combined financial position or results of operations. No material liabilities have been recorded for probable loss contingencies.

8. INCOME TAXES

  Effective January 1, 1993 TeamCare prospectively adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." There was no cumulative effect of adopting SFAS No. 109.

  The provision for income taxes consists of the following for the years ended December 31:

                                                         1995     1994    1993
                                                        -------  ------- -------
                                                        (DOLLARS IN THOUSANDS)
      Current:
        Federal........................................ $ 5,394  $ 6,196 $ 5,221
        State..........................................   1,226    1,372   1,210
                                                        -------  ------- -------
                                                          6,620    7,568   6,431
      Deferred:
        Federal........................................     395       81     155
        State..........................................     (15)      51      42
                                                        -------  ------- -------
                                                            380      132     197
                                                        -------  ------- -------
                                                        $ 7,000  $ 7,700 $ 6,628
                                                        =======  ======= =======

  At December 31, 1995, TeamCare entities have various state income tax net operating loss carryforwards and state tax credit carryforwards none of which individually are significant.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of the cumulative temporary differences are as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
      Deferred income tax liabilities:
        Fixed asset basis differences.................. $       783 $       740
        Intangible asset basis differences.............       2,008         796
                                                        ----------- -----------
      Total deferred income tax liabilities............       2,791       1,536
      Deferred income tax assets:
        Vacation and compensation accruals.............         800         626
        Accounts receivable reserves...................       2,428       1,927
        Net operating loss and credit carryforwards....         465         204
        Other..........................................         111         168
                                                        ----------- -----------
      Total deferred income tax assets.................       3,804       2,925
                                                        ----------- -----------
      Deferred income tax assets....................... $     1,013 $     1,389
                                                        =========== ===========

                                TEAMCARE, INC.

  Differences between TeamCare's income tax expense and the amount calculated utilizing the federal statutory rate are as follows for the years ended December 31 (in thousands):

                                       1995           1994           1993
                                  -------------- -------------- --------------
                                  AMOUNT PERCENT AMOUNT PERCENT AMOUNT PERCENT
                                  ------ ------- ------ ------- ------ -------
Income tax at statutory rate..... $6,093  35.0%  $6,732  35.0%  $4,125  35.0%
State tax, net of federal bene-
 fit.............................    784   4.5      923   4.8      829   7.0
Merger costs.....................    --    --       --    --     1,600  13.6
Other............................    123   0.7       45   0.2       74   0.6
                                  ------  ----   ------  ----   ------  ----
                                  $7,000  40.2%  $7,700  40.0%  $6,628  56.2%
                                  ======  ====   ======  ====   ======  ====

  Management believes no valuation reserves are needed for deferred income tax assets and there has been no valuation allowance during the three-year period ended December 31, 1995. It is management's belief that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

9. SUBSEQUENT EVENTS

  Under the terms of an Assignment and Assumption Agreement (the "Agreement") between TeamCare and HPI Health Care Services, Inc. ("HPI") dated February 1, 1996, TeamCare agreed to provide pharmacy services to the State of New Jersey as a subcontractor under a contract that was awarded to HPI. Under the terms of the Agreement, TeamCare assumed all the contractual provisions of the HPI contract for the period February 1, 1996 through January 31, 1998. TeamCare has also been awarded an additional two year contract beginning February 1, 1998 with the State of New Jersey.

  On July 1, 1996, TeamCare acquired the operations of Emery Pharmacy, Inc., a provider of institutional pharmacy services in New York, for $5,200,000 in cash and an adjustable promissory note. The note is subject to revision based on inventory purchased, net revenues for the twelve month period following the closing date, and other matters.

  TeamCare is currently negotiating under a letter of intent with an institutional pharmacy provider in California for the purchase of its operations. The transaction will be accounted for under the purchase method of accounting.

  On September 3, 1996, GranCare, TeamCare's parent, announced it has reached a definitive agreement to merge TeamCare with Vitalink Pharmacy Services, Inc.

                                 TEAMCARE, INC.

                        CONDENSED COMBINED BALANCE SHEET

                                                          SEPTEMBER 30, 1996
                                                         ----------------------
                                                              (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash..................................................        $    868
  Accounts receivable, less allowance for doubtful ac-
   counts...............................................          47,099
  Inventories...........................................          15,573
  Prepaid expenses and other current assets.............           2,749
  Deferred income taxes.................................           3,338
                                                                --------
  Total current assets..................................          69,627
Property and equipment, net of accumulated deprecia-
 tion...................................................          13,444
Goodwill, net of accumulated amortization...............          75,621
Other intangibles, net of accumulated amortization......           1,930
Other assets............................................           3,711
                                                                --------
Total assets............................................        $164,333
                                                                ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.................        $ 19,921
  Accrued wages and related liabilities.................           4,362
  Interest payable......................................             261
  Notes payable and current maturities of long-term
   debt.................................................           1,669
                                                                --------
Total current liabilities...............................          26,213
Long-term debt..........................................          10,679
Deferred income taxes...................................           3,171
Due to parent...........................................          39,015
Other...................................................             530
SHAREHOLDER'S EQUITY:
  Common stock: $0.01 par value: 10,000 shares
   authorized, 100 shares issued and outstanding........             --
  Contributed capital...................................          46,379
  Retained earnings.....................................          38,346
                                                                --------
                                                                  84,725
                                                                --------
Total liabilities and shareholder's equity..............        $164,333
                                                                ========

                            See accompanying notes.

                                 TEAMCARE, INC.

                    CONDENSED COMBINED STATEMENTS OF INCOME

                                                NINE MONTHS ENDED SEPTEMBER 30,
                                                -------------------------------
                                                     1996            1995
                                                --------------- ---------------
                                                          (UNAUDITED)
                                                    (DOLLARS IN THOUSANDS)
Net revenues:
  Non-affiliates and their patients............ $       151,497 $       121,350
  Affiliates and their patients................          43,127          21,418
                                                --------------- ---------------
                                                        194,624         142,768
Cost of goods sold.............................          92,847          71,846
                                                --------------- ---------------
Gross profit...................................         101,777          70,922
Operating expenses
  Salary and related...........................          53,027          35,440
  Selling, general and administrative ex-
   penses......................................          22,655          19,262
                                                --------------- ---------------
  Total operating expenses.....................          75,682          54,702
Depreciation and amortization..................           4,980           3,365
Interest expense and financing charges.........             449             356
                                                --------------- ---------------
Income before income taxes.....................          20,666          12,499
Income taxes...................................           8,266           5,000
                                                --------------- ---------------
Net income..................................... $        12,400 $         7,499
                                                =============== ===============



                            See accompanying notes.

                                 TEAMCARE, INC.

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                            NINE MONTHS ENDED SEPTEMBER 30,
                                            ---------------------------------
                                                  1996             1995
                                            ----------------  ---------------
                                                      (UNAUDITED)
                                                 (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income................................. $         12,400  $         7,499
Adjustments to reconcile net income to net
 cash (used in) provided by operating
 activities:
  Provision for doubtful accounts..........            2,942            3,264
  Depreciation and amortization............            4,980            3,365
  (Gain) loss on sale of assets............             (350)             --
  Deferred income taxes....................              846              377
  Operating decrease in due to parent,
   net.....................................          (11,762)          (1,533)
  Changes in operating assets and liabili-
   ties net of effects of acquisitions:
    Accounts receivable....................          (12,300)          (6,939)
    Other current assets...................           (5,129)          (1,527)
    Accounts payable and accrued expenses..            8,783             (943)
    Interest payable.......................              197              (16)
    Other..................................             (932)          (2,027)
                                            ----------------  ---------------
Net cash (used in) provided by operating
 activities................................             (325)           1,520
INVESTING ACTIVITIES
Increase in due to parent--acquisition of
 businesses................................            4,452              --
Purchases of property and equipment........           (3,876)          (1,831)
Other......................................           (1,133)            (867)
                                            ----------------  ---------------
Net cash used in investing activities......             (557)          (2,698)
FINANCING ACTIVITIES
Payments of debt...........................           (1,090)          (1,564)
Proceeds from long-term debt borrowings....              --               244
                                            ----------------  ---------------
Net cash used in financing activities......           (1,090)          (1,320)
                                            ----------------  ---------------
Net decrease in cash.......................           (1,972)          (2,498)
Cash at beginning of year..................            2,840            2,884
                                            ----------------  ---------------
Cash at end of year........................ $            868  $           386
                                            ================  ===============


                            See accompanying notes.

                                TEAMCARE, INC.

               NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                  (UNAUDITED)

NOTE A--BASIS OF PRESENTATION

  The accompanying unaudited condensed combined financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the consolidated combined financial statements and the footnotes thereto for the year ended December 31, 1995 attached hereto. TeamCare, Inc. ("TeamCare") is a wholly-owned subsidiary of GranCare, Inc. ("GranCare"), a California corporation, which changed its name from CompuPharm, Inc. in April 1996. These combined financial statements include the institutional pharmacy business of GranCare, which is engaged primarily in the distribution of pharmaceuticals, related pharmacy management services and medical supplies to long-term care facilities in the United States. In addition, TeamCare includes a business primarily engaged in the development of computerized Clinical Management Information as prescribed by statutory requirements. Hereinafter, "TeamCare" refers to the GranCare institutional pharmacy and related businesses which are proposed to be merged with Vitalink Pharmacy Services, Inc. in accordance with an Agreement and Plan of Merger dated September 3, 1996. The combined financial statements reflect the elimination of all significant intercompany balances and transactions among the TeamCare entities. In July 1996, the Company completed the acquisition of Emery Pharmacy, Inc., an institutional pharmacy located in New York for $5.2 million. In September 1996, the Company completed the acquisition of RX Corporation, an institutional pharmacy located in southern California for $2.8 million.

NOTE B--CONTINGENT EARN-OUT PROVISION

  The purchase agreement with respect to the 1994 acquisition of Long Term Care Pharmaceutical Services Corporation I and Long Term Care Pharmaceutical Services Corporation III (collectively, "LTC") contains a contingent earn-out provision for the two-year period ended June 30, 1996. An additional $5.5 million could be paid to LTC provided certain operating results were obtained for this period. Management has completed its analysis of the amount payable under this provision and believes that the amount owing to LTC is $2.1 million, which amount has been disputed by LTC.

NOTE C--STATE OF NEW JERSEY CONTRACT

  Under the terms of an Assignment and Assumption Agreement (the "Agreement") between TeamCare and HPI Health Care Services, Inc. ("HPI") dated February 1, 1996, TeamCare agreed to provide pharmacy services to the State of New Jersey as a subcontractor under a contract (the "New Jersey Contract") that was awarded to HPI. Under the terms of the Agreement, TeamCare assumed all the contractual provisions of the HPI contract for the period February 1, 1996 through January 31, 1998. TeamCare has also been awarded an additional two year contract beginning February 1, 1998 with the State of New Jersey.

  In connection with this Agreement, TeamCare paid $4 million in cash for certain inventory and property and equipment. Under the terms of the Agreement, TeamCare may be obligated to make deferred conditional purchase price adjustments, not to exceed $400,000. TeamCare received $4.7 million from HPI in consideration of TeamCare's assumption of the New Jersey Contract as TeamCare will incur certain transition costs and costs to be incurred in managing operations and personnel during the remainder of the subcontract period. TeamCare has recognized $3.3 million of the $4.7 million as net revenues and a reduction in operating expenses for the nine month period ended September 30, 1996; unamortized deferred income of $1.4 million at September 30, 1996 is reported in accounts payable and accrued expenses in the accompanying balance sheet.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION DATED JANUARY 8, 1997

                               NEW GRANCARE, INC.

                                  COMMON STOCK
                           PAR VALUE $0.001 PER SHARE

  This Prospectus covers up to 24,000,000 shares of the common stock, par value $.001 per share ("New GranCare Common Stock), of New GranCare, Inc., a Delaware corporation ("New GranCare"). This Prospectus is being furnished to the shareholders of GranCare, Inc., a California corporation (the "Company"), the sole stockholder of New GranCare, in connection with the proposed distribution (the "Distribution") to the Company's shareholders of all the outstanding shares of New GranCare Common Stock, pursuant to the terms of an Amended and Restated Agreement and Plan of Distribution, dated as of September 3, 1996, by and between the Company and New GranCare (the "Distribution Agreement"). The Company is proposing to make the Distribution in connection with and as part of a proposed reorganization that also involves the merger of the Company (the "Merger") with and into Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"), immediately following the Distribution, pursuant to an Agreement and Plan of Merger by and between Vitalink and the Company dated September 3, 1996, as amended through the date hereof (the "Merger Agreement"), a copy of which is attached as Annex B to the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of the Company and Vitalink relating to the solicitation of proxies in order to obtain shareholder approval of the Distribution and Merger which accompanies this Prospectus. Immediately following the Merger, New GranCare will change its name to "GranCare, Inc." The Merger is conditioned upon the successful completion of the Distribution. The completion of both the Merger and the Distribution is subject to the approval of the shareholders of the Company.

  One share of New GranCare Common Stock will be distributed for each share of common stock of the Company (the "Distribution Ratio"), without par value ("Company Common Stock"), issued and outstanding on the date established by the Board of Directors of GranCare for determining shareholders of record entitled to receive New GranCare Common Stock in the Distribution (the "Distribution Record Date").

  At the time of the Distribution, New GranCare will own all of the Company's businesses and assets other than the Company's institutional pharmacy business (the "Institutional Pharmacy Business"), currently operated through the Company's TeamCare, Inc. subsidiary ("TeamCare"). The businesses to be owned and operated by New GranCare include the Company's skilled nursing facilities, home health and assisted living operations and contract management businesses (the "Skilled Nursing Business").

  No consideration will be paid by the Company's shareholders for the shares of New GranCare Common Stock to be received by them in the Distribution. There is currently no public trading market for the shares of New GranCare Common Stock. New GranCare intends to list the New GranCare Common Stock on the New York Stock Exchange, Inc. ("NYSE").

  The consummation of the Distribution is a condition to, among other things, the Company's and Vitalink's respective obligations to consummate the Merger.

  SHAREHOLDERS OF THE COMPANY AS OF THE DISTRIBUTION RECORD DATE SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS" ON PAGE 12 HEREOF.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

               The date of this Prospectus is        , 1997.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                         NEW GRANCARE, INC. PROSPECTUS

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY........................................................   5
RISK FACTORS..............................................................  12
BUSINESS..................................................................  17
  General.................................................................  17
  Long-Term Care Industry.................................................  17
  Business Strategy.......................................................  18
  Marketing and Development of Payor Sources..............................  22
  Competition.............................................................  22
  Regulation..............................................................  23
  Employee Training and Development.......................................  27
  Employees...............................................................  28
  Insurance...............................................................  28
  Legal Proceedings.......................................................  28
THE DISTRIBUTION..........................................................  30
  Reasons for the Distribution............................................  30
  Contribution of Skilled Nursing Business to New GranCare................  30
  Consummation of the Distribution; Treatment of Company Stock Options....  31
  Manner of Effecting the Distribution....................................  32
  Listing of New GranCare Common Stock; Restrictions on Resale............  33
  Interests of Certain Persons in the Distribution and Merger.............  33
  Treatment of Certain Indebtedness.......................................  35
  Expenses................................................................  38
  Conditions..............................................................  39
  Terms of the Distribution Agreement.....................................  39
  Terms of Employee Benefits Agreement....................................  41
  Terms of the Non-competition Agreement..................................  42
  Terms of Shareholders Agreement.........................................  42
  Terms of the Interim Services Agreement.................................  43
  Terms of the Pharmaceutical Supply Agreements...........................  43
  Terms of the Voting Agreement...........................................  44
  Terms of the Tax Allocation Agreement...................................  44
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................  46
  Consequences of the Distribution........................................  46
  Consequences of the Merger to the Company, Vitalink and the Company
   Shareholders...........................................................  46
  Possible Future Legislation.............................................  47
  Back-up Witholding Requirements.........................................  47

                         NEW GRANCARE, INC. PROSPECTUS

                                                                          PAGE
                                                                          ----
CAPITALIZATION...........................................................  48
DIVIDEND POLICY..........................................................  49
UNAUDITED PRO FORMA GRANCARE, INC. FINANCIAL STATEMENTS..................  49
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA..........................  55
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  57
  General................................................................  57
  Results of Operations..................................................  58
  Liquidity and Capital Resources........................................  62
  Impact of Inflation....................................................  66
PROPERTIES...............................................................  67
  Long-Term Health Care Facilities.......................................  67
  Contract Management....................................................  72
  Home Health............................................................  72
MANAGEMENT...............................................................  73
  Executive Officers and Directors.......................................  73
  Committees of the Board of Directors...................................  77
  Compensation of Directors..............................................  77
  Compensation of Executive Officers.....................................  79
  Stock Options..........................................................  85
  Long-Term Incentive Plans--Awards Since December 31, 1995..............  87
  Company Annual Incentive Plan..........................................  87
  Certain Relationships and Related Party Transactions...................  87
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.......  90
DESCRIPTION OF NEW GRANCARE CAPITAL STOCK................................  93
  New GranCare Common Stock..............................................  93
  Preferred Stock........................................................  93
  The Charters and Bylaws of the Company and New GranCare................  93
  Significant Differences Between the Corporation Laws of California and
   Delaware..............................................................  94
  Application of the General Corporation Law of California to Delaware
   Corporations.......................................................... 100
SHARES ELIGIBLE FOR FUTURE SALES......................................... 101
AVAILABLE INFORMATION.................................................... 101
LEGAL MATTERS............................................................ 102
EXPERTS.................................................................. 102
INDEX TO FINANCIAL STATEMENTS............................................ F-1

                               PROSPECTUS SUMMARY

  This Prospectus is furnished to shareholders of the Company together with the Proxy Statement/Prospectus. The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and the Proxy Statement/Prospectus. Except where otherwise indicated, the description of New GranCare and its businesses contained herein assumes the completion of the Distribution and the Merger.

                                  NEW GRANCARE

  New GranCare is currently a wholly-owned subsidiary of the Company incorporated under the laws of the State of Delaware. In order to effect the Distribution, all of the assets and businesses of the Company, other than those used primarily in the conduct of its Institutional Pharmacy Business, will be contributed to New GranCare prior to the Distribution. The mailing address of the Company's principal executive offices is One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346, and the telephone number at such address is (770) 393-0199. Following the Distribution, New GranCare's principal executive offices and phone number will be the same as indicated above. In addition, immediately following the Distribution and the Merger, New GranCare will change its name to "GranCare, Inc.".

                                THE TRANSACTIONS

  The Company has entered into the Merger Agreement whereby, upon the terms and subject to the conditions set forth therein, the Company will be merged with and into Vitalink, with Vitalink as the surviving corporation. As a condition to and in order to facilitate the Merger, the Company has agreed to effect the Distribution, pursuant to which all of the outstanding shares of New GranCare Common Stock will be distributed to the Company's shareholders on the basis of one share of New GranCare Common Stock for each share of Company Common Stock held by a shareholder as of the Distribution Record Date. The Distribution is intended to be tax-free to the Company's shareholders for federal income tax purposes. See "Certain Federal Income Tax Consequences."

  Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time") each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock that are owned by Vitalink or any wholly-owned subsidiary of Vitalink, which will be cancelled) shall be converted into the right to receive 0.478 (the "Exchange Ratio") of a share of common stock, par value $0.01 per share, of Vitalink (the "Vitalink Common Stock") as described under "Description of the Transactions--Merger Terms" in the Proxy Statement/Prospectus. In addition, as a consequence of the Merger, Vitalink's consolidated indebtedness will increase by approximately $108.0 million (prior to an offsetting compensatory payment by the Company) due to the assumption or funding of the discharge of the obligations of the Company in respect of the $100.0 million principal amount of 9 3/8% Senior Subordinated Notes due 2005 (the "9 3/8% Notes") issued by the Company. In order to obtain a third party consent of Health and Retirement Properties Trust ("HRPT"), a creditor and landlord the Company, required in connection with the Distribution and Merger, Vitalink will pay a consent fee of $10.0 million, which will be promptly reimbursed by New GranCare following the consummation of the Distribution and Merger. Vitalink will also enter into a limited guaranty of certain obligations of New GranCare to HRPT. To support Vitalink's limited guaranty of New GranCare's obligations, New GranCare will provide an irrevocable letter of credit in the amount of $15.0 million payable to Vitalink in the event Vitalink makes any payments under the limited guaranty. See "The Distribution--Treatment of Certain Indebtedness."

  As a consequence of the Distribution and in accordance with the terms of the Agreement Respecting Employee Benefit Matters by and between the Company and New GranCare (the "Employee Benefits

Agreement"), each holder of an option to purchase shares of Company Common Stock (the "Company Options") will receive an option (the "New GranCare Options") to purchase a number of shares of New GranCare Common Stock as is equal to the number of shares of Company Common Stock subject to Company Options held by such holder as of the Distribution Record Date. The exercise price of all Company Options will be allocated between the New GranCare Options issued in respect of such Company Options and the existing Company Options pursuant to a formula. As a result of the application of such formula, subsequent to the Distribution approximately 61.568% of the exercise price of each Company Option will be allocated to, and shall become, the exercise price of each existing Company Option (the "Adjusted Company Options") and 38.432% of the exercise price of each Company Option will be allocated to each New GranCare option. The terms and conditions of the New GranCare Options will be the same as the terms of the Company Options prior to the Distribution. As a result of the Merger, Vitalink will assume all of the Adjusted Company Options. Each Adjusted Company Option will be exercisable upon the same terms and conditions as under the applicable Company plan and the applicable option agreement issued thereunder, except that (i) each such option shall be exercisable for that number of shares of Vitalink Common Stock as is equal to the number of shares of Company Common Stock that would have been acquired upon exercise of such option as of the Effective Time of the Merger multiplied by the Exchange Ratio. As a result of the Merger, the exercise price of each Adjusted Company Option will be further adjusted by dividing such exercise price by the Exchange Ratio. See "The Distribution--Consummation of the Distribution; Treatment of Company Stock Options."

  The terms of the Company Options provide that upon the occurrence of certain events (a "Change of Control"), all unvested Company Options shall vest and become fully and immediately exercisable. The Merger constitutes a Change of Control for purposes of the Company Options. Furthermore, the consummation of the Merger will not constitute a termination of employment and holders of Adjusted Company Options will continue to be able to exercise such options following the completion of the Merger even if such holder is not an employee of Vitalink. As a result of the foregoing, approximately 2,355,250 shares of New GranCare Common Stock will be issuable upon the exercise of New GranCare Options and 1,125,809 shares of Vitalink Common Stock will be issuable upon the exercise of Adjusted Company Options following the completion of the Distribution and the Merger.

  Pursuant to the Distribution Agreement, prior to the Distribution the Company will transfer or cause to be transferred to New GranCare all of the Company's assets and liabilities relating to the Skilled Nursing Business other than (i) the capital stock of the Pharmacy Subsidiaries (as defined in the Distribution Agreement), (ii) the assets and liabilities used or arising primarily in connection with the conduct of the Institutional Pharmacy Business and (iii) the payment obligations in respect of the Company's 9 3/8% Notes. In addition, pursuant to the Distribution Agreement, the Company and its subsidiaries other than the Pharmacy Subsidiaries, on the one hand, and the Pharmacy Subsidiaries, on the other hand, will net out all intercompany accounts and the expected net balance due from the Pharmacy Subsidiaries to the Company and the Company's subsidiaries will be contributed by the Company or the appropriate subsidiary of the Company to which such amount (or portion thereof) is owing, to the appropriate Pharmacy Subsidiary as additional capital.

  In accordance with the terms of the Distribution Agreement and the Tax Allocation and Indemnification Agreement (the "Tax Allocation Agreement") by and among the Company, New GranCare and certain subsidiaries of the Company, the Company and New GranCare have agreed to indemnify one another after the Distribution Date (as defined in the Distribution Agreement) with respect to certain losses, damages, claims and liabilities arising from their respective businesses or as a consequence of the occurrence of certain events following the Distribution Date that result in the proposed transactions not being accorded tax-free treatment. See "The Distribution--Terms of the Tax Allocation Agreement."

  The foregoing is a brief summary of certain terms of the Distribution and the Merger. A more complete description of the Merger and the Merger Agreement may be found in the Proxy Statement/Prospectus under "The Merger Agreement." The Distribution and the Distribution Agreement are more fully described herein under "The Distribution." The Merger Agreement and the Distribution Agreement are attached as Annexes B and C to the Proxy Statement/Prospectus, respectively. Copies of the Tax Allocation Agreement and the Employee Benefits Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

                                THE DISTRIBUTION

Distributing Corporation..........  The Company.
Distributed Corporation...........  New GranCare, which, by the Distribution
                                    Date, will hold all of the assets of, and
                                    will have assumed all of the liabilities
                                    associated with, the Skilled Nursing
                                    Business.
Distribution Ratio................  One share of New GranCare Common Stock for each share of Company Common Stock owned as
                                    of the Distribution Record Date. See "The
                                    Distribution--Manner of Effecting the
                                    Distribution;" and "--Terms of the
                                    Distribution Agreement."
Federal Income Tax Consequences...  It is the opinion of Powell, Goldstein,
                                    Frazer & Murphy LLP (the "Tax Opinion"),
                                    that the Distribution will qualify as a
                                    tax-free reorganization pursuant to Section
                                    355 of the Internal Revenue Code of 1986,
                                    as amended (the "Code"), the Merger will
                                    qualify as a tax-free reorganization within
                                    the meaning of Section 368(a) of the Code
                                    and that no gain or loss will be recognized
                                    by shareholders of the Company in
                                    connection with their receipt of New
                                    GranCare Common Stock and Vitalink Common
                                    Stock in the Distribution and the Merger,
                                    respectively, except with respect to cash
                                    received in lieu of fractional shares of
                                    Vitalink Common Stock. See "Certain Federal
                                    Income Tax Consequences."
Trading Market and Symbol.........  There is currently no public market for New
                                    GranCare Common Stock. New GranCare intends
                                    to apply for the listing of New GranCare
                                    Common Stock on the NYSE under the Trading
                                    Symbol "GC".
Indemnification Obligations After
 the Distribution and Merger......  The Company and New GranCare (and Vitalink
                                    as the successor to the Company following
                                    the Merger) have agreed to indemnify each
                                    other after the Distribution with respect
                                    to certain losses, damages, claims and
                                    liabilities arising primarily from their
                                    respective businesses, including certain
                                    tax liabilities. See "Risk Factors--
                                    Relationship with Vitalink" and "The
                                    Distribution--Terms of the Distribution
                                    Agreement" and "--Terms of the Tax
                                    Allocation Agreement."
Relationship With Vitalink After
 the Distribution and the Merger..  As of the Effective Time of the Merger, New
                                    GranCare, Vitalink and Manor Care, Inc., a
                                    Delaware corporation ("Manor Care") and the
                                    beneficial owner of approximately 82.3% of
                                    the issued and outstanding shares of
                                    Vitalink Common Stock prior to the

                                    Effective Time of the Merger, will enter into a Non-competition Agreement (the "Non-competition Agreement") pursuant to which
                                    New GranCare and Manor Care will agree not to engage in the institutional pharmacy business for a period of three years and Vitalink will agree not to engage in the skilled nursing business for a similar period of time. See "The Distribution--
                                    Terms of the Non-competition Agreement."
                                    Following the Merger, Manor Care will own approximately 45% of the issued and outstanding Vitalink Common Stock. In addition, as a consequence of the Merger, Vitalink will succeed to the various pharmaceutical supply agreements between
                                    TeamCare and substantially all of New
                                    GranCare's skilled nursing and other
                                    facilities. New GranCare has agreed that for so long as Vitalink's limited guaranty of certain obligations of New GranCare to HRPT is in effect, New GranCare will not terminate any such agreements. As a result, New GranCare anticipates that these pharmaceutical supply agreements may extend through December 31, 2010, depending on certain circumstances. See "The
                                    Distribution--Terms of the Pharmaceutical
                                    Supply Agreements" and "--Treatment of
                                    Certain Indebtedness--HRPT Obligations."

Distribution Record Date..........  It is expected that the Distribution Record
                                    Date will be immediately prior to the
                                    Effective Time of the Merger.

Distribution Agent, Transfer Agent
 and Registrar....................  American Stock Transfer & Trust Company.

Risk Factors......................  Shareholders should carefully evaluate certain considerations in evaluating the
                                    securities offered hereby, including New
                                    GranCare's debt and lease obligations, the
                                    uncertainty associated with health care
                                    reform and government regulations, the risk
                                    associated with reimbursement by third
                                    party payers, New GranCare dependence on
                                    acquisitions for growth, competition in the
                                    skilled nursing business and the absence of
                                    a prior trading market in New GranCare
                                    Common Stock. See "Risk Factors."

                        NEW GRANCARE STOCK OPTION PLANS

  New GranCare will have various employee benefit plans pursuant to which shares or options to purchase shares of New GranCare Common Stock will be issued or issuable to or for the benefit of employees, former employees and directors. It is expected that a total of 2,355,250 shares will be reserved and issued under the Replacement Stock Option Plan (the "Replacement Plan") pursuant to which current holders of Company Options will be granted New GranCare Options in connection with the Distribution. See "The Distribution -- Consummation of the Distribution; Treatment of Company Stock Options." In addition, New GranCare has adopted, and the Company as its sole shareholder has approved, the 1996 Stock Incentive Plan (the "New GranCare Plan") pursuant to which New GranCare will be able to make stock incentive awards to its officers, directors and key employees on a going forward basis. See "Management-- Compensation of Executive Officers--1996 Stock Incentive Plan." New GranCare has reserved 1,500,000 shares of New GranCare Common Stock for issuance under the New GranCare Plan. The New GranCare Plan will be submitted for the approval of the stockholders of New GranCare in connection with the Proxy/Statement Prospectus. Approximately 500,000 shares are expected to be used for options granted to officers and key employees shortly after the date of the Distribution. New GranCare has also reserved up to 200,000 shares to cover stock options to be granted to non-employee directors under a separate plan (the "Directors Plan"), of which approximately 90,000 shares are expected to be used for options granted to non-employee directors shortly after the date of the Distribution. See "Management--Compensation of Directors--Directors Plan."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
         (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL AMOUNTS)

  The following summary historical consolidated financial data of the Company has been derived from the historical financial statements and should be read in conjunction with such financial statements and notes thereto, which are included elsewhere herein. The Company data for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements which are also included elsewhere herein. The pro forma adjusted data gives retroactive effect to the Merger and reflects the recapitalization/ reorganization of the Company, the contribution to TeamCare's capital of the Company's receivable from TeamCare, and the redemption or assumption of certain indebtedness. The pro forma adjusted financial operating information gives effect to the Merger as if the transaction had occurred on January 1, 1995. The pro forma adjusted balance sheet data gives retroactive effect to the Merger as if it had occurred on September 30, 1996. The pro forma adjusted data should be read in conjunction with the pro forma balance sheet, pro forma statements of income, and notes thereto included elsewhere herein.

                                                                      NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                         -------------------------------------------- -----------------
                         1991(4)  1992(5)  1993(5)  1994(5)  1995(5)  1995(5)  1996(5)
                         -------- -------- -------- -------- -------- -------- --------
STATEMENT OF OPERATIONS
 DATA:
 Net revenues........... $290,958 $434,638 $611,689 $717,471 $816,462 $604,569 $745,653
 Depreciation and
  amortization..........    5,064    6,922   12,349   16,440   21,611   14,785   19,400
 Interest expense and
  financing charges.....    7,256    7,908   19,601   21,481   27,054   19,557   26,228
 Income from continuing
  operations:
  Before income taxes
   and extraordinary
   charge...............   12,297   25,507   26,178   37,814   35,329   23,571   38,971
  Before extraordinary
   charge(1)............    8,347   16,806   16,089   24,290   20,564   13,274   24,162
 Net income............. $ 11,275 $ 16,806 $ 14,804 $ 24,290 $ 20,564 $ 13,274 $ 24,162
                         ======== ======== ======== ======== ======== ======== ========
 Pro forma net
  income(1)............. $  9,994 $ 15,350 $ 14,019 $    N/A $    N/A $    N/A $    N/A
                         ======== ======== ======== ======== ======== ======== ========

                         PRO FORMA, AS ADJUSTED      PRO FORMA, AS ADJUSTED
                         YEAR ENDED DECEMBER 31, NINE MONTHS ENDED SEPTEMBER 30,
                               1995 (2)(3)                 1996 (2)(3)
                         ----------------------- -------------------------------
STATEMENT OF OPERATIONS
 DATA:
 Net revenues...........        $639,780                    $577,165
 Depreciation and
  amortization..........          16,906                      14,420
 Interest...............          19,275                      20,104
 Income from continuing
  operations before
  income taxes..........          25,203                      23,980
 Net income.............          14,525                      15,167
 Earnings per share.....            0.61                        0.63

                                                          PRO FORMA, AS ADJUSTED
                                                          SEPTEMBER 30, 1996 (2)
                                                          ----------------------
BALANCE SHEET DATA:
 Cash and cash equivalents...............................        $ 34,882
 Working capital.........................................         135,446
 Total assets............................................         584,988
 Long-term debt, including current portion...............         298,148
 Shareholders' equity....................................         137,945

                                            (Footnotes appear on following page)

(Footnotes from the previous page)
--------
(1) Prior to June 30, 1993, the Evergreen predecessor entity consisted of two partnerships and, accordingly, Evergreen was not subject to federal or state income taxes. For informational purposes, the pro forma net income for the years 1991 through 1993 includes a pro forma provision for income taxes as if Evergreen had been a taxable corporation for these periods. Such pro forma calculations were based on the income tax laws and rates in effect during those periods, and FASB Statement No. 109.
(2) Adjusted to reflect the redemption or assumption of the Company's Convertible Debentures (defined hereafter) and 9 3/8% Notes as if such amounts were redeemed or assumed as of January 1, 1995 for income statement data and as of September 30, 1996 for balance sheet data.
(3) Does not reflect Merger related costs estimated at $30.0 million which are expected to be recognized by the Company in the results of operations for the fourth quarter of 1996.
(4) The ARA Living Centers--Pacific, Inc. ("ARA") acquisition occurred on September 27, 1991 and, therefore, (i) the operating results of the ARA facilities are included in the historical operating results of the Company for the fourth quarter of 1991 and (ii) the assets and liabilities of the ARA facilities, as adjusted for related financing transactions, are included in the balance sheet of the Company as of December 31, 1991.
(5) All acquisitions which occurred in 1992, 1993, 1994, 1995 and 1996 except for the CompuPharm, Inc. ("CompuPharm") acquisition and the merger with Evergreen (defined below), are reflected from the date of each acquisition in the historical operating results of the Company and the assets and liabilities relating to these acquisitions are included in the balance sheets of the Company since that time. All years presented includes CompuPharm and Evergreen which were combined with the Company in pooling-of-interests transactions.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating New GranCare before making any decisions with respect to the New GranCare Common Stock to be received in the Distribution.

SIGNIFICANT DEBT AND LEASE OBLIGATIONS

  New GranCare will have substantial indebtedness in relation to its stockholder's equity. It is expected that immediately following the Distribution and the Merger, New GranCare will have total consolidated long-term indebtedness of approximately $300.3 million (net of current maturities), accounting for 69.3% of its total capitalization. New GranCare will also have significant lease obligations with respect to the facilities operated pursuant to long-term non capitalized or operating leases. During the 12 months following the Distribution and the Merger, New GranCare's rent and property expenses are expected to be approximately $43.0 million and $9.8 million, respectively. New GranCare's leverage, rent and property expenses could have important consequences to holders of the New GranCare Common Stock, including the following: (i) New GranCare's ability to obtain financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of New GranCare's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and rent and property expenses, thereby reducing the funds available to New GranCare for its operations; (iii) certain of New GranCare's borrowings are expected to bear variable rates of interest, which may expose New GranCare to increases in interest rates; and (iv) certain of New GranCare's indebtedness is expected to contain financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets and imposing minimum net worth requirements. Although the Company's cash flows from its operations have been sufficient to meet its debt service obligations and rent and property expenses in the past, and although the Pro Forma Financial Information indicates that New GranCare's cash flows from operations should be sufficient to meet such obligations going forward, there can be no assurance that New GranCare's operating results will be sufficient to make payments with respect to New GranCare's indebtedness and other expenses in the future. See "Unaudited Pro Forma GranCare, Inc. Financial Statements" and "The Distribution--Treatment of Certain Indebtedness."

UNCERTAINTY ASSOCIATED WITH HEALTH CARE REFORM.

  In addition to extensive government health care regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals may have on New GranCare's future business. Aspects of certain of these health care proposals such as cutbacks in Medicare and Medicaid programs, containment of health care costs on an interim basis by means that could include a short-term freeze on rates paid to health care providers, and permitting greater flexibility to the states in the administration of Medicaid could adversely affect New GranCare. See "-- Reimbursement by Third-Party Payors." There can be no assurance that currently proposed or future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have an adverse effect on New GranCare. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in health care and related industries, including the Company, and may similarly affect the price of the New GranCare Common Stock in the future. See "Business--Regulation."

RISK INVOLVED WITH REIMBURSEMENT BY THIRD PARTY PAYORS.

  For the year ended December 31, 1995, the Company derived approximately 44.7% and 30.2%, of its net patient revenues from Medicare and Medicaid, respectively, and New GranCare expects to derive a significant portion of its revenue from such federal and state reimbursement programs. There can be no assurance that New GranCare will achieve or improve this payor revenue mix. Both governmental and private payor sources have instituted cost containment measures designed to limit payments made to long-term care providers, and there can be no assurance that future measures will not adversely affect both the timing and amount of reimbursement to

New GranCare. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which could materially decrease the rates paid to New GranCare for its future services or the services for which New GranCare is able to seek reimbursement. There have been, and New GranCare expects that under the current and future presidential administrations there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for long-term health care services. New GranCare cannot predict at this time whether any of these proposals will be adopted or, if adopted and implemented, what effect such proposals would have on New GranCare. There can be no assurance that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, particularly with respect to individual, state-administered Medicaid programs, which generally provide lower reimbursement rates than does the Medicare program. In addition, there can be no assurance that the facilities to be operated by New GranCare and the services and supplies to be provided by New GranCare will meet or continue to meet the requirements for participation in such programs.

  Federal law requires state Medicaid programs to reimburse nursing facilities for the costs that are incurred by efficiently and economically operated providers in order to meet quality and safety standards. Nursing facilities may seek to enforce this requirement in the state or federal courts. Nevertheless, there can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities or that litigation to prevent such reductions will be successful. As a result, there can be no assurance that states in which New GranCare will operate will continue to meet their Medicaid obligations on a timely basis. Any failure by such states to meet their Medicaid obligations on a timely basis could have a material adverse effect on New GranCare.

  In addition, several states are considering various health care reforms, including reforms through Medicaid managed care demonstration projects. Several states in which the Company operates and in which New GranCare will operate have applied for, or received, approval from the U.S. Department of Health and Human Services for waivers from certain Medicaid requirements which are generally required for managed care projects. Although these demonstration projects generally exempt institutional care, including long-term care facilities, no assurance can be given that these waiver projects ultimately will not change the reimbursement system for long-term care from fee-for-service to managed care negotiated or capitated rates. It is not possible to predict which reforms of the health care system will be adopted and the effect, if any, the reforms will have on New GranCare's business.

RISKS RELATED TO GROWTH STRATEGY.

  New GranCare's growth strategy is to acquire long-term health care facilities and related businesses in its existing markets and in other targeted geographic areas in which regulatory and reimbursement policies are favorable and where opportunities exist to improve operational efficiencies. Due to possible rapid growth through acquisitions, New GranCare may be subject to the uncertainties and risks associated with any expanding business such as the continuing need of capital to fund acquisitions, the need to successfully integrate the operations of acquired businesses in order to realize economies of scale, the need to obtain synergies from the disparate operations and the need to hire and incentivize competent, growth-oriented management. New GranCare's expected growth may place significant demands on New GranCare's financial resources and management. Most facilities to be operated by New GranCare were acquired in groups, some of which have not met their expected strategic or performance objectives.

GOVERNMENT REGULATION.

  The federal government and all states in which New GranCare will operate regulate various aspects of the Skilled Nursing Business to be operated by New GranCare. In particular, the operation of long-term care facilities and the provision of specialty medical services are subject to federal, state and local laws relating to the adequacy of medical care, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental and other laws. The facilities to be operated by New GranCare are subject to periodic inspection by governmental and other regulatory authorities to assure continued compliance with various standards and to provide for their continued licensing under state law and certification under the

Medicare and Medicaid programs. In the past, from time to time such facilities have received statements of deficiencies from regulatory agencies. Should New GranCare receive such statements of deficiency in the future, New GranCare expects to implement plans of correction with respect to any such statement to address any alleged deficiencies. While New GranCare will endeavor to comply with federal, state and local regulatory requirements for the maintenance and operation of its facilities, there can be no assurance that all facilities will always be operated in full compliance. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect New GranCare's operations.

  New GranCare will also be subject to federal and state laws that govern financial and other arrangements between health care providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the anti-kickback provisions of the federal Medicare and Medicaid Patients and Program Protection Act of 1987. These provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. In addition, many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. These laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies. Additionally, federal enactments that expand the list of health care services subject to existing federal referral prohibitions became effective on January 1, 1995. See "Business--Regulation."

GEOGRAPHIC PAYOR CONCENTRATION.

  A significant portion of New GranCare's total operating revenues are expected to be derived from operations in California, Michigan and Wisconsin and, in particular, from the California, Michigan and Wisconsin Medicaid programs. Additionally, a significant portion of New GranCare's total revenues will be attributable to New GranCare's operations in Indiana and Illinois. The table below presents historical total operating revenues derived from the Company's business in California, Illinois, Indiana, Michigan and Wisconsin as a percentage of net patient revenues for the nine-month period ended September 30, 1996.

                                                              PRIVATE PAY
                                            MEDICAID MEDICARE  AND OTHER  TOTAL
                                            -------- -------- ----------- -----
      California...........................   6.9%     12.1%      5.6%    24.6%
      Illinois.............................   2.8%      1.5%      1.7%     6.0%
      Indiana..............................   4.6%      3.3%      1.8%     9.7%
      Michigan.............................   3.8%      6.9%      2.3%    13.0%
      Wisconsin............................   5.9%      4.1%      2.5%    12.5%

  Although New GranCare expects that geographic concentration will provide operational advantages and efficiencies, the business prospects of New GranCare will be significantly affected by general economic factors affecting the California, Illinois, Indiana, Michigan and Wisconsin health care industries and by the laws and regulatory environment in these states, including Medicaid reimbursement rates. Medicaid reimbursement programs are administered at the state level but subject to requirements imposed by the federal government. Medicare is a federal program and reimbursement by private pay and other payors is subject to market and/or negotiated rates.

COMPETITION.

  The long-term care industry is highly competitive. New GranCare will compete with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a limited extent, price. New GranCare will also compete with other providers in the acquisition and development of additional facilities. New GranCare's long-term care competitors will include national, regional and local operators of long-term care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies, and similar institutions, many of which have significantly greater financial and other resources than New GranCare. In addition, New GranCare will compete with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to New GranCare. There can be no assurance that New GranCare will not encounter increased competition which could adversely affect its business, results of operations or financial condition.

ABSENCE OF PRIOR TRADING MARKET.

  There is no existing trading market for the New GranCare Common Stock to be received by the Company's shareholders in the Distribution and there can be no assurance as to the establishment of an active trading market. New GranCare expects to list its common stock on the NYSE. New GranCare's management expects that approximately 23,401,992 shares of New GranCare Common Stock will be outstanding after the Distribution. New GranCare Common Stock may experience volatility following the Distribution until trading values become established. As a result, it could be difficult to make purchases or sales of New GranCare Common Stock in the market at any particular time. There can be no assurance either as to the price at which New GranCare Common Stock will trade following the consummation of the Distribution and the Merger or whether such price will be significantly below the book value per share of New GranCare Common Stock.

CERTAIN INDEMNIFICATION OBLIGATIONS.

  Pursuant to the Distribution Agreement and Tax Allocation Agreement, New GranCare has agreed to indemnify Vitalink with respect to certain losses, damages, claims and liabilities which may arise from the consummation of the transactions described herein, the conduct of the Skilled Nursing Business prior to the Distribution Date and certain tax liabilities. Pursuant to the Tax Allocation Agreement, New GranCare has agreed, upon the occurrence of certain circumstances (all of which are under New GranCare's control), to indemnify Vitalink from any losses in the event the proposed transactions are not accorded tax-free treatment. See "The Distribution--Terms of the Tax Allocation Agreement."

CERTAIN LEASE TERMS.

  Eighteen of the facilities which New GranCare expects to operate in Indiana and West Virginia are currently leased from an outside group of affiliated entities. These leases are scheduled to expire in 1999, but negotiations are currently under way with the lessors to extend the lease term for all 18 facilities. Unless concluded prior to the Distribution, New GranCare intends to continue these negotiations. The leases for 14 of these facilities grant the lessors the right, upon termination thereof, to purchase certain operating assets which will be owned by New GranCare, at a price equal to the book value of such assets. New GranCare does not anticipate that the lessors will exercise this purchase right because Medicaid reimbursement available to those facilities would be markedly reduced in the event of any such purchase. Although New GranCare believes that the current leases will be extended or new leases for such properties will be negotiated, in either case, upon acceptable terms, there can be no assurance that either the Company or New GranCare will be able to do so or that the lessors will not exercise their purchase rights.

RELATIONSHIP WITH VITALINK.

  Following the Distribution and Merger, New GranCare will be prohibited from competing with Vitalink in the institutional pharmacy business for a period of three years. See "The Distribution--Terms of the Non-competition Agreement." In the past, a significant portion of the Company's net income has been derived from the Institutional Pharmacy Business. In 1995, the Company derived approximately 51% of its net income from the Institutional Pharmacy Business. The Non-competition Agreement will therefore restrict New GranCare's ability to pursue a line of business that has historically contributed a significant portion of the Company's net income.

  Upon completion of the Merger, Vitalink will succeed to all of the Company's existing pharmaceutical supply agreements with substantially all of the Company's facilities, which facilities will be operated by New GranCare after the Merger. These agreements are for five year terms. However, New GranCare has agreed that for so long as Vitalink's limited guaranty of certain obligations of New GranCare to HRPT is in effect, New

GranCare will not terminate any of such pharmaceutical supply agreements. Accordingly, it is anticipated that such pharmaceutical supply agreements may extend through December 31, 2010, the date when all present New GranCare obligations to HRPT will be satisfied, subject to certain conditions. Gene E. Burleson, Chairman of New GranCare, will become Chief Executive Officer of Vitalink upon consummation of the Merger. Mr. Burleson and three other directors of New GranCare will become directors of Vitalink upon the consummation of the Merger. See "The Distribution--Terms of the Pharmaceutical Supply Agreements" and "Management--Certain Relationships and Related Party Transactions."

                                   BUSINESS

GENERAL

  The Company is, and New GranCare expects to be, a leading provider of comprehensive post-acute health care services, primarily skilled nursing care, subacute and medically complex care, long-term acute hospital care, inpatient/outpatient therapy, hospital contract management, assisted living, hospice, home health care and adult day care. At present, New GranCare expects to provide these services through 140 long-term care facilities (136 skilled nursing facilities and four assisted living facilities), and twelve agencies currently operated by the Company's home health division (home health, hospice and private duty, each in the States of California, Indiana, Michigan and Wisconsin). The Company continues to evaluate certain long-term care facilities which are underperforming or do not fit within the Company's or New GranCare's long-term strategic plans. All or a portion of these facilities may be divested in the future. In addition, New GranCare will, through the contract management business to be assumed by it, manage approximately 145 medical programs in acute care hospitals. In selected markets, the Company has sought and New GranCare will continue to seek to operate these businesses as an interrelated network of services to provide a continuum of cost-effective, post-acute care. New GranCare's vision is to become the preeminent health care provider in select markets by offering a full continuum of care to address the needs of patients from the time of their discharge from acute care hospitals until their recovery.

  New GranCare's anticipated focus on the post-acute level of health care, like the approach historically taken by the Company, will respond to general demographic trends and health care cost containment initiatives of third-party payors. As the number of people over the age of 65 continues to grow significantly faster than the overall population, and advances in medicine and technology continue to increase life expectancies, New GranCare anticipates that the need for long-term care facilities and related services will continue to increase. Additionally, the growing emphasis on cost containment measures in the health care industry has caused third-party payors to seek lower cost alternatives to hospital-based care. The subacute care and other post-acute services to be provided by New GranCare respond to cost containment initiatives of third-party payors by providing a lower cost alternative for patients who continue to require a high level of medical and nursing care, but whose medical condition permits discharge from the traditional acute care hospital setting. Based on the Company's experience, New GranCare believes the long-term care facilities that it plans to operate will have lower capital and operating costs than acute care hospitals. New GranCare believes that it will be able to offer complex subacute medical services to these patients generally at a lower cost than acute care hospitals.

  New GranCare's strategy will be to: (i) develop "cluster markets," comprised of a significant concentration of skilled nursing and subacute beds and/or the provision of diverse subacute services in selected markets, (ii) provide a continuum of post-acute care comprised of medical and rehabilitative treatments in a variety of alternative sites, (iii) establish collaborative relationships with acute care hospitals and physicians in order to increase referrals and provide a basis for the provision of higher margin services,
(iv) continue to shift to a higher acuity and higher quality mix patient population, (v) grow through new construction of assisted living and skilled nursing facilities in select clusters, and (vi) continue to grow through selective acquisitions and (vii) expand specialty medical services, including rehabilitation, respiratory, psychiatric, home health, hospice and adult day care. Of particular importance to New GranCare's future growth will be (i) New GranCare's ability to improve margins at existing facilities through portfolio management, accelerated reserve enhancement through aggressive expansion of the range of specialty medical services and programs offered by New GranCare and the rollout of new systems and best operating practices, (ii) selective acquisitions in targeted cluster markets and (iii) the de novo construction of assisted living and skilled nursing facilities and acute care programs in targeted cluster markets.

LONG-TERM CARE INDUSTRY

  The demand for long-term health care is increasing because acute care hospitals are driven by third-party payor cost containment initiatives to discharge patients at earlier stages of recovery and because an increasing number of patients have ailments that require extended recovery periods. This is due not only to general demographic trends in the United States but also to advances in medical technology. New technologies are increasing the life expectancy of a growing number of patients who require a high degree of care traditionally not available outside of acute care hospitals. As life expectancies increase, the likelihood of contracting diseases or ailments involving a protracted period of medical care and recovery increases. As a result, individuals over the age of 65, particularly those over 85, are the primary recipients of long-term post-acute care. Although demand is increasing, industry data indicate that the total supply of licensed skilled nursing beds available in the United States, currently approximately 1.7 million, is growing substantially slower than the overall population. Also, the addition of new beds in long-term care facilities is presently restricted by regulation in many states, most of which require entities that desire to enter the local long-term care market to apply for and obtain Certificates of Need ("CON") or other approvals. The application and approval process for a CON generally involves approval by a state regulatory agency of the construction, acquisition or closure of a long-term care facility, the addition or reduction of beds at a facility, or the addition of services provided by a facility. The significant construction costs and start-up expenses in some markets may further limit the number of new beds. Market share data reflect that the industry is fragmented, with the 30 largest operators accounting for approximately 25% of the total beds available.

  According to the U.S. Bureau of the Census, approximately 1.4% of the people 65-74 years of age received care in long-term care facilities in 1990; this percentage increased to 6% for people 75-84 years of age and to 25% for those 85 years of age and over. In addition, according to the U.S. Bureau of the Census, the number of individuals over age 75 was approximately 11 million (4.62% of the total population in the U.S.), in 1993. Additional increases are expected in this segment of the population by the year 2000. Although there is limited growth projected for the population of individuals over 65 years of age between 1990 and 2000, a significant increase in the proportion of people over age 85 is anticipated. The segment of the population over 85 years of age, which comprises the largest percentage of residents at long-term care facilities (53%), is the fastest-growing segment of the population, projected to increase by more than 26%, from approximately 3.4 million, or 1.3% of the total population in the U.S., in 1993, to more than 4.3 million, or 1.6% of the total population, in the year 2000. By 2050, it is anticipated that the nursing home population of those 85 years of age and older will be triple its 1990 level.

  These demographic changes, coupled with increasing cost containment initiatives by governmental and managed care payors have changed medical practices, resulting in an increasing proportion of complex medical care being delivered outside the acute care hospital setting. The health care industry has responded by developing a range of post-acute care services, including skilled nursing care and home health therapy to provide care following a patient's hospital-based acute care treatment. The complex medical care and intensive nursing care provided to patients with higher acuity disorders are categorized as subacute care. This level of care is appropriately delivered in a skilled nursing environment where New GranCare believes clinical outcomes compare favorably to those achieved in acute care settings and where the cost structure is significantly lower. New GranCare believes that subacute care provided in a skilled nursing facility is often less expensive than hospital-based care. Skilled nursing facilities are significantly less capital intensive and do not require the specialized equipment used in acute care hospitals. Labor costs are also lower than hospitals', which typically have a higher physician to nursing staff ratio and significantly more administrative personnel, including nursing staff not fully dedicated to providing care. As a result of the ability of subacute care providers to achieve successful outcomes at a significantly lower cost than acute care hospitals are generally able to provide, hospital discharge planners, physicians and managed care and insurance company case managers are referring an increasing number of patients to long-term care facilities.

BUSINESS STRATEGY

  New GranCare's principal objective will be to continue developing a continuum of post-acute health care services in order to address market demands created by ongoing changes in the health care delivery system, changes in patient demographics, and pressures to contain the cost of delivering care. In order to take advantage of the growth of the post-acute health care market, New GranCare's strategy is to:

  . Develop Cluster Markets. The Company has sought and New GranCare will continue to seek to establish a significant presence in regional markets by establishing clusters of skilled nursing facilities and related specialty medical businesses that together form a continuum of care. Each cluster will be developed where relationships with key acute care hospitals and physicians provide a strong referral base and where other favorable market characteristics exist. New GranCare will evaluate the needs within each cluster and address these demands by developing specialized programs in facilities most capable of serving a particular market need. New GranCare believes, and the Company's experience indicates, that local expertise coupled with a critical mass of facilities will allow New GranCare to negotiate more effectively with large contract payors (including managed care organizations), achieve operating efficiencies, and gain access to critical referral sources. Once a cluster market is developed with one or more services, additional services can be introduced to further expand the continuum of care. New GranCare intends to expand the eight cluster markets developed by the Company located in Arizona, Colorado, Northern and Southern California, Illinois, Wisconsin, Michigan, and South Carolina. New GranCare will also operate concentrations of facilities in Indiana, Iowa and Mississippi that will form the base for the expansion of services in these areas.

  . Provide a Continuum of Care. New GranCare's services will focus on the needs of patients with medically complex conditions who do not require acute care hospitalization. To serve these patients' needs fully, New GranCare will aim to offer a full continuum of care whereby New GranCare will provide medical and rehabilitative treatments in a variety of alternative sites. These settings include skilled nursing and assisted living facilities, subacute care and other specialty care units operated in conjunction with acute care hospitals and home health. As patients progress through stages of recovery, they may be served by different elements of the continuum. Medical services provided include physical, occupational, speech, respiratory and psychological therapies; pharmaceutical treatments; and laboratory and radiology services. The primary benefit of offering a full continuum of care is to provide patients and payor sources with the most appropriate level of care in the most cost-effective setting.

  . Establish Collaborative Relationships. The Company has placed and New GranCare will continue to place strategic emphasis on establishing referral relationships with acute care hospitals and physicians. Based on the Company's experience, New GranCare expects that a substantial portion of its patients will be admitted upon discharge from acute care hospitals. As part of its effort to strengthen the relationships established with acute care hospitals by the Company, New GranCare expects to continue a variety of collaborative programs originally established by the Company. The most extensive of these programs are contract management relationships whereby New GranCare will operate a subacute medical unit in under-utilized space within an acute care hospital. In this manner, New GranCare expects to work with, rather than compete with, key referral sources. As such, New GranCare expects that this contract business will strengthen its relationship with a given hospital, while allowing the hospital or its physicians to place a patient in a lower cost environment and expanding New GranCare's revenue base. The acquisition of Cornerstone Health Management Company ("Cornerstone"), significantly increased the Company's presence in this area and is expected to benefit New GranCare through the acquisition of over 100 contracts to manage subacute, geriatric, psychiatric and primary care programs for acute care hospitals in 17 states. Cornerstone is a company that specializes in implementing and managing subacute and other specialized medical programs.

  . Improve Payor Mix. By expanding its subacute and home health care services, New GranCare intends to shift its payor mix away from state-reimbursed Medicaid programs toward a higher quality mix consisting of Medicare, managed care and private-pay business. Generally, the profitability of caring for private-pay and Medicare patients is higher than that of Medicaid. Historically, the Company has been successful in increasing the quality of its payor mix (Medicare, private, and other pay) as a percent of total revenues from 48% in 1994 to 55% in 1995. New GranCare believes that opportunities still exist to continue to improve the quality of the Company's current payor mix.

  . Grow through New Construction. In 1995 the Company expanded its capital improvements program to include the development of newly constructed facilities. With over $82.6 million in capital improvements since 1991, the Company gained significant experience in facility development. In

     September 1996 the Company opened SouthPointe HealthCare Center, its first newly constructed facility in Milwaukee, Wisconsin. Several other projects are under various stages of review. The Company and New GranCare believe that an aggressive program to build new skilled nursing and assisted living facilities as well as new programs such as long term acute care wings in its existing facilities in selective cluster markets will have a significant positive impact on New GranCare's operations. New skilled nursing and assisted living facilities generally experience a higher occupancy rate than older facilities and receive a greater percentage of revenue from private pay sources. Additionally, the Company and New GranCare believe that having a significant number of new skilled nursing and assisted living facilities has the intangible benefit of bettering the overall reputation of a company.

  . Grow through Acquisitions. New GranCare intends to pursue a strategy of growth through selected acquisitions in order to accelerate the achievement of its objectives. During 1995, the Company completed two significant transactions--the acquisition of Cornerstone and the merger with Evergreen Healthcare, Inc. ("Evergreen"). New GranCare intends to continue pursuing acquisitions in order to further develop its continuum of care in existing markets and expand into new markets where demographics, economic conditions, and regulatory and reimbursement policies are considered favorable.

  . Expand Specialty Medical Services. New GranCare intends to continue to increase the specialty medical services currently provided by the Company so as to further expand the continuum of care. The existing specialty medical services currently provided by the Company include providing home health care, laboratory, radiology, subacute care, pharmacy and other specialized services. The Company is, and New GranCare will continue, expanding subacute services by developing innovative programs with managed care providers, acute care hospitals and physician groups, which may include sharing the costs and benefits of providing subacute services. New GranCare believes that providing a higher level of care through the expansion of its specialty medical services should improve New GranCare's payor mix, expand its customer base and generate increased operating margins for its skilled nursing divisions. While the Merger will have the effect of lowering New GranCare's percentage of revenue derived from specialty medical services from the level achieved by the Company in the past, New GranCare believes that significant opportunities will exist to expand the percentage of its revenue derived from specialty medical services other than pharmacy. See "The Distribution--Terms of Non-competition Agreement."

 Skilled Nursing Services and Subacute Care

  As of January 1, 1997, the Company operates 140 long-term care facilities, including 136 skilled nursing and four assisted living facilities, with 17,597 licensed beds in 15 states, all of which are currently operated by the Company. The Company continues to evaluate certain long-term care facilities which are underperforming or do not fit within the Company's or New GranCare's long-term strategic plans. All or a portion of these facilities may be divested in the future. All of the long-term care facilities to be operated by New GranCare are certified as "skilled nursing facilities" by appropriate regulatory agencies, other than the four assisted living facilities, which are located in states that do not require such certification. The facilities to be operated by New GranCare focus on the care of medically dependent patients with multiple medical or behavioral problems requiring continuing special care and treatment. Skilled nursing care is rendered in such facilities 24 hours a day by registered, licensed practical or vocational nurses and nurses' aides administering prescribed medical services. Patients in the facilities to be operated by New GranCare also receive assistance in matters such as bathing, dressing, medication and diet. All patients in such facilities receive routine care which includes basic nursing care, room and board, housekeeping and laundry services and dispensing of medication. These basic services are a platform for the delivery of more intensive medical rehabilitative and subacute care. New GranCare expects to provide physical, occupational, speech, respiratory and psychological therapy services in each of its long-term care facilities, a majority of which will be outsourced. The Company currently provides the aforementioned services on a similar basis. The four assisted living facilities to be operated by New GranCare provide furnished rooms and suites designed for individuals who are either able to live independently within a sheltered community or who require minimal nursing attention. The ADL services (assistance with activities of daily life) currently provided by the Company in the assisted living facilities include protective oversight, food, shelter, bathing, dressing, eating, transportation, toiletry and related services that enhance the quality of a resident's life. New GranCare intends to continue providing these services.

  The Company has implemented and New GranCare will continue certain specialty medical programs in all of its skilled nursing facilities certified to provide care to Medicare patients (including more extensive subacute programs) in order to provide additional services and accelerate growth and profitability. New GranCare also expects to operate 34 specialized units with 710 beds located in certain long-term care facilities, currently being operated by the Company, which provide higher acuity, subacute and other care to medically complex patients. These units presently include transitional rehabilitation programs and specialized units for cancer, HIV and wound care patients, as well as Alzheimer's care, subacute rehabilitation and hospice care. These specialized units will compete with acute care and rehabilitation hospitals which New GranCare believes typically charge rates that are often twice the rates historically charged by the Company for comparable services. New GranCare intends to expand its capabilities in this area through collaborative efforts with acute care specialists. After giving effect to the Distribution and Merger, it is anticipated that New GranCare's skilled nursing facilities, on a pro forma basis, accounted for 86.7% of its net revenues for the 6 months ended June 30, 1996.

 Contract Management

  Through the acquisition of Cornerstone by the Company in April 1995, New GranCare will benefit from a contract management business that specializes in the implementation and management of geriatric specialty programs for acute care hospitals. The Company's contract management business which will be assumed by New GranCare includes approximately 145 programs in acute care hospitals located in 20 states (with an additional approximately 10 contracts pending) as of January 1, 1997. Programs managed on behalf of acute care hospitals include subacute skilled nursing, geriatric mental health, specialty acute hospitals and geriatric primary care networks and other ancillary programs. Cornerstone is generally responsible for managing the clinical and operational aspects, including quality control, of the programs it administers. Cornerstone receives a monthly management fee, typically based on the number of beds it manages under a contract. Program design and implementation is handled by a team of clinical, financial and reimbursement experts employed by Cornerstone. Following implementation, Cornerstone provides a program administrator who is supported by a centralized staff of experts, who are employed by Cornerstone, with care being provided primarily by employees of the hospital. The number of experts provided by Cornerstone depends on the type of program being administered, with routine subacute skilled nursing generally requiring only a Cornerstone program administrator who oversees the hospitals' employees, and geriatric mental health generally requiring a Cornerstone program administrator as well as up to seven Cornerstone experts who administer care.

 Other Services

  The home health care operation to be assumed by New GranCare was established by the Company in 1992 to provide skilled nursing services, rehabilitation therapy and home health aides. This operation is comprised of home health care agencies located in California, Indiana, Michigan and Wisconsin encompassing twelve agencies (home health, hospice and private duty in each of the aforementioned states). Services include intermittent visits, hourly care, infusion therapy and a specialty program for terminally ill patients. New GranCare believes that following the Distribution and Merger, it will be well positioned to expand these existing home health services as well as adult day care operations in current and additional markets. The Company acquired one home health care agency and one hospice in Michigan and one home health agency in Indiana during 1996 and New GranCare intends to evaluate opportunities in other states where it will have operations.

  The Company is developing and New GranCare intends to continue developing a variety of laboratory services at several facilities, including pathology and gastrointestinal analysis. New GranCare will operate a wholly-owned subsidiary that will provide such services in South Carolina. It will also have an equity ownership interest in an X-ray provider which serves certain of the facilities to be operated by it in Michigan. Further, New GranCare will provide a variety of therapy services to patients at its facilities and to outpatients at certain of its facilities. These services (which are currently being provided by the Company) include physical, occupational, speech, respiratory and psychological therapies.

MARKETING AND DEVELOPMENT OF PAYOR SOURCES

  New GranCare's marketing strategy is to establish and maintain cooperative relationships and networks with physicians, acute care hospitals and other health care providers, with an emphasis on specialists who treat ailments involving long-term care and rehabilitation. These referral networks will form a strong basis for increasing occupancy levels at skilled nursing facilities to be operated by New GranCare for improving the payor mix of such facilities. New GranCare intends to continue the incentive program created by the Company which motivates facility administrators to spend time in the community developing relationships in order to increase awareness of facilities and services to be offered by New GranCare. New GranCare will employ promotional literature focusing on its philosophy of care, service capabilities, quality of employees and family assistance programs to support local marketing efforts.

  Most of the facilities to be operated by New GranCare are currently operated as part of a marketing cluster by the Company. The marketing program of each cluster will be tailored to the health care needs, referral sources and demographic and economic characteristics of the local market in which the cluster is located. Each facility administrator will be expected to contribute to the development of a detailed strategic plan and specific operating goals for each cluster. Local managers of Cornerstone and home health operations to be operated by New GranCare also will be expected to participate in the strategic planning and marketing process to coordinate New GranCare's efforts across the continuum of post-acute care. Moreover, each of the regional service centers will be expected to coordinate the activities of the clusters within the region, as well as manage key relationships with managed care providers and promote New GranCare's expertise in rehabilitation and subacute services. New GranCare's therapy providers will also be expected to promote the capabilities of its facilities within their local market area, in addition to promoting their individual therapy services.

  New GranCare also plans to take advantage of other opportunities for increased profitability, including joint ventures with health care providers such as health maintenance organizations ("HMOs"). The Company is establishing relationships with managed care providers which it believes will increase its subacute care business, which are anticipated to benefit New GranCare. The cluster market approach is expected to give New GranCare the enhanced ability to serve large providers of managed care within its targeted markets. Typically, patients referred by managed care providers (including HMOs and preferred provider organizations) generate significantly higher revenues per patient day. New GranCare's ability to provide subacute and specialty medical services at a lower cost than acute care hospitals will be a competitive advantage in becoming the provider of choice for these managed care providers. Following the Distribution and Merger, New GranCare expects to derive an increasing proportion of its business from managed care and similar sources.

COMPETITION

  New GranCare will be one of the largest publicly traded nursing home companies in the country in terms of the number of beds owned, managed or leased. The long-term care facilities to be operated by New GranCare compete in fifteen states on a local and regional basis with other long-term health care providers. Some competing operators have greater financial resources than New GranCare will have following the Distribution and Merger and some are non-profit or charitable organizations. The management of New GranCare, based on its experience with the Company, expects that significant competitive factors will include the quality and spectrum of care and services provided, the reputation of the medical personnel employed, the physical appearance of the facilities and, in the case of private-pay patients, the level of charges for services. The management of New GranCare also believes that New GranCare's facilities will compete on a local and regional basis, rather than on a national basis. As a result, New GranCare will seek to meet competition in each locality or region, as the case may be, by improving the quality and type of services provided in and the appearance of its facilities, by establishing a reputation within the local medical communities for providing quality care, and by responding appropriately to regional variations in demographics and preferences. Each facility to be operated by New GranCare will have a Medical Director who will assess patient needs, coordinate care plans, and, as a member of the local medical community will be familiar with local health care concerns. Historically, regulations such as building code requirements and CON requirements have often deterred the construction of long-term care facilities. Recently, one state in which the Company operates, Indiana, has eased its CON requirements to allow construction based on a standard other than "need," which may result in increased competition in the long-term care market. There is no price competition with respect to Medicare and Medicaid patients since revenues for services administered to such patients are based on strictly controlled fixed rates and cost reimbursement principles.

  Cornerstone is one of the nation's premier contract providers of specialty healthcare services for the elderly. This division, which will be operated by New GranCare, will manage approximately 145 programs (with approximately 10 additional contracts pending) with acute care hospitals in 20 states. Cornerstone develops, manages and operates specialty geriatric programs which include subacute skilled care, mental health, senior health centers, rural health clinics and ancillary services. In addition, Cornerstone operates four long-term acute care hospitals through lease or management arrangements. Cornerstone is generally recognized as the only "full service" geriatric provider within the industry. Although the Company and New GranCare are not aware of any companies that compete with Cornerstone on a national basis or which offer the same array of services provided by Cornerstone, other contract management companies may compete with Cornerstone in some markets along discrete product lines.

  Home health currently has a market presence and operations in four states. The competition among home health organizations is intense and is based on quality and breadth of service and price. Competitors vary from large national chains to regional and local agencies as well as hospital-based organizations. New program development in infusion therapy with Vitalink and adult day care will offer integrated services not currently being provided by New GranCare's competitors in these states.

REGULATION

  Licensing. All of the long-term care facilities and home health agencies to be operated by New GranCare are required to be licensed on an annual basis by state health care agencies and are subject to extensive federal, state, and local regulatory and inspection requirements. License and certification standards vary from jurisdiction to jurisdiction and undergo periodic revision. These requirements relate to, among other things, the quality of the professional care provided, the qualification of administrative personnel and professional or licensed staff, the adequacy of the facility and its equipment, and continuing compliance with laws and regulations relating to the operation of the facilities. The failure to obtain, renew or maintain any of the required regulatory approvals or licenses could adversely affect expansion of New GranCare's business and could prevent the location involved from offering services to patients. The Company believes it is currently in substantial compliance with licensing requirements; however, there can be no assurance that New GranCare will be able to maintain such licenses for its facilities or that New GranCare will not be required to expend significant funds in order to meet such requirements.

  Medicare and Medicaid. New GranCare expects to derive a significant portion of its revenues from federal and state reimbursement programs. Substantially all of the skilled nursing facilities and home health agencies to be operated by New GranCare are certified to receive benefits under Medicare and under joint federal and state funded programs administered by the various states to provide health care assistance to low income individuals, generally known as "Medicaid." These programs are highly regulated and subject to periodic change.

  Medicare utilizes a cost-based reimbursement system for nursing facilities and home health agencies which, subject to limits fixed for the particular geographic area, reimburse nursing facilities and home health agencies for reasonable direct and indirect allowable costs incurred in providing "routine services" (as defined by the program) as well as capital costs and ancillary costs. The Company is filing Routine Cost Limit Exception appeals for the facilities which exceed the limits and fit the criteria as exception candidates. New GranCare may benefit from exceptions to the routine cost limits. Allowed costs include nursing, administrative and general, dietary, housekeeping, laundry, social services, activities, central supply, maintenance and plant operations as well as ancillary and capital costs.

  For federal fiscal years 1994 and 1995, the Omnibus Budget Reconciliation Act of 1993 ("OBRA '93") froze the routine cost limits for nursing facilities and the per visit limits on reasonable costs imposed on home health agencies. In addition, OBRA '93 imposed new restrictions on the amount of relief which can be realized through the Routine Cost Limit Exception appeal process. For fiscal 1996, the 1993 imposed freeze on routine cost limits was lifted. In addition, the inflation indexes were adjusted which lowered the routine cost limits for 1996 and prior years.

  Medicaid programs currently exist in all of the states in which the Company has and New GranCare will have health care facilities. While these programs differ in certain respects from state to state, they are all subject to requirements imposed by the federal government, which provides approximately 50% of the funds available under these programs. California provides reimbursement for skilled nursing services at a flat daily rate, as determined by the responsible state agency. In all other states in which New GranCare expects to operate, payments are based upon specific cost reimbursement formulas established by that state, which formulas are generally based on historical costs with adjustments for inflation.

  For the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 the Company derived approximately 24.7%, 30.2% and 38.6%, respectively, of its net patient revenues from Medicare and approximately 51.6%, 44.7% and 38.6% of its net patient revenues from Medicaid, and New GranCare expects to derive a significant portion of its revenue from such federal and state reimbursement programs. Both governmental and private-payor sources have instituted cost containment measures designed to limit payments made to long-term health care providers, and there can be no assurance that future measures will not adversely affect reimbursements to New GranCare. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which could materially decrease the service covered or the rates paid to New GranCare for its services. There has been, and New GranCare expects that under the current and future presidential administrations there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for long-term care services and other services to be provided by New GranCare. Proposals to reduce the growth in Medicare and Medicaid expenditures are under active consideration in the current session of Congress. New GranCare cannot predict at this time whether any of these proposals will be adopted or, if adopted and implemented, what effect such proposals would have on New GranCare. There can be no assurance that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, particularly with respect to the Medicaid programs, which generally provide lower reimbursement rates than the Medicare program. In addition, there can be no assurance that facilities to be operated by, and the services and supplies to be provided by, New GranCare will meet or continue to meet the requirements for participation in such programs.

  Although federal regulations do not recognize state budget deficiencies as a legitimate ground to curtail funding of their Medicaid cost reimbursement programs, states have nevertheless curtailed such funding in the past. No assurance can be given that states will not do so in the future or that the future funding of Medicaid programs will remain at levels comparable to present levels. Federal law currently recognizes that Medicaid and Medicare reimbursement rates for nursing facilities must be reasonable and adequate to meet the costs that must be incurred by efficiently operated facilities in order to provide care and services in conformity with applicable laws, regulations and quality and safety standards. However, legislative proposals in Congress which have been endorsed by the National Governors' Association would eliminate that protection. Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings and interpretations, determinations by reimbursement intermediaries, and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to long-term care facilities expected to be operated by New GranCare. In addition, there can be no assurance that facilities owned, leased or managed by New GranCare, now or in the future, will initially meet or continue to meet the requirements for participation in such programs.

  New GranCare believes that the facilities to be operated by it are in substantial compliance with the various Medicare and Medicaid regulatory requirements currently applicable to them, including the requirements of the Omnibus Budget Reconciliation Act of 1987 ("OBRA"). In the ordinary course of its business, however, the Company has received and New GranCare may receive notices of deficiencies for failure to comply with various regulatory requirements. New GranCare will review such notices and take appropriate corrective action. Historically, in most cases, the Company and the reviewing agency have been able to agree upon the steps to be taken to bring a facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take a number of actions against a facility. Effective October 1, 1990, OBRA increased the enforcement powers of state and federal certification agencies. Additional sanctions have been authorized to correct noncompliance with regulatory requirements, including fines, temporary suspension of admission of new patients to the facility, decertification from participation in the Medicare or Medicaid programs and, in extreme circumstances, revocation of a facility's license. In certain circumstances, conviction of abusive or fraudulent behavior with respect to one facility may subject other facilities under common control or ownership to disqualification from participation in Medicare and Medicaid programs. In the past, notices of deficiencies and citations have not had a material adverse effect on the Company.

  The Department of Health and Human Services ("DHS") has released new survey and certification regulations under OBRA, which went into effect July 1, 1995. These new regulations make significant changes in the process of surveying skilled nursing facilities under Medicare and Medicaid and for certifying these facilities to meet federal requirements for participation in the Medicare and Medicaid programs and impose a graduated system of penalties to match the severity of violations of laws passed by Congress and DHS which implement health, safety and quality standards for residents of long-term care facilities. These new regulations also set forth a number of alternative remedies, in addition to those set forth above, which may be imposed by surveying agencies on facilities that do not comply with the federal requirements (instead of, or in addition to, termination of such facilities' participation in Medicare and Medicaid) and specify remedies for state survey agencies that do not meet surveying requirements. These regulations have not had a material adverse effect on the Company's operations and New GranCare does not believe that they will have a material adverse effect on New GranCare's operations.

  Certificate of Need. Of the states in which New GranCare expects to operate skilled nursing facilities, Tennessee, Mississippi, West Virginia, Iowa, Ohio, Michigan, Wisconsin, South Carolina, and Georgia have a CON statute. In states that have such statutes, approval by the appropriate state health regulatory agencies must be obtained and a CON or similar authorization issued prior to certain changes in the management of a long-term care facility, the addition of new beds or services or the making of certain capital expenditures. To the extent CON approvals are required for expansion of New GranCare's operations, such expansion may be delayed or otherwise affected. Furthermore, certain states, including Mississippi, Ohio, West Virginia, and Wisconsin, have now or in the past imposed moratoriums on the development of new nursing facility beds. Some states require separate approval to obtain Medicare and Medicaid reimbursement for facility costs. Some states also require approval of capital expenditures under Section 1122 of the Social Security Act and provide Medicare and Medicaid reimbursements of capital costs (depreciation, interest and lease expense) for approved capital expenditures only.

  Referral Restrictions. New GranCare will also be subject to federal and state laws which govern financial and other arrangements between health care providers. These laws often prohibit certain direct and indirect payments or fee splitting arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the anti-kickback provisions of the federal Medicare and Medicaid Patients and Program Protection Act of 1987. These provisions prohibit, among other things, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. In addition, some states restrict certain business relationships between physicians and pharmacies, and many states prohibit business corporations from providing, or holding themselves out as a provider of, Medicaid care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs as well as civil and criminal penalties. These laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies. Additionally, OBRA '93 contains provisions that expand the list of health care services subject to existing federal referral prohibitions. This expanded referral ban became effective on January 1, 1995.

  OBRA '93 also contains referral restrictions related to physician ownership interests, and restricts referrals by a physician to an entity with which he has a "compensation arrangement," which is broadly defined to include any arrangement involving "remuneration." However, there are a number of exceptions for certain type of compensation arrangements, including exceptions for personal service arrangements, space and equipment leases, employment relationships, certain prepaid health plans, isolated transactions and certain other payment arrangements that are consistent with the fair market value, so long as these arrangements meet certain specific criteria. With respect to physician ownership interests, an exception exists for ownership of investment securities that may be purchased on terms generally available to the public and that are listed on a national exchange (including the NYSE) or any regional exchange, provided that the corporation issuing such investment securities has at the end of its most recent fiscal year, or on average for its previous three fiscal years, shareholders' equity exceeding $75.0 million. New GranCare anticipates that the New GranCare Common Stock will be traded on the NYSE and that its shareholders' equity will exceed the minimum shareholders' equity. Although it is possible that certain arrangements between New GranCare and physicians will be affected by these referral restrictions, New GranCare does not believe that the restrictions will have a material adverse effect on revenues.

  The Medicare program reimburses skilled nursing facility services, pharmacy services and home health services based on reasonable costs of care, subject to certain limitations. In determining allowable costs, the Medicare program will not recognize as allowable the charge made for services provided to the skilled nursing facility or home health agency by an entity that is related through substantial ownership or substantial control, unless it qualifies for an exception. Instead, Medicare will recognize as allowable only the supplier's cost of (rather than its charge for) supplying the service.

  Contract Management Regulation. Contract managers of geriatric mental health centers, subacute care units, specialty acute hospitals and senior health centers are not typically subject to direct regulation, although New GranCare may be held responsible for violation of certain federal and state laws, such as the referral restrictions described above. Further, the facilities to be managed by New GranCare are subject to regulation. Management contracts with these facilities may hold New GranCare accountable in certain instances to a facility which is cited for non-compliance with regulatory requirements. Further, there can be no assurance that the facilities to be managed by New GranCare will not be subject to statutory or regulatory changes which might adversely impact these facilities and, indirectly, New GranCare's contract management business.

  Home Health Regulation. Home health agencies must be certified by HCFA to receive reimbursement for services and supplies from Medicare and Medicaid. As a condition of participation in the Medicare and Medicaid home health care program, HCFA requires compliance with certain standards with respect to personnel, services and supervision; the preparation of annual budgets, cost reports, and quarterly cost and visit analyses; and the establishment of a professional advisory group that includes at least one practicing physician, one registered nurse and other representatives from related disciplines or consumer groups. Home health agencies are surveyed for compliance with these requirements at least once every 15 months. Failure to comply may result in termination of the agency's Medicare and Medicaid provider agreements. In 1989, Congress directed the Department of Health and Human Services ("DHS") to develop and implement a range of intermediate, or alternative, sanctions for home health agencies. DHS published proposed rules to implement this authority in 1991; however, these rules have not been finalized and thus have not taken effect. The proposed sanctions would include civil monetary penalties, temporary management, suspension of payment for new admissions, and other sanctions.

  Health Care Reform. While neither the present administration's health care reform proposals nor alternative health care reform proposals introduced by certain members of Congress were adopted in 1995, the Health Insurance Portability and Accountability Act of 1996 (the "Accountability Act") was passed by Congress and signed into law by President Clinton on August 21, 1996 and will generally take effect July 1, 1997. While the Accountability Act contains provisions regarding health insurance or health plans, such as portability and limitations on pre-existing condition exclusions, guaranteed availability and renewability, it also contains several anti-fraud measures that significantly change health care fraud and abuse provisions. Some of those provisions include (i) creation of an anti-fraud and abuse trust fund and coordination of fraud and abuse efforts by federal, state and local authorities, (ii) extension of the criminal anti-kickback statute to all federal health programs, (iii) expansion of and increase in the amount of civil monetary penalties and establishment of a knowledge standard for individuals or entities potentially subject to civil monetary penalties, and
(iv) revisions to current sanctions for fraud and abuse, including mandatory and permissive exclusion from participation in the Medicare or Medicaid programs. Additionally, the Accountability Act provides mechanisms for further guidance to health care providers on health care fraud and abuse issues in the form of additional safe harbors or modifications to existing safe harbors, fraud alerts and the issuance of advisory opinions by DHS. New GranCare does not believe that the Accountability Act will have a material adverse effect on New GranCare's operations.

  Health care reform remains an issue for health care providers. Many states are currently evaluating various proposals to restructure the health care delivery system within their jurisdictions. It is uncertain at this time what legislation on health care reform will ultimately be implemented or whether other changes in the administration or interpretation of governmental health care programs will occur. New GranCare anticipates that federal and state legislatures will continue to review and assess various health care reform proposals and alternative health care systems and payment methodologies. New GranCare is unable to predict the ultimate impact of any federal or state restructuring of the health care system, but such changes could have a material adverse impact on the operations, financial condition and prospects of New GranCare.

EMPLOYEE TRAINING AND DEVELOPMENT

  As a policy matter, New GranCare believes that nursing and professional staff retention and development will be a critical factor in the success of New GranCare. Accordingly, New GranCare's compensation program will provide ongoing performance evaluations and salary reviews. Additionally, New GranCare will provide financial incentives to its employees to encourage facility staff motivation and productivity and to reduce turnover rates. New GranCare believes that wage rates for professional nursing staff currently being used by the Company are commensurate with market rates. New GranCare also intends to provide employee benefit programs that New GranCare believes, as a package, will exceed industry standards. In the past, the Company has not experienced any significant difficulty in attracting or retaining qualified personnel, and New GranCare does not anticipate any difficulty in this regard in the future.

  In addition, New GranCare intends to continue the ongoing informal training and education programs currently provided by the Company for its nursing staff, both professional and non-professional, as well as its non-nursing staff, both professional and non-professional. With respect to education and training programs conducted by entities other than New GranCare, New GranCare expects to provide tuition reimbursement to all levels of staff to encourage continual learning in all aspects of facility operations.

  Examples of training, development and education programs offered by the Company, and which will be offered by New GranCare to its management employees include the following: (i) communication skills, (ii) supervisory skills,
(iii) conflict-resolution skills, (iv) diversity training, (v) performance management skills, and (vi) hiring skills.

  The Company has been offering certification programs to its nursing assistants for a considerable period of time. This three-week program, conducted on site at the Company's facilities consists of two weeks of classroom work and one week of clinical preparation. Upon completion, graduates are generally hired into one of the Company's facilities located near the facility where the certification course was offered. The program also will be continued by New GranCare.

EMPLOYEES

  As of January 1, 1997, the Company had approximately 16,000 full-time and part-time employees, with 300 full-time employees at its corporate and regional offices. Following the Distribution and Merger, New GranCare will have approximately 13,800 full-time and part-time employees, with 250 full-time employees at its corporate and regional offices. New GranCare estimates that approximately 20% of these employees will be physicians, nurses and professional staff. In addition, New GranCare will have collective bargaining agreements with unions representing employees at 21 facilities. Currently, the Company is negotiating two collective bargaining contracts involving facilities in two states. New GranCare cannot predict the effect continued union representation or organizational activities will have on New GranCare's future activities. However, the Company has never experienced any material work stoppages and New GranCare believes that its relations with its employees and the SEIU will continue to be good.

INSURANCE

  The Company maintains, and New GranCare will continue to maintain, on behalf of itself and its subsidiaries, annual Blanket Property Damange/Business Interruption insurance in the amount of $750.0 million and annual General/Professional Liability insurance in the amount of $100.0 million, both of which policies are on an occurrence form. New GranCare will also require that physicians practicing at its long-term care facilities carry medical malpractice insurance to cover their individual practice. New GranCare expects to maintain a captive insurance company for the purposes of paying worker's compensation claims as well as reinsurance contracts to minimize its insurance exposure.

LEGAL PROCEEDINGS

  From time to time, the Company has been a party to various legal proceedings in the ordinary course of its business. In the opinion of New GranCare, except as described below, there are currently no proceedings which, individually or in the aggregate, after taking into account the insurance coverage maintained by the Company (and to be maintained by New GranCare) would have a material adverse effect on New GranCare's financial position or results of operations.

  On September 9, 1996, a shareholder of the Company filed a civil complaint in the Superior Court of the State of California, County of Los Angeles:
Howard Gunty Profit Sharing v. Gene E. Burleson, Charles M. Blalack, Antoinette Hubenette, Joel S. Kanter, Ronald G. Kenny, Robert L. Parker, William G. Petty, Jr., Edward V. Regan, Gary U. Rolle and GranCare, Inc., Case No. DC156996. This complaint alleges, generally, that the defendants have breached their fiduciary duties owed to the Company's shareholders by failing to take all reasonable steps necessary to ensure that the Company's shareholders receive maximum value for their shares of Company Common Stock in connection with the proposed Distribution and Merger. The complaint further alleges that the directors of the Company acted in concert as part of a scheme to deprive the plaintiffs unfairly of their investment in the Company and to unjustly enrich themselves. The plaintiffs are seeking (i) an injunction prohibiting the consummation of the proposed Distribution and Merger or
(ii) alternatively, if the proposed Distribution and Merger are consummated, to have such transactions rescinded and set aside and an order requiring the defendants to account to the plaintiff for all profits realized as a result of the proposed Distribution and Merger. In addition, the plaintiffs are seeking unspecified compensatory damages, costs and to have the complaint certified as a class action. The Company intends to vigorously defend this lawsuit.

  On December 19, 1996, a Conditional Agreement and Stipulation of Settlement (the "Settlement Agreement") was reached in the above referenced litigation. Completion of the settlement is subject to notice to the proposed class and a hearing, as outlined below, and final consideration by the court, among other conditions and considerations.

  Class counsel and counsel for the defendants intend to seek Final Approval (as defined in the Settlement Agreement) of the proposed settlement and dismissal of the claims that have been or could have been asserted in the litigation by plaintiff and the Settlement Class (as defined below).

  Plaintiff's counsel investigated the facts and circumstances underlying the issues raised in the Complaint and researched the law applicable thereto. The investigation by plaintiff's counsel has included a review and analysis of the Company's public disclosures, an analysis of its financial statements, a review of other non-public information and a review of the draft Proxy Statement/Prospectus submitted to the Securities and Exchange Commission in anticipation of the Distribution and Merger. Plaintiff's counsel submitted suggestions regarding the disclosure pertaining to the proposed Distribution and Merger which have been considered in the context of the overall disclosure contained in the Proxy Statement/Prospectus. As a result of comments received from plaintiff's counsel and the Securities and Exchange Commission, a number of disclosure enhancements have been made regarding the proposed Distribution and Merger and related transactions. The Company and the plaintiff believe that these disclosure enhancements will aid the shareholders in their understanding and consideration of the proposed Distribution and Merger and related transactions.

  The Defendants have vigorously denied all liability and allegations of wrongdoing, and the settlement is not to be construed for any purpose as an inference or admission of liability or wrongdoing by them. The plaintiffs and defendants have concluded that it is desirable to settle the action to avoid the further expense, burden and uncertainty of this litigation, and to put to rest all controversies which were or could have been asserted in connection with any of the matters set forth in the Complaint.

  In connection with the settlement the class shall be defined as set forth below (the "Settlement Class"):

    All persons and entities who owned at any time one or more shares of Company Common Stock, from and including September 2, 1996 through and including December 19, 1996, excluding the following: the defendants, members of the families of the defendants; any entity in which any defendant owns or holds a controlling interest; and the legal representatives, heirs, successors or assigns of any such excluded parties.

  The settlement also provides, in summary, that the plaintiff or his counsel may submit an application, subject to court review and approval, seeking an award of attorney's fees and expenses in an aggregate amount of no more than $350,000. Defendants will not oppose such application to the extent the application does not seek more than $350,000, and the Company will pay the amount the court awards up to $350,000, which is the maximum possible payment exposure of the Company under the Settlement Agreement.

  The effect of the proposed settlement will be to extinguish the claims contained in the action, along with granting of a general release from other claims, whether asserted or not, as allowed by law.

  Current shareholders of record will receive notice of a hearing to determine whether the proposed settlement of this action is fair, reasonable and adequate and should be approved by the court. As of this time, the hearing date has not been set.

  Under the proposed settlement agreement, class members will be given the opportunity to be excluded from the Settlement Class, subject to certain conditions. If the proposed Settlement Agreement is approved in final form by the court, it will be binding on all class members who have not previously been excluded from the Settlement Class.

                               THE DISTRIBUTION

  This section of the Prospectus describes certain aspects of the proposed Distribution. For information describing certain aspects of the Merger, see "Description of the Transactions" and "The Merger Agreement" in the Proxy Statement/Prospectus. The descriptions of the various agreements contained herein, including, without limitation, the Distribution Agreement, Employee Benefits Agreement, Non-competition Agreement, Shareholders Agreement and the Tax Allocation Agreement, do not purport to be complete and are qualified in their entirety by reference to forms of such agreements which are attached either as annexes to the Proxy Statement/Prospectus or filed as an exhibit to the Registration Statement of which this Prospectus is a part, which annexes and exhibits, as the case may be, are incorporated herein by reference. All Company shareholders are urged to read such agreements in their entirety.

REASONS FOR THE DISTRIBUTION

  Because the assets and liabilities relating to the Institutional Pharmacy Business conducted by the Company are the only assets that Vitalink is willing to acquire in the Merger, the Company determined to effect the Distribution. Both the Distribution and the Merger are intended to be tax-free to the Company's shareholders for federal income tax purposes, except to the extent that cash payments are received for fractional shares.

  For information concerning the background and reasons for the Distribution and the Merger, see "Description of the Transactions--GranCare's Reasons for the Merger; Recommendation of the Board of Directors of GranCare" and "-- Vitalink's Reasons for the Merger" in the Proxy Statement/Prospectus. As indicated therein, the Company believes that the Distribution and the Merger are fair to and in the best interests of the Company's shareholders for a number of reasons including that Company shareholders will be able to participate as equity owners in a significantly larger institutional pharmacy business, which the Company believes will generate financial and operational synergies and other financial benefits. At the same time, shareholders will continue to participate as equity owners in the Skilled Nursing Business to be conducted by New GranCare.

CONTRIBUTION OF SKILLED NURSING BUSINESS TO NEW GRANCARE

  Prior to the Distribution Record Date, the Company will engage in an internal reorganization pursuant to which all the assets and liabilities relating to the Skilled Nursing Business will be reorganized in various tax-free transactions such that upon completion of such reorganization, the Skilled Nursing Business will be conducted by New GranCare, a direct subsidiary of the Company, and various direct and indirect subsidiaries of New GranCare. At the same time, the assets and liabilities relating primarily to the Institutional Pharmacy Business will be reorganized so that upon completion of the internal reorganization the Institutional Pharmacy Business will be conducted by TeamCare, a direct subsidiary of the Company, and various direct and indirect subsidiaries of TeamCare. In connection with the consummation of the transactions contemplated by the Distribution Agreement and the Merger Agreement, the Company, New GranCare and Vitalink will enter into additional agreements and arrangements designed to further effect the separation of the Company's Skilled Nursing Business from its Institutional Pharmacy Business and to establish the parameters of certain intercompany relationships subsequent to the completion of the Merger. Among these agreements are (i) the Employee Benefits Agreement, (ii) the Tax Allocation Agreement, (iii) the Non-competition Agreement, (iv) the Shareholders Agreement (the "Shareholders Agreement") between Vitalink and Manor Care, (v) the Interim Services Agreement (the "Interim Services Agreement") between New GranCare and Vitalink, and (vi) the Voting Agreement (the "Voting Agreement") between Manor Care and the Company.

  As provided in the Distribution Agreement, prior to the consummation of the Distribution, the Company will take certain actions as the sole stockholder of New GranCare or will ratify actions taken by officers and directors of New GranCare in connection with establishing New GranCare as an independent company. These actions include (i) merging GCI Properties, Inc., a California corporation ("GCI") and wholly-owned subsidiary of the Company, with and into New GranCare, with New GranCare being the surviving entity (all of the assets pertaining to the Company's Skilled Nursing Business will then be contributed to New GranCare following such merger), (ii) adopting the Certificate of Incorporation and Bylaws of New GranCare in the form submitted herewith as Exhibits 3.1 and 3.2, respectively, to be in effect at the Time of Distribution (as defined in the Distribution Agreement), (iii) electing as directors of New GranCare the individuals named in this Prospectus and causing the appointment of officers of New GranCare to serve in such capacities following the Distribution and (iv) adopting various incentive compensation plans for the benefit of directors, officers and employees of New GranCare to be in effect following the Distribution. For information concerning a comparison of California and Delaware law and the Charter and Bylaws of New GranCare, see "Description of New GranCare Capital Stock--The Charter and Bylaws of the Company and New GranCare" and "Significant Differences Between the Corporation Laws of California and Delaware." For information concerning the individuals who may serve as directors and executive officers of New GranCare following the Distribution and certain compensatory arrangements for their benefit, including stock incentive plans, see "Management--Executive Officers and Directors--Compensation of Directors" and "--Compensation of Executive Officers."

  Pursuant to the Distribution Agreement, New GranCare will acquire the right to use the name "GranCare" in connection with continuing the conduct of the Skilled Nursing Business. It is anticipated that immediately following the Merger, New GranCare will change its name to "GranCare, Inc."

CONSUMMATION OF THE DISTRIBUTION; TREATMENT OF COMPANY STOCK OPTIONS

  The Distribution will be effected immediately prior to the Merger. Although the Distribution will not be effected unless the Merger is approved by the Company's shareholders and is about to occur, the Distribution is separate from the Merger and the New GranCare Common Stock to be received by holders of Company Common Stock in the Distribution does not constitute part of the Merger Consideration. While the Company does not believe that shareholder approval of the Distribution is required under California law, such approval is being sought pursuant to the requirements of the Merger Agreement and to ensure that the objectives of the Company's shareholders are consistent with the objectives sought to be accomplished by the Company's Board of Directors pursuant to the Distribution and the Merger. The Board of Directors of the Company has not yet established the Distribution Record Date. It is anticipated that the Distribution Date will be the date on which the Distribution occurs and will be immediately prior to the Effective Time of the Merger.

  On the Distribution Date, the Company's Board of Directors will cause the Company to pay a dividend to the Company's shareholders as of the Distribution Record Date, which dividend will be payable in shares of New GranCare Common Stock. Each shareholder of the Company as of the Distribution Record Date will receive one share of New GranCare Common Stock for each share of Company Common Stock held as of the Distribution Record Date. Immediately following the completion of the Distribution, New GranCare will be a publicly-owned corporation and it is contemplated that the shares of New GranCare Common Stock will be listed on the NYSE. See "--Listing of New GranCare Common Stock; Restrictions on Resale."

  Following the completion of the Distribution, the Company will merge with and into Vitalink with Vitalink being the surviving corporation in the Merger. Each shareholder of the Company will receive 0.478 of a share of Vitalink Common Stock in exchange for each share of Company Common Stock held by a shareholder of the Company as of the Effective Time of the Merger. As a result of the Merger, the Institutional Pharmacy Business will be conducted through various direct and indirect subsidiaries of Vitalink.

  As a consequence of the Distribution, each holder of Company Options will receive options to purchase such number of shares of New GranCare Common Stock as is equal to the number of shares of Company Common Stock subject to Company Options held by such holder as of the Distribution Record Date. The exercise price of a New GranCare Option will be equal to a percentage of the exercise price of the existing Company Option, while the current exercise price of existing Company Options will be correspondingly adjusted downward by the amount allocated as the exercise price of the New GranCare Option. The allocation of the exercise price between the existing Company Options and the New GranCare Options will be determined pursuant to a formula which is intended to apportion such exercise price in a manner that reflects the value received by the Company's shareholders in respect of the Institutional Pharmacy Business (in the case of the portion of the exercise price allocated to the existing Company Options) and the remaining portion of the exercise price is intended to reflect the implied value of the Company's Skilled Nursing Business (in the case of the portion of the exercise price allocated to the New GranCare Options). The option exercise price allocation formula is as follows: (i) multiply the Average Vitalink Stock Price (as defined below) by the Exchange Ratio and (ii) divide the product so obtained by the Average Company Stock Price (defined below) to obtain the "Company Option Allocation Percentage". The percentage of the exercise price of each existing Company Option that will be allocated to the New GranCare Option issued with respect to such Company Option (the "New GranCare Option Allocation Percentage") is equal to 1.00 minus the Company Option Allocation Percentage. For purposes of the foregoing exercise price allocation calculation, the "Average Vitalink Stock Price" and the "Average Company Stock Price" were determined to be $23.03 and $17.88, respectively, constituting the average closing price per share for Vitalink Common Stock and Company Common Stock for the 120 consecutive trading day period ending on August 29, 1996. As a result of the foregoing process, the Company Option Allocation Percentage will be approximately 61.568% of the exercise price of each existing Company Option and the New GranCare Option Allocation Percentage will be approximately 38.432% of the exercise price of each existing Company Option. As a result of the Merger, the exercise price of the Adjusted Company Options (as defined below) will be adjusted to give effect to the 0.478 Exchange Ratio.

  As a result of the foregoing, the exercise price of each existing Company Option will be adjusted by multiplying the exercise price by the Company Option Allocation Percentage (the "Adjusted Company Option"). As a consequence of the Merger, each holder of an Adjusted Company Option as of the Effective Time of the Merger will receive an option to purchase such number of shares of Vitalink Common Stock as is equal to the number of shares of Company Common Stock issuable upon exercise of the Adjusted Company Option multiplied by the
0.478 Exchange Ratio. The exercise price of each Adjusted Company Option will be further adjusted by dividing such exercise price by the 0.478 Exchange Ratio.

  The terms and conditions of the New GranCare Options and the Adjusted Company Options will be substantially the same as the terms of the Company Options prior to the Distribution. Options to purchase 2,355,250 shares of GranCare Common Stock were outstanding as of November 30, 1996 of which options to purchase 930,227 shares of GranCare Common Stock were unvested and not exercisable. However, all of such unvested Company Options contain change of control provisions that provide that such options will become fully vested and exercisable upon the occurrence of a change of control transaction such as the Merger. The option agreements also provide that such Company Options do not expire upon a termination of employment following a change of control. Thus, even if the holder of a Company Option does not become an employee of the Institutional Pharmacy Business following the Merger, such employee will continue to have the right to exercise Adjusted Company Options following the Merger until the expiration date of such option. Conversely, an employee of the Institutional Pharmacy Business who does not become an employee of the Skilled Nursing Business following the Merger will continue to have the right to exercise New GranCare Stock Options following the Merger until the expiration date of such options. The existing Company Options, which were granted at fair market value at the time of grant, have exercise prices ranging from $1.61 to $21.00 per share.

MANNER OF EFFECTING THE DISTRIBUTION

  It is expected that upon the formal declaration by the Company's Board of Directors of the Distribution that the Distribution will be made on the Distribution Date to shareholders of record of the Company Common Stock as of the Distribution Record Date. The Merger is expected to take place promptly following the satisfaction of certain conditions set forth in the Merger Agreement and is expected to occur on or about February 10, 1997. In order to receive shares of Vitalink Common Stock pursuant to the Merger, holders of Company Common Stock must surrender the certificates representing such stock held by them. Following the Merger, all outstanding shares of Company Common Stock will represent the right to receive shares of Vitalink Common Stock, in accordance with the terms of the Merger Agreement. The Distribution will not take place unless all of the conditions to effecting the Merger (other than the completion of the Distribution) have been fulfilled, and there can be no assurance as to the timing or consummation of the Distribution. The Company's transfer agent, American Stock Transfer & Trust Company, will act as the Distribution Agent for the Distribution and will deliver certificates for New GranCare Common Stock as soon as practicable to holders of record of Company Common Stock as of the close of business on the Distribution Record Date on the basis of one share of New GranCare Common Stock for each share of Company Common Stock held on the Distribution Record Date. All shares of New GranCare Common Stock will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. See "Description of Capital Stock." Following the completion of the Distribution New GranCare will operate as an independent public company.

  YOU WILL NOT BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF NEW GRANCARE COMMON STOCK RECEIVED IN THE DISTRIBUTION NOR WILL YOU NEED TO SURRENDER YOUR COMPANY COMMON STOCK CERTIFICATE IN ORDER TO RECEIVE SHARES OF NEW GRANCARE COMMON STOCK IN THE DISTRIBUTION. THE DISTRIBUTION AGENT WILL SEND YOU YOUR NEW GRANCARE STOCK CERTIFICATES FOLLOWING THE CONSUMMATION OF THE DISTRIBUTION.

LISTING OF NEW GRANCARE COMMON STOCK; RESTRICTIONS ON RESALE

  New GranCare will apply for listing the New GranCare Common Stock on the NYSE. The New GranCare Common Stock received pursuant to the Distribution will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), except for shares of New GranCare Common Stock received by any persons who may be deemed to be an "affiliate" of New GranCare within the meaning of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of New GranCare after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with New GranCare, and may include the directors and executive officers of New GranCare as well as any principal stockholders of New GranCare. Persons who are affiliates of New GranCare will be permitted to sell their New GranCare Common Stock received pursuant to the Distribution only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of such act. This Registration Statement will not cover resales of New GranCare Common Stock by affiliates of New GranCare. See "Shares Eligible for Future Sales."

INTERESTS OF CERTAIN PERSONS IN THE DISTRIBUTION AND MERGER

  Certain members of the Company's management and the Company's Board of Directors may be deemed to have interests in the Distribution and Merger in addition to their interests as Company shareholders generally, which may cause potential conflicts of interest. The Company's Board of Directors was aware of these factors and considered them, among other factors, in approving the Distribution Agreement and the transactions contemplated thereby. Among these factors are (i) the acceleration of the vesting of currently unvested Company Options as a result of the consummation of the Merger as described under "-- Consummation of the Distribution; Treatment of Company Stock Options," (ii) the treatment of Company Options in the Distribution and the Merger as described under "--Consummation of the Distribution; Treatment of Company Stock Options," (iii) the indemnification provisions of the Distribution Agreement as described under "--Terms of the Distribution Agreement" (iv) the payment by Vitalink of a portion of the premiums for directors' and officers' liability insurance for current Company directors and officers as described under "--Terms of the Distribution Agreement" and (v) cash payments as a result of the early termination of certain incentive compensation plans of the Company and employment agreements. See also, "Description of the Transactions--Interests of Certain Persons in the Transactions" in the Proxy Statement/Prospectus. It is expected that substantially all of the directors and executive officers of the Company will be directors and executive officers of New GranCare following the Distribution except for Gene E. Burleson, who will be Chief Executive Officer and a director of Vitalink as well as Chairman of the Board and a director of New GranCare, and Arlen B. Reynolds, who will be Executive Vice President of Vitalink. See "Management--Certain Relationships and Related Party Transactions" herein and "Description of the Transactions--Directors and Officers of Vitalink Following the Merger" in the Proxy Statement/ Prospectus.

  As of November 30, 1996, the 29 executive officers and directors of the Company (as a group) beneficially owned an aggregate of 2,118,460 shares of Company Common Stock (excluding shares subject to outstanding stock options). All such shares will be treated in the Merger and the Distribution in the same manner as shares of Company Common Stock held by other shareholders of the Company.

  As of November 30, 1996, the executive officers of the Company (as a group) also held options to purchase an aggregate of 1,622,871 shares of Company Common Stock pursuant to the Company's stock option plans, of which 759,900 are not currently exercisable. In addition, as of November 30, 1996, the non-employee directors of the Company (as a group) held options to purchase an aggregate of 251,740 shares of Company Common Stock. Upon the consummation of the Merger, all of the options held by such executive officers and non-employee directors will immediately become exercisable in full. The treatment of such options is described under "--Consummation of the Distribution; Treatment of Company Stock Options."

  The Company's executive officers participate in certain cash incentive plans initiated by the Company that provide for annual cash bonuses (the "Annual Incentive Plan") and long term cash bonuses (the "Shareholder Value Program") based upon the performance of the Company. Both the Annual Incentive Plan and Shareholder Value Program provide that the benefits under such plans vest upon a change in control. In addition, each of the Company's executive officer's employment agreements provides for the payment of benefits upon the occurrence of a change in control. The Merger constitutes a change in control under the Company's incentive plans as well as its employment agreements. The maximum amount of payments that the Company may be required to make pursuant to such incentive plans and employment agreements is approximately $11.5 million (assuming every executive officer elects to exercise the change in control provisions of his or her employment agreement). The Company's Board of Directors has determined that upon consummation of the Distribution and the Merger the Shareholder Value Program will be paid out at the "Superior" level. In addition, shares of restricted Company Common Stock held by non-officers of the Company which are unvested will vest as a consequence of the change of control event that will occur upon completion of the Merger. Such restricted stock has a value of approximately $2.5 million.

  The Company has determined that no benefits will be payable under the Annual Incentive Plan because costs associated with the Distribution and Merger will not allow the participants to attain the required performance goals. Under the Shareholder Value Program, however, as a result of the Merger, Messrs. Burleson, Athans, Benton, Schneider and Finney (the individuals named in the Summary Compensation Table on page 79) will receive cash payments of $852,000, $420,000, $420,000, $330,000 and $234,000, respectively, upon the vesting of benefits under this program. Other executive officers will receive in the aggregate $2.25 million under this program for an aggregate payout under the Shareholder Value Program of $4.5 million which is included in the $11.5 million referenced above.

  Messrs. Burleson and Athans have agreed to waive their change in control payments under their employment agreements in exchange for entering into new employment agreements with Vitalink and New GranCare, respectively. Mr. Finney has resigned from the Company effective January 1, 1997. Under the terms of Mr. Finney's resignation, he will receive a payment of $240,000 (one year's base salary) regardless of whether the Merger occurs. Assuming Messrs. Benton and Schneider were to elect not to be employed by New GranCare, they would receive $1,050,000 (three times base salary) and $825,000 (three times base salary), respectively, under the change in control provisions of their employment agreements.

  To the extent an executive officer of the Company is not employed by New GranCare or Vitalink following the consummation of the Distribution and Merger, such individual will be entitled to the change of control payments specified in such individual's employment agreement, which will be triggered by the Merger (six month's base salary for Vice Presidents, one year's base salary for Senior Vice Presidents and three year's base salary for Executive Vice Presidents). Any executive officer who is a party to an employment agreement will be required to waive his or her rights under such agreement as a condition to obtaining a replacement employment agreement with New GranCare following the Distribution. See "Management--Compensation of Executive Officers--Employment Agreements."

  Immediately following the consummation of the Merger, the Company's Chief Executive Officer, Gene E. Burleson, will become Vitalink's Chief Executive Officer and a member of Vitalink's Board of Directors. Mr. Burleson has an employment agreement with the Company that became effective January 1, 1994, which will be assumed by Vitalink. The employment agreement will be extended for a five year term commencing at the Effective Time and provide for annual adjustments in base salary as determined by a management compensation committee. Mr. Burleson's base salary has been established at $430,000 for 1996. The agreement also provides for severance compensation upon termination of employment by Vitalink for any reason other than for "Cause," as defined in the agreement, consisting of a minimum of three years' base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of five year's base salary and accelerated vesting of all options held by Mr. Burleson. In addition, Mr. Burleson will be named Chairman of the Board of New GranCare and, in connection therewith, it is anticipated that New GranCare will enter into a consulting agreement with Mr. Burleson in the amount of $100,000 per year.

TREATMENT OF CERTAIN INDEBTEDNESS

  9 3/8% Notes--As of November 30, 1996, there was $100 million aggregate principal amount of 9 3/8% Notes outstanding. The 9 3/8% Notes bear interest at the rate of 9 3/8% per annum, mature on September 15, 2005 and are not redeemable prior to September 15, 2000. The 9 3/8% Notes are senior subordinated obligations of the Company ranking subordinate in right of payment to all senior indebtedness of the Company (including indebtedness outstanding under the Existing Credit Facility (defined below)) and senior in right of payment to all subordinated indebtedness (including the Convertible Debentures). The Indenture dated as of September 15, 1995, between the Company and Marine Midland Bank pertaining to the Notes (the "Note Indenture") contains certain restrictive covenants including: (i) a limitation on additional indebtedness; (ii) a limitation on other senior subordinated debt;
(iii) a limitation on liens; (iv) a limitation on the issuance of preferred stock by the Company's subsidiaries; (v) a limitation on transactions with affiliates; (vi) a limitation on restricted payments, (vii) a restriction on the application of proceeds from certain asset sales; (viii) a limitation on restrictions on subsidiary dividends; (ix) a restriction on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person; (x) a limitation on investments and loans and
(xi) a limitation on lines of business. As certain of these covenants may be breached by the Distribution, and in order to ensure greater operating flexibility for Vitalink following the Merger, it is a condition to the Merger that the tender offer be consummated and the Consent (defined below) be obtained.

  Tender offer materials describing the Company's tender offer for all of the outstanding 9 3/8% Notes at a price of $1,090 per $1,000 principal amount of the 9 3/8% Notes have been mailed previously to holders thereof. The materials include a description of the consent (the "Consent"), which holders of the 9 3/8% Notes are required to sign as a condition to tendering their 9 3/8% Notes, which provides for an amendment (the "Proposed Amendment") to the Note Indenture which would delete the covenants described in the preceding paragraph (other than those described in clauses (iii) and (vii)). The Proposed Amendment requires the consent of holders of a majority in aggregate principal amount of the 9 3/8% Notes then outstanding the Company believes that the holders of a majority in aggregate principal amount of 9 3/8% Notes will tender their 9 3/8% Notes and execute the consent. The Proposed Amendment will become effective immediately prior to the consummation of the Distribution and Merger. There can be no assurance that the holders of the 9 3/8% Notes will tender all of the outstanding 9 3/8% Notes.

  Vitalink will refinance the indebtedness represented by the 9 3/8% Notes tendered in the tender offer through borrowings under a credit facility available to Vitalink. In connection with the assumption by Vitalink of any untendered 9 3/8% Notes, New GranCare has agreed to pay Vitalink a fee with respect to such 9 3/8% Notes representing the present value (discounted back to the effective time of the Merger from the date the 9 3/8% Notes first become redeemable) of the estimated interest rate differential between the 9 3/8% Notes and the borrowing cost that would be incurred by Vitalink in connection with the issuance of similar securities. In addition, any premium paid in connection with the tender offer of the 9 3/8% Notes (and all related expenses) will be a Shared Transaction Expense.

  Convertible Debentures. The Distribution Agreement and the Merger Agreement also require that the Company take commercially reasonable efforts to call for redemption prior to the Distribution Date all of the

Company's outstanding 6 1/2% Convertible Subordinated Debentures due 2003 (the "Convertible Debentures"). Under the Merger Agreement, the failure of the Company to comply with requirement set forth in the previous sentence may give rise to a right of Vitalink to terminate the Merger Agreement. At present, the Company does not foresee any difficulty in completing the redemption of the Convertible Debentures. The Convertible Debentures are issued pursuant to the terms of an Indenture dated January 29, 1993 between the Company and First Union National Bank (the "Debenture Indenture") and are presently redeemable at a redemption price of 104.55% of the principal amount of the Convertible Debentures plus accrued and unpaid interest to the date of redemption. There are currently $60.0 million in aggregate principal amounts of Convertible Debentures outstanding resulting in an aggregate redemption premium of approximately $2.73 million which will also be a Shared Transaction Expense (such premium shall be reduced by $390,000 in the event the redemption occurs after January 15, 1997). See "--Expenses."

  Existing Credit Facility. The Company currently has in place a revolving credit facility which permits borrowings of up to $150.0 million (the "Existing Credit Facility"). The Existing Credit Facility was established pursuant to a Credit Agreement dated as of March 31, 1995 (as heretofore amended, the "Existing Credit Agreement"), by and among the Company, as borrower, First Union National Bank of North Carolina, as Agent (in such capacity, the "Existing Agent") and letter of credit bank, and the financial institutions signatory thereto as lenders. As of September 30, 1996, approximately $88.9 million was outstanding under the Existing Credit Facility. The Existing Credit Facility includes a $45.0 million subfacility for working capital loans. Incorporated as part of the working capital line is a $10.0 million subline for standby letters of credit and a $5.0 million swingline from the Existing Agent.

  The Existing Credit Agreement provides that all outstanding principal under the Existing Credit Facility on June 30, 1998 (the "Term Conversion Date") will be converted to term loans which mature four years after the Term Conversion Date. Such term loans are to be amortized in sixteen equal quarterly installments prior to maturity.

  The obligations of the Company under the Existing Credit Facility are guaranteed by the Company's direct and indirect subsidiaries other than GCI Indemnity, Inc. (the "Existing Subsidiary Guaranty Obligations") and are secured by a pledge of all of the capital stock of the Company's direct subsidiaries and a security interest in all or substantially all of the otherwise unencumbered assets of the Company. The Existing Subsidiary Guaranty Obligations are secured by a pledge of all of the capital stock of the Company's indirect subsidiaries (other than GCI Indemnity, Inc.) and a security interest in all or substantially all of the otherwise unencumbered assets of such indirect subsidiaries.

  Loans outstanding from time to time under the Existing Credit Facility bear interest at either the Base Rate or at the Eurodollar Rate (defined below) (at the Company's option), in each case plus the applicable margin. The Base Rate is defined as the higher of (i) the prime rate announced from time to time by First Union National Bank of North Carolina or (ii) the effective Federal Funds Rate, plus 0.50% per annum (the "Base Rate"). The Existing Credit Agreement defines the Eurodollar Rate as the average London Interbank Offered Rate ("Libor") of one, two, three or six-month Eurodollar deposits (the "Eurodollar Rate"). Interest is payable in arrears.

  The Existing Credit Facility contains representations and warranties, affirmative covenants, reporting covenants, negative covenants and events of default customary for similar financing transactions. Covenants include (but are not limited to) certain restrictions on acquisitions, capital expenditures, debt incurrence, contingent obligations, liens, investments, consolidations, mergers and asset sales, payment of dividends, the purchase or redemption of capital stock, and the purchase, payment or other retirement of subordinated debt. In addition, the Company is required to comply with certain financial covenants governing, among other things, the ratio of debt to equity and earnings to interest expense that must be maintained by the Company.

  New Credit Facility. In order to effect the Distribution, the Company will be required to replace its Existing Credit Facility and currently has a commitment letter from First Union National Bank of North Carolina, as Administrative Agent ("First Union"), and The Chase Manhattan Bank, as Syndication Agent ("Chase"), and First Union Capital Markets Corp. and Chase Securities Inc., as Arrangers, whereby each of such banks has agreed to provide to the Company for the benefit of New GranCare a replacement credit facility (the "New

Credit Facility") in the aggregate amount of $300.0 million (with First Union and Chase each committing $150.0 million). The New Credit Facility will consist of two components: a $200.0 million five-year revolving credit facility (which includes a $40.0 million sub-limit for the issuance of standby letters of credit) and a $100.0 million five-year term loan. Borrowings for working capital and general corporate purposes may not exceed $75.0 million. The first $25.0 million of exposure for letters of credit issued under the letter of credit sub-facility will correspondingly reduce availability under the working capital sub-facility. It is anticipated that the initial use of the New Credit Facility will be to redeem the Convertible Debentures, to repay outstanding balances under the Existing Credit Facility and to pay for expenses related to the Transactions.

  The obligations of New GranCare under the New Credit Facility will be guaranteed by New GranCare's present and future direct and indirect subsidiaries other than GCI Indemnity, Inc. (the "New Subsidiary Guaranty Obligations") and will be secured by a pledge of all of the capital stock of New GranCare's present and future direct subsidiaries, a security interest in all or substantially all of the otherwise unencumbered assets of New GranCare and a pledge of all intercompany notes held by New GranCare. The New Subsidiary Guaranty Obligations are to be secured by a pledge of all of the capital stock of the indirect subsidiaries of New GranCare (other than GCI Indemnity, Inc.), a security interest in all or substantially all of the otherwise unencumbered assets of such indirect subsidiaries and a pledge of all intercompany notes held by such subsidiaries.

  The revolving credit portion of the New Credit Facility will mature in five years. The term loan portion of the New Credit Facility will be amortized in ten quarterly installments of $7.0 million each commencing two years after the New Credit Facility closes, thereafter increasing to $10.0 million per quarter. All remaining principal and accrued and unpaid interest shall be due and payable in full on the last day of the calendar month during which the fifth anniversary of the closing date of the New Credit Facility occurs.

  Interest on outstanding borrowings shall accrue, at the option of New GranCare, at the Base Rate or at the Eurodollar Rate plus, in each case, an applicable margin. The Base Rate is defined as the higher of (i) First Union's prime rate or (ii) the effective Federal Funds Rate, plus 0.50% per annum. The Eurodollar Rate is defined as the published rate or the arithmetic mean of rates at which Eurodollar deposits are offered for periods of one, two, three or six-months. Interest is payable in arrears. The applicable margin varies in accordance with a pricing matrix based upon New GranCare's ratio of Consolidated Senior Debt to EBITDA and varies depending on the type of interest rate selected by New GranCare. For Base Rate loans, the applicable margin ranges from 0.000% (for a Consolidated Senior Debt to EBITDA ratio of less than 2.5) to 0.500% (for a Consolidated Senior Debt to EBITDA ratio of greater than 4.0). The applicable margin for Eurodollar loans ranges from 0.75% to 1.75% for the same Consolidated Senior Debt to EBITDA ratios set forth above. In order to qualify for the lowest applicable margin for Base Rate Loans or Eurodollar loans, New GranCare's Total Debt to EBITDA must also be less than 3.0. Initially, the applicable margins will be 0.25% for Base Rate loans and 1.50% for Eurodollar loans until New GranCare delivers its financial statements for the quarter ended December 31, 1996. Thereafter, the applicable margins will be adjusted in accordance with the pricing matrix referred to above, except that the applicable margin for Eurodollar loans cannot be adjusted to less than 1.25% until New GranCare delivers its financial statements for the quarter ended March 31, 1997.

  All of the net proceeds of (i) asset sales (subject to certain customary exceptions) (ii) issuances of subordinated debt and (iii) certain equity issuances must be applied to permanently reduce outstanding borrowings and commitments under the New Credit Facility. However, if at least $100.0 million of subordinated debt is issued, New GranCare will be permitted (though it will not be obligated) to apply up to $35.0 million of the proceeds of such issuance to the repurchase of New GranCare capital stock. The remaining balance of such proceeds are to be applied pro rata to reduce the outstanding balance on the term loan portion of the New Credit Facility, and thereafter to the outstanding balance on the revolving loan portion of the New Credit Facility. To the extent amounts prepaid on the revolving loan portion of the New Credit Facility are not re-employed to fund permitted acquisitions within six months, the revolving loan commitment will be permanently reduced.

  The New Credit Facility will contain representations and warranties, affirmative covenants, reporting covenants, negative covenants and events of default customary for similar financing transactions. Covenants will include (but not be limited to) certain restrictions on acquisitions, capital expenditures, debt incurrence, contingent obligations, liens, investments, consolidations, mergers and asset sales, payment of dividends, the purchase or redemption of capital stock, and the purchase, payment or other retirement of subordinated debt. In addition, New GranCare will be required to comply with certain financial covenants governing, among other things, the ratio of debt to equity, earnings to interest expense and rent expense, and debt to earnings which must be maintained by New GranCare, as well as maximum limits on rental expense.

  The funding of the New Credit Facility is subject, among other things, to the satisfactory completion of due diligence, obtaining all necessary consents and the execution of satisfactory loan documentation.

  HRPT Obligations. HRPT is the holder of a mortgage loan to AMS Properties, Inc., a wholly-owned Subsidiary of the Company, dated October 1, 1994, in the original principal amount of $11.5 million (the "HRPT Loan"). The HRPT Loan is secured, in part by mortgage and security agreements dated as of March 31, 1995 (collectively, the "Mortgages") in favor of HRPT and encumbering two nursing facilities in Wisconsin owned by AMS Properties, Inc. The HRPT Loan was incurred in connection with the acquisition and lease by AMS Properties, Inc. of several nursing facilities in Wisconsin, California, Colorado and Illinois pursuant to an Acquisition Agreement, Agreement to Lease and Mortgage Loan Agreement dated as of December 28, 1990 (as amended, the "HRPT Acquisition Agreement"). The remaining balance under the HRPT Loan is due December 31, 2010 and may be prepaid upon the payment of certain prepayment penalties, which penalties essentially provide that HRPT will receive the future value of the amounts owed. HRPT has also leased 7 nursing facilities located in Arizona, California and South Dakota to GCI Health Care Centers, Inc. ("GCIHCC") under a master lease agreement dated as of June 30, 1992 (the "GCIHCC Lease"). Pursuant to Section 9.15A of the Acquisition Agreement, HRPT the consent of HRPT is required in order to permit the Distribution, Merger and related transactions (the "HRPT Consent"). As a condition to granting the HRPT Consent and in consideration of HRPT releasing the Company and its subsidiaries (other than New GranCare and its subsidiaries), which will become subsidiaries of Vitalink following the Merger from all obligations to HRPT, Vitalink will (a) pay a consent fee to HRPT in the amount of $10.0 million (the "Consent Fee"), which will be reimbursed by New GranCare promptly following the consummation of the Distribution and Merger and (b) enter into a limited guaranty (not to exceed $15.0 million in the aggregate) which will guaranty payment by New GranCare, AMS Properties and GCIHCC under the Mortgages, the GCIHCC Lease, and the HRPT Loan (collectively, the "HRPT Obligations") for so long as such obligations remain outstanding or until the New GranCare Letter of Credit (as defined below) is drawn upon by Vitalink. New GranCare, AMS Properties, Inc. and GCIHCC will retain primary liability for the HRPT Obligations and will retain sole liability under the HRPT Acquisition Agreement. To support Vitalink's limited guaranty of the foregoing obligations, New GranCare will provide an irrevocable letter of credit in the amount of $15.0 million payable to Vitalink in the event Vitalink makes any payments under the limited guaranty (the "New GranCare Letter of Credit"). New GranCare has also agreed that for so long as Vitalink's limited guaranty is in effect, New GranCare will not terminate any of the Supply Agreements. As a result, it is anticipated that the pharmaceutical supply agreements may extend through December 31, 2010, the date when all present HRPT Obligations will be satisfied, unless the New GranCare Letter of Credit is drawn upon earlier by Vitalink or certain other conditions are satisfied. See "The Distribution-- Terms of the Pharmaceutical Supply Agreements."

EXPENSES

  New GranCare (on behalf of itself and the Company) and Vitalink will each be responsible for one-half of the total documented fees, expenses and other items of cost (other than legal fees) which are incurred by New GranCare, the Company and Vitalink in connection with the consummation of the various transactions contemplated by the Distribution Agreement, the Merger Agreement and the various other agreements contemplated thereby (the "Shared Transaction Expenses"). The Shared Transaction Expenses include various commitment and related fees incurred in connection with the New Credit Facility, the redemption premium that will be incurred in connection with the redemption of the Convertible Debentures and any premium that may be paid in connection with a tender offer of, or consent solicitation pertaining to, the 9 3/8% Notes, various consent fees incurred by New GranCare and the Company, financial advisory and investment banking fees, accounting fees, the cost of maintaining the Company's directors' and officers' liability insurance coverage for a three year period following the Effective Time of the Merger and miscellaneous fees and expenses such as printing fees and filing fees that will be payable to various federal and state regulatory authorities. The Company estimates that the fees and expenses constituting Shared Transaction Expenses will approximate $22.0 million. In addition to the Shared Transaction Expenses, the Company estimates that the Transactions will result in an additional $19.0 million of expenses which will be incurred by the Company.

CONDITIONS

  The Merger Agreement requires, as a condition to the consummation of the Merger, shareholder approval of the Distribution. The completion of the Distribution is also a condition to the consummation of the Merger and the Company does not presently intend to consummate the Distribution unless and until all of the conditions to the consummation of the Merger (other than the completion of the Distribution) have been satisfied. The consummation of the Merger is subject to a number of conditions set forth in the Merger Agreement. See "The Merger Agreement--Conditions" in the Proxy Statement/Prospectus.

TERMS OF THE DISTRIBUTION AGREEMENT

  Simultaneously with the execution of the Merger Agreement between Vitalink and the Company, New GranCare and the Company executed the Distribution Agreement. Following the Merger of the Company into Vitalink, Vitalink will succeed to the Company's obligations arising pursuant to the Distribution Agreement by operation of law. The Distribution Agreement provides a general framework for allocating the Company's assets and liabilities pursuant to the Internal Restructuring Plan (attached as Exhibit A to the Distribution Agreement) to segregate the Skilled Nursing Business from the Institutional Pharmacy Business prior to the Distribution Date in preparation for the Distribution and Merger. The Distribution Agreement also sets forth the general terms on which the Company will conduct its business prior to the Distribution Date as well as the terms regarding certain relationships between Vitalink and New GranCare following the Distribution.

  The Distribution Agreement provides that the Distribution will be effected by distributing to each holder of Company Common Stock as of the close of business on the Distribution Date certificates representing one share of New GranCare Common Stock for each share of Company Common Stock held by such holder as of such time. See "--Manner of Effecting the Distribution."

  The Distribution Agreement provides that prior to the Distribution Date all intercompany accounts existing between the Company and any of its subsidiaries (other than the Pharmacy Subsidiaries), on the one hand, and the Pharmacy Subsidiaries, on the other hand, will be netted out, in each case in such manner and amount as may be agreed to in writing by duly authorized representatives of the Company, Vitalink and New GranCare. It is expected that a resulting net balance will be due from the Pharmacy Subsidiaries to the Company and certain of the Company's other subsidiaries. The amount of such net balance due shall be contributed by the Company or the appropriate subsidiaries of the Company to which such amount is owing, to the appropriate Pharmacy Subsidiaries as additional capital.

  The Distribution Agreement also provides for the payment by Vitalink of the costs of purchasing the 9 3/8% Notes tendered in the tender offer undertaken by the Company with respect to such notes and for the assumption by Vitalink (as part of the Merger) of the Company's outstanding indebtedness associated with the Institutional Pharmacy Business and the 9 3/8% Notes not tendered in the tender offer. See "-- Treatment of Certain Indebtedness." In connection therewith, the Company will make an offsetting payment to Vitalink. The offsetting payment will be determined pursuant to a formula under which the Company will make a payment to Vitalink in an amount based on the excess of
(i) the amount of indebtedness assumed or incurred by Vitalink by operation of law in the Merger (currently estimated to be $118.0 million including the Consent Fee) over (ii) the sum of $88.4 million plus the acquisition price of any institutional pharmacy business acquired by the Company subsequent to June 1, 1996 (currently estimated to be $7.9 million) plus certain cash and cash equivalents held by TeamCare. This payment will be further adjusted to ensure that each party shares equally the Shared Transaction Expenses. This formula is designed to ensure that Vitalink emerges from the Distribution and Merger with a predetermined amount of net debt (assumed or incurred indebtedness offset by cash, cash equivalents and new assets).

  The Distribution Agreement provides that from and after the Distribution Date, Vitalink will indemnify, defend and hold harmless New GranCare and its subsidiaries as well as the directors and officers of New GranCare and the various New GranCare subsidiaries (collectively, the "New GranCare Indemnitees") from and against all losses arising out of or relating to (i) the Institutional Pharmacy Liabilities (as defined in the Distribution Agreement), (ii) any breach, whether before or after the Distribution Date, by the Company or the Pharmacy Subsidiaries of any provision of the Distribution Agreement or any Ancillary Agreement (as defined in the Distribution Agreement) and (iii) the Proxy Statement/Prospectus to the extent that any such loss relates to or arises out of information contained in the Proxy Statement/Prospectus that specifically relates to Vitalink.

  Following the Distribution Date, New GranCare has agreed pursuant to the Distribution Agreement to indemnify, defend and hold harmless, the Company, each Pharmacy Subsidiary, and the directors and officers of the Company and the Pharmacy Subsidiaries from and against losses arising out of or resulting from (i) the Skilled Nursing Liabilities (as defined in the Distribution Agreement), (ii) the breach, whether before or after the Distribution Date, by New GranCare or any New GranCare subsidiary, of any provision of the Distribution Agreement or any Ancillary Agreement, (iii) any claims arising out of this Prospectus or the Registration Statement of which this Prospectus is a part, and (iv) the Proxy Statement/Prospectus to the extent that such loss relates to or arises out of information contained in the Proxy Statement/Prospectus that specifically relates to New GranCare or the Company. See "The Merger Agreement--Indemnification; Insurance" in the Proxy Statement/Prospectus for information regarding Vitalink's indemnification obligations arising pursuant to the Merger Agreement.

  For a period of three years following the Effective Time of the Merger, Vitalink will maintain in effect the Company's policies of directors' and officers' liability insurance with respect to claims arising from facts or events occurring prior to the Effective Time of the Merger. The cost of maintaining such coverage in effect is a Shared Transaction Expense. See "-- Expenses." Notwithstanding the foregoing, if during such three year "tail" period, premiums for such coverage increase by more than 150% of the annual premiums paid as of the date of the Merger Agreement, Vitalink is only required to obtain the maximum amount of directors' and officers' liability insurance coverage as can then be purchased for an annual premium equal to 150% of the annual premium being paid by the Company as of the date of the Merger Agreement.

  The Company will maintain in effect through the Distribution Date all insurance that was in force as of the date of execution of the Distribution Agreement. Following the Distribution Date, Vitalink shall be responsible for providing such insurance coverage as it may deem appropriate with respect to the assets and business of the Institutional Pharmacy Business. Similarly, New GranCare shall be responsible for maintaining such insurance coverage as it deems appropriate with respect to the assets and business of the Skilled Nursing Business. Following the Distribution Date, New GranCare shall retain the responsibility for administering any and all insurance claims asserted prior to the Distribution Date with respect to the Institutional Pharmacy Business or the Skilled Nursing Business. In such capacity, New GranCare shall also be responsible for any premiums, deductibles and retentions in respect of such insurance policies and the cost of any such claims shall be the sole responsibility and obligation of New GranCare. Any resulting actuarial gains or losses relating to pre-Distribution Date claims shall inure solely to New GranCare.

  Following the Distribution Date, Vitalink shall file with New GranCare all claims asserted subsequent to the Distribution Date that relate to occurrences prior to the Distribution Date arising out of or in connection with the Institutional Pharmacy Business and New GranCare shall be responsible for notifying the appropriate insurance carrier and providing Vitalink with copies of all correspondence relating to such notification. Thereafter, Vitalink shall be responsible for administering all such claims wherein New GranCare is not named as a co-defendant. To the extent that both New GranCare and Vitalink are co-defendants in any such claim, each party will be entitled to direct its own defense at its own cost. New GranCare shall be responsible for administering all insurance proceeds received pursuant to insurance coverage in effect prior to the Distribution Date and shall pay such proceeds, as appropriate, to Vitalink with respect to Institutional Pharmacy Liabilities and retain such proceeds that relate to Skilled Nursing Liabilities except with respect to proceeds received in respect of claims asserted prior to the Distribution Date, which shall be retained by New GranCare.

  Prior to the consummation of the Merger, the Distribution Agreement may only be amended with the consent of the Company, New GranCare and Vitalink.

TERMS OF EMPLOYEE BENEFITS AGREEMENT

  On the Distribution Date, the Company and New GranCare will execute and deliver the Employee Benefits Agreement pursuant to which the responsibility for the rights and claims of employees of the Skilled Nursing Business and the Institutional Pharmacy Business will be allocated. The Employee Benefits Agreement provides that New GranCare will assume all of the Company's tax qualified plans which include a 401(k) plan as well as the AMS Pension Plan (the termination of which was approved by the Board of Directors of the Company at the September 17, 1996 meeting of the Board of Directors). Following the Merger, the employees of the Institutional Pharmacy Business will be able to participate in a separate 401(k) plan sponsored by Vitalink into which New GranCare will transfer the assets relating to the accounts of such employees. New GranCare will also assume the Company's self-funded health and dental plans including all "run-out liability" attributable to the Company's participants who are employees of the Institutional Pharmacy Business. The Company will retain certain insured welfare plans relating specifically to employees of the Institutional Pharmacy Business.

  The Company will retain all existing non-qualified benefit plans and New GranCare will adopt new non-qualified plans and assume the liability for all employees of the Skilled Nursing Business who release the Company from liability under existing plans. The Company will cause the existing rabbi trust funding benefit entitlements under such plans to transfer to a new rabbi trust established by New GranCare a proportionate part of the assets in the existing trust to fund benefit entitlements of New GranCare employees. Rabbi trusts are irrevocable with respect to assets contributed to the trust, except in the case of bankruptcy, in which case assets contributed to the trust are subject to and become a part of the bankruptcy estate of the settlor. New GranCare will also adopt new flexible spending accounts as well as a replacement executive life insurance plan.

  The Company will amend its existing incentive equity plans to provide that the Distribution will not cause a termination of employment with respect to outstanding stock grants. New GranCare will adopt certain new incentive equity plans and will grant to each holder of a Company Option as of the Distribution Date an option to purchase an equivalent number of shares of New GranCare Common Stock. The exercise price of each Company Option will be allocated between the New GranCare Options and the Adjusted Company Options pursuant to the formula described above. As a consequence of the Merger, all outstanding Adjusted Company Options and the relevant exercise prices thereof will be converted at the Exchange Ratio such that following the Merger such options will be exercisable for shares of Vitalink Common Stock. See "--Consummation of the Distribution; Treatment of Company Stock Options."

  The annual performance goals under the Company's annual incentive bonus plan will be adjusted to reflect the Distribution and the annual incentive bonus plan will be amended to provide that the Distribution will not cause a termination of employment for purposes of such plan. Similarly, the Company's Shareholder Value Program (as defined hereafter) will be amended to provide that the Distribution will not be deemed to cause a termination of employment. However, the consummation of the Merger will constitute a change of control which will cause an acceleration of the payouts under such plans. See "Management--Long Term Incentive Plans; Awards in Last Fiscal Year."

  The Employee Benefits Agreement provides that New GranCare will offer employment agreements to each employee of the Company who is a party to an employment agreement as of the Distribution Date other than those specified employees who will become employees of Vitalink following the Merger. Any New GranCare employee executing a new employment agreement will simultaneously release the Company from any liability under such employee's prior agreement. Any employee that does not execute an appropriate release and asserts a claim for payment under his or her existing employment agreement will be paid such amounts as are required to be paid under such agreement and such agreement will not be replaced or superseded. It is anticipated that any employee of the Skilled Nursing Business who asserts a claim for payment under his or her existing employment agreement will not be offered employment with New GranCare following the completion of the Distribution and the Merger. See "Management-- Compensation of Executive Officers--Employment Agreements."

  New GranCare employees will be given full credit for service with the Company and its affiliates for purposes of determining benefit entitlements under benefit plans sponsored by New GranCare. Any benefit plans not specifically addressed in the Employee Benefits Agreement will be assumed by New GranCare.

TERMS OF THE NON-COMPETITION AGREEMENT

  In connection with the Distribution and the Merger, Manor Care, Vitalink and New GranCare will enter into a Non-competition Agreement whereby Manor Care and New GranCare will agree not to engage in the institutional pharmacy business within the United States during the three year term of such agreement except temporarily in connection with future acquisitions of skilled nursing businesses that have an established pharmacy operation imbedded in the acquired skilled nursing business. Similarly, Vitalink will agree not to engage in the skilled nursing business during the three year term of such agreement.

  In the event that Manor Care or New GranCare shall, during the term of the Non-competition Agreement, acquire a skilled nursing business that has as a component, a pharmacy operation, the acquiror must offer to sell such pharmacy operation to Vitalink at a purchase price not to exceed 120% of the product of
(i) EBITDA for such pharmacy component of the acquisition and (ii) a fraction, the numerator of which is the aggregate purchase price for the proposed acquisition and the denominator of which is the EBITDA for the proposed acquisition taken as a whole. If the parties do not agree on a purchase price for such pharmacy operations, then the acquiror (Manor Care or New GranCare, as appropriate) may complete the proposed acquisition but must use its commercially reasonable efforts to divest the pharmacy operations so acquired within one year. Any sale of such pharmacy operations to a third party must be at a purchase price that is equal to or greater than the formula purchase price referenced above. If the proposed sale to a third party is at a price less than the price derived pursuant to the formula purchase price discussed above then Vitalink shall have a right of first refusal at such lesser price.

  In the event Vitalink acquires a skilled nursing business in conjunction with the acquisition of a pharmacy business, Vitalink must use its commercially reasonable efforts to divest itself of such skilled nursing business within one year.

TERMS OF SHAREHOLDERS AGREEMENT

  As of the Effective Time of the Merger, Vitalink and Manor Care will execute the Shareholders Agreement which provides for continuity in the composition of the Vitalink Board of Directors during the three year term of such agreement. Manor Care is currently the beneficial owner of approximately 82.3% of the issued and outstanding Vitalink Common Stock. Following completion of the Merger, Manor Care will be the beneficial owner of approximately 45% of the issued and outstanding Vitalink Common Stock.

  During the term of the Shareholders Agreement, Manor Care will vote all shares of Vitalink Common Stock beneficially owned by Manor Care in favor of four nominees designated by the Company prior to the Merger (the "Company Nominees"). The Company has nominated Gene E. Burleson, Joel S. Kanter, Gary
U. Rolle and Robert L. Parker as the Company's Nominees. Following the Effective Time of the Merger, Manor Care will vote its Vitalink Common Stock in favor of any successor to any Company Nominee designated by a majority of the then remaining Company Nominees. Any vacancy on the Vitalink Board of Directors created by the departure of a Company Nominee will be filled by the nominee selected by a majority of the then remaining Company Nominees.

  Pursuant to the Shareholders Agreement, Manor Care has also agreed that it will not vote its shares of Vitalink Common Stock in favor of the removal of a Company Nominee unless requested to do so by a majority of the Company Nominees. Furthermore, during the term of such agreement, Manor Care will vote its shares of Vitalink Common Stock in favor of the removal of any director if such removal is for cause and is recommended by a majority of Vitalink's directors.

  The Shareholders Agreement also requires Manor Care to limit sales of its Vitalink Common Stock to (i) sales complying with the volume limitations set forth in Rule 144 under the Securities Act, (ii) sales pursuant to a registered secondary offering, (iii) private sales in an amount not in excess of 10% of the total number of shares of issued and outstanding Vitalink Common Stock and (iv) private sales in an amount in excess of 10% of the total number of shares of issued and outstanding Vitalink Common Stock if the purchaser thereof becomes a party to the Shareholders Agreement.

TERMS OF THE INTERIM SERVICES AGREEMENT

  Prior to the Distribution Date, New GranCare and the Company will execute the Interim Services Agreement which establishes a framework for New GranCare to provide to Vitalink, as the successor to the Company following the Effective Time of the Merger, certain services as may be requested by Vitalink to ensure an orderly transition. The contemplated services are generally expected to be those that were historically provided by the Company on a centralized basis to the Institutional Pharmacy Business such as cash management, compensation and benefits, management information systems and legal. The term of the agreement is for one year unless earlier terminated by mutual agreement. New GranCare shall be reimbursed for all direct and indirect costs and expenses incurred in connection with providing any services as well as the allocated portion of the base salaries of the New GranCare employees actually providing services.

TERMS OF THE PHARMACEUTICAL SUPPLY AGREEMENTS

  Substantially all of the New GranCare facilities existing prior to the Effective Time of the Merger have entered into Pharmaceutical Supply Agreements (the "Supply Agreements") with TeamCare. The terms of such agreements are for five years and are automatically extended for an additional year on each anniversary of the commencement date thereof unless written notice to the contrary is given not more than 120 days and not less than 90 days prior to any such anniversary. The supplies and services to be provided pursuant to such agreements include all pharmaceutical and related goods required by each New GranCare facility and the residents thereof. Pharmaceutical supplies include prescription and non-prescription medications. Related goods include all nutritional supplements, intravenous solutions and supplies, parenteral and enteral supplies and equipment, orthotic and prosthetic devices, ostomy supplies, urological supplies, wound care supplies and equipment, and personal care items. All goods and services are to be provided in accordance with all applicable requirements of federal, state and local laws and regulations.

  Depending upon the payor source, either TeamCare will bill the payor source directly or the skilled nursing facility will bill the payor source and then pay TeamCare. In the event that TeamCare does not service at least 90% of the residents of a skilled nursing facility during a given month, the skilled nursing facility will pay to TeamCare an additional $10 per month for each resident not serviced by TeamCare; provided, however, that if TeamCare has elected not to furnish pharmaceutical goods or related goods for any resident, such resident will be disregarded for purposes of this calculation.

  New GranCare cannot transfer ownership or control of a skilled nursing facility during the term of the Supply Agreement relating to such facility unless and until the proposed transferee (i) agrees to accept and comply with the Supply Agreement or (ii) an agreement is reached between TeamCare and New GranCare for the payment of damages by New GranCare to TeamCare to compensate TeamCare for losses over the remaining term of the subject Supply Agreement.

  In the event of a material breach by TeamCare of its obligations under the terms of the Supply Agreement, New GranCare must give TeamCare written notice detailing such breach and TeamCare will have 30 days in which to cure any such alleged breach. If TeamCare fails to cure the alleged breach within such time, New GranCare may obtain services from another pharmacy provider; provided, however, that TeamCare may, in its discretion, contest the allegation of breach via arbitration as specified within the Supply Agreement. In the event that it is determined that TeamCare has not committed a material breach of its duties under the Supply Agreement, New GranCare shall be liable to TeamCare for the net revenue lost by TeamCare as a result of New GranCare and/or New GranCare's residents having obtained goods and/or services from another pharmacy provider.

   Upon any subsequent acquisition by New GranCare of a skilled nursing business, New GranCare shall have no obligation to contract with Vitalink or TeamCare to provide pharmaceutical supplies and services at such facility and New GranCare will not be required to terminate any then existing agreements providing for the provision of pharmaceutical supplies and services to such facility by an alternative supplier. See "--Non-competition Agreement" for a description of New GranCare's obligations upon acquiring a skilled nursing business that includes a pharmacy operation. Notwithstanding the foregoing, it is New GranCare's intent to consolidate its requirements for pharmaceutical supplies and services with Vitalink or TeamCare for so long as Vitalink and TeamCare are viewed as superior providers based on prevailing industry standards including, without limitation, pricing, service and quality. In addition, New GranCare has agreed that for so long as Vitalink's limited guaranty of certain obligations of the HRPT Obligations is in effect, New GranCare will not terminate any of the Supply Agreements. It is anticipated that the Supply Agreements may extend through December 31, 2010, the date when all present HRPT Obligations will be satisfied, unless the New GranCare Letter of Credit is drawn upon earlier by Vitalink or certain other conditions are satisfied. See "The Distribution--Treatment of Certain Indebtedness--HRPT Obligations."

TERMS OF THE VOTING AGREEMENT

  The Company and Manor Care have entered into a Voting Agreement dated as of September 3, 1996. The Voting Agreement requires Manor Care to vote its approximate 82.3% of the issued and outstanding Vitalink Common Stock in favor of the Merger.

TERMS OF THE TAX ALLOCATION AGREEMENT

  In connection with the Distribution, the Company, New GranCare and their respective subsidiaries will enter into the Tax Allocation Agreement, which sets forth each party's rights and obligations with respect to the allocation and payment of tax liabilities and entitlements to refunds, if any, for any federal, state, local or foreign taxes for periods before and after the Effective Time of the Merger. The Tax Allocation Agreement also provides for related matters such as the allocation of responsibility and the provision for cooperation in connection with the preparation and filing of any tax returns and the conduct of proceedings related to taxes and certain other matters.

  In general, the Tax Allocation Agreement provides for the allocation and payment (or reimbursement) with respect to the following: (a) any and all taxes resulting from the failure of the Distribution to qualify as a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code, as well as any claims resulting therefrom, ("Restructuring Taxes"); (b) the loss resulting from the disallowance of a tax deduction for payments made to certain employees which are classified as "excess parachute payments" under the provisions of Section 280G of the Code ("Lost Parachute Payment Tax Benefits"); (c) the tax benefit resulting from the exercise of an Adjusted Company Option or a New GranCare Option, or the disqualifying disposition of the stock received upon such exercise by an employee ("Stock Option Tax Benefits"); and (d) all other taxes ("Other Taxes"). The Tax Allocation Agreement also assigns to the parties to the agreement responsibility for preparing tax returns (generally, with limited exception, New GranCare will be responsible for preparing all consolidated or combined tax returns which include the Company and/or any of its subsidiaries for any period which ends on or before the Distribution Date), and defines the parties' rights and responsibilities with respect to the carryback of losses after the Distribution Date to taxable periods ending on or before the Distribution Date (generally, New GranCare may carryback only those losses which it is required to carryback by law and may carry back certain capital losses to periods during which it was a member of a group of corporations that filed a consolidated or combined return that included the Company or any of its subsidiaries after the Distribution Date). The Tax Allocation Agreement also provides that to the extent one of the parties to the Tax Allocation Agreement is responsible (as set forth below) for any liability covered under such agreement, that party shall indemnify and hold the other parties to the Tax Allocation Agreement harmless from such liability.

  Under the Tax Allocation Agreement, Vitalink, as the successor to the Company following the Merger is responsible for (i) any and all liability which might arise for Restructuring Taxes if Vitalink or any of the Company's subsidiaries after the Distribution Date (the "Post Distribution Vitalink Group") undertakes or fails to undertake one or more specified acts (a "Vitalink Tainting Act"), provided that New GranCare or any of its subsidiaries after the Distribution (the "New GranCare Group") has not previously undertaken or failed to undertake one or more specified acts (a "New GranCare Tainting Act"), (ii) any and all liability which might arise for Restructuring Taxes if the Post Distribution Vitalink Group undertakes or fails to undertake an act (other than a Vitalink Tainting Act) which gives rise to such liability for Restructuring Taxes, provided that the New GranCare Group has neither committed a New GranCare Tainting Act nor taken an act or failed to take an act (other than a New GranCare Tainting Act) which gives rise to such liability for Restructuring Taxes, (iii) one- half ( 1/2) of any and all liability for Restructuring Taxes that arise due to a retroactive change in the law, provided that there is a complete absence of Vitalink Tainting Acts and New GranCare Tainting Acts, and a complete absence of any other acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Post Distribution Vitalink Group and the New GranCare Group which give rise to such liability for Restructuring Taxes, (iv) one-half ( 1/2) of any and all liability for Restructuring Taxes, but not in excess of $10.0 million, if the liability for Restructuring Taxes is the result of either multiple acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Post Distribution Vitalink Group and the New GranCare Group which give rise to such liability for Restructuring Taxes or there is a complete absence of any acts or failures to act (including Vitalink Tainting Acts and New GranCare Tainting Acts) and the liability for Restructuring Taxes is not the result of a retroactive change in the law, (v) paying to New GranCare the Lost Parachute Tax Benefits to the extent that such Lost Parachute Tax Benefits relate to payments made to Gene E. Burleson or Arlen Reynolds if such payments would have been deductible, but for the provisions of Code Section 280G, on or before the closing, (vi) paying to New GranCare the Stock Option Tax Benefits to the extent that such Stock Option Tax Benefits arise as a result of the exercise of a stock option with respect to New GranCare Stock by an employee of the Post Distribution Vitalink Group, or the disqualifying disposition by such employee of such stock, and (vii) any and all liability for Other Taxes of the Post Distribution Vitalink Group to the extent those Other Taxes are allocable to any period or portion thereof beginning after the Distribution Date.

  Under the Tax Allocation Agreement, New GranCare is responsible for (i) any and all liability which might arise for Restructuring Taxes if any member of the New GranCare Group commits a New GranCare Tainting Act, provided that the Post Distribution Vitalink Group has not previously committed a Vitalink Tainting Act, (ii) any and all liability which might arise for Restructuring Taxes if the New GranCare Group undertakes or fails to undertake an act (other than a New GranCare Tainting Act) which gives rise to such liability for Restructuring Taxes, provided that the Post Distribution Vitalink Group has neither committed a Vitalink Tainting Act nor taken an act or failed to take an act (other than a Vitalink Tainting Act) which gives rise to such liability for Restructuring Taxes, (iii) one-half ( 1/2) of any and all liability for Restructuring Taxes that arise due to a retroactive change in the law, provided that there is a complete absence of Vitalink Tainting Acts and New GranCare Tainting Acts, and a complete absence of any other acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Post Distribution Vitalink Group and the New GranCare Group which give rise to such liability for Restructuring Taxes, (iv) one-half ( 1/2) of the first $20.0 million of any and all liability for Restructuring Taxes, plus all liability for such Restructuring Taxes that are in excess of $20.0 million, if the liability for Restructuring Taxes is the result of either multiple acts or failures to act (other than Vitalink Tainting Acts and New GranCare Tainting Acts) by both the Vitalink Post Distribution Group and the New GranCare Group which give rise to such liability for Restructuring Taxes or there is a complete absence of any acts or failures to act (including Vitalink Tainting Acts and New GranCare Tainting Acts) and the liability for Restructuring Taxes is not the result of a retroactive change in the law,
(v) paying to Vitalink the Lost Parachute Tax Benefits to the extent that such Lost Parachute Tax Benefits relate to payments made to employees of the post Spin-Off post Distribution Vitalink or its subsidiaries, other than Gene E. Burleson or Arlen Reynolds, if such payments would have been deductible, but for the provisions of Code Section 280G, after the closing, (vi) paying to Vitalink the Stock Option Tax Benefits to the extent that such Stock Option Tax Benefits arise as a result of the exercise of a stock option with respect to the Vitalink Common Stock by an employee of the New GranCare Group, or the disqualifying disposition by such employee of such stock, (vii) any and all liability for Other Taxes of the Company or any of its subsidiaries (prior to the Distribution) to the extent those Other Taxes are allocable to any period or portion thereof ending on or before the Distribution Date, and (viii) any and all liability for Other Taxes of the New GranCare Group to the extent those Other Taxes are allocable to any period or portion thereof beginning after the Distribution Date.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain material federal income tax consequences of the Distribution and the Merger to the holders of Company Common Stock. The federal income tax discussion set forth below is for general information only and may not apply to particular categories of holders of Company Common Stock who are subject to special treatment under the Code, including, without limitation, foreign holders and holders whose Company securities were acquired pursuant to the exercise of any employee stock option or otherwise as compensation. EACH HOLDER OF COMPANY COMMON STOCK IS URGED TO CONSULT HIS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE DISTRIBUTION, AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

CONSEQUENCES OF THE DISTRIBUTION

  GranCare has received an opinion from Powell, Goldstein, Frazer & Murphy LLP ("Counsel"), to the effect that, based upon certain assumptions, and upon the representations of the management of GranCare and New GranCare, as to certain facts, for federal income tax purposes:

    1. The Distribution of New GranCare Common Stock will be tax-free for federal income tax purposes to the Company under Section 355(c)(1) of the Code and to Company shareholders under Section 355(a) of the Code.

    2. The Restructuring will be tax-free for federal income tax purposes under Sections 361(a)(1) and 368(a)(1)(D) of the Code.


  Current Treasury Regulations require that each Company shareholder who receives New GranCare Common Stock pursuant to the Distribution attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such information as may be appropriate in order to demonstrate the applicability of Section 355 of the Code to the Distribution. The Company or its successor, Vitalink, will convey the appropriate information to each Company shareholder of record as of the Distribution Record Date.

CONSEQUENCES OF THE MERGER TO THE COMPANY, VITALINK AND THE COMPANY
SHAREHOLDERS

  Immediately after the Distribution, the Company will merge with and into Vitalink pursuant to the Merger Agreement, and the Company will, prior to the Distribution and the Merger, receive an opinion from Counsel to the effect that, based upon certain assumptions, and upon the representations of the management of GranCare and Vitalink, as to certain facts, for federal income tax purposes:

    1. The Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

    2. Vitalink and the Company will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger.

  Counsel's opinion is based upon certain representations and assumptions and represents Counsels' best legal judgment, and is not binding upon the Internal Revenue Service (the "IRS") or the courts. If any representation or assumption relied upon in rendering Counsel's opinion with respect to the Distribution is materially inaccurate, or if the IRS were to challenge successfully the federal income tax treatment of the Distribution set forth in Counsel's opinion, then, in general, although not entirely free from doubt, for federal income tax purposes it is likely that (i) each Company shareholder would be required to recognize income or gain on the receipt of the shares of New GranCare Common Stock in the Distribution in an amount up to the fair market value of the shares of New GranCare Common Stock received in the Distribution and (ii) the Company would be required to recognize gain on the Distribution. If the IRS were to challenge successfully the federal income tax treatment of the Merger set forth in Counsel's opinion, although not entirely free from doubt, it is likely that, for federal income tax purposes, (i) each Company shareholder would be required to recognize gain or loss equal to the difference between the fair market value of the Vitalink shares that are received in exchange for the Company shares in the Merger and the basis in his or her Company Common Stock, and (ii) the Company would recognize gain or loss as if it had sold its assets, subject to its liabilities, to Vitalink in a taxable transaction.

POSSIBLE FUTURE LEGISLATION

  The Clinton Administration's Budget Proposal issued March 19, 1996 contains several revenue proposals, including a proposal (the "Anti-Morris Trust Proposal") which would require a distributing corporation in a transaction otherwise qualifying as a tax-free distribution under Section 355 of the Code to recognize gain on the distribution of the stock of the controlled corporation unless the direct and indirect shareholders of the distributing corporation own more than 50 percent of the distributing corporation and controlled corporation at all times during the four year period commencing two years prior to the distribution. The Anti-Morris Trust Proposal would apply to any distributions occurring after March 19, 1996, unless such distribution was
(i) pursuant to a binding contract on such date, (ii) described in a ruling request submitted to the IRS on or before such date, or (iii) described in a public announcement or SEC filing on or before such date.

  On March 29, 1996, Senator William V. Roth, Chairman of the Senate Finance Committee and Congressman Bill Archer, Chairman of the House Ways & Means Committee, issued a joint statement (the "Roth-Archer Statement") to the effect that should certain of the revenue proposals included in the Administration's Budget Proposal, including the Anti-Morris Trust Proposal, be enacted, the effective date of such proposals will be no earlier than the date of "appropriate Congressional action." As of the date of this Prospectus, no legislation has been introduced relating to the Anti-Morris Trust Proposal. There can be no assurances that Congress will not adopt Anti-Morris Trust legislation which would apply to the Distribution.

BACK-UP WITHHOLDING REQUIREMENTS

  United States information reporting requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of Company Common Stock, unless the shareholder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not supply the Company with his, her or its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service ("IRS"). Any amount withheld under these rules will be refunded or credited against the shareholder's federal income tax liability. Shareholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a shareholder, the amount of dividends paid with respect to such shares will be reported annually to the IRS and to such shareholder.

  These backup withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules could be changed.

                                CAPITALIZATION

  Following the Distribution and the Merger, New GranCare will change its name to GranCare, Inc. and will be treated as the continuation of the Company for financial reporting purposes. See "Unaudited Pro Forma GranCare, Inc. Financial Statements" and the consolidated financial statements of the Company and notes thereto included elsewhere herein. The following table sets forth the Company's historical and pro forma capitalization as of September 30, 1996 and as adjusted to give effect to the Distribution and Merger:

                                                           SEPTEMBER 30, 1996
                                                         ----------------------
                                                         HISTORICAL AS ADJUSTED
                                                         ---------- -----------
                                                             (UNAUDITED, IN
                                                               THOUSANDS)
Short-term debt:
  Current portion of long-term debt.....................  $  4,219   $  2,550
                                                          --------   --------
Long-term debt, less current portion:
  Credit Agreement(1)...................................  $ 88,850    159,543
  Mortgages.............................................   124,015    124,015
  6 1/2% Convertible Subordinated Debentures due
   2003(2)..............................................    60,000        --
  9 3/8% Senior Subordinated Notes due 2005(3)..........   100,000        --
  Other.................................................    12,040     12,040
                                                          --------   --------
    Total long-term debt................................  $384,905   $295,598
                                                          --------   --------
Shareholder's equity:
  Preferred Stock; 2,000,000 shares authorized as Series
   A, B, C or D; no shares outstanding..................       --         --
  Common Stock; 50,000,000 shares authorized;
   23,401,992 shares issued and outstanding(4)..........   125,401        --
  Common Stock; $0.001 par value; 50,000,000 shares
   authorized; 23,401,992 shares issued and
   outstanding(4).......................................       --          23
  Paid in capital(4)....................................       --     120,348
  Treasury stock, (200,000 shares)(5)...................    (5,030)       --
  Equity component of minimum pension liability.........      (465)      (465)
  Unrealized gain on investment, net income taxes
   ($3,963).............................................     5,747      5,747
  Retained earnings.....................................    76,021     12,292
                                                          --------   --------
  Total shareholders' equity............................  $201,674   $137,945
                                                          ========   ========
  Total capitalization..................................  $590,798   $433,543
                                                          ========   ========
Long-term debt as a percentage of total capitaliza-
 tion(6)................................................      65.2%      69.3%

--------
(1) The current $150 million credit facility with First Union National Bank of North Carolina, as agent will be repaid and replaced with a $300 million credit facility with First Union National Bank of North Carolina and the Chase Manhattan Bank which will fund required new borrowings.
(2) Will be redeemed at a redemption price of 104.55% of the principal amount plus accrued and unpaid interest to the date of redemption.
(3) The Company has undertaken a tender offer for the 9 3/8% Senior Subordinated Notes at a purchase price of 109% of the principal amount plus accrued and unpaid interest to the date of purchase. As a result of the Merger, Vitalink will succeed to the obligations of the Company with respect to any 9 3/8% Senior Subordinated Notes not purchased in the tender offer.
(4) One for one conversion of GranCare Common Stock for New GranCare Common
    Stock.
(5) Cancellation and retirement of GranCare Common Stock held in treasury immediately prior to the conversion for New GranCare Common Stock.
(6) See "Risk Factors--Significant Debt and Lease Obligations."

                                DIVIDEND POLICY

  New GranCare does not expect to pay any dividends for the foreseeable future. Rather, New GranCare expects that it will reinvest any earnings into funding future acquisitions and growth. Any future payments of dividends and the amount thereof will be dependent upon New GranCare's results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors of New GranCare from time to time.

            UNAUDITED PRO-FORMA GRANCARE, INC. FINANCIAL STATEMENTS

  GranCare, Inc. ("GranCare") has entered into an Agreement and Plan of Merger between Vitalink Pharmacy Services, Inc. ("Vitalink") and GranCare dated as of September 3, 1996, as amended. The form of the proposed transactions are: (1) GranCare's skilled nursing facilities, along with this contract management and home health businesses are to be reorganized into New GranCare, Inc. ("New GranCare") all of the shares of common stock of New GranCare distributed to the GranCare shareholders in a tax-free spin-off; (2) GranCare (then consisting solely of the institutional pharmacy and related business known as TeamCare) would merge into and be acquired by Vitalink through a tax-free exchange of shares of common stock of Vitalink for shares of common stock of GranCare; and (3) New GranCare would become a public company upon the effectiveness of its initial registration statement. Notwithstanding the legal structure of the proposed transactions, for accounting/financial reporting purposes such transactions will be treated as the spin-off of TeamCare in the form of a dividend of the Vitalink Common Stock to be received and reorganization/recapitalization of GranCare into New GranCare as New GranCare will continue the majority of the GranCare businesses. New GranCare will change its name to and be treated as the continuation of GranCare. No gain will be recognized as a result of the Distribution for the difference between the market value of the Vitalink Common Stock received and the carrying value of the net assets of TeamCare. New GranCare will continue to reflect the historical cost basis of assets and liabilities of the Company. The closing under the Merger Agreement is subject to a number of conditions, including approval of GranCare's shareholders. The accompanying unaudited pro-forma balance sheet at September 30, 1996 gives effect to the transactions as if they occurred at that date. The accompanying unaudited income statements for the year ended December 31, 1995 and for the nine months ended September 30, 1996 give effect to the transactions as if they occurred on January 1, 1995. The unaudited pro forma financial statements are not necessarily indicative of the operating results that would have been achieved had the spin-off and reorganization/ recapitalization been consummated as of those dates, nor are they necessarily indicative of future operating results. The unaudited pro-forma financial statements should be read in conjunction with the consolidated financial statements of GranCare and the related notes thereto.

                                 GRANCARE, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                          PRO FORMA ADJUSTMENTS
                          ---------------------------------------------------------
                           GRANCARE    TEAMCARE    OTHER PRO FORMA   GRANCARE
                          HISTORICAL HISTORICAL(1)   ADJUSTMENTS     PRO FORMA
                          ---------- ------------- ---------------   ---------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........   $ 25,750    $    (868)     $ 88,628 (3)   $ 34,882
                                                        84,772 (6a)
                                                      (160,000)(6b)
                                                        (3,400)(6b)
  Accounts receivable,
   less allowance for
   doubtful accounts....    218,529      (47,099)          --         171,430
  Inventories...........     17,833      (15,573)          --           2,260
  Prepaid expenses and
   other current
   assets...............     41,034       (2,749)          --          38,285
  Deferred income
   taxes................     11,599       (3,338)        3,800 (7)     13,543
                                                         1,482 (8)
                           --------    ---------      --------       --------
Total current assets....    314,745      (69,627)       15,282        260,400
Property and equipment..    276,441      (28,150)          --         248,291
  Less accumulated
   depreciation.........    (67,111)      14,706           --         (52,405)
                           --------    ---------      --------       --------
                            209,330      (13,444)          --         195,886
Other assets:
  Investments, at fair
   value................     36,359          --            --          36,359
  Goodwill..............    129,863      (75,621)          --          54,242
  Other intangibles.....      8,573       (1,930)          --           6,643
  Other.................     39,068       (3,711)       39,015 (2)     31,458
                                                       (88,628)(3)
                                                        84,725 (4)
                                                       (35,112)(5)
                                                        (3,899)(8)
                           --------    ---------      --------       --------
Total assets............   $737,938    $(164,333)     $ 11,383       $584,988
                           ========    =========      ========       ========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
   accrued expenses.....   $ 84,291    $ (19,921)     $    --        $ 64,370
  Merger costs payable..        --           --         30,000 (7)     30,000
  Accrued wages and
   related liabilities..     20,461       (4,362)          --          16,099
  Interest payable......      5,137         (261)          --           4,876
  Income taxes payable..      7,059          --            --           7,059
  Notes payable and
   current maturities of
   long-term debt.......      4,219       (1,669)          --           2,550
                           --------    ---------      --------       --------
Total current
 liabilities............    121,167      (26,213)       30,000        124,954
Long-term debt..........    384,905      (10,679)       84,772 (6a)   295,598
                                                      (160,000)(6b)
                                                        (3,400)(6b)
Due to/from parent......        --       (39,015)       39,015 (2)        --
Deferred income taxes...     15,628       (3,171)                      12,457
Other...................     14,564         (530)                      14,034
Commitments and
 contingencies
Shareholders' equity:
  Common stock; no par
   value................    125,401      (46,379)       46,379 (4)        --
                                                      (125,401)(9)
  Common stock; $0.001
   par value............        --           --             23 (9)         23
  Paid in capital.......        --           --        120,348 (9)    120,348
  Treasury stock........     (5,030)         --          5,030 (9)        --
  Equity component of
   minimum pension
   liability............       (465)         --            --            (465)
  Unrealized gain on
   investments, net of
   income taxes.........      5,747          --            --           5,747
  Retained earnings.....     76,021      (38,346)       38,346 (4)     12,292
                                                       (35,112)(5)
                                                       (26,200)(7)
                                                        (2,417)(8)
                           --------    ---------      --------       --------
                            201,674      (84,725)       20,996        137,945
                           --------    ---------      --------       --------
Total liabilities and
 shareholders' equity...   $737,938    $(164,333)     $ 11,383       $584,988
                           ========    =========      ========       ========

Pro Forma Adjustments:

Adjustments affecting assets, liabilities and shareholders' equity to reflect dividend of TeamCare assets and liabilities pursuant to Merger:
  (1) Reflects elimination of historical stand-alone amounts of TeamCare, Inc.
  (2) Contribution of Teamcare due to Company amount to TeamCare capital
  (3) Retirement of debt and reduction in investment in TeamCare in relation to cash payment (reflecting incremental debt assumed/refinanced) received from Vitalink upon consummation of Merger:

     Cash received from Vitalink upon consummation of merger:
       Agreed value of initial debt to be assumed by Vitalink........   $88,383
       Additional debt assumed for TeamCare acquisitions subsequent to
        June 1, 1996.................................................     7,925
       Shared transaction expense settlement amount..................       400
       TeamCare cash and cash equivalents at September 30, 1996......       868
       Retirement of Winyah debt prior to merger.....................     3,400
       Less: Existing debt on TeamCare balance sheet at September 30,
        1996.........................................................   (12,348)
                                                                       --------
         Retirement of debt upon consummation of merger/decrease in
          investment in TeamCare.....................................   $88,628
                                                                       ========

  (4) Adjustment to investment in TeamCare to reflect net equity balance
  (5) Elimination of net investment in TeamCare reflects: TeamCare historical equity--$84,725; plus contribution to capital of due to GranCare balance-- $39,015; less cash payment (incremental debt assumed/refinanced by Vitalink) received upon consummation of Merger--$88,628.

  Other Merger related adjustments:

   (6) Retirement of debt instruments and incremental borrowing under line of credit:
    (a) Incremental new borrowings under line of credit:

       Estimated Merger costs.........................................  $30,000
       Less: Amounts to be funded from current cash balances..........  (20,000)
                                                                        -------
         New borrowings under line of credit to fund Merger costs.....   10,000
       New borrowings to fund retirement of debt:
         $60 million Convertible Debentures...........................   60,000
         $100 million Senior Subordinated Notes.......................  100,000
                                                                        -------
                                                                        160,000
         Less: retirement of debt from Vitalink upon consummation of
          Merger/decrease in investment in TeamCare...................  (88,628)
                                                                        -------
         New borrowings under line of credit to fund subordinated debt
          retirement..................................................   71,372
       New borrowings under line of credit to fund retirement of
        Winyah debt...................................................    3,400
                                                                        -------
           Total new borrowings under line of credit..................   84,772
                                                                        -------
      (a) Retirement of debt:

       Retirement of subordinated debt:
         $60 million Convertible Debentures............................  60,000
         $100 million Senior Subordinated Notes........................ 100,000
                                                                        -------
                                                                        160,000
                                                                        -------
       Retirement of Winyah debt....................................... $ 3,400
                                                                        -------

  (7) Accrual of estimated Merger costs, net of income tax effect (assumes $10,000 of total cost is deductible for tax purposes, 38% assumed tax rate), components of estimated Merger charge consists of the following (amounts to be recognized in operations of New GranCare upon consummation of Merger):

     Shared Transaction costs:
      Redemption premium--$100 million Senior Subordinated Notes .... $ 9,000
      Redemption premium--$60 million Convertible Subordinated
       Debentures(a).................................................   2,730
      Investment banker fees.........................................   4,000
      Other professional fees and merger related costs...............   6,270
                                                                      -------
     Total shared Merger costs.......................................  22,000
     Less costs to be paid by Vitalink............................... (11,000)
                                                                      -------
     GranCare portion of shared Transaction costs....................  11,000
     Other Transaction related costs:
      Consent fee paid to landlord...................................  10,000
      Amounts payable under GranCare Shareholder Value Plan..........   4,500
      Amounts payable under Restricted Stock Plan....................   2,500
      Other employee severance and other related costs(b)............   2,000
                                                                      -------
                                                                       30,000
      Less: Income taxes.............................................  (3,800)
                                                                      -------
     Total estimated Merger costs, net of income taxes(a)............ $26,200
                                                                      =======

    --------
    (a) The amount of the redemption premium shall be reduced by $.39 million in the event the redemption occurs after January 15, 1997.
    (b) additional amounts of up to $5.0 million could be paid if additional officers elect to exercise the change of control provision.

  (8) Elimination of deferred financing fees related to the Convertible Debentures and 9 3/8% Senior Subordinated Notes, net of income tax effect at assumed 38% tax rate
  (9) One to one conversion of Company Common Stock for New GranCare Common Stock and cancellation and retirement of Company Common Stock held in treasury immediately prior to the conversion for New GranCare Common Stock

                                GRANCARE, INC.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                         (UNAUDITED, EXCEPT AS NOTED)

                                        PRO FORMA ADJUSTMENTS
                                    ------------------------------
                          GRANCARE     TEAMCARE    OTHER PRO FORMA GRANCARE
                         HISTORICAL HISTORICAL (1)   ADJUSTMENTS   PRO FORMA
                         ---------- -------------- --------------- ---------
                         (AUDITED)
Net revenues............  $816,462    $(194,898)       $18,216 (2) $639,780
Expenses:
  Operating expenses
   (excluding items
   shown below).........   669,512     (168,173)        18,216 (3)  519,555
  Rent and property
   expenses.............    51,206       (4,115)           --        47,091
  Depreciation and
   amortization.........    21,611       (4,705)           --        16,906
  Interest expense and
   financing charges....    27,054         (497)        (7,282)(4)   19,275
  Nonrecurring costs--
   merger and other
   costs................    11,750          --             --        11,750
                          --------    ---------        -------     --------
    Total expenses......   781,133     (177,490)        10,934      614,577
                          --------    ---------        -------     --------
Income before income
 taxes..................    35,329      (17,408)         7,282       25,203
Income taxes............    14,765       (7,000)         2,913 (5)   10,678
                          --------    ---------        -------     --------
Net income..............  $ 20,564    $ (10,408)       $ 4,369     $ 14,525
                          ========    =========        =======     ========
Net income per common
 and common equivalent
 share:
  Primary...............  $   0.86                                 $   0.61 (6)
                          ========                                 ========
  Fully diluted.........  $   0.86                                      N/A (6)
                          ========                                 ========
Weighted average number
 of common and common
 equivalent
 shares outstanding:
  Primary...............    23,794                                   23,794 (6)
                          ========                                 ========
  Fully diluted.........    23,919                                      N/A (6)
                          ========                                 ========
Pro Forma Adjustments:
(1)Reflects elimination of historical stand-alone amounts of
 TeamCare, Inc.
(2)Revenues--pro forma adjustments for revenues are as follows:
  Add back intercompany revenues of TeamCare which are eliminated in GranCare historical amounts................................. $ 18,216
                                                                   ========
(3)Operating expenses--pro forma adjustments for operating
 expenses are as follows:
  Add back intercompany cost of sales of TeamCare which are
   eliminated in GranCare historical amounts...................... $ 18,216
                                                                   ========
(4)Interest expense--pro forma adjustments for interest expense are as follows:
  Elimination of interest expense on $60 million 6.5% Convertible
   Subordinated Debentures........................................ $ (3,900)
  Elimination of interest expense on $100 million 9 3/8% Senior
   Subordinated Notes.............................................   (9,375)
  Elimination of amortization of deferred financing fees related to the Convertible Debentures and 9 3/8% Senior Subordinated
   Notes..........................................................     (155)
  Interest expense on incremental new borrowings under line of credit (estimated at $86.0 million, reflects net impact of redemption of $100 and $60 million subordinated debt
   instruments less cash received/incremental debt assumed upon consummation of Merger) at 7.25%--average interest rate under
   existing credit facility.......................................    6,148
                                                                   --------
                                                                   $ (7,282)
                                                                   ========

(5) Income taxes are adjusted to reflect tax provision for elimination of pharmacy amounts and other pro forma adjustments.
(6) Income per share amounts are based on the combined weighted average shares adjusted for retirement of the Company's 6.5% Convertible Debentures. Pro forma fully diluted earnings per share are not presented as the difference in primary and fully diluted amounts is less than 3% after the assumed retirement of the $60 million Convertible Debentures.

                                GRANCARE, INC.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                         PRO FORMA ADJUSTMENTS
                                       --------------------------
                                                         OTHER
                             GRANCARE     TEAMCARE     PRO FORMA    GRANCARE
                            HISTORICAL HISTORICAL (1) ADJUSTMENTS   PRO FORMA
                            ---------- -------------- -----------   ---------
Net revenues...............  $745,653    $(194,624)     $26,136 (2) $577,165
Expenses:
  Operating expenses
   (excluding items shown
   below)..................   599,958     (164,615)      26,136 (3)  461,479
  Rent and property
   expenses................    42,696       (3,914)         --        38,782
  Depreciation and
   amortization............    19,400       (4,980)         --        14,420
  Interest expense and
   financing charges.......    26,228         (449)      (5,675)(4)   20,104
  One-time charges.........    18,400          --           --        18,400
                             --------    ---------      -------     --------
    Total expenses.........   706,682     (173,958)      20,461      553,185
                             --------    ---------      -------     --------
Income before income
 taxes.....................    38,971      (20,666)       5,675       23,980
Income taxes...............    14,809       (8,266)       2,270 (5)    8,813
                             --------    ---------      -------     --------
Net income.................  $ 24,162    $ (12,400)     $ 3,405     $ 15,167
                             ========    =========      =======     ========
Net income per common and
 common equivalent share:
  Primary..................  $   1.01                               $   0.63(6)
                             ========                               ========
  Fully diluted............  $   0.98                                    N/A(6)
                             ========                               ========
Weighted average number of
 common and common
 equivalent shares
 outstanding:
  Primary..................    24,021                                 24,021(6)
                             ========                               ========
  Fully diluted............    26,653                                    N/A(6)
                             ========                               ========
Pro Forma Adjustments:
(1) Reflects elimination of historical stand-alone amounts of
    TeamCare
(2) Revenues--pro forma adjustments for revenues are as follows:
  Add back intercompany revenues of TeamCare which are eliminated
   in GranCare historical amounts................................   $ 26,136
                                                                    ========
(3) Operating expenses--pro forma adjustments for operating
    expenses are as follows:
  Add back intercompany cost of sales of TeamCare which are
   eliminated in GranCare historical amounts.....................   $ 26,136
                                                                    ========
(4)Interest expense--pro forma adjustments for interest expense are as follows:
  Elimination of interest expense on $60 million 6.5% Convertible
   Subordinated Debentures.......................................   $ (2,925)
  Elimination of interest expense on $100 million 9 3/8% Senior
   Subordinated Notes............................................     (7,031)
  Elimination of amortization of deferred financing fees related to the Convertible Debentures and 9 3/8% Senior Subordinated
   Notes.........................................................       (330)
  Interest expense on incremental new borrowings under line of credit (estimated at $86.0 million, reflects net impact of redemption of $100 and $60 million subordinated debt
   instruments less cash received/incremental debt assumed upon consummation of Merger) at 7.25%--average interest rate under
   existing credit facility......................................      4,611
                                                                    --------
                                                                    $ (5,675)
                                                                    ========

(5) Income taxes are adjusted to reflect tax provision for elimination of pharmacy amounts and other pro forma adjustments.

(6) Income per share amounts are based on the combined weighted average shares adjusted for retirement of the Company's 6.5% Convertible Debentures. Pro forma fully diluted earnings per share are not presented as the difference in primary and fully diluted amounts is less than 3% after the assumed retirement of the $60 million Convertible Debentures.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

  The following selected historical consolidated financial data of GranCare have been derived from the historical financial statements and should be read in conjunction with the financial statements and notes included herein. GranCare data for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements which are also included herein.

                                                                       NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                         --------------------------------------------- -----------------
                         1991 (7)  1992 (8) 1993 (8) 1994 (8) 1995 (8) 1995 (8) 1996 (8)
                         --------  -------- -------- -------- -------- -------- --------
STATEMENT OF OPERATIONS
 DATA(9):
 Net revenues........... $290,958  $434,638 $611,689 $717,471 $816,462 $604,569 $745,653
 Expenses:
 Operating expenses
  (excluding items shown
  below)................  239,057   357,189  506,542  589,245  669,512  496,918  599,957
 Rent and property......   27,284    35,998   42,446   44,291   51,206   37,988   42,697
 Depreciation and
  amortization..........    5,064     6,922   12,349   16,440   21,611   14,785   19,400
 Interest expense and
  financing charges.....    7,256     7,908   19,601   21,481   27,054   19,557   26,228
 Nonrecurring costs--
  other (1992 & 1996);
  merger and other (1993
  & 1995)(1)............      --      1,114    4,573      --    11,750   11,750   18,400
 Restructuring
  costs(2)..............      --        --       --     8,200      --       --       --
                         --------  -------- -------- -------- -------- -------- --------
 Total expenses.........  278,661   409,131  585,511  679,657  781,133  580,998  706,682
                         --------  -------- -------- -------- -------- -------- --------
 Income before income
  taxes and
  extraordinary charge..   12,297    25,507   26,178   37,814   35,329   23,571   38,971
 Income taxes...........    3,950     8,701   10,089   13,524   14,765   10,297   14,809
                         --------  -------- -------- -------- -------- -------- --------
 Income before
  extraordinary charge..    8,347    16,806   16,089   24,290   20,564   13,274   24,162
 Extraordinary charge--
  gain on settlement of
  debt (1991); loss on
  extinguishment of debt
  (1993)(3).............   (2,928)      --     1,285      --       --       --       --
                         --------  -------- -------- -------- -------- -------- --------
 Net income............. $ 11,275  $ 16,806 $ 14,804 $ 24,290 $ 20,564 $ 13,274 $ 24,162
                         ========  ======== ======== ======== ======== ======== ========
Pro forma income tax
 data(4):
 Income before income
  taxes and
  extraordinary charge.. $ 12,297  $ 25,507 $ 26,178      n/a      n/a      n/a      n/a
 Income taxes...........    4,060    10,157   10,874      n/a      n/a      n/a      n/a
                         --------  -------- --------
 Income before
  extraordinary
  charge(5).............    8,237    15,350   15,304      n/a      n/a      n/a      n/a
 Extraordinary
  charge(5).............   (1,757)      --     1,285      n/a      n/a      n/a      n/a
                         --------  -------- --------
Pro forma net income.... $  9,994  $ 15,350 $ 14,019      n/a      n/a      n/a      n/a
                         ========  ======== ========
Net income per common
 and common equivalent
 share(4):
 Primary:
  Income before
   extraordinary item...    $0.59     $0.97    $0.84    $1.07    $0.86    $0.55    $1.01
  Extraordinary item....     0.24        --    (.07)       --       --       --       --
                         --------  -------- -------- -------- -------- -------- --------
  Net income............    $0.83     $0.97    $0.77    $1.07    $0.86    $0.55    $1.01
                         ========  ======== ======== ======== ======== ======== ========
 Fully diluted:
  Income before
   extraordinary item...    $0.53     $0.90    $0.80    $1.07    $0.86    $0.55    $0.98
  Extraordinary item....     0.22        --    (.07)       --       --       --       --
                         --------  -------- -------- -------- -------- -------- --------
  Net income............    $0.75     $0.90    $0.73    $1.07    $0.86    $0.55    $0.98
                         ========  ======== ======== ======== ======== ======== ========

                                                                 NINE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                         --------------------------------------  ------------------
                         1991     1992    1993    1994    1995     1995      1996
                         ----    ------  ------  ------  ------  --------  --------
STATISTICAL DATA(9):
 Average licensed beds..  -- (6) 11,358  15,103  16,112  16,148    16,263    16,097
 Average occupancy......  -- (6)     86%     87%     88%     87%       87%       85%

                                         DECEMBER 31,
                         --------------------------------------------
                         1991 (7) 1992 (8) 1993 (8) 1994 (8) 1995 (8)  SEPTEMBER 30, 1996 (8)
                         -------- -------- -------- -------- -------- ------------------------
BALANCE SHEET DATA(9):
 Working capital........ $ 22,821 $31,483  $59,688  $89,626  $123,030 $193,578
 Total assets...........  115,437 242,656  390,881  520,193   645,161  737,938
 Long-term debt,
  including current
  portion...............   52,948  96,770  202,650  243,231   339,605  389,124
 Shareholders' equity...   12,760  54,230   86,971  161,417   172,599  201,674
 Partners equity........      320   4,988      --       --        --       --

(Footnotes from the preceding page)

--------
(1) The $1.1 million non-recurring charge in 1992 consisted of expenses related to a retirement agreement reached with an employee of CompuPharm and terminated negotiations regarding the possible sale of CompuPharm. Such expenses were incurred prior to the merger of GranCare and CompuPharm in December 1993 (the "CompuPharm Merger"), after which CompuPharm became a wholly owned subsidiary of GranCare. The $4.6 million merger costs in 1993 relate to the CompuPharm Merger. The $11.75 million charge in 1995 relates to the Evergreen Merger and other one time costs. The $18.4 million charge in 1996 relates to one-time charges for the planned disposition of assets and leasehold improvements or closure of certain long-term care facilities and write off of notes receivable related thereto; amounts required to present TeamCare's separate financial statements on a stand-alone basis in connection with the Vitalink merger and other one-time costs.
(2) The $8.2 million restructuring charge in 1994 is related to the Company's formal plan of restructuring announced in August 1994. See Note 12 of Notes to the Consolidated Financial Statements for information on the 1994 restructuring.
(3) The $2.9 million extraordinary gain in 1991 resulted from an Evergreen settlement of debt. The Company's extraordinary debt extinguishment charge of $1.3 million in 1993 resulted from debt repayments associated with the CompuPharm Merger.
(4) Prior to June 30, 1993, the Evergreen predecessor entity consisted of two partnerships and, accordingly, Evergreen was not subject to federal or state income taxes. For informational purposes, the selected historical consolidated financial data for the years 1991 through 1993 include a pro forma presentation that includes a provision for income taxes as if Evergreen had been a taxable corporation for these periods. Such pro forma calculations were based on the income tax laws and rates in effect during those periods, and FASB Statement No. 109. Earnings per share for 1991, 1992 and 1993 are based on pro forma net income.
(5) See note (3) above relating to the extraordinary items. The pro forma reduction to the 1991 gain is due to an income tax provison adjustment resulting from the fact that Evergreen was not a taxable entity during 1991.
(6) These numbers are not available from Evergreen for fiscal 1991 and, accordingly, the Company is unable to report such numbers on a consolidated basis.
(7) The ARA Living Centers-Pacific, Inc. ("ARA") acquisition occurred on September 27, 1991 and, therefore, (i) the operating results of the ARA facilities are included in the historical operating results of the Company for the fourth quarter of 1991 and (ii) the assets and liabilities of the ARA facilities, as adjusted for related financing transactions, are included in the balance sheet of the Company as of December 31, 1991.
(8) All acquisitions which occurred in 1992, 1993, 1994, 1995 and 1996, except for the CompuPharm, Inc. ("CompuPharm") acquisition and Evergreen merger, are reflected from the date of each acquisition in the historical operating results of the Company and the assets and liabilities relating to these acquisitions are included in the balance sheets of the Company since that time. See note (9) below and Note 3 to the consolidated financial statements for a discussion of the CompuPharm and Evergreen mergers.
(9) All years have been restated for the December 28, 1993 merger with CompuPharm and for the July 20, 1995 merger with Evergreen. See Notes 1 and 3 to the consolidated financial statements for a description of these combinations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion is based upon and should be read in conjunction with the Selected Historical Consolidated Financial Data, Pro Forma Financial Information and the historical consolidated financial statements of GranCare and the notes thereto, included or incorporated elsewhere herein.

GENERAL

  The Company was incorporated in September 1987. Since its inception, the Company has grown rapidly through acquisitions of long-term care facilities and specialty medical businesses such as institutional pharmacy operations. In April 1995, the Company acquired Cornerstone, a contract management firm that specializes in the implementation and management of subacute and other specialized medical programs in acute care hospitals. In addition, on July 20, 1995, the Company acquired Evergreen Healthcare, Inc. ("Evergreen") by merger in a transaction accounted for as a pooling-of-interests for financial reporting purposes. During 1996 the Company acquired RN Health Care Services, Inc., a home health agency in Michigan and Jennings Visiting Nurse Association, Inc., a home health agency in Indiana. Also in 1996, the Company acquired Emery Pharmacy, Inc., a provider of institutional pharmacy services in upstate New York and RX Corporation, a provider of institutional pharmacy services in southern California.

  At the time of the merger with Evergreen the Company operated 78 long-term care facilities and Evergreen operated 64 long-term care facilities. As a result of the Cornerstone acquisition, the Company acquired 92 contracts with acute care hospitals to manage subacute skilled nursing units, geriatric mental health programs and geriatric primary care networks.

  The Company's revenues and profitability are affected by ongoing efforts of third-party payors to contain health care costs by limiting reimbursement rates, increasing case management review and negotiating reduced contract pricing. Government payors, such as state-administered Medicaid programs and, to a lesser extent, the federal Medicare program, generally provide more restricted coverage and lower reimbursement rates than private pay sources. For the year ended December 31, 1995, the percentage of the Company's revenues derived from Medicaid and Medicare programs were 44.7% and 30.2%, respectively, of the Company's net revenues. For the nine-months ended September 30, 1996, the percentage of the Company's net patient revenues derived from Medicaid and Medicare programs were 38.6% and 38.6%, respectively, of the Company's total revenues.

  Excluding the Institutional Pharmacy Business, for the year ended December 31, 1995, the percentage of the Company's revenues derived from the Medicaid and Medicare programs were 44.8% and 31.5%, respectively, of the Company's net revenues. Excluding the Institutional Pharmacy Business for the nine months ended September 30, 1996, the percentage of the Company's revenues derived from the Medicaid and Medicare programs were 37.4% and 40.7%, respectively, of the Company's total revenues.

  The Company derives its revenues by providing (i) skilled nursing, (ii) pharmacy, therapy, subacute and other specialty medical services and (iii) contract management of specialty medical programs for acute care hospitals. In general, the Company generates higher revenues and profitability from the provision of specialty medical services than from routine skilled nursing care, and the Company believes that this trend will continue. The Company seeks to enhance its operating margins by increasing the proportion of its revenues derived from specialty medical services.

  While the initial results of the Merger will be a decrease in the percentage of revenue from specialty medical services received by New GranCare from the percentage of specialty medical services revenue received by the Company because of the loss of the revenue from the Institutional Pharmacy Business, the Company believes that opportunities exist for New GranCare to increase the percentage of its revenue derived from specialty medical services from sources other than the Institutional Pharmacy Business such as specialty medical service revenue from therapy and subacute care.

RESULTS OF OPERATIONS

  The following tables set forth, as a percentage of patient revenues, certain revenue data for the periods indicated:

              REVENUE COMPOSITION/PERCENTAGE OF PATIENT REVENUES

                                                            NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                --------------------------  -----------------
                                 1995     1994(1)   1993      1996      1995
                                -------  --------- -------  --------  --------
Skilled nursing and subacute
 care:
 Routine services..............    53.8%     57.6%    60.2%     44.7%     54.8%
 Therapy, subacute and other
  ancillary services(2)........    19.8      18.3     19.9      25.9      19.4
                                -------   -------  -------  --------  --------
                                   73.6%     75.9%    80.1%     70.6      74.2
                                -------   -------  -------  --------  --------
Pharmacy(2)....................    23.5      23.8     19.6      25.9      23.3
Contract management............     2.9       0.3      0.3       3.5       2.5
                                -------   -------  -------  --------  --------
                                  100.0%    100.0%   100.0%    100.0%    100.0%
                                =======   =======  =======  ========  ========

    REVENUES PER PATIENT DAY DERIVED FROM SKILLED NURSING AND SUBACUTE CARE

                                                            NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                    ----------------------- -------------------
                                     1995   1994(1)  1993     1996      1995
                                    ------- ------- ------- --------- ---------
Routine skilled nursing............ $ 87.07 $ 79.52 $ 78.07 $   89.35 $   87.02
Specialty medical services(3)......   35.65   27.69   27.59     58.89     34.05
                                    ------- ------- ------- --------- ---------
                                    $122.72 $107.21 $105.66   $148.24   $121.07
                                    ======= ======= ======= ========= =========

--------
(1) Excludes results of operations from August 1 through December 31, 1994 for facilities divested or to be divested as part of the restructuring plan.
(2) Before elimination of intercompany sales.
(3) Excludes pharmacy and other specialty medical revenue from beds not operated by the Company.

 Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

  The Company's net revenues for the nine-month period ended September 30, 1996 were $745.7 million, compared to $604.6 million for the same period in 1995, a net increase of $141.1 million, or 23.3%. Included in net revenues and classified as investment and other revenue for the nine month period ended September 30, 1996 is the approximate $18 million gain on the sale of the Company's investment in an unconsolidated affiliate which occurred in the third quarter of 1996. Of the foregoing change, $75.5 million resulted from acquisitions and $69.0 million was attributable to same-store growth. Those increases were partially offset by loss of net revenue of $21.4 million from facilities divested. Specialty medical revenues increased $123.6 million over the same period in 1995. This was primarily the result of the growth in the number of Medicare residents which utilize higher margin ancillary services (physical, respiratory, occupational and speech therapy).

  Excluding the Institutional Pharmacy Business, the Company's net revenues for the nine-month period ended September 30, 1996 were $577.2 million, compared to $474.2 million for the same period in 1995, a net increase of $103.0 million, or 21.7%. Of the foregoing change, $18 million resulted from the gain on sale of the Company's investment in an unconsolidated affiliate. $44.3 million resulted from same store growth and $62.1 million resulted from acquisitions. Those increases were partially offset by loss of net revenue of $21.4 million from facilities divested. Specialty medical revenues increased $71.7 million over the same period in 1995. This was primarily the result of the growth in the number of Medicare residents which utilize higher margin ancillary services (physical, respiratory, occupational and speech therapy).

  Operating expenses for the nine-month period ended September 30, 1996, were $642.7 million compared to $534.9 million for the same period in 1995, a net increase of $107.8 million, or 20.2%. Of the foregoing increase,

$66.0 million resulted from acquisitions and $62.1 million was attributable to same-store growth increases in expenses. These increases were partially offset by a reduction of expenses of $20.3 million from facilities divested. Specialty medical revenues generate additional costs from the higher staffing levels required to care for the higher acuity Medicare residents. The additional ancillary services (physical, respiratory, occupational and speech therapy) utilized generate additional costs in line with the growth realized in the specialty medical revenues.

  Excluding the Institutional Pharmacy Business, operating expenses for the nine-month period ended September 30, 1996, were $500.3 million, compared to $420.8 million for the same period in 1995, a net increase of $79.5 million, or 18.9%. Of the foregoing increase, $47.2 was attributable to same store increases in expenses and $52.6 million resulted from acquisitions. These increases were partially offset by a reduction of expenses of $20.3 million from facilities divested.

  Depreciation and amortization expenses for the nine-month period ended September 30, 1996 were $19.4 million compared to $14.8 million for the same period in 1995, an increase of $4.6 million, or 31.1%. This increase was primarily the result of depreciation and amortization expenses attributable to businesses acquired and additions to property and equipment.

  Excluding the Institutional Pharmacy Business, depreciation and amortization expenses for the nine-month period ended September 30, 1996 were $14.4 million compared to $11.4 million for the same period in 1995, an increase of $3.0 million, or 26.3%.

  Interest expense and financing charges for the nine-month period ended September 30, 1996, were $26.2 million compared to $19.6 million for the same period in 1995, an increase of $6.6 million, or 33.7%. These increases were primarily due to interest on additional indebtedness incurred in connection with acquisitions, the issuance of $100 million of 9 3/8% Notes (the "9 3/8% Notes") and to a lesser extent, borrowings to fund working capital.

  Excluding the Institutional Pharmacy Business, interest expense and financing charges for the nine-month period ended September 30, 1996, were $25.8 million compared to $19.2 million for the same period in 1995, an increase of $6.6 million, or 34.4%.

  During the third quarter of 1996, the Company recorded exit and other one-time costs of $18.4 million as a charge to operations. Approximately $10.6 million of this charge relates to management's decision to close five facilities which are operated under long term operating leases, as these facilities did not fit the Company's operating strategies. The $10.6 million reflects the remaining net book value of leasehold improvements at the dates of closure and the remaining rent due to the landlord for periods after the dates of closure. The revenues and net operating losses of these facilities are not significant. Approximately $3 million of the charge relates to the write-off of notes receivable for loans made by the Company to a sublease lessee to fund working capital. Accounts receivable from the facility under lease serve as collateral for the working capital loans. During the third quarter of 1996, the loans to the lessee began to significantly exceed the collateral, indicating that the loan would not be recoverable. Accordingly, the Company decided to terminate the sublease arrangement and to write off the loans which it concluded would not be recoverable. In addition, in the third quarter of 1996, the Company recorded $4.8 million of other charges which included $2.9 million of additional bad debt expense related to TeamCare. The charge for bad debt expense was necessary to provide for the increased risk of collection resulting from the deterioration in the financial condition of certain customers in the third quarter of 1996. These charges do not have a negative effect on short-term cash flow. In the third quarter of 1995, the Company incurred certain costs related to the completion of the pooling-of-interests with Evergreen on July 20, 1995 and other one-time costs.

  Income taxes for the nine month period ended September 30, 1996, were $14.8 million compared to $10.3 million for the same period in 1995, an increase of $4.5 million.

  Excluding the Institutional Pharmacy Business, income taxes for the nine-month period ended September 30, 1996, were $6.5 million compared to $5.3 million for the same period in 1995, an increase of $1.2 million.

  As a result of the foregoing, net income for the nine-month period ended September 30, 1996, was $24.2 million compared to $13.3 million for the same period in 1995, an increase of $10.9 million.

  Excluding the Institutional Pharmacy Business, net income for the nine-month period ended September 30, 1996, was $11.8 million compared to $5.8 million for the same period in 1995, an increase of $6.0 million.

  During the first quarter of 1996, the Company adopted as required FASB Statement No. 121 ("Statement No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In accordance with Statement No. 121, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets may be less than the carrying amounts of those assets. The Company adopted Statement No. 121 and it had no effect on the financial statements.

  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  The Company's net revenues for 1995 were $816.5 million compared to $717.5 million for 1994, an increase of $99.0 million, or 13.8%. $112.0 million of the increase is attributable to acquisitions completed. Same-store growth increased $27.8 million from increases in specialty medical services provided and an increase in average daily rates due to an improved payor mix, but was adversely affected by a decrease in the level of reimbursement rates implemented in the State of Indiana in August 1994. Specialty medical revenues increased $88.6 million over the same period in 1994. This was the result of growth in the number of Medicare residents which utilize higher margin ancillary services (physical, respiratory, occupational and speech therapy). The overall increase was partially offset by a $40.8 million decrease in revenues resulting from the divestiture of certain business units and the loss of the pharmacy division's contract with the State of New Jersey. Included in net revenues for 1995 and 1994 were $1.8 million and $0.8 million, respectively, relating to routine cost limit exceptions. While the Company has applied for these exceptions, and has only recognized a portion of the estimated recovery, there can be no assurance that the actual revenues from routine cost limit exceptions will equal those amounts recognized by the Company in 1994 and 1995.

  Excluding the Institutional Pharmacy Business, the Company's net revenues for 1995 were $639.8 million compared to $559.0 million for 1994, an increase of $80.8 million, or 14.5%. Of the foregoing change $33.4 million resulted from same store growth and $67.1 million resulted from acquisitions. The overall increase was partially offset by a $19.7 million decrease in revenues resulting from the divestiture of certain business units. Specialty medical revenues increased $64.9 million over the same period in 1994. This was the result of growth in the number of Medicare residents which utilize higher margin ancillary services (physical, respiratory, occupational and speech therapy).

  Operating expenses (excluding rent and property expenses) for 1995 were $669.5 million compared to $589.2 million for 1994, an increase of $80.3 million, or 13.6%. $92.6 million of the increase was attributable to acquisitions, as well as costs associated with an increase of specialty medical services provided, and the duplicate Evergreen overhead incurred prior to the merger of the Company with Evergreen. On a same-store basis, operating expenses increased $29.2 million. The increases were partially offset by reduction of expenses of $41.5 million from facilities divested. Specialty medical revenues generate additional costs from the higher staffing levels required to care for the higher acuity Medicare residents. The additional ancillary services (physical, respiratory, occupational and speech therapy) utilized generate additional costs in line with the growth realized in the specialty medical revenues. This increase was partially offset by a reduction in costs from more appropriate staffing given patient acuity levels at skilled nursing facilities and an increased use of third-party vendors for therapy services.

  Excluding the Institutional Pharmacy Business, operating expenses (excluding rent and property expenses) for 1995 were $519.5 million compared to $457.0 million for 1994, an increase of $62.5 million, or 13.7%. Of the foregoing increase, $31.0 million was attributable to same-store increases in expenses and $51.0 million was attributable to acquisitions completed. These increases were partially offset by a reduction of expenses of $19.5 million from the divestiture of certain business units.

  Rent and property expenses for 1995 were $51.2 million compared to $44.3 million for 1994, an increase of $6.9 million, or 15.6%. This increase was primarily attributable to additional facilities operated and scheduled increases in rental expense, partially offset by the divestiture of certain business units.

  Excluding the Institutional Pharmacy Business, rent and property expenses for 1995 were $47.1 million compared to $41.5 million for 1994, an increase of $5.6 million, or 13.5%.

  Depreciation and amortization expenses for 1995 were $21.6 million compared to $16.4 million for 1994, an increase of $5.2 million, or 31.7%. This increase was primarily the result of depreciation and amortization expenses attributable to businesses acquired and additions to property and equipment, partially offset by depreciation and amortization expenses related to divested business units.

  Excluding the Institutional Pharmacy Business, depreciation and amortization expenses for 1995 were $16.9 million compared to $12.9 million for 1994, an increase of $4.0 million, or 31.0%.

  Interest expense and financing charges for 1995 were $27.1 million compared to $21.5 million in 1994, an increase of $5.6 million, or 26.0%. This increase was primarily due to interest on additional indebtedness incurred in connection with acquisitions, the issuance of $100 million of Senior Subordinated Notes and, to a lesser extent, borrowings to fund working capital.

  Excluding the Institutional Pharmacy Business, interest expenses and financing charges for 1995 were $26.6 million compared to $20.8 million for 1994, an increase of $5.8 million, or 27.9%.

  In 1995, the Company recorded a merger and other one-time costs charge of $11.8 million. Those costs include professional fees (legal, accounting and investment bankers) of $5.1 million, personnel costs (severance and relocation) of $3.2 million, a directors and officers policy of $0.5 million, other deferred acquisition costs of $1.1 million, a divestiture charge of $1.5 million for certain Evergreen facilities which do not fit the Company's strategy and another charge of $0.4 million relating to TeamCare converting Evergreen's pharmacy to their system. In 1994, the Company recorded a restructuring charge of $8.2 million in connection with a restructuring plan adopted by the Board of Directors in August 1994. See "Liquidity and Capital Resources."

  Income taxes for 1995 were $14.8 million compared to $13.5 million for 1994.

  Excluding the Institutional Pharmacy Business, income taxes for 1995 were $7.8 million compared to $5.8 million for 1994.

  As a result of the foregoing, net income for 1995 was $20.6 million compared to $24.3 million for 1994, a decrease of $3.7 million, or 15.2%.

  Excluding the Institutional Pharmacy Business, net income for 1995 was $10.2 million compared to $12.8 million for 1994, a decrease of $2.6 million, or 20.3%.

  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

  The Company's net revenues for 1994 were $717.5 million compared to $611.7 million for 1993, an increase of $105.8 million, or 17.3%. This increase is primarily attributable to acquisitions completed and, to a lesser extent, same-store growth. On a same-store basis, net revenues increased 6.7%. Same-store revenue growth resulted from increases in specialty medical services provided and an increase in average daily rates due to an improved payor mix, but was adversely affected by a decrease in the level of reimbursement rates implemented in the State of Indiana in August 1994. Specialty medical revenues increased to 42.4% compared to 39.8% for the same period in 1993. This was the result of growth in the number of Medicare residents which utilize higher margin ancillary services (physical, respiratory, occupational and speech therapy). The overall increase was partially offset by a decrease in revenues resulting from the divestiture of certain business units. Included in net revenues for 1994 and 1993 were $0.8 million and $1.9 million, respectively, relating to routine cost limit exceptions.

  Operating expenses (excluding rent and property expenses) for 1994 were $589.2 million compared to $506.5 million for 1993, an increase of $82.7 million, or 16.3%. This increase was primarily attributable to acquisitions, as well as costs associated with an increase of specialty medical services provided, and a $1.0 million charge in connection with the relocation of the Company's corporate offices. Specialty medical revenues generate additional costs from the higher staffing levels required to care for the higher acuity Medicare residents. The additional ancillary services (physical, respiratory, occupational and speech therapy) utilized generate additional costs in line with the growth realized in the specialty medical revenues. This increase was partially offset by a reduction in costs from the dispositions of certain business units, more appropriate staffing given patient acuity levels at skilled nursing facilities and an increased use of third-party vendors for therapy services.

  Rent and property expenses for 1994 were $44.3 million compared to $42.4 million for 1993, an increase of $1.9 million, or 4.5%. This increase was primarily attributable to additional facilities operated and scheduled increases in rental expense, partially offset by the divestiture of certain business units.

  Depreciation and amortization expenses for 1994 were $16.4 million compared to $12.3 million for 1993, an increase of $4.1 million, or 33.3%. This increase was primarily the result of depreciation and amortization expenses attributable to businesses acquired and additions to property and equipment, partially offset by depreciation and amortization expenses related to divested business units.

  Interest expense and financing charges for 1994 were $21.5 million compared to $19.6 million in 1993, an increase of $1.9 million, or 9.7%. This increase was primarily due to interest on additional indebtedness incurred in connection with acquisitions and, to a lesser extent, borrowings to fund working capital. Higher rates on floating rate debt also increased interest expense.

  In 1994 the Company recorded a restructuring charge of $8.2 million in connection with a restructuring plan adopted by the Board of Directors in August 1994. See "Liquidity and Capital Resources."

  Income taxes for 1994 were $13.5 million compared to $10.1 million for 1993.

  As a result of the foregoing, net income for 1994 was $24.3 million compared to $14.8 million for 1993, an increase of $9.5 million, or 64.2%.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary source of liquidity at September 30, 1996 was $25.8 million in cash and cash equivalents compared to $17.7 million at December 31, 1995, an increase of $8.1 million. On August 5, 1996, the Company sold its entire interest in Alternative Living Services, Inc. ("ALS"), resulting in net proceeds to the Company of approximately $24.6 million and an approximate $18.0 million gain on the sale. The increase in cash and cash equivalents was due primarily to proceeds realized from the sale of ALS. Payments received by the Company from the Medicaid and Medicare programs are the Company's largest source of cash from operations.

  Accounts receivable at September 30, 1996 were $218.5 million compared to $173.1 million at December 31, 1995, an increase of $45.4 million or 26.2%. The Company's accounts receivable include receivables from third-party reimbursement programs, primarily Medicaid and Medicare settlements. The Company receives payment for skilled nursing services based on rates set by individual state Medicaid programs. Although payment cycles for these programs vary, payments generally are made within 30 to 60 days of services provided, except in Illinois, where the Medicaid program delays payments for 120 days. The federal Medicare program, a cost-reimbursement system, pays interim rates, based on estimated costs of services, on a 30 to 45-day basis. Final cost settlements, based on the difference between audited costs and interim rates, are paid following final cost report audits by Medicare fiscal intermediaries. Because of the cost report and audit process, final settlement may not occur until up to 24 months after services are provided. The Company accounts for such open cost reports by taking appropriate reserves to offset potential audit adjustments. Management has no knowledge of any material pending claims or unsettled matters pertaining to such cost reports. Specialty medical services generally increase the amount of payments received on a delayed basis.

  Excluding the Institutional Pharmacy Business, accounts receivable at September 30, 1996 were $171.4 million compared to $135.3 million at December 31, 1995, an increase of $36.1 million.

  While federal regulations do not provide states with grounds to curtail payments under their Medicaid reimbursement programs due to state budget deficiencies or delays in enactment of new budgets, states have nevertheless curtailed payments in such circumstances in the past. In particular, some states have delayed the payment of significant amounts owed to health care providers such as the Company for health care services provided under their respective Medicaid programs.

  In addition to principal and interest payments on its long-term indebtedness, the Company has significant rent obligations relating to its leased facilities, as well as property expenses (principally property taxes and insurance) relating to all of its facilities. The Company's estimated principal payments, cash interest payments, rent and property expense obligations for 1996 are approximately $100.0 million.

  Excluding the Institutional Pharmacy Business, the Company's estimated principal payments, cash interest payments, rent and property expense obligations for 1996 are approximately $87.0 million.

  The Company's operations require capital expenditures for renovations of existing facilities in order to continue to meet regulatory requirements, to upgrade facilities for the treatment of subacute patients and to accommodate the addition of specialty medical services, and to improve the physical appearance of its facilities for marketing purposes. Total capital expenditures for the year ended December 31, 1995 were $23.5 million, excluding $2.5 million of capital expenditures reimbursed by Health and Retirement Properties Trust ("HRPT"). Total capital expenditures for the nine-month period ended September 30, 1996, were $24.0 million. The Company estimates that capital expenditures for the year ending December 31, 1996, will be approximately $32.0 million.

  Excluding the Institutional Pharmacy Business, total capital expenditures for the year ended December 31, 1995 and the nine-month period ended September 30, 1996, were $21.2 million and $20.1 million, respectively.

  The Company maintains a $150.0 million credit facility (the "Existing Credit Facility") with a syndicate of banks for whom First Union National Bank of North Carolina ("First Union") acts as lead bank, which may be used for working capital, other general corporate purposes and acquisitions. As of September 30, 1996, approximately $88.9 million was outstanding under the Existing Credit Facility. The Company will be able to borrow under the Existing Credit Facility through June 1998, at which time it will convert to a term loan, unless it is refinanced or extended. Upon conversion, the amount then outstanding will be payable in equal quarterly installments through June 2002. See "The Distribution--Treatment of Certain Indebtedness--Existing Credit Facility." Shortly before the Distribution, the Company will contribute the stock of its skilled nursing facility subsidiaries to New GranCare. Immediately prior to the Distribution, New GranCare plans to enter into the New Credit Facility with a syndicate of banks, certain proceeds from which will be paid by New GranCare on behalf of its subsidiaries to the Company in satisfaction of intercompany debt owed by New GranCare and its skilled nursing facility subsidiaries to the Company and the TeamCare subsidiaries. Amounts so paid by New GranCare to the Company will be applied to satisfy various third-party debt of the Company (including the Existing Credit Facility and the Convertible Debentures). See "The Distribution--Treatment of Certain Indebtedness--New Credit Facility."

  In September 1995, the Company completed an offering of $100.0 million aggregate principal amount of its 9 3/8% Notes. The net proceeds from this offering were used to repay outstanding amounts under the Existing Credit Facility. The Distribution Agreement provides that Vitalink will assume such Notes by operation of law. See "The Distribution--Treatment of Certain Indebtedness--9 3/8% Notes."

  The Company believes that its cash from operations, existing working capital and available borrowings under its line of credit will be sufficient to fund the fixed obligations, capital expenditures and other obligations referred to above, as well as to repay certain indebtedness when due. At this time the Company believes that any additional required financing could be obtained at market rates on terms that are acceptable to the Company, although no assurance can be given regarding the terms or availability of additional financing in the future.

  In conjunction with a 1990 acquisition, the Company borrowed $15.0 million under a promissory note agreement with HRPT. The note is secured by mortgages on two facilities and 1,000,000 shares of HRPT common stock owned by the Company. The HRPT note had a balance of $8.7 million, with an interest rate of 13.75% at December 31, 1994. During 1995, the Company renegotiated the note with HRPT, whereby the principal balance of the promissory note was increased to $11.5 million, resulting in additional proceeds to the Company. Minimum interest on the note is 11.5% per year payable monthly in arrears. Additional interest is payable commencing on January 1, 1996, in an amount equal to 75% of the percentage increase in the Consumer Price Index, with certain defined limitations. Principal payments will begin two years after the date of the note on a 30-year direct reduction basis, with the remaining balance due December 31, 2010.

  The Company has operating leases for 24 facilities, including land, buildings, and equipment from HRPT under two Master Lease Documents. Subsequent to December 31, 1994, the existing Master Lease Documents were amended. Under the amended lease arrangements, minimum rent for the aggregate facilities is the annual sum of $11,550,000, payable in equal monthly installments. In addition, beginning January 1, 1996, the amended lease agreement provides for additional rent to be paid monthly, in advance, based on 75% of the increase in the Consumer Price Index multiplied by the minimum rent due, provided, however, that the maximum rent (minimum rent plus additional rent) each January shall be limited to a 2% increase over the total monthly rent paid in the prior December. The operating leases for 17 facilities expire on December 28, 2010, and there are two 10 year renewal options. The leases for seven facilities expire in June 2006 and there are two 10 1/2-year renewal options. The Company has subleased seven of the 24 facilities to unrelated parties. Following the Distribution and Merger, New GranCare will succeed to the obligations of the Company to HRPT.

  The Company is a beneficial owner of 1,000,000 shares of stock of HRPT, which are held in trust and pledged as collateral for the obligations of two of the Company's subsidiaries under mortgage notes and lease obligations with HRPT. The pledge agreement strictly limits the Company's ability to sell the shares until its obligations to HRPT are satisfied, which will not be until the year 2010. As a result, these shares cannot be sold to meet other financial obligations. In addition, such mortgage notes and lease obligations contain provisions that restrict, upon the occurrence of an event of default thereunder, the ability of such subsidiaries to make dividends, loans or advances to the Company. In accordance with FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the HRPT stock is carried at fair market value, with unrealized gains and losses reported as a separate component of equity. The Existing Credit Facility and indenture pursuant to which the 9 3/8 Notes were issued also contain restrictions on the ability of the Company to pay dividends to its shareholders upon the failure to satisfy certain financial covenants.

  The Company maintains a captive insurance subsidiary to provide reinsurance for its obligations under workers' compensation and general and professional liability plans. These obligations are funded with long-term, fixed income investments, which are not available to satisfy other obligations of the Company. It is expected that following the Distribution and Merger that New GranCare will succeed to the aforementioned fixed income investments and operate such captive insurance subsidiary.

  As of December 31, 1995, the Company had recorded the following charges against the $8.2 million restructuring reserve recognized in the third quarter of 1994: (i) the write-off of certain unamortized financing fees; (ii) operating gains and losses from the facilities to be divested for the period of August 1, 1994 through December 31, 1995; (iii) gains and losses from the sale of facilities and; (iv) severance and other personnel-related costs. The net restructuring reserve balance at December 31, 1995 is $500,000. The Company believes that the provisions for the restructuring continue to be adequate and will not require material adjustment in future periods.

  The following transactions affecting the liquidity and capital resources of both the Company and New GranCare have been entered into or contemplated in connection with the proposed Distribution and Merger.

  New Credit Facility. In order to affect the Distribution, the Company will be required to replace its Existing Credit Facility and currently has a commitment letter from First Union and Chase, whereby each of such banks has agreed to provide the Company, for the benefit of New GranCare, a replacement credit facility in the aggregate amount of $300.0 million (with First Union and Chase each committing to $150.0 million). The New Credit Facility will consist of two components: a $200.0 million 5-year revolving credit facility (which includes a $40.0 million sub-limit for the issuance of standby letters of credit) and a $100.0 million 5-year term loan. Borrowings for working capital and general corporate purposes may not exceed $75.0 million. The first $25.0 million of exposure for letters of credit issued under the letter of credit sub-facility will correspondingly reduce availability under the working capital sub-facility. Following the consummation of the Distribution and Merger, the Company anticipates that New GranCare will have approximately $24.0 million outstanding under the working-capital sub-facility. The revolving credit portion of the New Credit facility will mature in five years. The term loan portion of the New Credit Facility will be amortized in ten quarterly installments of $7.0 million each commencing two years after the New Credit Facility closes, thereafter increasing to $10.0 million per quarter. All remaining principal and accrued, unpaid interest shall be due and payable in full on the fifth anniversary of the closing date of the New Credit Facility. Interest on outstanding borrowing shall accrue, at the option of New GranCare, at the Base Rate or at the Eurodollar Rate plus, in each case, an applicable margin. See "The Distribution--Treatment of Certain Indebtedness-- New Credit Facility."

  9 3/8% Notes. The Company has commenced a consent solicitation to obtain the approval of holders of the required principal amount of the Company's outstanding 9 3/8% Notes to the transactions contemplated by the Distribution Agreement and the Merger Agreement and to such modifications of certain covenants contained in the Note Indenture as Vitalink, as the successor obligor to the Company, may reasonably request. In connection with the assumption by Vitalink of the Company's 9 3/8% Notes and related obligations arising pursuant to the Note Indenture, the Company has agreed to pay Vitalink a fee based on a formula described in "The Distribution--Terms of the Distribution Agreement" (which fee is a Shared Transaction Expense). The Company has also undertaken a tender offer for at least 50% of the outstanding principal balance of the 9 3/8% Notes. A condition of the Company's obligation to complete the tender offer is that every tendering noteholder must consent to the requested covenant modifications referenced above. Any premium paid and expenses incurred in connection with any such tender offer will be a Shared Transaction Expense. See "The Distribution--Treatment of Certain Indebtedness--9 3/8% Notes."

  Convertible Debentures. The Distribution Agreement and the Merger Agreement also require that the Company take commercially reasonable efforts to call for redemption prior to the Distribution Record Date all of the Company's 6 1/2% outstanding convertible debentures (the "Convertible Debentures"). The Convertible Debentures are currently redeemable at a redemption price of 104.55% of the principal amount of the Convertible Debentures plus accrued and unpaid interest to the date of redemption. There are currently $60.0 million in aggregate principal amount of Convertible Debentures outstanding resulting in an aggregate redemption premium of approximately $2.73 million which shall be a Shared Transaction Expense (such premium shall be reduced by $390,000 in the event the redemption occurs after January 15, 1997).

  New GranCare Capital Resources. Following the Distribution and Merger, New GranCare believes that its cash from operations, existing working capital and available borrowings under the New Credit Facility will be sufficient to fund the fixed obligations, capital expenditures and other obligations referred to above, as well as to repay any required indebtedness when due, and further expand New GranCare's business. Also in connection with the Distribution and Merger, Vitalink has agreed to assume (as part of the Merger) certain items of the Company's consolidated indebtedness aggregating approximately $108.0 million (which includes the Company's obligations in respect of the 9 3/8% Notes). However, in the event that New GranCare continues to grow through acquisitions, New GranCare may need to raise additional capital, either through borrowings, sale-leaseback financings or the sale of debt or equity securities, to finance the acquisition price and any additional working capital and capital expenditure requirements related to such acquisitions. At this time, the Company believes that any additional required financing may be obtained at market rates on terms that are acceptable to New GranCare, although no assurance can be given regarding the terms that are available of additional financing in the future.

IMPACT OF INFLATION

  The health care industry is labor-intensive. Wages and other labor costs are especially sensitive to inflation. In addition, the Company operates and New GranCare intends to operate a majority of its facilities pursuant to operating leases which contain provisions for increased rent, based upon inflation. Increases in wages and other labor costs and rent expense as a result of inflation, without a corresponding increase in Medicare and Medicaid reimbursement rates, could adversely impact the Company or New GranCare.

  Both the Medicare and Medicaid programs operate under routine cost limits or targeted ceilings. These limits are usually adjusted on an annual basis utilizing numerous inflation indexes. Each State can operate under a different index resulting in the adjustments to the targeted ceilings being different in each State. The Company cannot predict the level of the expected increase each year and each of these programs is subject to changes in regulation, retroactive rate adjustments and government funding which could adversely affect the amounts paid to New GranCare. See "Risk Factors--Risk Involved with Reimbursement by Third Party Payors."

                                  PROPERTIES

  As of July 31, 1996, the Company operated 137 long-term care facilities (133 skilled nursing facilities and four assisted living facilities), which will be operated by New GranCare. New GranCare believes the aforementioned physical properties will be in good operating condition and suitable for the purposes for which they are intended to be used when it assumes the operation of such properties. New GranCare will operate 37 long-term care facilities, including one assisted living facility and rehabilitation center, all of which will be included in the collateral which secures certain financial obligations to creditors and lessors to be assumed by New GranCare. Ninety-two other facilities (including three assisted living facilities) will be operated by New GranCare under long-term leases. New GranCare expects to pledge all of its leasehold interests to certain creditors. See "The Distribution--Treatment of Certain Indebtedness--New Credit Facility." Seven of the Company's long-term care facilities will be managed by New GranCare.

LONG-TERM HEALTH CARE FACILITIES

  The following chart shows the geographic distribution of the facilities to be operated by New GranCare:

                                                                    PERCENTAGE
  STATE                                       FACILITIES(1)  BEDS  OF TOTAL BEDS
  -----                                       ------------- ------ -------------
Arizona(1)...................................        7         982       5.7%
California(1)................................       28       3,181      18.5
Colorado.....................................        4         661       3.8
Georgia......................................        1         100       0.6
Illinois.....................................       20       2,089      12.1
Indiana......................................       19       3,057      17.8
Iowa.........................................        7         547       3.2
Louisiana....................................        3         240       1.4
Michigan.....................................       13       1,863      10.8
Mississippi..................................       10       1,104       6.4
Ohio.........................................        1         100       0.6
South Carolina...............................        8         832       4.8
Tennessee....................................        2         226       1.3
West Virginia................................        1         164       1.1
Wisconsin....................................       13       2,052      11.9
                                                   ---      ------     -----
  Total......................................      137      17,198     100.0%
                                                   ===      ======     =====
CLASSIFICATION
--------------
Owned........................................       38       4,794      27.9%
Leased.......................................       91      11,067      64.3
Managed......................................        8       1,337       7.8
                                                   ---      ------     -----
  Total......................................      137      17,198     100.0%
                                                   ===      ======     =====

--------
(1) Includes two assisted living facilities in the State of Arizona comprising 170 licensed beds and two assisted living facilities in the State of California comprising 218 licensed beds.

  The following facilities are organized by state, and in California by region:

                                                       LICENSED   OCCUPANCY
               FACILITY                    LOCATION      BEDS   PERCENTAGE(1)
               --------                  ------------- -------- -------------
ARIZONA
Colter Village Health Care and
 Rehabilitation Center(2)                Glendale         186       91.6%
Colter Village Retirement Center(4)(2)   Glendale         105       72.5
GranCare Medical Center of Paradise
 Valley                                  Phoenix          200       93.1
East Valley Medical & Rehabilitation
 Center                                  Mesa             174       57.2
La Mesa Rehabilitation and Care Center   Yuma             125       89.9
Sunquest Village of Yuma(4)              Yuma              65       62.3
Village Green Care Center                Phoenix          127       92.8
                                                        -----       ----
 TOTAL ARIZONA                                            982       81.7%
NORTHERN CALIFORNIA
Almaden HealthCare Center                San Jose          77       91.2%
Driftwood HealthCare Center--Santa Cruz  Santa Cruz        92       88.5
Driftwood HealthCare Center--Hayward     Hayward           88       93.5
Excell Health Care Center(2)             Oakland           99       91.6
Florin Health Care Center                Sacramento       122       94.0
Fremont HealthCare Center                Fremont          122       90.4
Fruitvale HealthCare Center              Oakland          140       98.0
Hayward Hills Health Care Center         Hayward           74       92.4
La Salette Rehabilitation and
 Convalescent Hospital                   Stockton         120       89.5
Parkview Health Care Center              Hayward          121       84.7
Skyline HealthCare Center -- San Jose    San Jose         253       96.5
Vale HealthCare Center                   San Pablo        202       91.1
                                                        -----       ----
 TOTAL NORTHERN CALIFORNIA                              1,510       92.3%
SOUTHERN CALIFORNIA
Autumn Hills Convalescent Hospital       Glendale          99       97.2%
Driftwood Health Care Center             Torrance          99       96.5
El Rancho Vista Health Care Center       Pico Rivera       86       93.3
Flagship Health Care Center              Newport Beach    167       95.2
Inglewood Health Care Center             Inglewood         99       95.0
Lancaster Health Care Center             Lancaster         99       91.4
Laurelwood HealthCare Center             N. Hollywood      99       88.6
Monterey Palms Health Care Center(3)     Palm Desert       99       88.0
Newport Villa(4)                         Newport Beach    109       83.8
Newport Villa West(4)                    Newport Beach    109       82.6
Santa Monica Health Care Center          Santa Monica      59       91.2
Skyline Health Care Center               Los Angeles       99       94.1
Tarzana Extended Care & Rehabilitation
 Center                                  Tarzana          173       92.9
Thousand Oaks Health Care Center         Thousand Oaks    125       95.5
Van Nuys Health Care Center              Van Nuys          58       95.1
Verdugo Vista Health Care Center         La Crescenta      92       95.7
                                                        -----       ----
 TOTAL SOUTHERN CALIFORNIA                              1,671       92.4
 TOTAL CALIFORNIA OPERATIONS                            3,181       92.3%

                                                     LICENSED   OCCUPANCY
               FACILITY                   LOCATION     BEDS    PERCENTAGE(1)
               --------                 ------------ -------- --------------
COLORADO
Camelia HealthCare Center               Aurora          150        87.7%
Cedars HealthCare Center                Lakewood        175        95.0
Cherrelyn Manor HealthCare Center       Littleton       236        88.8
Red Rocks HealthCare Center(2)          Denver          100        87.7
                                                      -----        ----
 TOTAL COLORADO                                         661        90.0%
GEORGIA
Lafayette Health Care(2)                Lafayette       100        91.6%
                                                      -----        ----
 TOTAL GEORGIA                                          100        91.6%
ILLINOIS
Birchwood HealthCare Center(2)          Casey            75        91.7%
LaSalle HealthCare Center               LaSalle         101        93.8
Litchfield HealthCare Center            Litchfield      123        78.4
Charleston Manor(2)                     Charleston       62        78.3
Crestview HealthCare Center(2)          Clinton         103        89.7
Dixon Health Care Center(2)             Dixon           110        88.1
Fairview HealthCare Center(2)           Belvidere        80        94.4
Flora HealthCare Center                 Flora            99        94.0
Good Samaritan HealthCare Center        East Peoria     120        75.4
Havana Healthcare Center(2)             Havana           98        83.8
Montebello HealthCare Center(2)         Hamilton        139        81.9
Nature Trail HealthCare Center(2)       Mount Vernon     74        98.8
Odin HealthCare Center(2)               Odin             99        93.4
Parkway Healthcare Center(2)            Wheaton          69        88.9
Rochelle Healthcare Center(2)           Rochelle         50        95.7
Rochelle Healthcare Center--East(2)     Rochelle         74        88.6
Rockford Healthcare Center(2)           Rockford         81        92.3
Community HealthCare Center             Naperville      153        76.5
Springfield Healthcare Center           Springfield     170        93.6
Wynscape HealthCare Center(5)           Wheaton         209        92.4
                                                      -----        ----
 TOTAL ILLINOIS                                       2,089        89.1%
INDIANA
Anderson HealthCare Center(5)           Anderson        175        55.8%
Anthony Wayne HealthCare Center         Fort Wayne      126        65.8
Beech Grove Healthcare Center           Beech Grove     189        65.3
Central Healthcare Center               Indianapolis    147        75.5
Chelsea Healthcare Center(5)            Elkhart         157        45.9
Country Trace Healthcare Center         Indianapolis     49        73.5
Eagle Valley Healthcare Center          Indianapolis    120        85.3
Forest Park Healthcare Center           Kokomo          188        92.5
Lafayette Healthcare Center(5)          Lafayette       202        40.0
Monticello Healthcare Center            Monticello      206        77.6
New Castle Healthcare Center(5)         New Castle      171        77.9
Noblesville Healthcare and Alzheimer's
 Special Care Center                    Noblesville     195        71.5
Pine Tree HealthCare Center             Indianapolis    179        71.6
Universal HealthCare Center(5)          Franklin        123        61.3
Southside HealthCare Center             Indianapolis    155        49.2
Wabash Healthcare Center(5)             Wabash          101        63.0

                                                        LICENSED   OCCUPANCY
              FACILITY                     LOCATION       BEDS    PERCENTAGE(1)
              --------                 ---------------- -------- --------------
INDIANA (CONTINUED)
Washington HealthCare Center(5)        Evansville          199        58.4%
Willowbrook HealthCare Center          Clarkville          195        88.3
Willow Ridge HealthCare Center         Fort Wayne          180        57.2
                                                         -----        ----
 TOTAL INDIANA                                           3,057        67.5%
IOWA
Altoona HealthCare Center              Altoona             114        86.1%
Carroll HealthCare Center              Carroll              51        91.9
Granger HealthCare Center              Granger              71        85.2
Heritage HealthCare Center--Des
 Moines(2)                             Des Moines           99        86.4
Jefferson HealthCare Center            Jefferson            93        94.0
Norwalk HealthCare Center              Norwalk              51        86.2
Polk City HealthCare Center            Polk City            68        89.4
                                                         -----        ----
 TOTAL IOWA                                                547        92.8%
LOUISIANA
Alexandria HealthCare Center           Alexandria           75        67.0%
Heritage HealthCare Center--Crowley    Crowley              57        93.4
Heritage HealthCare Center--Hammond    Hammond             108        85.1
                                                         -----        ----
 TOTAL LOUISIANA                                           240        82.0%
MICHIGAN
Bedford Villa HealthCare Center(2)     Southfield           61        83.3%
Cambridge East HealthCare Center(2)    Madison Heights     160        93.8
Cambridge North HealthCare Center(2)   Clawson             120        95.8
Cambridge South HealthCare Center(2)   Beverly Hills       102        95.7
Clinton-Aire HealthCare Center(2)      Clinton Township    150        95.0
Crestmont HealthCare Center(2)         Fenton              132        93.7
Frenchtown HealthCare Center(2)        Monroe              229        76.9
Heritage Manor HealthCare Center(2)    Flint               180        92.3
Hope HealthCare Center(2)              Westland            142        94.3
Madonna HealthCare Center(2)           Detroit             138        88.5
Middlebelt HealthCare Center(2)        Livonia             162        95.1
Nightingale HealthCare Center(2)       Warren              185        95.6
St. Anthony HealthCare Center(2)       Warren              102        90.5
                                                         -----        ----
 TOTAL MICHIGAN                                          1,863        91.8%
MISSISSIPPI
Heritage HealthCare Center--Cleveland  Cleveland            75        94.3%
Heritage HealthCare Center--Clinton    Clinton             135        96.2
Heritage HealthCare Center--Columbia   Columbia            119        95.6
Heritage HealthCare Center--Corinth    Corinth              95        94.9
Heritage HealthCare Center--Greenwood  Greenwood           110        94.9
Heritage HealthCare Center--Grenada    Grenada             137        95.3
Heritage HealthCare Center--Holly
 Springs                               Holly Springs       120        93.9
Heritage HealthCare Center--Indianola  Indianola            75        98.0
Trace Haven HealthCare Center          Natchez              58        93.4
Heritage HealthCare Center--Yazoo
 City                                  Yazoo City          180        95.3
                                                         -----        ----
 TOTAL MISSISSIPPI                                       1,104        95.2%

                                                       LICENSED   OCCUPANCY
              FACILITY                    LOCATION       BEDS    PERCENTAGE(1)
              --------                ---------------- -------- --------------
OHIO
Rosegate HealthCare Center            West Worthington     100       84.7%
                                                        ------      -----
 TOTAL OHIO                                                100       84.7%
TENNESSEE
Heritage HealthCare Center--
 Collierville                         Collierville         114      101.2%
Heritage HealthCare Center--Memphis   Memphis              112       89.0
                                                        ------      -----
 TOTAL TENNESSEE                                           226       95.1%
SOUTH CAROLINA
Faith HealthCare Center               Florence             124       93.0%
Hallmark HealthCare Center            Summerville           88       98.3
Jolley Acres HealthCare Center        Orangeberg            60       92.6
Lake City Scranton HealthCare Center  Scranton              88       98.9
Oakbrook Health and Rehabilitation
 Center                               Summerville           88       97.3
Prince George HealthCare Center       Georgetown           148       83.6
St. George HealthCare Center          St. George            88       97.1
Springdale HealthCare Center          Camden               148       95.6
                                                        ------      -----
 TOTAL SOUTH CAROLINA                                      832       93.5%
WEST VIRGINIA
Parkview HealthCare Center            Parkersburg          164       90.8%
                                                        ------      -----
 TOTAL WEST VIRGINIA                                       164       90.8%
WISCONSIN
Ashland Health and Rehabilitation
 Center(2)                            Ashland              121       87.0%
Audubon Health Care Center(2)         Bayside              282       96.6
Christopher East HealthCare Center    Milwaukee            215       91.5
Greentree Health and Rehabilitation
 Center                               Clintonville          78       76.3
Hillside Health Care Center(2)        Milwaukee             39       94.0
Northwest Health Care Center(2)       Milwaukee            102       88.0
Park Manor Health Care Center         Milwaukee            118       87.1
Pine Manor Health Care Center         Clintonville         109       82.2
River Hills West Health Care
 Center(2)                            Pewaukee             237       92.9
Sunny Hill Health Care Center         Madison               73       89.8
The Shores Transitional Care and
 Rehabilitation Center(2)             Glendale             347       84.5
The Virginia Health Care Center       Waukesha             105       96.4
Woodland HealthCare Center            Brookfield           226       96.4
                                                        ------      -----
 TOTAL WISCONSIN                                         2,052       90.2%
                                                        ------      -----
  TOTAL GRANCARE OPERATIONS                             17,198       86.6%
                                                        ======      =====

--------
(1) Average occupancy rate for the seven months ended July 1996, for all facilities. See notes below.
(2) Facilities owned by the Company.
(3) Facility is managed by outside facility management company.
(4) Facilities operated as retirement living centers.
(5) Facilities managed by the Company.

CONTRACT MANAGEMENT

  Subject to the exceptions set forth below, the Company's contract management business, which will be owned and operated by New GranCare after the Distribution, enters into contracts with acute care hospitals for the management of geriatric specialty programs, generally located inside such hospitals. Such management contracts do not generally involve the lease or purchase of any property. Cornerstone does, however, lease two properties in connection with its operations. The two leased facilities are The Specialty Hospital of Austin (Texas) and The Specialty Hospital of Houston (Texas), which as of the end of fiscal 1995 had 104 beds and 45 beds, respectively, and an average occupancy rate of 35.4% and 55%, respectively. Cornerstone's corporate headquarters is located in Dallas, Texas.

HOME HEALTH

  The Company owns and operates home health, private duty and hospice agencies located in California, Michigan, Wisconsin and Indiana, which will be owned and operated by New GranCare following the Distribution. The agencies are operated by subsidiaries of the Company and lease the space for their operations; all such leases are immaterial in amount.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS.

  The executive officers and directors of the Company, as well as their ages as of January 1, 1997, are listed below, followed by brief accounts of their business experience and certain other information. Although the contemplated restructuring of the Company may result in the elimination of certain management positions filled by persons listed below, it is expected that most, if not all, of the officers listed below (other than Mr. Reynolds who will become an executive officer of Vitalink following the Distribution and Merger) will be asked to continue their employment with New GranCare in substantially the same capacity as such individuals have served the Company. It is also expected that the present directors of the Company will continue as directors of New GranCare. Certain of the executive officers listed below have employment agreements with the Company that provide for certain payments in the event of a "change of control" of the Company (as such term is defined in the relevant employment agreements). Executives entitled to payments in connection with a change of control under their current Company employment contracts will be asked to waive any change of control payments to which they are entitled in consideration of grants of New GranCare Options and as a condition to entering into a new employment contract with New GranCare. It is contemplated that the employment agreements to be entered into between such executives and New GranCare will provide for certain payments in the event of a "change of control" (as such term will be defined in the relevant New GranCare employment agreements) of New GranCare. The current directors of New GranCare are Messrs. Athans, Benton and Schneider. Immediately following the Distribution, Messrs. Benton and Schneider will resign from the Board of Directors of New GranCare and will be replaced by the current directors of the Company. Mr. Athans will continue to serve on the Board of Directors of New GranCare. New GranCare will reevaluate the size and composition of its Board of Directors at the next annual meeting of stockholders. Mr. Athans also will become President and Chief Executive Officer of New GranCare following the Distribution. Other than Mr. Athans, no assurance can be given that any of the officers or directors listed below will accept any offered positions with New GranCare or that the management team of New GranCare will remain substantially the same as the Company's management team. Gene E. Burleson, currently the Chairman, President and Chief Executive Officer of the Company, will become Chief Executive Officer and a director of Vitalink following the Distribution and the Merger, and will continue to act as Chairman of the Board and a director of New GranCare. Arlen B. Reynolds, currently a Senior Vice President of the Company and President of TeamCare, will become Executive Vice President of Vitalink following the Distribution and the Merger.

 NAME               AGE                                POSITION
 ----               ---                                --------
 Gene E. Burleson.. 56  Chairman, President and Chief Executive Officer
 Charles M.
  Blalack.......... 69  Director
 Antoinette
  Hubenette, M.D... 48  Director
 Joel S. Kanter.... 40  Director
 Ronald G. Kenny... 41  Director
 Robert L. Parker.. 62  Director
 William G. Petty,
  Jr............... 51  Director
 Edward V. Regan... 66  Director
 Gary U. Rolle..... 55  Director
 M. Scott Athans... 50  Executive Vice President and Chief Operating Officer (present director of New GranCare)
 Evrett W. Benton.. 48  Executive Vice President, General Counsel and Secretary (present director of New GranCare)
 Jerry A.
  Schneider........ 49  Executive Vice President and Chief Financial Officer (present director of New GranCare)
 Kay L. Brown...... 43  Senior Vice President and Director of Corporate Communications and
                        Investor Relations
 Dennis J. Hansen.. 49  Senior Vice President, Chief Information Officer
 Dennis G.
  Johnston......... 49  Senior Vice President, President of Cornerstone Health Management
                        Company

 NAME                      AGE                     POSITION
 ----                      ---                     --------
 Aruna Poddatoori......... 42  Senior Vice President, Western Operations
 Arlen B. Reynolds........ 55  Senior Vice President and President of TeamCare
 Mark H. Rubenstein....... 51  Senior Vice President, Director of Human
                               Resources
 Richard J. Spinello...... 50  Senior Vice President, Director of Risk
                               Management
 R. Jeffrey Taylor........ 47  Senior Vice President, GCI Rehab
 Dennis Wheeler........... 45  Senior Vice President, Eastern Operations
 Frank E. Scott, D.O. .... 51  Senior Vice President, Corporate Medical
                               Director
 Keith J. Yoder........... 44  Senior Vice President, Controller and Treasurer
 Thomas J. Benes.......... 43  Vice President, Director of Materials
                               Management
 David R. Borchers........ 45  Vice President, Director of Facility Management
 James G. Burkhart........ 32  Vice President, Operational Finance
 M. Henry Day, Jr......... 43  Vice President, Assistant General Counsel and
                               Assistant Secretary
 Victoria A. Eberle....... 32  Vice President, Director of Tax
 Clark D. Hettinga........ 31  Vice President, Assistant Controller
 Helayne R. O'Keiff....... 42  Vice President, President of GranCare Home
                               Health Services
 Sandra L. Long........... 45  Vice President, Sales and Marketing
 Jeffrey L. Peterson...... 42  Vice President, Business Development
 Michael H. Rosen......... 47  Vice President, Director of Business Compliance
                               and Controls
 Robert E. Schmidt........ 38  Vice President, Operational Finance

  Gene E. Burleson has served as Chairman of the Board of the Company since January 1994. Additionally, Mr. Burleson has served as President and Chief Executive Officer of the Company since December 1990. Mr. Burleson will cease acting as President and Chief Executive Officer upon completion of the Distribution and the Merger. Mr. Burleson has served as President and a Director of the Company since October 1989. From 1974 to September 1989, Mr. Burleson was employed by American Medical International, Inc. ("AMI"), a provider of health care services, where from early 1988 to March 1989 he served as President while continuing his role as Chief Operating Officer, a position he assumed in 1986. Prior to serving as President of AMI, Mr. Burleson was President and Chief Executive Officer of American Medical International--European Operations for nine years. Mr. Burleson currently serves on the boards of directors of three other public companies: Alternative Living Services, Inc. ("ALS"), a developer and manager of assisted living facilities; Deckers Outdoor Corp., a footwear manufacturer; and Walnut Financial Services, a provider of financial services.

  Charles M. Blalack became a director of the Company in March 1989. From March 1993 to the present, Mr. Blalack has been Chairman and Chief Executive Officer of Blalack & Company, a member of the National Association of Securities Dealers, Inc. ("NASD"). From September 1969 to March 1993, Mr. Blalack was Chairman of the Board and Chief Executive Officer of Blalack-Loop, Incorporated, a member of the NASD and a registered investment advisor. Mr. Blalack was a director of Beverly Enterprises, Inc. ("Beverly Enterprises"), the largest operator of long-term care facilities in the United States, from 1964 to 1975, and he currently serves on the board of directors of Advanced Micro Devices, Inc., a publicly held company.

  Antoinette Hubenette, M.D. became a director of the Company in April 1992. Dr. Hubenette is a medical doctor who specializes in internal medicine and geriatric care. Since 1982, Dr. Hubenette has been a partner with the Medical Group of Beverly Hills, and recently became the President of the group. In 1968, Dr. Hubenette received her bachelor's degree from the University of California, Berkeley, and in 1976 completed her M.D. at George Washington University. Currently, Dr. Hubenette serves on the board of directors of Cedars-Sinai Medical Care Foundation and is a member of several professional organizations, including the American Medical Association.

  Joel S. Kanter became a director of the Company in December 1990. From 1986 to the present, Mr. Kanter has been the President of Windy City, Inc., a private investment company, and from 1988 to February 27, 1995 he served as a consultant to Walnut Capital Corporation ("WCC"), a closely held investment management and advisory firm. From February 27, 1995 to the present, Mr. Kanter has served as the President of WCC and

Walnut Financial Services. Prior to 1986, Mr. Kanter was Managing Director of the Investors' Washington Service, an investment advisory company specializing in providing advice to institutional clients about the impact of federal legislative and regulatory decisions on debt and equity markets. Mr. Kanter serves on the board of directors of five other publicly held companies, I-Flow Corporation (a home infusion pump manufacturer), TransGlobal Services, Inc. (an engineering personnel temporary firm), Walnut Financial Services, Inc. (a provider of small business financial and consulting services), Healthcare Acquisition Corp. (a corporation involved in acquiring healthcare related companies) and Osteoimplant Technology, Inc. (a manufacturer of shoulder and hip implant devices), and several privately held companies.

  Ronald G. Kenny became a director of the Company in July 1995 in connection with the Company's merger with Evergreen. Mr. Kenny served as a director of Evergreen from June 1993 up to the time of the Evergreen merger and currently serves as Vice President--Finance of Huizenga Capital Management, a privately held investment management company, since 1990. Mr. Kenny was a director of National Heritage, Inc. ("NHI") from October 1992 to June 1993. Mr. Kenny serves on the board of directors of Alternative Living Services, Inc. ("ALS"), a public corporation that owns and manages assisted living facilities.

  Robert L. Parker became a director of the Company in July 1995 in connection with the Company's merger with Evergreen. Mr. Parker served as Chairman of the Board of Directors of Omega Healthcare Investors, Inc., a real estate investment trust ("Omega") from March 1992 to July 1995 and was a Managing Director of Omega Capital, Ltd., a private health care investment fund ("Omega Capital"), from 1986 to 1992. From 1972 through 1983, Mr. Parker was a senior officer of Beverly Enterprises. At the time of his retirement in 1983, Mr. Parker was Executive Vice President of Beverly Enterprises. Mr. Parker is a registered architect, licensed in California and Oklahoma. Mr. Parker continues to serve as a director of Omega and also serves as a director of First National Bank of Bethany, Oklahoma, a private commercial bank.

  William G. Petty, Jr. became a director of the Company in July 1995 in connection with the Company's merger with Evergreen. Since July 1, 1996, Mr. Petty has been a principal of Beecken, Petty & Company LLC, which is the general partner of Healthcare Equity Partners, a venture capital partnership. Mr. Petty served as Chairman of the Board of Directors, President and Chief Executive Officer of Evergreen from June 30, 1993 to July 1995. He served as Chairman of the Board, Chief Executive Officer and President of NHI from October 1992 to June 1993. From 1988 to 1992, he served as President and Chief Executive Officer of Evergreen Healthcare Ltd., L.P. ("EHL"), an affiliate of Evergreen, and has been a Managing Director of Omega Capital, Ltd., a private health care investment fund since 1986. Mr. Petty has been the Chairman of the Board of ALS since 1993. Mr. Petty also served as the Chief Executive Officer of ALS from 1993 until February 1996.

  Edward V. Regan became a director of the Company in January 1994. From 1979 to 1993, Mr. Regan served as New York State Comptroller. From 1992 to the present, Mr. Regan has been associated with the Jerome Levy Economics Institute, a non-partisan research center generating public policy alternatives through the study of economics. Mr. Regan is a member of the U.S. Competitiveness Policy Council. From 1988 to 1992, Mr. Regan was an adjunct professor at New York University's Stern Graduate School of Business. Mr. Regan currently serves on the board of directors of the Oppenheimer Funds, Inc. and River Bank America, a publicly held company and Offitbank, a professional money management firm and a publicly held company.

  Gary U. Rolle became a director of the Company in February 1994. From 1983 to the present, Mr. Rolle has been the Executive Vice President and Chief Investment Officer of Transamerica Investment Services, a subsidiary of Transamerica Corp., a financial services company. Mr. Rolle is currently the Chairman and President of Transamerica Income Shares, director of Transamerica Investors, Transamerica Occidental Life Insurance Company, Transamerica Life Insurance & Annuity, Transamerica Assurance Company, Transamerica Realty Services and Arbor Life Insurance Company and Chairman of Separate Account Funds B & C. Mr. Rolle is also a member of the Board of Trustees of Harvey Mudd College.

  M. Scott Athans joined the Company in November 1993 as Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Athans was the Chief Operating Officer of Healthfield Inc., a home health care business with operations in Georgia, Tennessee, Alabama, Massachusetts and Florida. From March 1990 to July 1991, Mr. Athans served as the Chief Executive Officer of the Georgia Baptist Medical Center. Prior to that, Mr. Athans spent six years as Senior Vice President and Regional Director of AMI.

  Evrett W. Benton joined the Company in January 1992 and shortly thereafter became Executive Vice President, General Counsel and Secretary. Prior to joining the Company, he was with a national law firm, Andrews & Kurth L.L.P., where he began his legal career in Houston in 1975. In 1989, he moved to the firm's Los Angeles office where he served as managing partner. His practice specialized in business law, with an emphasis on finance, mergers and acquisitions and general corporate law.

  Jerry A. Schneider joined the Company in January 1995 as Executive Vice President and Chief Financial Officer. Mr. Schneider served as President of J&K Alan Company, Ltd., London, England, an investment management company, from 1991 to 1994. From 1985 to 1991, Mr. Schneider was the Chief Financial Officer and Legal Counsel to Eugene V. Klein, dba Del Rayo Racing Stables, a major thoroughbred racing and breeding operation. Prior to 1985, he spent seven years as the Vice President of Taxes and International Chief Financial Officer of AMI.

  Kay L. Brown, a Senior Vice President since February 1993, is Director of Corporate Communications and Investor Relations of the Company. From June 1992 through February 1993, Ms. Brown was Vice President, Home Health of the Company. Prior to joining the Company in 1992, from December 1988 to June 1992 Ms. Brown served as President and Chief Executive Officer of Visiting Nurse Associations of America ("VNAA"), the organization representing visiting nurse associations throughout the United States. From February 1987 to December 1988, Ms. Brown was VNAA's Vice President and Chief Operating Officer.

  Dennis J. Hansen joined the Company in February 1993 as the Director of Reimbursement and in August 1993 became the Director of Reimbursement and Management Information Services. Currently, Mr. Hansen serves as Senior Vice President and Chief Information Officer. In January 1994, Mr. Hansen was promoted to Vice President and in January 1995 he became a Senior Vice President of the Company. Prior to joining the Company, Mr. Hansen spent ten years as the Corporate Vice President, Director of Reimbursement Services of AMI.

  Dennis G. Johnston joined the Company as President of Cornerstone in April 1995 and became Senior Vice President of the Company in July 1995.
Mr. Johnston was the co-founder of Cornerstone in 1990, and served as its President and Chief Executive Officer from 1990 to 1995. From 1984 to 1989, Mr. Johnston held various positions with the management subsidiary of Republic Health Corporation, including that of Senior Development Officer.

  Aruna Poddatoori became Senior Vice President, Western Operations, of the Company in January 1997 after having served as Vice President, Western Division Operations of the Company since October 1995. Ms. Poddatoori joined the Company in 1991 when the Company acquired certain facilities from ARA Living Centers where she served as Executive Director of Driftwood Health Care Center in Torrence, California.

  Arlen B. Reynolds joined the Company in September 1995 as Senior Vice President and President of TeamCare. In connection with the Merger, Mr. Reynolds will resign as an officer of the Company and become an Executive Vice President of Vitalink. From 1993 to September 1995, Mr. Reynolds was the administrator and Chief Operating Officer of Brookwood Medical Center in Alabama. From 1988 to 1993, he served in several capacities with AMI, including Chief Executive Officer and President of an acute care hospital.

  Mark H. Rubenstein became a Senior Vice President of the Company in January 1997. Prior to that, Mr. Rubenstein was employed by AMS for eleven years and joined the Company as Vice President, Director of Human Resources in connection with the acquisition of AMS in December 1990.

  Frank E. Scott, D.O. became a Senior Vice President of the Company in January 1997. Prior to this, he served as the Company's Executive Vice President of Clinical Affairs and National Medical Director since 1995.

Since completing his fellowship in rheumatology and clinical immunology at Walter Reed Army Medical Center in 1983, Dr. Scott has served as a clinical professor at various medical universities and currently is on the teaching staff as an Associate Professor at the College of Osteopathic Medicine of the Pacific in Ponomo, California and at Kirksville College of Osteopathic Medicine, Kirksville, Missouri. Since 1985, Dr. Scott has maintained a private practice and served as President of the Southwest Arthritis Center in Phoenix, Mesa and Chandler, Arizona.

  Richard J. Spinello became a Senior Vice President in January 1996. Prior to this, he served as Vice President and Director of Risk Management since January 1993 and in various other capacities with the Company from the time he joined the Company in 1991. Prior to joining the Company, Mr. Spinello was Director of both Professional Liability Claims and Loss Control at AMI.

  R. Jeffrey Taylor joined the Company in February 1996 as President of GCI Renal Care, Inc., became President of the Company's ancillary services division in November 1996 and was appointed Senior Vice President of the Company in January 1997. Prior to joining the Company, Mr. Taylor was Chief Executive Officer of American Outpatient Services Corporation, a dialysis company, since July 1995. From January 1992 to June 1994 he was President of Weisman, Taylor, Simpson & Sabatino, a health care merchant banking firm based in California. From 1982 through 1992 Mr. Taylor served in several executive capacities with AMI including General Counsel and Executive Vice President, Chief Administrative Officer.

  Dennis Wheeler joined the Company in 1992 when the Company acquired International Health Care Management, Inc., where he was Director of Operations. Following the acquisition, he was appointed as the Company's director of operations for Georgia and South Carolina when the Company expanded into those markets. Mr. Wheeler was elected Senior Vice President, Eastern Operations, of the Company in January 1997.

  Keith J. Yoder joined the Company in July 1995 as Senior Vice President, Controller and Treasurer. He previously served as Vice President, Chief Financial Officer of Evergreen since January 1992, Secretary of Evergreen since June 1993 and as Treasurer of Evergreen since December 1993. He served as Vice President of NHI from December 1992 to June 1993 and as the Chief Financial Officer and Secretary of NHI from January 1993 to June 1993. Prior to joining Evergreen, Mr. Yoder served as Area Controller for ARA from 1989 to 1992.

  Thomas J. Benes joined the Company in March 1995 as Director of Materials Management. In January 1996, Mr. Benes was promoted to Vice President. Prior to joining the Company, Mr. Benes served in several capacities with Main Line Health, Inc. from 1987 to 1994.

  David R. Borchers joined the Company in November 1993, as Director of Facility Management, and became Vice President in January 1995. Prior to joining the Company, Mr. Borchers served as Vice President of Facilities Development and Engineering for Dole Food Company since 1988.

  James G. Burkhart joined the Company in May 1996 as Chief Financial Officer of TeamCare and became Vice President in January 1997. Prior to joining the Company, Mr. Burkhart served as Senior Vice President of Finance of Community Care of America from 1995 to 1996. Prior to this, Mr. Burkhart served as Executive Vice President and Chief Financial Officer of Nationwide Care from 1993 to 1995. Prior to 1993, Mr. Burkhart worked for the accounting firm of Ernst & Young LLP for seven years.

  M. Henry Day, Jr. became a Vice President of the Company in January 1996. Prior to this, he served as Assistant General Counsel and Assistant Secretary of the Company since September 1994. Before joining the Company, Mr. Day was General Counsel of Life Care Centers of America, Inc., a privately-owned Cleveland, Tennessee based long-term healthcare provider.

  Victoria A. Eberle joined the Company in January 1992 as Corporate Tax Manager and became Vice President in January 1994. Prior to joining the Company, Ms. Eberle worked for the accounting firm of Deloitte & Touche LLP for five years.

  Clark D. Hettinga was elected Vice President in January 1996. Previously, Mr. Hettinga served as Director of Accounting, Assistant Controller, Director of Financial Reporting and Corporate Reporting and SEC Compliance Supervisor for the Company from 1992 to present. From 1989 to 1992, Mr. Hettinga was an auditor with Ernst & Young LLP in Milwaukee, Wisconsin.

  Sandra L. Long became Vice President, Sales and Marketing of the Company in October 1995 after serving as Director of Operations--Midwest Region since 1993. Previously, Ms. Long served as the Executive Director of The Shores Transitional Care and Rehabilitation Institute during 1992 and 1993.

  Helayne R. O'Keiff joined the Company in April 1995 as the President of GranCare Home Health Services. In January 1996, Ms. O'Keiff became a Vice President of the Company. From 1992 to 1995 Ms. O'Keiff served as the Chief Operating Officer of Home Technology Healthcare, Inc., a Nashville, Tennessee based home care services provider. From 1987 to 1992, Ms. O'Keiff was Director of Home Health Services at Barnes Hospital in St. Louis, Missouri.

  Jeffery L. Petersen became a Vice President of the Company in January 1997. Previously, Mr. Petersen served as Director of Acquisitions and Facility Development since 1995. In 1994, Mr. Petersen served as a consultant to the Acquisition Department of the Company. Prior to joining the Company, Mr. Petersen served as the General Partner of RPR Partnership 1, a real estate partnership, and was a medical practice management consultant for 15 years.

  Michael H. Rosen joined the Company in October 1991 as Controller. In January 1994 he was promoted to Vice President of the Company. In 1995, Mr. Rosen became Director of Business Compliance and Controls.

  Robert E. Schmidt became a Vice President of the Company in January 1997. Prior to this, he served as Vice President, Operational Finance of the Company's facilities division since August 1995. Prior to this, he served as Vice President--Corporate Controller for Transitional Health Services during 1995. Before joining Transitional Health Services, Mr. Schmidt served in various capacities at MedRehab, Inc., the country's largest privately held medical rehabilitation company, from 1990-1994.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company presently has a total of five standing committees of its Board of Directors including an Audit Committee, a Finance Committee, a Management Compensation Committee, a Nominating Committee and a Quality Committee. It is anticipated that New GranCare will establish similar committees of its Board of Directors. A brief description of the responsibilities of each of the standing committees of the Company's Board of Directors and the members of each such committee is set forth below.

  Messrs. Kanter (Chairman), Regan and Kenny are the members of the Company's Audit Committee. The Audit Committee is responsible for coordinating matters with independent auditors, reviewing internal accounting controls and recommending the engagement of independent accountants to the Board of Directors.

  The Finance Committee consists of Messrs. Petty (Chairman), Burleson, Kanter and Rolle. The Finance Committee is responsible for evaluating financing alternatives and advising management on financial strategies and major financial transactions.

  Messrs. Rolle (Chairman), Blalack, Parker and Dr. Hubenette are the members of the Management Compensation Committee. The Management Compensation Committee is charged with administering the Company's incentive programs and reviewing and making recommendations to the Board of Directors with respect to the compensation of all officers of the Company and all issuances of equity securities of the Company to the Company's directors, officers, employees and consultants.

  The Nominating Committee consists of Messrs. Burleson (Chairman), Blalack and Petty. The Nominating Committee is responsible for selecting and nominating individuals to fill vacancies on the Board of Directors, and appointing officers. The Nominating Committee will consider nominees recommended by shareholders pursuant to the notice and other provisions set forth in the Company's Bylaws.

  The Quality Committee is comprised of Dr. Hubenette (Chairperson) and Messrs. Burleson and Blalack. The Quality Committee is responsible for evaluating the quality of patient care and services provided at the Company's facilities.

COMPENSATION OF DIRECTORS

  The initial New GranCare Board of Directors (which consists of Messrs. Athans, Benton and Schneider prior to the Distribution) has adopted, and the Company, the sole stockholder of New GranCare prior to the Distribution, has approved a compensation program for its outside directors (the "New GranCare Directors Plan") that is identical to the program that is currently used by the Company (the "GranCare Directors Plan"). As part of this program, New GranCare has adopted, and the Company has approved, the Outside Directors Stock Incentive Plan, pursuant to which New GranCare is authorized to issue up to 200,000 shares of New GranCare Common Stock subject to options granted in connection with the New GranCare Directors Plan. Of the shares authorized to be issued under the New GranCare Directors Plan, options for 90,000 shares of New GranCare Common Stock will be issued immediately after the Distribution to replace options granted under the GranCare Directors Plan maintained by the Company prior to the Distribution. As a result of the Distribution and the Merger, outstanding options to purchase Company Common Stock awarded under the program currently used by the Company will be treated in the same manner as all other Company Options. See "The Distribution--Consummation of the Distribution; Treatment of Company Stock Options."

 Stock Awards

  The New GranCare Directors Plan provides for the automatic annual grant of shares of New GranCare Common Stock to each non-employee director. The number of shares of New GranCare Common Stock issued to each non-employee director will equal the result obtained by dividing 12,000 by the fair market value of the shares of New GranCare Common Stock on the first trading day in April 1997, (the "Effective Date"). On the third anniversary of the Effective Date of the Directors Plan and each third anniversary thereafter, the denominator of the formula will be revised so that it equals the fair market value of the New GranCare Common Stock on the first trading date in April of such year. The terms of the stock awards discussed above are identical to the terms contained in the GranCare Directors Plan.

 Option Awards

  Under the New GranCare Directors Plan, each non-employee director will also receive options to purchase 10,000 shares of New GranCare Common Stock upon his or her initial appointment as a director and will receive options to purchase an additional 6,000 shares of New GranCare Common Stock at each of the next two annual meetings of shareholders. After a non-employee director has received options to purchase 22,000 shares of New GranCare Common Stock, he or she will then receive options to purchase an additional 2,000 shares of New GranCare Common Stock at each succeeding annual meeting of shareholders. The exercise price of all of such options will be the fair market value of the New GranCare Common Stock on the date of grant and such options will vest in equal annual increments over a three year period.

  In the event of the death or disability of a non-employee director while serving as a member of the New GranCare Board of Directors, or upon the occurrence of a "change in control" (as defined in the New GranCare Directors
Plan) of New GranCare, all outstanding options granted under the New GranCare Directors Plan vest and become immediately exercisable. Each option expires ten years from the date of grant, but expires earlier to the extent not vested upon the cessation of a non-employee director's service on the New GranCare Board of Directors for reasons other than death or disability. In the event that a change in control of New GranCare occurs as a result of certain "tender offers" (as defined in the New GranCare Directors Plan), all outstanding options will be surrendered in exchange for a cash payment by New GranCare. The terms of the stock awards discussed above are identical to the terms contained in the GranCare Directors Plan.

 Tax Consequences

  A New GranCare director will not be taxed on the receipt of an option. A director will be taxed, however upon the exercise of an option in an amount equal to the difference between the exercise price of the option and the fair market value of the New GranCare Common Stock subject to the exercised option on date of exercise, and New GranCare will then be entitled to a corresponding deduction.

 Cash Awards

  The non-employee directors will also receive annual cash compensation of $12,000 consisting of four payments of $3,000 each for each of the four regularly scheduled Board Meetings attended. Each non-employee director will also receive $1,000 per day for committee meetings attended on a date when a regular board meeting or retreat is not also scheduled.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain summary information concerning compensation paid or accrued by the Company on behalf of the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer for the fiscal years ended December 31, 1994, 1995 and 1996. Mr. Gene E. Burleson, currently the Chairman of the Board, Chief Executive Officer and President of the Company, will become Chief Executive Officer of Vitalink following the Merger and will not be an executive officer of New GranCare. New GranCare presently intends to continue the compensation policies and practices of the Company following the Distribution although there can be no assurance that changes to or modification of such practices and policies will not be implemented if deemed appropriate by the New GranCare Board of Directors and management.

                      COMPANY SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                   ANNUAL COMPENSATION                 COMPENSATION
                              --------------------------------------   ------------
                                                           OTHER        SECURITIES
                                                           ANNUAL       UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL          SALARY       BONUS       COMPENSATION   OPTIONS/SARS   COMPENSATION
        POSITION         YEAR  ($)(1)        ($)            ($)            (#)           ($)(2)
   ------------------    ---- --------     --------     ------------   ------------   ------------
Gene E. Burleson         1996 $430,000        --          $  --           56,760(3)     $ 25,234(4)
 Chairman of the Board,                       --
  Chief                  1995  385,000                          --          --            65,263
 Executive Officer and                        --
  President              1994  350,000                     180,542(5)       --            66,933
M. Scott Athans          1996 $350,000        --          $  --           28,000(3)     $ 16,769(6)
 Executive Vice                               --
  President and          1995  330,000                          --          --            55,756
 Chief Operating Officer 1994  300,000        --             --             --            13,312
Evrett W. Benton         1996 $350,000        --          $  --           28,000(3)     $ 13,556(7)
 Executive Vice                               --
  President,             1995  330,000                          --(8)       --            33,163
 General Counsel and                          --
  Secretary              1994  300,000                       --             --            32,657
Jerry A. Schneider       1996 $275,000        --          $  --           22,000(3)     $ 13,073(9)
 Executive Vice                               --
  President and          1995  239,583(10)                  34,375(11)   125,000(12)      13,417
 Chief Financial Officer 1994    --           --             --             --             --
Donald D. Finney(13)     1996 $240,000        --          $  --           15,600(3)     $293,989(14)
 Senior Vice President
  and President          1995  217,405(15)       --          --           25,000(16)       1,227
 of Long Term Care
  Division               1994  189,035(17)  119,843(17)      --           42,004(17)       1,169(17)

--------
 (1) The Company has a deferred compensation program (the "Deferred Compensation Program") that is applicable to compensation paid or payable to eligible employees of the Company. Under such program the Company may elect to match a portion of any compensation amounts deferred. Deferred salary amounts are reported in this table under the Salary column and matching amounts paid or accrued are reported in this table under the All Other Compensation column.

 (2) The amounts shown in this column include the Company's contributions in respect of the Company's profit sharing plan (the "Profit Sharing Plan"); all non-union employees who have completed two years of employment with the Company can participate in the Profit Sharing Plan. The Company makes an annual contribution to the Profit Sharing Plan in an amount equal to 2% of each participating employee's salary for the previous year, plus an additional 2% of any portion of the employee's salary that exceeds one-half of the social security wage base, subject to certain limitations. Amounts shown also include the Company's payment in respect of the Company's 401(k) Plan; all non-union employees who have completed one year of employment with the Company can participate in the 401(k) Plan. Eligible employees may contribute from 1% to 15% percent of their salary to the 401(k) Plan, subject to certain limitations. The Company contributes a matching amount each year to the 401(k) Plan equal to 25% of the first 4% of each participant's contribution for that year. This column also includes benefits to the Company's officers relating to premiums paid by the Company with respect to the Executive Split Dollar Life Insurance Plan and long-term disability insurance, for which only the Company's officers are eligible and Group Life Term Insurance, which is provided to all of the Company's employees ("Group Term Life Insurance"). The Executive Split Dollar Life Insurance Plan became effective in fiscal year 1993 and provides that premiums are returned to the Company upon termination of each policy.

 (3) Represents stock options granted on January 23, 1996 at an exercise price of $14.75.

 (4) Represents the Company's contribution of $1,215 to the 401(k) Plan and $5,388 to the Profit Sharing Plan, $47 for Group Term Life Insurance and $11,892 for long-term disability insurance. Also includes $6,692 under the Executive Split Dollar Life Insurance Plan. The amount of benefit received under the Executive Split Dollar Life Insurance Plan was determined by subtracting the total premiums paid under the Plan during 1996 ($11,100) from the increase in the cash surrender value of the Plan from December 31, 1995 to December 31, 1996 ($17,792).

 (5) Represents $162,542 in relocation expense and $18,000 in car allowance.


 (6) Represents the Company's contribution of $1,286 to the 401(k) Plan, $1,823 pursuant to the Company's Deferred Compensation Program, $47 for Group Term Life Insurance and $12,886 for long-term disability insurance. Also includes $727 under the Executive Split Dollar Life Insurance Plan. The amount of benefit received under the Executive Split Dollar Life Insurance was determined by subtracting the total premiums paid under the Plan during 1996 ($17,400) from the increase in the cash surrender value of the Plan from December 31, 1995 to December 31, 1996 ($18,127).

 (7) Represents the Company's contribution of $1,286 to the 401(k) Plan and $5,388 to the Profit Sharing Plan, $47 for Group Term Life Insurance and $6,845 for long-term disability insurance. Does not include any amounts under the Executive Split Dollar Life Insurance Plan as the premiums paid under the Plan during 1996 ($17,800) exceeded the increase in the cash surrender value of the Plan from December 31, 1995 to December 31, 1996 ($17,311).

 (8) Mr. Benton received certain benefits in 1995 that are properly not reflected in this table. For a description of these benefits, see "Certain Relationships and Related Party Transactions."

 (9) Represents the Company's contribution of $1,100.00 to the 401(k) Plan, $47 for Group Term Life Insurance, $8,888 for long-term disability insurance and the Company's contribution of $3,038 to the Company's Deferred Compensation Program. Does not include any amounts under the Executive Split Dollar Life Insurance Plan as the premiums paid under the Plan during 1996 ($54,400) exceeded the increase in the cash surrender value of the Plan from December 31, 1995 to December 31, 1996 ($37,474).

(10) Mr. Schneider joined the Company in January 1995 and his salary for 1995 reflects a partial year of service.

(11) Represents $20,000 paid to Mr. Schneider in respect of relocation expenses and $14,375 in respect of Mr. Schneider's car allowance.

(12) Represents stock options granted on January 27, 1995 at an exercise price of $15.75 per share.

(13) Resigned effective January 1, 1997.

(14) Represents the Company's payment of premiums of $47 for Group Term Life Insurance, $2,442 for long-term disability insurance and the Company's contribution of $1,500 to the 401(k) Plan. Also includes $290,000 paid to Mr. Finney in connection with the termination of his employment agreement with Evergreen HealthCare, Inc. ("Evergreen") in July 1995. Mr. Finney received this termination payment in 1996 upon his execution of an employment agreement with the Company. Does not include any amounts under the Executive Split Dollar Life Insurance Plan as the premiums paid under the Plan during 1996 ($23,717) exceeded the increase in the cash surrender value of the Plan from December 31, 1995 to December 31, 1996 ($14,390).

(15) Mr. Finney became an employee of the Company on July 21, 1995 in connection with the merger with Evergreen, which was treated as a pooling of interests for financial reporting purposes. Represents $98,436 received from the Company after the merger with Evergreen and $118,969 received from Evergreen prior to such merger. The amounts shown for the years 1993 and 1994 were paid entirely by Evergreen.

(16) Represents stock options granted on July 21, 1995 at an exercise price of $17.25.

(17) Represents amounts and options paid by Evergreen, the acquisition of which was treated as a pooling of interests for financial reporting purposes.

 Employment Agreements

  Following the Distribution and the Merger, New GranCare intends to enter into employment agreements with most of the executive officers who have employment agreements with the Company as of the Distribution Date. As a condition to any executive officer executing an employment agreement with New GranCare or Vitalink, each executive officer must agree to waive his or her rights to certain change of control payments granted under any existing employment agreement with the Company which may be triggered by the Distribution and the Merger. Although the specific terms of employment agreements to be entered into between New GranCare and its executive officers have not yet been determined, it is anticipated that such employment agreements will be substantially similar to the existing agreements with the Company and will provide for certain payments to executive officers in the event of a "change of control" (as such term is defined in the relevant New GranCare employment agreements) of New GranCare.

  Mr. Burleson has a five-year employment agreement with the Company which became effective January 1, 1994 and provides for annual adjustments in base salary as determined by the Management Compensation Committee (the "Committee"). The employment agreement provides for annual automatic extensions of the term year for an additional year unless the Board or Mr. Burleson elects not to have the term so extended. The Committee previously established Mr. Burleson's base salary at $430,000 for 1996. The agreement also provides for severance compensation upon termination of employment by the Company for any reason other than for "Cause," as defined in agreement, consisting of a minimum of three year's base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of five years base salary and accelerated vesting of all options held by Mr. Burleson. Following the Merger, Mr. Burleson will become an employee of Vitalink. It is anticipated that Vitalink will assume Mr. Burleson's existing employment contract on substantially the same terms as those described above. In addition, Mr. Burleson will be named Chairman of the Board of New GranCare and, in connection therewith, it is anticipated that New GranCare will enter into a consulting agreement with Mr. Burleson in the amount of $100,000 per year.

  Mr. Athans has a three-year employment agreement with the Company which became effective January 1, 1994 and provides for annual adjustments in base salary as determined by the Committee. The employment agreement provides for annual automatic extensions of the term for an additional year unless the Board or Mr. Athans elects not to have the term so extended. The Committee previously established Mr. Athans' base salary at $350,000 for 1996. The agreement also provides for severance compensation upon termination of employment by the Company for any reason other than for "Cause," as defined in the agreement, consisting of a minimum of two year's base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of three years base salary and accelerated vesting of all options held by Mr. Athans.

  Mr. Benton has a three-year employment agreement with the Company which became effective January 1, 1994 and provides for annual adjustments in base salary as determined by the Committee. The employment agreement also provides for annual automatic extensions of the term for an additional year unless the Board or Mr. Benton elects not to have the term so extended. The Committee previously established Mr. Benton's base salary at $350,000 for 1996. The agreement also provides for severance compensation upon termination of employment by the Company for any reason other than for "Cause," as defined in the agreement, consisting of a minimum of two year's base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of three years base salary and accelerated vesting of all options held by Mr. Benton.

  Mr. Schneider has a three year employment agreement with the Company, which became effective January 16, 1995 and provides for annual adjustments in base salary as determined by the Committee. The employment agreement also provides for annual automatic extensions of the term for an additional year unless the Board or Mr. Schneider elects not to have the term so extended. The Committee previously established Mr. Schneider's base salary at $275,000 for 1996. The agreement also provides for severance compensation upon termination of employment by the Company for any reason other than for "Cause," as defined in the agreement, consisting of a minimum of two year's base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of three years base salary and accelerated vesting of all options held by Mr. Schneider.

  Mr. Finney has a two-year employment agreement with the Company which became effective July 20, 1995 and provides for annual adjustments in base salary as determined by the Committee. The employment agreement also provides for annual automatic extensions of the term for an additional year unless the Board or Mr. Finney elects not to have the term so extended. The agreement provided for a minimum base salary of $240,000 for 1995 which is also Mr. Finney's base salary for 1996. The agreement also provides for severance compensation upon termination of employment by the Company for any reason other than for "Cause," as defined in the agreement, consisting of a minimum of one year's base salary and, in the event of a change-in-control, as defined in the agreement, payment of a minimum of one years base salary and accelerated vesting of all options held by Mr. Finney. Mr. Finney has resigned from his position with the Company effective January 1, 1997. In connection therewith, the Company has agreed to pay Mr. Finney $240,000 (one year's salary), regardless of whether the Merger occurs.

 New GranCare Replacement Stock Option Plan

  The New GranCare Board has adopted, and the Company, as the sole stockholder of New GranCare prior to the Distribution, has approved, the 1996 Replacement Plan (the "Replacement Plan"). The Replacement Plan was adopted solely for the purpose of granting options to executives of the Company in connection with the Distribution. All options granted pursuant to the Replacement Plan will be fully vested and exercisable on substantially the same terms, other than price, as the related Company Options outstanding as of the Distribution Record Date. Under the terms of the Replacement Plan, New GranCare Options will be exercisable for a limited period following the termination of an executive's employment with New GranCare.

 1996 Stock Incentive Plan

  The initial New GranCare Board of Directors has adopted, and the Company, as the sole stockholder of New GranCare prior to the Distribution, has approved, the 1996 Stock Incentive Plan (the "New GranCare

Plan"). The purpose of the New GranCare Plan is to allow New GranCare to attract and retain qualified officers, key employees and consultants and to provide these individuals with additional incentive to devote themselves to the future success of New GranCare. Additionally, New GranCare believes that awards under the New GranCare Plan will more closely align the interests of its personnel with those of its stockholders.

  The New GranCare Plan replaces the incentive plans that were available for the grant of incentive awards to officers, key employees and consultants of the Company, pursuant to which awards were granted in the form of qualified and non-qualified stock options, stock appreciation rights ("SARs") and shares of restricted stock, all of which types of awards will continue to be available under the New GranCare Plan. In addition, the New GranCare Plan provides for several types of equity-based incentive compensation awards not currently available under the Company's existing incentive plans, namely performance units, performance shares, phantom stock, unrestricted bonus stock and dividend equivalent rights.

  The New GranCare Plan thus increases New GranCare's flexibility in structuring equity-based incentive compensation by broadening the types of incentive awards that may be made. The Board of Directors of New GranCare believes that a flexible plan is needed to fashion equity-based incentives consistent with New GranCare's philosophy of linking executive compensation to total shareholder returns and the long-term financial performance of New GranCare.

  The New GranCare Plan will be administered by the Management Compensation Committee of the Board of Directors of New GranCare (the "Committee"), and it is intended that each member of the Committee will be "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. As a practical matter, directors who are employees of New GranCare are not eligible to serve as members of the Committee. The Committee will determine the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to the limitations described below and as set forth in the New GranCare Plan. The terms and conditions of each award will be set forth in a written agreement with a participant or a written program established by the Committee. All officers and key employees of New GranCare and its affiliates are eligible to participate in the New GranCare Plan. It is currently estimated that approximately 33 individuals are eligible to participate.

  A total of 1,500,000 shares of New GranCare Common Stock are reserved for issuance pursuant to the New GranCare Plan, of which no more than 500,000 shares may be used for restricted stock and stock bonus grants. The number of shares of New GranCare Common Stock reserved under the New GranCare Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalizations and similar events.

  The per share exercise price of any options may not be less than the fair market value of a share of New GranCare Common Stock at the time of grant. Once an option is granted, the exercise price may not be reduced by amendment and an option may not be exchanged for a new option with a lower exercise price. No incentive stock option may be granted on or after the tenth anniversary of the date the New GranCare Plan was approved by the Board of Directors of New GranCare.

  The Committee shall determine whether stock appreciation rights, performance unit awards, dividend equivalent rights, performance share awards and phantom stock awards shall be settled in cash or in shares of New GranCare Common Stock valued at fair market value on the date of payment. The Committee also shall be authorized to accelerate the vesting, exercisability and settlement of awards and to permit the exercise price of an option to be paid in cash or by the delivery or withholding of shares.

  The Board of Directors of New GranCare may amend or terminate the New GranCare Plan without the approval of the shareholders, but may condition any amendment on shareholder approval if the Board believes it is necessary or advisable to comply with any applicable tax or regulatory requirement. No termination or amendment of the New GranCare Plan without the consent of the holder of an award shall adversely affect the rights of that participant.

  The Committee may provide with respect to any award that, in the event of a Change in Control (as defined in the New GranCare Plan) of New GranCare, the award shall be cashed out in an amount based on the fair market value of the New GranCare Common Stock without regard to the exercisability of the award or any other conditions or restrictions.

  Federal Income Tax Consequences. A participant will not recognize income upon the grant of an option or at any time prior to the exercise of an option. At the time the participant exercises a non-qualified option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the New GranCare Common Stock on the date the option is exercised over the price paid for the New GranCare Common Stock, and New GranCare will then be entitled to a corresponding deduction.

  A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the New GranCare Common Stock purchased pursuant to the option. The participant will be taxed on the excess of the amount for which he or she sells the stock over the price he or she had paid for the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the gain will be capital gain and New GranCare will not get a corresponding deduction. If the participant sells the stock prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and New GranCare will be entitled to a corresponding deduction. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive option may subject a participant to, or increase a participant's liability for, the federal alternative minimum income tax.

  A participant generally will not recognize income upon the grant of any stock appreciation right, dividend equivalent right, performance unit award, performance share award or phantom share. At the time a participant receives payment under any such award, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the New GranCare Common Stock received, and New GranCare will then be entitled to a corresponding deduction.

  A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code. However, when the shares of New GranCare Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and New GranCare will then be entitled to a corresponding deduction.

  The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986.

 Annual Incentive Plan

  The Board of Directors of New GranCare has adopted, and the Company as its sole stockholder prior to the Distribution has approved, the Annual Incentive Plan (the "Annual Incentive Plan"). The Annual Incentive Plan is a bonus plan intended to link the amount of annual cash bonuses paid to New GranCare's officers and key employees to corporate performance based on the relative responsibility of the individual for whom the bonus is to be awarded. Awards are based on predetermined performance goals established by the Committee within the first ninety days of each fiscal year of New GranCare. The Annual Incentive Plan replaces the annual incentive plan that is in effect for officers and key employees of the Company prior to the Distribution and Merger and the terms of the Annual Incentive Plan are similar in all material respects to the terms of Company's annual incentive plan.

  The primary performance goal for most participants in the Annual Incentive Plan will be based on New GranCare's earnings per share. Corporate earnings per share targets are the sole performance standard by which bonuses will be measured for the Chief Executive Officer, President and Executive Vice Presidents. The annual bonus for Divisional Presidents will be based 50% on the corporate earnings per share targets and 50% on the targeted improvement for the applicable division in earnings before interest, taxes, depreciation, amortization and rents ("EBITDAR").

  Bonus awards will be payable based upon the attainment of one of three different levels of performance: threshold, target and superior. No bonus award will be payable with respect to a performance goal unless the threshold level of performance is achieved. At the threshold, target and superior performance levels, 50%, 100% and 150% of the targeted bonus amount allocated to that performance goal is payable, respectively. The maximum yearly bonus payable to any individual under the Annual Incentive Plan will be $600,000 per year.

  Payment of annual incentive awards will be made in cash unless the employee elects, within the first ninety days of the fiscal year, to have payment of the award made in shares of New GranCare Common Stock. In the event that an employee makes such an election, he or she will receive New GranCare Common Stock under the Plan having a fair market value equal to 125% of the value of the cash award. These shares will be subject to

STOCK OPTIONS

  The following tables provide information on options to purchase Company Common Stock granted to the executive officers named in the Summary Compensation Table above since December 31, 1995 and summarize the value of Company Options held by the executive officers named in the Summary Compensation Table as of September 30, 1996. As a result of the Distribution and the Merger, all outstanding Company Options will be adjusted as described under "The Distribution--Consummation of the Distribution; Treatment of GranCare Stock Options."

            AGGREGATED OPTION/SAR EXERCISES SINCE DECEMBER 31, 1995

                AND VALUE OF OPTIONS AT DECEMBER 31, 1996

                                                      NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                      SECURITIES UNDERLYING         IN-THE-MONEY
                                                         OPTIONS/SARS AT           OPTIONS/SARS AT
                           SHARES                      FISCAL YEAR-END(2)     FISCAL YEAR-END($)(2)(3)
                         ACQUIRED ON     VALUE      ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------------- ----------- ------------- ----------- -------------
Gene E. Burleson........       0         $  0         158,000      136,760    $  859,000    $547,375
Evrett W. Benton........       0            0         190,000       88,000     1,216,250     365,000
M. Scott Athans.........    2,000        1,000        163,000       88,000       753,875     365,000
Jerry A. Schneider......       0            0          59,895       87,105       127,277     207,098
Donald D. Finney(4).....       0            0          59,715       31,746       358,562      58,841

--------
 (1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

 (2) All outstanding options become exercisable as a result of the Distribution and Merger. See "The Distribution--Consummation of the Distribution; Treatment of Company Stock Options."

 (3) Calculated on the basis of the closing price of the underlying securities on December 31, 1996 ($17.875 per share) minus the exercise price.

 (4) Resigned effective January 1, 1997.

                   OPTION/SAR GRANTS SINCE DECEMBER 31, 1993

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------
                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                          NUMBER OF                                       ANNUAL RATES OF
                          SECURITIES                                        STOCK PRICE
                          UNDERLYING    % OF TOTAL  EXERCISE              APPRECIATION FOR
                         OPTIONS/SARS  OPTIONS/SARS OR BASE                 OPTION TERM
                           GRANTED      GRANTED IN   PRICE   EXPIRATION --------------------
          NAME              (#)(1)     FISCAL YEAR   ($/SH)     DATE     5% ($)    10% ($)
          ----           ------------  ------------ -------- ---------- --------- ----------
Gene E. Burleson
 1996...................    56,760(1)      14.1%     $14.75   1/23/06    $526,732 $1,334,427
 1995...................         0            0         --      --            --         --
 1994...................         0            0         --      --            --         --
Evrett W. Benton
 1996...................    28,000(1)       7.0       14.75   1/23/06     259,840    658,280
 1995...................         0            0         --      --            --         --
 1994...................         0            0         --      --            --         --
M. Scott Athans
 1996...................    28,000(1)       7.0       14.75   1/23/06     259,840    658,280
 1995...................         0            0         --      --            --         --
 1994...................         0            0         --      --            --         --
Jerry A. Schneider
 1996...................    22,000(1)       5.5       14.75   1/23/06     204,160    517,220
 1995...................   125,000(2)        34       15.75   1/27/05   1,238,136  3,137,680
 1994...................       --           --          --        --          --         --
Donald D. Finney(3)
 1996...................    15,600(1)       3.9       14.75   1/23/06     144,768    366,756
 1995...................    25,000(4)       6.8       17.25   7/21/05     271,210    687,301
 1994...................       --           --          --      --            --         --

--------
 (1) Represents options granted January 23, 1996.

 (2) Represents options granted to Mr. Schneider on January 27, 1995 upon his initial employment with the Company.

 (3) Resigned effective January 1, 1997.
 (4) Represents options granted to Mr. Finney on July 21, 1995 upon his initial employment with the Company.

LONG-TERM INCENTIVE PLANS--AWARDS SINCE DECEMBER 31, 1995

  The Senior Executive Shareholder Value Program for the Company's senior level executive officers and the Shareholder Value Program for all other executive officers and employees (collectively the "Shareholder Value Program") were adopted by the Board of Directors in January 1996 and approved by the shareholders at the 1996 annual meeting. The Shareholder Value Program provides for the payment of cash incentives based upon the performance of the Company over a three year performance period vis-a-vis a peer group and the S&P 500. After the performance period, the value of each unit is determined by comparing the Company's stock price to the stock prices of the companies comprising the peer group and S&P 500. At the threshold level (50%), each unit is worth $500. At the superior level (95%), each unit is worth $3,000. The Shareholder Value Program vests upon a "Change of Control," which the Merger constitutes.

  The Board of Directors of the Company has determined that upon consummation of the Merger, each of the above-named executives will receive payment under the Senior Executive Shareholder Value Program at the superior level, resulting in payments of $852,000, 420,000, 420,000, 330,000 and 234,000 to
Messrs. Burleson, Athans, Benton, Schneider and Finney, respectively, and all other plan participants would receive, in the aggregate, approximately $2.2 million.

COMPANY ANNUAL INCENTIVE PLAN

  The Company maintains an Annual Incentive Plan that provides for the payment of annual cash bonuses to its officers and key employees upon the attainment by the Company of certain pre-determined performance criteria. The criteria utilized by the Company for the annual incentive plan is earnings per share. The Company does not anticipate making any payments under the Annual Incentive Plan as the Company believes that costs associated with the Distribution and Merger that will be recognized in the fourth quarter will have a negative effect on earnings per share, which is the standard by which awards under the annual incentive plan are determined.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Upon completion of the Merger, Vitalink will succeed to all of the Company's existing pharmaceutical supply agreements with the various facilities that will be operated by New GranCare. These agreements are generally for a term of five years and are automatically extended on an annual basis for an additional one year unless timely notice of intent to terminate is given. Gene E. Burleson, Chairman of New GranCare, will become Chief Executive Officer of Vitalink upon consummation of the Merger. Mr. Burleson and three other directors of New GranCare (Messrs. Parker, Kanter & Rolle) will become directors of Vitalink upon the consummation of the Merger. See "The Distribution--Terms of the Pharmaceutical Supply Agreements" herein, and "Descriptions of the Transactions--Interests of Certain Persons" and "Relationship between Vitalink and GranCare" in the Proxy Statement/Prospectus. Following the Distribution and Merger, New GranCare will not compete with Vitalink in the institutional pharmacy business for a period of three years. See "The Distribution--Terms of the Non-competition Agreement." In addition, Mr. Burleson will be named Chairman of the Board of New GranCare and, in connection therewith, it is anticipated that New GranCare will enter into a consulting agreement with Mr. Burleson in the amount of $100,000 per year.

  In connection with the consolidation of the Company's headquarters in Atlanta, Georgia, the Company assisted certain of its senior level executive officers with their relocations to Atlanta. The assistance was in the form of loans to and, in certain instances, the purchase of residences from, the affected senior level executive officers. New GranCare will be the obligee under these loans following the Distribution and the Merger.

  In connection with Mr. Benton's (the Company's Executive Vice President, General Counsel and Secretary) relocation to Atlanta from the Company's former corporate headquarters in Culver City, California, the Company purchased Mr. Benton's California residence for $747,500 in lieu of paying Mr. Benton's relocation expenses. Mr. Benton purchased this residence for $885,000 in August 1989. The Company subsequently sold Mr. Benton's residence for $584,777. Additionally, the Company loaned Mr. Benton $100,000. The loan is evidenced by a promissory note that bears interest at the prime rate and is due January 15, 1997. The loan is secured by the proceeds from the Executive Split Dollar Life Insurance policy that the Company maintains on Mr. Benton's behalf.

  In connection with Kay Brown's (the Company's Senior Vice President and Director of Corporate Communications and Investor Relations) relocation to Atlanta from the Company's former corporate headquarters in Culver City, California, the Company purchased Ms. Brown's residence for $515,440 and subsequently sold Ms. Brown's residence for $440,440. In connection with this loss, Ms. Brown executed a $75,000 promissory note that bears interest at the prime rate and is due January 15, 1997. The loan is secured by the proceeds from the Executive Split Dollar Life Insurance policy that the Company maintains on Ms. Brown's behalf.

  Robert L. Parker was formerly Chairman of the Board of Directors of Omega Healthcare Investors, Inc. ("Omega"), a creditor of the Company. In connection with his appointment to the Board of Directors of the Company, Mr. Parker resigned as Chairman of the Board of Directors of Omega but continues to serve as a director of Omega. Omega is the mortgagee on the Company's facilities located in the State of Michigan. The Company's indebtedness to Omega as of December 31, 1995 was approximately $58.8 million. During the years ended December 31, 1995, 1994, 1993 and for the last three months of 1992, the Company made or accrued interest payments to Omega totaling approximately $8.2 million, $8.0 million, $7.0 million and $1.9 million, respectively. New GranCare will be the obligee under this loan following the Distribution and Merger and it is expected that Mr. Parker will be a member of New GranCare's Board of Directors and the Vitalink Board of Directors.

  Mr. Gene E. Burleson, the Company's Chairman of the Board, President and Chief Executive Officer and, following the Distribution and the Merger, Chairman of the Board and a director, of New GranCare, and Messrs. Ronald G. Kenny and William G. Petty, Jr., both directors of the Company and, following the Distribution and the Merger, directors of New GranCare, are also directors of Alternative Living Services, Inc. ("ALS"). The Company previously owned a 19% equity interest in ALS, which the Company sold in August 1996 in connection with the initial public offering of ALS's common stock. In addition, Mr. Petty is Chairman of the Board and was formerly Chief Executive Officer of ALS. ALS owns and manages assisted living facilities. The Company has entered into discussions with ALS pursuant to which ALS will conduct feasibility studies for the Company on the development of assisted living facilities at various sites. If these feasibility studies render positive results, it is contemplated that ALS will develop and manage such facilities on behalf of the Company. The Company has not yet determined whether to construct any such facilities. At the time of the ALS public offering, Mr. Kenny owned .5% of a limited liability corporation that owned a 63% equity interest in ALS and Mr. Kenny's employer, Huizenga Capital Management, owned 5.0% of such corporation.

  In December 1993 the Company sold two of its long-term care facilities and related accounts receivable to Charles H. Hargis, who was engaged by the Company during 1993 to act as a consultant on various acquisitions and divestitures. The Company financed $1,050,000 of the $1,250,000 purchase price of the facilities, and the Company financed the entire $1,100,000 purchase price of the accounts receivable. On October 1, 1996, the Company (i) repurchased one of the long-term care facilities it sold to Charles H. Hargis in December 1993 for $3,110,000 in cash, and (ii) purchased from an entity owned or controlled by Mr. Hargis the management agreement for a long-term care facility leased by the Company for $100,000 in cash. As part of the aforesaid transaction, Mr. Hargis and entities owned or controlled by him entered into a three year non-competition agreement with the Company, and the Company entered into a three year consulting agreement with an entity owned or controlled by Mr. Hargis providing for payments of $108,000 per year. Subsequent to October 1, 1996, Mr. Hargis satisfied all obligations to the Company.

  On March 31, 1994, the Company subleased a facility to Joseph M. Higdon, a former Vice President of the Company for $1,400,000, of which $210,000 was paid in cash at closing and $1,190,000 of which was financed by the Company over seven years at 6% per annum over the first two years and 7% per annum over the remaining five years. In addition, Mr. Higdon purchased $450,000 of the subject facility's accounts receivable, which purchase was financed by the Company over three years at 7% per annum.

  On April 29, 1994, the Company subleased two facilities to Mr. Higdon for $1,600,000, of which $240,000 was paid in cash at closing and $1,360,000 of which was financed by the Company over seven years at 6% per annum over the first two years and 7% per annum over the remaining five years. In addition, Mr. Higdon purchased $450,000 of the subject facilities' accounts receivable, which purchase was financed by the Company over three years at 7% per annum.

      COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  New GranCare will be a wholly-owned subsidiary of the Company until the consummation of the Distribution. Because all of the shares of New GranCare Common Stock now held by the Company will be distributed to shareholders of the Company in connection with the Distribution, the number of shares of New GranCare Common Stock shown below to be owned beneficially by each director and by all directors and officers as a group will depend upon the number of shares held by such persons at the time of the Distribution. This table assumes that each of the executive officers set forth below will (i) be offered a position with New GranCare and (ii) accept such position if offered. In order to present estimated beneficial ownership of the persons and entities set forth below immediately following the Distribution, the following table shows: (i) the number of shares of Company Common Stock beneficially owned by such person or entities as of January 1, 1997 (including, if applicable, shares underlying Company Options exercisable within 60 days of such date) and
(ii) the number of shares of New GranCare Common Stock that such persons or entities would own immediately following the Distribution (including, if applicable, shares underlying New GranCare Options exercisable within 60 days of such date), assuming none of such persons or entities disposes of any shares of Company Common Stock prior to the Distribution and Merger.

                                                              POST DISTRIBUTION
                                                           BENEFICIAL OWNERSHIP OF
                          BENEFICIAL OWNERSHIP OF                NEW GRANCARE
                            COMPANY COMMON STOCK                 COMMON STOCK
                          -------------------------------  -------------------------------
                           NUMBER OF                        NUMBER OF
                            SHARES            PERCENTAGE     SHARES            PERCENTAGE
    BENEFICIAL OWNER       OWNED(1)            OWNED(1)     OWNED(1)            OWNED(1)
    ----------------      --------------     ------------  --------------     ------------
Wellington Management
 Company................       1,615,776(2)           6.9%      1,615,776              6.9%
 75 State Street
 Boston, Massachusetts
 02109
Gene E. Burleson........         794,220(3)           3.3%        872,060(17)          3.6%
 Chairman of the Board,
 President and Chief
 Executive Officer
Charles M. Blalack......          59,347(4)             *          61,014(18)            *
 Director
Antoinette Hubenette,
 M.D. ..................          23,133(5)             *          24,800(19)            *
 Director
Joel S. Kanter..........         313,343(6)             *         315,010(20)          1.3%
 Director
Ronald G. Kenny.........          50,937(7)             *          55,937(21)            *
 Director
Robert L. Parker........         225,613(8)           1.0%        230,613(22)            *
 Director
William G. Petty, Jr. ..         728,011(9)           3.1%        733,011(23)          3.1%
 Director
Edward V. Regan.........          17,800(10)            *          22,800(24)            *
 Director
Gary U. Rolle...........         167,800(11)            *         172,800(25)            *
 Director
M. Scott Athans.........         189,333(12)            *         253,000(26)          1.1%
 Executive Vice
 President and Chief
 Operating Officer
Evrett W. Benton........         243,463(13)            *         292,130(27)          1.2%
 Executive Vice
 President, General
 Counsel and Secretary
Donald D. Finney........         182,133(14)            *         207,638(28)            *
 Senior Vice President
 and President of
 Long Term Care Division
Jerry A. Schneider......          79,936(15)            *         154,500(29)            *
 Executive Vice Presi-
 dent and Chief Finan-
 cial Officer
All directors and
 executive officers as a
 group (36 persons).....       3,486,540(16)         13.9%      4,044,179(30)         15.8%

--------
  *Less than 1%.

 (1) In determining the number of issued and outstanding shares of the Company as of January 1, 1997, the Company Common Stock obtainable upon conversion of the outstanding common stock of Evergreen and National Heritage, Inc., a predecessor of Evergreen, have been assumed to be shares of issued and outstanding Company Common Stock. In addition, the number of shares of New GranCare Common Stock outstanding following the Distribution include all Company Options, which vest upon a Change in Control. Except as otherwise indicated, each of the persons included in the table above has sole voting and investment power over the shares owned except as to the rights of his or her spouse under applicable community property laws.

 (2) Wellington Management Company ("WMC") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of January 1, 1997, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 1,615,776 shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of January 1, 1997, WMC had voting power and investment power as follows:

       Sole Voting Power:                0 shares
       Shared Voting Power:        658,276 shares
       Sole Investment Power:            0 shares
       Shared Investment Power:  1,615,776 shares

 (3) Includes 216,920 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options.

 (4) Includes 22,333 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options.

 (5) Includes 22,333 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options.

 (6) Includes 22,333 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options. Also includes 47,400 shares owned by Windy City, Inc, 200,000 shares owned by Walnut Capital Corporation and 40,110 shares owned by the Kanter Family Foundation. Mr. Kanter serves as President and Director of such companies. In addition, the number includes 400 shares held by the Ricki Kanter IRA, 1,050 shares owned by 21 Club Trust I, 150 shares owned by 21 Club Trust II and 100 shares owned by 21 Club Trust III. The beneficiaries of such trusts are Mr. Kanter's minor children. Mr. Kanter has shared voting and investment powers in the shares held by such corporations, such foundation and such trusts. Mr. Kanter disclaims beneficial ownership of such shares.

 (7) Includes 11,000 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options. Also includes 4,560 shares held by trusts for the benefit of Mr. Kenny's children. Mr. Kenny has no voting or investment power over such shares and disclaims beneficial ownership of such shares. In addition, 387 shares are held by the Ronald Kenny IRA over which Mr. Kenny has sole voting and investment power.

 (8) Includes 11,000 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options. Also includes 13,438 shares of Common Stock held by the Parker Charitable Trust of 1991. Mr. Parker has shared voting and investment power with respect to such shares and disclaims beneficial ownership of such shares.

 (9) Includes 98,740 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options. Also includes 415,147 shares held by a trust of which Mr. Petty is a beneficiary. Also includes 150,894 shares owned by Mr. Petty's wife, over which Mr. Petty has shared voting and investment power. Mr. Petty disclaims beneficial ownership of shares. Also includes 62,430 shares held by trusts for the benefit of Mr. Petty's children over which Mr. Petty has shared voting and investment power. Mr. Petty disclaims beneficial ownership of such shares.

(10) Includes 17,000 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options.

(11) Includes 17,000 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options. Also includes 150,000 shares of Common Stock owned by Transamerica Investment Services ("Transamerica"). Mr. Rolle is the Chief Investment Officer of Transamerica and in such capacity, he has voting and management authority over such shares.

(12) Includes 187,333 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options.

(13) Includes 229,333 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options.

(14) Includes 65,956 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options.

(15) Includes 72,436 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options.

(16) Includes 1,354,472 shares which may be acquired within 60 days after January 1, 1997, pursuant to the exercise of stock options.

(17) Indicates the shares reflected in Note 3, plus an additional
     77,840 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(18) Indicates the shares reflected in Note 4, plus an additional 1,667 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(19) Indicates the shares reflected in Note 5, plus an additional 1,667 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(20) Indicates the shares reflected in Note 6, plus an additional 1,667 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(21) Indicates the shares reflected in Note 7, plus an additional 5,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(22) Indicates the shares reflected in Note 8, plus an additional 5,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(23) Indicates the shares reflected in Note 9, plus an additional 5,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(24) Indicates the shares reflected in Note 10, plus an additional
     5,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.
(25) Indicates the shares reflected in Note 11, plus an additional
     5,000 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.

(26) Indicates the shares reflected in Note 12, plus an additional
     63,667 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.

(27) Indicates the shares reflected in Note 13, plus an additional
     48,667 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.

(28) Indicates the shares reflected in Note 14, plus an additional
     25,505 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.

(29) Indicates the shares reflected in Note 15, plus an additional
     74,564 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.

(30) Indicates the shares reflected in Note 16, plus an additional 557,639 shares obtainable pursuant to the exercise of options that will vest upon the consummation of the Merger.

  There are no arrangements known to the Company the operation of which may, at a subsequent date, result in a change in control of New GranCare.

                   DESCRIPTION OF NEW GRANCARE CAPITAL STOCK

  The authorized capital stock of New GranCare will consist of 50,000,000 shares of New GranCare Common Stock, par value $0.001 per share, and 2,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"). Immediately following the Distribution there are expected to be approximately 23,401,992 shares of New GranCare Common Stock outstanding and held of record by approximately 1,042 persons, and approximately 2,355,250 shares of New GranCare Common Stock issuable upon the exercise of New GranCare Options based upon the capitalization and record holders of the Company as of November 30, 1996. No shares of Preferred Stock have been issued by New GranCare.

NEW GRANCARE COMMON STOCK

  Holders of New GranCare Common Stock will be entitled to one vote for each share held of record on all matters on which stockholders may vote, including the election of directors. The holders of New GranCare Common Stock will be entitled to participate in cash dividends, when, as and if declared by the New GranCare Board of Directors out of funds legally available therefor, subject to any dividend preference which may be attributable to any series of Preferred Stock which may be outstanding. Such holders will not have any statutory preemptive or other rights to subscribe for additional shares. Subject to the rights of holders of Preferred Stock of New GranCare, if any, all holders of New GranCare Common Stock will be entitled to share ratably in any assets available for distribution to stockholders upon the liquidation, dissolution or winding up of New GranCare. There are no conversion, redemption or sinking fund provisions applicable to New GranCare Common Stock.

PREFERRED STOCK

  The New GranCare Certificate of Incorporation will permit the New GranCare Board of Directors, without further action by the shareholders, to issue up to 2,000,000 shares of Preferred Stock in one or more series and fix and determine the relative rights, voting powers, preferences and limitations of each series so authorized. The issuance of any shares of Preferred Stock could adversely affect the voting power of the holders of New GranCare Common Stock or could have the effect of discouraging or making more difficult any attempt by a person or group to obtain control of New GranCare. As of the date of this Prospectus, it is not expected that New GranCare will issue any shares of Preferred Stock in the near future.

THE CHARTERS AND BYLAWS OF THE COMPANY AND NEW GRANCARE

  The provisions of the New GranCare Certificate of Incorporation and Bylaws are similar to those of the Company's Articles of Incorporation and Bylaws in most respects. New GranCare is a Delaware corporation, and Delaware law permits the implementation of certain provisions in a corporation's certificate of incorporation or bylaws which would alter some of the rights of shareholders and the powers of management that are different from those of a California company. Although the Board of Directors of New GranCare has no current plan to implement these changes, certain changes could be implemented in the future by amendment of the Certificate of Incorporation of New GranCare (following stockholder approval) and certain changes could be implemented by amendment of the Bylaws of New GranCare without stockholder approval. For a discussion of such changes, see "Significant Differences Between the Corporation Laws of California and Delaware." This discussion of the Certificate of Incorporation and Bylaws of New GranCare is qualified in its entirety by reference to Exhibits 3.1 and 3.2 hereto, respectively.

  Authorized Stock. The Articles of Incorporation of the Company authorize fifty million shares of Common Stock without par value and two million shares of undesignated Preferred Stock. The Certificate of Incorporation of New GranCare authorizes New GranCare to issue fifty million shares of Common Stock, $0.001 par value, as well as two million shares of undesignated Preferred Stock, $0.001 par value.

  Number of Directors. The Bylaws of the Company authorize the directors to fix the number of directors within a range from seven to 15, with the number of directors currently set at nine. Delaware law permits a corporation to set forth the means of determining the number of directors in the bylaws. In contrast to the Bylaws of the Company, the Bylaws of New GranCare permit the board of directors to fix the number of directors by resolution without further stockholder approval. See "Significant Differences Between the Corporation Laws of California and Delaware--Size of the Board of Directors." Initially, the Board of Directors of New GranCare will consist of ten members.

  Monetary Liability of Directors. The Articles of Incorporation of the Company and the Certificate of Incorporation of New GranCare both provide for the elimination of personal monetary liability of directors to the fullest extent permissible under the laws of each corporation's respective state of incorporation. The provision eliminating monetary liability of directors set forth in the Certificate of Incorporation of New GranCare is potentially more expansive in that it incorporates future amendments to Delaware law with respect to the elimination of such liability.

SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATION LAWS OF CALIFORNIA AND
DELAWARE

  The General Corporation Laws of California and Delaware differ in many respects. While not all of such differences are summarized in this Prospectus, a number of the principal differences which could materially affect the rights of shareholders are discussed below.

  Size of the Board of Directors. Under California law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the Board of Directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. Delaware law permits a board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation approved by the stockholders) or pursuant to the provisions of the certificate of incorporation. The Certificate of Incorporation of New GranCare provides that the number of directors shall be as specified in the Bylaws and authorizes the Board of Directors to make, alter, amend or repeal the Bylaws. The Board of Directors of New GranCare may therefore change the authorized number of directors.

  Cumulative Voting. Under California law, if any shareholder gives notice of his or her intention to cumulate votes for the election of directors, any other shareholder of the corporation is also entitled to cumulate his or her votes at such election. Under Delaware law, cumulative voting in the election of directors is not mandatory and may exist only if provided for in the corporation's certificate of incorporation. The Certificate of Incorporation of New GranCare does not provide for cumulative voting, and therefore stockholders of New GranCare will have no cumulative voting rights. The elimination of cumulative voting would limit the ability of minority stockholders to obtain representation on the Board of Directors.

  Classified Board of Directors. A classified board is one on which a certain number of the directors, but not all, are elected on a rotating basis each year. Under California law, directors must be elected annually, unless the corporation is a listed corporation and such corporation's articles or bylaws provide for a classified board. Neither the Company's articles nor bylaws currently provide for a classified board. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-third of the directors are elected for terms of three years. This method of electing directors makes changes in the composition of the board of directors, and thus a change in control of a corporation, a more difficult process. The New GranCare Certificate of Incorporation and Bylaws do not provide for a classified board of directors. The establishment of a classified board following the Distribution would require the approval of the stockholders of New GranCare.

  Power to Call Special Shareholders' Meetings. Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than ten percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Certificate of Incorporation of New GranCare provides that special meetings of stockholders may be called only by the board of directors or the chairman of the board pursuant to a resolution adopted by a majority of the total number of directors.

  Action by Written Consent. Both the Delaware and California law permit stockholders, unless specifically prohibited by the certificate or articles of incorporation, to take action without a meeting by the written consent of the holders of at least the number of shares necessary to authorize or take such action at a meeting at which all shares entitled to vote therein were present and voted. Action by written consent may, in some circumstances, permit the taking of stockholder action opposed by the Board of Directors more rapidly than would be possible if a meeting of stockholders were required. Although the Bylaws of the Company currently provide for shareholder action by written consent, the Certificate of Incorporation of New GranCare includes a prohibition on stockholder action by written consent without a meeting.

  Stockholder Approval of Certain Business Combinations. In the last several years, a number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the Delaware General Corporation Law ("Section 203"), certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are met.

  Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the time that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliated associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

  For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or any receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

  The three-year moratorium imposed on business combinations by Section 203 does not apply if (i) prior to the time when such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the time when such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by sixty-six and two-thirds percent (66 2/3%) of the voting stock not owned by the interested stockholder.

  Section 203 applies only to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, are quoted on an interdealer quotation system such as NASDAQ or are held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by

Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote and, in the case of a bylaw amendment, may not be further amended by the board of directors. New GranCare does not intend to elect not to be governed by Section 203, therefore, Section 203 will apply to New GranCare.

  The Company believes that Section 203 will have the effect of encouraging any potential acquiror to first negotiate with New GranCare's Board of Directors in connection with contemplated "business combinations." Section 203 should also discourage certain potential acquirors unwilling to comply with its provisions.

  California law requires that in certain transactions involving tender offers or acquisition proposals made to a target corporation's shareholders by a person who either (a) controls the target corporation, (b) is an officer or director of the target or is controlled by an officer or director, or (c) is an entity in which a director or executive officer of the target has a material financial interest, a written opinion of an independent expert be provided as to the fairness of the consideration to the shareholders of the target corporation. The statute also provides that if a competing proposal is made at least ten (10) days before shareholders are to vote or shares are to be purchased under the pending offer by the affiliated party, the latter offer must be communicated to shareholders and they must be given a reasonable opportunity to revoke their vote or withdraw their shares, as the case may be.

  Removal of Directors. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause. The Certificate of Incorporation of New GranCare does not provide for a classified Board of Directors. Consequently the entire Board of Directors may be removed, with or without cause, with the approval of a majority of the outstanding shares of capital stock entitled to vote.

  Filling Vacancies on the Board of Directors. Under California law, any vacancy on the board of directors, other than one created by removal of a director, may be filled by the board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the remaining directors in office, or the affirmative vote of a majority of the remaining directors at a meeting. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The Company's Bylaws do not permit directors to fill vacancies created by removal of a director. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. The Bylaws of New GranCare provide that any vacancy on New GranCare's Board of Directors may be filled only by majority vote of the directors then in office (even though less than a quorum) even if the vacancy is created by the removal of a director by the stockholders.

  Loans to Officers and Employees. Pursuant to California law and the Bylaws of the Company, the Board of Directors of the Company is currently authorized to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the Board of Directors determines that such loans or guaranties may reasonably be expected to benefit the corporation. Under Delaware law, a corporation, its officers or other employees may make loans to, guarantee the obligations of or otherwise assist its officers or other employees of those or its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

  Indemnification and Limitation of Liability. California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit a corporation to adopt a provision in its articles of incorporation or certificate of incorporation eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty in certain circumstances. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability.

  The Articles of Incorporation of the Company eliminate the liability of directors for monetary damages to the fullest extent permissible under California law.

  California law does not permit the elimination of monetary liability where such liability is based on: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; or (vii) liability for improper distributions, loans or guarantees.

  The Certificate of Incorporation of New GranCare also eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such a provision may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or
(iv) transactions in which the director received an improper personal benefit. Such a limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve New GranCare or its directors from the necessity of complying with, federal or state securities laws or affect the availability of non-monetary remedies such as injunctive relief or rescission.

  California law permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (i) no indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines that person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that the court so determines, and (ii) no indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or in respect of amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval.

  Indemnification is permitted by California law only for acts taken in good faith and believed to be in the best interests of the corporation and its shareholders, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action. California law requires indemnification when the individual has successfully defended the action on the merits (as opposed to Delaware law which requires indemnification relating to any successful defense, whether on the merits or otherwise).

  Delaware law generally permits indemnification of expenses (including attorneys' fees) incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of the disinterested directors (even though less than a quorum), by independent legal counsel or by stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to California law) not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law also requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

  California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. The Articles of Incorporation of the Company include such a provision.

  A provision of Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. As a result, Delaware law permits indemnification agreements between a Company and its officers and directors. At this time, New GranCare does not have any such indemnification agreements in place, but may enter into them in the future. The Certificate of incorporation of New GranCare provides for mandatory indemnification of directors and officers to the fullest extent permitted by law.

  The indemnification and limitations of liability provisions of California law, and not Delaware law, will apply to actions of the directors and officers of the Company taken prior to the Distribution and Merger.

  Inspection of Shareholder's List. Both California and Delaware law allow any shareholder to inspect a corporation's shareholders' list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, an absolute right to inspect and copy the corporation's shareholders' list to persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14B with the Securities and Exchange Commission relating to the election of directors. Delaware law does not provide for any such absolute right of inspection, and no such right is granted under the Certificate of Incorporation or Bylaws of New GranCare.

  Dividends and Repurchases of Shares. California law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

  Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1-1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1-1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average expense for such years). Under California law, there are exceptions to the foregoing rules for repurchases of shares in connection with certain rescission actions or pursuant to certain employee stock plans.

  Delaware law permits a corporation to declare and pay dividends out of "surplus" or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of "capital" of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

  To date, the Company has not paid cash dividends on its capital stock. Its is the current policy of the Board of Directors to retain earnings for use in the Company's business, and therefore, neither the Company nor New GranCare anticipate paying cash dividends on their common stock in the foreseeable future.

  Shareholder Voting. Both California and Delaware law generally require that the holders of a majority in voting power of the outstanding shares of stock of both constituent corporations entitled to vote approve mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

  Both California and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

  With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting (unless otherwise required by a corporation's certificate of incorporation), except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class or series of shares.

  California law also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Delaware law has no comparable provision.

  California law also provides that except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally, a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by at least 100 persons, or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. Again, Delaware law has no comparable provision.

  Interested Director Transactions. Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable solely because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, either (a) the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts (and in the case of board approval the contract or transaction must also be "just and reasonable" in California), or (b) the contract or transaction must have been "just and reasonable" (in California) or "fair" (in Delaware), as applicable, to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled too vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Therefore, certain transactions that the Board of Directors of the Company might not be able to approve because of the number of interested directors, or the exclusion of interested director shares, could be approved by a majority of the disinterested directors of New GranCare, although less than a quorum, or by a majority of all voting shares, which might not include the holder of a majority of the disinterested shares. Neither the Company nor New GranCare is aware of any plans to propose any transaction involving directors of the Company which could not be so approved under California law but could be so approved under Delaware law.

  Shareholder Derivative Suits. California law provides that, under certain circumstances, a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

  Appraisal Rights. Under both California and Delaware law, a shareholder of a corporation participating in certain corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law unless the certificate of incorporation otherwise provides, such appraisal rights are not available (i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange (or authorized for quotation on the Nasdaq National Market System) or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange (or authorized for quotation on the Nasdaq National Market System) or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or any combination thereof, or (iii) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

  The limitations on the availability of appraisal rights under California law are different from those under Delaware law. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares perfect the right pursuant to the provisions of the CGCL or unless the corporation or any law restricts the transfer of such shares. Appraisal rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. In general, California law affords appraisal rights in sale of assets reorganizations.

  While shareholders of the Company have appraisal rights under California law, the Certificate of Incorporation of New GranCare does not provide for such rights and, accordingly, appraisal rights will not be available to shareholders of New GranCare.

  Dissolution. Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's stockholders. In the event of such a board-initiated dissolution, a majority of shares outstanding and entitled to vote would be required to approve a dissolution of New GranCare which had previously been approved by its Board of Directors.

APPLICATION OF THE GENERAL CORPORATION LAW OF CALIFORNIA TO DELAWARE
CORPORATIONS

  Under Section 2115 of the California General Corporation Laws ("CGCL") , certain foreign corporations (i.e. corporations not organized under California law) are placed in a special category if they have characteristics of ownership and operation which indicate that they have significant contacts with California. So long as a Delaware or other foreign corporation is in this special category, and it does not qualify for one of the statutory exemptions, it is subject to a number of key provisions of the CGCL applicable to corporations incorporated in California. Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, shareholder meetings, approval of certain corporate transactions, dissenters' and appraisal rights and inspection of corporate records. See "Significant Differences Between the Corporation Laws of California and Delaware" above.

  Exemptions from Section 2115 of the CGCL are provided for corporations whose shares are listed on a major national securities exchange or are traded in the NASDAQ National Market System and which have 800 or more shareholders of record. Following the Distribution, the New GranCare Common Stock will continue to be traded on the NYSE, and held beneficially by more than 800 stockholders as of the Distribution Date, and, accordingly, New GranCare will be exempt from Section 2115 of the CGCL.

                       SHARES ELIGIBLE FOR FUTURE SALES

  Upon completion of the Distribution, New GranCare will have an estimated 23,401,992 shares of New GranCare Common Stock outstanding, all of which will be freely tradable without restriction or further registration under the Securities Act, except to the extent such shares are held by "affiliates" of New GranCare, which will be subject to the limitations of Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, persons who may be deemed affiliates of New GranCare, as that term is defined in the Securities Act would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of New GranCare Common Stock (approximately 234,020 shares immediately after the Distribution) or the average weekly trading volume during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about New GranCare. Following the Distribution, 2,355,250 shares of New GranCare Common Stock will be issuable upon the exercise of options held by directors and employees of New GranCare and former employees of the Company.

                             AVAILABLE INFORMATION

  New GranCare has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of New GranCare Common Stock described in this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto, certain portions having been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete with respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement. Reference is made to such exhibits for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected and copied (at prescribed rates) at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
GRANCARE, INC.
Reports of Independent Auditors..........................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and 1994.............  F-4
Consolidated Statements of Income for the years ended December 31, 1995,
 1994 and 1993...........................................................  F-5
Consolidated Statements of Shareholders' and Partners' Equity for the
 years ended December 31, 1995, 1994 and 1993............................  F-6
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1994 and 1993.....................................................  F-7
Notes to Consolidated Financial Statements...............................  F-9
Schedule II--Valuation and Qualifying Accounts...........................  F-27
Unaudited Condensed Consolidated Balance Sheet as of September 30, 1996..  F-28
Unaudited Condensed Consolidated Statements of Income for the nine-month periods ended September 30, 1996 and 1995...............................  F-30
Unaudited Condensed Consolidated Statements of Cash Flows for the nine-
 month periods ended September 30, 1996 and 1995 ........................  F-31
Notes to Unaudited Condensed Consolidated Financial Statements...........  F-33
NEW GRANCARE, INC.
Report of Independent Auditors...........................................  F-35
Balance Sheet as of September 30, 1996...................................  F-36
Note to Balance Sheet....................................................  F-37

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
GranCare, Inc.

  We have audited the consolidated balance sheets of GranCare, Inc. (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' and partners' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Evergreen Healthcare, Inc., (Evergreen) which became a wholly-owned subsidiary in 1995, as of December 31, 1994 and for the years ended December 31, 1994 and 1993. The Evergreen amounts represent 21% of the consolidated total assets at December 31, 1994, and 38% and 26% of consolidated net income for the years ended December 31, 1994 and 1993, respectively. The financial statements were audited by other auditors, whose reports have been furnished to us, and our opinion, with respect to the consolidated financial statements as of and for the years ended December 31, 1994 and 1993, insofar as it relates to data included for Evergreen, is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GranCare, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As discussed in Note 7 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes. Also, as discussed in Note 2 to the consolidated financial statements, effective December 31, 1993, the Company changed its method of accounting for its marketable equity security investments.

                                          Ernst & Young LLP

Atlanta, Georgia
February 27, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors Evergreen Healthcare, Inc.:

  We have audited the consolidated balance sheet of Evergreen Healthcare, Inc. and subsidiaries as of December 31, 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994 and the six-month period ended December 31, 1993 and the related combined statements of operations, partners' equity and cash flows of Evergreen Healthcare LTD, L.P., Predecessor to Evergreen Healthcare, Inc., for the six month period ended June 30, 1993 (not presented separately herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Evergreen Healthcare, Inc. and subsidiaries as of December 31, 1994 and the results of operations and cash flows of Evergreen Healthcare, Inc. and subsidiaries for the year ended December 31, 1994, and the six-month period ended December 31, 1993 and the related combined statements of operations, partners' equity and cash flows of Evergreen Healthcare LTD., L.P., predecessor to Evergreen Healthcare, Inc., for the six month period ended June 30, 1993, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Indianapolis, Indiana
August 17, 1995

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                        ----------------------
                                                           1995        1994
                                                        ----------  ----------
                                                        DOLLARS IN THOUSANDS
ASSETS
Current assets:
  Cash and cash equivalents............................ $   17,738  $   28,611
  Accounts receivable, less allowance for doubtful
   accounts (1995--$10,856 and 1994--$9,892)...........    173,068     128,121
  Inventories..........................................     13,527      11,125
  Prepaid expenses and other current assets............     16,498      14,344
  Deferred income taxes (Note 7).......................     10,933       7,395
                                                        ----------  ----------
Total current assets...................................    231,764     189,596
Property and equipment:
  Land and improvements................................     10,238      10,937
  Buildings and improvements...........................    192,875     185,293
  Equipment............................................     66,929      53,662
                                                        ----------  ----------
                                                           270,042     249,892
  Less accumulated depreciation........................    (55,689)    (42,042)
                                                        ----------  ----------
                                                           214,353     207,850
Other assets:
  Investments, at fair value (Notes 4 and 11)..........     30,305      20,353
  Goodwill (accumulated amortization: 1995--$5,535;
   1994--$1,959).......................................    120,946      58,418
  Other intangibles (accumulated amortization: 1995--
   $8,051; 1994--$5,940)...............................      9,793      11,501
  Other (Note 2).......................................     38,000      32,475
                                                        ----------  ----------
Total assets........................................... $  645,161  $  520,193
                                                        ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses................ $   72,935  $   59,411
  Accrued wages and related liabilities................     24,069      22,643
  Interest payable.....................................      6,793       3,683
  Income taxes payable (Note 7)........................        --        2,667
  Notes payable and current maturities of long-term
   debt (Notes 3, 4 and 11)............................      4,937      11,566
                                                        ----------  ----------
Total current liabilities..............................    108,734      99,970
Long-term debt (Notes 3, 4 and 11).....................    334,668     231,665
Deferred income taxes (Note 7).........................     16,735      15,496
Other..................................................     12,425      11,645
Commitments and contingencies (Notes 5 and 6)
Shareholders' equity (Notes 2 and 8):
  Common stock; no par value; 50,000,000 shares
   authorized (shares issued: 1995--23,948,728 and
   1994--23,173,429)...................................    134,699     132,141
  Treasury stock, at cost (1995--915,000 shares and
   1994--200,000 shares)...............................    (18,700)     (5,030)
  Equity component of minimum pension liability........       (465)       (364)
  Unrealized gain on investments (net of income taxes:
   1995--$3,453; 1994--$2,250).........................      5,206       3,375
  Retained earnings....................................     51,859      31,295
                                                        ----------  ----------
                                                           172,599     161,417
                                                        ----------  ----------
Total liabilities and shareholders' equity............. $  645,161  $  520,193
                                                        ==========  ==========

                            See accompanying notes.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                  YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                 1995       1994       1993
                                              ---------- ---------- ----------
                                              DOLLARS AND SHARES IN THOUSANDS,
                                                   EXCEPT PER SHARE DATA
REVENUES
Net patient revenues......................... $  811,402 $  701,783 $  609,250
Investment and other income..................      5,060     15,688      2,439
                                              ---------- ---------- ----------
Total revenues...............................    816,462    717,471    611,689
EXPENSES
Operating expenses:
  Salary and related.........................    360,530    322,471    289,276
  Rent and property..........................     51,206     44,291     42,446
  Other operating............................    308,982    266,774    217,266
                                              ---------- ---------- ----------
                                                 720,718    633,536    548,988
Depreciation and amortization................     21,611     16,440     12,349
Interest expense and financing charges.......     27,054     21,481     19,601
Nonrecurring costs--merger and other costs...     11,750        --       4,573
Restructuring costs (Note 12)................        --       8,200        --
                                              ---------- ---------- ----------
Total expenses...............................    781,133    679,657    585,511
                                              ---------- ---------- ----------
Income before income taxes and extraordinary
 charge......................................     35,329     37,814     26,178
Income taxes.................................     14,765     13,524     10,089
                                              ---------- ---------- ----------
Income before extraordinary charge...........     20,564     24,290     16,089
Extraordinary charge--loss on early
 extinguishment of debt, net of income tax
 benefit of $856.............................        --         --       1,285
                                              ---------- ---------- ----------
Net income................................... $   20,564 $   24,290 $   14,804
                                              ========== ========== ==========
NET INCOME PER COMMON AND COMMON EQUIVALENT
 SHARE
Primary:
  Income before extraordinary charge......... $     0.86 $     1.07 $     0.88
  Extraordinary charge.......................        --         --        (.07)
                                              ---------- ---------- ----------
  Net income................................. $     0.86 $     1.07 $     0.81
Fully diluted:
  Income before extraordinary charge......... $     0.86 $     1.07 $     0.84
  Extraordinary charge.......................        --         --        (.07)
                                              ---------- ---------- ----------
  Net income................................. $     0.86 $     1.07 $     0.77
                                              ========== ========== ==========
Weighted average number of common and common
 equivalent shares outstanding:
  Primary....................................     23,794     22,631     18,205
                                              ========== ========== ==========
  Fully diluted..............................     23,919     24,966     19,241
                                              ========== ========== ==========

                            See accompanying notes.

         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' AND PARTNERS' EQUITY

                                     COMPUPHARM                  EQUITY
                                     CONVERTIBLE                COMPONENT      UNREALIZED
                           COMMON     PREFERRED  TREASURY      OF MINIMUM        GAIN ON   RETAINED  PARTNERS'
                            STOCK       STOCK      STOCK    PENSION LIABILITY  INVESTMENTS  EARNINGS   EQUITY    TOTAL
                          --------  ------------ --------  ------------------ ------------ --------- ---------- --------
                                                              DOLLARS IN THOUSANDS
Balances at January 1,
 1993...................  $ 65,039     $  24     $ (6,221)       $(294)          $  --      $(4,318)  $ 5,550   $ 59,780
 Issuance of 170,284
  shares of common stock
  on exercise of
  warrants and options
  (Note 8)..............       884       --           --           --               --          --        --         884
 Issuance of 6,000
  shares of common
  stock.................        80       --           --           --               --          --        --          80
 Dividends on CompuPharm
  convertible preferred
  stock.................       --        --           --           --               --         (182)      --        (182)
 GranCare and CompuPharm
  pooling transactions
  (Note 3):
 Retirement of
  CompuPharm treasury
  stock.................    (1,191)      --         1,191          --               --          --        --         --
 Conversion of
  CompuPharm convertible
  preferred stock.......        24       (24)         --           --               --          --        --         --
 Conversion of
  CompuPharm convertible
  debt..................       350       --           --           --               --          --        --         350
 Exercise of CompuPharm
  warrants..............     1,660       --           --           --               --          --        --       1,660
 Exercise of CompuPharm
  non-compensatory
  options...............       150       --           --           --               --          --        --         150
 Reverse acquisition
  transaction (Note 3):
 Issuance of common
  stock for partnership
  interest..............     6,656       --           --           --               --          --     (6,656)       --
 Issuance of common
  stock for assets of
  affiliated
  partnership...........     2,105       --           --           --               --          --        --       2,105
 Issuance of common
  stock for acquisition
  of minority interest
  of NHI................     5,693       --           --           --               --          --        --       5,693
 Final distribution to
  former general and
  limited partners......      (490)      --           --           --               --          --        --        (490)
 Distributions to
  partners..............       --        --           --           --               --          --       (864)      (864)
 Unrealized gain on
  investments, net of
  income taxes of
  $2,800................       --        --           --           --             4,200         --        --       4,200
 Net income.............       --        --           --           --               --       12,834     1,970     14,804
 Four months of
  CompuPharm 1993 net
  income included in
  both 1992 and 1993
  (Note 3)..............       --        --           --           --               --       (1,329)      --      (1,329)
 Minimum pension
  liability adjustment..       --        --           --           130              --          --        --         130
                          --------     -----     --------        -----           ------     -------   -------   --------
Balances at December 31,
 1993...................    80,960       --        (5,030)        (164)           4,200       7,005       --      86,971
 Issuance of 221,655
  shares of common stock
  on exercise of
  warrants and options
  (Note 8)..............     1,603       --           --           --               --          --        --       1,603
 Issuance of 1,000,000
  shares of common stock
  in connection with LTC
  acquisition (Note 3)..    20,000       --           --           --               --          --        --      20,000
 Issuance of 5,048
  shares of common stock
  on conversion of debt
  issued in connection
  with Winyah
  acquisition (Note 3)..       100       --           --           --               --          --        --         100
 Issuance of 2,421,875
  shares of common stock
  in public offering....    28,478       --           --           --               --          --        --      28,478
 Issuance of 77,500
  shares of common stock
  in connection with HS
  Healthcare acquisition
  (Note 3)..............     1,000       --           --           --               --          --        --       1,000
 Unrealized loss on
  investments, net of
  income taxes of $550..       --        --           --           --              (825)        --        --        (825)
 Net income.............       --        --           --           --               --       24,290       --      24,290
 Minimum pension
  liability adjustment..       --        --           --          (200)             --          --        --        (200)
                          --------     -----     --------        -----           ------     -------   -------   --------
Balances at December 31,
 1994...................   132,141       --        (5,030)        (364)           3,375      31,295       --     161,417
 Issuance of 769,799
  shares of common stock
  on exercise warrants
  and options (Note 8)..     2,476       --           --           --               --          --        --       2,476
 Issuance of 5,500
  shares of common
  stock.................        82       --           --           --               --          --        --          82
 Repurchase of 715,000
  shares of common
  stock.................       --        --       (13,670)         --               --          --        --     (13,670)
 Unrealized gain on
  investments, net of
  income taxes of
  $1,203................       --        --           --           --             1,831         --        --       1,831
 Net income.............       --        --           --           --               --       20,564       --      20,564
 Minimum pension
  liability adjustment..       --        --           --          (101)             --          --        --        (101)
                          --------     -----     --------        -----           ------     -------   -------   --------
Balances at December 31,
 1995...................  $134,699     $ --      $(18,700)       $(465)          $5,206     $51,859   $   --    $172,599
                          ========     =====     ========        =====           ======     =======   =======   ========

                            See accompanying notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                    1995       1994      1993
                                                  ---------  --------  --------
                                                     DOLLARS IN THOUSANDS
OPERATING ACTIVITIES
Net income......................................  $  20,564  $ 24,290  $ 14,804
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for doubtful accounts...............      6,281     7,918     3,592
  Depreciation and amortization.................     21,611    16,440    12,349
  Gain on sale of assets........................       (829)  (12,518)   (1,672)
  Deferred income taxes.........................      1,171      (333)      922
  Amortization of deferred financing costs......        531       522       373
  Restructuring costs...........................        --      8,200       --
  Changes in operating assets and liabilities
   net of effects of acquisitions (Note 3):
    Accounts receivable.........................    (49,018)  (33,491)  (29,548)
    Prepaid expenses and other current assets...     (3,215)    1,992    (4,270)
    Accounts payable, accrued wages and other
     accrued expenses...........................     15,388     2,145     6,461
    Interest payable............................      3,110       769     2,704
    Income taxes payable........................     (3,199)     (883)   (5,870)
    Other.......................................     (3,400)   (1,320)      714
                                                  ---------  --------  --------
Net cash provided by operating activities.......      8,995    13,731       559
INVESTING ACTIVITIES
Acquisition of businesses (net of cash acquired
 of $2,469 in 1994 and
 $10 in 1993)...................................    (68,467)  (49,414)  (19,273)
Purchases of property and equipment.............    (23,495)  (14,938)  (20,918)
Proceeds from disposition of assets.............      4,155    13,726       374
Purchases of investments........................     (6,944)   (6,978)       (4)
Repayments (advances) of notes receivable.......        943    (1,610)    3,009
Other...........................................     (1,972)   (2,212)   (1,251)
                                                  ---------  --------  --------
Net cash used in investing activities...........    (95,780)  (61,426)  (38,063)
FINANCING ACTIVITIES
Issuance of stock...............................         82    29,063     1,140
Payment of stock issuance costs.................        --       (585)      --
Proceeds from exercise of warrants and options..      2,776     1,603       584
Purchase of treasury stock......................    (13,670)      --        --
Long-term debt payments.........................   (177,870)  (23,207)  (14,580)
Proceeds from long-term debt borrowings.........    270,018    44,787    66,900
Advances (repayments) of short-term notes
 payable........................................        --       (600)    2,598
Payment of debt issuance costs..................     (5,424)   (1,136)   (3,763)
Payment of dividends on preferred stock.........        --        --       (261)
Distributions to former general and limited
 partners.......................................        --        --     (1,354)
                                                  ---------  --------  --------
Net cash provided by financing activities.......     75,912    49,925    51,264
                                                  ---------  --------  --------
Net increase (decrease) in cash and cash
 equivalents....................................    (10,873)    2,230    13,760
Less CompuPharm increase in cash for period
 January 1, 1993 through
 April 30, 1993 (Note 3)........................        --        --     (1,687)
Cash and cash equivalents at beginning of year..     28,611    26,381    14,308
                                                  ---------  --------  --------
Cash and cash equivalents at end of year........  $  17,738  $ 28,611  $ 26,381
                                                  =========  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid.................................  $  22,566  $ 20,712  $ 15,300
                                                  =========  ========  ========
  Income taxes paid.............................  $  17,964  $ 14,406  $ 12,035
                                                  =========  ========  ========

                            See accompanying notes.

                       SUPPLEMENTAL CASH FLOW INFORMATION

ACQUISITIONS

  The 1995, 1994 and 1993 acquisitions (see Note 3) had the following effects on cash:

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1995      1994      1993
                                                 --------  --------  --------
                                                    DOLLARS IN THOUSANDS
Fair values of assets acquired (net of cash
 received)...................................... $(75,317) $(90,713) $(48,392)
Fair values of liabilities assumed..............    6,850    20,299    29,119
                                                 --------  --------  --------
                                                  (68,467)  (70,414)  (19,273)
Issuance of stock...............................      --     21,000       --
                                                 --------  --------  --------
Net effect on cash.............................. $(68,467) $(49,414) $(19,273)
                                                 ========  ========  ========

NONCASH TRANSACTIONS

  In connection with the acquisition of Professional Health Care Management, Inc. (PHCM) in October 1992, GranCare issued 45,000 shares of GranCare Series D Exchangeable Preferred Stock (the Series D Preferred Stock), which had an aggregate liquidation preference of $9,000,000. In January 1993, the Series D Preferred Stock was converted into two promissory notes and, in April 1993, GranCare prepaid the notes using proceeds from its 6.5% Subordinated Debenture offering.

  As part of the 1993 NHI reverse acquisition (see Note 3), approximately 7,200,000 common shares (GranCare equivalent), which is net of treasury shares retired, were issued.

  Plant and equipment acquired under financing notes and capital lease arrangements aggregated approximately $1,021,000, $3,222,000, and $4,904,000 in 1995, 1994, and 1993 respectively.



                            See accompanying notes.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

  GranCare, Inc. (GranCare or the Company) merged with Evergreen Healthcare, Inc. (Evergreen) on July 20, 1995 (the Merger). On that date, GranCare issued approximately 9,673,000 shares of its common stock in exchange for the approximately 12,500,000 shares of Evergreen common stock then outstanding based on an exchange ratio of its shares of GranCare common stock for each share of Evergreen common stock.

  The consolidated financial statements give retroactive effect to the Merger, which has been accounted for using the pooling-of-interests method and, as a result, the financial position, results of operations and cash flows are presented as if the combining companies had been consolidated for all periods presented. The consolidated statements of shareholders' and partners' equity also reflect retroactive combination of the accounts of GranCare and Evergreen for all periods presented, with adjustments to outstanding shares based on the exchange ratio.

  Prior to the June 30, 1993 National Heritage, Inc. (NHI) reverse acquisition transaction described in Note 3, the historical Evergreen entity included in these consolidated financial statements consisted of: (a) Evergreen Healthcare Ltd., L.P. (ELP), a limited partnership and; (b) Omega/Indiana Pharmacy, L.P.
(OLP), also a limited partnership. Prior to the June 30, 1993 transaction, ELP had a September 30 fiscal year-end and OLP had a calendar year-end.

  Evergreen amounts for the 1994 and 1993 consolidated financial statements have been conformed to the Company's December 31 year-end.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Consolidation The Company operates approximately 136 leased and owned long-term health care facilities that provide skilled nursing and residential care services in 15 states. In addition, the Company also owns and operates or serves 30 institutional pharmacies, a specialty hospital geriatric services company, which manages approximately 100 geriatric care units in acute hospitals in 18 states, and home health operations in three states.

  The facilities and pharmacy divisions represented approximately 72% and 23%, respectively, of the total net revenues of the Company. Substantially all of the facilities and pharmacies receive benefits under the Medicare and Medicaid programs. These programs are highly regulated and subject to periodic change.

  The consolidated financial statements include the accounts of GranCare and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliates in which the Company has less than a 50% interest are accounted for by the equity method.

  Use of Estimates The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash Equivalents The Company considers all highly liquid instruments purchased with original maturity dates of three months or less to be cash equivalents.

  Inventories Inventories are stated at the lower of cost, using the first-in, first-out method, or market value. Inventories consist primarily of purchased pharmaceuticals and various medical equipment of the pharmacies and supplies used in the care of residents in long-term care facilities.

  Property and Equipment Property and equipment are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets as stated below. Leases and leasehold improvements that have been capitalized are amortized over the lives of the leases. Amortization of these assets is included in depreciation expense.

      Buildings and improvements..................................... 8-35 years
      Equipment......................................................  5-7 years

  Investments In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115 (Statement No. 115), "Accounting for Certain Investments in Debt and Equity Securities." As permitted under Statement No. 115, GranCare elected the early adoption of provisions of the new standard as of December 31, 1993, and recognized the unrealized gain ($4,200,000, net of income taxes) as a direct component of equity (see Note 11). Evergreen adopted the new standard on July 1, 1994.

  Goodwill and Other Intangibles In connection with the Company's acquisitions, costs in excess of the amounts assigned to identifiable assets acquired, less liabilities assumed, are recorded as goodwill. Goodwill is amortized on a straight-line basis principally over a period of 35 years. Goodwill recorded in the Cornerstone acquisition (unamortized balance of $48,721,000 at December 31, 1995) is being amortized over 25 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows of the acquired entity over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of cash flows.

  Other intangibles, which primarily were obtained in connection with the Company's acquisitions, mainly represent covenants not to compete and lease contract rights that are amortized over the terms of the noncompetition agreements and leases, respectively.

  Other Assets The Company defers financing costs incurred to obtain long-term debt and amortizes such costs using the straight-line method over the term of the related obligation. An investment in an unconsolidated affiliate at December 31, 1995 consists of a 28% owned interest in Alternative Living Services, Inc. (ALS), which is recorded using the equity method. In 1994, the Company's 53% interest in ALS was consolidated with the Company. The remaining other assets are individually not significant in their impact to the Company.

  Stock Based Compensation The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and intends to continue to do so.

  Net Patient Revenues Patient revenues are reported in the period in which services are provided. Net patient revenues reflect contractual discounts and the results of other arrangements for providing services at less than established rates. Contractual adjustments include differences between established billing rates and amounts estimated by management as reimbursable under various cost reimbursement formulas or service contracts.

  The administrative procedures related to the Medicare and Medicaid cost reimbursement programs, in effect, generally preclude final determination of amounts due the Company until cost reimbursement reports, filed by the Company, are audited or otherwise reviewed and settled with the applicable administrative agencies. Normal estimation differences between final settlements and amounts accrued in previous years are reported in current net patient revenues. Actual results could differ from these estimates. Included in accounts receivable are settlement amounts due from Medicare and Medicaid programs totalling $45,764,000 and $20,204,000 at December 31, 1995 and 1994,
respectively. In the opinion of management, adequate provision has been made for adjustments, if any, that might result from subsequent review. The Medicare and Medicaid cost reimbursement programs approximated 75%, 76% and 77% of net patient revenues for the years ended December 31, 1995, 1994 and 1993, respectively.

  Earnings Per Share Earnings per share are computed based on the weighted average common and (if dilutive) common equivalent shares outstanding, which include options and warrants, and in the case of fully diluted earnings per share, convertible subordinated debentures. The earnings per share amounts are based on the combined historical weighted average common and dilutive common equivalent shares of GranCare and Evergreen pre-merger adjusted for the .775 exchange ratio. Also, Evergreen's pre-merger historical amounts for periods in which it was a partnership are based on the equivalent shares of Evergreen common stock using the terms of the Evergreen exchange transaction described in Note 3.

  Pro forma earnings per share for 1993 is computed by dividing pro forma net income by the weighted average number of common and common equivalent shares outstanding for the period.

  Pro Forma Income Taxes As indicated in Note 1, prior to June 30, 1993, the Evergreen predecessor entity consisted of two partnerships and, accordingly, Evergreen was not subject to federal or state income taxes. The following table presents unaudited pro forma financial information for the year ended December 31, 1993, that includes a provision for income taxes as if Evergreen had been a taxable corporation for the period. Such pro forma calculation was based on the income tax laws and rates in effect during the period, and FASB Statement No. 109.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                   1993
                                                          ---------------------
                                                          DOLLARS IN THOUSANDS
                                                          EXCEPT PER SHARE DATA
      Pro Forma data (unaudited):
      Income before income taxes and extraordinary
       charge...........................................         $26,178
      Income taxes......................................          10,874
      Income before extraordinary charge................          15,304
      Extraordinary charge..............................           1,285
                                                                 -------
      Net income........................................         $14,019
                                                                 =======
      Net income per common and common equivalent share:
      Primary...........................................         $   .77
                                                                 -------
      Fully diluted.....................................         $   .73
                                                                 =======

  Impact of Recently Issued Accounting Standards In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement No. 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

NOTE 3. ACQUISITIONS, DISPOSITIONS AND MERGERS

  1993 Acquisitions and Dispositions Effective January 1, 1993, GranCare acquired all of the capital stock of Coordinated Home Health, Inc., and the operations of Coordinated Nursing Services, Inc. and Infusion Plus, Inc. (collectively, Coordinated) for $1,600,000 in cash and a promissory note for $485,000.

  On January 28, 1993, GranCare completed the acquisition of Colter Village, two health care facilities consisting of a skilled nursing facility and a retirement living center for $6,750,000.

  On March 31, 1993, GranCare acquired Bella Vita, a 126-bed skilled nursing facility in Colorado, for $3,740,000.

  On April 1, 1993, GranCare acquired all of the capital stock of Pacific Therapies, Inc., and the operations of Pacific Therapies Co. (collectively, Pacific Therapies), which provide physical, occupational and speech therapy services, for $1,000,000 in cash and a promissory note for $384,000.

  On April 19, 1993, GranCare acquired the operations of Patient Therapy Systems, Inc., which provides therapy beds and therapy services to patients directly and under agreements and arrangements with nursing facilities, for $400,000 in cash.

  On April 30, 1993, GranCare acquired four skilled nursing facilities located in Wisconsin for $3,500,000 in cash and $13,000,000 in mortgage notes.

  On June 23, 1993, GranCare acquired all of the capital stock of Brim Medical Equipment and Supplies, Inc., an enteral and urological supply company, for $1,400,000, payable in installments of various amounts, without interest through July 1, 1998.

  On June 30, 1993, GranCare acquired all of the capital stock of Winyah Dispensary, LTC of North Carolina and Winyah Dispensary-Midlands, Inc., for $2,500,000 in convertible promissory notes, and the operations of Winyah Dispensary for $3,650,000 in cash and promissory notes in the aggregate sum of $2,600,000 (collectively, Winyah). Winyah provides institutional pharmacy services in North and South Carolina. In connection with these transactions, GranCare recorded $8,218,000 in goodwill.

  On September 30, 1993, CompuPharm acquired the operations of Medication Delivery Systems, Inc. (MDS), an institutional pharmacy, for a purchase price of $1,750,000 plus transaction costs.

  NHI Reverse Acquisition Effective June 30, 1993, Evergreen became a public company and acquired the remaining 90% common stock ownership of NHI, an existing public company, in a reverse acquisition transaction. (Note:
Evergreen had previously acquired 10% of NHI in October 1992.) The following transactions were part of the reverse acquisition:

  . The partners of the Evergreen partnerships (i.e., ELP and OLP as referred to in Note 1) and an affiliated partnership under common control (ERP) received 5,032,108 common shares (restated to GranCare equivalent shares), which was net of 1,240,000 shares held in treasury that were retired, in exchange for their partnership interests in the three partnerships.

  . The ERP partnership, which previously was not part of the historical
    Evergreen entity, transferred its assets to Evergreen as part of the exchange. Such assets consisted of: (i) a limited partnership interest in the Evergreen partnerships, and (ii) a 48% ownership in NHI. (Note: ERP had also acquired its interest in NHI in October 1992.)

  . The remaining 42% owners of NHI received 2,141,325 common shares
    (restated to GranCare equivalent shares), excluding shares held in treasury by NHI.

  The exchange of common stock for partnership interests in predecessor partnerships (i.e., ELP and OLP) was recorded at book value, because it was merely a legal restructuring. The receipt of ERP assets for common stock also was recorded at book value, because this was a transfer among entities under common control. ERP's book value included $2,100,000 in goodwill recorded in connection with its purchase of a 48% interest in NHI.

  The acquisition of the NHI 42% minority stockholders' interests was accounted for as a purchase and, in connection therewith, $2,691,000 in goodwill was recorded. The operations of NHI have been included in the consolidated results of Evergreen from June 30, 1993 forward.

  The 1993 acquisitions described above were all accounted for as purchases and, accordingly, the consolidated financial statements of the Company include the operations of such acquired entities since the respective dates of their acquisition.

  During 1993, GranCare also divested nine facilities.

  1994 Acquisitions and Dispositions On March 1, 1994, GranCare acquired the operations of PPCP, Inc. (PPCP), which provides institutional pharmacy services, for $3,800,000 in cash and adjustable subordinated promissory notes in the aggregate sum of $1,449,000. In connection with this transaction, $4,518,000 was recorded as goodwill.

  On April 1, 1994, GranCare acquired the operations of Merit Pharmacy, Inc. (Merit), which provides institutional pharmacy services, for $600,000 in cash and a subordinated promissory note for $1,184,000. In connection with this transaction, GranCare recorded $1,817,000 in goodwill.

  On June 7, 1994, Evergreen acquired substantially all of the assets of two Illinois limited partnerships, Health Care Fund Limited Partnership and Health Care Fund II Limited Partnership, as well as two related companies, H.S. Healthcare, Inc. and H.S. Systems, Inc. (collectively referred to as HS Healthcare). Evergreen paid approximately $22,571,000 cash (of which $7,687,000 was financed through revolving credit borrowings) in exchange for the assets acquired and liabilities assumed. The Company also paid $3,000,000 in cash and issued 77,500 shares (restated) of common stock valued at $1,000,000 to the general partners of the partnerships and sole shareholders of the related companies in consideration for their agreement not to compete with the Company for a period of ten years.

  Effective July 1, 1994, GranCare acquired substantially all of the assets and assumed certain liabilities of Long Term Care Pharmaceutical Services Corporation I and Long Term Care Pharmaceutical Services Corporation III (collectively, LTC), an institutional pharmacy business based in Indiana, for $16,000,000 cash and 1,000,000 shares of GranCare common stock valued at $20 per share, or $20,000,000. In the event the market price of the common stock was not at least equal to $20 per share at a specified date in 1995, the Company was obligated to issue additional consideration to bring the value of the common stock to $20,000,000. The purchase agreement also contains a contingent earnout provision, in the form of a subordinated promissory note, under which an additional $5,500,000 could be paid-provided certain future operating results are attained. In connection with this transaction, GranCare recorded $27,402,000 goodwill.

  Also effective July 1, 1994, GranCare acquired the operations of Ricketts Drug, Inc., an institutional pharmacy based in Virginia, for $4,111,000 in cash. In connection with this transaction, GranCare recorded $2,355,000 in goodwill.

  Effective July 25, 1994, GranCare acquired leasehold interests in two long-term health care facilities in South Carolina for $38,000.

  Effective September 30, 1994, GranCare acquired leasehold interests in five additional long-term health care facilities in South Carolina for $150,000.

  The above-described 1994 acquisitions were all accounted for as purchases and, accordingly, the financial statements of the Company include the operations of such acquired entities since the respective dates of their acquisition.

  During 1994, GranCare also divested three facilities (exclusive of the restructuring described in Note 12) and Pacific Therapies, acquired in 1993. The sale of Pacific Therapies to an unrelated entity for approximately $11,700,000 in cash and assumption of approximately $1,100,000 in debt and certain other liabilities resulted in a gain of approximately $8,800,000. The gain is reported in investment and other income in the Consolidated Statements of Income.

  1995 Acquisitions and Dispositions In January 1995, GranCare acquired a leasehold interest in a long-term facility in Arizona for $150,000.

  In April 1995, GranCare acquired Cornerstone Health Management Company (Cornerstone), a management company specializing in the implementation and management of geriatric specialty programs for acute care hospitals, for $53,213,000.

  In November 1995, GranCare acquired Innovative Pharmacy Services, Inc., an institutional pharmacy based in Wisconsin, for $10,000,000 in cash and stock.

  In December 1995, GranCare acquired the operations of both Pharmcare, Inc. and American Pharmaceutical Inc., two institutional pharmacies based in Northern California, for $4,700,000 and $1,200,000, respectively.

  During 1995, GranCare also divested one facility (exclusive of the restructuring described in Note 12).

  In July 1995, in accordance with contractual obligation to the former owners of LTC, the Company repurchased 715,000 shares of its common stock.

  Summarized below are the unaudited pro forma consolidated results of operations for GranCare had the 1995 Cornerstone acquisition occurred as of January 1, 1994, and the 1994 LTC and HS Healthcare acquisitions and the June 30, 1993 NHI reverse acquisition occurred as of January 1, 1993:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1994        1993
                                                        ----------- -----------
                                                         DOLLARS IN THOUSANDS
                                                         EXCEPT PER SHARE DATA
      Total revenues................................... $   786,846 $   711,622
      Income before extraordinary charge...............      26,738      19,926
      Net income.......................................      26,738      18,641
      Net income per share:
        Primary........................................        1.15         .91
        Fully diluted..................................        1.15         .87

  Pro forma information for other 1995, 1994 and 1993 acquisitions and divestitures is not presented because their operating results, either individually or in the aggregate, do not have a material effect on the pro forma operating results presented above.

  The above results are based upon certain assumptions and estimates which the Company believes are reasonable, and do not reflect any benefit which might be achieved from combined operations. The unaudited pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

MERGERS

  CompuPharm Merger On December 28, 1993, GranCare acquired, through merger, all of the outstanding common stock of CompuPharm, Inc. ("CompuPharm") in exchange for 2,462,795 shares of GranCare's common stock. CompuPharm is a provider of institutional pharmacy services.

  GranCare's merger with CompuPharm was accounted for as a pooling-of-interests business combination and, accordingly, the consolidated financial statements for all periods prior to the merger have been restated to include the historical balances of GranCare and CompuPharm as if the two companies had always been combined. For purposes of restating the December 31, 1992 financial statements to reflect the merger, CompuPharm's annual financial statements for the fiscal year ended April 30, 1993 were used. The 1993 consolidated financial statements, however, include CompuPharm balances as of, and for the year ended, December 31, 1993. As such, both the 1993 and 1992 consolidated financial statements include operating results and cash flows relating to CompuPharm for the four months ended April 30, 1993, (consisting of revenues and net income of $24,200,000 and $1,300,000, respectively) which are adjusted through a separate line item in the consolidated statements of shareholders' equity and cash flows.

  A reconciliation of consolidated total revenues, income before extraordinary charge and net income to amounts applicable to the separate companies prior to the date of combination (effectively, December 31, 1993) is presented together with the Evergreen merger table included below.

  Evergreen Merger On July 20, 1995, GranCare acquired, through merger, substantially all of the outstanding common stock of Evergreen in exchange for approximately 9,673,000 shares of GranCare common stock based on a .775 exchange ratio. The Evergreen merger is accounted for as a pooling-of-interests business combination and, accordingly, the consolidated financial statements of all periods prior to the merger have been restated to include the historical balances of GranCare and Evergreen as if the two companies had always been combined.

  The Company incurred certain costs relating to completion of the Merger and other one-time costs and recognized an $11.8 million charge in the third quarter of 1995, as required under the pooling-of-interests accounting method. The following is a summary of the Merger and other one-time costs:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
                                                                     DOLLARS IN
                                                                      THOUSANDS
      Merger costs:
        Investment banking fees....................................   $ 4,100
        Legal and other fees.......................................     1,469
        Executive severance........................................     1,100
        Planned divestitures of certain facilities.................     1,500
      Other one-time costs:
        Relocation.................................................     1,626
        Integration................................................       850
        Other deferred acquisition costs...........................     1,105
                                                                      -------
      Total........................................................   $11,750
                                                                      =======

  As of December 31, 1995, the remaining reserve balance relating to the Merger and other one-time costs was $2.4 million.

  A reconciliation of consolidated total revenues, income before extraordinary charge, and net income to amounts applicable to the separate pooled companies prior to the dates of combination (including both the December 1993 CompuPharm and July 1995 Evergreen mergers) is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1994        1993
                                                        ----------- -----------
                                                         DOLLARS IN THOUSANDS
                                                         EXCEPT PER SHARE DATA
TOTAL REVENUES
  GranCare............................................. $   549,220 $   434,117
  CompuPharm...........................................         --       73,853
                                                        ----------- -----------
  GranCare, pre-Evergreen merger.......................     549,220     507,970
  Evergreen............................................     168,251     103,719
                                                        ----------- -----------
                                                        $   717,471 $   611,689
                                                        =========== ===========
INCOME BEFORE EXTRAORDINARY CHARGE(1)
  GranCare............................................. $    15,179 $    10,697
  CompuPharm...........................................         --        1,472
                                                        ----------- -----------
  GranCare, pre-Evergreen merger.......................      15,179      12,169
  Evergreen(2).........................................       9,111       3,920
                                                        ----------- -----------
                                                        $    24,290 $    16,089
                                                        =========== ===========
NET INCOME
  GranCare............................................. $    15,179 $    10,697
  CompuPharm...........................................         --          187
                                                        ----------- -----------
  GranCare, pre-Evergreen merger.......................      15,179      10,884
  Evergreen(2).........................................       9,111       3,920
                                                        ----------- -----------
                                                        $    24,290 $    14,804
                                                        =========== ===========
NET INCOME PER SHARE (FULLY-DILUTED BASIS)
  GranCare............................................. $      1.08 $      1.03
  CompuPharm(3)........................................         n/a         n/a
  GranCare, pre-Evergreen merger.......................        1.08         .83
  Evergreen(4).........................................         .82         n/a
                                                        ----------- -----------
                                                        $      1.07 $       .77
                                                        =========== ===========

--------
(1) After non-recurring merger costs of $2,149,000 for GranCare and $2,424,000 for CompuPharm in 1993.
(2) Evergreen's income before extraordinary charge and net income exclude Merger and other costs of approximately $11,750,000. This charge was recorded by the Company in the third quarter of 1995.
(3) Earnings per share for CompuPharm prior to the merger was not applicable because it was not a public company.
(4) Earnings per share for Evergreen prior to June 30, 1993 was not applicable because it was not a public company.

NOTE 4. DEBT

  Debt consists of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                            1995        1994
                                                         ----------- -----------
                                                          DOLLARS IN THOUSANDS
SENIOR DEBT
  Mortgage notes payable:
    Omega..............................................  $    58,800 $    58,800
    Other (principally HRPT and FINOVA) in installments
     which include interest ranging from 8% to 11.5%...       32,376      31,477
  Revolving loan under bank credit facility bearing
   interest based on LIBOR or prime rate...............       37,700      45,900
  Evergreen Credit Facility............................          --       12,686
  Evergreen revenue bonds..............................       13,445      13,850
  Notes payable in installments which include interest
   ranging from 6.9% to 13.75%; final maturities in
   1996 through 2010...................................       28,991      10,788
  Capitalized lease obligations (less imputed interest
   of $570 in 1995 and $421 in 1994)...................        4,622       4,964
  Other................................................        2,400       3,385
                                                         ----------- -----------
    Total senior debt..................................      178,334     181,850
SUBORDINATED DEBT
  Senior subordinated notes; interest due semi-annually
   at 9 3/8%, principal due September 15, 2005.........      100,000         --
  Convertible subordinated debentures; interest due
   semi-annually at 6.5%, principal due January 15,
   2003................................................       60,000      60,000
  Other notes payable..................................        1,271       1,381
                                                         ----------- -----------
Total subordinated debt................................      161,271      61,381
                                                         ----------- -----------
Total debt.............................................      339,605     243,231
Less short-term notes payable and current maturities of
 long-term debt........................................        4,937      11,566
                                                         ----------- -----------
                                                         $   334,668 $   231,665
                                                         =========== ===========

  On August 14, 1992, PHCM entered into a $58,800,000 loan agreement with Omega Healthcare Investors, Inc. (Omega). The loan is secured by mortgages on certain health care facilities, and by the personal property used in connection with the operation of those facilities, as well as certain other intangibles, including the licenses for these facilities, to the extent permitted by Michigan law, and accounts receivable in excess of $1,000,000. The minimum interest rate on the loan is 13% per year, of which 12% is payable monthly in cash and 1% is deferred. The cash interest rate will increase in each subsequent year based upon a specified formula tied to either; (i) the percentage change in the Consumer Price Index published by the United States Department of Labor, or; (ii) the change in Gross Revenues (as defined in the loan agreement); however, the increase cannot be more than the interest for the prior fiscal year multiplied by 1.05. The 1% of deferred interest will accrue on an annual basis and will be cumulative on an annual basis as long as the loan remains outstanding. Quarterly principal payments of $1,470,000 are required beginning October 1, 2002, with the remaining balance plus the deferred interest due in August 2007. The loan agreement also contains certain restrictive covenants, including, but not limited to, restrictions on PHCM incurring additional debt, prepayment and minimum net worth requirements. As of December 31, 1995, the interest rate was 13.9%, including the 1% deferred interest.

  In conjunction with a 1990 acquisition, GranCare borrowed $15,000,000 under a promissory note agreement with HRPT. The note is secured by mortgages on two facilities and 1,000,000 shares of HRPT common stock owned by GranCare. The HRPT note had a balance of $8,750,000, with an interest rate of 13.75% at December 31, 1994.

  During 1995, GranCare renegotiated the note with HRPT, whereby the principal balance of the promissory note was increased to $11,500,000, resulting in additional proceeds to GranCare. Minimum interest on the note is 11.5% per year payable monthly in arrears. Additional interest is payable commencing on January 1, 1996, in an amount equal to 75% of the percentage increase in the Consumer Price Index, with certain defined limitations. Principal payments will begin two years after the date of the note on a 30-year direct reduction basis, with the remaining balance due December 31, 2010.

  On January 29, 1993, GranCare completed a public offering of $60,000,000 aggregate principal amount of its 6.5% Convertible Subordinated Debentures due 2003 (the Debentures). The Debentures are convertible into common stock of GranCare at any time prior to redemption or final maturity, at a conversion price of $27.145 per share, subject to adjustment upon the occurrence of certain events. Interest on the Debentures is payable semi-annually on January and July 15th. Approximately $15,600,000 of the net proceeds of $57,700,000 was used to repay certain indebtedness, and the remaining $42,100,000 was used for general corporate purposes, including the further expansion of specialty medical services and acquisitions.

  In conjunction with the 1993 acquisition of four skilled nursing facilities in Wisconsin, as described in Note 3, GranCare entered into an $11,000,000 mortgage loan agreement with FINOVA. Interest accrues on the mortgage note at an adjustable rate of 2% over prime, with installments of principal and interest due monthly through April 2001, with final payment due May 2001. The mortgage note cannot be prepaid until 90 days prior to the end of the term without a prepayment penalty.

  At the end of 1993, a subsidiary of GranCare, GranCare Health Services, Inc. entered into a $50,000,000 revolving credit agreement with a syndicate of banks. In 1994, the agreement was amended to increase the line of credit to $80,000,000. This credit agreement terminated on March 29, 1995.

  On March 29, 1995, the Company entered into an agreement with First Union National Bank of North Carolina (First Union) pursuant to which First Union provided the Company with a $175 million revolving line of credit (the Credit Facility). The Company has used the proceeds from the Credit Facility to pay off its previous line of credit, fund the acquisition of Cornerstone and for general working capital purposes. In September 1995, concurrent with the High Yield Debt offering the Credit Facility was reduced to $150 million. Amounts outstanding under the Credit Facility bear interest based on LIBOR or prime rates (7.6% and 8.85%, respectively, at December 31, 1995). Amounts outstanding as of June 30, 1998 may convert to a term loan with equal quarterly installments due through the final maturity date of June 30, 2002. No principal payments are required under the Credit Facility prior to the June 30, 1998 conversion date.

  Evergreen maintained a revolving credit facility and a working capital facility (the Evergreen Credit Facility) in the aggregate maximum amount of $55,000,000 from a syndicate of banks, $45,000,000 of which was to be used for acquisitions and $10,000,000 of which was to be used for working capital purposes. The Evergreen Credit facility was terminated at the merger. Six nursing home facilities were refinanced via mortgage debt in March 1995 for $16,500,000, including the facilities held as collateral under the revolving credit facility. Therefore, the Company has classified the borrowings under the revolving credit facility as long-term debt in the Company's consolidated balance sheet at December 31, 1994. The Evergreen Credit Facility described above was entered into on June 7, 1994, as a refinancing of an existing $6,000,000 revolving credit facility with the same bank.

  On September 29, 1995, the Company closed the sale of $100 million aggregate principal amount of its 9 3/8% Senior Subordinated Notes due 2005 (Notes) in an underwritten public offering (Notes Offering). After paying underwriter fees and commissions, the approximately $96 million realized by the Company from the sale of the Notes was used to pay outstanding indebtedness under its' Credit Facility.

  The Evergreen revenue bonds include a $9,100,000 Series 1993A taxable adjustable demand issue that requires semiannual interest payments at a variable rate (5.95% at December 31, 1995) and annual principal payments through August 15, 2013. The remaining revenue bonds bear interest at fixed rates ranging from 7.75% to 9.5% through 2001--2002, and which are subject to change after such dates. These bonds mature in 2015; however, they may be redeemed by the bondholders on various dates in the years 2001, 2002, 2011 and 2012.

  Certain of these notes payable and related agreements contain covenant restrictions on additional debt, intercompany loans, dividends and the maintenance of certain financial ratios. The Company has pledged certain accounts receivable, leasehold interests and substantially all property and equipment as collateral under the various debt agreements.

  Maturities of debt and obligations under capital leases at December 31, 1995, are summarized as follows:

                                                 DEBT   CAPITAL LEASES  TOTAL
                                               -------- -------------- --------
                                                     DOLLARS IN THOUSANDS
   Year ending December 31,
     1996..................................... $  3,331     $2,053     $  5,384
     1997.....................................    2,477      1,302        3,779
     1998.....................................    6,443      1,140        7,583
     1999.....................................    1,785        659        2,444
     2000.....................................    8,959         38        8,997
   Thereafter.................................  311,988        --       311,988
                                               --------     ------     --------
   Total minimum payments.....................  334,983      5,192      340,175
   Less amounts representing interest.........      --         570          570
                                               --------     ------     --------
   Total obligations.......................... $334,983     $4,622     $339,605
                                               ========     ======     ========

NOTE 5. OPERATING LEASES

  The Company has operating leases for 24 facilities, including land, buildings, and equipment from HRPT under two Master Lease Documents. Subsequent to December 31, 1994, the existing Master Lease Documents were amended. Under the amended lease arrangements, minimum rent for the aggregate facilities is the annual sum of $11,550,000, payable in equal monthly installments. In addition, beginning January 1, 1996, the amended lease agreement provides for additional rent to be paid monthly, in advance, based on 75% of the increase in the Consumer Price Index multiplied by the minimum rent due, provided, however, that the maximum rent (minimum rent plus additional rent) each January shall be limited to a 2% increase over the total monthly rent paid in the prior December. The operating leases for 17 facilities expire on December 28, 2010, and there are two 10 year renewal options. The leases for seven facilities expire in June 2006 and there are two 10 1/2-year renewal options. The Company has subleased seven of the 24 facilities to unrelated parties.

  The Company leases additional health care facilities, certain other facilities, office space, and equipment from other unrelated parties. Substantially all the leases are operating leases which expire at various dates and generally contain options to renew for various terms. Certain leases also contain purchase options. Rents generally are subject to increase based on the Consumer Price Index, occupancy rates, Medicaid reimbursement rates or at stated amounts specified in the lease agreements.

  A summary of GranCare's minimum commitments under operating leases at December 31, 1995, follows:

     YEAR ENDING                                                      DOLLARS IN
     DECEMBER 31,                                                     THOUSANDS
     ------------                                                     ----------
      1996...........................................................  $ 43,310
      1997...........................................................    43,069
      1998...........................................................    42,331
      1999...........................................................    37,510
      2000...........................................................    26,175
     Thereafter......................................................   179,066
                                                                       --------
     Total minimum lease payments....................................  $371,461
                                                                       ========

  Aggregate future minimum lease payments to be received under noncancelable subleases are $5,263,000 for the year ended December 31, 1996 and $43,675,000 thereafter.

  Total rent expense for all operating leases, net of sublease income, aggregated $41,058,000, $35,632,000 and $34,872,000 for the years ended
December 31, 1995, 1994 and 1993, respectively.

  The Company is currently having discussions with the landlord of 18 of its' skilled nursing facilities. The Company expects to receive a favorable adjustment to current lease commitments in return for an additional capital investment and extension of the lease term.

NOTE 6. COMMITMENTS AND CONTINGENCIES

  The Company is involved in legal proceedings arising in the normal course of business. Management believes, based in part upon discussions with legal counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

  The Company, through its wholly-owned subsidiary, GCI Indemnity, Inc., maintains a captive insurance company for the purpose of paying worker's compensation claims. The Company maintains reinsurance contracts to minimize its insurance exposure.The Company accepts the first $350,000 of loss and loss adjustment expense liability per occurrence for worker's compensation risks. The Company estimates this liability on case-basis estimates of losses reported prior to the date of the balance sheets and includes estimates of losses for claims incurred but not reported. The Company's estimated liability for worker's compensation claims is reported in the accompanying balance sheets as other long term liabilities. Investments held by the captive insurance company are reported in other assets section of the accompanying balance sheets.

NOTE 7. INCOME TAXES

  Effective January 1, 1993, the Company, except for CompuPharm and Evergreen, prospectively adopted FASB Statement of Financial Accounting Standards No. 109 (Statement No. 109), "Accounting for Income Taxes." CompuPharm and Evergreen adopted Statement No. 109 on May 1, 1991 and July 1, 1993, respectively. The Company (excluding CompuPharm and Evergreen) previously accounted for income taxes under FASB Statement No. 96. There was no cumulative effect of adopting Statement No. 109.

  As described in Note 1, prior to June 30, 1993, the predecessor Evergreen entities were partnerships and as such were not subject to corporate income taxes. Accordingly, the accompanying 1993 Consolidated Statement of Income does not include any income tax expense relating to $1,970,000 of pre-tax income earned by these partnerships.

  The provision for income taxes consists of the following for the years ended December 31:

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                         1995    1994     1993
                                                        ------- -------  -------
                                                         DOLLARS IN THOUSANDS
     CURRENT
     Federal........................................... $11,880 $11,025  $ 7,388
     State.............................................   1,714   2,832    1,779
                                                        ------- -------  -------
                                                         13,594  13,857    9,167
     DEFERRED
     Federal...........................................   1,133    (317)     778
     State.............................................      38     (16)     144
                                                        ------- -------  -------
                                                          1,171    (333)     922
                                                        ------- -------  -------
                                                        $14,765 $13,524  $10,089
                                                        ======= =======  =======

  At December 31, 1995, the Company and its subsidiaries have approximately $19,900,000 of federal net operating loss carryforwards (including the remaining $970,000 NHI NOL acquired by Evergreen) and various state income tax net operating loss carryforwards expiring at various dates through 2008. Approximately $11,340,000 of such amount represents acquired federal net operating loss carryforwards, the use of which is subject to both annual dollar limitations and the general requirements that such carryforwards be offset only against the taxable income of the acquired operations. The portion of the net operating loss carryforwards not relating to acquired operations is also subject to various limitations because of previous ownership changes. The valuation allowance at December 31, 1995, pertains to nonacquired net operating loss carryforwards.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of the cumulative temporary differences are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                        1995         1994
                                                     -----------  -----------
                                                      DOLLARS IN THOUSANDS
   DEFERRED INCOME TAX LIABILITIES
     Fixed asset basis differences.................. $    17,318  $    16,687
     Workers' compensation insurance................         --           359
     Deferred rent..................................         --           349
     Investments....................................       3,276        2,250
     Intangible asset basis differences.............       1,648          --
     Deferred gain on sale of assets................       1,263          --
     Other..........................................         266          690
                                                     -----------  -----------
   Total deferred income tax liabilities............      23,771       20,335
   DEFERRED INCOME TAX ASSETS
     Vacation and compensation accruals.............       4,103        2,630
     Deferred gain on sale of assets................         --         1,382
     Accounts receivable reserves...................       5,981        1,351
     Deferred rent..................................         426          587
     Voluntary employees' benefit association.......         507          190
     Net operating loss carryforwards...............       7,367        8,124
     Intangible asset basis differences.............         --           117
     Accrued merger costs...........................         886          --
     Workers' compensation and other insurance......       2,088          --
     Other..........................................         --         1,567
                                                     -----------  -----------
   Total deferred income tax assets.................      21,358       15,948
   Valuation allowance for deferred income tax
    assets..........................................      (3,389)      (3,714)
                                                     -----------  -----------
   Net deferred income tax assets...................      17,969       12,234
                                                     -----------  -----------
   Net deferred income tax liabilities.............. $     5,802  $     8,101
                                                     ===========  ===========

  The valuation allowance decreased as shown below:

                                                      YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1995     1994     1993
                                                     ------- -------- --------
                                                       DOLLARS IN THOUSANDS
Recognition of NOL carryforwards as a reduction in
 income tax expense................................. $   325 $    325 $  1,370
Initial recognition of deductible temporary
 differences as a reduction in income tax expense...     --       665      --
Recognition of acquired NOLs and deductible
 temporary differences as a reduction to goodwill...     --     2,548    1,200
                                                     ------- -------- --------
                                                     $   325 $  3,538 $  2,570
                                                     ======= ======== ========

  Differences between GranCare's income tax expense and the amount calculated utilizing the federal statutory rate are as follows:

YEAR ENDED DECEMBER 31,  1995 AMOUNT PERCENT 1994 AMOUNT PERCENT 1993 AMOUNT PERCENT
-----------------------  ----------- ------- ----------- ------- ----------- -------
                                            DOLLARS IN THOUSANDS
Income tax at statutory
 rate...................   $12,365    35.0%    $13,236    35.0%    $ 9,163    35.0%
State tax, net of
 federal benefit........     1,135     3.2       1,958     5.2       1,384     5.2
Nontaxable partnership
 income.................       --      --          --      --         (690)   (2.6)
Merger costs............     1,435     4.1         --      --        1,600     6.1
Federal NOL--current....      (277)    (.8)       (277)    (.7)       (681)   (2.6)
Federal NOL--deferred...       --      --          --      --         (689)   (2.6)
Reduction in valuation
 allowance..............       --      --         (665)   (1.8)        --      --
State NOL, net of
 federal benefit........       (48)    (.1)        (48)    (.1)       (131)    (.5)
Federal tax credits.....       (88)    (.3)       (458)   (1.2)       (290)   (1.1)
Other...................       243      .7        (222)    (.6)        423     1.6
                           -------    ----     -------    ----     -------    ----
                           $14,765    41.8%    $13,524    35.8%    $10,089    38.5%
                           =======    ====     =======    ====     =======    ====

NOTE 8. SHAREHOLDERS' EQUITY, STOCK OPTIONS AND WARRANTS

  The 2,462,795 shares of GranCare's common stock issued upon completion of the December 28, 1993, merger with CompuPharm consisted of the following:

   Outstanding shares of CompuPharm prior to merger.................    601,885
   Convertible CompuPharm debt converted to stock simultaneously
    with the merger.................................................    736,648
   Convertible CompuPharm preferred stock converted to stock
    simultaneously with the merger..................................    283,816
   CompuPharm common stock options exercised simultaneously with the
    merger..........................................................    195,891
   CompuPharm common stock warrants exercised simultaneously with
    the merger......................................................    644,555
                                                                      ---------
                                                                      2,462,795
                                                                      =========

  In connection with the Evergreen merger, 9,672,806 shares of GranCare common stock were issued in the exchange.

  Also in connection with the CompuPharm and Evergreen mergers, CompuPharm and Evergreen stock options that remained outstanding were exchanged for options to purchase GranCare stock with the same terms, except as adjusted for the common stock exchange ratio. The GranCare options issued in connection with the CompuPharm and Evergreen exchanges totaled approximately 587,200 and 214,000, respectively, and are included in the option table presented below, based on their original issuance date by CompuPharm and Evergreen.

  The warrants and options exercised at the time of the CompuPharm merger are also shown in the accompanying warrant and option tables presented below based on their converted share values.

  On June 30, 1993, in connection with Evergreen's NHI acquisition, warrants to purchase 46,500 common shares at $6.45 per share were issued to a former NHI executive. These warrants are exercisable at any time prior to June 30, 1996. Through December 31, 1995, all had been exercised.

  During 1989, 1990 and 1991, GranCare issued warrants to purchase shares of common stock exercisable over periods from four to ten years after date of issuance. The exercise prices are to be adjusted automatically upon the occurrence of certain dilutive events. The following summarizes the warrants' activity for the three years ended December 31, 1995 (including the CompuPharm and NHI warrants described above):

                                         YEAR ENDED DECEMBER 31,
                             -------------------------------------------------
                                  1995             1994             1993
                             ---------------  ---------------  ---------------
Warrants outstanding at
 beginning of year.........          765,033          890,016        1,549,355
Warrant price..............  $.001 to $10.00  $.001 to $10.00  $.001 to $10.00
Warrant issued.............              --               --            46,500
Warrant price..............              --               --             $6.45
Warrants exercised.........         (413,161)        (124,983)        (705,839)
Warrant price..............   $.10 to $10.00    $.10 to $6.77   $1.00 to $6.77
Warrants outstanding at end
 of year...................          351,872          765,033          890,016
Warrant price..............   $.001 to $6.77  $.001 to $10.00  $.001 to $10.00
Warrants exercisable at end
 of year...................          351,872          765,033          890,016

  GranCare has a Stock Incentive Plan, adopted in 1991 and amended in 1992 (the 1991 Plan), which provides for the direct sale of shares, the granting of stock options and the granting of limited stock appreciation rights to selected employees, officers, directors and consultants of GranCare. The total number of common shares that may be issued under the 1991 Plan is 2,500,000. The direct sale of common shares under the 1991 Plan shall be at a price not less than 85% of the fair market value of the common stock on the date the right to purchase shares is granted.

  Under the 1991 Plan, options are granted at an exercise price of not less than 100% of fair market value at the date of grant, except for nonstatutory options which are granted at an exercise price of not less than 85% of the fair market value on the date of the grant.

  Certain options are exercisable immediately, while others are subject to vesting provisions whereby the options will be fully vested three to four years after the date of grant. All options are non-transferable and expire five to 10 years from the date of the grant. The Board of Directors, or a committee appointed by the Board of Directors, may grant limited stock appreciation rights in tandem with any stock options granted under the 1991 Plan. Limited stock appreciation rights are only exercisable with the consent of the Board of Directors on and for the 60-day period following certain events as defined in the 1991 Plan, and are payable in cash. No limited stock appreciation rights have been issued under the 1991 Plan.

  On May 3, 1994, GranCare adopted a Stock Option/Stock Issuance Plan (the 1994 Plan) which provides for the granting of incentive stock options, the granting of limited stock appreciation rights, a salary reduction grant program, and a stock issuance program for selected employees of GranCare. The 1994 Plan has an automatic grant program for the granting of options to non-employee directors. The total number of common shares issuable under the 1994 Plan is 1,135,623 shares. The 1994 Plan contains a provision that provides that each year, commencing with the 1995 calendar year, the common stock available for grant under the 1994 Plan will automatically increase by an amount equal to 1% of the shares of common stock outstanding on December 31st of the immediately preceding calendar year.

  The exercise price per share for incentive stock options cannot be less than 100% of the fair market value per share of GranCare's common stock on the grant date. For non-statutory options, the exercise price per share may not be less than 85% of such fair market value. No option shall have a maximum term in excess of ten years from the grant date. The Plan Administrator, as designated by the Board of Directors, will have complete discretion to grant incentive stock options and limited stock appreciation rights, and to choose individuals to participate in the salary reduction grant program. The Plan Administrator may, at its discretion, sell shares of GranCare's common stock at a price per share not less than 85% of fair market value in accordance with the stock issuance program. Shares may also be issued solely as a bonus for past services.

  The Plan Administrator may, at its discretion, grant an employee with incentive stock options the right to surrender all or part of an unexercised option in exchange for a distribution from GranCare, or "limited stock appreciation rights." The distribution will be an amount equal to the excess of the fair market value of the number of shares on the surrender date, over the aggregate price payable for such vested shares. No limited stock appreciation rights have been issued under the 1994 Plan.

  A summary of the activity under the plans (including the exchanged CompuPharm and Evergreen options mentioned above) for the three years ended December 31, 1995, is as follows:

                                       YEAR ENDED DECEMBER 31,
                          ---------------------------------------------------
                                1995              1994             1993
                          ----------------  ----------------  ---------------
Options outstanding at
 beginning of year.......        2,267,618         1,808,742        1,172,092
Exercise price........... $ 0.76 to $21.00  $ 0.76 to $21.00  $0.76 to $12.50
Options granted..........          387,000           583,681          957,541
Exercise price........... $13.00 to $17.33  $12.90 to $20.50  $1.61 to $21.00
Options cancelled........         (155,605)          (28,133)         (16,000)
Exercise price........... $9.875 to $21.00  $9.875 to $13.25           $9.875
Options exercised........         (356,638)          (96,672)        (304,891)
Exercise price........... $ 1.53 to $16.50  $ 1.53 to $16.50  $0.76 to $9.875
Options outstanding at
 end of year.............        2,142,375         2,267,618        1,808,742
Exercise price........... $ 0.76 to $21.00  $ 0.76 to $21.00  $0.76 to $21.00
Options exercisable......        1,185,709         1,116,869          700,769
Exercise price........... $ 0.76 to $21.00  $ 0.76 to $21.00  $0.76 to $21.00

  At December 31, 1995, an aggregate of 1,097,921 shares was available for future grant under GranCare's stock incentive plans. Together with the 2,142,375 stock options and 351,872 warrants outstanding on that date, and the 2,210,351 issuable upon the conversion of GranCare's 6.5% convertible subordinated debentures (see Note 4), approximately 5,800,000 shares of common stock were reserved for future issuance.

NOTE 9. EMPLOYEE BENEFIT PLANS

  The Company currently has two separate benefit plans covering employees of GranCare. The defined benefit plan, which was amended as of December 31, 1986 to freeze benefits for all but certain unionized employees, covers certain employees after reaching age 21 and completion of one year of service. During 1990, the accrual of benefits was suspended for the employees who continued to accrue benefits after December 31, 1986.

  At December 31, 1995 and 1994, the projected benefit obligations were $588,000 and $497,000 respectively. Adjustments to recognize minimum pension liability have been reflected in the Consolidated Statements of Shareholders' and Partners' Equity.

  Other employees of the Company are covered by various defined contribution plans. Company contributions are based on a certain percentage of wages, a matching percentage of the participants' voluntary contributions, or at the Company's discretion. During 1995, 1994 and 1993, the Company recognized $1,645,000, $1,145,000 and $914,000, respectively, of expense related to these plans.

NOTE 10. RELATED-PARTY TRANSACTIONS

  In connection with various acquisitions, GranCare has incurred debt payable to former owners who are now employees of GranCare. Such debt totaled $3,779,000 and $3,856,000 at December 31, 1995 and 1994, respectively.

  In 1994, GranCare sold three of its long-term care facilities to a former employee of GranCare at an aggregate sales price of $3,000,000. GranCare provided financing of $2,550,000 on these sales and recognized a total gain of $2,373,000. In 1993, GranCare sold two of its long-term care facilities to an individual previously engaged by GranCare as a consultant on various acquisitions and divestitures. The sales price of the facilities sold in 1993 was $1,250,000, for which GranCare provided financing of $1,050,000 and recognized a gain of $841,000.

  Included in other assets in the accompanying Consolidated Balance Sheets at December 31, 1995 and 1994, is a $2,850,000 and $1,500,000 note receivable, respectively, resulting from working capital advances made to the owner of certain facilities currently managed by the Company. The Company can advance up to $3,000,000 under the agreement. The loan bears interest payable monthly at 1% above the prime rate and is secured by the accounts receivable, inventory and equipment of the managed facilities.

  Evergreen had a management contract with NHI for the period from October 14, 1992 to June 30, 1993. Total amounts received from NHI under this management contract approximated $1,000,000 for the six months ended June 30, 1993 and are included in the 1993 Consolidated Statement of Income. This agreement terminated upon consummation of the reverse acquisition on June 30, 1993, as discussed in Note 3.

NOTE 11. FAIR VALUES OF FINANCIAL INSTRUMENTS AND INVESTMENTS

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

  Cash and Cash Equivalents The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value. Cash equivalents at December 31, 1994 include $1,200,000 in commercial paper securities. There were no commercial paper securities at December 31, 1995.

  Investments The carrying amount reported in the balance sheet for investments approximates fair value. The investments in municipal bonds are held by GranCare's captive insurance subsidiary and are restricted to use by only that subsidiary, and are not available for general corporate purposes. All investments are classified as "available for sale" for accounting purposes and, therefore, are carried at fair value with unrealized gains and losses recorded directly in equity.

  In 1994, a gain of $1,561,000 was realized on the sale of an Evergreen equity security that had no carrying value. There were no significant realized gains or losses on sales of investments during 1995 and 1993. The investments in municipal bonds generally mature within six years (e.g., 2000 to 2001).

  Notes Payable and Long-Term Debt The carrying amounts of GranCare's borrowing under the revolving loan and various mortgages and notes payable approximate fair value. The fair value of GranCare's convertible subordinated debentures and senior subordinated notes is based on their quoted market price.

  The cost basis and estimated fair values of GranCare's financial instruments at December 31 are as follows:

  FINANCIAL INSTRUMENT   1995 COST BASIS ESTIMATED FAIR VALUE 1994 COST BASIS ESTIMATED FAIR VALUE
  --------------------   --------------- -------------------- --------------- --------------------
                                                   DOLLARS IN THOUSANDS
Cash and cash
 equivalents............    $ 17,738           $17,738           $ 28,611           $ 28,611
Investments:
  Marketable equity
   securities...........       9,506            17,695              7,750             13,375
  Municipal bonds.......      12,166            12,610              6,978              6,978
                            --------           -------           --------           --------
                              21,672            30,305             14,728             20,353
Notes payable and long-
 term debt:
  Revolving loan and
   other debt...........     179,605           179,605            183,231            183,231
  Convertible
   subordinated
   debentures...........      60,000            52,200             60,000             50,400
  Senior Subordinated
   Notes................     100,000           103,000                --                 --

--------
Note: The cost basis is the carrying amount for all financial instruments except for investments, as noted above.

NOTE 12. RESTRUCTURING

  In August 1994, GranCare adopted and publicly announced a formal plan of restructuring which includes the reorganization of GranCare's operations and the sale of certain under-performing and non-strategic long-term health care facilities. In connection with its commitment to this formal plan, GranCare recognized an $8,200,000 restructuring charge in the third quarter of 1994, consisting of the following components:

   Actual and projected net operating losses of the facilities to be sold, from the commitment date to their anticipated disposal dates...........................................................  $2,620,000
   Less: Estimated gains from the sale of the facilities............   2,250,000
                                                                      ----------
                                                                         370,000
   Personnel costs--termination and severance.......................   3,700,000
   Professional fees--legal, accounting and appraisals--and other
    exit costs......................................................   1,100,000
   Write-off of unamortized financing fees resulting from
    restructuring...................................................   2,400,000
   Other............................................................     630,000
                                                                      ----------
   Total restructuring costs........................................  $8,200,000
                                                                      ==========

  The termination and severance benefits cover approximately 50 employees who work or worked in the facilities to be divested or GranCare's corporate or regional offices. As of the end of 1995, substantially all termination and severance benefits have been paid to those employees.

  Charges against the restructuring reserve in 1995 and 1994 included the write-off of unamortized financing fees and operating gains and losses of the facilities sold.

  At December 31, 1995, the Company believes that the provisions for the restructuring continue to be adequate and will not require material adjustment in future periods.

NOTE 13. SUBSEQUENT EVENTS

  In January 1996, the Company completed the acquisition of RN Services for $2,350,000 in cash. RN Services provides home health services in the metro Detroit area.

  In February 1996, the Company, through its pharmacy divisions, regained a major contract with the state of New Jersey to provide pharmaceuticals to 7,800 beds.

                                 GRANCARE, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                             (DOLLARS IN THOUSANDS)

                                      ADDITIONS
                           BALANCE    CHARGED TO CHARGED TO              BALANCE
                         AT BEGINNING COSTS AND    OTHER                 AT END
      DESCRIPTION          OF YEAR     EXPENSES   ACCOUNTS   DEDUCTIONS  OF YEAR
      -----------        ------------ ---------- ----------  ----------  -------
Year ended December 31,
 1993:
 Allowance for doubtful
 accounts..............     2,404       4,254      2,830(2)    2,429(1)   7,059
Year ended December 31,
 1994:
 Allowance for doubtful
 accounts..............     7,059       8,290      1,182(2)    6,639(1)   9,892
 Restructuring reserve
  for estimated losses
  on
  reorganization and
  divestiture of facil-
  ities................       --        8,200        --        3,658(3)   4,542
Year ended December 31,
 1995:
 Allowance for doubtful
 accounts..............     9,892       6,281        572(2)    5,889(1)  10,856
 Restructuring reserve
  for estimated losses
  on
  reorganization and
  divestiture of facil-
  ities................     4,542         --         --        4,042(3)     500

--------
(1) Uncollectible accounts written off, net of recoveries.
(2) Allowances recorded at date of acquisition.
(3) Writeoff of deferred loan and other related costs, operating results of the facilities to be divested and gain or loss on the sale of those facilities.

                                 GRANCARE, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                   SEPTEMBER 30,
                                                                       1996
                                                                   -------------
                                                                    (UNAUDITED)
                              ASSETS
Current assets:
 Cash and cash equivalents........................................   $ 25,750
 Accounts receivable, less allowance for doubtful accounts
  (1996--$13,848).................................................    218,529
 Inventories......................................................     17,833
 Prepaid expenses and other current assets........................     41,034
 Deferred income taxes............................................     11,599
                                                                     --------
  Total current assets............................................    314,745
Property and equipment............................................    276,441
 Less accumulated depreciation....................................    (67,111)
                                                                     --------
                                                                      209,330
Other assets:
 Investments, at fair value.......................................     36,359
 Goodwill, less accumulated amortization
  (1996--$9,184)..................................................    129,863
 Other intangibles, less accumulated amortization
  (1996--$9,788)..................................................      8,573
 Other............................................................     39,068
                                                                     --------
  Total assets....................................................   $737,938
                                                                     ========

See Notes to Condensed Consolidated Financial Statements.

                                 GRANCARE, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                  SEPTEMBER 30,
                                                                      1996
                                                                  -------------
                                                                   (UNAUDITED)
              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses...........................   $ 84,291
 Accrued wages and related liabilities...........................     20,461
 Interest payable................................................      5,137
 Income taxes payable............................................      7,059
 Notes payable and current maturities of long-term debt..........      4,219
                                                                    --------
  Total current liabilities......................................    121,167
Long-term debt...................................................    384,905
Deferred income taxes............................................     15,628
Other............................................................     14,564
Shareholders' equity:
 Common stock; no par value; 50,000,000 shares authorized
  (shares issued: 1996--23,401,992)..............................    125,401
 Treasury stock (1996--200,000 shares)...........................     (5,030)
 Equity component of minimum pension liability...................       (465)
 Unrealized gain on investments net of income taxes (1996--
  $3,963)........................................................      5,747
 Retained earnings...............................................     76,021
                                                                    --------
                                                                     201,674
                                                                    --------
Total liabilities and shareholders' equity.......................   $737,938
                                                                    ========

See Notes to Condensed Consolidated Financial Statements.

                                 GRANCARE, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
            (Dollars And Shares In Thousands, Except Per Share Data)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             -----------------
                                                               1996     1995
                                                             -------- --------
Revenues:
 Net patient revenues....................................... $722,074 $600,195
 Investment and other revenue...............................   23,579    4,374
                                                             -------- --------
  Net revenues..............................................  745,653  604,569
Expenses:
 Operating expenses.........................................  642,654  534,906
 Depreciation and amortization..............................   19,400   14,785
 Interest expense and financing charges.....................   26,228   19,557
 Merger and other one-time charges..........................   18,400   11,750
                                                             -------- --------
  Total expenses............................................  706,682  580,998
                                                             -------- --------
Income before income taxes..................................   38,971   23,571
Income taxes................................................   14,809   10,297
                                                             -------- --------
  Net income................................................ $ 24,162 $ 13,274
                                                             ======== ========
Net income per common and common equivalent share:
 Primary.................................................... $   1.01 $   0.55
                                                             ======== ========
 Fully diluted.............................................. $   0.98 $   0.55
                                                             ======== ========
Weighted average number of common and common equivalent
 shares outstanding:
 Primary....................................................   24,021   24,226
                                                             ======== ========
 Fully diluted..............................................   26,653   24,267
                                                             ======== ========

See Notes to Condensed Consolidated Financial Statements.

                                 GRANCARE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (Dollars In Thousands)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
OPERATING ACTIVITIES
 Net income..............................................  $ 24,162   $ 13,274
 Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
  Provision for doubtful accounts........................     5,132      4,321
  Depreciation and amortization..........................    19,400     14,785
  Gain on sale of investments and other assets...........   (19,077)      (600)
  Non-cash one-time charges..............................    17,100        --
  Amortization of deferred financing costs...............       689        481
  Changes in assets and liabilities net of effect of
   acquisitions:
   Accounts receivable...................................   (55,785)   (24,073)
   Other current assets..................................    (8,604)    (3,571)
   Other noncurrent assets...............................    (8,614)   (11,901)
   Accounts payable and accrued expenses.................    (1,785)    15,933
   Accrued wages and related liabilities.................    (3,896)    (1,587)
   Interest payable......................................    (1,656)       579
   Income taxes payable..................................     7,591       (487)
   Other noncurrent liabilities..........................        27      1,799
                                                          ---------  ---------
    Net cash (used in) provided by operating activities..   (25,316)     8,953
INVESTING ACTIVITIES
 Acquisition of businesses...............................   (11,231)   (54,287)
 Purchases of property and equipment.....................   (24,014)   (17,022)
 Proceeds from disposition of property and equipment.....       994      4,155
 Repayments of notes receivable..........................       --         943
 Net purchases and sales of investments..................    (3,365)    (5,077)
 Proceeds from sale of investment in unconsolidated
  affiliate..............................................    24,600        --
 Other...................................................    (1,581)      (435)
                                                          ---------  ---------
    Net cash used in investing activities................   (14,597)   (71,723)
FINANCING ACTIVITIES
 Proceeds from exercise of warrants and options..........     2,284      1,242
 Purchase of treasury stock..............................       --     (13,670)
 Long-term debt payments.................................    (5,259)  (176,303)
 Proceeds from long-term debt borrowings.................    51,150    256,350
 Payment of debt issuance costs..........................      (250)    (4,447)
                                                          ---------  ---------
    Net cash provided by financing activities............    47,925     63,172
                                                          ---------  ---------
 Net increase in cash and cash equivalents...............     8,012        402
 Cash and cash equivalents at beginning of period........    17,738     28,611
                                                          ---------  ---------
 Cash and cash equivalents at end of period.............. $  25,750  $  29,013
                                                          =========  =========

See Notes to Condensed Consolidated Financial Statements

                                GRANCARE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                            (DOLLARS IN THOUSANDS)

SUPPLEMENTAL SCHEDULE OF INVESTING ACTIVITIES:

  In January 1996, the Company completed the acquisition of RN Health Care Services, Inc. ("RN Services"), a home health care business located in Detroit, Michigan, for $2,350 in cash. In conjunction with the acquisition, the Company advanced $2,500 to the former owners in the form of a short-term note secured by RN Services' accounts receivable.

  In April 1996, the Company completed the acquisition of Jennings Visiting Nurse Association, Inc. ("Jennings"), a home health care business based in North Vernon, Indiana, for $937 in cash and a promissory note for $250.

  In July 1996, the Company completed the acquisition of Emery Pharmacy, Inc. ("Emery"), an institutional pharmacy located in Utica, New York, for $3,672 in cash and a promissory note in the amount of $1,488.

  In September 1996, the Company completed the acquisition of RX Corporation, an institutional pharmacy located in southern California, for $1,800 in cash and a promissory note for $925.

  The above 1996 acquisitions had the following effect on cash:


      Fair value of assets acquired     $(14,531)
      Fair value of liabilities assumed    3,300
                                        --------
      Net effect on cash                $(11,231)
                                        ========

  In conjunction with the sale of four long-term health care facilities located in Michigan in the first quarter of 1996, the Company provided purchase money financing in the amount of $17,550 evidenced by an interest-bearing promissory note, due and payable in 1997.

See Notes to Condensed Consolidated Financial Statements.

                                GRANCARE, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A - BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the consolidated financial statements and the footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995.

NOTE B - CHANGE IN ACCOUNTING PRINCIPLE

  During the first quarter of 1996, the Company adopted as required FASB Statement No. 121 ("Statement No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. In accordance with Statement No. 121, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets may be less than the carrying amounts of those assets. This new standard had no effect on the financial statements.

NOTE C - TREASURY STOCK

  During the second quarter of 1996, the Company cancelled 715,000 shares of treasury stock which the Company had repurchased in July, 1995.

NOTE D - CONTINGENT EARN-OUT PROVISION

  The purchase agreement with respect to the 1994 acquisition of Long Term Care Pharmaceutical Services Corporation I and Long Term Care Pharmaceutical Services Corporation III (collectively, "LTC"), contains a contingent earnout provision for the two year period ended June 30, 1996. An additional $5.5 million could be paid to LTC provided certain operating results were obtained for this period. Management has completed its analysis of the amount payable under this provision and believes that the amount owing to LTC is $2.1 million, which amount has been disputed by LTC.

NOTE E - EXIT, MERGER AND OTHER ONE-TIME CHARGES

  During the third quarter of 1996, management decided to close five facilities which are operated under long term operating leases, as these facilities did not fit the Company's operating strategies. The plan to exit these activities, including providing appropriate notice as required by regulations to residents, employees and authorities has commenced. The facilities will be closed and operating activities will cease. The remaining net book value of leasehold improvements at the dates of closure and the remaining rent due to the landlord for periods after the dates of closure have been charged to operations. Management expects to complete these closings in the first quarter of 1997. The revenues and net operating losses of these facilities are not significant. In addition, in the third quarter of 1996, the Company recorded other charges as set forth in the following table, including a charge for additional bad debt expense related to TeamCare. The charge for bad debt expense is attributable to the increased risk of collection resulting from the deterioration in the financial condition of certain customers. The notes receivable written off are for loans made by the Company to a sublease lessee to fund working capital. Accounts receivable from the facility under lease serve as collateral for the working capital loans. During the third quarter of 1996, the loans to the lessee began to significantly exceed the collateral,

                                GRANCARE, INC.

                                  (UNAUDITED)
indicating that the loan would not be recoverable. Accordingly, the Company decided to terminate the sublease arrangement and to write off the loans which it concluded would not be recoverable. The write-off of leasehold improvements, notes receivable and bad debt expense are reflected in the accompanying balance sheet as a direct reduction of the related asset. Rent expense and costs related to the termination of the frozen pension plan and other items has been reflected in accrued expenses as the accompanying balance sheet. The following is a summary of the exit and other one-time charges (dollars in thousands):

     Exit costs:
       Rent expense for periods subsequent to closing.................. $ 9,400
       Book value of leasehold improvements at date of closing.........   1,200
     Other:
       TeamCare bad debt expense.......................................   2,900
       Write-off of notes receivable...................................   3,000
       Termination of frozen pension plan and other items..............   1,900
                                                                        -------
                                                                        $18,400
                                                                        =======

NOTE F - PROPOSED TRANSACTION

  The Company has entered into an Agreement and Plan of Merger between Vitalink and the Company dated as of September 3, 1996. The form of the proposed transactions are (1) the Company's skilled nursing facilities, along with its contract management and home health businesses are to be reorganized into New GranCare, Inc., a wholly-owned subsidiary of the Company ("New GranCare"), and all of the shares of common stock of New GranCare are to be distributed to the Company's shareholders in a tax-free spin-off; (2) the Company (then consisting solely of the institutional pharmacy and related business known as TeamCare) would merge into and be acquired by Vitalink through a tax-free exchange of shares of common stock of Vitalink for shares of common stock of the Company; and (3) New GranCare would become a public company upon the effectiveness of its initial registration statement. Notwithstanding the legal structure of the proposed transactions, for accounting/financial reporting purposes such transactions will be treated as the spin-off of TeamCare and reorganization/recapitalization of the Company into New GranCare as New GranCare will continue the majority of the Company's businesses. New GranCare will change its name to "GranCare, Inc." and be treated as the continuation of the Company. The closing under the Agreement and Plan of Merger is subject to a number of conditions, including approval of the transactions by the Company's shareholders.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
New GranCare, Inc.

  We have audited the accompanying balance sheet of New GranCare, Inc. (a wholly-owned subsidiary of GranCare, Inc., the "Company") as of September 30, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

  In our opinion, such balance sheet presents fairly, in all material respects, the financial position of New GranCare, Inc. as of September 30, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Atlanta, Georgia
October 7, 1996

                               NEW GRANCARE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF GRANCARE, INC.)

                                 BALANCE SHEET
                               SEPTEMBER 30, 1996

                                 ASSETS
Current assets:
  Cash.................................................................. $1,000
                                                                         ------
  Total assets.......................................................... $1,000
                                                                         ======
                          STOCKHOLDER'S EQUITY
Stockholder's Equity:
  Common stock--$0.001 par value; issued and outstanding, 1,000 shares
   (Note 1)............................................................. $1,000
                                                                         ------
  Total stockholder's equity............................................ $1,000
                                                                         ======

See Note to Balance Sheet.

                             NOTE TO BALANCE SHEET
                              SEPTEMBER 30, 1996

1. New GranCare, Inc. ("New GranCare") was incorporated in September 1996, as a wholly-owned subsidiary of GranCare, Inc. ("GranCare"). New GranCare was formed in connection with the execution of an Agreement and Plan of Distribution (the "Distribution Agreement") by and between New GranCare and GranCare dated as of September 3, 1996. The form of the proposed transactions contemplated by the Distribution Agreement are: (1) the skilled nursing facilities, along with the contract management; assisted living and home health services businesses of GranCare are to be reorganized into New GranCare and shares of New GranCare distributed to the GranCare shareholders in a tax-free spin-off; (2) GranCare (then consisting solely of the institutional pharmacy and related business known as TeamCare) would merge into and be acquired by Vitalink Pharmacy Services, Inc. ("Vitalink") through a tax-free exchange of shares of common stock of Vitalink for GranCare shares of common stock, all as contemplated by an Agreement and Plan of Merger by and between GranCare and Vitalink dated as of September 3, 1996 (the "Merger Agreement"); and (3) New GranCare would become a public company upon the effectiveness of this registration statement. Notwithstanding the legal structure of the proposed transactions, for accounting/financial reporting purposes such transactions will be treated as the spin-off of TeamCare and a reorganization/recapitalization of GranCare into New GranCare as New GranCare will continue the majority of the GranCare businesses. No gain will be recognized as a result of the spin-off for the difference between the market value of the Vitalink shares received and the carrying value of the net assets of TeamCare. New GranCare will continue to reflect the historical cost basis of assets and liabilities of GranCare. New GranCare will then change its name to, and be treated as the continuation of, GranCare. The closing under the Merger Agreement is subject to a number of conditions, including approval of GranCare's shareholders.

                                                                         ANNEX B


                               AGREEMENT AND PLAN

                                   OF MERGER

                                 BY AND BETWEEN

                        VITALINK PHARMACY SERVICES, INC.

                                      AND

                                 GRANCARE, INC.

                   DATED AS OF SEPTEMBER 3, 1996 (AS AMENDED)

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

                                   ARTICLE I

                                   THE MERGER

 Section  1.01. The Merger..............................................   B-7
 Section  1.02. Effective Time..........................................   B-7
                Certificate of Incorporation and By-Laws of Surviving
 Section  1.03.  Corporation............................................   B-7
 Section  1.04. Directors and Officers of Surviving Corporation.........   B-7
 Section  1.05. Stockholders' Meeting...................................   B-7
 Section  1.06. Filing of Certificate of Merger.........................   B-8
 Section  1.07. Further Assurances......................................   B-8

                                   ARTICLE II

                              CONVERSION OF SHARES

 Section  2.01. Shares..................................................   B-8
 Section  2.02. Exchange of Shares......................................   B-9
 Section  2.03. Effect on GranCare Options..............................   B-9
 Section  2.04. Fractional Shares.......................................  B-10

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF VITALINK

 Section  3.01. Organization and Qualification..........................  B-10
 Section  3.02. Authority Relative to This Agreement....................  B-11
 Section  3.03. Consents, No Conflicts..................................  B-11
 Section  3.04. Board Recommendation....................................  B-12
 Section  3.05. State Antitakeover Statutes.............................  B-12
 Section  3.06. No Existing Violation, Default, Etc.....................  B-12
 Section  3.07. Licenses and Permits....................................  B-12
 Section  3.08. Registration Statement; Information Statement...........  B-12
 Section  3.09. Finders or Brokers......................................  B-13
 Section  3.10. SEC Filings.............................................  B-13
 Section  3.11. Financial Statements....................................  B-13
 Section  3.12. Absence of Undisclosed Liabilities......................  B-14
 Section  3.13. Absence of Changes or Events............................  B-14
 Section  3.14. Capitalization..........................................  B-14
 Section  3.15. Capital Stock of Subsidiaries...........................  B-15
 Section  3.16. Litigation..............................................  B-15
 Section  3.17. Insurance...............................................  B-15
 Section  3.18. Title to and Condition of Properties....................  B-16
 Section  3.19. Leases..................................................  B-16
 Section  3.20. Contracts and Commitments...............................  B-16
 Section  3.21. Labor Matters...........................................  B-17
 Section  3.22. No Change of Control Puts...............................  B-17
 Section  3.23. Employment and Labor Contracts..........................  B-17
 Section  3.24. Intellectual Property Rights............................  B-18
 Section  3.25. Taxes...................................................  B-18
 Section  3.26. Employee Benefit Plans; ERISA...........................  B-19
 Section  3.27. Environmental Matters...................................  B-21
 Section  3.28. Directors, Officers and Compensation of Employees.......  B-23
 Section  3.29. Banks...................................................  B-23
 Section  3.30. Disclosure..............................................  B-23
 Section  3.31. Institutional Pharmacy Business.........................  B-23

                                                                          PAGE
                                                                          ----

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF GRANCARE

 Section  4.01. Organization and Qualification..........................  B-24
 Section  4.02. Authority Relative to This Agreement....................  B-25
 Section  4.03. Consents, No Conflicts..................................  B-25
 Section  4.04. Board Recommendation....................................  B-26
 Section  4.05. State Antitakeover Statutes.............................  B-26
 Section  4.06. No Existing Violation, Default, Etc.....................  B-26
 Section  4.07. Affiliates..............................................  B-26
 Section  4.08. Licenses and Permits....................................  B-26
 Section  4.09. Registration Statement; Proxy Statement; SNFCo
                 Registration Documents.................................  B-27
 Section  4.10. Finders or Brokers......................................  B-27
 Section  4.11. SEC Filings.............................................  B-27
 Section  4.12. Financial Statements....................................  B-28
 Section  4.13. Absence of Undisclosed Liabilities......................  B-28
 Section  4.14. Absence of Changes or Events............................  B-28
 Section  4.15. Capitalization..........................................  B-28
 Section  4.16. Capital Stock of Subsidiaries...........................  B-29
 Section  4.17. Litigation..............................................  B-30
 Section  4.18. Insurance...............................................  B-30
 Section  4.19. Title to and Condition of Properties....................  B-30
 Section  4.20. Leases..................................................  B-31
 Section  4.21. Contracts and Commitments...............................  B-31
 Section  4.22. Labor Matters...........................................  B-32
 Section  4.23. No Change of Control Puts...............................  B-32
 Section  4.24. Employment and Labor Contracts..........................  B-32
 Section  4.25. Intellectual Property Rights............................  B-32
 Section  4.26. Taxes...................................................  B-33
 Section  4.27. Employee Benefit Plans; ERISA...........................  B-33
 Section  4.28. Environmental Matters...................................  B-36
 Section  4.29. Directors, Officers and Compensation of Employees.......  B-37
 Section  4.30. Banks...................................................  B-37
 Section  4.31. Disclosure..............................................  B-37
 Section  4.32. Institutional Pharmacy Business.........................  B-37
 Section  4.33. Fairness Opinion........................................  B-38
 Section  4.34. Sufficiency of Assets...................................  B-38

                                   ARTICLE V

                                   COVENANTS

 Section  5.01. Conduct of Business of GranCare.........................  B-38
 Section  5.02. Conduct of Business of Vitalink.........................  B-40
 Section  5.03. No Solicitation by GranCare.............................  B-42
 Section  5.04. No Solicitation by Vitalink.............................  B-42
 Section  5.05. Access to Information...................................  B-43
 Section  5.06. Registration Statement and Proxy Statement..............  B-43
 Section  5.07. Commercially Reasonable Efforts; Other Actions..........  B-43
 Section  5.08. Public Announcements....................................  B-44
 Section  5.09. Notification of Certain Matters.........................  B-44
 Section  5.10. Indemnification.........................................  B-44

                                                                            PAGE
                                                                            ----
 Section  5.11. Expenses..................................................  B-45
 Section  5.12. Stock Exchange Listings...................................  B-45
 Section  5.13. GranCare and Subsidiary Actions...........................  B-45
 Section  5.14. Vitalink and Subsidiary Actions...........................  B-45
 Section  5.15. Environmental Matters.....................................  B-45
 Section  5.16. Actions Regarding Outstanding Debt........................  B-46

                                   ARTICLE VI

                         CONDITIONS TO THE OBLIGATIONS
                            OF VITALINK AND GRANCARE

 Section  6.01. Registration Statements...................................  B-46
 Section  6.02. Stockholder Approval......................................  B-46
 Section  6.03. Listings..................................................  B-46
 Section  6.04. Certain Proceedings.......................................  B-46
 Section  6.05. Consents and Approvals....................................  B-46
 Section  6.06. Distribution..............................................  B-47
 Section  6.07. Dissenting Shares.........................................  B-47
 Section  6.08. Opinions..................................................  B-47
 Section  6.09. Existing Indebtedness.....................................  B-47

                                  ARTICLE VII

                   CONDITIONS TO THE OBLIGATIONS OF VITALINK

 Section  7.01. Representations and Warranties True.......................  B-47
 Section  7.02. Performance...............................................  B-48
 Section  7.03. Certificates..............................................  B-48
 Section  7.04. Material Adverse Change...................................  B-48
 Section  7.05. Pharmacy Financial Statements.............................  B-48
 Section  7.06. Auditors' Letter..........................................  B-48
 Section  7.07. Letter of Credit..........................................  B-48

                                  ARTICLE VIII

                   CONDITIONS TO THE OBLIGATIONS OF GRANCARE

 Section  8.01. Representations and Warranties True.......................  B-48
 Section  8.02. Performance...............................................  B-48
 Section  8.03. Certificates..............................................  B-49
 Section  8.04. Material Adverse Change...................................  B-49
 Section  8.05. Shareholders' Agreement...................................  B-49
 Section  8.06. Auditors' Letter..........................................  B-49

                                   ARTICLE IX

                                    CLOSING

 Section  9.01. Time and Place............................................  B-49
 Section  9.02. Filings at the Closing....................................  B-49

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

 Section 10.01. Termination...............................................  B-49
 Section 10.02. Termination by Vitalink...................................  B-50

                                                                            PAGE
                                                                            ----
 Section 10.03. Termination by GranCare...................................  B-50
 Section 10.04. Procedure for Termination.................................  B-51
 Section 10.05. Effect of Termination and Abandonment.....................  B-51

                                   ARTICLE XI

                                  DEFINITIONS

 Section 11.01. Terms Defined in This Agreement...........................  B-53

                                  ARTICLE XII

                                 MISCELLANEOUS

 Section 12.01. Amendment and Modification................................  B-55
 Section 12.02. Waiver of Compliance; Consents............................  B-55
 Section 12.03. Survivability; Investigations.............................  B-55
 Section 12.04. Notices...................................................  B-55
 Section 12.05. Assignment................................................  B-56
 Section 12.06. Governing Law.............................................  B-56
 Section 12.07. Counterparts..............................................  B-56
 Section 12.08. Severability..............................................  B-56
 Section 12.09. Interpretation............................................  B-57
 Section 12.10. Entire Agreement..........................................  B-57
 Signatures................................................................ B-57

EXHIBITS

  Exhibit A  Form of Distribution Agreement

  Exhibit B  Form of Voting Agreement

  Exhibit C  Form of Affiliate Letter

  Exhibit D  Shareholders Agreement

  Exhibit E  List of Directors

  Exhibit F  List of Officers

  Exhibit G  Opinions

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of September 3, 1996 (the "Agreement"), by and between Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"), and GranCare, Inc., a California corporation ("GranCare"). Vitalink and GranCare are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                   RECITALS

  WHEREAS, Vitalink and GranCare desire to combine their respective pharmacy businesses, and Vitalink does not want to own the Skilled Nursing Businesses (as hereinafter defined) of GranCare;

  WHEREAS, prior to the Merger (as hereinafter defined), GranCare and its Subsidiaries (as hereinafter defined) will transfer on the terms and subject to the conditions set forth in the Distribution Agreement between GranCare and a previously existing corporation ("SNFCo") in the form attached hereto as Exhibit A (including the Ancillary Agreements as defined therein, the "Distribution Agreement"), all of the Skilled Nursing Assets and Skilled Nursing Liabilities of GranCare and its Subsidiaries (each as defined in the Distribution Agreement) to SNFCo (the "Restructuring"); following which all of the capital stock of SNFCo (the "SNFCo Stock") will be distributed (the "Distribution") immediately prior to the Merger to the shareholders of GranCare.

  WHEREAS, after the Distribution GranCare will own only the Institutional Pharmacy Assets, and be subject only to the Institutional Pharmacy Liabilities (each as defined in the Distribution Agreement);

  WHEREAS, the Board of Directors of GranCare has determined that the Merger and the Distribution are advisable on the terms and conditions contained in this Agreement and the Distribution Agreement, and that each of the other transactions contemplated herein or in the Distribution Agreement is consistent with and in furtherance of the long-term business strategy of GranCare and is fair to, and in the best interests of, GranCare and GranCare's shareholders, and has approved and adopted this Agreement and the Distribution Agreement and each of the other transactions contemplated herein and intends to recommend the approval and adoption of this Agreement and the Distribution Agreement by the shareholders of GranCare;

  WHEREAS, the Board of Directors of Vitalink has determined that the Merger is advisable on the terms and conditions contained in this Agreement and that each of the other transactions contemplated herein is consistent with and in furtherance of the long-term business strategy of Vitalink and is fair to, and in the best interests of, Vitalink and Vitalink's shareholders, and has approved and adopted this Agreement and each of the other transactions contemplated herein and intends to recommend the approval and adoption of this Agreement by the shareholders of Vitalink;

  WHEREAS, Manor Care, Inc., a Delaware corporation, and Vitalink's majority stockholder ("Parent"), has committed to vote in favor of approving this Agreement and the transactions contemplated hereby and has agreed not to approve or support any competing transaction, all as provided in the form attached hereto as Exhibit B (the "Voting Agreement");

  WHEREAS, Vitalink and GranCare intend that at the Effective Time (as hereinafter defined) the Board of Directors of Vitalink shall consist equally of individuals designated by Vitalink and by GranCare and that the Chief Executive Officer of GranCare shall become the Chief Executive Officer of Vitalink; and

  WHEREAS, Vitalink and GranCare desire to make certain representations, warranties, covenants and agreements in connection with the merger of Vitalink and GranCare and the Distribution by GranCare.

  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                  ARTICLE I.

                                  THE MERGER

  Section 1.01 The Merger. (a) In accordance with the provisions of this Agreement, the General Corporation Law of the State of Delaware (the "Delaware Act") and the General Corporation Law of the State of California (the "California Act"), at the Effective Time, GranCare shall be merged (the "Merger") with and into Vitalink, and Vitalink shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of GranCare shall cease.

  (b) The Merger shall have the effects on Vitalink and GranCare as constituent corporations of the Merger as provided under the Delaware Act and the California Act.

  Section 1.02 Effective Time. Following filing of the certificate of satisfaction with the Franchise Tax Board in accordance with the provisions of
(S) 1103 of the California Act and the Bank and Corporation Tax Law, the filing of a certified copy of this Agreement, in the form required by and executed in accordance with the California Act, with the Secretary of State of the State of California in accordance with the provisions of (S) 1108 of the California Act (the "Certified Agreement"), the Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the Delaware Act, with the Secretary of State of the State of Delaware in accordance with the provisions of (S) 252 of the Delaware Act (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

  Section 1.03 Certificate of Incorporation and By-Laws of Surviving Corporation. (a) The Certificate of Incorporation of Vitalink, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that if prior to the Effective Time the stockholders of Vitalink shall have approved an increase in the number of authorized shares of Common Stock from 30,000,000 to 80,000,000, then Article 4 of the Certificate of Incorporation shall read as follows: "4. The total number of shares which this corporation shall have authority to issue is 90,000,000 shares, consisting of 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock") and 80,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock")" (the "Amendment").

  (b) The By-Laws of Vitalink, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

  Section 1.04 Directors and Officers of Surviving Corporation. The individuals identified on Exhibit E shall comprise all of the members of the Board of Directors of the Surviving Corporation at the Effective Time. The individuals identified on Exhibit F shall comprise all of the senior officers of the Surviving Corporation at the Effective Time and shall hold the positions set forth opposite their names.

  Section 1.05 Stockholders' Meeting. (a) GranCare will take all action necessary in accordance with applicable law and its Restated Articles of Incorporation and By-Laws to convene a special meeting of its stockholders (the "Special Meeting") as soon as practicable to consider and vote upon the approval of this Agreement, the Distribution Agreement and the other transactions contemplated by this Agreement and the Distribution Agreement. GranCare, through its Board of Directors, shall recommend to its stockholders approval of this Agreement, the Distribution Agreement and the other transactions contemplated by this Agreement and the Distribution Agreement (which recommendation shall be contained in the Proxy Statement (as hereinafter defined)) and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement, the Distribution Agreement and the other transactions contemplated by this Agreement and the Distribution Agreement. GranCare's Board of Directors shall not withdraw, change, modify in any manner or take action inconsistent with its recommendation of the Distribution, the Distribution

Agreement, the Merger, this Agreement or the other transactions contemplated hereby or thereby and shall not resolve to do any of the foregoing and publicly disclose such resolution; provided, however, that GranCare's Board of Directors may withdraw, change, modify in any manner or take action inconsistent with such recommendation or resolve to do any of the foregoing and publicly disclose such resolution in the event that there is an unsolicited written proposal for a GranCare Acquisition Transaction from a bona fide financially capable third party only if (i) three business days' written notice shall have been given to Vitalink; (ii) GranCare's Board of Directors shall have been advised (A) in writing by its investment banker that such third party is financially capable of consummating a GranCare Acquisition Transaction that would yield a higher value to GranCare's stockholders than will the Merger and (B) by the written opinion of outside counsel to GranCare that recommending this Agreement to the stockholders of GranCare or failing to take the action proposed would be inconsistent with GranCare's Board of Directors' fiduciary duties to such stockholders (in providing such opinion GranCare's counsel may assume that California law is not materially different from Delaware law); and (iii) after weighing such advice, GranCare's Board of Directors shall determine that failure to take the proposed action would be inconsistent with such Board of Directors' fiduciary duties.

  (b) Vitalink will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to obtain as soon as practicable the approval of its stockholders of this Agreement and the transactions contemplated hereby through, at the election of Vitalink, written consents or a stockholders meeting (the "Stockholder Approval"). Vitalink, through its Board of Directors, shall recommend to its stockholders approval of this Agreement (which recommendation shall be contained in the Vitalink Information Statement (as hereinafter defined)) and the transactions contemplated hereby, including the Amendment.

  Section 1.06 Filing of Certificate of Merger. At the Closing (as hereinafter defined), Vitalink and GranCare shall cause a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in (S) 252 of the Delaware Act and the Certified Agreement to be executed and filed with the Secretary of State of the State of California as provided in (S) 1108 of the California Act, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

  Section 1.07 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II.

                             CONVERSION OF SHARES

  Section 2.01 Shares. (a) Each share of common stock, without par value, of GranCare (the "GranCare Common Stock") issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares (as hereinafter defined), shares owned by GranCare as treasury stock or shares owned by any Subsidiary of GranCare) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive .478 of one share (the "Exchange Ratio") of common stock, par value $.01 per share, of Vitalink ("Vitalink Common Stock"). The shares of Vitalink Common Stock delivered in exchange for shares of GranCare Common Stock pursuant to this
Section 2.01(a) are hereinafter sometimes called the "Closing

Consideration." In the event of any change in Vitalink Common Stock or GranCare Common Stock by reason of any stock split, readjustment, stock dividend, exchange of shares, reclassification, recapitalization or otherwise (other than the Distribution), the Exchange Ratio shall be correspondingly adjusted.

  (b) All shares of GranCare Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of GranCare Common Stock shall thereafter cease to have any rights with respect to such shares of GranCare Common Stock, except the right to receive the Closing Consideration for such shares of GranCare Common Stock as specified in the foregoing clause (a) upon the surrender of such certificate in accordance with Section 2.02 and the right to receive the SNFCo capital stock distributed with respect to such shares of GranCare Common Stock in accordance with the terms of the Distribution Agreement.

  (c) Notwithstanding anything in this Agreement to the contrary, shares of GranCare Common Stock which are outstanding immediately prior to the Effective Time and which are held by stockholders who (i) shall not have voted such shares in favor of the Merger and the Distribution and (ii) shall have delivered the certificates representing such shares marked to indicate such shares are dissenting shares or a written demand for appraisal of such shares in the manner provided in Sections 1300 and 1302 of the California Act (the "Dissenting Shares") shall not be converted as described in Section 2.01(a), but instead the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of such Section 1300.

  Section 2.02 Exchange of Shares. (a) Promptly after the Effective Time, Vitalink shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of GranCare Common Stock (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Vitalink) and instructions for use in effecting the surrender of the Certificates for exchange thereof. Upon surrender to Vitalink of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of Vitalink Common Stock which such holder has the right to receive under this Article II, and such Certificate shall forthwith be cancelled. If any shares of Vitalink Common Stock are to be issued to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange of the Certificate surrendered to a person other than the registered holder or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent, for all purposes, the right to receive the Closing Consideration in respect of the number of shares of GranCare Common Stock evidenced by such Certificate, without any interest thereon.

  (b) From and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of GranCare Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

  (c) The Surviving Corporation shall not be liable to any holder of shares of GranCare Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 2.03 Effect on GranCare Options. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of GranCare Common Stock that is outstanding under the GranCare Plans (as hereinafter defined) immediately prior to the Effective Time, whether or not exercisable, shall be assumed by Vitalink and each such option shall be exercisable upon the same terms and conditions as under the applicable GranCare Plan and the applicable option agreement issued thereunder, except that (i) each such option shall be exercisable for that number of shares of Vitalink Common

Stock (rounded in accordance with established mathematical convention to the nearest whole share) into which the number of shares of GranCare Common Stock subject to such option immediately prior to the Effective Time determined after giving effect to the adjustments set forth in the Employee Benefit Agreement (as defined in the Distribution Agreement), would be converted under
Section 2.01(a) if such option were exercised prior to the Effective Time, and
(ii) the option price per share of Vitalink Common Stock determined after giving effect to the adjustments set forth in the Employee Benefit Matters Agreement (as defined in the Distribution Agreement), shall be an amount equal to such adjusted option price per share of GranCare Common Stock subject to such option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded in accordance with established mathematical convention to the nearest whole cent).

  (b) Prior to the Effective Time, GranCare shall (i) obtain any consents from holders of outstanding options to purchase GranCare Common Stock granted under the GranCare Plans and (ii) make any amendments to the terms of the GranCare Plans or any award granted thereunder that are necessary to give effect to the transactions contemplated by this Section 2.03 and the Employee Benefits Matters Agreement referred to in clause (a) above.

  Section 2.04 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of GranCare Common Stock who upon surrender of Certificates would be entitled to receive a fraction of a share of Vitalink Common Stock shall not be entitled to receive any dividends on or vote such fractional share and shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the Average Market Value. "Average Market Value" shall mean the arithmetic average of the last reported sale price per share of Vitalink Common Stock as reported on the National Association of Securities Dealers Automated Quotation System (NASDAQ) ("Nasdaq") for the fifteen (15) consecutive trading days ending with the last trading day prior to the scheduled date of the Special Meeting specified in the Proxy Statement. The fractional share interests of each GranCare stockholder will be aggregated, and no GranCare stockholder will receive cash in an amount equal to or greater than the value of one full share of Vitalink Common Stock. All references in this Agreement to shares of Vitalink Common Stock to be issued as Closing Consideration shall be deemed to include any cash in lieu of fractional shares payable pursuant to this Section 2.04.

                                 ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES

                                  OF VITALINK

  Except as set forth in the Vitalink Disclosure Statement delivered by Vitalink to GranCare at or prior to the execution of this Agreement (the "Vitalink Disclosure Statement") (each section of which qualifies the correspondingly numbered representation and warranty and covenant), Vitalink represents and warrants to GranCare as follows:

  Section 3.01 Organization and Qualification. Each of Vitalink and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Vitalink SEC Reports (as hereinafter defined). Each of Vitalink and its Subsidiaries is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have an Vitalink Material Adverse Effect. "Vitalink Material Adverse Effect" means, (i) with respect to any event, occurrence, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "circumstance"), individually or taken together with all other circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Vitalink and its Subsidiaries, taken as a whole or (ii) circumstances resulting in the impairment of Vitalink's ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Neither Vitalink nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation (or other applicable charter document) or By-Laws. True and complete copies of the Certificate of Incorporation and By-Laws, as currently in effect, of Vitalink and of each Subsidiary of Vitalink have been previously delivered or made available to GranCare. No amendments to the articles of incorporation (or other similar charter documents) and By-Laws of Vitalink have been authorized since December 31, 1995.

  Section 3.02 Authority Relative to This Agreement. Vitalink has full corporate power and authority to execute and deliver this Agreement and, upon obtaining the approval of a majority of the outstanding shares of Vitalink Common Stock through the Stockholder Approval to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Vitalink and no other corporate proceedings on the part of Vitalink are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the Amendment and the issuance of the additional Vitalink Common Stock at the Effective Time, the approval of a majority of the outstanding shares of Vitalink Common Stock). This Agreement has been duly and validly executed and delivered by Vitalink and, assuming the due authorization, execution and delivery hereof by GranCare, constitutes a valid and binding agreement of Vitalink, enforceable against Vitalink in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

  Section 3.03 Consents, No Conflicts. (a) Except for the filings of the Certificate of Merger, the Certified Agreement and the Vitalink Information Statement (as hereinafter defined), the filing and effectiveness of the Registration Statement (as hereinafter defined) and the filings required under and in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filings required pursuant to any state securities or "blue sky" laws, no filing or registration with, notification or disclosure to, or permit, authorization, consent or approval of, (i) any court, (ii) any government agency or body or
(iii) any third party, whether acting in an individual, fiduciary or other capacity, is required for the consummation by Vitalink of the Merger, the adoption of the Amendment or the other transactions contemplated hereby except such as are set forth in Section 3.03(a) of the Vitalink Disclosure Statement, which will have been obtained or made prior to the Effective Time and will then be in full force and effect or which would not, singly or in the aggregate with all other such consents which have not been obtained, have an Vitalink Material Adverse Effect.

  (b) The execution, delivery and performance of this Agreement, the consummation of the Merger, the adoption of the Amendment and the other transactions contemplated hereby and compliance by Vitalink with any of the provisions hereof do not and will not (i) subject to obtaining the approval of a majority of the outstanding shares of Vitalink Common Stock, conflict with or result in any breach or violation of any provision of the Certificate of Incorporation (or other comparable charter documents) or By-Laws of Vitalink or any of its Subsidiaries, (ii) result in (1) a breach or violation of, a default under or an event triggering any payment or other obligation pursuant to any of Vitalink's existing pension plans, welfare plans, multiemployer plans, employee benefit plans, benefit arrangements or similar plans, arrangements or policies including bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, health or group insurance, severance pay, retirement or other benefit plans, and all similar arrangements or policies of Vitalink and its Subsidiaries (the "Vitalink Compensation and Benefit Plans") or any grant or award made under any of the foregoing, (2) a breach, violation or event triggering a right of termination of, a default under, or the acceleration of any obligation or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of, any agreement, lease of real or personal property, marketing agreement, contract, note, mortgage, indenture, arrangement or other obligation of Vitalink or any of its Subsidiaries ("Vitalink Contracts") or any law, rule, ordinance or regulation or judgment, decree, order or award to which Vitalink or any of its Subsidiaries is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which Vitalink or any of its Subsidiaries conducts any of its business, or (3) any other change in the rights or obligations of any party under any of the Vitalink Contracts.

  Section 3.04 Board Recommendation. The Board of Directors of Vitalink has, by a unanimous vote at a meeting of such Board duly held on September 3, 1996, approved and adopted this Agreement, the Merger, the Amendment and the other transactions contemplated hereby. At such meeting, the Board of Directors of Vitalink determined that the consideration to be paid by Vitalink pursuant to the Merger is fair to the holders of shares of Vitalink Common Stock and recommended that the holders of such shares approve and adopt this Agreement, the Merger, the Amendment and the other transactions contemplated hereby.

  Section 3.05 State Antitakeover Statutes. Vitalink has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of (S) 203 of the Delaware Act and any other state antitakeover statute or regulation such that none of the other provisions of such "business combination," "moratorium," "control share" or other state antitakeover statute or regulation (x) prohibits or restricts either Vitalink's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement or any provision hereof, or (z) would subject GranCare to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

  Section 3.06 No Existing Violation, Default, Etc. None of Vitalink or its Subsidiaries is in violation (except for any violations which would not, singly or in the aggregate with all such other violations, have an Vitalink Material Adverse Effect) of (A) any applicable law, ordinance, administrative or governmental rule or regulation or (B) any order, decree or judgment of any court or governmental agency or body having jurisdiction over Vitalink or any of its Subsidiaries. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists under any Vitalink Contract or any lease, permit, license or other agreement or instrument to which Vitalink or any of its Subsidiaries is a party or by which any of them is bound or to which any of the properties, assets or operations of Vitalink or any of its Subsidiaries is subject (except for any events of default or other defaults which would not, singly or in the aggregate with all such other defaults, have an Vitalink Material Adverse Effect).

  Section 3.07 Licenses and Permits. Each of Vitalink and its Subsidiaries has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies ("Vitalink Licenses") as are necessary to own, lease or operate its properties and to conduct its business in the manner described in the Vitalink SEC Reports and as presently conducted and all such Vitalink Licenses are valid and in full force and effect, other than any failure to have any such Vitalink License or any failure of any such Vitalink License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, have an Vitalink Material Adverse Effect. Each of Vitalink and its Subsidiaries is and, within the period of all applicable statutes of limitation, has been in compliance with its obligations under such Vitalink Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Vitalink Licenses, other than any such failure to be in compliance with such obligations or any such revocation or termination as would not, singly or in the aggregate with all such other failures, revocations or terminations, have an Vitalink Material Adverse Effect. Vitalink has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of Vitalink or any of its Subsidiaries to renew any Vitalink License. Neither the execution and delivery by Vitalink of this Agreement nor the consummation of any of the transactions contemplated herein will result in any revocation or termination of any Vitalink License. Set forth in Section 3.07 of the Vitalink Disclosure Statement is a true and complete list of all Vitalink Licenses which are necessary for the conduct of the business presently conducted by Vitalink and its Subsidiaries.

  Section 3.08 Registration Statement; Information Statement. None of the information supplied by Vitalink for inclusion or incorporation by reference in (i) the registration statement registering under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") the Vitalink Common Stock to be issued at the Effective Time (such registration statement as amended by any amendments thereto being referred to herein as the "Registration Statement") or (ii) the information statement or proxy statement to be sent to the stockholders of Vitalink in connection with the Stockholder Approval, including all amendments and supplements thereto (the "Vitalink Information Statement"), shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective and (ii) the Effective Time, and in the case of the Vitalink Information Statement, on the date the Vitalink Information Statement is first mailed to stockholders, at the date of the Stockholder Approval and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Vitalink or any of its Subsidiaries shall occur which is required to be described in the Registration Statement, the Vitalink Information Statement or the Proxy Statement (as hereinafter defined), such event shall be so described, and an amendment or supplement shall be promptly filed with the Securities and Exchange Commission (the "SEC") and, as required by law, disseminated to the stockholders of Vitalink and GranCare. The Registration Statement and the Vitalink Information Statement will (with respect to Vitalink) comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as the case may be.

  Section 3.09 Finders or Brokers. Neither Vitalink nor any Subsidiary of Vitalink has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

  Section 3.10 SEC Filings. (a) Vitalink has filed with the SEC all required forms, reports and documents required to be filed by it with the SEC since May 31, 1992 (collectively, the "Vitalink SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates the Vitalink SEC Reports (including documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) Vitalink will deliver to GranCare as soon as they become available true and complete copies of any report or statement mailed by Vitalink to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by GranCare, as to which Vitalink makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of Vitalink and its Subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and will fairly present the consolidated financial position of Vitalink and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

  Section 3.11 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Vitalink and its Subsidiaries included or incorporated by reference in the Vitalink SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly presented the consolidated financial position of Vitalink and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements) and such audited financial statements have been certified as such (without exception) by Vitalink's independent accountants.

  Section 3.12 Absence of Undisclosed Liabilities. Neither Vitalink nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the Vitalink Balance Sheet (as hereinafter defined) and the notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since May 31, 1996 that would not, singly or in the aggregate, be reasonably expected to have an Vitalink Material Adverse Effect.

  Section 3.13 Absence of Changes or Events. (a) Since May 31, 1996 (i) Vitalink and its Subsidiaries have conducted their business in the ordinary course and have not incurred any material liability or obligation (indirect, direct or contingent) or entered into any material oral or written agreement or other transaction that is not in the ordinary course of business (other than the Voting Agreement, the Shareholders Agreement (as hereinafter defined) and this Agreement) or that could reasonably be expected to result in any Vitalink Material Adverse Effect; (ii) neither Vitalink nor its Subsidiaries have sustained any material loss or interference with their business or properties from fire, flood, windstorm, accident, strike or other calamity (whether or not covered by insurance); (iii) there has been no material change in the indebtedness of Vitalink and its Subsidiaries, no change in the capital stock of Vitalink and no dividend or distribution of any kind declared, paid or made by Vitalink on any class of its capital stock; (iv) there has been no event or condition which has caused an Vitalink Material Adverse Effect, nor any development, occurrence or state of facts or circumstances that could, singly or in the aggregate, reasonably be expected to result in an Vitalink Material Adverse Effect; (v) there has been no amendment, modification or supplement to any material term of any Vitalink Contract required to be identified in Section 3.20 of the Vitalink Disclosure Statement or any equity security; and (vi) there has been no material change by Vitalink in its accounting principles, practices or methods.

  (b) Since May 31, 1996, other than in the ordinary course of business consistent with past practice, there has not been any increase in the compensation or other benefits payable, or which could become payable, by Vitalink, to its officers or key employees, or any amendment of any of the Vitalink Compensation and Benefit Plans.

  Section 3.14 Capitalization. (a) The authorized capital stock of Vitalink consists of 30,000,000 shares of Vitalink Common Stock and 10,000,000 shares of Preferred Stock (the "Vitalink Preferred Stock"). As of August 26, 1996, there were 13,979,700 shares of Vitalink Common Stock and no shares of Vitalink Preferred Stock outstanding and no shares of Vitalink Common Stock were held in Vitalink's treasury; and except for shares which were reserved for issuance and which may have been issued pursuant to the following sentence there have been no issuances of capital stock of Vitalink since August 26, 1996. As of August 26, 1996, 1,070,300 shares of Vitalink Common Stock were reserved for issuance upon the exercise of outstanding options and options (the "Vitalink Options") which may be granted under the stock option plans of Vitalink (the "Vitalink Option Plans"), 100,000 shares of Vitalink Common Stock were reserved for issuance to four former shareholders of an acquired business, and no other shares of Vitalink Common Stock are reserved for any purpose. Except for the Vitalink Common Stock reserved for issuance upon exercise of the Vitalink Options and as contemplated by this Agreement, there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Vitalink to issue, transfer or sell any shares of capital stock of Vitalink or any of its Subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights with respect to the capital stock of Vitalink or any of its Subsidiaries. All issued and outstanding shares of Vitalink Common Stock are duly authorized and validly issued, fully paid and nonassessable and have not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, Vitalink subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or By-Laws of Vitalink or any agreement to which Vitalink is a party or bound. The Vitalink Common Stock to be issued in accordance with Section 2.01 of this Agreement, when so issued, will be duly authorized and validly issued, fully paid and nonassessable.

  (b) There are no obligations, contingent or otherwise, of Vitalink to (i) repurchase, redeem or otherwise acquire any shares of Vitalink Common Stock; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Vitalink. Except for the Voting Agreement and the Shareholders Agreement (as hereinafter defined), there are no voting trusts, proxies or other agreements or understandings to which Vitalink is a party or by which Vitalink is bound with respect to the voting of any shares of capital stock of Vitalink.

  (c) Vitalink has delivered or made available to GranCare complete and correct copies of each of the Vitalink Option Plans, including all amendments thereto. Section 3.14(c) of the Vitalink Disclosure Statement sets forth a complete and correct list of all outstanding options, setting forth (i) the exercise price of each outstanding Vitalink Option, (ii) the number of Vitalink Options, (iii) the date of grant of each such Vitalink Option.
Section 3.14(c) of the Vitalink Disclosure Statement sets forth a complete and correct list of all restricted stock awards including the recipients and the number of shares of Vitalink Common Stock received or to be received by each.

  Section 3.15 Capital Stock of Subsidiaries. The only direct or indirect Subsidiaries of Vitalink are those listed in Section 3.15 of the Vitalink Disclosure Statement. Vitalink is directly or indirectly the record (except for directors' qualifying shares as reflected in such Section 3.15) and beneficial owner (including all such qualifying shares) of all of the outstanding shares of capital stock of each of its Subsidiaries, there are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Vitalink or any of such Subsidiaries to issue, transfer or sell any shares of capital stock of such Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares. All of such shares beneficially owned by Vitalink are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Vitalink free and clear of any claim, lien or encumbrance of any kind with respect thereto. Vitalink does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity.

  Section 3.16 Litigation. There are no pending actions, suits, proceedings or, to the best knowledge of Vitalink after due inquiry, investigations by, against or affecting Vitalink, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which Vitalink or any of its Subsidiaries is responsible by way of indemnity or otherwise. No pending or, to the knowledge of Vitalink, threatened actions, suits, proceedings or investigations by, against or affecting Vitalink, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which they are responsible by way of indemnity or otherwise, whether or not disclosed in such Vitalink SEC Reports, would, singly or in the aggregate with all such other actions, suits, investigations or proceedings, reasonably be expected to have an Vitalink Material Adverse Effect; and, to the best knowledge of Vitalink after due inquiry, no such actions, suits, proceedings or investigations which would reasonably be expected to have an Vitalink Material Adverse Effect are threatened or contemplated and there is no reasonable basis, to the best knowledge of Vitalink after due inquiry, for any such action, suit, proceeding or investigation whether or not threatened or contemplated.

  Section 3.17 Insurance. Vitalink has insurance policies and fidelity bonds covering it and its Subsidiaries' assets, business, equipment, properties, operations, employees, officers and directors of the type and in amounts customarily carried by persons conducting business similar to that of Vitalink and such Subsidiaries. All premiums due and payable under all such policies and bonds have been paid, and Vitalink is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance would not, singularly or in the aggregate with all such other failures, have an Vitalink Material Adverse Effect. The reserves established by Vitalink in respect of all matters as to which Vitalink self-insures or carries retention and/or deductibles, including for workers' medical coverage and workers' compensation, are adequate and appropriate in light of Vitalink's experience since May 31, 1992 with respect thereto and Vitalink is not aware, after due inquiry, of any facts or circumstances existing as of the date hereof that could reasonably be expected to cause such reserves to be inadequate or inappropriate. Section
3.17 of the Vitalink Disclosure Statement sets forth a true and complete list of all insurance policies, including retention and/or deductible programs, and fidelity bonds of Vitalink.

  Section 3.18 Title to and Condition of Properties. Vitalink and its Subsidiaries have good title to all of the real property and personal property reflected on Vitalink's May 31, 1996 audited consolidated balance sheet contained in Vitalink's Form 10-K for the fiscal year ended May 31, 1996 filed with the SEC (the "Vitalink Balance Sheet") except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice. Set forth in Section 3.18(a) of the Vitalink Disclosure Statement is a true and complete list of all real properties owned by Vitalink and its Subsidiaries, all of which real properties are reflected on the Vitalink Balance Sheet. No such real or personal property is subject to claims, liens or other encumbrances of any kind or character, including, without limitation, mortgages, pledges, liens, conditional sale agreements, charges, security interests, easements, restrictive covenants, rights of way or options, except for (i) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and in respect of which Vitalink or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles;
(ii) mechanics', carriers', workers', repairers', materialmen's and other similar statutory liens incurred in the ordinary course of business for obligations not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and in respect of which Vitalink or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (iii) in the case of real property, easements, rights of way, restrictions, minor defects or irregularities in title that do not individually or in the aggregate have a material adverse effect on the value or use of the real property encumbered thereby as currently used in the operation of the business of Vitalink or its Subsidiaries; or (iv) those which would not materially interfere with the conduct of the business of Vitalink and its Subsidiaries or impair Vitalink's ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (the encumbrances described in clauses (i) through (iv) of this sentence, collectively, the "Vitalink Permitted Encumbrances"). There are no eminent domain proceedings pending or, to Vitalink's knowledge, threatened against any owned property or any material portion thereof which proceedings (if resulting in a taking) could reasonably be expected to have a material adverse effect on the value or use of such property as currently used in the operation of the business of Vitalink or its Subsidiaries. To the knowledge of Vitalink, (i) the real properties and the improvements located thereon (including the roof and structural portions of each building) are in good operating order and condition, subject to ordinary wear and tear, (ii) there are no structural, mechanical or other defects of a material nature in any improvements located on the real properties, (iii) all building systems in respect of the real properties are in all material respects in good condition and working order, subject to ordinary wear and tear, and (iv) the real properties are served by all utilities required or necessary for the present use thereof. Vitalink has made available to GranCare true and correct copies of all title insurance commitments, title insurance policies and surveys in the possession of Vitalink or its Subsidiaries relating to its real properties set forth in Section 3.18(a) of the Vitalink Disclosure Statement.

  Section 3.19 Leases. There have been delivered or made available to GranCare true and complete copies of each lease requiring the payment of rentals aggregating, or pursuant to which the annual rentals are reasonably expected to be, at least $100,000 per annum pursuant to which real or personal property is held under lease by Vitalink or any of its Subsidiaries, and true and complete copies of each lease pursuant to which Vitalink or any of its Subsidiaries leases real or personal property to others. Section 3.19 of the Vitalink Disclosure Statement sets forth a true and complete list of all such leases and such leases are the only leases that are material to the business conducted by Vitalink and its Subsidiaries. All of the leases so listed are valid and subsisting and in full force and effect with respect to Vitalink and its Subsidiaries, as the case may be, and, to Vitalink's knowledge, with respect to any other party thereto and Vitalink or its Subsidiaries, as the case may be, have valid leasehold interests in all properties leased thereunder free and clear of all liens created by, through or under Vitalink or its Subsidiaries other than Vitalink Permitted Encumbrances. The leased real properties are in good operating order and condition, subject to ordinary wear and tear.

  Section 3.20 Contracts and Commitments. Neither Vitalink nor any of its Subsidiaries is a party to any existing contract, obligation or commitment of any type in any of the following categories:

    (a) contracts for the purchase by Vitalink or any of its Subsidiaries of medicines, materials, supplies or equipment which are not cancellable upon 30 days' or less notice and which either (i) have not been entered into in the ordinary course of business and consistent with past practice or (ii) provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or
  (iii) contracts obligating Vitalink or its Subsidiaries to make capital expenditures in excess of $200,000;

    (b) contracts under which Vitalink has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (i) the performance of any other person, firm or corporation under a contract, or (ii) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

    (c) powers of attorney outstanding from Vitalink other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process;

    (d) contracts under which any amount payable by Vitalink is dependent upon, or calculated in accordance with, the revenues or profits of Vitalink or any of its Subsidiaries;

    (e) contracts with any director, officer or employee of Vitalink other than in such person's capacity as a director, officer or employee of Vitalink;

    (f) contracts which limit or restrict where Vitalink or any of its Subsidiaries may conduct its business or the type or line of business which Vitalink or any of its Subsidiaries may engage in;

    (g) contracts with any party for the loan of money or availability of credit to or from Vitalink or any of its Subsidiaries (except credit extended by Vitalink or any of its Subsidiaries to its customers in the ordinary course of business and consistent with past practice); or

    (h) any hedging, option, derivative or other similar transaction.

  True and complete copies of all contracts, obligations and commitments listed in Section 3.20 of the Vitalink Disclosure Statement have been delivered or made available to GranCare. All such contracts are in full force and effect. None of Vitalink or its Subsidiaries or, to the best of Vitalink's knowledge, any other party is in breach of or default under any such contracts (and no facts or circumstances exist which could reasonably support the assertion of any such breach or default) except for breaches and defaults by parties other than Vitalink and its Subsidiaries which would not, singly or in the aggregate with all other such breaches, have an Vitalink Material Adverse Effect.

  Section 3.21 Labor Matters. None of Vitalink or its Subsidiaries is a party to any union contract or other collective bargaining agreement. Each of Vitalink and its Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, safety, wages and hours, and neither Vitalink nor any of its Subsidiaries is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of Vitalink, any labor strike or stoppage threatened) against or affecting Vitalink or any of its Subsidiaries. To the best of Vitalink's knowledge, no union organizing activities with respect to any of its or its Subsidiaries' employees are occurring or threatened.

  Section 3.22 No Change of Control Puts. Neither the execution and delivery by Vitalink of this Agreement nor the consummation of any of the transactions contemplated hereby gives rise to any obligation of Vitalink or any of its Subsidiaries to, or any right of any holder of any security of Vitalink or any of its Subsidiaries to, require Vitalink to purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

  Section 3.23 Employment and Labor Contracts. Neither Vitalink nor any of its Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to the best of Vitalink's knowledge, any entity affiliated with any past or present officer, director or employee, other than the agreements executed by employees generally, the forms of which have been provided to GranCare.

  Section 3.24 Intellectual Property Rights. Vitalink or its Subsidiaries own or have the right to use all Intellectual Property Rights (as hereinafter defined) necessary to the conduct of their respective businesses. Section 3.24 of the Vitalink Disclosure Statement contains a worldwide list of all patents, trade names, registered and unregistered copyrights, trademarks and service marks, mask works and applications for the foregoing owned by Vitalink or its Subsidiaries. Vitalink and/or its Subsidiaries have clear and unencumbered title to the Intellectual Property Rights set forth in such Section 3.24 and such title has not been challenged (pending or threatened) by others except for the encumbrances listed therein. Such Section 3.24 also contains a list of unpatented inventions used or planned for use by Vitalink or its Subsidiaries. No rights or licenses to use Intellectual Property Rights have been granted or acquired by Vitalink or its Subsidiaries. There have been no claims or assertions made by others that Vitalink has infringed any Intellectual Property Rights of others by the sale of products or any other activity in the preceding six-year period and, to the knowledge of Vitalink, there has been no such infringement by Vitalink or any of its Subsidiaries during this period. Vitalink has no knowledge of any infringement of Intellectual Property Rights of Vitalink or any of its Subsidiaries by others. All such patents, registered trademarks, service marks and copyrights owned by Vitalink or its Subsidiaries are in good standing, and are recorded on the public record in the name of Vitalink or its Subsidiaries. True and complete copies of all material listed in Section 3.24 of the Vitalink Disclosure Statement have been delivered or made available to GranCare.

  "Intellectual Property Rights" shall mean and include rights relating to patents, trademarks, service marks, trade names, copyrights, mask works, inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software and any documentation relating to the manufacture, marketing and maintenance of products.

  Section 3.25 Taxes. (i) Vitalink and its Subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other Tax (as hereinafter defined) returns and reports (Tax returns and reports are hereinafter collectively referred to as "Tax Returns") required to be filed by them on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Vitalink and/or its Subsidiaries (copies of which for the past three fiscal years have been delivered or made available to GranCare); (ii) all Taxes of Vitalink and its Subsidiaries have been paid in full to the proper authorities or fully accrued for with respect to fiscal periods for which there are publicly available financial statements and otherwise on the books of Vitalink, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies asserted in writing as a result of Tax examinations of federal, state and foreign income, sales and franchise and all other Tax Returns filed by Vitalink and its Subsidiaries have either been paid or adequately reserved for in accordance with generally accepted accounting principles; (iv) to the best knowledge of Vitalink, no unpaid deficiency has been asserted or assessed against Vitalink or any of its Subsidiaries, and no examination of Vitalink or any of its Subsidiaries is pending or threatened for any material amount of Tax by any taxing authority (with respect to any such action, Section 3.25 of the Vitalink Disclosure Statement sets forth the periods at issue and the category of Tax, and the examining authority's and any corresponding revenue agents' reports relating to the issue have been delivered or made available to GranCare); (v) no extension of the period for assessment or collection of any Tax of Vitalink or any of its Subsidiaries is currently in effect and no extension of time within which to file any Tax Return of Vitalink or any of its Subsidiaries has been requested, which Tax Return has not since been filed; (vi) no Tax liens have been filed with respect to any Taxes of Vitalink or any of its Subsidiaries except for property taxes which have accrued but with respect to which penalty for nonpayment has not occurred; (vii) neither Vitalink nor any of its Subsidiaries has agreed to make any adjustment by reason of a change in its accounting methods that would affect the taxable income or deductions of Vitalink or any of its Subsidiaries for any period ending after the Effective Time; (viii) Vitalink and its Subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; (ix) there are no Tax sharing agreements or arrangements under which Vitalink or any Subsidiary will have any obligation or liability on or after the Effective Time; (x) Vitalink and its Subsidiaries have no foreign losses as defined in Section 904(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code"); (xi) to the best knowledge of Vitalink, there are no transfer pricing agreements made by or on behalf of Vitalink or any of its Subsidiaries with any taxation authority; (xii) no asset of Vitalink or any of its Subsidiaries is held in an arrangement for which partnership Tax Returns are being filed and neither Vitalink nor any of its Subsidiaries is a partner in any partnership; (xiii) neither Vitalink nor any of its Subsidiaries owns any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1296 of the Code) or other entity the income of which is required to be included in the income of Vitalink or such Subsidiary; (xiv) neither Vitalink nor any of its Subsidiaries has made an election under
Section 341(f) of the Code; and (xv) neither Vitalink nor any of its Subsidiaries is obligated to make any payments that would constitute excess parachute payments within the meaning of Section 280G of the Code.

  "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts.

  Section 3.26 Employee Benefit Plans; ERISA. (a) There are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees (or former employees) employed in the United States, maintained or contributed to by Vitalink or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined), or to which Vitalink or any of its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability ("Vitalink Pension Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code which includes the referent person or its Subsidiaries.

  (b) Vitalink has delivered or made available to GranCare true and complete copies of all "welfare benefit plans" (as defined in Section 3(1) of ERISA) covering employees (or former employees) employed in the United States, maintained or contributed to by Vitalink or any of its Subsidiaries ("Vitalink Welfare Plans"), all multiemployer plans (as defined in Section 3(37) of ERISA) covering employees (or former employees) employed in the United States to which Vitalink or any of its Subsidiaries or any of their ERISA Affiliates is required to make contributions or otherwise may have any liability, and, to the extent covering employees (or former employees) employed in the United States, all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation plans maintained or contributed to by Vitalink or a Subsidiary of Vitalink.

  (c) Vitalink and each of its Subsidiaries, and each of the Vitalink Pension Benefit Plans and Vitalink Welfare Plans, are in compliance with the applicable provisions of ERISA and other applicable laws except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have an Vitalink Material Adverse Effect.

  (d) All contributions to, and payments from, the Vitalink Pension Benefit Plans which are required to have been made in accordance with the Vitalink Pension Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made except where the failure to make such contributions or payments on a timely basis would not, singly or in the aggregate, reasonably be expected to have an Vitalink Material Adverse Effect.

  (e) The Vitalink Pension Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and nothing has occurred with respect to the operation of such Vitalink Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Such plans have been or will be amended on a timely basis to comply with changes to the Code made by the Tax Reform Act of 1986 and other applicable legislative, regulatory or administrative requirements.

  (f) There are (i) no investigations pending, to the best knowledge of Vitalink, by any governmental entity involving the Vitalink Pension Benefit Plans or Vitalink Welfare Plans, (ii) no termination proceedings involving the Vitalink Pension Benefit Plans and (iii) no pending or, to the best of Vitalink's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Vitalink Pension Benefit Plan or Vitalink Welfare Plan, against the assets of any of the trusts under any Vitalink Pension Benefit Plan or Vitalink Welfare Plan or against any fiduciary of any Vitalink Pension Benefit or Vitalink Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Vitalink Pension Benefit Plan or against the assets of any trust under such plan, except for those which would not, singly or in the aggregate, give rise to any liability which would reasonably be expected to have an Vitalink Material Adverse Effect, nor, to the best of Vitalink's knowledge, are there any facts which would give rise to any liability except for those which would not, singly or in the aggregate, reasonably be expected to have an Vitalink Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

  (g) None of Vitalink, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Vitalink Pension Benefit Plans or Vitalink Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which would be reasonably likely to result in a tax or penalty on Vitalink or any of its Subsidiaries under Section 4975 of the Code or
Section 502(i) of ERISA, except any such event which would not, singly or in the aggregate, reasonably be expected to have an Vitalink Material Adverse Effect.

  (h) Neither the Vitalink Pension Benefit Plans subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof, except any such event which would not, singly or in the aggregate, reasonably be expected to have an Vitalink Material Adverse Effect nor has there been any event with respect to any Vitalink Pension Benefit Plan requiring disclosure under Section 4063(a) of ERISA or any event with respect to any Vitalink Pension Benefit Plan requiring disclosure under Section 4041(c)(3)(C) of ERISA, except any such event which would not, singly or in the aggregate, reasonably be expected to have an Vitalink Material Adverse Effect.

  (i) Neither Vitalink nor any Subsidiary of Vitalink nor any ERISA Affiliate has incurred any currently outstanding liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. No Vitalink Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code. The information supplied to the actuary by Vitalink or any of its Subsidiaries for use in preparing the most recent actuarial report for the Vitalink Pension Benefit Plans is complete and accurate in all material respects.

  (j) Neither Vitalink, any of its Subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of
Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

  (k) With respect to each of the Vitalink Pension Benefit Plans and Vitalink Welfare Plans, true, correct and complete copies of the following documents have been delivered or made available to GranCare: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500, financial statements and actuarial reports, if applicable, and (iv) the most recent IRS determination letter, if applicable.

  (l) Neither Vitalink, any of its Subsidiaries, any organization to which Vitalink is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction, within the meaning of Section 4069(a) of ERISA, except where the liability therefor would not, singly or in the aggregate, reasonably be expected to have an Vitalink Material Adverse Effect.

  (m) None of the Vitalink Welfare Plans maintained by Vitalink or any of its Subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary. Vitalink and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have an Vitalink Material Adverse Effect.

  (n) No liability under any Vitalink Pension Benefit Plan or Vitalink Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Vitalink or any of its Subsidiaries has received notice that such insurance company is in rehabilitation.

  (o) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of Vitalink or any of its Subsidiaries.

  (p) Vitalink has disclosed to GranCare in Section 3.26 of the Vitalink Disclosure Statement each of Vitalink's material Foreign Plans (as hereinafter defined) to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction. Vitalink and each of its Subsidiaries and each of such Foreign Plans are in compliance with applicable laws and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, singly or in the aggregate, reasonably be expected to have an Vitalink Material Adverse Effect. For purposes of this Agreement, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a person or any of its Subsidiaries with respect to employees (or former employees) employed outside the United States.

  Section 3.27 Environmental Matters. (a) Except as would not, singly or in the aggregate with all other such non-compliances, have an Vitalink Material Adverse Effect, Vitalink and its Subsidiaries are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws (as hereinafter defined), which compliance includes, without limitation, the possession of all licenses, permits, registrations and other governmental authorizations (collectively, "Environmental Authorizations") required under applicable Environmental Laws, and compliance with the terms and conditions thereof, and there are no circumstances of which Vitalink is aware which may materially prevent or interfere with compliance in the future. To Vitalink's knowledge, all Environmental Authorizations currently held by Vitalink and its Subsidiaries pursuant to Environmental Laws are identified in Section 3.27(a)(1) of the Vitalink Disclosure Statement and represent all Environmental Authorizations necessary for the conduct of the businesses of Vitalink and its Subsidiaries as currently conducted. Neither Vitalink nor any of its Subsidiaries has been notified, or has any reasonable basis to believe, that any such Environmental Authorizations will be modified, suspended or revoked or cannot be renewed or otherwise maintained in the ordinary course of business. To Vitalink's knowledge after due inquiry, the execution and delivery of this Agreement and the consummation by Vitalink of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Authorizations, and will not require any notification, registration, reporting, filing, investigation or remediation under any Environmental Law.

  (b) There are no Environmental Notices (as hereinafter defined) that, singularly or in the aggregate, reasonably could be expected to have an Vitalink Material Adverse Effect (i) pending or, to the best knowledge of Vitalink, threatened against Vitalink or any of its Subsidiaries, (ii) to Vitalink's knowledge pending or threatened against any person or entity whose liability for such Environmental Notice may have been retained or assumed by or could reasonably be imputed or attributed by law or contract to Vitalink or any of its Subsidiaries, (iii) that to Vitalink's knowledge could subject Vitalink to any material risk of liability, loss or damages, or (iv) that to Vitalink's knowledge could reasonably be expected to require investigation, removal or remedial or corrective action by Vitalink or any of its Subsidiaries. Since May 31, 1996, neither Vitalink nor any of its Subsidiaries has received any Environmental Notice alleging that Vitalink or any of its Subsidiaries is subject to liability under any Environmental Law or that Vitalink or any of its Subsidiaries is not in full compliance with Environmental Laws.

  (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, notice or demand letter or request for information or, to the best knowledge of Vitalink, investigation pending or threatened under any Environmental Law (i) against Vitalink or any of its Subsidiaries, or (ii) to the knowledge of Vitalink against any person or entity in connection with which liability could reasonably be imputed or attributed by law or contract to Vitalink or any of its Subsidiaries, except with respect to each of clause (i) and (ii) for such demands, claims, notices of violation, notice or demand letters or requests for information which singly or in the aggregate could not reasonably be expected to have a GranCare Material Adverse Effect.

  (d) No property or facility presently or to the knowledge of Vitalink formerly owned, operated or leased by Vitalink or any of its present Subsidiaries, or to the knowledge of Vitalink any of its former Subsidiaries, or any of their respective predecessors in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or on any comparable list established under any Environmental Law, nor has Vitalink or any of its Subsidiaries received any written notification of potential or actual liability or any request for information under CERCLA or any comparable foreign, state or local law.

  (e) There has been no disposal, spill, discharge or release of any Hazardous Materials (as hereinafter defined) generated, used, owned, stored or controlled by Vitalink, or to Vitalink's knowledge any of its Subsidiaries or any of their respective predecessors in interest, on, at or under any property presently or formerly owned, leased or operated by Vitalink, or to Vitalink's knowledge its Subsidiaries, or any predecessors in interest, and to Vitalink's knowledge there are no Hazardous Materials located in, at, on or under, or in the vicinity of, any such facility or property, or at any other location, that
(i) could reasonably be expected to subject Vitalink to a material risk of liability, loss or damages, or result in the incurrence by Vitalink of costs under Environmental Laws, (ii) could reasonably be expected to form the basis of any Environmental Notice against or with respect to Vitalink or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed by law or contract to Vitalink or any of its Subsidiaries or
(iii) could reasonably be expected to require investigation, removal or remedial or corrective action by Vitalink or any of its Subsidiaries, that in any case singularly or in the aggregate, reasonably could be expected to have an Vitalink Material Adverse Effect.

  (f) Without in any way limiting the generality of the foregoing, to Vitalink's knowledge (i) there are and have been no underground or aboveground storage tanks or other storage receptacles, or related piping or other disposal areas containing Hazardous Materials, located on, at or under property owned, operated or leased by Vitalink, any of its Subsidiaries or any of their respective predecessors in interest, (ii) there are and have been no polychlorinated biphenyls located on any properties owned, operated or leased by Vitalink or any of its Subsidiaries, and (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, operated or leased by Vitalink or any of its Subsidiaries.

  (g) To Vitalink's knowledge no lien has been recorded under Environmental Laws with respect to any properties, assets or facilities owned, operated or leased by Vitalink or any of its Subsidiaries.

  (h) In accordance with Section 5.05, Vitalink has given GranCare and its authorized representatives access to all records and files in its possession or control relating to actual or potential compliance or liability issues of Vitalink or its Subsidiaries and any of their respective predecessors in interest under Environmental Laws, including, without limitation, all reports, studies, analyses, tests or monitoring results pertaining to the existence of Hazardous Material or any other environmental concern relating to properties, assets or facilities currently or formerly owned, operated, managed, leased, used or controlled by Vitalink or any of its Subsidiaries, or otherwise concerning compliance with or liability under Environmental Laws.

  For purposes of this Agreement:

    (i) "Environment" shall mean any surface water, groundwater or drinking water supply, land surface or subsurface strata or ambient air and includes, without limitation, any indoor location.

    (ii) "Environmental Laws" shall mean CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any other federal, state, local or foreign statute, rule, regulation, order, judgment, directive, decree or common law, as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, or employee health or safety. The term shall also include laws governing the transfer of real property that require notification, registration, reporting, filing, investigation or remediation prior to, concurrent with or following sale or transfer of control of any property, facility or establishment in connection with the actual or threatened presence or release of Hazardous Materials at such property, facility or establishment.

    (iii) "Environmental Notice" shall mean any written communication, notice or claim by any Governmental Authority or other third party alleging civil or criminal liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental costs, compliance costs or harm, injuries or damages to any person, property, natural resources, or any fines or penalties) or alleging noncompliance arising out of, based upon, resulting from or relating to any Environmental Law.

    (iv) "Hazardous Material" shall mean any pollutant, contaminant or hazardous, toxic or dangerous waste, substance, constituent or material defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any medical waste, any biochemical waste, any asbestos, radon, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease agent and any other substance that can give rise to liability under any Environmental Law.

  Section 3.28 Directors, Officers and Compensation of Employees. There is set forth in Section 3.28 of the Vitalink Disclosure Statement a true and complete list showing (a) the names and addresses of all directors and officers of Vitalink and its Subsidiaries and (b) the names of all salaried persons whose aggregate compensation for purposes of federal income tax reporting from Vitalink and its Subsidiaries in the fiscal year ended May 31, 1996 was, or in the fiscal year ending May 31, 1997 is expected to be, U.S. $100,000 or more per year, together with a statement of the full amount expected to be paid to such person for services in all capacities to be rendered in the fiscal year ending May 31, 1997, and the basis thereof, separately including the amounts paid or payable, or expected to be paid or payable during such fiscal years, under bonus or incentive arrangements, if any.

  Section 3.29 Banks. There is set forth in Section 3.29 of the Vitalink Disclosure Statement a true and complete list showing the account numbers and name of each bank in which Vitalink or any of its Subsidiaries has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

  Section 3.30 Disclosure. No representation or warranty by Vitalink and no statement or information relating to Vitalink or any of its Subsidiaries contained herein, or in any certificate furnished by or on behalf of Vitalink to GranCare in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

  Section 3.31 Institutional Pharmacy Business. (a) Section 3.31 of the Vitalink Disclosure Statement lists each Pharmacy utilized by Vitalink in connection with its pharmacy business and indicates (i) the location of each such Pharmacy and (ii) whether such Pharmacy is owned or held pursuant to a leasehold interest. No other person or entity has any beneficial ownership or interest in or to any such Pharmacy nor does any other person or entity have any right or option to acquire any beneficial ownership or interest in or to any such Pharmacy.

  (b) Section 3.31 of the Vitalink Disclosure Statement lists all of the customers to which Vitalink and its Subsidiaries provide pharmacy services pursuant to oral or written contracts. Vitalink has not been informed and has no reason to believe that any Vitalink Pharmacy Contract will be terminated for or without cause.

  (c) Vitalink has not violated, and is not now in violation of, the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, the Civil Monetary Penalties Law of the Social Security Act, or any other federal or state law, statute, rule or regulation relating to Vitalink and its Subsidiaries.

  (d) Vitalink is duly licensed to provide pharmacy services in all states in which it does business, and is also a participant in the Medicare program and the Medicaid programs of the states listed in Section 3.07 of the Vitalink Disclosure Statement. Vitalink is in compliance with all laws, rules and regulations affecting or in connection with the Pharmacies, Vitalink and their licenses with respect thereto and their participation in the Medicare and Medicaid programs.

  (e) Vitalink has delivered or made available true and correct billing requests for reimbursement and underlying information to all governmental programs, including but not limited to the Medicare and Medicaid programs, in compliance with all rules, regulations, policies and procedures of such governmental programs and of the fiscal intermediaries of such programs. To the best of Vitalink's knowledge all such billings were for goods actually provided, and at appropriate charges or costs, and Vitalink has appropriate documentation to support such billing requests.

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF GRANCARE

  Except as set forth in the GranCare Disclosure Statement delivered by GranCare to Vitalink at or prior to the execution of this Agreement (the "GranCare Disclosure Statement") (each section of which qualifies the correspondingly numbered representation and warranty and covenant), GranCare represents and warrants to Vitalink as follows:

  Section 4.01 Organization and Qualification. Each of GranCare and its Pharmacy Subsidiaries (as defined in the Distribution Agreement) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the GranCare SEC Reports (as hereinafter defined). Each of GranCare and its Pharmacy Subsidiaries is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property requires such qualification, except for failures to be so qualified or in good standing which would not, singly or in the aggregate with all such other failures, have a GranCare Material Adverse Effect. "GranCare Material Adverse Effect" means (i) with respect to any event, occurrence, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "circumstance"), individually or taken together with all other circumstances contemplated by or in connection with any or all of the representations and warranties made in this Agreement, (a) a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Institutional Pharmacy Business, taken as a whole, or (b) an impairment on the ability of SNFCo to conduct as a going concern the Skilled Nursing Business (as defined in the Distribution Agreement) subsequent to the Distribution or (ii) circumstances resulting in the impairment of GranCare's ability to perform its obligations under this Agreement or the Distribution Agreement and to consummate the transactions contemplated hereby and thereby. Neither GranCare nor any of its Pharmacy Subsidiaries is in violation of any of the provisions of its articles of incorporation (or other applicable charter document) or by-laws. True and complete copies of the Restated Articles of Incorporation and By-Laws, as currently in effect, of GranCare and of each Pharmacy

Subsidiary of GranCare have been previously delivered or made available to Vitalink. No amendments to the articles of incorporation (or other similar charter documents) and By-Laws of GranCare have been authorized since December 31, 1995.

  Section 4.02 Authority Relative to This Agreement. GranCare has full corporate power and authority to execute and deliver this Agreement and the Distribution Agreement and, upon obtaining the approval of a majority of the outstanding shares of GranCare Common Stock at the Special Meeting or adjournment thereof, as may be required by the California Act to consummate the Merger, the Distribution and complete the other transactions contemplated hereby. The execution and delivery of this Agreement and the Distribution Agreement and the consummation of the Merger, the Distribution and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of GranCare and no other corporate proceedings on the part of GranCare are necessary to authorize this Agreement and the Distribution Agreement or to consummate the Merger, the Distribution and the other transactions contemplated hereby (other than, with respect to the Merger and the Distribution, the approval of a majority of the outstanding shares of GranCare Common Stock at the Special Meeting or any adjournment thereof as required by the California Act and, with respect to the Distribution, the declaration by the GranCare Board of Directors of the Distribution). This Agreement and the Distribution Agreement have been duly and validly executed and delivered by GranCare and, assuming, in the case of this Agreement and the Distribution Agreement, the due authorization, execution and delivery of each such agreement by Vitalink, constitute valid and binding agreements of GranCare, enforceable against GranCare in accordance with their terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

  Section 4.03 Consents, No Conflicts. (a) Except for the filings of the Certificate of Merger, the Certified Agreement and the Proxy Statement, the filing and effectiveness of the Registration Statement and the SNFCo Registration Document (as hereinafter defined) and the filings required under and in connection with the applicable requirements of the HSR Act, and filings required pursuant to any state securities or "blue sky" laws, no filing or registration with, notification or disclosure to, or permit, authorization, consent or approval of, (i) any court, (ii) any government agency or body or
(iii) any third party, whether acting in an individual, fiduciary or other capacity, is required for the consummation by GranCare of the Merger, the Distribution or the other transactions contemplated hereby or by the Distribution Agreement except such as are set forth in Section 4.03(a) of the GranCare Disclosure Statement, which will have been obtained or made prior to the Effective Time and will then be in full force and effect or which would not, singly or in the aggregate with all other such consents which have not been obtained, have a GranCare Material Adverse Effect.

  (b) The execution, delivery and performance of this Agreement, the Distribution Agreement, the consummation of the Distribution, the Merger and the other transactions contemplated hereby (or thereby) and compliance by GranCare with any of the provisions hereof (or thereof) do not and will not
(i) subject to obtaining the approval of a majority of the outstanding shares of GranCare Common Stock at the Special Meeting or any adjournment thereof as required by the California Act, conflict with or result in any breach or violation of any provision of the Restated Articles of Incorporation (or other comparable charter documents) or By-Laws of GranCare or any of its Pharmacy Subsidiaries, (ii) result in (1) a breach or violation of, a default under or an event triggering any payment or other obligation pursuant to any of GranCare's existing pension plans, welfare plans, multiemployer plans, employee benefit plans, benefit arrangements or similar plans, arrangements or policies, including bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, health or group insurance, severance pay, retirement or other benefit plans, and all similar arrangements or policies of GranCare and its Subsidiaries (the "GranCare Compensation and Benefit Plans") or any grant or award made under any of the foregoing in any case for which GranCare or any of the Pharmacy Subsidiaries would be responsible after the Distribution, (2) a breach, violation or event triggering a right of termination of, a default under, the acceleration of any obligation, or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time or both) pursuant to any provision of any agreement, lease of real or personal property, marketing agreement, contract, note, mortgage, indenture, arrangement or other obligation of GranCare or any of its Pharmacy Subsidiaries ("GranCare Contracts") or any law, rule, ordinance or regulation or judgment, decree, order or award to which GranCare or any of its Pharmacy Subsidiaries is subject or any governmental or non-governmental authorization, consent, approval, registration, franchise, license or permit under which GranCare or any of its Pharmacy Subsidiaries conducts the Institutional Pharmacy Business, or (3) any other change in the rights or obligations of any party under any of the GranCare Contracts.

  Section 4.04 Board Recommendation. The Board of Directors of GranCare has, by a unanimous vote at a meeting of such Board duly held on September 3, 1996, approved and adopted this Agreement, the Distribution Agreement, the Merger and the other transactions contemplated hereby or by the Distribution Agreement, determined that the consideration to be received by the holders of shares of GranCare Common Stock pursuant to the Merger is fair to the holders of such shares and recommended that the holders of such shares approve and adopt this Agreement, the Distribution Agreement, the Merger and the other transactions contemplated hereby.

  Section 4.05 State Antitakeover Statutes. GranCare has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of any state antitakeover statute or regulation such that none of the provisions of such "business combination," "moratorium," "control share," or other state antitakeover statute or regulation (x) prohibits or restricts GranCare's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement or any provision hereof, or (z) would subject Vitalink to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

  Section 4.06 No Existing Violation, Default, Etc. None of GranCare or any of its Subsidiaries is in violation (except for any violations which would not, singly or in the aggregate with all such other violations, have a GranCare Material Adverse Effect) of (A) any applicable law, ordinance, administrative or governmental rule or regulation or (B) any order, decree or judgment of any court or governmental agency or body having jurisdiction over GranCare or any of its Subsidiaries. No event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists under any GranCare Contract or any lease, permit, license or other agreement or instrument to which GranCare or any of its Subsidiaries is a party or by which any of them is bound or to which any of the properties, assets or operations of GranCare or any of its Subsidiaries is subject (except for any events of default or other defaults which would not, singly or in the aggregate with all such other defaults, have a GranCare Material Adverse Effect).

  Section 4.07 Affiliates. GranCare has delivered to Vitalink a letter identifying all persons who, as of the date hereof, may be deemed to be "affiliates" of GranCare for purposes of Rule 145 under the Securities Act ("Affiliates") and the written agreement of each such person, substantially in the form of Exhibit C hereto.

  Section 4.08 Licenses and Permits. Each of GranCare and its Subsidiaries has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies ("GranCare Licenses") as are necessary to own, lease or operate its properties and to conduct its business in the manner described in the GranCare SEC Reports and as presently conducted and all such GranCare Licenses are valid and in full force and effect, other than any failure to have any such GranCare License or any failure of any such GranCare License to be valid and in full force and effect as would not, singly or in the aggregate with all such other failures, have a GranCare Material Adverse Effect. Each of GranCare and its Subsidiaries is, and within the period of all applicable statutes of limitation has been, in compliance with its obligations under such GranCare Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such GranCare Licenses, other than any such failure to be in compliance with such obligations or any such revocation or termination as would not, singly or in the aggregate with all such other failures, revocations or terminations, have a GranCare Material Adverse Effect. GranCare has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of GranCare or any of its Pharmacy Subsidiaries to renew any GranCare License. Neither the execution and delivery by GranCare of this Agreement or the Distribution Agreement nor the consummation of the Distribution, the

Merger or any of the other transactions contemplated herein will result in any revocation or termination of any GranCare License or any requirement that the Surviving Corporation be licensed in respect of any of the GranCare Licenses. Set forth in Section 4.08 of the GranCare Disclosure Statement is a true and complete list of all GranCare Licenses which are necessary for the conduct of the Institutional Pharmacy Business as presently conducted by GranCare and its Subsidiaries and which are, or will subsequent to the Reorganization be, held by GranCare and the Pharmacy Subsidiaries.

  Section 4.09 Registration Statement; Proxy Statement; SNFCo Registration Documents. (a) None of the information supplied by GranCare for inclusion or incorporation by reference in (i) the Registration Statement, (ii) the proxy statement/prospectus to be sent to the shareholders of GranCare in connection with the Special Meeting, including all amendments and supplements thereto (the "Proxy Statement"), or (iii) the Vitalink Information Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective and (ii) the Effective Time and, in the case of the Proxy Statement or the Vitalink Information Statement, on the date the Proxy Statement or the Vitalink Information Statement is first mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to GranCare or any of its Subsidiaries shall occur which is required to be described in the Registration Statement, the Proxy Statement or the Vitalink Information Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of GranCare and Vitalink. The Registration Statement and Proxy Statement will (with respect to GranCare and its Subsidiaries) comply as to form in all material respects with the applicable provisions of the Exchange Act.

  (b) The Form S-1 or 10 or other appropriate filing to be made to register the SNFCo Common Stock under the Securities Act or the Exchange Act, as appropriate, as such filing may be, amended or supplemented (the "SNFCo Registration Document"), will not, at the date the SNFCo Registration Document (or any amendment or supplement thereto), at the time that the SNFCo Registration Document becomes effective, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. The SNFCo Registration Document will comply as to form in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as the case may be.

  Section 4.10 Finders or Brokers. Except for PaineWebber Incorporated, neither GranCare nor any Subsidiary of GranCare has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger or the Distribution.

  Section 4.11 SEC Filings. (a) GranCare has filed with the SEC all required forms, reports and documents required to be filed by it with the SEC since December 31, 1992 (collectively, the "GranCare SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates the GranCare SEC Reports (including documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) GranCare will deliver to Vitalink as soon as they become available true and complete copies of any report or statement mailed by GranCare to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Vitalink, as to which GranCare makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of GranCare and its Subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and will fairly present the consolidated financial position of GranCare and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

  Section 4.12 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of GranCare and its Subsidiaries included or incorporated by reference in the GranCare SEC Reports and the unaudited Institutional Pharmacy Business Financial Statements as set forth in Section 4.12 of the GranCare Disclosure Schedule have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly presented the consolidated financial position of GranCare and its Subsidiaries and the Institutional Pharmacy Business, respectively, as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements) and such audited financial statements have been certified as such (without exception) by GranCare's independent accountants.

  Section 4.13 Absence of Undisclosed Liabilities. Neither GranCare nor its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the GranCare Balance Sheet (as hereinafter defined) and the notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since December 31, 1995 that would not, singly or in the aggregate, be reasonably expected to have a GranCare Material Adverse Effect.

  Section 4.14 Absence of Changes or Events. (a) Since December 31, 1995 (i) GranCare and its Subsidiaries have conducted their business in the ordinary course and have not incurred any material liability or obligation (indirect, direct or contingent) or entered into any material oral or written agreement or other transaction that is not in the ordinary course of business (other than the Distribution Agreement and this Agreement) or that could reasonably be expected to result in any GranCare Material Adverse Effect; (ii) neither GranCare nor its Pharmacy Subsidiaries have sustained any material loss or interference with their business or properties from fire, flood, windstorm, accident, strike or other calamity (whether or not covered by insurance);
(iii) there has been no material change in the indebtedness of GranCare and its Pharmacy Subsidiaries, no change in the authorized capital stock of GranCare and no dividend or distribution of any kind declared, paid or made by GranCare on any class of its capital stock other than the Distribution; (iv) there has been no event or condition which has caused a GranCare Material Adverse Effect, nor any development, occurrence or state of facts or circumstances that could, singly or in the aggregate, reasonably be expected to result in a GranCare Material Adverse Effect; (v) there has been no amendment, modification or supplement to any material term of any GranCare Contract to which a Pharmacy Subsidiary is a party required to be identified in Section 4.21 of the GranCare Disclosure Statement or any equity security; and (vi) there has been no material change by GranCare in its accounting principles, practices or methods.

  (b) Since December 31, 1995, other than in the ordinary course of business consistent with past practice, there has not been any increase in the compensation or other benefits payable, or which could become payable, by GranCare, to its officers or key employees, or any amendment of any of the GranCare Compensation and Benefit Plans.

  Section 4.15 Capitalization. (a) The authorized capital stock of GranCare consists of 50,000,000 shares of GranCare Common Stock and 2,000,000 shares of Preferred Stock (the "GranCare Preferred Stock"), of which (i) 390,000 shares have been authorized as Series A Convertible Preferred, (ii) 175,000 shares have been authorized as Series B Mandatorily Redeemable Preferred Stock, (iii) 665,000 shares have been authorized as Series C Convertible Preferred Stock and (iv) 4,500 shares have been authorized as Series D Exchangeable Preferred Stock. As of August 26, 1996, there are 23,370,693 shares of GranCare Common Stock (including shares in respect of Evergreen Healthcare, Inc. common stock and National Heritage, Inc. common stock for which certificates have not been tendered for exchange), no shares of GranCare Preferred Stock outstanding and 200,100 shares of GranCare Common Stock owned by a wholly-owned subsidiary of GranCare; and except for shares which were reserved for issuance and which may have been issued pursuant to the following sentence there have been no issuances of capital stock of GranCare since August 26, 1996. As of August 26, 1996, 2,355,250 shares of GranCare Common Stock were reserved for issuance upon the exercise of outstanding options (the "GranCare Options") granted under the stock option plans of GranCare (the "GranCare Option Plans"), 2,210,351 shares were reserved for issuance upon conversion of GranCare's 6-1/2% Convertible Subordinated Debentures due 2003 (the "Convertible Debentures"), 2,500 shares were committed to be issued to employees of GranCare and its subsidiaries in recognition of 25 years of service, 304,803 shares were reserved for issuance upon the exercise of GranCare's Series D, E and F warrants and no other shares of GranCare Common Stock are reserved for any purpose. Except for the foregoing, there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating GranCare to issue, transfer or sell any shares of capital stock of GranCare or any of its Subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights with respect to the capital stock of GranCare or any of its Subsidiaries. All issued and outstanding shares of GranCare Common Stock are duly authorized and validly issued, fully paid and non-assessable and have not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, GranCare subject to) any preemptive or similar rights created by statute, the Restated Articles of Incorporation or By-Laws of GranCare or any agreement to which GranCare is a party or bound.

  (b) There are no obligations, contingent or otherwise, of GranCare to (i) repurchase, redeem or otherwise acquire any shares of GranCare Common Stock; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise except for transactions described in Exhibit A to the Distribution Agreement), or provide any guarantee with respect to the obligations of, any other person. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of GranCare. There are no voting trusts, proxies or other agreements or understandings to which GranCare is a party or by which GranCare is bound with respect to the voting of any shares of capital stock of GranCare.

  (c) GranCare has delivered or made available to Vitalink complete and correct copies of each of the GranCare Option Plans, including all amendments thereto. Section 4.15(c) of the GranCare Disclosure Statement sets forth a complete and correct list of all outstanding options setting forth (i) the exercise price of each outstanding GranCare Option, (ii) the number of GranCare Options, (iii) the date of grant of each such GranCare Option.
Section 4.15(c) of the GranCare Disclosure Statement sets forth a complete and correct list of all restricted stock awards including the recipients and the number of shares of GranCare Common Stock received or to be received by each.

  Section 4.16 Capital Stock of Subsidiaries. The only direct or indirect Subsidiaries of GranCare are those listed in Section 4.16 of the GranCare Disclosure Statement, which Section 4.16 separately sets forth the Pharmacy Subsidiaries. GranCare is directly or indirectly the record (except for directors' qualifying shares as reflected in such Section 4.16) and beneficial owner (including all such qualifying shares) of all of the outstanding shares of capital stock of each of its Pharmacy Subsidiaries, there are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating GranCare or any of such Subsidiaries to issue, transfer or sell any shares of capital stock of such Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares. All of such shares beneficially owned by GranCare are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by GranCare free and clear of any claim, lien or encumbrance of any kind with respect thereto. GranCare does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity.

  Section 4.17 Litigation. There are no pending actions, suits, proceedings or, to the best knowledge of GranCare after due inquiry, investigations by, against or affecting GranCare, any of its Pharmacy Subsidiaries or any of their properties, assets or operations, or with respect to which GranCare or any of its Pharmacy Subsidiaries is responsible by way of indemnity or otherwise. No pending or, to the knowledge of GranCare, threatened actions, suits, proceedings or investigations by, against or affecting GranCare, any of its Subsidiaries or any of their properties, assets or operations, or with respect to which they are responsible by way of indemnity or otherwise, whether or not disclosed in such GranCare SEC Reports, would, singly or in the aggregate with all such other actions, suits, investigations or proceedings, reasonably be expected to have a GranCare Material Adverse Effect; and, to the best knowledge of GranCare after due inquiry, no actions, suits, proceedings or investigations which would reasonably be expected to have a GranCare Material Adverse Effect are threatened or contemplated and there is no reasonable basis, to the best knowledge of GranCare after due inquiry, for any such action, suit, proceeding or investigation, whether or not threatened or contemplated.

  Section 4.18 Insurance. GranCare has insurance policies and fidelity bonds covering it and its Subsidiaries' assets, business, equipment, properties, operations, employees, officers and directors of the type and in amounts customarily carried by persons conducting business similar to that of GranCare and such Subsidiaries. All premiums due and payable under all such policies and bonds have been paid, and GranCare is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance would not, singly or in the aggregate with all such other failures, have a GranCare Material Adverse Effect. The reserves established by GranCare in respect of all matters as to which GranCare self-insures or carries retentions and/or deductibles, including for workers' medical coverage and workers' compensation, are adequate and appropriate in light of GranCare's experience since December 31, 1992 with respect thereto and GranCare is not aware, after due inquiry, of any facts or circumstances existing as of the date hereof that could reasonably be expected to cause such reserves to be inadequate or inappropriate. Section
4.18 of the GranCare Disclosure Statement sets forth a true and complete list of all insurance policies including retention and/or deductible programs, and fidelity bonds of GranCare.

  Section 4.19 Title to and Condition of Properties. GranCare and its Pharmacy Subsidiaries have good title to all of the real property and personal property which is reflected on GranCare's December 31, 1995 audited consolidated balance sheet contained in GranCare's Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC (the "GranCare Balance Sheet") except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice. Set forth in Section 4.19(a) of the GranCare Disclosure Statement is a true and complete list of all real properties owned by GranCare and its Pharmacy Subsidiaries and used in connection with the Institutional Pharmacy Business, all of which real properties are reflected on the GranCare Balance Sheet. No such real or personal property is subject to claims, liens or other encumbrances of any kind or character, including, without limitation, mortgages, pledges, liens, conditional sale agreements, charges, security interests, easements, restrictive covenants, rights of way or options, except for (i) liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and in respect of which GranCare or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (ii) mechanics', carriers', workers', repairers', materialmen's and other similar statutory liens incurred in the ordinary course of business for obligations not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings and in respect of which GranCare or its appropriate Subsidiary has set aside on its books adequate reserves in accordance with generally accepted accounting principles; (iii) in the case of real property, easements, rights of way, restrictions, minor defects or irregularities in title that do not individually or in the aggregate have a material adverse effect on the value or use of the real property encumbered thereby as currently used in the operation of the business of GranCare or its Subsidiaries; or (iv) those which would not materially interfere with the conduct of the business of GranCare and its Pharmacy Subsidiaries or impair GranCare's ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (the encumbrances described in clauses (i) through (iv) of this sentence, collectively, the "GranCare Permitted Encumbrances"). There are no eminent domain proceedings pending or, to the knowledge of GranCare, threatened against any owned property or any material portion thereof which proceedings (if resulting in a taking) could reasonably be expected to have a material adverse effect on the value or use of such property as currently used in the operation of the pharmacy business of GranCare or its Subsidiaries. To the knowledge of GranCare, (i) the real properties and the improvements located thereon (including the roof and structural portions of each building) are in good operating order and condition, subject to ordinary wear and tear, (ii) there are no structural, mechanical or other defects of a material nature in any improvements located on the real properties, (iii) all building systems in respect of the real properties are in all material respects in good condition and working order, subject to ordinary wear and tear, and (iv) the real properties are served by all utilities required or necessary for the present use thereof. GranCare has made available to Vitalink true and correct copies of all title insurance commitments, title insurance policies and surveys in the possession of GranCare or its Subsidiaries relating to the real properties set forth in
Section 4.19(a) of the GranCare Disclosure Statement.

  Section 4.20 Leases. There have been delivered or made available to Vitalink true and complete copies of each lease requiring the payment of rentals aggregating, or pursuant to which the annual rentals are reasonably expected to be, at least $100,000 per annum pursuant to which real or personal property is held under lease by GranCare (other than those properties held by GranCare and utilized solely with respect to the Skilled Nursing Business) or any of its Pharmacy Subsidiaries, and true and complete copies of each lease pursuant to which GranCare or any of its Pharmacy Subsidiaries leases real or personal property to others for use in a pharmacy related business. Section 4.20 of the GranCare Disclosure Statement sets forth a true and complete list of all such leases and such leases are the only leases that are material to the current operations of the Institutional Pharmacy Business. All of the leases so listed are valid and subsisting and in full force and effect with respect to GranCare and the Pharmacy Subsidiaries, as the case may be, and, to GranCare's knowledge, with respect to any other party thereto and GranCare or its Pharmacy Subsidiaries, as the case may be, have valid leasehold interests in all properties leased thereunder free and clear of all liens created by, through or under GranCare or its Pharmacy Subsidiaries other than GranCare Permitted Encumbrances. The leased real properties are in good operating order and condition, subject to ordinary wear and tear.

  Section 4.21 Contracts and Commitments. Neither GranCare nor the Pharmacy Subsidiaries are a party to any existing contract, obligation or commitment of any type in any of the following categories:

    (a) contracts for the purchase by GranCare or any of its Pharmacy Subsidiaries of medicine, materials, supplies or equipment which are not cancellable upon 30 days' or less notice and which either (i) have not been entered into in the ordinary course of business and consistent with past practice or (ii) provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or
  (iii) contracts obligating GranCare or any of its Pharmacy Subsidiaries to make capital expenditures in excess of $200,000;

    (b) contracts under which GranCare or any Pharmacy Subsidiary has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (i) the performance of any other person, firm or corporation under a contract, or (ii) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation, except in either case for any such contracts for which GranCare and its Pharmacy Subsidiaries would not be responsible after the Distribution;

    (c) powers of attorney outstanding from GranCare other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process;

    (d) contracts under which any amount payable by GranCare is dependent upon, or calculated in accordance with, the revenues or profits of GranCare, any of its Subsidiaries or SNFCo;

    (e) contracts with any director, officer or employee of GranCare other than in such person's capacity as a director, officer or employee of GranCare;

    (f) contracts which limit or restrict where GranCare or any of its Pharmacy Subsidiaries may conduct its or their business or the type or line of business which GranCare or any of its Subsidiaries may engage in;

    (g) other than attached as exhibits to the Distribution Agreement, any contracts, obligations or commitments which will exist following the Distribution between GranCare or the Pharmacy Subsidiaries on the one hand, and the Non-Institutional Pharmacy Business on the other;

    (h) contracts with any party for the loan of money or availability of credit to or from GranCare or any of its Pharmacy Subsidiaries (except credit extended by GranCare or any of its Pharmacy Subsidiaries to its or their customers in the ordinary course of business and consistent with past practice); or

    (i) any hedging, option, derivative or other similar transaction.

True and complete copies of all contracts, obligations and commitments listed in Section 4.21 of the GranCare Disclosure Statement have been delivered or made available to Vitalink. All such contracts are in full force and effect. None of GranCare or its Pharmacy Subsidiaries or, to the best of GranCare's knowledge, any other party is in breach of or default under any such contracts (and no facts or circumstances exist which could reasonably support the assertion of any such breach or default) except for breaches and defaults by parties other than GranCare and its Pharmacy Subsidiaries which would not, singly or in the aggregate with all other such breaches, have a GranCare Material Adverse Effect.

  Section 4.22 Labor Matters. None of GranCare or any of its Pharmacy Subsidiaries is a party to any union contract or other collective bargaining agreement, true and complete copies of which contracts have been delivered to Vitalink. Each of GranCare and its Pharmacy Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, safety, wages and hours, and neither GranCare nor any of its Pharmacy Subsidiaries is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of GranCare, any labor strike or stoppage threatened) against or affecting GranCare or any of its Pharmacy Subsidiaries. To the best of GranCare's knowledge, no union organizing activities with respect to any of its or its Pharmacy Subsidiaries' employees are occurring or threatened.

  Section 4.23 No Change of Control Puts. Neither the execution and delivery by GranCare of this Agreement or the Distribution Agreement nor the consummation of the Distribution, the Merger or any of the other transactions contemplated hereby gives rise to any obligation of GranCare or any of its Subsidiaries to, or any right of any holder of any security of GranCare or any of its Subsidiaries to, require GranCare to purchase, offer to purchase, redeem or otherwise prepay or repay any such security, or deposit any funds to effect the same.

  Section 4.24 Employment and Labor Contracts. Neither GranCare nor any of its Pharmacy Subsidiaries is a party to any employment, management services, consultation or other contract or agreement (except for any such contracts or agreements for which GranCare would not be responsible after the Distribution) with any past or present officer, director or employee or, to the best of GranCare's knowledge, any entity affiliated with any past or present officer, director or employee, in each case true and complete copies of which contracts have been delivered to Vitalink, and other than the agreements executed by employees generally, the forms of which have been provided to Vitalink.

  Section 4.25 Intellectual Property Rights. GranCare or its Pharmacy Subsidiaries own or have the right to use all Intellectual Property Rights necessary to the conduct of their respective businesses. Section 4.25 of the GranCare Disclosure Statement contains a worldwide list of all patents, trade names, registered and unregistered copyrights, trademarks and service marks, mask works and applications for the foregoing owned by GranCare or its Pharmacy Subsidiaries. GranCare and/or its Pharmacy Subsidiaries have clear and unencumbered title to the Intellectual Property Rights set forth in such
Section 4.25 and such title has not been challenged (pending or threatened) by others except for the encumbrances listed therein. Such Section 4.25 also contains a list of unpatented inventions used or planned for use by GranCare or its Pharmacy Subsidiaries. No rights or licenses to use Intellectual Property Rights have been granted or acquired by GranCare or its Pharmacy Subsidiaries. There have been no claims or assertions made by others that GranCare has infringed any Intellectual Property Rights of others by the sale of products or any other activity in the preceding six year period and, to the knowledge of GranCare, there has been no such infringement by GranCare or any of its Pharmacy Subsidiaries during this period. GranCare has no knowledge of any infringement of Intellectual Property Rights of GranCare or any of its Pharmacy Subsidiaries by others. All such patents, registered trademarks, service marks, and copyrights owned by GranCare or its Pharmacy Subsidiaries are in good standing, and are recorded on the public record in the name of GranCare or its Pharmacy Subsidiaries. True and complete copies of all material listed in Section 4.25 of the GranCare Disclosure Statement have been delivered or made available to Vitalink.

  Section 4.26 Taxes. (i) GranCare and its Subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other Tax Returns required to be filed by them on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of GranCare and/or its Subsidiaries (copies of which for the past three fiscal years have been delivered or made available to Vitalink); (ii) all Taxes of GranCare and its Subsidiaries have been paid in full to the proper authorities or fully accrued for with respect to fiscal periods for which there are publicly available financial statements and otherwise on the books of GranCare, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies asserted in writing as a result of Tax examinations of federal, state and foreign income, sales and franchise and all other Tax Returns filed by GranCare and its Subsidiaries have either been paid or adequately reserved for in accordance with generally accepted accounting principles; (iv) to the best knowledge of GranCare, no unpaid deficiency has been asserted or assessed against GranCare or any of its Subsidiaries, and no examination of GranCare or any of its Subsidiaries is pending or threatened for any material amount of Tax by any taxing authority (with respect to any such action, Section 4.26 of the GranCare Disclosure Statement sets forth the periods at issue and the category of Tax, and the examining authority's and any corresponding revenue agents' reports relating to the issue have been delivered or made available to Vitalink); (v) no extension of the period for assessment or collection of any Tax of GranCare or any of its Subsidiaries is currently in effect and no extension of time within which to file any Tax Return of GranCare or any of its Subsidiaries has been requested, which Tax Return has not since been filed; (vi) no Tax liens have been filed with respect to any Taxes of GranCare or any of its Subsidiaries except for property taxes which have accrued but with respect to which penalty for non-payment has not occurred; (vii) neither GranCare nor any of its Subsidiaries has agreed to make any adjustment by reason of a change in their accounting methods that would affect the taxable income or deductions of GranCare or any of its Subsidiaries for any period ending after the Effective Time; (viii) GranCare and its Subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; (ix) there are no Tax sharing agreements or arrangements under which GranCare or any Subsidiary will have any obligation or liability on or after the Effective Time; (x) GranCare and its Subsidiaries have no foreign losses as defined in Section 904(f)(2) of the Code; (xi) to the best knowledge of GranCare, there are no transfer pricing agreements made by or on behalf of GranCare or any of its Subsidiaries with any taxation authority; (xii) no assets of GranCare or any of its Subsidiaries is held in an arrangement for which partnership Tax Returns are being filed and neither GranCare nor any of its Subsidiaries is a partner in any partnership; (xiii) neither GranCare nor any of its Subsidiaries owns any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1296 of the Code) or other entity the income of which is required to be included in the income of GranCare or such Subsidiary; (xiv) neither GranCare nor any of its Subsidiaries has made an election under Section 341(f) of the Code; and (xv) neither GranCare nor any of its Subsidiaries is obligated to make any payments that would constitute excess parachute payments within the meaning of Section 280G of the Code.

  Section 4.27 Employee Benefit Plans; ERISA. (a) There are no "employee pension benefit plans" as defined in Section 3(2) of ERISA covering employees (or former employees) employed in the United States, maintained or contributed to by GranCare or any of its Subsidiaries or any of their ERISA Affiliates, or to which GranCare or any of its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability ("GranCare Pension Benefit Plans").

  (b) GranCare has delivered or made available to Vitalink true and complete copies of all "welfare benefit plans" (as defined in Section 3(1) of ERISA) covering employees (or former employees) employed in the United States, maintained or contributed to by GranCare or any of its Subsidiaries (other than fully insured welfare benefit plans that will be assumed by SNFCo) ("GranCare Welfare Plans"), all multiemployer plans (as defined in Section 3(37) of ERISA) covering employees (or former employees) employed in the United States to which GranCare or any of its Subsidiaries or any of their ERISA Affiliates is required to make contributions or otherwise may have any liability, and, to the extent covering employees (or former employees) employed in the United States, all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation plans maintained or contributed to by GranCare or a Subsidiary of GranCare.

  (c) GranCare and each of its Subsidiaries, and each of the GranCare Pension Benefit Plans and GranCare Welfare Plans, are in compliance with the applicable provisions of ERISA and other applicable laws except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have a GranCare Material Adverse Effect.

  (d) All contributions to, and payments from, the GranCare Pension Benefit Plans which are required to have been made in accordance with the GranCare Pension Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made except where the failure to make such contributions or payments on a timely basis would not, singly or in the aggregate, reasonably be expected to have a GranCare Material Adverse Effect.

  (e) The GranCare Pension Benefit Plans intended to qualify under Section 401 of the Code have been determined by the IRS to be so qualified and nothing has occurred with respect to the operation of such GranCare Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Such plans have been or will be amended on a timely basis to comply with changes to the Code made by the Tax Reform Act of 1986 and other applicable legislative, regulatory or administrative requirements.

  (f) There are (i) no investigations pending, to the best knowledge of GranCare, by any governmental entity involving the GranCare Pension Benefit Plans or GranCare Welfare Plans, (ii) no termination proceedings involving the GranCare Pension Benefit Plans and (iii) no pending or, to the best of GranCare's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any GranCare Pension Benefit Plan or GranCare Welfare Plan, against the assets of any of the trusts under any GranCare Pension Benefit Plan or GranCare Welfare Plan or against any fiduciary of any GranCare Pension Benefit Plan or GranCare Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any GranCare Pension Benefit Plan or against the assets of any trust under such plan, except for those which would not, singly or in the aggregate, give rise to any liability which would reasonably be expected to have a GranCare Material Adverse Effect, nor, to the best of GranCare's knowledge, are there any facts which would give rise to any liability except for those which would not, singly or in the aggregate, reasonably be expected to have a GranCare Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

  (g) None of GranCare, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the GranCare Pension Benefit Plans or GranCare Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which would be reasonably likely to result in a tax or penalty on GranCare or any of its Subsidiaries under Section 4975 of the Code or
Section 502(i) of ERISA, except any such event which would not, singly or in the aggregate, reasonably be expected to have a GranCare Material Adverse Effect.

  (h) Neither the GranCare Pension Benefit Plans subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of

ERISA and the regulations thereunder) with respect to either thereof, except any such event which would not, singly or in the aggregate, reasonably be expected to have a GranCare Material Adverse Effect nor has there been any event with respect to any GranCare Pension Benefit Plan requiring disclosure under Section 4063(a) of ERISA or any event with respect to any GranCare Pension Benefit Plan requiring disclosure under Section 4041(c)(3)(C) of ERISA, except any such event which would not, singly or in the aggregate, reasonably be expected to have a GranCare Material Adverse Effect.

  (i) Neither GranCare nor any Subsidiary of GranCare nor any ERISA Affiliate has incurred any currently outstanding liability to the PBGC or to a trustee appointed under Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. No GranCare Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code. The information supplied to the actuary by GranCare or any of its Subsidiaries for use in preparing the most recent actuarial report for the GranCare Pension Benefit Plans is complete and accurate in all material respects.

  (j) Neither GranCare, any of its Subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of
Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

  (k) With respect to each of the GranCare Pension Benefit Plans and GranCare Welfare Plans, true, correct and complete copies of the following documents have been delivered or made available to Vitalink: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500, financial statements and actuarial reports, if applicable, and (iv) the most recent IRS determination letter, if applicable.

  (l) Neither GranCare, any of its Subsidiaries, any organization to which GranCare is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction, within the meaning of Section 4069(a) of ERISA, except where the liability for which would not, singly or in the aggregate, reasonably be expected to have a GranCare Material Adverse Effect.

  (m) None of the GranCare Welfare Plans maintained by GranCare or any of its Subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA or except at the expense of the participant or the participant's beneficiary. GranCare and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have a GranCare Material Adverse Effect.

  (n) No liability under any GranCare Pension Benefit Plan or GranCare Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which GranCare or any of its Subsidiaries has received notice that such insurance company is in rehabilitation.

  (o) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of GranCare or any of its Subsidiaries.

  (p) GranCare has disclosed to Vitalink in Section 4.27 of the GranCare Disclosure Statement each of GranCare's material Foreign Plans to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction. GranCare and each of its Subsidiaries and each of such Foreign Plans are in compliance with applicable laws and all required contributions have been made to such Foreign Plans, except where the failure to comply or make contributions would not, singly or in the aggregate, reasonably be expected to have a GranCare Material Adverse Effect.

  Section 4.28 Environmental Matters. (a) Except as would not, singly or in the aggregate with all other such non-compliances, have a GranCare Material Adverse Effect, GranCare and its Subsidiaries are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws, which compliance includes, without limitation, the possession of all Environmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, and there are no circumstances of which GranCare is aware which may materially prevent or interfere with compliance in the future. To GranCare's knowledge GranCare and its Subsidiaries have all Environmental Authorizations necessary for the conduct of the businesses of GranCare and its Subsidiaries as currently conducted. Neither GranCare nor any of its Subsidiaries has been notified, or has any reasonable basis to believe, that any such Environmental Authorizations will be modified, suspended or revoked or cannot be renewed or otherwise maintained in the ordinary course of business. To GranCare's knowledge after due inquiry, the execution and delivery of this Agreement and the consummation by GranCare of the Merger, the Distribution and the other transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Authorizations associated with the Institutional Pharmacy Business, and will not require any notification, registration, reporting, filing, investigation or remediation under any Environmental Law.

  (b) There are no Environmental Notices that, singularly or in the aggregate, could reasonably be expected to have a GranCare Material Adverse Effect (i) pending or, to the best knowledge of GranCare, threatened against GranCare or any of its Subsidiaries, (ii) to GranCare's knowledge pending or threatened against any person or entity whose liability for such Environmental Notice may have been retained or assumed by or could reasonably be imputed or attributed by law or contract to GranCare or any of its Subsidiaries, (iii) that to GranCare's knowledge could subject GranCare to any material risk of liability, loss or damages, or (iv) that to GranCare's knowledge could reasonably be expected to require investigation, removal or remedial or corrective action by GranCare or any of its Subsidiaries. Since May 31, 1996, neither GranCare nor any of its Subsidiaries has received any Environmental Notice alleging that GranCare or any of its Subsidiaries is subject to liability under any Environmental Law or that GranCare or any of its Subsidiaries is not in full compliance with Environmental Laws.

  (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, notice or demand letter or request for information or to the best knowledge of GranCare, investigation pending or threatened under any Environmental Law (i) against GranCare or any of its Subsidiaries, or (ii) to the knowledge of GranCare, against any person or entity in connection with which liability could reasonably be imputed or attributed by law or contract to GranCare or any of its Subsidiaries except with respect to each of clause (i) and (ii) for such demands, claims, notices of violation, notice or demand letters or requests for information which singly or in the aggregate could not reasonably be expected to have a GranCare Material Adverse Effect.

  (d) No property or facility presently or to the knowledge of GranCare formerly owned, operated or leased by GranCare or any of its present Subsidiaries, or to the knowledge of GranCare any of its former Subsidiaries, or any of their respective predecessors in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable list established under any Environmental Law, nor has GranCare or any of its Subsidiaries received any written notification of potential or actual liability or any request for information under CERCLA or any comparable foreign, state or local law.

  (e) There has been no disposal, spill, discharge or release of any Hazardous Materials generated, used, owned, stored or controlled by GranCare, or to GranCare's knowledge any of its Subsidiaries, or any of their respective predecessors in interest, on, at or under any property presently or formerly owned, leased or operated by GranCare, or to GranCare's knowledge its Subsidiaries, or any predecessors in interest, and to GranCare's knowledge there are no Hazardous Materials located in, at, on or under, or in the vicinity of, any such facility or property, or at any other location, that (i) could reasonably be expected to subject GranCare to a material risk of liability, loss or damages, or result in the incurrence by GranCare of costs under Environmental Laws, (ii) could reasonably be expected to form the basis of any Environmental Notice against or with respect to GranCare or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed by law or contract to GranCare or any of its Subsidiaries or (iii) could reasonably be expected to require investigation, removal or remedial or corrective action by GranCare or any of its Subsidiaries, that in any case singularly or in the aggregate reasonably could be expected to have a GranCare Material Adverse Effect.

  (f) Without in any way limiting the generality of the foregoing, to GranCare's knowledge (i) there are and have been no underground or aboveground storage tanks or other storage receptacles, or related piping or other disposal areas containing Hazardous Materials, located on, at or under property owned, operated or leased by GranCare, any of its Subsidiaries or any of their respective predecessors in interest, (ii) there are and have been no polychlorinated biphenyls located on any properties owned, operated or leased by GranCare or any of its Subsidiaries, and (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, operated or leased by GranCare or any of its Subsidiaries.

  (g) To GranCare's knowledge no lien has been recorded under Environmental Laws with respect to any properties, assets or facilities owned, operated or leased by GranCare or any of its Subsidiaries.

  (h) In accordance with Section 5.05, GranCare has given Vitalink and its authorized representatives access to all records and files in its possession or control relating to actual or potential compliance or liability issues of GranCare or its Subsidiaries and any of their respective predecessors in interest under Environmental Laws, including, without limitation, all reports, studies, analyses, tests or monitoring results pertaining to the existence of Hazardous Material or any other environmental concern relating to properties, assets or facilities currently or formerly owned, operated, managed, leased, used or controlled by GranCare any of its Subsidiaries, or otherwise concerning compliance with or liability under Environmental Laws.

  Section 4.29 Directors, Officers and Compensation of Employees. There is set forth in Section 4.29 of the GranCare Disclosure Statement a true and complete list showing, to the extent they are expected to become directors, officers or employees of Vitalink subsequent to the Effective Date, (a) the names and addresses of all such directors and officers of GranCare and its Pharmacy Subsidiaries and (b) the names of all salaried persons whose aggregate compensation for purposes of Federal income tax reporting from GranCare and its Pharmacy Subsidiaries in the fiscal year ended December 31, 1995 was, or in the fiscal year ending December 31, 1996 is expected to be, U.S. $100,000 or more per year, together with a statement of the full amount expected to be paid to such person for services in all capacities to be rendered in the fiscal year ending December 31, 1996, and the basis thereof, separately including the amounts paid or payable during such fiscal years, or expected to be paid or payable, under bonus or incentive arrangements, if any.

  Section 4.30 Banks. There is set forth in Section 4.30 of the GranCare Disclosure Statement a true and complete list showing the account numbers and name of each bank in which any of the Pharmacy Subsidiaries has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

  Section 4.31 Disclosure. No representation or warranty by GranCare and no statement or information relating to GranCare or any of its Subsidiaries contained herein, or in any certificate furnished by or on behalf of GranCare to Vitalink in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

  Section 4.32 Institutional Pharmacy Business. (a) Section 4.32 of the GranCare Disclosure Statement lists each Pharmacy utilized by GranCare in connection with its pharmacy business and indicates (i) the location of such Pharmacy and (ii) whether such Pharmacy is owned or held pursuant to a leasehold interest. No other person or entity has any beneficial ownership or interest in or to any such Pharmacy nor does any other person or entity have any right or option to acquire any beneficial ownership or interest in or to any such Pharmacy.

  (b) Section 4.32 of the GranCare Disclosure Statement lists all of the customers to which GranCare and its Subsidiaries provide pharmacy services pursuant to oral or written contracts ("GranCare Pharmacy Contracts"). GranCare has not been informed and has no reason to believe that any GranCare Pharmacy Contract will be terminated for or without cause. Each of the Subsidiaries of GranCare involved in the Skilled Nursing Business listed on
Schedule 4.16 of the GranCare Disclosure Schedule has agreements for the provision of institutional pharmacy services in form and substance equivalent to the form of agreement set forth in Section 4.32 of the GranCare Disclosure Schedule (each a "Pharmacy Agreement").

  (c) GranCare has not violated, and is not now in violation of, the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, the Civil Monetary Penalties Law of the Social Security Act, or any other Federal or State law, statute, rule or regulation relating to GranCare and its Subsidiaries.

  (d) GranCare is duly licensed to provide pharmacy services in all states in which it does business, and is also a participant in the Medicare program and the Medicaid programs of the states listed in Section 4.08 of the GranCare Disclosure Statement. GranCare is in compliance with all laws, rules and regulations affecting or in connection with the Pharmacies, GranCare and their licenses with respect thereto and their participation in the Medicare and Medicaid programs.

  (e) GranCare has delivered or made available true and correct billing requests for reimbursement and underlying information to all governmental programs, including but not limited to the Medicare and Medicaid programs, in compliance with all rules, regulations, policies and procedures of such governmental programs and of the fiscal intermediaries of such programs. To the best of GranCare's knowledge all such billings were for goods actually provided, and at appropriate charges or costs, and GranCare has appropriate documentation to support such billing requests.

  Section 4.33 Fairness Opinion. GranCare has received the opinion of PaineWebber Incorporated to the effect that as of the date hereof the financial terms of the Merger are fair to GranCare's stockholders from a financial point of view.

  Section 4.34 Sufficiency of Assets. Subsequent to the Restructuring, GranCare and its Pharmacy Subsidiaries will own, lease, hold or otherwise have the right to use all of the assets, properties, Intellectual Property Rights and GranCare Licenses which are material to the conduct of the Institutional Pharmacy Business as presently conducted by GranCare and its Subsidiaries.

                                  ARTICLE V.

                                   COVENANTS

  Section 5.01 Conduct of Business of GranCare. Except as contemplated by this Agreement, the Distribution Agreement and the GranCare Disclosure Statement or as expressly agreed to in writing by Vitalink, during the period from the date of this Agreement to the Effective Time, GranCare will and will cause its Subsidiaries each to conduct its operations according to its ordinary and usual course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the Merger, the Distribution or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, the Distribution Agreement or the GranCare Disclosure Statement, prior to the Effective Time, neither GranCare nor any of its Subsidiaries will, without the prior written consent of Vitalink which shall not be unreasonably withheld:

    (a) amend its Restated Articles of Incorporation (or other applicable charter document) or By-Laws, other than the charter and by-laws of SNFCo;

    (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of capital stock of GranCare or its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of GranCare or its Subsidiaries, other than (i) pursuant to and in accordance with the terms of GranCare Options outstanding on the date hereof under the GranCare Option Plans listed in Section 4.15 of the GranCare Disclosure Statement or (ii) except as set forth in Schedule 5.01(b) of the GranCare Disclosure Schedule;

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or that of any of its Subsidiaries except as may be necessary to consummate the Restructuring or the Distribution;

    (d) except in the ordinary course of business and consistent with past practice (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned Pharmacy Subsidiaries in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than indebtedness, obligations, loans, advances or investments in any other person that are to be assigned to and assumed by SNFCo prior to the Effective Time and as to which GranCare will be relieved of liability with respect thereto prior to the Effective Time;

    (e) with respect to GranCare and its Pharmacy Subsidiaries, (i) increase in any manner the compensation of any of its directors or officers, except in the ordinary course of business and consistent with past practice or increase in any manner the compensation of any of its other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with any of its past or present employees relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its past or present employees; (iv) except to the extent permitted by the foregoing clause (i), enter into any contract, agreement or understanding with any of its past or present directors or officers; or (v) except in the ordinary course of business and consistent with past practice or as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan, arrangement or policy which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, health or group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof other than as contemplated by the Employee Benefits Matters Agreement (as defined in the Distribution Agreement);

    (f) except in the ordinary course of business and consistent with past practice, as disclosed in Section 5.01(f) of the GranCare Disclosure Statement or as otherwise expressly contemplated hereby or the Distribution Agreement, with respect to GranCare and its Pharmacy Subsidiaries sell, transfer, lease, license, pledge, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any material properties, real, personal or mixed;

    (g) except as otherwise expressly contemplated hereby, with respect to GranCare and its Pharmacy Subsidiaries enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business and consistent with past practice and having a term of no more than one year;

    (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practice except as expressly contemplated by this Agreement or the Distribution Agreement;

    (i) except as previously approved by GranCare prior to the date hereof and as identified to Vitalink prior to the date hereof, authorize or commit to make capital expenditures in excess of $200,000 for which GranCare or any of its Pharmacy Subsidiaries would be responsible subsequent to the Merger;

    (j) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Vitalink;

    (k) maintain its books and records in a manner not in the ordinary course of business and consistent with past practice;

    (l) enter into any hedging, option, derivative or other similar transaction;

    (m) change any assumption underlying, or method of calculating, any bad debt, contingency, provision or other reserve;

    (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business;

    (o) make any changes in their prior practices of allocating interest, corporate overhead, cost of legal, insurance and other staff functions or other inter-company charges; (p) make any changes in their current cash management practices; (q) cancel, compromise, settle or reduce any inter-company accounts except by the payment of cash for the full amount thereof;
  (r) permit any cash paid as the exercise price of outstanding GranCare Options to be retained by SNFCo or any of its Subsidiaries;

    (p) cancel any Pharmacy Agreement or amend, alter, waive or otherwise modify the terms thereof; and

    (q) agree to do any of the foregoing.

  Section 5.02 Conduct of Business of Vitalink. Except as contemplated by this Agreement, the Voting Agreement, the Shareholder Agreement (as hereinafter defined) or the Vitalink Disclosure Statement or as expressly agreed to in writing by GranCare, during the period from the date of this Agreement to the Effective Time, Vitalink and its Subsidiaries will each conduct its operations according to its ordinary and usual course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or the Vitalink Disclosure Statement, prior to the Effective Time, neither Vitalink nor any of its Subsidiaries will, without the prior written consent of GranCare which shall not be unreasonably withheld:

    (a) amend its Certificate of Incorporation (or other applicable charter document) or By-Laws;

    (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of capital stock of Vitalink or its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Vitalink or its Subsidiaries, other than pursuant to and in accordance with the terms of the Vitalink Option Plans listed in Section
  3.14 of the Vitalink Disclosure Statement;

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or that of any of its Subsidiaries;

    (d) except in the ordinary course of business and consistent with past practice (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned Subsidiaries of Vitalink in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

    (e) (i) increase in any manner the compensation of any of its directors or officers, except in the ordinary course of business and consistent with past practice or increase in any manner the compensation of any of its other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with any of its past or present employees relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its past or present employees; (iv) except to the extent permitted by the foregoing clause (i), enter into any contract, agreement or understanding with any of its past or present directors or officers; or (v) except in the ordinary course of business and consistent with past practice or as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan, arrangement or policy which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, health or group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

    (f) except in the ordinary course of business and consistent with past practice or as otherwise expressly contemplated hereby, sell, transfer, lease, license, pledge, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any material properties, real, personal or mixed;

    (g) except as otherwise expressly contemplated hereby, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business and consistent with past practice and having a term of no more than one year;

    (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practice except as expressly contemplated by this Agreement;

    (i) except as previously approved by the Board of Directors of Vitalink prior to the date hereof and as identified to GranCare prior to the date hereof, authorize or commit to make capital expenditures in excess of $200,000;

    (j) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Vitalink;

    (k) maintain its books and records in a manner not in the ordinary course of business and consistent with past practice;

    (l) enter into any hedging, option, derivative or other similar transaction;

    (m) change any assumption underlying, or method of calculating, any bad debt, contingency, provision or other reserve;

    (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business; or

    (o) agree to do any of the foregoing.

  Section 5.03 No Solicitation by GranCare. (a) GranCare agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving GranCare or its Subsidiaries (except to the extent such merger, consolidation or other business combination relates exclusively to GranCare's Skilled Nursing Business), acquisition of all or a substantial portion of the assets or capital stock of GranCare and its Subsidiaries (except to the extent such acquisition relates exclusively to GranCare's Skilled Nursing Business) or inquiries or proposals concerning or which may reasonably be expected to lead to, any of the foregoing (a "GranCare Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than Vitalink or its affiliates) with respect to any GranCare Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. GranCare shall immediately advise Vitalink of any inquiries or proposals relating to a GranCare Acquisition Transaction.

  (b) Notwithstanding the foregoing, in the event that there is an unsolicited written proposal for a GranCare Acquisition Transaction from a bona fide financially capable third party, GranCare may furnish non-public information to, and negotiate with, such third party only if (i) three business days' written notice shall have been given to Vitalink; and (ii)(A) GranCare's Board of Directors shall have been advised in writing by its investment banker that such third party is financially capable of consummating a GranCare Acquisition Transaction that would yield a higher value to GranCare's stockholders than will the Merger, (B) GranCare's Board of Directors shall have been advised, by the written opinion of outside counsel to GranCare, that any failure to provide such non-public information to, or negotiate with, such party would be inconsistent with GranCare's Board of Directors' fiduciary duties to the stockholders of GranCare (in providing such opinion GranCare's counsel may assume that California law is not materially different from Delaware law) and
(C) GranCare's Board of Directors in good faith, after weighing such advice, determines that taking such action is more likely than not to lead to a GranCare Acquisition Transaction with such third party that would yield a higher value to GranCare's stockholders than will the Merger and that failing to furnish such information, or to commence negotiations would be inconsistent with the Board's fiduciary duties.

  Section 5.04 No Solicitation by Vitalink. (a) Vitalink agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving Vitalink or its Subsidiaries, acquisition of all or any substantial portion of the assets or capital stock of Vitalink and its Subsidiaries taken as a whole, or inquiries or proposals concerning or which may reasonably be expected to lead to, any of the foregoing (a "Vitalink Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than GranCare or its affiliates) with respect to any Vitalink

Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Vitalink shall immediately advise GranCare of any inquiries or proposals relating to a Vitalink Acquisition Transaction.

  (b) Notwithstanding the foregoing, in the event that there is an unsolicited written proposal for a Vitalink Acquisition Transaction from a bona fide financially capable third party, Vitalink may furnish non-public information to, and negotiate with, such third party only if (i) three business days' written notice shall have been given to GranCare; and (ii)(A) Vitalink's Board of Directors shall have been advised in writing by its investment banker that such third party is financially capable of consummating a Vitalink Acquisition Transaction that would yield a higher value to Vitalink's stockholders than will the Merger, (B) Vitalink's Board of Directors shall have been advised, by the written opinion of outside counsel to Vitalink, that any failure to provide such non-public information to, or negotiate with, such party would be inconsistent with GranCare's Board of Directors' fiduciary duties to the stockholders of Vitalink and (C) Vitalink's Board of Directors in good faith, after weighing such advice, determines that taking such action is more likely than not to lead to an Vitalink Acquisition Transaction with such third party that would yield a higher value to Vitalink's stockholders than will the Merger and that failing to furnish such information, or to commence negotiations would be inconsistent with the Board's fiduciary duties.

  Section 5.05 Access to Information. (a) From the date of this Agreement until the Effective Time, GranCare will give Vitalink and its authorized representatives (including counsel, environmental and other consultants, accountants, auditors, and intellectual property counsel and agents) reasonable access in light of the terms of this Agreement during normal business hours to all facilities, personnel and operations and to all books and records of GranCare and its Subsidiaries, will permit Vitalink to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary by it) and will cause its officers and those of its Subsidiaries to furnish Vitalink with such financial and operating data and other information with respect to the businesses and properties of GranCare and its Subsidiaries as Vitalink may from time to time reasonably request.

  (b) From the date of this Agreement until the Effective Time, Vitalink will give GranCare and its authorized representatives (including counsel, environmental and other consultants, accountants, auditors, and intellectual property counsel and agents) reasonable access in light of the terms of this Agreement during normal business hours to all facilities, personnel and operations and to all books and records of Vitalink and its Subsidiaries, will permit GranCare to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary by them) and will cause its officers and those of its Subsidiaries to furnish GranCare with such financial and operating data and other information with respect to the businesses and properties of Vitalink and its Subsidiaries as GranCare may from time to time reasonably request.

  Section 5.06 Registration Statement and Proxy Statement. GranCare shall file with the SEC as soon as is reasonably practicable after the date hereof the SNFCo Registration Document and the Proxy Statement and Vitalink shall file with the SEC the Vitalink Information Statement and the Registration Statement in which the Proxy Statement shall be included. Vitalink and GranCare shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC and the Proxy Statement and the Vitalink Information Statement cleared by the staff of the SEC as promptly as practicable. GranCare shall use all commercially reasonable efforts to have the SNFCo Registration Document declared effective by the SEC. Vitalink shall also take any action required to be taken under applicable state blue sky or securities laws in connection with shares of Vitalink Common Stock to be issued as Closing Consideration. Vitalink and GranCare shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors and investment banking advisors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.06.

  Section 5.07 Commercially Reasonable Efforts; Other Actions. (a) Subject to the terms and conditions provided in this Agreement and the Distribution Agreement, Vitalink and GranCare shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Distribution Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using all commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the obtaining of all necessary consents, approvals or waivers, and (iii) the lifting of any legal bar to the Merger or the Distribution. Vitalink shall not take any action which would cause GranCare to fail to perform its obligations hereunder or under the Distribution Agreement. GranCare shall not take any action which would cause Vitalink to fail to perform its obligations hereunder or under the Distribution Agreement.

  (b) GranCare shall use all commercially reasonable efforts to cause to be delivered to Vitalink a comfort letter of its independent auditors, dated a date within two business days of the effective date of the Registration Statement, in form reasonably satisfactory to Vitalink and customary in scope and substance for such letters in connection with similar registration statements.

  (c) Vitalink shall use all commercially reasonable efforts to cause to be delivered to GranCare a comfort letter of its independent auditors, dated a date within two business days of the effective date of the Registration Statement, in form reasonably satisfactory to GranCare and customary in scope and substance for such letters in connection with similar registration statements.

  Section 5.08 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger, the Distribution or any of the other transactions contemplated hereby, Vitalink and GranCare will consult with, and obtain the consent of, each other as to its form and substance and shall not issue any such press release or make any such public statement prior to obtaining such consent, except as may be required by law or pursuant to any order of any court or governmental agency, tribunal or regulatory authority.

  Section 5.09 Notification of Certain Matters. Each of GranCare and Vitalink shall give prompt notice to the other party of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by GranCare, Vitalink or any of their respective Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, which could be reasonably expected to have a GranCare Material Adverse Effect or Vitalink Material Adverse Effect. Each of GranCare and Vitalink shall give prompt notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, the Distribution or any other transactions contemplated by this Agreement or the Distribution Agreement, or (b) any GranCare Material Adverse Effect or Vitalink Material Adverse Effect.

  Section 5.10 Indemnification. (a) Vitalink shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and officers of GranCare against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) permitted or required under applicable law and GranCare's Restated Articles of Incorporation and By-Laws in effect at the date hereof.

  (b) For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by GranCare (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that if the premiums with respect to such insurance exceed 150% of the annual premiums paid as of the date hereof by GranCare for such insurance, the Surviving Corporation shall be obligated to purchase directors' and officers' liability insurance with the maximum coverage as can be obtained at an annual premium equal to 150% of the annual premiums paid by GranCare as of the date hereof.

  Section 5.11 Expenses. Except as set forth in Section 10.05, Vitalink, on the one hand, and GranCare, on the other hand, shall bear their respective expenses incurred in connection with the Merger and the Distribution, including, without limitation, the preparation, execution and performance of this Agreement, the Distribution Agreement and the transactions contemplated hereby and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees, fees related to any state securities or "blue sky" laws and stock exchange listing application fees) the Proxy Statement, the Vitalink Information Statement, the SNFCo Reorganization Document and the Registration Statement shall be shared equally by GranCare and Vitalink; provided, however, that SNFCo will bear one half of the premiums associated with the directors' and officers' insurance referred to in Section 5.10(b) hereof and all of GranCare's legal fees and expenses and the fees and expenses associated with obtaining the fairness opinion referred to in Section 4.33 hereof.

  Section 5.12 Stock Exchange Listings. Vitalink shall use all commercially reasonable efforts to have the Vitalink Common Stock to be issued in connection with the Merger authorized for quotation on NASDAQ or listed on the New York Stock Exchange subject to notice of issuance.

  Section 5.13 GranCare and Subsidiary Actions. (a) GranCare shall not take or omit to take, and shall not cause or permit any of its subsidiaries to take or omit to take, any action which would cause a breach of any representation or warranty of GranCare contained in this Agreement or the Distribution Agreement such that the Closing condition set forth in Section 7.01 would not be satisfied.

  (b) GranCare shall not and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries' directors, officers, employees, agents or representatives to amend, modify, waive or withdraw any term of, the Distribution Agreement prior to the Effective Time which amendment, modification, waiver or withdrawal could, directly or indirectly, reasonably be expected to have an adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Surviving Corporation following the Merger without the prior written consent of Vitalink.

  Section 5.14 Vitalink and Subsidiary Actions. Vitalink shall not take or omit to take, and shall not cause or permit any of its subsidiaries to take or omit to take, any action which would cause a breach of any representation or warranty of Vitalink contained in this Agreement such that the Closing condition set forth in Section 8.01 would not be satisfied.

  Section 5.15 Environmental Matters. (a) GranCare shall promptly provide Vitalink with any Environmental Notices it receives and shall make all filings and take all actions necessary to materially comply with all Environmental Laws, including but not limited to those applicable to the Merger and other non-routine transactions contemplated hereby. GranCare shall keep Vitalink informed of all actions taken in connection with the foregoing and all such actions shall be on terms and conditions satisfactory to Vitalink whose consent to such actions shall not be unreasonably withheld.

  (b) Vitalink shall promptly provide GranCare with any Environmental Notices it receives and shall make all filings and take all actions necessary to materially comply with all Environmental Laws, including but not limited to those applicable to the Merger and other transactions contemplated hereby. Vitalink shall keep GranCare informed of all non-routine actions taken in connection with the foregoing and all such actions shall be on terms and conditions satisfactory to GranCare whose consent to such actions shall not be unreasonably withheld.

  Section 5.16 Actions Regarding Outstanding Debt. Prior to the Effective Time, GranCare agrees to use all commercially reasonable efforts to (i) call for redemption all of the outstanding 6 1/2% Convertible

Subordinated Debentures due 2003 (the "Debentures") that are issued and outstanding immediately prior to the Effective Time in accordance with the terms of the Indenture dated January 29, 1993 between GranCare and First Fidelity Trust Company, New York (the "Indenture"), (ii) consummate a tender offer (the "Tender Offer") for GranCare's outstanding 9 3/8% Senior Subordinated Notes due 2005 (the "Notes") which Tender Offer shall include a consent (the "Consent") to certain amendments to the Indenture, dated as of September 15, 1995, between GranCare and Marine Midland Bank, governing the Notes (the "Note Indenture") including a deletion of certain covenants and a consent to the Restructuring and the Merger (including the assumption by the Surviving Corporation of GranCare's obligations under the Notes and the Note Indenture) as well as the other transactions contemplated hereby, which Tender Offer and Consent shall be in form and substance reasonably satisfactory to Vitalink, and (iii) obtain all necessary consents, approvals, waivers or other agreements by the holders of other indebtedness of GranCare to the assignment to and the assumption by SNFCo of such indebtedness at the time of the Distribution.

                                  ARTICLE VI.

            CONDITIONS TO THE OBLIGATIONS OF VITALINK AND GRANCARE

  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

  Section 6.01 Registration Statements. The Registration Statement and the SNFCo Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement and the SNFCo Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations for the Merger and the Distribution shall have been received.

  Section 6.02 Stockholder Approval. The approval of the Merger and the Distribution, including the execution and performance of this Agreement, the Distribution Agreement and all of the transactions contemplated hereby or thereby shall be approved by a majority of the outstanding shares of GranCare Common Stock cast at the Special Meeting or any adjournment thereof shall have been obtained.

  Section 6.03 Listings. The Vitalink Common Stock issuable in the Merger shall have been authorized for quotation on NASDAQ or listed on the New York Stock Exchange subject to official notice of issuance.

  Section 6.04 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Vitalink or GranCare which, and no proceedings therefor shall have been threatened or commenced by any governmental entity which seek to, prohibit or restrict the consummation of the Merger or the Distribution or would otherwise restrict Vitalink's or the Surviving Corporation's exercise of full rights to own and operate the Institutional Pharmacy Business of GranCare.

  Section 6.05 Consents and Approvals. All necessary consents and approvals of, and notifications and disclosures to, and filings and registrations with, any United States or any other governmental authority or any other third party required for the consummation of the Merger and the other transactions contemplated hereby (including without limitation any consents, approvals, notifications, disclosures, filings and registrations required under any Environmental Law) shall have been obtained except where failure to obtain such consents or approvals would not, singly or in the aggregate with all such other failures, have an Vitalink Material Adverse Effect, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  Section 6.06 Distribution. (i) The Distribution Agreement shall have been approved by a majority of GranCare's shareholders at the Special Meeting; (ii) the Distribution Agreement shall have been executed and shall be in full force and effect on and as of the Effective Time; and (iii) the Distribution shall have been completed.

  Section 6.07 Dissenting Shares. Holders of not more than 5% of the GranCare Common Stock issued and outstanding as of the record date for the Special Meeting shall have demanded payment pursuant to the provisions of Section 1300 of the California Act.

  Section 6.08 Opinions. (a) GranCare and Vitalink shall have received opinions of Powell, Goldstein, Frazer & Murphy and Cahill Gordon & Reindel, reasonably acceptable to GranCare and Vitalink, to the effect that:

    (i) the distribution of the SNFCo Common Stock will be tax-free for federal income tax purposes to GranCare under Section 355(c)(1) of the Code and to the stockholders of GranCare under Section 355(a) of the Code;

    (ii) the Restructuring will be tax-free for federal income tax purposes under Sections 361(a)l and 368(a)(1)(D) of the Code;

    (iii) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

    (iv) Vitalink and GranCare will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger.

  (b) The respective counsels of GranCare and Vitalink shall have each delivered an opinion covering the matters set forth on Exhibit G hereto.

  Section 6.09 Existing Indebtedness. The Debentures shall have been called for redemption in accordance with the Indenture, GranCare shall have obtained the Consent in form and substance reasonably satisfactory to GranCare and Vitalink and GranCare shall have obtained the Consent and consummated the Tender Offer at a price not in excess of $1,090 per $1,000 principal amount of Notes.

                                 ARTICLE VII.

                   CONDITIONS TO THE OBLIGATIONS OF VITALINK

  The obligation of Vitalink to effect the Merger and to perform its other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Vitalink:

  Section 7.01 Representations and Warranties True. The representations and warranties of GranCare contained herein and in the Distribution Agreement (without regard to any materiality exceptions or provisos contained in this Agreement or the Distribution Agreement) shall be true and correct in all respects on the date of this Agreement, the date of the Distribution Agreement and the Closing Date as though such representations and warranties were made at and on such date, except (i) for those untruths or inaccuracies which would not, singly or in the aggregate, reasonably be expected to have a GranCare Material Adverse Effect and (ii) for changes expressly permitted or contemplated by this Agreement or the Distribution Agreement.

  Section 7.02 Performance. GranCare shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement and the Distribution Agreement to be performed or complied with by it on or prior to the Closing Date except for those failures to so perform or comply which would not, singly or in the aggregate, reasonably be expected to have a GranCare Material Adverse Effect.

  Section 7.03 Certificates. GranCare shall furnish such certificates of its officers to evidence compliance with the conditions set forth in Sections 7.01, 7.02 and 7.04 as may be reasonably requested by Vitalink.

  Section 7.04 Material Adverse Change. There shall not have occurred since December 31, 1995 any event, condition, change, occurrence or circumstance which has had or is reasonably likely to have, singly or in the aggregate, a GranCare Material Adverse Effect.

  Section 7.05 Pharmacy Financial Statements. GranCare shall have delivered audited financial statements of the Institutional Pharmacy Business audited by GranCares existing independent auditors which financial statements do not reflect (i) reductions in the carrying values of assets, or increases in the carrying values of the liabilities, as at May 31, 1996, of the Institutional Pharmacy Business on a pro forma basis, in the aggregate of more than $2,000,000 as compared to such carrying values as shown on the balance sheet of the Institutional Pharmacy Business as at May 31, 1996 included in the GranCare Disclosure Statement, (ii) a decrease of more than $500,000 in earnings before interest, taxes, depreciation and amortization (as such terms are defined in generally accepted accounting principles consistently applied by GranCare, "EBITDA") for the twelve-month period ending December 31, 1995, or a decrease of more than $250,000 in the EBITDA for the five-month period ending May 31, 1996, on a pro forma basis as compared to the EBITDAs for the same periods shown on the unaudited statements of income included in the GranCare Disclosure Statement.

  Section 7.06 Auditors' Letter. Vitalink shall have received from GranCare's independent auditors a letter dated the Closing Date confirming the matters set forth in the letter contemplated by Section 5.07(b).

  Section 7.07 Letter of Credit. Vitalink shall have received an irrevocable standby letter of credit issued by a bank reasonably satisfactory to Vitalink as support for Vitalink entering into a guarantee arrangement concerning Health and Rehabilitation Properties Trust in an amount of not less than $15,000,000 which letter of credit shall be in form and substance satisfactory to Vitalink.

                                 ARTICLE VIII.

                   CONDITIONS TO THE OBLIGATIONS OF GRANCARE

  The obligations of GranCare under this Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by
GranCare:

  Section 8.01 Representations and Warranties True. The representations and warranties of Vitalink contained herein (without regard to any materiality exceptions or provisos therein) shall be true and correct in all material respects on the date of this Agreement and the Closing Date as though such representations and warranties were made at and on such date, except (i) for those untruths or inaccuracies which would not, singly or in the aggregate, reasonably be expected to have an Vitalink Material Adverse Effect and (ii) for changes permitted or contemplated by this Agreement.

  Section 8.02 Performance. Vitalink shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date except for those failures to so perform or comply which would not, singly or in the aggregate, reasonably be expected to have an Vitalink Material Adverse Effect.

  Section 8.03 Certificates. Vitalink shall furnish such certificates of its officers to evidence compliance with the conditions set forth in Sections 8.01, 8.02 and 8.04 as may be reasonably requested by GranCare.

  Section 8.04 Material Adverse Change. There shall not have occurred since May 31, 1996 any event, condition, change, occurrence or circumstance which has had or is reasonably likely to have, singly or in the aggregate, an Vitalink Material Adverse Effect.

  Section 8.05 Shareholders Agreement. Parent and Vitalink shall have executed the Shareholder's Agreement in the form attached hereto as Exhibit D and each such party shall have performed and complied with its obligations under the Shareholders Agreement.

  Section 8.06 Auditors' Letter. GranCare shall have received from Vitalink's independent auditors a letter dated the Closing Date confirming the matters set forth in the letter contemplated by Section 5.07(c).

                                  ARTICLE IX.

                                    CLOSING

  Section 9.01 Time And Place. Subject to the provisions of Articles VI, VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the first business day after the date on which each of the conditions set forth in Articles VI, VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Vitalink and GranCare may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

  Section 9.02 Filings at the Closing. Subject to the provisions of Articles VI, VII, VIII and X hereof, GranCare, and Vitalink shall cause to be executed at the Closing the Certificate of Merger and the Certified Agreement and shall cause the Certificate of Merger to be filed and recorded in accordance with the applicable provisions of the Delaware Act and shall cause the Certified Agreement to be filed in accordance with the applicable provisions of the California Act and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                  ARTICLE X.

                          TERMINATION AND ABANDONMENT

  Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the stockholders of GranCare:

    (a) by mutual consent of the Boards of Directors of Vitalink and GranCare;

    (b) by either Vitalink or GranCare if, without fault of such terminating party, the Merger shall not have been consummated on or before December 31, 1996, which date may be extended by mutual consent of the parties hereto;

    (c) by either Vitalink or GranCare, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Distribution, and such order, decree, ruling or other action shall have become final and nonappealable; or

    (d) by either Vitalink or GranCare, if the approval of a majority of the outstanding shares of GranCare Common Stock cast at the Special Meeting or any adjournment thereof is not obtained with respect to each of the Merger and the Distribution.

  Notwithstanding anything contained in clause (b) of this Section 10.01, in the event the Registration Statement or the SNFCo Registration Document has not been declared effective by the SEC by November 1, 1996, then the date referred to in clause (b) of this Section shall be automatically extended for a period of two months from the later of the declaration of effectiveness by the SEC of the Registration Statement or SNFCo Registration Document but in no event shall such date be extended to a date later than three months from the date referenced in clause (b) of this section.

  Section 10.02 Termination by Vitalink. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Vitalink, at any time prior to the Effective Time, before or after the approval by the stockholders of Vitalink, if (a) GranCare shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and V of this Agreement to be complied with or performed by GranCare at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of GranCare contained in this Agreement or the Distribution Agreement such that the Closing condition set forth in Section
7.01 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 15 calendar days of delivery to GranCare of written notice of such breach or breaches, (c) GranCare shall have furnished or disclosed non-public information to, or commenced negotiations with, a third party with respect to a GranCare Acquisition Transaction or shall have resolved to do either of the foregoing and publicly disclosed such resolution,
(d) the Board of Directors of GranCare shall have withdrawn, changed, modified in any manner or taken action inconsistent with its recommendation of the Distribution Agreement, the Distribution, this Agreement, the Merger or the other transactions contemplated hereby or thereby or shall have resolved to do any of the foregoing and publicly disclosed such resolution; or (e) a definitive agreement with respect to an Vitalink Business Combination Transaction (as hereinafter defined) shall have been negotiated and Vitalink's Board of Directors (i) shall have been advised (A) in writing by its investment banker that such Vitalink Business Combination Transaction (as hereinafter defined) would yield a higher value to Vitalink's stockholders than would the Merger and the other party to such agreement is financially capable of consummating such Vitalink Business Combination Transaction (as hereinafter defined) and (B) by the written opinion of outside counsel to Vitalink that failure to terminate this Agreement would be inconsistent with such Board's fiduciary duties to the stockholders of Vitalink, and (ii) after weighing such advice, shall determine in good faith that failure to terminate this Agreement would be inconsistent with such Board's fiduciary duties; provided, however, that five business days prior written notice shall have been given to GranCare (which notice shall include the material terms and conditions and financing arrangements of, and the identity of the third party proposing, the Vitalink Business Combination Transaction (as hereinafter defined)) and that prior to terminating this Agreement Vitalink shall have made all the Vitalink Payments required by the terms of Section 10.05(c) hereof.

  Section 10.03 Termination by GranCare. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of GranCare, by action of the Board of the Directors of GranCare, if (a) Vitalink shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and V of this Agreement to be complied with or performed by Vitalink at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Vitalink contained in this Agreement such that the Closing condition set forth in Section 8.01 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not be cured within 15 calendar days of delivery to Vitalink of written notice of such breach or breaches, (c) Vitalink shall have furnished or disclosed non-public information to, or commenced negotiations with, a third party with respect to a Vitalink Acquisition Transaction or shall have resolved to do either of the foregoing and publicly disclosed such resolution or (d) the Board of Directors of Vitalink shall have withdrawn, changed, modified in any manner or taken action inconsistent with its recommendation of the Distribution Agreement, the Distribution, this Agreement, the Merger or the other transactions contemplated hereby or thereby or shall have resolved to do any of the foregoing and publicly disclosed such resolution, (e) a definitive agreement with respect to a GranCare Business Combination Transaction (as hereinafter defined) shall have been negotiated and GranCare's Board of Directors (i) shall have been advised (A) in writing by its investment banker that such GranCare Business Combination Transaction (as hereinafter defined) could yield a higher value to GranCare's stockholders than will the Merger and the other party to such agreement is financially capable of consummating such GranCare Business Combination Transaction (as hereinafter defined) and (B) by the written opinion of outside counsel to GranCare that failure to terminate this agreement would be inconsistent with the Board's fiduciary duties to the stockholders of GranCare (in providing such opinion outside counsel to GranCare may assume that California law is not materially different from Delaware law), and (ii) after weighing such advice, shall determine in good faith that failure to terminate this Agreement would be inconsistent with the Board's fiduciary duties; provided, however, that five business days prior written notice shall have been given to Vitalink (which notice shall include the material terms and conditions, and financing arrangements of, and the identity of the third party proposing, the GranCare Business Combination Transaction (as hereinafter defined)) and that prior to terminating this Agreement GranCare shall have made all the GranCare Payments required by the terms of Section 10.05(b) hereof, or (f) Parent shall have breached its obligations pursuant to Section 1.2 of the Voting Agreement.

  Section 10.04 Procedure for Termination. In the event of termination and abandonment of the Merger by Vitalink or GranCare pursuant to this Article X, written notice thereof shall forthwith be given to the other.

  Section 10.05 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 5.11 and this Section 10.05 and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

  (b) In the event of (i) a termination of this Agreement pursuant to Section 10.01(b), (c) or (d) and if prior thereto any person shall have made a bona fide proposal concerning a GranCare Business Combination Transaction (as hereinafter defined) or (ii) any termination of this Agreement by Vitalink pursuant to Section 10.02(a), (b), (c) or (d) or any termination of this Agreement by GranCare pursuant to Section 10.03(e), then GranCare shall promptly pay Vitalink by wire transfer of immediately available funds to an account specified by Vitalink up to $2.5 million for all documented fees and expenses incurred by Vitalink (including the fees and expenses of counsel, accountants, consultants and advisors) in connection with this Agreement and the transactions contemplated hereby. In the event of a termination of this Agreement pursuant to Section 10.03(e), GranCare shall be obligated to pay Vitalink an additional fee of $17.5 million (the "GranCare Termination Payment") payable prior to and as a condition of such termination as follows:
(i) $7.5 million promptly by wire transfer of immediately available funds to an account specified by Vitalink and (ii) $10 million by either, at GranCare's discretion, (x) delivery to Vitalink of an irrevocable letter of credit for $10 million or (y) deposit of $10 million in immediately available funds to an escrow, in the case of each of clause (x) and (y) on terms satisfactory to Vitalink with payment of such $10 million to be made to Vitalink in immediately available funds immediately prior to and as a condition of effecting the GranCare Business Combination Transaction contemplated by such definitive agreement (the amount of such payments and the manner specified herein for making such payments, the "GranCare Payments"). To the extent a GranCare Termination Payment has not already become payable and been paid and if, prior to any termination pursuant to Section 10.01(b), (c) or (d) or 10.02(a), (b), (c) or (d), any person shall have submitted a bona fide proposal concerning a GranCare Business Combination Transaction and within eighteen months after the termination of this Agreement, GranCare or any of its Subsidiaries proposes to enter into a definitive agreement with a third party with respect to a GranCare Business Combination Transaction or a GranCare Business Combination Transaction is proposed to be effected, then GranCare, prior to entering into any such definitive agreement or any such GranCare Business Combination Transaction being effected, shall be obligated to pay Vitalink an additional fee of $17.5 million payable as follows: (i) in the case of the proposed execution of a definitive agreement for a GranCare Business Combination Transaction, prior to and as a condition of entering into such definitive agreement, GranCare shall have made all the GranCare Payments and (ii) in the case of a GranCare Business Combination Transaction proposed to be effected without any agreement, prior to and as a condition of effecting such GranCare Business Combination Transaction, GranCare shall promptly pay Vitalink $17.5 million by wire transfer of immediately available funds to an account specified by Vitalink. As used in this Section 10.05, the term "GranCare Business Combination Transaction" shall mean any of the following involving GranCare or any Pharmacy Subsidiary that is material to the business, results of operation, prospects or financial condition of the Institutional Pharmacy Business taken as a whole: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger) including the Skilled Nursing Business;
(2) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of GranCare (other than assets related to the Skilled Nursing Business) and its Pharmacy Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (3) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange

Act and the rules and regulations thereunder) of beneficial ownership of 33 1/3% or more of GranCare Common Stock, whether by tender offer, exchange offer or otherwise.

  (c) In the event of (i) a termination of this Agreement pursuant to Section 10.01(b), (c) or (d) and if prior thereto any person shall have made a bona fide proposal concerning an Vitalink Business Combination Transaction (as hereinafter defined) or (ii) any termination of this Agreement by GranCare pursuant to Section 10.03(a), (b), (c), (d) or (f) or any termination of this Agreement by Vitalink pursuant to Section 10.02(e), then Vitalink shall promptly pay GranCare by wire transfer of immediately available funds to an account specified by GranCare up to $2.5 million for all documented fees and expenses incurred by GranCare (including the fees and expenses of counsel, accountants, consultants and advisors) in connection with this Agreement, the Distribution Agreement and the transactions contemplated hereby or thereby. In the event of a termination of this Agreement pursuant to Section 10.02(e) Vitalink shall be obligated to pay GranCare an additional fee of $17.5 million (the "Vitalink Termination Payment") payable prior to and as a condition of such termination as follows: (i) $7.5 million promptly by wire transfer of immediately available funds to an account specified by GranCare, (ii) $10 million by either, at Vitalink's discretion, (x) delivery to GranCare of an irrevocable letter of credit for $10 million or (y) deposit of $10 million in immediately available funds to an escrow, in the case of each of clause (x) and (y) on terms satisfactory to GranCare with payment of such $10 million to be made to GranCare in immediately available funds immediately prior to and as a condition of effecting the Vitalink Business Combination Transaction contemplated by such definitive agreement (the amount of such payments and the manner specified herein for making such payments, the "Vitalink Payments"). To the extent an Vitalink Termination Payment has not already become payable and been paid and if, prior to any termination pursuant to Section 10.01(b), (c) or (d) or 10.03(a), (b), (c), (d) or (f), any person shall have submitted a bona fide proposal concerning an Vitalink Business Combination Transaction and within eighteen months after the termination of this Agreement, Vitalink or any of its Subsidiaries proposes to enter into a definitive agreement with a third party with respect to a Vitalink Business Combination Transaction or a Vitalink Business Combination Transaction is proposed to be effected, then Vitalink, prior to entering into any such definitive agreement or any such Vitalink Business Combination Transaction being effected, shall be obligated to pay GranCare an additional fee of $17.5 million payable as follows: (i) in the case of the proposed execution of a definitive agreement for an Vitalink Business Combination Transaction, prior to and as a condition of entering into such definitive agreement, Vitalink shall have made all the Vitalink Payments and (ii) in the case of an Vitalink Business Combination Transaction proposed to be effected without any agreement, prior to and as a condition of effecting such Vitalink Business Combination Transaction, Vitalink shall promptly pay GranCare $17.5 million by wire transfer of immediately available funds to an account specified by GranCare. As used in this Section 10.05, the term "Vitalink Business Combination Transaction" shall mean any of the following involving Vitalink or any Subsidiary that is material to the business, results of operation, prospects or financial condition of Vitalink and its Subsidiaries taken as a whole: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (2) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Vitalink and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (3) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 33 1/3% or more of Vitalink Common Stock, whether by tender offer, exchange offer or otherwise.

                                  ARTICLE XI.

                                  DEFINITIONS

  Section 11.01 Terms Defined in This Agreement. The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

     Affiliates................................................. 4.07
     Agreement.................................................. First Paragraph
     Amendment.................................................. 1.03
     Antitrust Division......................................... 5.07
     Average Market Value....................................... 2.04
     California Act............................................. 1.01
     CERCLA..................................................... 3.27
     Certificate of Merger...................................... 1.02
     Certificates............................................... 2.02
     Certified Agreement........................................ 1.02
     Closing.................................................... 9.01
     Closing Consideration...................................... 2.01
     Closing Date............................................... 9.01
     COBRA...................................................... 3.26
     Code....................................................... 3.25
     Consent.................................................... 5.16
     Constituent Corporations................................... First Paragraph
     Debenture.................................................. 5.16
     Delaware Act............................................... 1.01
     Dissenting Shares.......................................... 2.01
     Distribution............................................... Recitals
     Distribution Agreement..................................... Recitals
     Effective Time............................................. 1.02
     Environment................................................ 3.27
     Environmental Authorizations............................... 3.27
     Environmental Laws......................................... 3.27
     Environmental Notice....................................... 3.27
     ERISA...................................................... 3.26
     ERISA Affiliate............................................ 3.26
     Exchange Act............................................... 3.08
     Exchange Ratio............................................. 2.01
     Foreign Plan............................................... 3.26
     FTC........................................................ 5.07
     GranCare................................................... First Paragraph
     GranCare Acquisition Transaction........................... 5.03
     GranCare Balance Sheet..................................... 4.19
     GranCare Business Combination Transaction.................. 10.05
     GranCare Common Stock...................................... 2.01
     GranCare Compensation and Benefit Plans.................... 4.03
     GranCare Contract.......................................... 4.03
     GranCare Disclosure Statement.............................. Article IV
     GranCare Licenses.......................................... 4.08
     GranCare Material Adverse Effect........................... 4.01
     GranCare Option Plans...................................... 4.15
     GranCare Options........................................... 4.15

     GranCare Payments.......................................... 10.05
     GranCare Pension Benefit Plans............................. 4.27
     GranCare Permitted Encumbrance............................. 4.19
     GranCare Pharmacy Contracts................................ 4.32
     GranCare Preferred Stock................................... 4.15
     GranCare SEC Reports....................................... 4.11
     GranCare Termination Payment............................... 10.05
     GranCare Welfare Plans..................................... 4.27
     Hazardous Material......................................... 3.27
     HSR Act.................................................... 3.03
     Indenture.................................................. 5.16
     Institutional Pharmacy Business............................ Recitals
     Intellectual Property Rights............................... 3.24
     IRS........................................................ 3.26
     Merger..................................................... 1.01
     Multiemployer Plan......................................... 3.26
     NASDAQ..................................................... 2.02
     Note Indenture............................................. 5.16
     Parent..................................................... Recitals
     PBGC....................................................... 3.26
     Pharmacy Agreement......................................... 4.32
     Pharmacy Subsidiaries...................................... 4.01
     Proxy Statement............................................ 4.09
     Registration Statement..................................... 3.08
     Restructuring.............................................. Recitals
     SEC........................................................ 3.08
     Securities Act............................................. 3.08
     Shareholders Agreement..................................... 8.02
     Skilled Nursing Assets..................................... Recitals
     Skilled Nursing Business................................... 4.01
     Skilled Nursing Liabilities................................ Recitals
     Special Meeting............................................ 1.05
     SNFCo...................................................... Recitals
     SNFCo Registration Document................................ 4.09
     SNFCo Stock................................................ Recitals
     Stockholder Approval....................................... 1.05
     Subsidiary................................................. 12.09
     Surviving Corporation...................................... 1.01
     Tax Returns................................................ 3.25
     Taxes...................................................... 3.25
     Tender Offer............................................... 5.16
     Vitalink................................................... First Paragraph
     Vitalink Acquisition Transaction........................... 5.04
     Vitalink Balance Sheet..................................... 3.18
     Vitalink Business Combination Transaction.................. 10.05
     Vitalink Common Stock...................................... 2.01
     Vitalink Compensation and Benefit Plans.................... 3.03
     Vitalink Contracts......................................... 3.03
     Vitalink Disclosure Statement.............................. Article III
     Vitalink Information Statement............................. 3.08
     Vitalink Licenses.......................................... 3.07
     Vitalink Material Adverse Effect........................... 3.01

     Vitalink Option Plans............................................. 3.14
     Vitalink Options.................................................. 3.14
     Vitalink Payments................................................. 10.05
     Vitalink Pension Benefit Plans.................................... 3.26
     Vitalink Permitted Encumbrance.................................... 3.18
     Vitalink Pharmacy Contracts....................................... 3.31
     Vitalink Preferred Stock.......................................... 3.14
     Vitalink SEC Reports.............................................. 3.10
     Vitalink Termination Payment...................................... 10.05
     Vitalink Welfare Plans............................................ 3.26
     Voting Agreement.................................................. Recitals

                                 ARTICLE XII.

                                 MISCELLANEOUS

  Section 12.01 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Vitalink and GranCare at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the stockholders of GranCare, no such amendment or modification shall change the amount or form of the Closing Consideration.

  Section 12.02 Waiver of Compliance; Consents. Any failure of Vitalink, on the one hand, or GranCare, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by GranCare or Vitalink, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.02.

  Section 12.03 Survivability; Investigations. The respective representations and warranties of Vitalink and GranCare contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing.

  Section 12.04 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested) with first class postage prepaid, or telecopied with written machine generated confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

  (a) if to GranCare, to

     GranCare, Inc.
     One Ravinia Drive
     Suite 1500
     Atlanta, GA 30346
     Telecopy: (770) 698-8199

     Attention: Evrett W. Benton, Esq.

     with a copy to

     Powell, Goldstein, Frazer & Murphy
     16th floor
     191 Peachtree Street, N.E.
     Atlanta, GA 30303
     Telecopy: (409) 572-5958

     Attention: Richard H. Miller, Esq.

  (b) if to Vitalink, to

     Vitalink Pharmacy Services, Inc.
     10750 Columbia Pike
     Silver Spring, MD 20901
     Telecopy: (301) 905-4007

     Attention: James H. Rempe, Esq.

     with a copy to

     Cahill Gordon & Reindel
     80 Pine Street
     New York, New York 10005
     Telecopy: (212) 269-5420

     Attention: W. Leslie Duffy, Esq.

  Section 12.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 5.10, the officers and directors of GranCare.

  Section 12.06 Governing Law. Except as the laws of the State of California are by their terms applicable, this Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

  Section 12.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  Section 12.08 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

  Section 12.09 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and (ii) the term "Subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors is directly or indirectly beneficially owned by such specified corporation or any other person of which a majority of the equity interests therein is, directly or indirectly, owned by such specified corporation.

  Section 12.10 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Confidentiality Agreement dated May 26, 1996 between Vitalink and GranCare), embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

  IN WITNESS WHEREOF, Vitalink and GranCare have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          VITALINK PHARMACY SERVICES, INC.


                                          By: /s/ Donald C. Tomasso
                                             ----------------------------------
                                            Name: Donald C. Tomasso
                                            Title: Chairman and Chief
                                             Executive Officer

                                          GRANCARE, INC.


                                          By: /s/ Gene E. Burleson
                                             ----------------------------------
                                            Name: Gene E. Burleson
                                            Title: President

                                                                         ANNEX C

                              AMENDED AND RESTATED

                       AGREEMENT AND PLAN OF DISTRIBUTION

                                 BY AND BETWEEN

                                 GRANCARE, INC.

                                      AND

                               NEW GRANCARE, INC.

                                  DATED AS OF

                               SEPTEMBER 3, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

 ARTICLE I. Definitions....................................................   1
    Section 1.1.  General.................................................    1
    Section 1.2.  Incorporation of Merger Agreement Definitions...........    6
    Section 1.3.  References; Interpretation..............................    6

 ARTICLE II. Distribution and Other Transactions; Certain Covenants........   6
    Section 2.1.  Transfer of Assets and Liabilities......................    6
                  (a)Certain Transactions.................................    6
                  (b)Stock Dividend to GranCare...........................    6
                  (c)Charters; Bylaws.....................................    6
                  (d)Directors; Officers..................................    6
                  (e)Certain Licenses and Permits.........................    6
                  (f)Transfer of Agreements...............................   10
                  (g)Services Agreement...................................   10
                  (h)Delivery of Shares to Transfer Agent.................   10
                  (i)Other Transactions...................................   10
    Section 2.2.  Certain Financial and Other Arrangements................    8
                  (a)Intercompany Accounts................................    8
                  (b)Operations in Ordinary Course........................    8
    Section 2.3.  Assumption of Indebtedness; Allocation of Expenses......    8
    Section 2.4.  Assumption and Satisfaction of Liabilities; Management
                   Responsibility for Shared Liabilities; Obligations,
                   Rights and Assets Relating to Shared Liabilities.......    9
    Section 2.5.  Resignations............................................   10
    Section 2.6.  Further Assurances......................................   10
    Section 2.7.  No Representations or Warranties........................   11
    Section 2.8.  Guarantees..............................................   11
    Section 2.9.  Witness Services........................................   11
    Section 2.10. Certain Post-Distribution Transactions..................   12
    Section 2.11. Directors and Officers Liability Insurance..............   12
    Section 2.12. Insurance...............................................   12
    Section 2.13. Ancillary Agreements....................................   12

 ARTICLE III. Indemnification..............................................  12
    Section 3.1.  Indemnification by GranCare.............................   12
    Section 3.2.  Indemnification by SNFCo................................   12
    Section 3.3.  Limitations on Indemnification Obligations..............   13
    Section 3.4.  Procedures for Indemnification..........................   13
    Section 3.5.  Indemnification Payments................................   14
    Section 3.6.  Other Adjustments.......................................   14
    Section 3.7.  Survival of Indemnities.................................   14

 ARTICLE IV. Access to Information.........................................  15
    Section 4.1.  Provision of Corporate Records..........................   15
    Section 4.2.  Access to Information...................................   15
    Section 4.3.  Reimbursement; Other Matters............................   15
    Section 4.4.  Confidentiality.........................................   15

                                                                           PAGE
                                                                           ----
 ARTICLE V. Insurance.....................................................  16
    Section 5.1.  Policies and Rights Included Within Assets.............   16
    Section 5.2.  Post-Time of Distribution Claims Against SNFCo.........   16
    Section 5.3.  Administration; Other Matters..........................   17
                  (b)Allocation of Insurance Proceeds....................   17
    Section 5.4.  Agreement for Waiver of Conflict and Shared Defense....   18
    Section 5.5.  Cooperation............................................   18

 ARTICLE VI. Dispute Resolution...........................................  18

 ARTICLE VII. Miscellaneous...............................................  19
    Section 7.1.  Complete Agreement; Construction.......................   19
    Section 7.2.  Counterparts...........................................   19
    Section 7.3.  Survival of Agreements.................................   19
    Section 7.4.  Notices................................................   19
    Section 7.5.  Waivers................................................   19
    Section 7.6.  Amendments.............................................   19
    Section 7.7.  Assignment.............................................   20
    Section 7.8.  Successors and Assigns.................................   20
    Section 7.9.  Termination............................................   20
    Section 7.10. Subsidiaries...........................................   20
    Section 7.11. Third Party Beneficiaries..............................   20
    Section 7.12. Attorney Fees..........................................   20
    Section 7.13. Title and Headings.....................................   20
    Section 7.14. Schedules..............................................   20
    Section 7.15. Specific Performance...................................   20
    Section 7.16. Governing Law..........................................   21
    Section 7.17. Severability...........................................   21

            AMENDED AND RESTATED AGREEMENT AND PLAN OF DISTRIBUTION

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF DISTRIBUTION (the "Distribution Agreement"), dated as of September 3, 1996, by and between GranCare, Inc., a California corporation (the "Company" or "GranCare"), and New GranCare, Inc., a Delaware corporation ("SNFCo"), successor by reason of a merger of GCI Properties, Inc., a California corporation, with and into SNFCo.

                                  WITNESSETH:

  WHEREAS, the Company and Vitalink Pharmacy Services, Inc., a Delaware corporation ("Vitalink"), previously entered into an Agreement and Plan of Merger, dated as of September 3, 1996 as amended, (the "Merger Agreement"), providing for the merger (the "Merger") of the Company's Institutional Pharmacy Business with Vitalink;

  WHEREAS, prior to the Effective Time (as defined in the Merger Agreement) of the Merger the Company intends to transfer its Skilled Nursing Business (as hereinafter defined) to SNFCo in exchange for the issuance of shares of SNFCo Common Stock;

  WHEREAS, immediately prior to the Effective Time of the Merger, the Company's Board of Directors, subject to the approval of the Company's shareholders, expects to complete the Distribution (as hereinafter defined); and

  WHEREAS, the purpose of the Distribution is to make possible the Merger by divesting the Company of the Skilled Nursing Business, with which Vitalink is unwilling to merge, and this Distribution Agreement sets forth the various agreements between GranCare and SNFCo relating to the separation of the Institutional Pharmacy Business from the Skilled Nursing Business.

  NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound (subject to shareholder approval), the parties hereto hereby agree as follows:

                                  ARTICLE I.

                                  Definitions

  Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

  "Action" shall mean any action, suit, claim, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.

  "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

  "Ancillary Agreements" shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Distribution Agreement and the Merger Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Transfer and Assumption Instruments, the Employee Benefits Matters Agreement, the Tax Allocation Agreement, the Interim Services Agreement and the Non-competition Agreement; provided, however, that in no event shall any agreement constitute an Ancillary Agreement unless consented to by each of GranCare, SNFCo and Vitalink.

  "Assignee" shall have the meaning as defined in Section 2.1(f)(ii).

  "Claims Administration" shall mean the processing of claims made under the Company Policies, including, without limitation, the reporting of claims to the insurance carriers, as well as the management and defense of claims and providing for appropriate releases upon settlement of claims.

  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

  "Commission" shall mean the Securities and Exchange Commission.

  "Company Policies" shall mean all Policies which are or at any time were maintained by or on behalf of or for the benefit or protection of GranCare or SNFCo or any of their respective predecessors or Subsidiaries which relate to any Shared Liability, the Skilled Nursing Business or the Institutional Pharmacy Business, or current or past directors, officers, employees or agents of any of the foregoing businesses.

  "D&O Insurance Policies" shall have the meaning as defined in Section 2.11.

  "Distribution" shall mean the distribution on the Distribution Date to holders of record of shares of GranCare Common Stock as of the Distribution Record Date of the SNFCo Common Stock owned by GranCare on the basis of one share of SNFCo Common Stock for each outstanding share of GranCare Common Stock.

  "Distribution Agreement Dispute" shall have the meaning as defined in
Article VI.

  "Distribution Date" shall mean such date as may hereafter be determined by GranCare's Board of Directors as the date of which the Distribution shall be effected.

  "Distribution Record Date" shall mean such date as may hereafter be determined by GranCare's Board of Directors as the record date for determining the shareholders of GranCare entitled to receive the Distribution.

  "Employee Benefits Matters Agreement" shall mean the Agreement Respecting Employee Benefit Matters dated as of the Time of Distribution among GranCare and SNFCo setting forth the manner in which various employee benefit entitlements will be treated in connection with the Distribution.

  "GranCare Common Stock" shall mean the common stock, without par value per share, of GranCare.

  "GranCare Disclosure Statement" shall mean the Disclosure Statement delivered by GranCare to Vitalink contemporaneously with GranCare's execution and delivery of the Merger Agreement.

  "GranCare Indemnitees" shall mean GranCare, each Pharmacy Subsidiary, the directors and officers of GranCare and the Pharmacy Subsidiaries and each of the heirs, executors, successors and assigns of any of the foregoing.

  "HRPT" shall mean Health and Retirement Properties Trust

  "HRPT Consent" shall have the meaning set forth under the definition of "Institutional Pharmacy Liabilities."

  "Indemnifiable Losses" shall mean any and all losses, liabilities, claims, damages, demands, reasonable costs or expenses (including, without limitation, attorneys' fees and any and all out-of-pocket expenses) whatsoever reasonably incurred in investigating, preparing for or defending against any Actions or potential Actions.

  "Indemnifying Party" shall have the meaning as defined in Section 3.3.

  "Indemnitee" shall have the meaning as defined in Section 3.3.

  "Institutional Pharmacy Business" shall mean the business of providing pharmaceutical supplies and services primarily to health care institutions such as the Skilled Nursing Business conducted by GranCare and its Pharmacy Subsidiaries.

  "Institutional Pharmacy Assets" shall mean, collectively, all the rights and assets of GranCare and its Subsidiaries that are used primarily in the conduct of the Institutional Pharmacy Business, including, without limitation, (i) the assets included on the balance sheet of GranCare as of May 31, 1996, prepared on a pro forma basis giving effect to the Distribution and included in the GranCare Disclosure Statement attached to the Merger Agreement, and not disposed of in the ordinary course of business prior to the Time of Distribution, (ii) any assets acquired by GranCare or any of its Subsidiaries that are used primarily in the conduct of the Institutional Pharmacy Business from May 31, 1996, to the Time of Distribution and not disposed of in the ordinary course of business, (iii) all the outstanding capital stock or other interests of GranCare in the Subsidiaries listed on Schedule 1.1(b), (iv) rights arising pursuant to the Company Policies to the extent set forth in
Article V hereof and (v) the cash proceeds received upon exercise prior to the Time of Distribution of any stock options to acquire GranCare Common Stock. Notwithstanding the foregoing, the Institutional Pharmacy Assets shall not include any assets retained by SNFCo or any of the SNFCo Subsidiaries pursuant to the terms of any Ancillary Agreement.

  "Institutional Pharmacy Liabilities" shall mean, collectively, (i) the Liabilities included on the balance sheet of GranCare as of May 31, 1996, prepared on a pro forma basis giving affect to the Distribution and included in the GranCare Disclosure Statement attached to the Merger Agreement, and any Liabilities of the same kind or nature incurred by GranCare or any of its Subsidiaries relating primarily to or arising primarily in connection with the conduct of the Institutional Pharmacy Business from May 31, 1996, to the Time of Distribution other than indebtedness for borrowed money except as may otherwise be provided for elsewhere herein, (ii) up to $10.0 million payable to HRPT in order to obtain HRPT's consent with respect to the transactions contemplated by this Agreement and the Merger Agreement (the "HRPT Consent"),
(iii) all the Liabilities of GranCare and the Pharmacy Subsidiaries, if any, under this Distribution Agreement and any of the Ancillary Agreements, (iv) all the Liabilities of GranCare or its Subsidiaries (whenever arising whether prior to, at or following the Time of Distribution) to the extent the Liabilities arise out of or in connection with or otherwise relate primarily to (a) the management or conduct before or after the Time of Distribution of the Institutional Pharmacy Business or (b) any properties owned, leased, operated or otherwise used primarily in the conduct of the Institutional Pharmacy Business, (v) the obligation of GranCare to promptly pay for any Senior Subordinated Notes tendered pursuant to the Tender Offer (including any premium related thereto) and to discharge the obligation arising in connection with any Senior Subordinated Notes not so tendered, (vi) the indebtedness outstanding at the Time of Distribution that is listed on Schedule 2.3 (the Liabilities listed in clauses (i) through (vi) above being collectively referred to as the "True GranCare Liabilities"), (vii) one-half ( 1/2) of the amount of all Shared Liabilities unless otherwise allocated in this Distribution Agreement and (viii) Liabilities as a result of the breach of Vitalink's representations and warranties set forth in Section 3.08 of the Merger Agreement. Notwithstanding the foregoing, Institutional Pharmacy Liabilities shall not include any Liabilities arising in connection with amounts payable to Long Term Care Pharmaceutical Services Corporation I and Long Term Care Pharmaceutical Services Corporation III (collectively, "LTC") by GranCare in excess of $2.5 million, ("LTC Liabilities") pursuant to the terms of an agreement between LTC and GranCare (the "LTC Agreement").

  "Insurance Administration" shall mean, with respect to each Company Policy, the accounting for Insurance Proceeds, premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Company Policies; and the report to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Company Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Distribution Agreement.

  "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured.

  "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

  "Liabilities" shall mean any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, order or consent decree of any court, any governmental or other regulatory or administrative agency or commission or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking.

  "LTC Agreement" shall have the meaning set forth under the definition of "Institutional Pharmacy Liabilities."

  "LTC Liabilities" shall have the meaning set forth under the definition of "Institutional Pharmacy Liabilities."

  "Non-competition Agreement" shall mean the agreement dated as of the Time of Distribution between Parent (as defined in the Merger Agreement), Vitalink and SNFCo setting forth the basis for the intercompany relationships that shall exist between and among the parties during the term of such agreement.

  "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

  "Pharmacy Subsidiaries" shall mean those subsidiaries of GranCare listed on
Schedule 1.1(b) hereto.

  "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including, without limitation, primary, excess and umbrella policies, comprehensive general liability, fiduciary liability, automobile, aircraft, property and casualty, environmental, workers' compensation and employee dishonesty insurance policies and bonds and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

  "Proxy Statement/Prospectus" shall mean the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 relating to the shares of Vitalink Common Stock to be issued in connection with the Merger sent to the holders of shares of GranCare Common Stock in connection with obtaining shareholder approval of, inter alia, the Distribution and the Merger, including any amendment or supplement thereto.

  "Records" shall have the meaning as defined in Section 4.1(a).

  "Services Agreement" shall mean the Interim Services Agreement dated as of the Time of Distribution by and between SNFCo and GranCare pursuant to which SNFCo shall provide, for the benefit of Vitalink (as the successor to GranCare), such services as may be requested from time to time by Vitalink as were provided on a centralized basis by GranCare for the benefit of GranCare and its Subsidiaries prior to the Distribution.

  "Senior Subordinated Notes" shall have the meaning as defined in the Merger Agreement.

  "Settling Party" shall have the meaning as defined in Section 2.4(b).

  "Shared Liability" means any Liability of the parties hereto or their respective Subsidiaries (whether arising prior to, at or following the Time of Distribution) (i) which is not a True GranCare Liability or True

SNFCo Liability or (ii) the responsibility for which is allocated between GranCare and SNFCo in this Distribution Agreement or the Ancillary Agreements. Shared Liability includes, without limitation, the Shared Liabilities listed on Schedule 1.1(c) hereto.

  "Shared Transaction Expenses" shall have the meaning as defined in Section 2.3(d).

  "Shared Transaction Expense Settlement Amount" shall have the meaning as defined in Section 2.3(d).

  "Skilled Nursing Assets" shall mean, collectively, all the rights and assets of GranCare and its Subsidiaries immediately prior to the Time of Distribution that are not Institutional Pharmacy Assets, including, without limitation, (i) all outstanding capital stock or other interests of SNFCo in the SNFCo Subsidiaries listed on Schedule 1.1(a), (ii) the right to the name "GranCare" and the other trademarks, trade names, logos, symbols and similar marks listed in Schedule 1.1(d) and (iii) rights arising pursuant to the Company Policies to the extent set forth in Article V hereof. Notwithstanding the foregoing, the Skilled Nursing Assets shall not include any assets retained by GranCare or any of the Pharmacy Subsidiaries pursuant to the terms of any Ancillary Agreement.

  "Skilled Nursing Business" shall mean the skilled nursing, contract management, home health and assisted living business conducted by GranCare, SNFCo and their respective Subsidiaries and successors.

  "Skilled Nursing Liabilities" shall mean, collectively, (i) all of the Liabilities of GranCare and its Subsidiaries immediately prior to the Time of Distribution (which shall include any LTC Liabilities and any Liabilities to HRPT (other than the fees associated with obtaining the HRPT Consent) other than the Institutional Pharmacy Liabilities, (ii) all the Liabilities of SNFCo and the SNFCo Subsidiaries, if any, under this Distribution Agreement and any of the Ancillary Agreements (the Liabilities listed in clauses (i) through (ii) above being collectively referred to as the "True SNFCo Liabilities"),
(iii) one-half (1/2) of the amount of all Shared Liabilities, unless otherwise allocated in this Distribution Agreement and (iv) Liabilities as a result of the breach of GranCare's representations and warranties set forth in Section
4.09 of the Merger Agreement.

  "SNFCo Common Stock" shall mean the common stock of SNFCo.

  "SNFCo Indemnitees" shall mean SNFCo, each SNFCo Subsidiary, the directors and officers of SNFCo and the SNFCo Subsidiaries and each of the heirs, executors, successors and assigns of any of the foregoing.

  "SNFCo Subsidiaries" shall mean all of the subsidiaries of GranCare other than SNFCo and the Pharmacy Subsidiaries, including, without limitation, those Subsidiaries listed on Schedule 1.1(a) hereto.

  "Solicitation" shall have the meaning set forth in Section 2.3(b).

  "Subsidiary" shall mean any Person of which another Person (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions (irrespective of whether at the time any other class or classes of ownership interests of such Person shall or might have such voting power upon the occurrence of any contingency)) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

  "Tax" shall mean all Federal, state, local and foreign taxes and assessments of any kind, including all interest, penalties and additions imposed with respect to such amounts.

  "Tax Allocation Agreement" shall mean the Tax Allocation and Indemnification Agreement dated as of the Time of Distribution among GranCare and SNFCo and the other Subsidiaries of GranCare named therein.

  "Tender Offer" shall have the meaning set forth in Section 2.3(b).

  "Third Party Claim" shall have the meaning as set forth in Section 3.4.

  "Time of Distribution" shall mean the time on the Distribution Date as of which the Distribution is effective, and unless otherwise agreed between the parties, shall be immediately prior to the Effective Time.

  "Transfer Agent" shall mean American Stock Transfer & Trust Company.

  "Transfer and Assumption Instruments" shall mean, collectively, the various agreements, instruments and other documents to be entered into among or between any of GranCare, SNFCo, the Pharmacy Subsidiaries and the SNFCo Subsidiaries and approved by Vitalink (which approval shall not be unreasonably withheld) to effect the transfer of assets and the assumption of Liabilities relating to the Skilled Nursing Business and the Institutional Pharmacy Business in the manner contemplated by this Distribution Agreement, including, without limitation, real estate transfer documents and leases and all other instruments, documents and agreements delivered in accordance with
Section 2.6 hereof.

  "True GranCare Liabilities" shall have the meaning as set forth under "Institutional Pharmacy Liabilities."

  "True SNFCo Liabilities" shall have the meaning as set forth under "Skilled Nursing Liabilities."

  "Vitalink Common Stock" shall mean the common stock, $.01 par value per share, of Vitalink.

  Section 1.2. Incorporation of Merger Agreement Definitions. Except to the extent set forth herein, capitalized terms used herein shall have the same definitions as such terms have in the Merger Agreement.

  Section 1.3. References; Interpretation. References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to one of the Schedules or Exhibits attached to this Distribution Agreement, and references to a "Section" are, unless otherwise specified, to one of the Sections of this Distribution Agreement.

                                  ARTICLE II.

            Distribution and Other Transactions; Certain Covenants

  Section 2.1. Transfer of Assets and Liabilities.

  (a) Certain Transactions. On or prior to the Distribution Date GranCare shall, on behalf of itself and its Subsidiaries, transfer to SNFCo all of GranCare's and its Subsidiaries' right, title and interest in the Skilled Nursing Assets in the manner contemplated by the internal restructuring plan attached hereto as Exhibit A and incorporated herein by reference and SNFCo shall assume the Skilled Nursing Liabilities.

  (b) Stock Dividend to GranCare. On or prior to the Distribution Date SNFCo shall issue to GranCare as a stock dividend such number of shares of SNFCo Common Stock as shall be required to effect the Distribution, as certified by the Transfer Agent. In connection therewith GranCare shall deliver to SNFCo for cancellation the share certificate currently held by GranCare representing shares of SNFCo Common Stock.

  (c) Charters; Bylaws. On or prior to the Distribution Date all necessary actions shall have been taken to provide for the adoption of the form of Articles of Incorporation and Bylaws to be filed by SNFCo with the Commission.

  (d) Directors; Officers. On or prior to the Distribution Date, GranCare, as the sole shareholder of SNFCo, (i) shall have taken all necessary action by written consent to elect to the Board of Directors of SNFCo, the individuals to be identified in the Proxy Statement/Prospectus as directors of SNFCo, effective upon the Distribution, and (ii) shall have caused the directors of SNFCo to elect as officers of SNFCo the individuals to be identified in the Proxy Statement/Prospectus as the officers of SNFCo, effective upon the Distribution.

  (e) Certain Licenses and Permits. On or prior to the Distribution Date or as soon as reasonably practicable thereafter, all transferrable licenses, permits and authorizations issued by governmental or regulatory entities which relate to the Skilled Nursing Business but which are held in the name of GranCare or any of the Pharmacy Subsidiaries which licenses, permits and authorizations are listed on Schedule 2.1(e), shall be duly and validly transferred by GranCare (or such Pharmacy Subsidiaries) to SNFCo or such SNFCo Subsidiary as SNFCo may designate.

  (f) Transfer of Agreements.

    (i) On or prior to the Distribution Date or as soon as reasonably practicable thereafter, subject to the limitations set forth in this
  Section 2.1(f), GranCare will, and it will cause the Pharmacy Subsidiaries to, assign, transfer and convey to SNFCo or such SNFCo Subsidiary as SNFCo may designate, all of GranCare's or such Pharmacy Subsidiary's respective right, title and interest in and to any and all agreements that do not relate primarily to the Institutional Pharmacy Business, to the extent such agreements were not previously so transferred in connection with the transactions contemplated by Section 2.1(a) hereof.

    (ii) The assignee of any agreement assigned, in whole or in part, hereunder (an "Assignee") shall assume and agree to pay, perform, and fully discharge all obligations of the assignor under such agreement and shall indemnify the assignor against any and all liabilities in connection therewith.

    (iii) Notwithstanding anything in this Distribution Agreement to the contrary, this Distribution Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or any attempted assignment, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Assignee thereof; provided, however, that the provisions of Section 2.6 shall be applicable thereto.

  (g) Services Agreement. On or before the Distribution Date, GranCare and SNFCo will execute and deliver the Services Agreement setting forth the terms upon which SNFCo shall, subsequent to the Time of Distribution, provide such centralized back office support services to GranCare (and Vitalink as the successor to GranCare) as may be determined by the parties to be appropriate and as may be requested by Vitalink from time to time until such time (not to exceed the term established in such agreement) as Vitalink (as the successor to GranCare) shall no longer require such services.

  (h) Delivery of Shares to Transfer Agent. GranCare shall deliver to the Transfer Agent the share certificates representing the shares of SNFCo Common Stock issued to GranCare by SNFCo pursuant to Section 2.1(b) and shall instruct the Transfer Agent to distribute, on or as soon as practicable following the Time of Distribution, such SNFCo Common Stock to holders of record of shares of GranCare Common Stock on the Distribution Record Date as further contemplated by the Proxy Statement/Prospectus and herein. SNFCo shall provide all share certificates that the Transfer Agent shall require in order to effect the Distribution.

  (i) Other Transactions.

    (i) On or prior to the Distribution Date, or as soon thereafter as is reasonably practical, GranCare will, and it will cause the Pharmacy Subsidiaries (other than SNFCo or any of the SNFCo Subsidiaries) to, assign, transfer and convey to SNFCo (or such SNFCo Subsidiary as SNFCo may direct) all of GranCare's right, title and interest in and to (a) all items of GranCare's intellectual property except for those items listed on
  Schedule 2.1(i), which shall be retained by GranCare, (b) all of the various assets listed on GranCare's General Ledger Account Number 1.01 except for those specific assets listed on Schedule 2.1(i), which shall be retained by GranCare, and (c) all real estate leases, utility accounts, trade organization memberships, vendor service contracts, warranty contracts and items of a similar nature except for those items listed on
  Schedule 2.1(i), which shall be retained by GranCare.

    (ii) On or prior to the Distribution Date, GranCare and the Pharmacy Subsidiaries shall take or cause to be taken such action as shall be necessary to assign and transfer all pending litigation, arbitration, mediation and matters of a similar nature ("Pending Litigation Matters") to SNFCo or such SNFCo Subsidiary as SNFCo may designate, including, without limitation, instructing counsel of record to enter appropriate motions or pleadings to accomplish the foregoing, except for such Pending Litigation Matters as are listed on Schedule 2.1(i), which shall be retained by GranCare. SNFCo and GranCare will each indemnify the other against any and all liabilities, costs and expenses incurred in connection with any of the Pending Litigation Matters for which it is responsible pursuant to this
  Section 2.1(ii) following the Time of Distribution and each of GranCare and SNFCo shall, subsequent to the Time of Distribution, be solely responsible for the prosecution, defense, settlement or other conduct of Pending Litigation Matters as are to be retained by each of them pursuant to this
  Section 2.1(ii).

  Section 2.2. Certain Financial and Other Arrangements.

  (a) Intercompany Accounts. At the Time of Distribution, all intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for in any of the Ancillary Agreements or hereunder), including, without limitation, in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between GranCare and any of its Subsidiaries (other than the Pharmacy Subsidiaries), on the one hand, and the Pharmacy Subsidiaries, on the other hand, shall be netted out, in each case in such manner and amount as may be agreed in writing by duly authorized representatives of GranCare, Vitalink and SNFCo and the resulting net balance due from the Pharmacy Subsidiaries to GranCare and any of its Subsidiaries (other than the Pharmacy Subsidiaries) shall be contributed to the appropriate Pharmacy Subsidiaries as additional capital.

  (b) Operations in Ordinary Course. Each of GranCare and SNFCo covenants and agrees that, except as otherwise provided in any Ancillary Agreement, during the period from the date of this Distribution Agreement through the Time of Distribution, it will, and will cause any entity that is a Subsidiary of such party at any time during such period to, conduct its business in a manner substantially consistent with current and past operating practices and in the ordinary course, including, without limitation, with respect to the payment and administration of accounts payable and the collection and administration of accounts receivable, the purchase of capital assets and equipment, the management of inventories, cash management practices, the allocation of interest, corporate overhead, costs of legal, insurance and other centralized functions and shall, at all times prior to the Time of Distribution, conduct its business in a manner consistent with the provisions of Section 5.01 of the Merger Agreement.

  Section 2.3. Assumption of Indebtedness; Allocation of Expenses.

  (a) GranCare and SNFCo shall take such action as shall be necessary or appropriate to cause SNFCo to assume all of the items of GranCare's consolidated indebtedness other than those items listed on Schedule 2.3(a).

  (b) Prior to the Time of Distribution, GranCare shall undertake an offer to purchase (the "Tender Offer") all of its outstanding Senior Subordinated Notes at a price not to exceed $1,090.00 for each $1,000 principal amount of such Senior Subordinated Notes and, in connection therewith, to solicit (the "Solicitation") consents to obtain the approval of the holders of the required principal amount of such Senior Subordinated Notes to the transactions contemplated by this Distribution Agreement and the Merger Agreement and to such modifications in the covenants contained in the Note Indenture (as defined in the Merger Agreement) as may be reasonably requested by Vitalink. All of the fees, expenses and costs incurred in connection with the Tender Offer and the Solicitation (including the premium payable upon repurchase of the Senior Subordinated Notes repurchased in the Tender Offer) will constitute Shared Transaction Expenses.

  (c) On or prior to the Distribution Date, GranCare shall take such action as shall be necessary to redeem the Debentures (as defined in the Merger Agreement) at a redemption price not to exceed 104.55% of the outstanding principal amount thereof as of the date of this Distribution Agreement plus accrued and unpaid interest thereon to the date of redemption. The redemption premium incurred by GranCare in connection with accomplishing such redemption shall be shared equally by GranCare and SNFCo (and Vitalink as the successor to GranCare) but SNFCo shall be solely responsible for the payment of any accrued interest to the date of redemption.

  (d) In connection with accomplishing the various transactions contemplated by the Merger Agreement, this Distribution Agreement and the Ancillary Agreements, SNFCo (on behalf of itself and GranCare) and Vitalink each shall be responsible for one-half of the total documented fees, expenses and other items of cost of SNFCo, GranCare and Vitalink set forth on Schedule 2.3(d) (the "Shared Transaction Expenses"). As soon as reasonably practical following the Effective Time of the Merger, representatives of SNFCo and Vitalink each shall submit to the other appropriate documentation substantiating the nature and amount of all Shared Transaction Expenses actually incurred and paid by SNFCo (on behalf of itself and GranCare) and Vitalink, respectively. The amounts of Shared Transaction Expenses actually paid by each of SNFCo and Vitalink shall be netted out in the manner hereinafter described and SNFCo or Vitalink, whichever shall have paid the least amount of Shared Transaction Expenses, shall reimburse the other pursuant to the provisions of Section 2.3(e) hereof in an amount (the "Shared Transaction Expense Settlement Amount") equal to one-half of the difference between (i) the amount of Shared Transaction Expenses paid by SNFCo minus (ii) the amount of Shared Transaction Expenses paid by Vitalink. If the result obtained from the foregoing calculation is a negative number, then SNFCo shall reimburse Vitalink pursuant to the provisions of Section 2.3(e) hereof in an amount equal to one-half of the aggregate difference so determined. All Shared Transaction Expenses actually paid by GranCare prior to the Time of Distribution shall be deemed to have been paid by SNFCo for purposes of this Section 2.3(d). Except as set forth in Schedule 2.3(d) or as otherwise contemplated by Section 5.11 of the Merger Agreement, GranCare and SNFCo, on the one hand, and Vitalink, in its individual capacity and not as the successor to GranCare, will each be solely responsible for their respective fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement, this Distribution Agreement and the Ancillary Agreements.

  (e) Immediately following the determination of the Shared Transaction Expense Settlement Amount, representatives of Vitalink and SNFCo also shall determine jointly the total outstanding indebtedness (determined in accordance with generally accepted accounting principles consistently applied) of the Institutional Pharmacy Business as of the Effective Time of the Merger being assumed by Vitalink (which shall be deemed to include, without duplication, $100.0 million representing the Senior Subordinated Notes tendered in the Tender Offer or assumed in the Merger and up to $10.0 million in fees paid to obtain the HRPT Consent), an amount equal to the amount of GranCare's indebtedness incurred in connection with the acquisition of Institutional Pharmacy Businesses during the period commencing on June 1, 1996 and ending at the Time of Distribution (all of the foregoing amounts hereinafter referred to collectively as "Closing Debt") and the amount of GranCare's cash and cash equivalents as of the Effective Time of the Merger (excluding cash attributable to the exercise of GranCare Options and warrants to purchase GranCare Common Stock occurring after the date hereof and prior to the Effective Time and excluding any cash attributable to checks or similar instruments outstanding and subject to collection) ("Cash"). As soon as practicable after the Effective Time of the Merger, Vitalink shall pay to SNFCo an amount equal to the difference between (i) the sum of (A) $88,383,000 plus (B) the total purchase price paid by SNFCo in connection with the acquisition of Institutional Pharmacy Businesses approved by Vitalink during the period commencing on June 1, 1996 and ending at the Time of Distribution, including, without limitation, the total purchase price paid in connection with the acquisition of Emery Pharmacy, Inc., plus (C) the Shared Transaction Expense Settlement Amount (or less such amount if such amount is a negative number) plus (D) an amount equal to GranCare's Cash minus (ii) the amount of Closing Debt. If the result obtained by subtracting the sum determined pursuant to subclause 2.3(e)(ii) from the sum determined pursuant to subclause 2.3(e)(i) is a negative amount, then such amount shall be paid by SNFCo to Vitalink and used by Vitalink to pay liabilities to creditors of GranCare assumed by Vitalink in the Merger. All payments to be made pursuant to this
Section 2.3(e) shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment.

  Section 2.4. Assumption and Satisfaction of Liabilities; Management Responsibility for Shared Liabilities; Obligations, Rights and Assets Relating to Shared Liabilities.

  (a) Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Time of Distribution, (i) GranCare shall, and shall cause the Pharmacy Subsidiaries and any and all successors and assigns to assume, pay, perform and discharge all Institutional Pharmacy Liabilities as and when due, and

(ii) SNFCo shall, and shall cause the SNFCo Subsidiaries and any and all successors and assigns to assume, pay, perform and discharge all Skilled Nursing Liabilities as and when due.

  (b) GranCare and SNFCo (and Vitalink as successor to GranCare) shall each direct its own defense of any Shared Liability at its own expense; provided, however, that (i) each party shall provide the other with copies of all pleading, motions, items of correspondence and other documentation pertaining to any Shared Liability contemporaneously with the first release of any such material and (ii) no party hereto (or its successor) will admit any liability with respect to, or settle, compromise or discharge, any Shared Liability without the other party's prior written consent (which consent shall not be unreasonably withheld) except as hereinafter provided. Any party seeking to settle, compromise or discharge a Shared Liability (a "Settling Party") shall have the right to settle, compromise or discharge a Shared Liability without the other party's consent if the Settling Party releases the non-settling party from any obligation in respect of such Shared Liability and indemnifies the non-settling party against any and all liabilities in connection therewith and such settlement, compromise or discharge would not otherwise adversely affect the non-settling party.

  (c) Upon the compromise, settlement or other resolution of any Shared Liability, SNFCo and GranCare (and Vitalink as the successor to GranCare) shall share in any obligation or liability arising as a result thereof in the same proportion in which the Shared Liability is shared. The parties hereto shall share in any rights and assets (including, without limitation, recoveries, claims, rights of subrogation and proceeds of asset sales) that relate to Shared Liabilities in the same proportions in which the related Shared Liability is shared.

  Section 2.5. Resignations. GranCare shall cause all its officers who shall not continue as employees of SNFCo subsequent to the Time of Distribution to resign, effective as of the Time of Distribution, from all positions as directors or officers of SNFCo or as officers or directors of any SNFCo Subsidiary in which they serve. SNFCo shall cause all its officers who shall not continue as employees of GranCare subsequent to the Time of Distribution to resign, effective as of the Time of Distribution, from all positions as directors or officers of GranCare or as officers or directors of any Pharmacy Subsidiary in which they serve.

  Section 2.6. Further Assurances.

  (a) In case at any time after the Time of Distribution any further action is reasonably necessary or desirable to carry out the purposes of this Distribution Agreement and the Ancillary Agreements, the proper officers of each party to this Distribution Agreement shall take, or cause the proper officers of their respective Subsidiaries to take, all such necessary action. Without limiting the foregoing, GranCare and SNFCo shall use their commercially reasonable efforts to obtain all required consents and approvals of third parties, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Distribution Agreement, the Merger Agreement and the Ancillary Agreements, including, without limitation, all applicable governmental and regulatory filings.

  (b) In the event that subsequent to the Time of Distribution, GranCare or any Pharmacy Subsidiaries shall either (i) receive written notice from SNFCo that certain specified assets or Liabilities of GranCare or any Pharmacy Subsidiaries which properly constitute Skilled Nursing Assets or Skilled Nursing Liabilities were not transferred to SNFCo on or prior to the Time of Distribution or (ii) determine that certain assets or Liabilities of GranCare or any Pharmacy Subsidiaries which constitute Skilled Nursing Assets or Skilled Nursing Liabilities were not transferred to SNFCo on or prior to the Time of Distribution, then as promptly as practical thereafter, GranCare shall, and shall cause the Pharmacy Subsidiaries to, take all steps reasonably necessary to (A) transfer and deliver any and all of such assets to SNFCo without the payment by SNFCo of any consideration therefor or (B) assign and transfer any and all such Liabilities to SNFCo which shall assume and discharge the same without payment to or by GranCare of any consideration in respect thereof. In the event that, subsequent to the Time of Distribution, SNFCo or any SNFCo Subsidiaries shall either (i) receive written notice from GranCare or any of the Pharmacy Subsidiaries that certain specified assets or Liabilities were transferred to SNFCo which properly constitute Institutional Pharmacy Assets or Institutional Pharmacy Liabilities or (ii) determine that certain assets or Liabilities of SNFCo which constitute Institutional Pharmacy Assets or Institutional Pharmacy Liabilities were transferred to SNFCo, then as promptly as practicable thereafter, SNFCO shall, and shall cause the SNFCo Subsidiaries to, take all steps reasonably necessary to (A) transfer and deliver any and all such assets to GranCare or the Pharmacy Subsidiaries without the payment by GranCare of any consideration therefor or (B) assign and transfer any and all such liabilities to GranCare which shall assume and discharge the same without payment to or by SNFCo of any consideration in respect thereof.

  (c) Nothing in this Distribution Agreement shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred; provided, however, that the parties hereto and their respective Subsidiaries shall cooperate to seek to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of assets or Liabilities has not been consummated as of the Time of Distribution, from and after the Time of Distribution the party retaining such asset shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred as contemplated hereby. As and when any such asset or Liability becomes transferable, such transfer shall be effected forthwith. As of the Time of Distribution, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets held by it, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Distribution Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Distribution Agreement.

  Section 2.7. No Representations or Warranties. Each of the parties hereto understands and agrees that, except as otherwise expressly provided in the Merger Agreement, no party hereto is, in this Distribution Agreement or in any other agreement or document contemplated by this Distribution Agreement or otherwise, making any representation or warranty whatsoever, including, without limitation, as to title, value or legal sufficiency. It is also agreed and understood that all assets either transferred to or retained by the parties, as the case may be, shall be "as is, where is" and that (subject to Section 2.6) the party to which such assets are to be transferred hereunder shall bear economic and legal risk that any conveyances of such assets shall prove to be insufficient or that such party's or any Subsidiary's title to any such assets shall be other than good and marketable and free from encumbrances.

  Section 2.8. Guarantees. Except as otherwise specified in any Ancillary Agreement, each of GranCare and SNFCo shall use its commercially reasonable efforts to have, on or prior to the Time of Distribution, or as soon as practicable thereafter, (a) GranCare and any of the Pharmacy Subsidiaries removed as guarantor of or obligor for any True SNFCo Liability and (b) SNFCo and any of the SNFCo Subsidiaries removed as a guarantor of or obligor for any True GranCare Liability, in each case, without the requirement that it pay any additional consideration in connection with obtaining the same.

  Section 2.9. Witness Services. At all times from and after the Distribution Date, each of GranCare and SNFCo shall use their commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that (a) such persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party may from time to time be involved and (b) there is no conflict of interest in the Action between the requesting party and GranCare or SNFCo, as applicable. A party providing witness services to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses and direct costs of employees who are witnesses, as may be reasonably incurred in providing such witness services.

  Section 2.10. Certain Post-Distribution Transactions.

  (a) GranCare shall comply with and otherwise not take any action inconsistent with each representation, covenant and statement made, or to be made, to GranCare's tax counsel in connection with such firm's rendering of an opinion to GranCare and SNFCo as to certain tax aspects of the Distribution.

  (b) SNFCo shall comply with and otherwise not take any action inconsistent with each representation, covenant and statement made, or to be made, to SNFCo's tax counsel in connection with such firm's rendering of an opinion to GranCare and SNFCo as to certain tax aspects of the Distribution.

  Section 2.11. Directors and Officers Liability Insurance. From and after the Time of Distribution to the third anniversary of the Distribution Date, GranCare and SNFCo (and Vitalink as the successor to GranCare) will maintain in full force and effect in such manner as is contemplated by Section 5.10 of the Merger Agreement, all Company Policies providing directors and officers liability insurance ("D&O Insurance Policies") (or, through the purchase of an alternative policy, the full benefits and coverage of such D&O Insurance Policies) and shall not consent to any amendment of the terms of such policies that may be adverse to any persons covered by such insurance except as may otherwise be permitted by Section 5.10 of the Merger Agreement. The provisions of this Section 2.11 are intended for the benefit of, and shall be enforced by, each of the persons covered by the D&O Insurance Policies.

  Section 2.12. Insurance. Except as contemplated by Article V and Section
2.11 hereof, any and all omnibus coverage of GranCare and the Pharmacy Subsidiaries under Company Policies will terminate (and will not be replaced) as of the Time of Distribution and from and after the Time of Distribution GranCare and SNFCo shall each obtain such continuing coverage as may be deemed necessary or appropriate.

  Section 2.13. Ancillary Agreements. Effective as of the Time of Distribution, each of GranCare and SNFCo shall enter into, and/or (where applicable) shall cause their respective Subsidiaries to enter into, the Ancillary Agreements and, subject to Vitalink's prior approval, which shall not be unreasonably withheld, any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

                                 ARTICLE III.

                                Indemnification

  Section 3.1. Indemnification by GranCare. Subsequent to the Time of Distribution, except as otherwise specifically set forth in any provision of this Distribution Agreement or of any Ancillary Agreement, GranCare (and Vitalink as the successor to GranCare) shall indemnify, defend and hold harmless the SNFCo Indemnitees from and against any and all Indemnifiable Losses of the SNFCo Indemnitees arising out of, by reason of or otherwise in connection with (a) the Institutional Pharmacy Liabilities, (b) the breach, whether before or after the Time of Distribution, by GranCare or the Pharmacy Subsidiaries of any provision of this Distribution Agreement or any Ancillary Agreement or (c) the Proxy Statement/Prospectus to the extent that such Indemnifiable Loss relates to or arises out of information contained in the Proxy Statement/Prospectus that specifically relates to Vitalink.

  Section 3.2. Indemnification by SNFCo. Subsequent to the Time of Distribution, except as otherwise specifically set forth in any provision of this Distribution Agreement or of any Ancillary Agreement, SNFCo shall indemnify, defend and hold harmless the GranCare Indemnitees from and against any and all Indemnifiable Losses of the GranCare Indemnitees arising out of, by reason of or otherwise in connection with (a) the Skilled Nursing Liabilities, (b) the breach, whether before or after the Time of Distribution, by SNFCo or the SNFCo Subsidiaries of any provision of this Distribution Agreement or any Ancillary Agreement, (c) the Spin Registration Document (as defined in the Merger Agreement) that shall be prepared by SNFCo and filed with the Commission pertaining to the registration of the SNFCo Common Stock to be issued in the Distribution or (d) the Proxy Statement/Prospectus to the extent that such Indemnifiable Loss relates to or arises out of information contained in the Proxy Statement/Prospectus that specifically relates to SNFCo or GranCare.

  Section 3.3. Limitations on Indemnification Obligations.

  (a) The amount that any party (an "Indemnifying Party") is or may be required to pay to any other person (an "Indemnitee") pursuant to Section 3.1 or Section 3.2, as applicable, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee shall have received the payment required by this Distribution Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently receive Insurance Proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Distribution Agreement in respect of such Indemnifiable Loss.

  (b) Any loss, liability, claim, damage, demand, cost or expense relating to or arising out of information contained in the Proxy Statement/Prospectus that does not specifically relate to either Vitalink, on the one hand, or SNFCo or GranCare, on the other hand, shall constitute a Shared Liability for purposes of this Distribution Agreement and no party hereto or their successor shall be entitled to indemnification in respect thereof.

  Section 3.4. Procedures for Indemnification. If a claim or demand is made against an Indemnitee by any person who is not a party to this Distribution Agreement (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Distribution Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 20 business days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification within such 20 business day period shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 20 business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

  If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof except as otherwise expressly provided for in Section 2.9 of this Distribution Agreement. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the 20 business day period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above) or (ii) in the event the Indemnitee reasonably determines, based on the advice of its counsel that there shall exist a conflict of interest between the Indemnitee and the Indemnifying Party or that there are defenses available to the Indemnitee that are not available to the Indemnifying Party, the effect of which shall be to make it impractical for the Indemnitee and the Indemnifying Party to be jointly represented by the same counsel, in which case the Indemnifying Party shall be liable for the fees and expenses of one counsel for all Indemnitees in any single or series of related Actions. If the Indemnifying Party so elects to assume the defense of any Third Party Claim, the Indemnitee shall cooperate with the Indemnifying Party in the defense or prosecution thereof.

  If the Indemnifying Party acknowledges in writing liability for indemnification of a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third

Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for indemnification of a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend that by its terms (i) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, (ii) releases the Indemnitee completely in connection with such Third Party Claim and (iii) would not otherwise adversely affect the Indemnitee; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge and may assume the defense of such Third Party Claim if the Indemnitee agrees (A) that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would have been required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge and (B) to assume all costs and expenses thereafter incurred in connection with the defense of such Third Party Claim (other than those contemplated by subclause (A) herein above).

  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief other than money damages against the Indemnitee which the Indemnitee reasonably determines, based on the advice of its counsel, cannot be separated from any related claim for money damages. If such equitable or other relief portion of the Third Party Claim can be so separated from the claim for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

  Section 3.5. Indemnification Payments. Indemnification required by this
Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

  Section 3.6. Other Adjustments.

  (a) The amount of any Indemnifiable Loss shall be (i) increased to take into account any net Tax cost actually incurred by the Indemnitee arising from any payments received from the Indemnifying Party (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Indemnifiable Loss. In computing the amount of such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an Indemnifiable Loss or the incurrence or payment of any Indemnifiable Loss.

  (b) In addition to any adjustments required pursuant to Section 3.3 hereof or clause (a) of this Section 3.6, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Distribution Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Distribution Agreement in respect of such Indemnifiable Loss.

  Section 3.7. Survival of Indemnities. The obligations of GranCare and SNFCo under this Article III shall survive the sale or other transfer by either of them of any assets or businesses or the assignment by either of them of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such assets, businesses or Liabilities and shall be binding on the successors and assigns of all, or substantially all, of their respective assets and business.

                                  ARTICLE IV.

                             Access to Information

  Section 4.1. Provision of Corporate Records.

  (a) Unless otherwise specified in the procedures set forth in Schedule 4.3(b) hereto, after the Distribution Date, upon the prior written request by SNFCo for specific and identified agreements, documents, books, records or files (collectively, "Records") relating to or affecting SNFCo, GranCare shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if SNFCo has a reasonable need for such originals) in the possession of GranCare or any of its Subsidiaries, but only to the extent such items are not already in the possession SNFCo.

  (b) Unless otherwise specified in the procedures set forth in Schedule 4.3(b) hereto, after the Distribution Date, upon the prior written request by GranCare for specific and identified Records relating to or affecting GranCare, SNFCo shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if GranCare has a reasonable need for such originals) in the possession of SNFCo or any of its Subsidiaries, but only to the extent such items are not already in the possession of GranCare.

  Section 4.2. Access to Information.

  (a) Unless otherwise specified in the procedures set forth in Schedule 4.3(b) hereto, from and after the Distribution Date, each of GranCare and SNFCo shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party.

  (b) For a period of five years following the Distribution Date, each of GranCare and SNFCo shall provide to the other, promptly upon request, all documents that shall be publicly filed by it and by any of its respective Subsidiaries with the Commission pursuant to the periodic and interim reporting requirements of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder.

  (c) Each of GranCare and SNFCo shall afford to the other access during normal business hours to their respective properties, subject to appropriate restrictions and limitations, and will consult and cooperate with each other for the purpose of conducting air, water or soil testing reasonably necessary in connection with the determination and fulfillment of indemnification obligations or in connection with Shared Liabilities under this Distribution Agreement.

  Section 4.3. Reimbursement; Other Matters.

  (a) Except to the extent otherwise contemplated by any Ancillary Agreement and except as limited by any indemnification obligation set forth in this Distribution Agreement, a party providing Records or access to information or properties under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Records or access to information or properties.

  (b) The parties hereto shall comply with those document retention policies as shall be set forth in Schedule 4.3(b) hereto.

  Section 4.4. Confidentiality. Each of (a) GranCare and the Pharmacy Subsidiaries and (b) SNFCo and the SNFCo Subsidiaries shall not use or permit the use of (without the prior written consent of the other) and shall hold, and shall cause its consultants and advisors to hold, in strict confidence, all information concerning the other party in its possession, its custody or under its control (except to the extent that (i) such information has been in the public domain through no fault of such party or (ii) such information has been later lawfully acquired from other sources by such party or (iii) this Distribution Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information (A) relates to the period up to the Time of Distribution, (B) relates to any Ancillary Agreement or (C) is obtained in the course of performing pursuant to any Ancillary Agreement, and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors, consultant's or attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party prior to such disclosure. To the extent that a party hereto is compelled by judicial or administrative process to disclose such information under circumstances in which any evidentiary privilege would be available, such party agrees to assert (or permit the other party a commercially reasonable opportunity to assert) such privilege in good faith prior to making such disclosure. Each of the parties hereto agrees to consult with the other party in connection with any such judicial or administrative process, including, without limitation, in determining whether any privilege is available, and further agrees to allow such other party and its counsel to participate in any hearing or other proceeding (including, without limitation, any appeal of an initial order to disclose) in respect of such disclosure and assertion of privilege.

                                  ARTICLE V.

                                   Insurance

  Section 5.1. Policies and Rights Included Within Assets Maintenance of
Coverage.

  (a) The Skilled Nursing Assets shall include any and all rights of an insured party under each of the Company Policies, subject to the terms of such Company Policies and any limitations or obligations of SNFCo contemplated by this Article V, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Time of Distribution by any party in or in connection with the conduct of the Skilled Nursing Business which claims are asserted subsequent to the Distribution Date.

  (b) The Institutional Pharmacy Assets shall include any and all rights of an insured party under each of the Company Policies, subject to the terms of such Company Policies and any limitations or obligations of GranCare contemplated by this Article V, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Time of Distribution by any party in or in connection with the conduct of the Institutional Pharmacy Business which claims are asserted subsequent to the Distribution Date.

  (c) Except as otherwise agreed to in writing between GranCare and SNFCo (which agreement shall be acknowledged and consented to by Vitalink), GranCare shall maintain in effect until the Time of Distribution all Company Policies in effect as of the date hereof and the insurance coverages and limits will be maintained at substantially the same levels as are reflected on the schedule of Company Policies attached hereto as Schedule 5.1(c). Subsequent to the Distribution Date, the parties hereto will be responsible for maintaining their respective risk management programs.

  Section 5.2. Post-Time of Distribution Claims Against SNFCo. If, subsequent to the Time of Distribution, any person shall assert a claim against SNFCo or any of the SNFCo Subsidiaries (including, without limitation, where SNFCo or the SNFCo Subsidiaries are joint defendants with other persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Time of Distribution in or in connection with the conduct of the Skilled Nursing Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Company Policies, GranCare shall, at the time such claim is asserted, to the extent any such Company Policy may require that Insurance Proceeds thereunder be collected directly by the party against whom the Insured Claim is asserted, be deemed to designate, without need of further documentation, SNFCo as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Company Policy, and shall further be deemed to assign, without need of further documentation, to SNFCo any and all rights of an insured party under such Company Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder.

  Section 5.3. Administration; Other Matters.

  (a) From and after the Time of Distribution, SNFCo shall be responsible for
(i) Insurance Administration of the Company Policies and (ii) Claims Administration under such Company Policies with respect to Institutional Pharmacy Liabilities and Skilled Nursing Liabilities that relate to claims asserted prior to the Distribution Date and SNFCo shall be responsible for any premiums, deductibles and retentions in respect of such Company Policies and the cost of any such claims shall be the sole responsibility and obligation of SNFCo including, without limitation, claims (and related costs and expenses) that exceed the limits of the applicable Company Policy or where the limits of the applicable Company Policy have been exhausted, and any resulting actuarial gains or losses shall inure solely to SNFCo. From and after the Time of Distribution, GranCare shall file with SNFCo all claims asserted subsequent to the Time of Distribution that relate to occurrences prior to the Time of Distribution arising out of or in connection with the Institutional Pharmacy Business and SNFCo shall be responsible for notifying the appropriate insurance carrier and providing GranCare with copies of all correspondence relating to such notification. Thereafter, GranCare shall be responsible for Claims Administration relating to all such claims wherein SNFCo shall not be named as a co-defendant and GranCare shall provide SNFCo with copies of all correspondence, documents and other materials that may be material to an understanding by SNFCo of the status of such claims; it being expressly acknowledged and agreed that SNFCo's retention of the administrative responsibilities for submitting notices of claims under the appropriate Company Policies shall not relieve GranCare of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner. Subject to the indemnification provisions of Article III, each of the parties hereto shall administer and pay any costs relating to defending its respective Insured Claims under Company Policies to the extent such defense costs are not covered under such Company Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Company Policies.

  (b) Allocation of Insurance Proceeds. Except as otherwise provided in Sections 5.2 and 5.3(a), Insurance Proceeds received with respect to claims, costs and expenses under the Company Policies shall be paid to SNFCo, which shall thereafter administer the Company Policies by paying the Insurance Proceeds, as appropriate, to GranCare with respect to Institutional Pharmacy Liabilities and retaining such proceeds that relate to Skilled Nursing Liabilities (except for Insurance Proceeds that are received in respect of Insured Claims asserted prior to the Time of Distribution relating to occurrences arising prior to the Time of Distribution which Insurance Proceeds will be retained by SNFCo). Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Policies will be made by SNFCo to GranCare where appropriate upon receipt from the insurance carrier. In the event that the aggregate limits on any Company Policies are exceeded by the aggregate outstanding Insured Claims by both of the parties hereto, such parties shall agree on an equitable allocation of Insurance Proceeds based upon their respective bona fide claims. The parties agree to use commercially reasonable efforts to maximize available coverage under those Company Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Company Policy have been exceeded or would be exceeded as a result of such Insured Claim.

  Section 5.4. Agreement for Waiver of Conflict and Shared Defense. With respect to any claims asserted subsequent to the Time of Distribution that relate to occurrences prior to the Time of Distribution arising out of or in connection with the Institutional Pharmacy Business as to which GranCare shall have, in accordance with Section 5.3(a), filed such claim with SNFCo for purposes of giving notice to the appropriate insurance carrier, if GranCare and SNFCo are named as co-defendants in respect of such claim then the Claims Administration relating thereto will be shared equally by GranCare and SNFCo and any conflict of interest necessary to the conduct of the joint defense shall be deemed waived. Nothing in this Section 5.4 shall be construed to limit or otherwise alter in any way the obligations of the parties to this Distribution Agreement, including those created by this Distribution Agreement, by operation of law or otherwise.

  Section 5.5. Cooperation. The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

                                  ARTICLE VI.

                              Dispute Resolution

  In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Distribution Agreement or otherwise arising out of, or in any way related to this Distribution Agreement, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "Distribution Agreement Disputes"), the party asserting the Distribution Agreement Dispute shall give written notice to the other party of the existence and nature of such Distribution Agreement Dispute. Thereafter, the general counsels of the respective parties shall negotiate in good faith for a period no less than 60 days after the date of the notice in an attempt to settle such Distribution Agreement Dispute. If after such 60 calendar day period such general counsels are unable to settle such Distribution Agreement Dispute, any party hereto may commence arbitration by giving written notice to all other party that such Distribution Agreement Dispute has been referred to the American Arbitration Association for arbitration in accordance with the provisions of this Article.

  All Distribution Agreement Disputes shall be settled by arbitration in Atlanta, Georgia, before a single arbitrator in accordance with the rules of the American Arbitration Association (the "Rules"). The arbitrator shall be selected by the mutual agreement of all parties, but if they do not so agree within twenty (20) days after the date of the notice of arbitration referred to above, the selection shall be made pursuant to the Rules from the panels of arbitrators maintained by the American Arbitration Association. The arbitrator shall be an individual with substantial professional experience with regard to resolving or settling sophisticated commercial disputes.

  Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance therewith shall be final and binding and there shall be no right of appeal therefrom. The parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules, and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules.

  In the award the arbitrator shall allocate, in his or her discretion, among the parties to the arbitration all costs of the arbitration, including, without limitation, the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. Absent such an allocation by the arbitrator, each party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared.

  Nothing contained in this Article shall prevent the parties from settling any Distribution Agreement Dispute by mutual agreement at any time.

                                 ARTICLE VII.

                                 Miscellaneous

  Section 7.1. Complete Agreement; Construction. This Distribution Agreement, including the Schedules and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Distribution Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Distribution Agreement and the Schedules and the provisions of (i) the Merger Agreement, the Merger Agreement shall control and (ii) an Ancillary Agreement, such Ancillary Agreement shall control; provided, however, that the provisions of this Distribution Agreement shall govern in the event of and to the extent of any conflict between the provisions of this Distribution Agreement and the provisions of the Transfer and Assumption Instruments.

  Section 7.2. Counterparts. This Distribution Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

  Section 7.3. Survival of Agreements. Except as otherwise contemplated by this Distribution Agreement, all covenants and agreements of the parties contained in this Distribution Agreement shall survive the Distribution Date.

  Section 7.4. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or automatic machine generated confirmation) to the parties at the following address (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

      To GranCare:

      GranCare, Inc.
      One Ravinia Drive
      Suite 1500
      Atlanta, Georgia 30346
      Attn: General Counsel and Secretary
      Telecopy: (770) 698-8199

      To SNFCo:

      GCI Properties, Inc.
      c/o GranCare, Inc.
      One Ravinia Drive
      Suite 1500
      Atlanta, Georgia 30346
      Attn: General Counsel and Secretary
      Telecopy: (770) 698-8199

  Section 7.5. Waivers. The failure of either party to require strict performance by the other party of any provision in this Distribution Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

  Section 7.6. Amendments. Subject to the terms of Section 7.9 hereof, this Distribution Agreement and the Ancillary Agreements may not be modified or amended except by an agreement in writing signed by the parties and, for so long as the Merger Agreement shall be in effect, approved by Vitalink.

  Section 7.7. Assignment. This Distribution Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto. Otherwise this Distribution Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party, and any attempt to assign any rights or obligations arising under this Distribution Agreement without such consent shall be void.

  Section 7.8. Successors and Assigns. The provisions of this Distribution Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including, without limitation, Vitalink.

  Section 7.9. Termination. This Agreement (including, without limitation,
Section 2.11 and Article III hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of GranCare without the approval of SNFCo or the shareholders of GranCare. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distribution, this Distribution Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Section
2.11 shall not be terminated or amended after the Distribution in respect of the third party beneficiaries thereto without the consent of such persons.

  Section 7.10. Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Distribution Date.

  Section 7.11. Third Party Beneficiaries. The parties expressly acknowledge that at the Effective Time GranCare will be merged with and into Vitalink, all obligations of GranCare hereunder shall become obligations of Vitalink, and actions of GranCare hereunder to be taken after the Time of Distribution shall be taken by Vitalink. Except as provided in Section 2.11 relating to directors and officers liability insurance, this Distribution Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and permitted successors and assigns and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Distribution Agreement.

  Section 7.12. Attorney Fees. Except as contemplated by an arbitrator's decision pursuant to Article VI hereof, a party in breach of this Distribution Agreement shall, on demand, indemnify and hold harmless the other party hereto for and against all reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Distribution Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled hereunder or otherwise.

  Section 7.13. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Distribution Agreement.

  Section 7.14. Schedules. The Schedules shall be construed with and as an integral part of this Distribution Agreement to the same extent as if the same had been set forth verbatim herein.

  Section 7.15. Specific Performance. Each of the parties hereto acknowledges that there is no adequate remedy at law for failure by such parties to comply with the provisions of this Distribution Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore agree that their agreements contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Distribution Agreement.

  Section 7.16. Governing Law. This Distribution Agreement shall be governed by and construed in accordance with the laws of the state of Georgia applicable to contracts executed in and to be performed in that state.

  Section 7.17. Severability. In the event any one or more of the provisions contained in this Distribution Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which shall, to the greatest extent possible, approximate that of the invalid, illegal or unenforceable provisions.

  IN WITNESS WHEREOF, the parties have caused this Distribution Agreement to be duly executed as of the day and year first written above.

                                          GranCare, Inc.


                                          By:      /s/ Gene E. Burleson
                                              ---------------------------------
                                            Name:   Gene E. Burleson
                                            Title:  Chairman, President and
                                                    Chief Executive Officer

                                          New GranCare, Inc.


                                          By:       /s/ M. Scott Athans
                                              ---------------------------------
                                            Name:   M. Scott Athans
                                            Title:  President and Chief
                                                    Executive Officer

                                                                      EXHIBIT A

                       INTERNAL SCOUT RESTRUCTURING PLAN

  The following is an outline of the steps that will be taken prior to undertaking the Distribution and the Merger.

  1. GCI Properties, Inc., a California corporation ("GCI Properties"), a first-tier subsidiary of GranCare Health Services, Inc., a California corporation ("GCHS") and a second-tier subsidiary of GranCare, Inc., a California corporation ("GCI"), and which will be the subsidiary whose stock is distributed to the shareholders of GCI, will be reincorporated as New GranCare, Inc., a Delaware corporation ("New GranCare") through the merger of GCI Properties with and into New GranCare.

  2. TeamCare, Inc., a Delaware corporation, will change its name to TCI, Inc. ("TCI").

  3. GCHS will reincorporate as a Delaware corporation under the name "TeamCare, Inc." ("TeamCare").

  4. TCI, which is a first-tier subsidiary of TeamCare and a second-tier subsidiary of GCI, will be merged with and into TeamCare, with TeamCare as the survivor, so that the following corporations will become first-tier, wholly-owned subsidiaries of TeamCare:

   CompuPharm of Northern California, Inc., a California corporation ("CompuPharm NC")
   CompuPharm of Southern California, Inc., a California corporation ("CompuPharm SC")
   GCI Innovative Pharmacy, Inc., a Wisconsin corporation ("GCI Innovative") TeamCare of Indiana, Inc., an Indiana corporation ("TeamCare Indiana") Drug Systems, Inc., a Colorado corporation ("DSI")
   TeamCare of Virginia, Inc., a Virginia corporation ("TeamCare-VA") TeamCare of Wisconsin, Inc., a Wisconsin corporation ("TeamCare of Wisconsin")
   CapCare Health Services, Inc., an Illinois corporation ("CapCare") Renaissance Mental Health Center, Inc., a Wisconsin corporation ("Renaissance")
   CompuPharm Ohio Pharmacy, Inc., an Ohio corporation ("CompuPharm-Ohio") TeamCare Clinical Services, Inc. a New Jersey corporation ("TeamCare Clinical Services")

  5. TeamCare of New Jersey, Inc., a New Jersey corporation ("TeamCare of New Jersey"), which is a first-tier subsidiary of TeamCare and a second-tier subsidiary of GCI, will be merged with and into TeamCare, with TeamCare as the survivor.

  6. CompuPharm SC, DSI, TeamCare of Wisconsin and CapCare will be merged with and into TeamCare.

  7. TeamCare will transfer all the stock of the following corporations to New
GranCare:

   AMS Green Tree, Inc., a Wisconsin corporation ("AMS-GT")
   American-Cal Medical Services, Inc., a California corporation ("Am-Cal") HMI Convalescent Care, Inc., a California corporation ("HMI")
   GranCare South Carolina, Inc., a South Carolina corporation ("GC-SC") GCI Palm Court, Inc., a California corporation ("GCI-PC")
   GCI East Valley Medical & Rehabilitation Center, Inc., an Arizona corporation ("GCI-EV")
   GCI Realty, Inc., a Delaware corporation ("GCI Realty")
   GCI Jolley Acres, Inc., a South Carolina corporation ("GCI-JA")
   GCI Prince George, Inc., a South Carolina corporation ("GCI-PG")
   GCI Springdale Village., Inc., a South Carolina corporation ("GCI-SV") GCI Village Green, Inc., a South Carolina corporation ("GCI-VG")
   GCI Faith Nursing Home, Inc., a South Carolina corporation ("GCI-FN") GCI Rehab, Inc., a California corporation ("GCI Rehab")
   GCI-Cal Health Care Centers, Inc., a California corporation ("GCI-Cal
   HCC")
   GranCare Home Health Services, Inc., a California corporation ("GCI-Cal
   HH")
   Renaissance Mental Health Center, Inc., a Wisconsin corporation

  8. TeamCare will distribute all of the stock of New GranCare to GCI.

  9. Winyah Dispensary, LTC of North Carolina, Inc., a North Carolina corporation ("Winyah-NC"), and TeamCare of South Carolina, Inc., a South Carolina corporation ("TeamCare South Carolina"), which are wholly owned by GCI, will merge with and into TeamCare, with TeamCare as the survivor.

  10. The pharmacy assets held by Omega/Indiana Pharmacy, L.P., a Delaware limited partnership in which Omega/Indiana Care Corporation ("O/I Care"), a wholly owned subsidiary of Evergreen Health Care, Inc., a Georgia corporation ("Evergreen") is the sole general partner and Evergreen is the sole limited partner, will be sold at fair market value to TeamCare Indiana. Evergreen is a wholly owned subsidiary of GCI.

  11. The pharmacy assets held by Evergreen Healthcare Ltd., L.P., an Indiana limited partnership in which O/I Care is the sole general partner and Evergreen is the sole limited partner will be sold at fair market value to TeamCare.

  12. Any institutional pharmacy assets owned by GCI or any of its subsidiaries engaged in the skilled nursing facility business which are used or useful in the conduct of the institutional pharmacy business will be sold to TeamCare at a specified price determined to be fair market value and will be delivered to TeamCare as they are identified.

  13. GCI will transfer to New GranCare all the stock of the following corporations along with any other assets that are owned by GCI or its then existing pharmacy subsidiaries (TeamCare, CompuPharm-NC, GCI-Innovative, TeamCare Indiana, TeamCare-VA, Renaissance, CompuPharm-Ohio, TeamCare Clinical Services, Inc. and S.P.A.N. Purchasing, Inc.) that are not used or useful in the conduct of the institutional pharmacy business.

   AMS Properties, Inc., a Delaware corporation ("AMS-Properties")
   Evergreen Healthcare, Inc., a Georgia corporation ("Evergreen")
   GCI Health Care Centers, Inc., a Delaware corporation ("GCI-HCC")
   GC Services, Inc., a California corporation ("GC-Services")
   GCI Valley Manor Health Care Center, Inc., a Colorado corporation ("GCI Valley Manor")
   GCI Camelia Care Center, Inc., a Colorado corporation ("GCI-Camelia") Cornerstone Health Management Company, a Delaware corporation
   ("Cornerstone")
   HostMasters, Inc., a California corporation ("HostMasters")
   GCI-Colter Village, Inc., an Arizona corporation ("GCI-Colter")
   GCI Indemnity, Inc., a Hawaii corporation ("GCI-Indemnity")
   GCI-Bella Vita, Inc., a Colorado corporation ("GCI Bella Vita") GCI-Wisconsin Properties, Inc., a Wisconsin corporation ("GCI-Wisconsin") GranCare GPO Services, Inc., a Georgia corporation
   GranCare Trading, Inc., a Georgia corporation
   GCI Simi Valley Healthcare Center, Inc., a California corporation Professional Health Care Management, Inc., a Michigan corporation ("PHCM")

                 [STEPS 1 THROUGH 12 WILL BE TAKEN AS SOON AS
            PRACTICABLE ONCE THE MERGER AGREEMENT HAS BEEN SIGNED.]

  14. Simultaneously with the approval of the transaction by GCI's shareholders, it is estimated that New GranCare will borrow approximately $165 million from an unrelated third party. New GranCare will use the $165 million to pay off any intercompany indebtedness owed to GCI, TeamCare, and/or any TeamCare subsidiaries. Any cash in excess of the intercompany indebtedness will be distributed as a dividend to GCI. The dividend will be eliminated from GCI's taxable income under the provisions of the consolidated return regulations.

  15. GCI will use all of the cash distributed to GCI by New GranCare which is not used to pay down intercompany indebtedness to pay down third party indebtedness (i.e., the convertible notes and the revolving credit agreement). In order to ensure (for tax purposes) that the cash is in fact used to pay down third party debt, an escrow or some other arrangement should be implemented with respect to the receipt and disbursement of the cash in order to establish that the cash was so used.

  16. GCI will distribute all of the stock of New GranCare to GCI's shareholders pro rata.

  17. GCI will merge with and into Vitalink, with Vitalink as the survivor.

  18. New GranCare will change its name to GranCare, Inc.

                                                                         ANNEX D


                   [LETTERHEAD OF PAINEWEBBER APPEARS HERE]


September 3, 1996

Board of Directors
GranCare, Inc.
One Ravinia Drive
Atlanta, Georgia 30346

Members of the Board of Directors:

  GranCare, Inc. ("GranCare") proposes to undertake a series of transactions whereby (i) GranCare's businesses and assets that are unrelated to GranCare's institutional pharmacy business will be contributed to a wholly-owned subsidiary of GranCare ("SNFCo") pursuant to the terms of an Agreement and Plan of Distribution by and between GranCare and SNFCo (the "Distribution Agreement"), and (ii) GranCare will be merged (the "Merger") with and into Vitalink Pharmacy Services, Inc. ("Vitalink") pursuant to the terms of an Agreement and Plan of Merger by and between GranCare and Vitalink (the "Merger Agreement"). Prior to the Merger, GranCare will distribute (the "Distribution") to the holders of GranCare common stock, without par value (the "GranCare Stock"), all of its common equity interest in SNFCo. In the Merger, each outstanding share of GranCare Stock will be converted into the right to receive
0.478 shares of common stock, par value $.01 per share, of Vitalink (the "Vitalink Stock").

  You have requested our opinion as to whether the consideration to be received by the holders of the GranCare Stock pursuant to the Distribution and the Merger, taken together, is fair to such holders from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed, among other public information, GranCare's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and GranCare's Form 10-Q and the related unaudited financial information for the quarters ended March 31, 1996 and June 30, 1996;

      (2) Reviewed, among other public information, Vitalink's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended May 31, 1996;

      (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of each of GranCare and Vitalink, furnished to us by GranCare and Vitalink, respectively;

      (4) Conducted discussions with members of senior management of GranCare and Vitalink concerning their respective businesses and prospects;

      (5) Reviewed the historical market prices and trading activity of the GranCare Stock and the Vitalink Stock and compared such prices and trading histories with those of certain publicly traded companies which we deemed to be relevant;

      (6) Compared the financial position and operating results of GranCare and Vitalink with that of certain publicly traded companies which we deemed to be relevant;

      (7) Compared the financial terms of the Merger with the financial terms of certain other business combinations which we deemed to be relevant;

      (8) Considered the potential pro forma effects of the Merger and the Distribution on Vitalink's and SNFCo's respective projected earnings per share and capitalization;

      (9) Reviewed drafts of the Distribution Agreement and Merger Agreement, and other ancillary agreements as we deemed relevant, dated August 28, 1996; and

      (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary including our assessment of regulatory, general economic, market and monetary conditions.

  In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to us by GranCare and Vitalink and we have not assumed any responsibility to independently verify such information. We have assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of GranCare and Vitalink as to the future performance of GranCare, SNFCo and Vitalink, respectively. We have also relied upon assurances of the management of GranCare and Vitalink that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have also assumed, with your consent, that:
(i) the Merger will be accounted for under the purchase method of accounting, and (ii) any material liabilities (contingent or otherwise, known or unknown) of GranCare and Vitalink are as set forth in the consolidated financial statements of GranCare and Vitalink, respectively. We have also assumed that the transactions described in the Merger Agreement and the Distribution Agreement will be consummated on the terms set forth therein without any waiver and that there will not be any material taxes payable by GranCare as a result of any such transactions. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of GranCare or Vitalink, nor have we been furnished with any such evaluations or appraisals. Our opinion is based upon economic, monetary and market conditions existing on the date hereof. Furthermore, we express no opinion as to the price or trading range at which the shares of Vitalink or SNFCo will trade subsequent to consummation of the Merger and the Distribution, respectively.

  Our opinion is directed to the Board of Directors of GranCare and does not constitute a recommendation to any shareholder of GranCare as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger, the Distribution and other transactions or business strategies discussed by the Board of Directors of GranCare as alternatives to the Merger and the Distribution or the decision of the Board of Directors of GranCare to proceed with the Merger and the Distribution. PaineWebber Incorporated was not requested or authorized to solicit, and did not solicit, potential proposals from any third parties for the acquisition of GranCare's pharmacy business.

  This opinion has been prepared for the use of the Board of Directors of GranCare and shall not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in a proxy statement/prospectus relating to the Merger.

  PaineWebber Incorporated is currently acting as financial advisor to GranCare in connection with the Merger and will receive a fee upon consummation of the Merger. In the past, PaineWebber Incorporated and its affiliates have provided investment banking services to GranCare and Vitalink and have received fees for rendering these services.

  In the ordinary course of its business, PaineWebber Incorporated may trade the securities of GranCare and Vitalink for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

  On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of the GranCare Stock pursuant to the Distribution and the Merger, taken together, is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          PAINEWEBBER INCORPORATED

                                                                        ANNEX E

                      [LETTERHEAD OF CHASE APPEARS HERE]


                                                                October 2, 1996

Board of Directors
Vitalink Pharmacy Services, Inc.
1250 East Diehl Road, Suite 208
Naperville, Illinois 60563

Members of the Board:

  You have informed us that GranCare, Inc. ("GranCare") and GCI Properties, Inc. ("SNFCo") have entered into an Agreement and Plan of Distribution dated as of September 3, 1996 (the "Distribution Agreement"), which provides, among other things, for GranCare's transfer of all the assets and all the liabilities of its Skilled Nursing Business (as defined therein) to SNFCo in exchange for the issuance of shares of common stock of SNFCo (the "Restructuring"). In addition, you have informed us that Vitalink Pharmacy Services, Inc. ("Vitalink") and GranCare have entered into an Agreement and Plan of Merger dated as of September 3, 1996 (the "Merger Agreement"), which provides, among other things, for the merger of GranCare with and into Vitalink (the "Merger"), with Vitalink as the surviving corporation, that immediately prior to the consummation of the Merger, GranCare shall distribute all of the capital stock of SNFCo to GranCare's shareholders (the "Distribution", GranCare, after giving effect to the Distribution, sometimes being referred to herein as "Post-Distribution GranCare"), and that at the time of the Merger, Post-Distribution GranCare will not have any material liabilities or contingencies other than no more than $107,000,000 of indebtedness for borrowed money. As set forth more fully in the Merger Agreement, as a result of the Merger, each share of common stock, without par value, of GranCare (the "GranCare Common Stock") will be converted into the right to receive .478 of one share (the "Exchange Ratio") of common stock, par value $.01 per share, of Vitalink (the "Vitalink Common Stock"). You have also informed us that the Restructuring, the Distribution and the Merger are expected to be tax-free to each of Vitalink and GranCare and their respective shareholders.

  You have requested that we render our opinion as to the fairness, from a financial point of view, to Vitalink of the Exchange Ratio in the Merger.

  In arriving at the opinion set forth below, we have, among other things:

    a. reviewed the Merger Agreement and the Distribution Agreement;

    b. reviewed certain publicly available business and financial information that we deemed relevant relating to Vitalink and Post-Distribution GranCare and the respective industries in which they operate;

    c. reviewed certain internal non-public financial and operating data provided to us by managements of Vitalink and GranCare relating to the businesses of Vitalink and Post-Distribution GranCare, including projections of future financial results of such businesses prepared by Vitalink and GranCare;

    d. discussed with members of Vitalink's and GranCare's senior managements, Vitalink's and Post-Distribution GranCare's operations, historical financial statements and future prospects, before and after giving effect to the Distribution and the Merger, as well as their views of the business, operational and strategic benefits and other implications of the Distribution and the Merger, including the level of synergies reasonably obtainable upon consummation of the Merger;

    e. compared the financial and operating performance of Vitalink and Post-Distribution GranCare with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices and trading volumes of the Vitalink Common Stock, to the extent we deemed relevant, the GranCare Common Stock and certain publicly traded securities of such other companies;

    f. reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry; and

    g. made such other analyses and examination as we have deemed necessary or appropriate.

  We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available for purposes of this opinion and have further relied upon the assurances of management of Vitalink and GranCare that they are not aware of any facts that will make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Vitalink or GranCare, nor have we conducted a physical inspection of the properties and facilities of Vitalink or GranCare. We have assumed that the financial projections and estimates of reasonably obtainable synergies provided to us by Vitalink and GranCare have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Vitalink and GranCare as to future financial performance of Vitalink and Post-Distribution GranCare, as the case may be (including after taking account the impact of the Distribution and the Merger). We express no view as to such projections and estimates of reasonably obtainable synergies or the assumptions on which they were based.

  For purposes of rendering our opinion we have assumed, with your consent, that the synergies described by Vitalink as being reasonably obtainable will be obtained and that the representations and warranties of each party to the Merger Agreement contained therein are true and correct, that each party to the Merger Agreement and to the Distribution Agreement will perform all of the covenants and agreements required to be performed by such party under such agreements and that all conditions to the consummation of the Merger (including, without limitation, the completion of the Distribution) will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Distribution and the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Vitalink or GranCare are party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Vitalink of the Merger.

  Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to Vitalink of the Exchange Ratio in the Merger and we express no opinion as to the merits of the underlying decision by Vitalink to engage in the Merger. This opinion does not constitute a recommendation to any Vitalink shareholder as to how such shareholder should vote with respect to the Merger or the transaction related thereto.

  Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to Vitalink in connection with the Merger and will receive a fee for our services, which fee is payable upon our rendering this opinion. In addition, Vitalink has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to Vitalink, GranCare and SNFCo, including serving as agent bank under a senior credit facility of Manor Care, Inc., the controlling shareholder of Vitalink, and acting as co-arranger and syndication agent under a senior credit facility of GranCare for which a commitment has been delivered. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Vitalink, GranCare and SNFCo for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio in the Merger is fair, from a financial point of view, to Vitalink.

  This opinion is for the use and benefit of the Board of Directors of Vitalink in its evaluation of the Merger and shall not be used for any other purpose without the prior written consent of Chase Securities Inc.

                                          Very truly yours,

                                          CHASE SECURITIES INC.

                                                                        ANNEX F

             CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

                              DISSENTERS' RIGHTS

  1300 SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER.

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1309.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

  1301 DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES.
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1300.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or shortform merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

  1302 DISSENTING SHARES, STAMPING OR ENDORSING. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

  1303 DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

  1304 DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF
APPRAISERS. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

  1305 APPRAISERS DUTY AND REPORT; COURT JUDGEMENT; PAYMENT; APPEAL; COSTS OF ACTION. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per shares. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

  1306 DISSENTING SHAREHOLDERS: EFFECT OF PREVENTION OF PAYMENT OF FAIRMARKET VALUE. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

  1307 DISSENTING SHARES, DISPOSITION OF DIVIDENDS. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

  1308 DISSENTING SHARES, RIGHTS AND PRIVILEGES. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

  1309 DISSENTING SHARES, LOSS OF STATUS. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
  (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

  1310 SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

  1311 CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES. This chapter, except
Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

  1312 VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (c) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder or such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Vitalink is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL") which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

  Reference is also made to Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  Article Nine of the Restated Certificate of Incorporation of Vitalink provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the DGCL, and provides that Vitalink shall indemnify its directors and officers to the full extent permitted by Section 145 of the DGCL.

  Vitalink maintains at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT NO. DESCRIPTION
 ----------- -----------                                                    ---
 2.1         Agreement and Plan of Merger, dated as of September 3, 1996
             (as amended), between the Registrant and GranCare, Inc.
             (included as Annex B to the Proxy Statement/Prospectus
             forming a part of this Registration Statement).
 2.2         Amended and Restated Agreement and Plan of Distribution,
             dated as of September 3, 1996, between GranCare, Inc. and
             New GranCare Properties, Inc. (included as Annex C to the
             Proxy Statement/Prospectus forming a part of this
             Registration Statement).
 2.3         Voting Agreement, dated as of September 3, 1996, between
             Manor Care, Inc. and GranCare, Inc.
 2.4         Form of Shareholders Agreement, to be dated as of the
             Effective Time, between the Registrant and Manor Care, Inc.
 2.5         Form of Non-Competition Agreement, among Registrant, Manor
             Care, Inc. and New GranCare Properties, Inc. to be dated as of the Effective Time.
 2.6         Form of Interim Services Agreement, between New GranCare
             Properties, Inc. and GranCare to be dated as of the
             Effective Time.
 2.7         Form of Tax Allocation and Indemnification Agreement,
             between GranCare, Inc. and New GranCare Properties to be
             dated as of the Effective Time.
 3.1         Restated Certificate of Incorporation of Registrant (filed as Exhibit 3.1 of Registrant's Registration Statement on
             Form S-1 (Registration No. 33-43261) and incorporated herein by reference).
 3.2         Bylaws of Registrant (as filed as Exhibit 3.1 of
             Registrant's Registration Statement on Form S-1
             (Registration No. 33-43261).
 4.1         Form of certificate for the Registrant's Common Stock, par value $0.1 per share (filed as Exhibit 4.1 of Registrant's
             Registration Statement on Form S-1 (Registration No.
             33-43261) and incorporated herein by reference).
 4.2         Indenture from GranCare, Inc. to First Fidelity Trust
             Company, New York, as Trustee, dated as of January 29, 1993
             (filed with GranCare, Inc.'s Registration Statement on Form
             S-3 (Registration No. 33-56076) and incorporated herein by reference).
 4.3         Form of GranCare, Inc.'s 6 1/2% Convertible Subordinated
             Debentures due 2003 (as filed with GranCare, Inc.'s
             Registration Statement on Form S-3 (Registration No. 33-
             56076) and incorporated herein by reference).
 4.4         Form of GranCare, Inc.'s 9 3/8% Senior Subordinated Notes
             due 2005 (the "Senior Subordinated Notes") (as filed with
             GranCare, Inc.'s Quarterly Report on Form 10-Q for the
             quarterly period ended September 30, 1995 and incorporated herein by reference).
 4.5         Indenture from GranCare, Inc. to Marine Midland Bank, as
             Trustee, dated as of September 15, 1995 (as filed with
             GranCare, Inc.'s Quarterly Report on Form 10-Q for the
             quarterly period ended September 30, 1995 and incorporated herein by reference).
 5.1*        Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered hereby.
 8.1         Opinion of Cahill Gordon & Reindel regarding certain tax
             consequences of the Merger and Distribution
 8.2*        Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding certain tax consequences of the Merger and Distribution.

 EXHIBIT NO. DESCRIPTION
 ----------- -----------                                                    ---
  8.3        Fairness Opinion of PaineWebber Incorporated (included as
             Annex D to the Proxy Statement/Prospectus forming part of
             this Registration Statement).
  8.4        Fairness Opinion of Chase Securities Inc. (included as Annex
             E to the Proxy Statement/Prospectus forming part of this
             Registration Statement).
 10.1        Administrative Services Agreement, dated as of June 1, 1991, by and between the Registrant and Manor Care, Inc. (filed as
             Exhibit 10.1 to Registrant's Registration Statement on Form
             S-1 (Registration No. 33-43261) and incorporated herein by reference).
 10.2        Tax Agreement, dated as of June 1, 1991, by and between the
             Registrant and Manor Care, Inc. (filed as Exhibit 10.2 to
             Registrant's Registration Statement on Form S-1
             (Registration No. 33-43261) and incorporated herein by
             reference).
 10.3        Intercompany Debt and Credit Agreement, dated as of June 1,
             1991, by and between the Registrant and Manor Care, Inc.
             (filed as Exhibit 10.3 to Registrant's Registration
             Statement on Form S-1 (Registration No. 33-43261) and
             incorporated herein by reference).
 10.4        Lease Agreement, dated as of June 1, 1991 by and between the
             Registrant and Manor Healthcare Corp. (filed as Exhibit 10.5 to Registrant's Registration Statement on Form S-1
             (Registration No. 33-43261) and incorporated herein by
             reference).
 10.5        Master Agreement for Pharmacy Services, dated as of June 1,
             1991, by and between the Registrant and Manor Healthcare
             Corp. (filed as Exhibit 10.6 to Registrant's Registration
             Statement on Form S-1 (Registration No. 33-43261) and
             incorporated herein by reference).
 10.6        Master Pharmacy Consulting Agreement, dated as of June 1,
             1991, by and between the Registrant and Manor Healthcare
             Corp. (filed as Exhibit 10.7 to Registrant's Registration
             Statement on Form S-1 (Registration No. 33-43261) and
             incorporated herein by reference).
 10.7        Pharmacy Services Consultant Agreement, dated as of June 1,
             1991, by and between the Registrant and Manor Healthcare
             Corp. (filed as Exhibit 10.8 to Registrant's Registration
             Statement on Form S-1 (Registration No. 33-43261) and
             incorporated herein by reference).
 10.8        Master Agreement for Infusion Therapy Products and Services,
             dated as of June 1, 1991, by and between Vitalink Billing
             Services, Inc. and Manor Healthcare Corp. (filed as Exhibit
             10.9 to Registrant's Registration Statement on Form S-1
             (Registration No. 33-43261 and incorporated herein by
             reference).
 10.9        Key Executive Stock Option and Appreciation Rights Plan
             (filed as Exhibit 10.10 to Registrant's Registration
             Statement on Form S-1 (Registration No. 33-43261 and
             incorporated herein by reference).
 10.10       Amendment to Key Executive Stock Option and Appreciation
             Rights Plan (filed as Annex A to the Registrant's Proxy
             Statement dated August 20, 1993 and incorporated herein by reference).
 10.11       Form of Executive Cash Incentive Plan (filed as Exhibit
             10.11 to Registrant's Form 10-K for the year ended May 31,
             1995 and incorporated herein by reference).
 10.12       Employment Agreement dated June 5, 1995, between the
             Registrant and Donna L. DeNardo (filed as Exhibit 10.12 to
             Registrant's Form 10-K for the year ended May 31, 1995 and incorporated herein by reference).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------                                                    ---
 10.13       Employment Agreement dated June 5, 1995, between the
             Registrant and Vincent C. DiTrapano (filed as Exhibit 10.13 to Registrant's Form 10-K for the year ended May 31, 1995
             and incorporated herein by reference).
 10.14       Operations Stock Plan for Key Management Employee (filed as
             Exhibit 10.14 to GranCare's Annual Report on Form 10-K for
             the annual period ended December 31, 1995 and incorporated herein by reference).
 10.15       Employment Agreement dated November 30, 1995, between the
             Registrant and Harold Blumenkrantz (filed as Exhibit 10.15 to Registrant's Form 10-K for the year ended May 31, 1996
             and incorporated herein by reference).
 10.16       Guarantee Agreement dated December 15, 1995, between the
             Registrant and Harold Blumentkrantz (filed as Exhibit 10.16 to Registrant's Form 10-K for the year ended May 31, 1996
             and incorporated herein by reference).
 10.17       Acquisition Agreement, Agreement to Lease and Mortgage Loan
             Agreement, dated December 28, 1990 by and among Health and
             Rehabilitation Properties Trust ("HRPT") and HostMasters,
             Inc., AMS Holding Co., American Medical Services, Inc. and
             AMS Properties, Inc. ("AMS"), as amended through December
             29, 1993 (filed with GranCare Inc.'s registration statement on Form S-1 (Registration No. 33-42595) and incorporated
             herein by reference).
 10.18       Master Lease Document, dated December 28, 1990, between HRPT and AMS (filed with GranCare Inc.'s Registration Statement on Form S-1 (Registration No. 33-42595) and incorporated
             herein by reference).
 10.19       Form of Guaranty, dated December 28, 1990, by American
             Medical Services, Inc. and each of its subsidiaries in favor of HRPT (filed with GranCare, Inc.'s Registration Statement on Form S-1 (Registration No. 33-42595) and incorporated
             herein by reference).
 10.20       Amendment to Master Lease between HRPT and AMS, dated as of
             December 29, 1993 (filed with GranCare, Inc.'s Current
             Report on Form 8-K, on January 13, 1994, and incorporated
             herein by reference).
 10.21       Amendment to Master Lease between HRPT and GCI Health Care
             Centers, Inc. ("GCI"), dated as of December 29, 1993 (filed with GranCare, Inc.'s Current Report on Form 8-K, on
             January 13, 1994, and incorporated herein by reference).
 10.22       Employment Agreement, dated January 1, 1994, between Gene E.
             Burleson and GranCare, Inc. (filed as Exhibit 10.48 of
             GranCare Inc.'s Annual Report on Form 10-K for the annual
             period ended December 31, 1995 and incorporated herein by
             reference).
 10.24       Asset Purchase Agreement among GranCare, Inc., Long Term
             Care Pharmaceutical Services Corporation, Long Term Care
             Pharmaceutical Services Corporation III, CompuPharm LTC,
             Inc., Lawrence H. Garatoni, individually and as trustee, and
             Anthony Wright and Edward Spartz, individuals, dated as of
             June 30, 1994, with Exhibits (filed with GranCare, Inc.'s
             Quarterly Report on Form 10-Q for the quarterly period ended
             June 30, 1994 and incorporated herein by reference).
 10.25       Asset Purchase Agreement dated as of September 15, 1995,
             between CompuPharm, Inc., GCI Innovative Pharmacy, Inc. and
             Innovative Pharmacy Services, Inc. (filed with GranCare,
             Inc.'s Quarterly Report on Form 10-Q for the quarterly
             period ended September 30, 1995 and incorporated herein by reference).
 10.26       Assignment and Assumption Agreement, dated December 6, 1995, between CompuPharm, Inc. and HPI HealthCare Services, Inc.
             regarding providing pharmaceutical services to the State of
             New Jersey (filed as Exhibit 10.48 of GranCare, Inc.'s
             Annual Report on Form 10-K for the annual period ended
             December 31, 1995 and incorporated herein by reference).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
 10.27       Consent and Amendment to Transaction Documents dated as of
             December 31, 1996 among HRPT, AMS, GCI, GranCare and New
             GranCare, Inc. (the Registrant hereby undertakes to provide all exhibits omitted from this agreement to the Commission upon request)
 10.28       Form of Limited Guaranty between Registrant and HRPT.
 10.29       Form of Assumption Agreement by New GranCare, Inc. in favor of HRPT. (the Registrant hereby undertakes to provide all
             exhibits omitted from this agreement to the Commission upon request)
 13.1        Registrant's Quarterly Report on Form 10-Q for the quarter ended August 31, 1996 (filed with the Commission on October
             14, 1996 (Commission File No. 0-19820) and incorporated
             herein by reference).
 13.2        Registrant's Annual Report on Form 10-K/A for the year ended
             May 31, 1996 (filed with the Commission on December 23,
             1996. (Commission File No. 0-19820) and incorporated herein by reference).
 21.1        Subsidiaries of Registrant (filed with Registrant's Form 10-
             K for the year ended May 31, 1995 and incorporated herein by reference).
 23.1        Consent of Cahill Gordon & Reindel (included in Exhibit
             5.1).
 23.2        Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 8.1).
 23.3        Consent of Arthur Andersen LLP.
 23.4        Consent of Ernst & Young LLP.
 23.5        Consent of KPMG Peat Marwick LLP.
 23.6        Consent of PaineWebber Incorporated.
 23.7        Consent of Chase Securities, Inc.
 24.1*       Powers of attorney.
 99.1        Form of proxy to be mailed to stockholders of GranCare, Inc.
             in connection with the Merger.

--------

* Previously filed

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with or furnished to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on the 7th day of January, 1997.

                                         VITALINK PHARMACY SERVICES, INC.


                                         By:     /s/ James H. Rempe
                                             ----------------------------------
                                                  JAMES H. REMPE

                                              DIRECTOR AND SECRETARY


  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURES                      TITLE                 DATE

       /s/ Donald C. Tomasso          Chief Executive        January 7, 1997
------------------------------------   Officer Chairman,
        (DONALD C. TOMASSO)            Director and
                                       (Principal
                                       Executive Officer)

      /s/ Stewart Bainum, Jr.         Vice Chairman of       January 7, 1997
------------------------------------   the Board and
       (STEWART BAINUM, JR.)           Director

               *                      Director, President    January 7, 1997
------------------------------------   and Chief
         (DONNA L. DENARDO)            Operating Officer

               *                      Vice President,        January 7, 1997
------------------------------------   Finance and Chief
        (SCOTT T. MACOMBER)            Financial Officer
                                       (Principal
                                       Accounting and
                                       Financial Officer)

                                      Director and
------------------------------------   Treasurer
       (JAMES A. MACCUTCHEON)

         /s/ James H. Rempe           Director and           January 7, 1997
------------------------------------   Secretary
          (JAMES H. REMPE)


               *                      Director               January 7, 1997
------------------------------------
       (HAROLD BLUMENKRANTZ)


             SIGNATURES                         TITLE                DATE
             ----------                         -----                ----


               *                        Director               January 7, 1997
-------------------------------------
           (ANIL K. GUPTA)


               *                        Director               January 7, 1997
-------------------------------------
          (MARVIN WILENSKY)


        /s/ Joseph R. Buckley           Director               January 7, 1997
-------------------------------------
         (JOSEPH R. BUCKLEY)


*By:   /s/ James H. Rempe
    ---------------------------
        ATTORNEY-IN-FACT

 EXHIBIT NO. DESCRIPTION
 ----------- -----------                                                    ---
 2.1         Agreement and Plan of Merger, dated as of September 3, 1996
             (as amended), between the Registrant and GranCare, Inc.
             (included as Annex B to the Proxy Statement/Prospectus
             forming a part of this Registration Statement).
 2.2         Amended and Restated Agreement and Plan of Distribution,
             dated as of September 3, 1996, between GranCare, Inc. and
             New GranCare Properties, Inc. (included as Annex C to the
             Proxy Statement/Prospectus forming a part of this
             Registration Statement).
 2.3         Voting Agreement, dated as of September 3, 1996, between
             Manor Care, Inc. and GranCare, Inc.
 2.4         Form of Shareholders Agreement, to be dated as of the
             Effective Time, between the Registrant and Manor Care, Inc.
 2.5         Form of Non-Competition Agreement, among Registrant, Manor
             Care, Inc. and New GranCare Properties, Inc. to be dated as of the Effective Time.
 2.6         Form of Interim Services Agreement, between New GranCare
             Properties, Inc. and GranCare to be dated as of the
             Effective Time.
 2.7         Form of Tax Allocation and Indemnification Agreement,
             between GranCare, Inc. and New GranCare Properties to be
             dated as of the Effective Time.
 3.1         Restated Certificate of Incorporation of Registrant (filed as Exhibit 3.1 of Registrant's Registration Statement on
             Form S-1 (Registration No. 33-43261) and incorporated herein by reference).
 3.2         Bylaws of Registrant (as filed as Exhibit 3.1 of
             Registrant's Registration Statement on Form S-1
             (Registration No. 33-43261).
 4.1         Form of certificate for the Registrant's Common Stock, par value $0.1 per share (filed as Exhibit 4.1 of Registrant's
             Registration Statement on Form S-1 (Registration No.
             33-43261) and incorporated herein by reference).
 4.2         Indenture from GranCare, Inc. to First Fidelity Trust
             Company, New York, as Trustee, dated as of January 29, 1993
             (filed with GranCare, Inc.'s Registration Statement on Form
             S-3 (Registration No. 33-56076) and incorporated herein by reference).
 4.3         Form of GranCare, Inc.'s 6 1/2% Convertible Subordinated
             Debentures due 2003 (as filed with GranCare, Inc.'s
             Registration Statement on Form S-3 (Registration No. 33-
             56076) and incorporated herein by reference).
 4.4         Form of GranCare, Inc.'s 9 3/8% Senior Subordinated Notes
             due 2005 (the "Senior Subordinated Notes") (as filed with
             GranCare, Inc.'s Quarterly Report on Form 10-Q for the
             quarterly period ended September 30, 1995 and incorporated herein by reference).
 4.5         Indenture from GranCare, Inc. to Marine Midland Bank, as
             Trustee, dated as of September 15, 1995 (as filed with
             GranCare, Inc.'s Quarterly Report on Form 10-Q for the
             quarterly period ended September 30, 1995 and incorporated herein by reference).
 5.1*        Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered hereby.
 8.1         Opinion of Cahill Gordon & Reindel regarding certain tax
             consequences of the Merger and Distribution
 8.2*        Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding certain tax consequences of the Merger and Distribution.

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
  8.3        Fairness Opinion of PaineWebber Incorporated (included as Annex D to the Proxy Statement/Prospectus forming part of this
             Registration Statement).
  8.4        Fairness Opinion of Chase Securities Inc. (included as Annex E to the Proxy Statement/Prospectus forming part of this Registration
             Statement).
 10.1        Administrative Services Agreement, dated as of June 1, 1991, by and between the Registrant and Manor Care, Inc. (filed as Exhibit
             10.1 to Registrant's Registration Statement on Form S-1
             (Registration No. 33-43261) and incorporated herein by reference).
 10.2        Tax Agreement, dated as of June 1, 1991, by and between the
             Registrant and Manor Care, Inc. (filed as Exhibit 10.2 to
             Registrant's Registration Statement on Form S-1 (Registration No.
             33-43261) and incorporated herein by reference).
 10.3        Intercompany Debt and Credit Agreement, dated as of June 1, 1991, by and between the Registrant and Manor Care, Inc. (filed as
             Exhibit 10.3 to Registrant's Registration Statement on Form S-1
             (Registration No. 33-43261) and incorporated herein by reference).
 10.4        Lease Agreement, dated as of June 1, 1991 by and between the
             Registrant and Manor Healthcare Corp. (filed as Exhibit 10.5 to
             Registrant's Registration Statement on Form S-1 (Registration No.
             33-43261) and incorporated herein by reference).
 10.5        Master Agreement for Pharmacy Services, dated as of June 1, 1991, by and between the Registrant and Manor Healthcare Corp. (filed as
             Exhibit 10.6 to Registrant's Registration Statement on Form S-1
             (Registration No. 33-43261) and incorporated herein by reference).
 10.6        Master Pharmacy Consulting Agreement, dated as of June 1, 1991, by and between the Registrant and Manor Healthcare Corp. (filed as
             Exhibit 10.7 to Registrant's Registration Statement on Form S-1
             (Registration No. 33-43261) and incorporated herein by reference).
 10.7        Pharmacy Services Consultant Agreement, dated as of June 1, 1991, by and between the Registrant and Manor Healthcare Corp. (filed as
             Exhibit 10.8 to Registrant's Registration Statement on Form S-1
             (Registration No. 33-43261) and incorporated herein by reference).
 10.8        Master Agreement for Infusion Therapy Products and Services, dated as of June 1, 1991, by and between Vitalink Billing Services, Inc.
             and Manor Healthcare Corp. (filed as Exhibit 10.9 to Registrant's
             Registration Statement on Form S-1 (Registration No. 33-43261 and
             incorporated herein by reference).
 10.9        Key Executive Stock Option and Appreciation Rights Plan (filed as
             Exhibit 10.10 to Registrant's Registration Statement on Form S-1
             (Registration No. 33-43261 and incorporated herein by reference).
 10.10       Amendment to Key Executive Stock Option and Appreciation Rights
             Plan (filed as Annex A to the Registrant's Proxy Statement dated
             August 20, 1993 and incorporated herein by reference).
 10.11       Form of Executive Cash Incentive Plan (filed as Exhibit 10.11 to
             Registrant's Form 10-K for the year ended May 31, 1995 and incorporated herein by reference).
 10.12       Employment Agreement dated June 5, 1995, between the Registrant and Donna L. DeNardo (filed as Exhibit 10.12 to Registrant's Form
             10-K for the year ended May 31, 1995 and incorporated herein by reference).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
 10.13       Employment Agreement dated June 5, 1995, between the Registrant and Vincent C. DiTrapano (filed as Exhibit 10.13 to Registrant's
             Form 10-K for the year ended May 31, 1995 and incorporated herein by reference).
 10.14       Operations Stock Plan for Key Management Employee (filed as
             Exhibit 10.14 to GranCare's Annual Report on Form 10-K for the
             annual period ended December 31, 1995 and incorporated herein by reference).
 10.15       Employment Agreement dated November 30, 1995, between the
             Registrant and Harold Blumenkrantz (filed as Exhibit 10.15 to
             Registrant's Form 10-K for the year ended May 31, 1996 and incorporated herein by reference).
 10.16       Guarantee Agreement dated December 15, 1995, between the
             Registrant and Harold Blumentkrantz (filed as Exhibit 10.16 to
             Registrant's Form 10-K for the year ended May 31, 1996 and incorporated herein by reference).
 10.17       Acquisition Agreement, Agreement to Lease and Mortgage Loan
             Agreement, dated December 28, 1990 by and among Health and
             Rehabilitation Properties Trust ("HRPT") and HostMasters, Inc.,
             AMS Holding Co., American Medical Services, Inc. and AMS
             Properties, Inc. ("AMS"), as amended through December 29, 1993
             (filed with GranCare Inc.'s registration statement on Form S-1
             (Registration No. 33-42595) and incorporated herein by reference).
 10.18       Master Lease Document, dated December 28, 1990, between HRPT and
             AMS (filed with GranCare Inc.'s Registration Statement on Form S-1
             (Registration No. 33-42595) and incorporated herein by reference).
 10.19       Form of Guaranty, dated December 28, 1990, by American Medical
             Services, Inc. and each of its subsidiaries in favor of HRPT
             (filed with GranCare, Inc.'s Registration Statement on Form S-1
             (Registration No. 33-42595) and incorporated herein by reference).
 10.20       Amendment to Master Lease between HRPT and AMS, dated as of
             December 29, 1993 (filed with GranCare, Inc.'s Current Report on
             Form 8-K, on January 13, 1994, and incorporated herein by
             reference).
 10.21       Amendment to Master Lease between HRPT and GCI Health Care
             Centers, Inc. ("GCI"), dated as of December 29, 1993 (filed with
             GranCare, Inc.'s Current Report on Form 8-K, on January 13, 1994,
             and incorporated herein by reference).
 10.22       Employment Agreement, dated January 1, 1994, between Gene E.
             Burleson and GranCare, Inc. (filed as Exhibit 10.48 of GranCare
             Inc.'s Annual Report on Form 10-K for the annual period ended
             December 31, 1995 and incorporated herein by reference).
 10.24       Asset Purchase Agreement among GranCare, Inc., Long Term Care
             Pharmaceutical Services Corporation, Long Term Care Pharmaceutical
             Services Corporation III, CompuPharm LTC, Inc., Lawrence H.
             Garatoni, individually and as trustee, and Anthony Wright and
             Edward Spartz, individuals, dated as of June 30, 1994, with
             Exhibits (filed with GranCare, Inc.'s Quarterly Report on Form 10-
             Q for the quarterly period ended June 30, 1994 and incorporated herein by reference).
 10.25       Asset Purchase Agreement dated as of September 15, 1995, between
             CompuPharm, Inc., GCI Innovative Pharmacy, Inc. and Innovative
             Pharmacy Services, Inc. (filed with GranCare, Inc.'s Quarterly
             Report on Form 10-Q for the quarterly period ended September 30,
             1995 and incorporated herein by reference).
 10.26       Assignment and Assumption Agreement, dated December 6, 1995, between CompuPharm, Inc. and HPI HealthCare Services, Inc.
             regarding providing pharmaceutical services to the State of New
             Jersey (filed as Exhibit 10.48 of GranCare, Inc.'s Annual Report on Form 10-K for the annual period ended December 31, 1995 and incorporated herein by reference).

 EXHIBIT NO. DESCRIPTION
 ----------- -----------
 10.27       Form of Consent and Amendment to Transaction Documents dated as of December  , 1996 among HRPT, AMS, GCI and New
             GranCare, Inc.
 10.28       Form of Limited Guaranty between Registrant and HRPT.
 10.29       Form of Assumption Agreement by New GranCare, Inc. in favor of HRPT.
 13.1        Registrant's Quarterly Report on Form 10-Q for the quarter ended August 31, 1996 (filed with the Commission on October
             14, 1996 (Commission File No. 0-19820) and incorporated
             herein by reference).
 13.2        Registrant's Annual Report on Form 10-K/A for the year ended
             May 31, 1996 (filed with the Commission on December 23,
             1996. (Commission File No. 0-19820) and incorporated herein by reference).
 21.1        Subsidiaries of Registrant (filed with Registrant's Form 10-
             K for the year ended May 31, 1995 and incorporated herein by reference).
 23.1        Consent of Cahill Gordon & Reindel (included in Exhibit
             5.1).
 23.2        Consent of Powell, Goldstein, Frazer & Murphy (included in
             Exhibit 8.1).
 23.3        Consent of Arthur Andersen LLP.
 23.4        Consent of Ernst & Young LLP.
 23.5        Consent of KPMG Peat Marwick LLP.
 23.6        Consent of PaineWebber Incorporated.
 23.7        Consent of Chase Securities, Inc.
 24.1*       Powers of attorney.
 99.1        Form of proxy to be mailed to stockholders of GranCare, Inc.
             in connection with the Merger.

--------

* Previously Filed